English translation from the French
COMPAGNIE GENERALE DE GEOPHYSIQUE-VERITAS
Public limited company (“Société anonyme”) with a share capital of 55,071,162 euros
Registered office: Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris
969 202 241 RCS Paris
listing prospectus
Made available to the public for the purpose of the share capital increase without preferential subscription rights through the issuance of a maximum of 19,051,234 shares in exchange for the shares tendered to the public exchange offer subject to Norwegian law initiated by Compagnie
Générale de Géophysique-Veritas on all the shares in Wavefield Inseis ASA, a company organized under Norwegian law, and the listing of the newly issued shares on Eurolist by
Euronext Paris S.A., representing a maximum of 19,051,234 shares.
The issuance of new shares is subject to regulations governing public exchange offers, which in turn are subject to a number of terms set out in Section 5.1.5.

Pursuant to Articles L. 412-1 and L. 621-8 of the Monetary and Financial Code and its General Regulations, in particular Articles 211-1 to 216-1, the Autorité des Marchés Financiers (“AMF”) approved this prospectus under visa n° 08 — 263 on November 24, 2008. This prospectus has been prepared by the issuer, and its signatories therefore assume responsibility for its contents. Approval was granted following an examination by the AMF of “whether the document is complete and comprehensible and whether the information it contains is coherent” in accordance with the provisions of Article L. 621-8-1-I of the Monetary and Financial Code. It does not imply approval of the suitability of the transaction or authentication of the accounting and financial items included.
The prospectus approved by the AMF consists of:
–	the registration document of Compagnie Générale de Géophysique — Veritas (“CGGVeritas” or the “Company”) filed with the AMF on April 23, 2008, under number D.08-0279 (the “Registration Document”) and the updated Registration Document (the “Update”) filed with the AMF on November 24, 2008, under number D.08-0279-A01;

–	this prospectus; and

–	the prospectus summary (contained in this prospectus).
Copies of the prospectus are available free of charge from Compagnie Générale de Géophysique-Veritas, Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris, as well as on the websites of CGGVeritas (www.cggveritas.com) and of the AMF (www.amf-france.org).

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ii

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PROSPECTUS SUMMARY
(visa n°08 — 263 of the Autorité des Marchés Financiers dated November 24, 2008)

Warning for the reader
This summary should be read as an introduction to the prospectus. Any decision to invest in the financial instruments covered by this transaction should be based on an exhaustive review of the prospectus. If any legal action is undertaken concerning the information contained in the prospectus, the investor undertaking such action may, in accordance with national legislation of Member States of the European Community or Contracting Parties to the Agreement on the European Economic Area, have to incur costs relating to the translation of the prospectus before legal proceedings commence. The persons who presented the summary, and who have applied for its approval in accordance with Article 212-41 of the AMF Regulations, including its translation, incur civil responsibility only if contents of the summary are misleading, inaccurate or contradictory compared with the other parts of the prospectus.
A. INFORMATION REGARDING THE ISSUER
Issuer name
Compagnie Générale de Géophysique Veritas
Nationality
CGGVeritas is a company incorporated in France and listed on Euronext Paris S.A. (ISIN: 0000120164) and on the New York Stock Exchange (under the form of American Depositary Shares, NYSE: CGV).
Sector and outline of the activities
CGGVeritas is a world leader in services and equipment for geophysics. It provides for a large range of services and equipments under the brand Sercel, and of technological solutions for a wide base of clients operating worldwide, mainly in the sector of exploration and production of hydrocarbons.
CGGVeritas has organized its operations in two operational sectors: geophysical services and geophysical equipment.
The geophysical services sector includes:
–	the contracts “Earth”: earth acquisition services, in transition area and in not deep waters, led on behalf of a specific client;

–	the contracts “Marine”: marine acquisition services led on behalf of a specific client;

–	the contracts “Multi-clients”: seismic data acquisition and sale to several clients on a non-exclusive basis;

–	the “Treatment and Imagery”: services involving treatment and interpretation of geophysical data and studies of reservoirs for third parties, through open centers (non-exclusive) or dedicated centers (to one client).
The equipment sector, operated through Sercel Holding SA and its subsidiaries, is responsible for the manufacture and marketing of the seismic machines and equipment used in the acquisition of the data, for the Earth and Sea activities.
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Organizational chart of the CGGVeritas Group
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Main accountancy aggregates — selected financial information
The tables below describe the principal consolidated financial information in IFRS norms for the period from January 1st, 2008 to September 30, 2008, as well as for the years ended on December 2007, 2006 and 2005. These tables also include the pro forma financial information for the year 2006.

					Pro
	September				Forma
(in millions of euros except for	30 2008		December		December	December		December
data per share)	(9 months)		31 2007		31 2006	31 2006		31 2005
Result:
Turnover	1,835.6		2,374.1		1,990.2	1,329.6		869.9
Net consolidated global result	221.2		249.6		116.2	158.7		(6.8)
Balance sheet :
Cash and short term investment securities	317.5		254.3		ND	251.8		112.4
Needs in working capital(3)	476.7		367.1		ND	210.4		154.1
Tangible fixed assets, net	644.6		660		ND	455.2		480.1
Multi-client studies	542.4		435.4		ND	71.8		93.6
Acquisition gaps	2,001.0		1,928.0		ND	267.4		252.9
Total of assets	5,013.6		4,647.0		ND	1,782.1		1,565.1
Financial debt(4)	1,416.5		1,361.0		ND	405.6		409.6
Equity capital — part of the Group	2,645.9		2,401.6		ND	877		698.5
Other historical financial data and other ratios :
EBITDAS(5)	751.2		997.3		ND	483.0		221.4
Investment expenses (tangible fixed assets)(6)	118.8		230.5		ND	149.3		125.1
Investments in multi-client’s studies	283.4		371.4		ND	61.5		32.0
Net indebtness(7)	1,099.0		1,106.7		ND	153.8		297.2
Financial debt (4)/EBITDAS(5)	1.9	x	1.3	x	ND	0.8	x	1.9	x
Net indebtness(7)/EBITDAS(5)	1.5	x	1.1	x	ND	0.3	x	1.3	x
EBITDAS(5)/Net financial expenses	12.6	x	9.1	x	ND	1	x	5.2	x
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Synthetic Table regarding the equity capital and debts of CGGVeritas
The table below presents the debt level and the consolidated equity capital, established on September 30, 2008, according to the IFRS norms.

In millions of euros	as of September 30, 2008

Current liabilities	97.6
Subject to guarantees	21.7
Subject to pledges	1.8
Subject to guarantees and pledges	66.1
Without guarantee or pledge	8
Non-current liabilities	1,318.9
Subject to guarantees	653.2
Subject to pledges	.5
Subject to guarantees and pledge	661.2
Without guarantee or pledge	0
Equity	2,645.9
Share capital	55.1
Issuance premium	1.822.0
Reserves	801.2
Other	(32,4)

In millions of euros	as of September 30, 2008

Breakdown of net liabilities
Short-term net financial liabilities	219.9
Cash and cash equivalents	317.5
Net cash	72.0
Cash equivalents, available-for-sale securities	245.5
Short-term financial liabilities	0
Short-term current financial liabilities	(97.6)
Short-term bank loans	(8.0)
Medium to long-term liabilities of less than one year	(69.0)
Other short-term financial liabilities (accrued interests)	(20.6)
Medium to long-term net liabilities	(1,318.9)
Bank loans of more than one year	639.5
Bonds issued	646.4

Other borrowings of more than one year	33.0
Net financial liabilities	(1.099.0)
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Summary of the risk factors
Certain capitalized terms used thereafter are defined in Section B of this summary.
Risk factors connected with the Transaction
–	the value of Wavefield shares in NOK resulting from to the Exchange Ratio could fluctuate significantly depending on (i) the variation of the CGGVeritas share prices and (ii) the conversion ratio NOK/euro;

–	the completion of the Offer is subject to regulatory authorizations, which may not be obtained, or which may set conditions or obligations that have an adverse impact on the proposed combination with Wavefield;

–	the integration of Wavefield may be more difficult than anticipated and result in a lower level of synergies than expected;

–	CGGVeritas has not been able to review Wavefield’s non-public documents as part of an in-depth due diligence process. Consequently, CGGVeritas may have to deal with unknown liabilities held by Wavefield that could have an unfavorable impact on CGGVeritas and its share market price;

–	CGGVeritas may have to incur significant impairment charges if Wavefield’s financial position or results are not in line with CGGVeritas’ expectations;

–	Wavefield may be involved in certain legal disputes that may have an unfavorable impact on CGGVeritas’ financial position and results or on its share market price;

–	if the Wavefield provisions prove to be insufficient, this may have a significant impact on the financial position, results and outlook of CGGVeritas and Wavefield;

–	completion of the Offer may result in the implementation of the change of control provisions included in contracts signed by Wavefield;

–	the existence of minority interests in Wavefield’s share capital after the Offer could reduce the benefits of the combination with Wavefield as expected by CGGVeritas;

–	CGGVeritas has not checked the reliability of the information concerning Wavefield used in this prospectus;

–	investors could sell the CGGVeritas shares they receive within the context of the Offer in particular of the lack of trading in their shares on the Oslo Børs, which could pressure CGGVeritas’ share market price after the Offer; and

–	key executives may leave Wavefield following the change of control of Wavefield.
Risk factors related to CGGVeritas and the CGGVeritas Group
Investors are also invited to take into consideration the risk factors as described in the Registration Document (Chapter 4) and its Update:
–	the debt of CGGVeritas could prove significantly unfavorable to its financial situation and prevent the completion of the Company’s commitments;

–	CGGVeritas and its subsidiaries could need substantial supplemental debt;
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English translation from the French
–	CGGVeritas could need to subscribe some of its debts with financial institution with a floating interest rate based on periods ranging from one to sixty months. A corresponding variation the burden of interest function of the evolution of the short term interest rates could occur;

–	currency risk on the shares owned by CGGVeritas;

–	risk connected to a potential accelerated depreciation of the acquisition gaps (Goodwill); and

–	risk in connection with the current financial crisis.
Recent changes in the financial situation and outlook
The financial data regarding CGGVeritas recent changes and outlook are mentioned in Chapter VI of the Registration Document and Chapter XI of the Update.
B. INFORMATION REGARDING THE TRANSACTION
Purpose and context
On November 9, 2008, CGGVeritas’ Board of Directors unanimously approved the public exchange offer governed by Norwegian law (the “Offer”) on all the shares of Wavefield Inseis ASA (“Wavefield”), a company incorporated in Norway. The Offer will take place in Norway on the Oslo Børs, the sole trading place for Wavefield shares.
On November 10, 2008, CGGVeritas announced its intention to launch the Offer and specified that Wavefield’s shareholders representing 25.33% of the share capital communicated their intention to tender their Wavefield shares to the Offer.
To remunerate Wavefield’s shareholders who tender their shares to the Offer, CGGVeritas’ Board of Directors decided, upon delegation of authority granted by the general shareholders’ meeting, on April 29, 2008, to issue, through a share capital increase without preferential subscription rights (the “Transaction”), a maximum of 19,051,234 shares (the “New Shares”).
As CGGVeritas owns no Wavefield shares, the maximum number of shares to be issued is calculated on the basis of (i) the number of shares of Wavefield’s share capital, i.e., 133,358,636 shares (129,383,261 existing shares plus 3,975,375 shares to be issued in the event of exercise of all the 3,975,375 Wavefield stock options) and (ii) an exchange ratio of one (1) CGGVeritas share for seven (7) shares of Wavefield (the “Exchange Ratio”).
The issuance of New Shares is subject to the settlement-delivery of the Offer. The Offer itself is subject to a certain number of conditions set out in Section 5.1.4 of this prospectus.
Offer prospectus
The terms and conditions of the Offer are set forth in the Offer prospectus published and submitted to the Norwegian market authority on November 25, 2008. The Offer prospectus, will be approved by the Oslo Børs market authority, and published on November 25 2008, on the CGGVeritas website (www.cggveritas.com) and on the Oslo Børs website (www.oslobors.no). It was also sent to each Wavefield shareholder.
Number of shares to be issued if the Offer is successful
Assuming that all Wavefield shareholders tender their shares to the Offer and based on the Exchange Ratio, the maximum number of New Shares to be issued is 19,051,234. The number of New Shares to be issued will depend on the effective number of Wavefield shares tendered to the Offer.
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English translation from the French
Percentage of share capital and voting rights represented by the New Shares
The 19,051,234 New Shares shall represent 12.15% of the share capital and 11.65% of the voting rights in the Company after the Transaction on the basis of existing share capital as at the date of this prospectus. The percentage in share capital and in voting rights of CGGVeritas represented by the New Shares will depend on the number of Wavefield shares effectively tendered to the Offer.
Exchange Ratio
The Exchange Ratio is one (1) CGGVeritas share for seven (7) Wavefield shares. The Exchange Ratio reflects a premium of 31% on the ratio implied by latest share price, a premium of 81.9% on the average of exchange ratios over the last month, and a premium of 6.7% on the average of exchange ratios over the last twelve months.
Admission to trading of the New Shares
The admission to trading of the New Shares is scheduled for December 19, 2008 (indicative timetable).
Completion of the Transaction
The Transaction will be final on the day the decision of the Chairman Chief Executive Officer of CGGVeritas decides, in consideration of the number of Wavefield shares tendered to the Offer, the number of CGGVeritas shares to be issued and consequently the final completion of the share capital increase.
Listing of New Shares and market
The New Shares will be listed on Euronext Paris S.A. (Compartment A) as of December 19, 2008 (indicative timetable) on the same line as existing shares (ISIN code FR0000120164) and will be fully assimilated with these shares as soon as they are listed. All the New Shares will also promptly be admitted to trading on the New York Stock Exchange and will be fully assimilated to CGGVeritas’ existing shares.
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C. DILUTION AND DISTRIBUTION OF THE SHARE CAPITAL
Impact of the New Shares’ issuance on the shareholder’s situation
Impact of the issuance of New Shares on the participation in the capital of a shareholder owning 1% of the share capital (i.e. 1,376,901 shares) of CGGVeritas before this issuance — calculation was made on the basis of (i) the number of shares composing CGGVeritas’s share capital on September 30, 2008, and (ii) the Maximum Number of New Shares to be delivered in exchange in the context of the Offer:

	Shareholder’s	Shareholder’s
	participation	participation
	(in %) before dilution(1)	(in %) after dilution(2)
Before issuance of New Shares resulting from the current share capital increase	1.00%	0.96%
After the issuance of 19,051,234 New Shares in the context and at the end of the Offer	0.88%	0.85%

(1)	Calculation based, for indicative purposes only, on the number of CGGVeritas existing shares of 137,690,136 as of September 30, 2008. This does not include shares that could be potentially issued (i.e. a maximum of 5,003,790 additional shares that could potentially be issued including 4,212,040 shares that could potentially be issued, resulting from the exercise of stock options and 791,750 performance shares (actions gratuites) which have not been issued yet).

(2)	Calculation based, for indicative purposes only, on the number of CGGVeritas diluted shares of 142,693,926 as of September 30, 2008 including shares that could be potentially issued (i.e. a maximum of 5,003,790 additional shares that could potentially be issued, including 4,212,040 shares resulting from the exercise of stock options and 791,750 performance shares (actions gratuites) which have not been issued yet).
Section 9 of this prospectus details the dilutive effect of the Transaction.

	Before issuance of 19,051,234 New			After issuance of 19,051,234 New
	Shares			Shares
			% of			% of
	Number of	% of share	voting	Number of	% of share	voting
	shares	capital	rights	shares	capital	rights
French Institute of Petroleum (“Institut Français du Pétrole”)	6,540,610	4.8%	9.1%	6,540,610	4.2%	8.0%
Various Nominative	1,033,316	0.8%	0.8%	1,033,316	0.7%	0.7%
“CGG Actionnariat”	82,750	0.1%	0.1%	82,750	0.1%	0.1%
Public	130,033,460	94.4%	90.0%	149,084,694	95.1%	91.2%
TOTAL	137,690,136	100%	100%	156,741,370	100%	100%
Wavefield’s shareholders representing 25.33% of the share capital have indicated their intention to tender their Wavefield shares to the Offer. No Wavefield shareholders have entered into any commitment not to tender their shares to the Offer.
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D. PRACTICAL INFORMATION
Indicative timetable

November 24, 2008	Filing of the Update.

November 24, 2008	AMF visa of the prospectus.

November 25, 2008	Approval and publication of the Offer prospectus (Oslo Børs).

November 27, 2008	Opening of the Offer in Norway on the Oslo Børs.

December 12, 2008	End of the Offer.

December 18, 2008	Acknowledgement of the success of the Offer and implementation of the share capital increase.

December 18, 2008	Publication of Euronext Paris S.A. notice concerning listing of the New Shares.

December 19, 2008	Issuance of New Shares: settlement-delivery (règlement-livraison).

Listing of New Shares on Euronext Paris S.A. (Compartment A).
Persons to contact — investors relations
Investors Relations CGGVeritas
Tour Maine-Montparnasse
33 avenue du Maine
75755 Paris cedex 15
France
Tél. : +33 1 64 47 38 31
Fax : +33 1 64 47 34 32
Availability of the prospectus
Copies of the prospectus are available free of charge from Compagnie Générale de Géophysique-Veritas, Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris, as well as on the websites of CGGVeritas (www.cggveritas.com) and of the AMF (www.amf-france.org).
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1. PERSONS RESPONSIBLE FOR THE PROSPECTUS
1.1.	Person responsible for the information contained in the prospectus
Robert Brunck
Chairman and Chief Executive Officer of CGGVeritas
1.2.	Statement by the person responsible for the information contained in the prospectus
“I represent, having taken all reasonable care for that purpose that to my knowledge, the information contained in this prospectus is in accordance with the reality and does not omit anything which could affect its purpose.
I have obtained a letter from the statutory auditors stating that they have reviewed the financial and accounting information provided in this prospectus and that they have read the document as a whole. The letter does not contain any observations nor reservations.”
Robert Brunck
Chairman and Chief Executive Officer of CGGVeritas
1.3.	Person responsible for financial information
Mr Stéphane-Paul Frydman
Chief Financial Officer of the CGGVeritas Group
CGGVeritas
Tour Maine Montparnasse
33, avenue du Maine
75015 Paris
Website: www.cggveritas.com

English translation from the French
2. RISK FACTORS
The risk factors relating to the Company’s business activities are described in the Registration Document (“Chapter 4 — Risk factors”) and its Update. In addition to these risk factors, before making their decision to invest, investors are invited to refer to the risk factors relating to the Transaction described below.
The attention of the investors is drawn to the fact that other risks and uncertainties not known by CGGVeritas or deemed insignificant at the present date may also have an adverse impact on its business activities, financial position, results or outlook. If one of these risks, one of the risks described in Section 2 or one of the risks described in the Registration Document or its Update were to occur, this could have an adverse impact on CGGVeritas’ business activities, financial position, results or outlook.
Investors are also invited to take the following risk factors relating to the Offer and the Transaction into consideration.
The value of Wavefield shares in NOK pursuant to the Exchange Ratio could fluctuate significantly depending on (i) the variation of the CGGVeritas share prices and (ii) the conversion ratio NOK/euro.
(i)	CGGVeritas’ share market price may fluctuate significantly in reaction to various factors and events including:
–	changes in market liquidity for CGGVeritas shares;

–	differences between CGGVeritas’ actual operating or financial results and those expected by investors or analysts;

–	initiation of coverage of the Company by one or more financial analysts and changes in their recommendations or forecasts;

–	the adoption of any new laws or regulations or any changes in the interpretation of existing laws and regulations;

–	economic and market conditions; and

–	market fluctuations.
(ii)	A fall of the euro in comparison with the Norwegian currency shall have the effect of lowering the value in NOK per Wavefield’s share induced by the Exchange Ratio.
Completion of the Offer is subject to regulatory authorizations, which may not be obtained, or which may set conditions or obligations that may have an adverse impact on the proposed combination with Wavefield.
The completion of the Offer is subject to authorizations from certain authorities. CGGVeritas does not consider that obtaining these authorizations will provide any particular difficulties or be subject to terms that may have an unfavorable impact on the business activities of CGGVeritas and/or Wavefield. However, no certainty may be given that these authorizations will be granted or, if they are granted, that they will not be subject to unfavorable terms. Certain authorizations may be subject to conditions or obligations, in particular, observance of certain commitments that may restrict the conditions under which CGGVeritas or Wavefield carry out their respective business activities. A delay in obtaining these authorizations or the application of such conditions or obligations may reduce the expected benefits of the Offer including anticipated synergies.

English translation from the French
The integration of Wavefield may be more difficult than anticipated and result in a lower than expected level of synergies.
The success of the combination with Wavefield shall be assessed on the basis of how successfully it is integrated into the CGGVeritas Group. As for any operation of external growth in this area, integrating the operations of a company such as Wavefield may take longer and/or be more difficult than expected. The success of this integration will depend in particular on the ability to ensure the loyalty of key employees, maintain Wavefield’s customer base, to effectively coordinate development efforts — particularly on an operational and commercial level — and harmonize and/or integrate IT systems and internal procedures. Problems encountered during integration may result in higher integration costs and/or lower savings or revenue synergies than anticipated.
CGGVeritas has not been able to review Wavefield’s non public documents as part of an in-depth due diligence process. Consequently, CGGVeritas may have to deal with unknown liabilities held by Wavefield that could have an unfavorable impact on CGGVeritas and its share market price.
In preparing this Offer and determining the terms and conditions thereof, CGGVeritas has relied exclusively on information publicly available regarding Wavefield, in particular, periodical information or other reports published by Wavefield made available pursuant to Norwegian stock market law. CGGVeritas has not conducted an in-depth independent review of Wavefield’s non public information as part of a due diligence process and has not consulted with the auditors in charge of Wavefield’s financial statements. Consequently, after completion of the Offer, CGGVeritas may have to deal with unknown liabilities held by Wavefield that could have an unfavorable impact on CGGVeritas’ business activities, financial position, results and/or outlook as well as its share market price. In addition, the overlap between certain activities of CGGVeritas and Wavefield could result in losses of activities for CGGVeritas.
CGGVeritas may have to incur significant impairment charges if Wavefield’s financial position or results are not in line with CGGVeritas’ expectations.
If, after the Offer, major doubts arise regarding the quality of the assets acquired or Wavefield’s financial position, results or outlook do not fulfill the expectations and targets on the basis of which CGGVeritas priced the deal, CGGVeritas may have to incur significant impairment charges that could have an unfavorable impact on CGGVeritas’ results or financial position.
Wavefield may be involved in certain legal disputes that may have an adverse impact on CGGVeritas’ financial position and results or on its share market price.
CGGVeritas does not know of any legal dispute concerning Wavefield other than the dispute between Wavefield and TGS-NOPEC ASA, as described in public information and, in particular, in the press releases of these two companies involved, available on their websites and on the Oslo Børs ASA website. As confirmed by the press release of Wavefield, translated below, dated November 10, 2008. Recent press releases concerning the dispute between Wavefield and TGS-NOPEC ASA are presented below:
“TGS and Wavefield have today agreed to settle the dispute related to the merger process between the two companies. Under terms of the settlement, Wavefield will pay USD 12.5 million to TGS and TGS will charter a 2D vessel from Wavefield at favourable rates for an 18 month period beginning in April 2009. TGS will also have the option to hire up to 24 months of “un-contracted” 3D vessel capacity from Wavefield over the next four years at favourable rates, securing Wavefield engagement for vessel capacity. The arbitration process already in progress will be stopped and all claims either party have against the other party, its shareholders, board members, employees or advisors are waived.”

English translation from the French
Moreover, on August 18, 2008, Fitjar Mekaniske Verksted AS filed a claim for compensation against Wavefield at the Tribunal of Asker og Baerum in Norway, regarding the contract concluded between Wavefield and Fitjar Mekaniske Verksted AS to rebuild the Geowave Champion vessel. The claimed amount is 2.7 million dollars.
If Wavefield provisions prove to be insufficient, this may have a significant impact on the financial position, results and outlook of CGGVeritas and Wavefield.
If Wavefield has set aside an insufficient or incorrect amount of provision and these provisions prove to be insufficient to cover actual losses or risks, this may result in considerable difficulties and have a negative impact on CGGVeritas’ financial position, results or outlook, as well as on its share market price.
Completion of the Offer may result in the implementation of the change of control provisions included in contracts signed by Wavefield.
Wavefield is party to numerous contracts, in particular financial leasing and time-charter contracts concerning geoseismic vessels, which contain or may contain change of control provisions that could be triggered by the completion of the Offer. The implementation of these clauses may result in the termination of contracts, the need to renegotiate financing or other agreements, an increase in Wavefield’s obligations and/or the loss of rights or advantages for Wavefield.
Employment contracts of certain Wavefield executives and other employees of Wavefield and its subsidiaries may contain change of control provisions giving these employees a right to compensation if their employment contracts are terminated after completion of the Offer, on their own initiative or on that of Wavefield or an affiliate. Such payments may prove substantial and could reduce CGGVeritas’ earnings during the period in which they are paid.
The existence of minority interests in Wavefield’s share capital after the Offer could reduce the benefits of the combination with Wavefield as expected by CGGVeritas.
If the outcome of the Offer is positive, the existence of minority interests in Wavefield’s share capital may have unfavorable effects for CGGVeritas. If significant minority interests remain in Wavefield share capital after the Offer, CGGVeritas may have difficulties in achieving synergies or other operating improvements relating to the combination between the two groups and the expected growth in revenues and earnings.
CGGVeritas has not checked the reliability of the information concerning Wavefield used in this prospectus.
As regards the information pertaining to Wavefield contained in this prospectus, including accounting and financial information, CGGVeritas has relied solely on information made available to the public. As specified in Section 10.4 of this prospectus CGGVeritas confirms that information provided in Section 11 of this prospectus and given by third parties have been accurately reproduced and, as long at CGGVeritas knows and is able to evaluate, no fact was forgotten that could have an impact on the accuracy of the information.
Investors could sell the CGGVeritas shares they receive in the context of the Offer, which could pressure CGGVeritas’ share market price after the Offer.
It is possible that holders of Wavefield shares who receive CGGVeritas shares in the context of the Offer, in particular due to the lack of trading of the shares on the Oslo Børs may decide to sell such shares on the market shortly after receiving them in exchange for their Wavefield shares. If a large number of investors were to sell their Wavefield shares, and if this were to result in an imbalance

English translation from the French
between buying and selling of CGGVeritas shares on the market, this may result in a CGGVeritas’ share market price decrease after the Offer.
Key Wavefield executives may leave Wavefield following the change of control of Wavefield.
If Wavefield executives or key persons were to leave Wavefield after the completion the Offer, their replacement could be difficult and this could have an adverse effect on the CGGVeritas group’s activity. However, CGGVeritas estimates that in such an eventuality, CGGVeritas will be, after an adaptation period, able to ensure the completion of the missions left vacant by the concerned persons, without any significant unfavorable effect of such vacancy on CGGVeritas and its market price.

English translation from the French
3. BASIC INFORMATION
3.1.	Statement on net working capital
The Company represents that, from its standpoint, the CGGVeritas group’s consolidated net working capital is sufficient as regards its obligations for the next 12 months from the date of this prospectus.
3.2.	Equity and debt
In compliance with the recommendations of the CESR, the following table shows the group’s debt and consolidated equity as at September 30, 2008 in accordance with IFRS.
3.2.1.	Equity and debt

In millions of euros	as of September 30, 2008

Current liabilities	97.6
Subject to guarantees	321.7
Subject to pledge	1.8
Subject to guarantees and pledges	66.1
Without guarantee or pledge	8
Non-current liabilities	1,318.9
Subject to guarantees	653.2
Subject to pledges	4.5
Subject to guarantees and pledges	661.2
Without guarantee or pledge	0
Equity	2,645.9
Share capital	55.1
Issuance premium	1.822.0
Reserves	801.2
Others	(32.4)

3.2.2. Breakdown of net financial liabilities

Short-term net financial liabilities	219.9
Cash and cash equivalents	317.5
Net cash	72.0
Cash equivalents, available-for-sale securities	245.5
Short-term financial liabilities
Short-term current financial liabilities	(97.6)
Short-term bank loans	(8.0)
Medium to long-term liabilities of less than one year	(69.0)
Other short-term financial liabilities (interests accrued)	(20.6)
Medium to long-term net liabilities	(1,318.9)
Bank loans of more than one year	(639.5)
Bonds issued	(646.4)
Other borrowings of more than one year	(33.0)
Net financial liabilities	(1.099.0)

English translation from the French
No significant change regarding the share capital or the net consolidated financial debts (without currency effect) has occurred since September 30, 2008. No conditional or unconditional debt exists.
3.3.	Interests of individuals and legal persons participating in the Transaction
Credit Suisse Securities (Europe) Limited, acts as lead strategic and financial advisors of CGGVeritas. ABG Sundal Collier, Fondsfinans and DnB NOR act as CGGVeritas’ Norwegian financial advisors. DnD NOR is also manager and centralized agent in the context of the Offer.
In addition, Rothschild intervened on a current basis as a strategic and financial counsel to the Company.
3.4.	Reasons for the Transaction and use of the proceeds
3.4.1.	Remuneration for the contribution of Wavefield shares to the Wavefield Offer initiated by CGGVeritas
The purpose of the share capital increase without preferential subscription rights through the issuance of a maximum of 19,051,234 New Shares is to remunerate Wavefield shares tendered to the Offer in accordance with Norwegian law. The Offer was unanimously approved by Wavefield’s Board of Directors on November 10, 2008. No shareholder has undertaken not to tender its shares to the Offer (i.e. no lock-up agreement) and shareholders representing 25.33% of the share capital indicated their intent to tender their Wavefield shares to the Offer.
CGGVeritas owns no Wavefield shares, so that the maximum number of shares is calculated on the basis of (i) the number of shares constituting Wavefield’s share capital (129,383,261 shares) and the number of Wavefield options (3,975,375 options that could each give the right to one Wavefield’s share) and (ii) an Exchange Ratio of one (1) CGGVeritas share for seven (7) shares of Wavefield.
The terms of the Offer are described in Section 5.1.1 of this prospectus.
3.4.2.	Interest of the Offer
Wavefield is a Norwegian seismic company operating a fleet of 8 vessels and supplying geophysical equipment based on fiber optic technology.
CGG Veritas is the world’s leading international pure-play geophysical company, delivering a wide range of technologies, services and equipment through the Sercel brand to its broad base of customers operating worldwide, mainly throughout the oil and gas industry.
The combination, which is consistent with CGGVeritas’ strategy, has a compelling rationale for shareholders, creating the seismic technology leader across Services and Equipment.
The new group shall benefit from a strong financial profile, benefiting with the following key financials for the last twelve months ending September 30, 2008:
– Backlog of $2,385m;
– Revenues of $4,019m;
– EBITDA of $1,676m
– Operating income of $890m;
– Net income of $496m;

English translation from the French
– Operating cash flow of $1,196m.
The number of employees of the new group should approximately amount to 8,400.
3.4.2.1.	A strategic combination in a sector undergoing extensive consolidation
The geophysical market has witnessed consolidation over the past few years both on the customer and the supplier side. The future leaders in the geophysical market will need to offer a wider range of solutions to their customers and will benefit from size, flexibility and global reach. In this context, the new CGGVeritas / Wavefield group will be positioned as one of the leaders for geophysical services and equipment in all the main markets of worldwide oil and gas exploration and production.
3.4.2.2.	Meeting the geophysical challenges of the future
As worldwide oil and gas supply continues to face challenges and exploration and development is conducted in more challenging areas, high-end seismic and associated technical acumen are required. The new group will be positioned as a leading geophysical provider, with an expanded product offering to meet these future challenges of the exploration and production industry.
3.4.2.3.	Strengthens fleet size and management flexibility
The combination of the two companies will create a group with a high-end fleet of 17 3D vessels by 2009. The fleet will be already in operation and recently equipped. It will not add further capacity to the market and the new group will not require additional material investments to grow its capacity or run the risk of potential delays associated with building new vessels. With a combined fleet of 17 3D high end vessels and 10 mid capacity 2D/3D vessels by 2009, the new group will have an increased fleet management flexibility and will better adapt its offering to market trends.
3.4.2.4.	An expanded and complementary product offering based on innovative technology
Wavefield’s Optoplan business brings to CGGVeritas a recognized leader in seabed fiber optic technology and a new product offering for CGGVeritas’ customers.
The technology offering of Optoplan is complementary to CGGVeritas, and Sercel in particular. Optoplan’s equipment manufacturing infrastructure will benefit from Sercel’s long standing expertise with equipment manufacturing and assembly. When Optoplan is developed and marketed alongside Sercel’s current established product offering, the new group will further enhance value within the emerging field of reservoir monitoring and accelerate the market entry of next generation technologies.
3.4.2.5.	Strong profitable growth potential
A new CGGVeritas / Wavefield group will benefit from profitability potential in both the Services and Equipment segments. It will create further business opportunities in data processing and imaging as well as in multi-client activities. The new group will also gain increased fleet management flexibility, which will contribute to strengthen and expand its long term client relationships.
3.4.2.6.	Expected synergies
The combination shall generate mainly revenue synergies on the basis of increased fleet management flexibility and the use of CGGVeritas’ processing capabilities to further support the better use of Wavefield multi-client data library. Preliminary synergies are estimated in the range of $10 million to $20 million per year.
CGGVeritas does not anticipate significant restructuring to take place following the offer, other than operational reorganizations that could require the integration of Wavefield within CGGVeritas.

English translation from the French
3.4.2.7.	Limited execution risks
Recent history of CGGVeritas relative to integration of acquired companies shows it will know how to take advantage of the respective strengths of each company based on the principles of mutual respect and merit. Integration between the two companies should go smoothly given the highly complementary activities, clients and markets both in Services and Equipment.
CGGVeritas will fully integrate the employees of Wavefield amongst its own workforce and offer them the same career paths as the CGGVeritas employees. In addition, it will be proposed to Anders Farestveit, Chairman of Wavefield, to become a member of the new group’s board of directors.
3.4.2.8.	A stock with increased liquidity
The new group shall have a combined market capitalization of approximately to €2.0 billion (as of November 7, 2008) with a free float of more than 90%. This shall provide increased stock liquidity for shareholders and an additional interest from large investors.
3.4.2.9.	Financial impact and structure
T The financial structure of this transaction is sound and prudent, particularly given the current credit environment. It is fully financed by issue of CGGVeritas shares. Therefore, pro forma credit ratios will remain broadly unchanged (Net debt / EBITDA ratio of 1.0x). S&P has confirmed that the transaction shall keep the CGGVeritas’ credit ratings unchanged (BB/stable) on the back of a strong business profile with positioning towards high-end vessel fleet, further flexibility of vessel allocation and limited mid-term capex needs to further grow the fleet.
The new group will benefit from the financial flexibility provided by its critical size and sound balance sheet structure to weather market fluctuations and finance the developments of both its fleet and its technology equipment offering.
Furthermore, the transaction should have an accretive impact on CGGVeritas’ earnings per share from 2009 onwards.

English translation from the French
4. INFORMATION ABOUT THE SECURITIES TO BE LISTED ON EURONEXT PARIS S.A.
4.1. Nature, category and vesting date of shares to be listed
The New Shares will be ordinary shares of the Company in the same category as the Company’s existing shares. They will bear current dividend rights and will be fully assimilated with existing shares from their date of issuance. Holders will be entitled to all rights attached to existing shares, including the right to any future dividends.
Consequently, from the date of their admission to trading, the New Shares will be immediately assimilated with existing shares already traded on Compartment A of Euronext Paris S.A. and will be traded on the same line as such shares under ISIN code FR0000120164.
All the New Shares will be promptly admitted to trading on the New York Stock Exchange at the earliest opportunity and will be fully assimilated with existing shares as soon as they are listed.
4.2. Applicable law and jurisdiction
The New Shares are issued in accordance with French legislation. Competent jurisdictions in the event of a legal dispute are those of the Company’s registered office if the Company is defendant, and are designated depending on the nature of the dispute if the Company is plaintiff, unless stated otherwise in the French Proceedings Code.
4.3. Form and registration of New Shares
Subscribers can choose whether to hold the New Shares in bearer or registered form.
In accordance with the provisions of Article L. 211-4 of the French Monetary and Financial Code, all shares shall be dematerialized. Therefore, the New Shares will be registered in a mandatory way in accounts held by the Company or an approved intermediary, as the case may be. The rights of holders of the Company’s shares shall be represented by a registration in their name with either:
–	BNP PARIBAS SECURITIES SERVICES, appointed by the Company, for registered shares managed by the Company (nominatif pur); or

–	the approved financial intermediary of their choice for shares in administered registered form (nominatif administré).
The transfer of ownership of the Company’s shares shall result from their registration in the buyer’s account in accordance with the provisions of Article 431-2 of the Monetary and Financial Code.
A request shall be made for the New Shares to be admitted under the operations of Euroclear France as central securities depository. The New Shares will be registered as of December 19, 2008 (indicative timetable).
4.4. Currency
The New Shares will be issued in euros.
4.5. Rights attached to New Shares
Upon issuance, the New Shares will be subject to the provisions of the Company’s articles of association. Under current French law and the Company’s current articles of association, the main rights attached to the New Shares are described below.

English translation from the French
     4.5.1. Right to dividends
The New Shares shall give the right to holders (for shares having the same nominal value) to the same dividend as the one which may be paid in respect of existing shares.
The Company’s general shareholders’ meeting, as convened to approve the Company’s annual financial statements, may grant a dividend to all shareholders.
The general shareholders’ meeting, as convened to approve the annual financial statements, may - for all or part of the dividend payable or interim dividends — grant each shareholder an option between payment of the dividend in cash or payment in shares issued by the Company. Dividends not claimed within the five year applicable statute of limitation period become the property of the French State.
Dividends paid to non-residents are in principle subject to withholding tax in France.
     4.5.2. Voting rights
Voting rights attached to the Company’s shares are prorated to the portion of share capital they represent. Each share in the Company entitles the holder to one vote. The ordinary registered shares owned for more than two years give the right to a double voting right.
When the Company’s shares are subject to a usufruct right, the voting rights attached to such shares belong to the bare owner in extraordinary general shareholders’ meetings.
     4.5.3. Preferential subscription rights attached to shares of the same category
Under current French law, in particular Article L. 225-132 of the French Commercial Code, any share capital increase in cash entitles shareholders to a preferential right of subscription to new shares prorated to the number of shares they hold.
During the subscription period, this right is negotiable when detached from shares that are negotiable themselves. Otherwise, it may be transferred subject to the same terms as those applicable to shares.
Shareholders may waive their preferential subscription right on an individual basis.
The general shareholders’ meeting that decides on or authorizes a share capital increase may, in accordance with Article L. 225-135 of the Commercial Code, cancel preferential subscription rights for the entire capital increase or for one or more part of the capital increase, and may or may not provide a priority subscription period for shareholders. When the issuance is made in the form of a public offer without preferential subscription rights, the issuance price must be set in accordance with Article L. 225-136 of the Commercial Code.
Furthermore, the general shareholders’ meeting that decides a share capital increase may restrict it to one or more designated persons or categories of persons meeting specific characteristics, in accordance with Article L. 225-138 of the Commercial Code.
The general shareholders’ meeting may also restrict the capital increase to shareholders of another company subject to a public exchange offer initiated by the Company in accordance with Article L. 225-148 of the Commercial Code or to certain persons in the context of contributions in kind in accordance with Article L. 225-147 of the Commercial Code.
     4.5.4. Sharing in the Company’s profit
The Company’s shareholders have a right to a share of profit in accordance with the terms set out in Articles 232-10 et seq. of the Commercial Code.

English translation from the French
     4.5.5. Right to a share of any surplus in the event of liquidation
Any liquidation surplus shall be shared among the shareholders in proportion to the number of shares they hold.
All tax exemptions or tax expenses, as well as all tax assessments that may be taken on by the company, shall be aggregated among the shares before any division or repayment is made, during the existence of the company or its liquidation, so that on the basis of their face value and the attached rights, all shares in the same category receive the same net amount.
     4.5.6. Buyback provisions
The Company’s articles of association do not provide buyback provisions.
     4.5.7. Conversion provisions
The Company’s articles of association do not provide conversion provisions.
     4.5.8. Identification of shareholders
The Company is authorized to use legal provisions relating to the identification of holders of shares that immediately or eventually confer the right to vote at shareholders’ meetings.
4.6. Authorizations
     4.6.1. General shareholders’ meeting
On April 29, 2008, the general shareholders’ meeting of CGGVeritas approved the following resolution:
TWELFTH RESOLUTION
(Delegation of authority to the Board of Directors to increase the share capital through the issue of shares, or any other securities giving access to the share capital, without preferential subscription rights in favor of holders of existing shares)
After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the quorum and voting majority required for extraordinary general meetings, hereby delegates to the Board of Directors, pursuant to article L.225-129-2 and L.228-92 of the Commercial Code, its authority to decide to carry out, on one or several occasions, in proportion and time period determined by the Board, in France and abroad, without preferential subscription rights, increase in capital through the issue of securities.
These securities may be issued in the form of:
a) shares in accordance with article 6 of the by-laws.
b) by issuing securities, giving the right to their holder by any means, immediately or in the future, at the option of the Company and/or the holder, through conversion, exchange, redemption, exercise of warrants or any other means to the transfer in his favor, at any time or upon set dates, to receive equity securities of the Company, outstanding or to be issued at a later date. These securities may be bonds or be associated with the issue of bonds, or even provide for the issue of bonds as intermediate securities. They may be issued in the form of subordinated securities with a fixed or undetermined duration, and may be denominated in Euros, in foreign currencies or in any monetary units determined by reference to several currencies.

English translation from the French
c) by implementing a) and b) simultaneously.
Those securities may be issued in order to compensate shares in the course of a public offer of exchange which concerns shares conforming to the conditions specified under article L.225-148 of the Commercial Code and within the limits set forth by this resolution.
The General Meeting decides that the nominal amount of the capital increases which may result either immediately or in the future from the issues authorized and delegated hereby, may not exceed eight (8) million euros (i.e. 15% of the share capital as of the date of this general meeting, corresponding to the issue of four (4) million new ordinary shares) such amount being included into the aggregate amount as determined for general increase in capital pursuant to the eleventh resolution, to which will be added, as the case may be, any additional number of shares to be issued in order to protect the rights of holders of the securities granting access to shares of the Company. It is specified that the aggregate amount of debt securities that may be issued pursuant to this resolution shall not exceed eighty (80) million euros or its equivalent in any other currency or monetary unit determined by reference to several foreign currencies on the date of issue, such amount being included into the aggregate amount relating to debt securities, as determined in the eleventh resolution.
The General Meeting decides that:
a) the issue price of the shares shall be determined pursuant to article L.225-136 1°, first paragraph and article R. 225-119 of the Commercial Code;
b) the issue price of securities giving access to share capital, will be such that the sum received immediately by the Company, increased, if relevant, by the sum it is likely to receive subsequently, is, for each equity security issued as a result of the issue of these securities, at least equal to the issue price defined in paragraph a) above.
Pursuant to article L.225-135 of the Commercial Code, the Board of Directors may grant a priority subscription period to Shareholders to subscribe to the securities, for which the Board of Directors will determine the terms and conditions of exercise, without giving rise to the creation of negotiable rights.
As the case may be, the issue of securities giving access to the share capital includes as of right, in favor of the subscribers to securities, the waiver by the holders of existing shares of their preferential right to subscribe to securities representing a share of the capital to which the said securities will give immediate or deferred access.
The General Meeting authorizes the Board of Directors to charge the expenses relating to the capital increases to the issue premium of such capital increases and to deduct from such premiums the amounts necessary to raise the legal capital reserve to the statutory one tenth of the new stated capital after each capital increase.
This authorization shall remain valid for a period of twenty-six months from the date of the present meeting.
During the general shareholders’ meeting of April 29, 2008, CGGVeritas’ shareholders also approved the five-for-one share split, reducing the par value of each share from 2.00 euros to 0.40 euro. The aforementioned delegation of attribution therefore allows for the issuance of a maximum of 20,000,000 New Shares.

English translation from the French
     4.6.2. Board of Directors’ decision
In accordance with the delegation of authority granted by the general shareholders’ meeting of April 29, 2008, as set out in Section 4.6.1 above, the Board of Directors took, during its meeting of November 9, 2008, the following decision:
Increase in share capital to remunerate the Wavefield Inseis ASA’s shares tendered to the public exchange offer by the Company
The president reminds to the Board of Directors that the general shareholders’ meeting dated April 29, 2008, in its twelfth resolutions, has delegated to the Board of Directors, as from the date of this meeting and for a twenty-six month-period the necessary authority to issue new shares of the Company with cancellation of subscription rights, to remunerate a public exchange offer launched by the Company in the conditions planned in Article L. 225-148 of the Commercial Code.
The president reminds that any share capital increase that could be decided by the Board of Directors and completed due to this delegation of authority would be limited to the issuance of a maximum of twenty (20) million new shares, i.e. a maximum global amount of share capital of eight (8) million euros.
The president specifies that the nominal amount of any increase in share capital completed in application of such delegation of authority will be counted on the global cap decided by the eleventh resolution adopted by the general shareholders’ meeting dated April 29, 2008, i.e. fifty-four (54) million euros.
The president also reminds to the Board of Directors that with this deliberation, the Board of Directors has authorized the implementation by the Company of a voluntary public exchange offer (the “Offer”) on the Norwegian company Wavefield Inseis ASA (“Wavefield”) following which the Company can issue a maximum of 19,051,234 new shares to remunerate the Wavefield shares tendered to the Offer.
Consequently, following the delegation of authority received by the Board of Directors from the general shareholders’ meeting dated April 29, 2008, the Board of Directors decides the principle of a share capital increase to remunerate the Wavefield shares tendered to the Offer (the “Share Capital Increase”) and delegates, in accordance with Article L. 225-129-4 of the Commercial Code, to the Chief Executive Officer and the delegated Chief Executive Office, each being able to act separately, the power to decide the completion of the issuance (and will set the exact number of new shares to be issued regarding the answer rate to the Offer) and to wait depending on the positive or negative issue of the Offer.
The Share Capital Increase limits, for which the conditions are specified in the Projects of Documentation regarding the Offer, are described hereafter: the number of new shares to be issued will be determined on the basis of the exchange ratio of one (1) new share of the Company for seven (7) Wavefield shares tendered to the Offer within the limit of a maximum number of 19,051,234 new shares.
Following what was previously said, in the event of a positive outcome of the Offer, the Board of Directors delegates all powers to the Chief Executive Officer or to the Delegated Chief Executive Officer, to complete the Share Capital Increase and to complete all formalities and declarations (and in particular the admission of the new shares to trading on Euronext Paris, and on the New York Stock Exchange under the form of ADS), require any authorization, and more generally to take all the necessary steps and conclude all the agreements to complete a successful completion of this issuance for the need of the Offer and consequently modify the articles of association.

English translation from the French
The present decision, and the delegation of authority provided by the deliberation, will automatically become void if the Offer is not successful.
This deliberation is unanimously adopted by the members of the Board of Directors who are present or represented.
It is specified that, in accordance with the decision taken by the general shareholders meeting on November 9, 2008 in its twelfth resolution, that the issuance price of CGGVeritas new shares to be issued to remunerate the Wavefield shares tendered to the Offer was determinated in accordance with Article L; 225-136, 1° and R. 225-119 of the Commercial Code. On November 9, 2008, which is the date on which the Board of Directors decided to implement the delegation of authority given by the general shareholders’ meeting in the goal to increase the share capital to remunerate Wavefield shares tendered to the Offer, the issuance price of one New Share resulting from the decision of the Board of Directors was 12.71 euros per share which is a superior price than 12.20 euros in comparison with the minimum required by Article R. 225-119 of the Commercial Code (average weighted by the volumes of the three last trading days of CGGVeritas shares before the determination of the issuance price, reduced to a 5% below par rating).
The Offer itself is subject to a certain number of conditions set out in Section 5.1.5.
4.7. Planned date for the issuance of the New Shares
The planned date for the issuance of the New Shares is December 19, 2008, it being specified that this date corresponds to the settlement-delivery date of the Offer as set out in the indicative timetable in Section 5.1.3.
4.8. Restrictions to the free transferability of the Company’s shares
There are no clauses in the articles of association that restrict the free transferability of the New Shares.
4.9. French regulations governing public offers
The Company is subject to applicable legal and regulatory requirements in France concerning mandatory tender offers, buyout offers and squeeze-out procedures.
     4.9.1. Mandatory tender offers
Article L. 433-3 of the Monetary and Financial Code and Articles 234-1 et seq. of the AMF General Regulations established the conditions pursuant to which a mandatory tender offer for all of the Company’s share capital must be made.
     4.9.2. Standing market offer
Article L. 433-3 of the Monetary and Financial Code and Articles 235-1 et seq. of the AMF General Regulations set out the conditions pursuant to which a standing market offer for all of the Company’s share capital must be made.
     4.9.3. Buyout offers and squeeze-out procedures
Article L. 433-4 of the Monetary and Financial Code and Articles 236-1 et seq. and 237-1 of the AMF General Regulations set out offers the conditions under which a minority buyout offer accompanied, if necessary, by a squeeze-out offer must be made.

English translation from the French

4.10.	Takeover bids initiated by third parties regarding the Company’s share capital during the last financial year and the current financial year
No public offers from third parties, other than as described below, were submitted for CGGVeritas’ share capital during the last financial year and the current financial year.
4.11. Tax regime applicable to the New Shares
The following paragraphs summarize the French tax consequences likely to apply to investors owning CGGVeritas shares under the current French legislation. Such taxpayers must, however, seek professional advice to ensure they comply with the appropriate tax requirements.
Non French tax residents are subject to tax regulations in their country of residence, subject to provisions of any double tax agreement.
The attention of the public is also drawn to the fact that the information contained in this prospectus is merely a summary of the tax regime applicable according to current French tax legislation and regulations, which may be amended.
     4.11.1. French residents

4.11.1.1.	Individuals whose private assets include shares and who do not carry out stock market transactions under similar conditions to those characteristic of a business carried on by a person engaged in transactions of that kind on a professional basis
The following provisions summarize the French tax consequences that can apply to individuals whose private assets include shares and who do not carry out stock market transactions under similar conditions to those characteristic of a business carried on by a person engaged in transactions of that kind on a professional basis. Individuals should seek professional advice to ensure they comply with the appropriate tax requirements.
4.11.1.1.1. Dividends
Income tax
Dividends are taken into account as part of the shareholder’s global income in the category of investments income of the year of their receipt or, at the shareholder’s election, are subject to a flat-rate tax of 18%.
Based on the provisions of Article 158 of the French General Taxation Code (the “General Taxation Code”), dividends taken into account as part of the shareholder’s global income are subject to income taxation at the progressive rate after application of a deduction of 40 % not subject to a cap, a deduction of any expenses and charges and a second fixed annual tax allowance. This second tax allowance is 3,050 euros for married couples and civil partners subject to joint taxation, and 1,525 euros for singles, widows, divorcees and married couples or civil partners subject to separate taxation.
In addition, based on Article 200 septies of the General Taxation Code, a tax credit is allocated to shareholders, individuals. In the amount of 50% of the dividends received before the application of the two above indicated deduction, subject to a ceiling of 230 euros a year for married couples and civil partners subject to joint taxation and 115 euros for singles, widows, divorcees and married couples or civil partners subject to separate taxation. This tax credit is deducted from the global amount of income tax to be paid in respect of the year of receipt of the dividends, and is repayable in the event of an excess of 8 euros or more.

English translation from the French
However, based on paragraph 3(f) of Article 158 of the General Taxation Code, dividends do not benefit from the two deductions or from the tax credit indicated mentioned above, if the shareholder received during the same year any income in respect of which he opted for the flat tax rate of 18% described below.
Based on Article 117 quater of the General Taxation Code, as an alternative, dividends may be subject to a flat tax rate of 18% at the irrevocable election of the shareholder, assuming that the shareholder indicates his will to the paying establishment, which should be located in France, at the time of each payment at the latest. If the election is exercised only in respect of part of the dividends received by the shareholder during the year (whether distributed by CGGVeritas or by other companies), those dividends that remain subject to the progressive rates of income tax will lose the benefit of the basic tax allowance and tax credit mentioned above. Investors should seek professional advice as to determine the tax consequences of such an option, how to exercise the option, pay the flat tax rate and ensure they comply with any requirements in respect of the option when the paying establishment is not located in France.
Social security surtaxes (prélèvements sociaux)
Dividends distributed by CGGVeritas are also subject to the following social security surtax, before the two deductions indicated above when they are subject to the progressive rate of income tax:
–	the general social security contribution (“CSG”) at the rate of 8.2%, 5.8% of which is deductible from the taxable income of the year of payment of the CSG, provided that the dividends are subject to the progressive rates of income tax;

–	the contribution to the repayment of the social security debt (“CRDS”) at the rate of 0.5%, which is not deductible from taxable income for income tax purposes;

–	the social security deduction of 2%, which is not deductible from the taxable income for income tax purposes; and

–	the additional social security contribution at the rate of 0.3%, which is not deductible from the taxable income for income tax purposes.
Investors shall be aware that a legislative bill, spreading the active solidarity revenue (Revenu de Solidarité Active) and reforming the insertion policies, was submitted to the Parliament (Assemblée Nationale) on September 3, 2008 and will soon be discussed. It plans an additional contribution of 1.1% on investments income. The applicable taxable income of this additional contribution should be the same as the one used for the social contribution. This additional contribution will apply to the dividends received as from January 1, 2009. If this legislative bill is passed under its current terms, the global tax rate on investments income should amount to 30.1%.
Investors should seek professional advice to ensure they comply with any requirements and they proceed with the correct surtaxes payment.
4.11.1.1.2. Capital gains or losses
Pursuant to Article 150-0 A of the General Taxation Code, capital gains resulting from the sale of CGGVeritas shares by individuals, are subject to income tax at the proportional rate currently set at 18%, applicable from the first euro, if the global amount of the sales of tradable securities and other rights or securities referred to in such Article (excluding sales for which tax have been deferred and sales of securities held in the context of share savings plans (“PEA”)) completed during calendar year exceeds a threshold currently set at 25,000 euros per tax household. The 2009 Finance Act currently being discussed by the French Senate, provides for a rise of such threshold up to 25,730 euros.

English translation from the French
Subject to the same condition relating to the annual amount of securities sales, the four social security surtaxes listed below, which are not deductible from the global taxable income for the year during which they are paid, will be added to this tax:
–	CSG at the rate of 8.2%;

–	the social security tax of 2%;

–	the social security contribution collected at the rate of 0.3% in addition to the social security tax of 2%; and

–	the CRDS at the rate of 0.5%.
If the legislative bill spreading the active solidarity revenue (Revenu de Solidarité Active) and reforming the insertion policies — submitted to the Parliament on September 3, 2008 which will be soon discussed — is passed, capital gains realized as from January 1, 2008, shall be submitted to an additional contribution of 1.1% and the global tax rate shall be equal to 30.1%.
Pursuant to Article 150-0 D bis of the General Taxation Code, for the purposes of calculating income tax at the proportional rate, currently set at 18%, capital gains on sales of CGGVeritas shares will be reduced by a tax allowance of one third for each year of ownership in excess of five years subject to the taxpayer being able to justify the length and continuity of ownership of the CGGVeritas shares sold.
The tax allowance does not, however, extend to the calculation of the four social security taxations referred to above, which will remain payable in respect of the whole of the net gain derived from the sale even in the event of complete exemption from income tax.
In accordance with the provisions of Article 150-0 D 11 of the General Taxation Code, any capital losses suffered during the year can be set off against capital gains of the same nature made in the same year, and, potentially, the following ten years, on condition that the capital losses result from taxable transactions, which means, in particular, that the threshold of 25,000 euros (or 25,730 euros for sales made in 2009 if the bill mentioned above is passed) referred to above has been exceeded in the year in which the capital loss is realized.
However, it is specified that, for the purposes of determination of income tax, the exemption for the period of ownership referred to above applies to capital losses as well as to capital gains realized upon sale, so that capital losses realized upon the sale of CGGVeritas shares can only be set off against capital gains of the same nature up to their amount as reduced by the tax allowance for the period of ownership, as the case may be. Thus, a capital loss realized upon the sale of CGGVeritas shares owned for more than eight years cannot be set off either against capital gains realized in the same year or against capital gains realized in the following ten years.
4.11.1.1.3. Special regime applicable to PEAs
CGGVeritas shares are assets eligible for personal equity plan (PEAs).
Under certain conditions, PEAs give right (i) during the term of the PEA, to an exemption from income tax and from social security taxation in respect of the net income and net capital gains generated by investments made in the context of the PEA, provided that, in particular, such income and capital gains are kept within the PEA, and (ii) at the time of closure of the PEA (if this occurs more than five years after the PEA was opened) or upon a partial withdrawal (if this occurs more than eight years after the PEA was opened), to an exemption from income tax in respect of net gain realized since the plan was opened. This income or these capital gains nevertheless remain subject to the social security taxation, the additional social security surtaxes, the CSG and the CRDS at the rate

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in force on the date the gain is realized. In the event that the bill provided for the active solidarity revenue and reforming insertion policy under its current terms, such gain would also be subject to an additional contribution of 1.1%.
Dividends received in the context of a PEA also carry a right to a tax credit of 50% of the amount of the dividend received, capped at 115 euros or 230 euros, as the case may be.
Capital losses realized in respect of shares owned in the context of a PEA cannot, in principle, be set off against capital gains realized in the same context. However, in the event that the PEA is closed, capital losses recorded can, under certain conditions, be set off against gains of the same nature realized outside the plan in respect of the year of closure or during the following ten years.
4.11.1.1.4. Wealth tax
CGGVeritas shares and preferential subscription rights owned by individuals as part of their private assets form part of their assets liable to wealth tax, if applicable.
A partial exemption regime for wealth tax in respect of shares owned by employees and company officers applies under certain conditions, and particularly subject to the retention of such shares by their owners for at least six years. It is suggested that persons concerned contact their usual tax adviser to determine whether and under what conditions they may benefit from these measures.
4.11.1.1.5. Inheritance and gift taxes
Subject to the application of the provisions of an international tax treaty, shares and preferential subscription rights acquired by way of inheritance or gift will be subject to inheritance or gift taxes in France.
          4.11.1.2. Corporate entities subject to corporation tax
Dividends distributed by the Company to French residents are not subject to withholding tax in France.
4.11.1.2.1. Corporate entities which is not a parent company
Legal persons that own less than 5% of the capital of CGGVeritas do not have the status of a parent company for purposes of the regime provided by Articles 145 and 216 of the General Taxation Code.
Dividends received by such companies are included in their profit liable to corporation tax at the rate of 33 1/3% plus, if applicable, the social security contribution of 3.3% based on the corporation tax, after the application of a tax allowance that cannot exceed 763,000 euros per 12-month period (Article 235 ter ZC of the General Taxation Code).
However, pursuant to Article 219 I-b of the General Taxation Code, in the case of legal persons whose revenue excluding taxes is lower than 7,630,000 euros, and 75% of whose authorized share capital, fully paid-up, has been continuously owned throughout the financial year in question by individuals or by a company satisfying all these conditions, the rate of corporation tax is set at 15% up to a maximum amount of 38,120 euros of the taxable profit per 12-month period. In addition, such legal persons are exempt from the social security contribution of 3.3% mentioned above.
4.11.1.2.2. Corporate entities which is a parent company
Legal persons that satisfy the conditions laid down by Articles 145 and 216 of the General Taxation Code can, at their election, benefit from an exemption in respect of dividends received, pursuant to the parent and subsidiary company regime. Article 216 I of the General Taxation Code provides,

English translation from the French
however, for the reintegration into the taxable profit of the legal person receiving the dividends of a proportion of expenses and charges set at a flat rate of 5% of the amount of the dividends received, including tax credit. However, this proportion cannot, in any taxation period, exceed the total amount of the expenses and charges of any nature incurred by the legal person receiving the dividends during the same period.
4.11.1.2.3. Capital gains or losses
Ordinary legal regime
Capital gains realized upon the sale of CGGVeritas shares are, in principle, included in the profits subject to corporate income tax at the ordinary rate provided by law of 33 1/3% (or, if applicable, at the rate of 15% up to a maximum amount of 38,120 euros per 12-month period in the case of companies satisfying the conditions provided by Article 219 I-b of the General Taxation Code) plus, if applicable, the social security contribution of 3.3%, under the conditions mentioned above.
Capital losses realized upon the sale of CGGVeritas shares will, in principle, be deducted from the profits of the corporate entity subject to corporate income tax.
Specific regime applicable to long-term capital gains
Net long-term capital gains realized upon the sale of investment securities satisfying the definition provided in Article 219 I a quinquies of the General Taxation Code and which have been owned for at least two years are exempt from corporate income tax, subject to the reintegration into the profit taxable at the ordinary rate of corporate income tax provided by law, of a proportion of the expenses and charges equal to 5% of the net profit from the capital gains.
Investment securities within the meaning of Article 219 I-a quinquies of the General Taxation Code are shares (other than the securities of companies engaged principally in real property business) that are considered as such from an accounting point of view, shares acquired pursuant to the performance of a takeover bid or public exchange offer by the company that initiated it, and securities conferring a right to the parent and subsidiary company regime provided for by Articles 145 and 216 of the General Taxation Code, if such shares are accounted for in an investment securities account or in a special subdivision of another account on the balance sheet corresponding to their accounting definition.
Net long-term capital losses realized upon the sale of investment securities satisfying the definition given in Article 219 I a quinquies of the General Taxation Code and which have been owned for at least two years may not be carried forward or set off.
          4.11.2. Non French tax residents
          4.11.2.1. Dividends
Dividends distributed by CGGVeritas are, in principle, subject to a withholding tax when the tax residence or registered office of the effective beneficiary is located outside France.
Pursuant to Article 187 alinéa 1 of the General Taxation Code, the rate of withholding tax is, in principle, 25%. It is reduced to 18% when the dividends are paid to individuals whose tax residence is outside France in a European Union member state or in another country that is a party to the European Economic Area Agreement and that has entered into a tax treaty with France containing an administrative assistance clause for the purposes of preventing fraud or tax evasion.
However, this withholding tax can be reduced or even cancelled pursuant either to Article 119 ter of the General Taxation Code, applicable under certain conditions to shareholders resident in the

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European Union, or to international tax treaties. CGGVeritas shareholders concerned must contact their usual tax advisers in order to determine whether such treaty provisions are likely to apply in their particular case, and in order to find out the practical terms of application of such treaties, as particularly provided for by the instruction dated February 25, 2005 (4 J-1-05) relating to the so-called “normal” or “simplified” procedures for the reduction of withholding tax.
Shareholders who are individuals having the benefit of a tax treaty with France that provides for the transfer of the tax credit will be entitled to a reimbursement of the cap limited tax credit of 50% attached to the dividend described above, provided that they satisfy the conditions provided by the treaty to benefit from such a transfer, and that they comply with the procedures governing the granting of this tax credit.
Finally, shareholders that are corporate entities owning at least 5% of the capital and voting rights of CGGVeritas could benefit from an exemption from withholding tax if their effective headquarters are located in a European Union Member State or in another country that is a party to the European Economic Area Agreement and that has entered into a tax treaty with France containing an administrative assistance clause for the purposes of preventing fraud or tax evasion. In addition, they should satisfy the conditions specified in tax instructions 4 C-7-07, dated May 10, 2007, and 4 C-8-07, dated July 12, 2007.
     4.11.2.2. Capital gains
Subject to more favorable provisions of international tax treaties that may be applicable, capital gains realized upon the sale of CGGVeritas shares by persons who are not French tax residents within the meaning of Article 4 B of the General Taxation Code or whose registered office is located outside France (and which have no stable establishment or fixed base in France among whose assets the shares are registered) and, in the case of shares, that have never, directly or indirectly, whether by themselves or with members of their family, owned a shareholding representing more than 25% of the rights to the corporate profits of CGGVeritas at any time in the last five years preceding the sale, are not subject to taxes in France.
     4.11.2.3. Wealth tax
Subject to the provisions of international tax treaties, individuals who are not French tax residents within the meaning of Article 4 B of the General Taxation Code and who, directly or indirectly, own less than 10% of the capital of CGGVeritas, are not liable to wealth tax in France, provided that their investment does not enable them to exert influence over CGGVeritas.
     4.11.2.4. Inheritance and gift taxes
Acquisitions, made by non-French resident persons, of securities of French companies by way of inheritances or gifts are subject to inheritance and gift taxes in France. France has entered into treaties with a certain number of countries intended to avoid a double tax charge as regards inheritances and gifts, under the terms of which the residents of countries that have entered into such treaties can be exempt from inheritance and gift taxes in France or obtain a tax credit in their country of residence.
It is recommended that potential investors consult their usual tax adviser as regards their liability for inheritance and gift taxes.
     4.11.3. Tax regime applicable to Norwegian residents
The following paragraphs summarize the tax consequences likely to apply to investors who are Norwegian tax residents and who own CGGVeritas shares when the Offer is concluded, according to

English translation from the French
the current state of Norwegian legislation. The public’s attention is drawn to the fact that the information contained in this prospectus is only a summary of the tax regime applicable according to current Norwegian tax legislation and regulations, which are liable to be amended, and that such amendments could be retroactive according to Norwegian tax law. The sole purpose of this summary is to provide general information and it does not claim to provide an exhaustive description of all the tax considerations that might apply in the event of a decision to purchase, own or dispose of shares.
The tax treatment of investors will depend on their specific situation, and they must satisfy themselves as to the tax consequences applicable to their particular case through their usual tax adviser, and particularly as to the tax consequences associated with the subscription, purchase, ownership, sale or repurchase of the shares pursuant to the laws of their country of origin, residence or domicile.
The public’s attention is also drawn to the fact that, for purposes of this summary, any reference to a Norwegian or to a foreign shareholder refers to the tax residence rather than to the nationality of the shareholder.
          4.11.3.1. Taxation of dividends
4.11.3.1.1. Norwegian shareholders who are individuals
Dividends received by Norwegian personal shareholders from CGGVeritas are subject to tax in Norway as general income at a flat rate of 28%. Such shareholders may be entitled to deduct a calculated allowance when calculating their taxable dividend income. The allowance is calculated on a share-by-share basis, and the allowance for each share is equal to the cost price of the share, multiplied by a risk free interest rate. The allowance is calculated per each calendar year, and is allocated solely to Norwegian personal shareholders holding shares at the expiration of the relevant calendar year. Norwegian Personal Shareholders who transfer shares will thus not be entitled to deduct any calculated allowance related to the year of transfer. Any part of the calculated allowance for one year exceeding the dividend distributed on the share can be added to the cost price of the share and included in the basis for calculating the allowance the following years.
If certain requirements are met, Norwegian Personal Shareholders are entitled to a tax credit in the Norwegian tax for any withholding tax imposed on the received dividends in the jurisdiction where CGGVeritas is resident for tax purposes.
4.11.3.1.2. Norwegian shareholders who are corporate entities
Norwegian corporate shareholders are not, according to the existing Tax Act, taxable in Norway on dividend distributed from a company which is tax resident in the European Economic Area, according to the tax exempt method.
However, as mentioned above under Section 9.1.1.2, the Norwegian Ministry of Finance has proposed a change in the tax exempt method which implies that 3% of all share income covered by the tax exempt method will be taxable. Share income liable for tax under the new rule will amongst other cover dividends on shares. The new rule is proposed effective from 7 October 2008. The Norwegian Parliament (Stortinget) will vote on the proposal in December 2008.
4.11.3.1.3. Withholding tax on dividend distributions
The dividends distributed by CGGVeritas to Norwegian shareholders who are individuals or corporate entities will be subject to a withholding tax in France. The withholding tax applicable, following the international tax treaty signed between Norway and France, is equal to 15%. In accordance with the international tax treaty signed between Norway and France, the persons subject to Norwegian taxes could, if certain conditions are completed, be eligible to a deduction on the Norwegian tax on capital.

English translation from the French
4.11.3.1.4. Taxation of capital gains
Norwegian shareholders who are individuals
Sale, redemption or other disposal of shares is considered a realization for Norwegian tax purposes. A capital gain or loss generated by a Norwegian personal shareholder through a disposal of shares in CGGVeritas is taxable or tax deductible in Norway. Such capital gain or loss is included in or deducted from the basis for computation of general income in the year of disposal. The general income is taxable at a rate of 28%. The gain is subject to tax and the loss is tax deductible irrespective of the duration of the ownership and the number of shares disposed of.
The capital gain is calculated as the consideration received less the cost price of the share (i.e. the tax base of the CGGVeritas shares, ref. above), including costs incurred in relation to the acquisition or realization of the share. From this capital gain, Norwegian personal shareholders may be entitled to deduct a calculated allowance when calculating their taxable income, provided that the allowance has not already been used to reduce taxable dividend income, cf. above.
The allowance for each share will be equal to the cost price of the share multiplied by a determined risk free interest rate. The allowance is calculated pr each calendar year, and is allocated solely to personal shareholders holding shares at the expiration of the relevant calendar year. Norwegian personal shareholders who transfer shares will thus not be entitled to deduct any calculated allowance related to the year of transfer. The allowance may only be deducted in order to reduce a taxable gain, and may not be deducted in order to increase or produce a deductible loss.
If the shareholder owns shares acquired at different points in time, the shares that were acquired first will be regarded as the first to be disposed of, on a first-in first-out basis.
Norwegian personal shareholder who moves abroad, and therefore ceases to be tax resident in Norway, will be taxable in Norway for any potential gain related to the shares held at the time the tax residency ceased, as if the shares were realized at this time. Gains of NOK 500,000 or less are not taxable. Potential losses will, as a main rule, not be deductible. However, if the person moves to a jurisdiction within the EEA, losses related to shares held at the time tax residency ceases may become tax deducible. Taxation (loss deduction) will occur at the time the shares are actually sold or otherwise disposed of. If the shares are not realized within five years after the shareholder ceased to be resident in Norway for tax purposes, the tax liability or tax deduction calculated under these provisions will not apply.
Norwegian shareholders who are corporate entities
Norwegian corporate shareholders are not, according to the existing Tax Act, taxable in Norway on capital gains related to realization of shares in a company which is tax resident in the EEA, according to the tax exempt method. Correspondingly, losses related to such realization are not tax deductible.
However, as mentioned above under Section 9.1.1.2, the Norwegian Ministry of Finance has proposed a change in the tax exempt method described above. The Ministry proposes that 3% of all share income covered by the tax exempt method will be taxable. Share income liable for tax under the new rule will amongst other cover gains upon realization of shares. The new rule is proposed effective from 7 October 2008. The Norwegian Parliament (Stortinget) will vote on the proposal in December 2008.
4.11.3.1.5. Wealth tax
The value of shares is included in the basis for the computation of wealth tax imposed on Norwegian personal shareholders. Currently, the marginal wealth tax rate is 1.1% of the value assessed. The

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value for assessment purposes for shares listed on the Main List of the Oslo Børs is 100% of the listed value as of 1 January in the year of assessment (i.e., the year following the fiscal year).
4.11.3.1.6. Formalities for the transfer of shares
No stamp or similar duties are currently imposed in Norway on the transfer of shares, whether on acquisition or disposal.
          4.11.4. Other shareholders
CGGVeritas shareholders and the holders of preferential subscription rights subject to a tax regime other than those referred to above, and in particular taxpayers whose dealings in negotiable securities amount to more than mere management of a portfolio of personal assets or who have registered their securities as assets in their business balance sheet, must obtain information on the tax regime applicable to their particular situation.

English translation from the French
5. TERMS OF THE TRANSACTION
5.1. Terms and provisional timetable
     5.1.1. Terms of the Transaction
The New Shares will be delivered to Wavefield shareholders who have tendered their Wavefield shares to the Offer, should the Offer be successful. CGGVeritas does not hold any Wavefield shares as of the date of this prospectus.
The terms and conditions of the Offer are set forth in the Offer prospectus published and filed with the Norwegian Market Authority on November 25, 2008. The Offer prospectus was published on the CGGVeritas website (www.cggveritas.com) and on the Oslo Børs’ website (www.oslobors.no) on November 25, 2008. It has also been sent to each Wavefield’s shareholder.
Mandatory public offer
If CGGVeritas as a result of the Offer or otherwise acquires more than 1/3 of the shares in Wavefield, it will have an obligation under the Norwegian Securities Trading Act to make a mandatory offer for all remaining Wavefield shares not owned by it. The offer price under the mandatory offer must be equal to or higher than the highest price paid or agreed to be paid by CGGVeritas for Wavefield shares during the six month period prior to the date on which the obligation to make such a mandatory offer is triggered. As of the date of this prospectus, CGGVeritas has not acquired any shares in Wavefield during the last six months period. In the absence of any other firm basis for the mandatory offer price, the mandatory offer price will be based on the volume weighted average share price of CGGVeritas for a representative reference period prior to the date this Offer becomes unconditional. The reference period for the volume weighted average share price of CGGVeritas will be set to the last five trading days leading up to and including the day the Offer becomes unconditional. As the New Shares are quoted in Euro, conversion to NOK is required. This will be done based on the average exchange rate Euro/NOK the last five business days leading up to and including the date of settlement under the Offer.
As set forth in Section 5.1.5, CGGVeritas is not required to complete the Offer unless CGGVeritas receives more than 85% of the outstanding shares in Wavefield. Therefore, unless this condition is satisfied, there is no guarantee that a mandatory offer will be undertaken.
Squeeze-out
If, at the end of the Offer, CGGVeritas is owning more than 90% of the shares and of the voting rights composing Wavefield’s share capital, CGGVeritas will launch a squeeze-out in cash regarding the Wavefield shares that were not tendered to the Offer in accordance with Section 4-25 of the Norwegian Public Limited Companies Act. The compulsory withdrawal will be completed without the launching of a mandatory public offer by CGGVeritas, in accordance with Article 6-22 of the Norwegian Securities Trading Act. The compulsory withdrawal will be completed within three months following the end of the Offer, at a price proposed equal to the one applicable to the mandatory public offer as described above.
     5.1.2. Treatment of the stock options
The Wavefield stock options holders deciding to tender to the Offer the shares resulting from the exercise of their options shall fill in, pursuant to the terms and conditions of the Offer in Norway, an Acceptance Form for the Wavefield shares resulting from the exercise of their options they decided to tender to the Offer.

English translation from the French
Wavefield shares resulting from the exercise of the options and tendered to the Offer will be transferred to CGGVeritas and exchanged for New Shares on the date of settlement-delivery of the Offer.
All holders of stock options who should decide not to participate to the Offer, following the completion of a delisting of Wavefield, will be offered a liquidity mechanism, either in CGGVeritas shares or in cash, at an equivalent value as if they had participated to the Offer.
The exercise of all Wavefield stock options could result in the issuance of a maximum of 3,975,375 Wavefield shares that, based on the Exchange Ratio, would correspond to 567,911 CGGVeritas’ shares, i.e. 0.4% of the CGGVeritas outstanding share capital. On the basis of the last market price of Wavefield’s share on November 7, 2008, no option is in the money.
     5.1.3. Total amount of the issuance
The Offer relates to all the shares of the share capital of Wavefield i.e. 129,383,261 shares, including Wavefield shares liable to be issued before the expiration of the Offer period resulting from the exercise of the stock options i.e. 3,975,375 shares, but excluding Wavefield shares owned by Wavefield and its subsidiaries.
On such basis, the total number of Wavefield shares liable to be tendered to the Offer is 133,358,636. Taking into account the Exchange Ratio and the total number of Wavefield shares that may be tendered to the Offer, the maximum number of CGGVeritas shares to be issued in the context of the Offer upon its completion is 19,051,234 (the “Maximum Number of New Shares”), it being specified that the number of New Shares to be issued will depend upon the number of Wavefield shares actually tendered to the Offer.
     5.1.4. Indicative timetable
This timetable and the dates appearing elsewhere in this prospectus may be further modified.

November 24, 2008	Filing of the Update.

November 24, 2008	AMF visa of the prospectus.

November 25, 2008	Approval and publication of the Offer prospectus (Oslo Børs).

November 27, 2008	Opening of the Offer in Norway on the Oslo Børs.

December 12, 2008	End of the Offer.

December 18, 2008	Acknowledgement of the success of the Offer and implementation of the share capital increase.

December 18, 2008	Publication of Euronext Paris S.A. notice concerning listing of the New Shares.

December 19, 2008	Issuance of New Shares: settlement-delivery (règlement-livraison).

Listing of New Shares on Euronext Paris S.A. (Compartment A).

English translation from the French
Under the terms of the Offer prospectus, the Offer will be opened from and including November 27, 2008 until December 12, 2008 (the “Offer Period”), it being specified that the Offer Period may be extended until December 19, 2008. In such event, the dates indicated in the above timetable will be modified accordingly.
The public will be informed of any amendment to the above timetable in a press release published on the websites of the Company (www.cggveritas.com) and of the Oslo Børs (www.oslobors.no).
     5.1.5. Withdrawal/suspension of the Offer and the Transaction
The Offer will lapse if the conditions to which it is subject are not satisfied. In such event, no New Shares will be issued.
Pursuant to the Offer prospectus, completion of the Offer is subject to the satisfaction of the following conditions:
–	CGGVeritas receiving valid and unconditional acceptances from the Wavefield shareholders in the Offer (including pre-acceptances received prior to the launching of the Offer) which represent more than 85% of Wavefield’s shares and voting rights outstanding on the date of announcement of the Offer;

–	CGGVeritas having received necessary approvals and clearances from required competition authorities on terms not materially unsatisfactory to CGGVeritas; and

–	no (i) change in the capital structure of Wavefield and its subsidiaries, including but not limited to any merger, de-merger, issuance of shares or other financial instruments or change to the terms of outstanding stock options, decrease of the share capital or other paid-in equity, distributions of dividend or other distributions to the shareholders, purchase or sale of Wavefield shares by Wavefield or its subsidiaries, but excluding changes following from the execution of issued options; (ii) material adverse change in the funding, business, financial status and operations of Wavefield and its subsidiaries taken as a whole; or (iii) sale or purchase of any substantial assets or shareholdings or other transactions or commitments of material significance for the nature or scope of Wavefield’s operations, in each case having occurred or been announced after November 10, 2008.
If all the conditions set forth here above are satisfied prior to or upon the expiration of the Offer period, the Offer will be irrevocable for CGGVeritas. CGGVeritas reserves its right to waive, all or part of the conditions set forth hereabove, at any time prior to the settlement-delivery of the Offer.
     5.1.6. Treatment of fractional shares
No fractional share can be issued by CGGVeritas. Consequently, CGGVeritas will not give fractional shares to Wavefield’s shareholders. The Wavefield shareholders who tender in the Offer a number of Wavefield shares that does not give them the right to a whole number of New Shares shall be considered to have expressly agreed to participate in the mechanism to sell new fractional CGGVeritas Shares described below for the fractional shares to which they are entitled.
After the expiration of the Offer Period, an authorized intermediate chosen by CGGVeritas (i.e. DnB NOR) will implement a mechanism to allow the resale of fractional CGGVeritas’ shares on behalf of Wavefield’s shareholders who have tender their Wavefield shares to the Offer but which did not allow them to receive an integer on CGGVeritas’ New Shares. Such whole New Shares will be issued, and sold by DnB NOR on Euronext Paris SA on behalf of the Wavefield shareholders participating in this mechanism, on dates still to be determined but no later than 10 trading days after the settlement-delivery date. The net proceeds of such sales, which shall be performed at prevailing market

English translation from the French
conditions, will be distributed pro rata to the accepting Wavefield shareholders as settlement for the fractions of shares they were otherwise entitled to receive under the Offer. In performing the above mentioned sales, DnB NOR will be acting at the risk and expense of the accepting Wavefield Shareholder. No interest will be paid on the cash amount to be received by a Wavefield shareholder in consideration for a fractional CGGVeritas share, even in the event of late payment of this amount.
     5.1.7. Offer acceptance period
Acceptances of the Offer by Wavefield shareholders or their authorized intermediaries acting on their behalf will be received in accordance with the terms of the Offer prospectus during the Offer Period.
     5.1.8. Date and terms of settlement and delivery of the shares
The New Shares will be paid for by the transfer to CGGVeritas of the Wavefield shares tendered in the Offer. According to the provisional timetable, settlement-delivery pursuant to the Offer and delivery of the New Shares is planned on December 19, 2008.
     5.1.9. Publication of the result of the Offer
As soon as it is determined, the public will be informed of the final result of the Offer by the publication by the Company of a press release that will also specify the definitive number of New Shares to be issued, this number being determined by the Chief Executive Officer of CGGVeritas. The press release will be published on the Company’s website (www.cggveritas.com).
5.2. Plan for the distribution and allocation of the negotiable securities

5.2.1.	Categories of potential investors – Countries in which the Offer will be open – Restrictions applicable to the Offer
     5.2.1.1. Categories of potential investors
The Offer made to Wavefield’s shareholders and the Offer prospectus have been prepared exclusively in accordance with Norwegian law, and are only subject to review and supervision by the Norwegian authorities.
The Offer is not subject to any formality, registration obligation or approval outside Norway (with the exception of this prospectus which carries the visa of the AMF).
The Offer is not intended for and may not be accepted in any country in which it might contravene applicable laws or in which the applicable law would require CGGVeritas to change the terms of the Offer in any way, to submit a new application for authorization to any authority or other institution or to take any other step in relation to the Offer. CGGVeritas will not accept any shares tendered from such countries in the context of the Offer, and may under no circumstances be obliged to do so. CGGVeritas has no intention to extend the Offer to any such country. Documents relating to the Offer can neither be distributed in such countries nor sent to such countries. Such documents do not constitute, and must not be used for the purpose of soliciting, an offer by any person to sell or purchase negotiable securities in such countries. In addition, delivery of the New Shares may be subject to regulations or specific restrictions in certain countries. The Offer is not made directly or indirectly to persons subject to such restrictions. Any person in possession of this prospectus or of any other document relating to the Offer must apprise themselves of any restrictions that may be applicable, and must comply therewith. CGGVeritas disclaims any liability for breach by any person of any applicable restriction.

English translation from the French
     5.2.1.2. Countries in which the Offer will be open
Norway
The Offer will be open exclusively on the Oslo Børs in Norway.
     5.2.1.3. Restrictions applicable to the Offer
The United Kingdom
CGGVeritas did not authorize any offer of New Shares within the meaning of the Public Offers Securities Regulations 1995, as amended, or in accordance with the provisions of the Financial and Markets Act 2000, and no measure was taken to allow such an offer in United Kingdom.
Italy
This prospectus has not been prepared in the context of an offer in Italy in accordance with Article 1, paragraph 1, letter (v) of the Legislative Decree 58 dated February 25, 1998 (the “58/98 Decree”) and Article 33, paragraph 1 of the 11971 Regulation dated May 14, 1999, as amended, of the Commissione Nazionale per le Società e la Borsa (the “CONSOB”), and for this reason was not submitted to the CONSOB in accordance with Article 102 of the 58/98 Decree. By no means, shall this prospectus publicly circulate, or be distributed, in Italy. There will not be any offer in Italy.
The Netherlands
The Offer is not proposed in the Netherlands.
Canada
This prospectus cannot be distributed in or transmitted to Canada, except if such an offer shall be allowed by the applicable regulation.
Japan
The Offer is not proposed in Japan nor to persons living in Japan. The New Shares issued by CGGVeritas that shall be given in exchange for Wavefield shares in the context of the Offer have not been registered in accordance with the Japanese stock market regulations (Securities and Exchange Law), nor with any other securities regulation applicable in Japan, and the shares shall not be exchanged or presented for exchange, nor sold or resold in Japan. The purpose of this prospectus is limited to the Offer and this prospectus cannot be addressed to or circulated in Japan or to persons living in Japan.
Any Wavefield shareholder that tenders his shares to the Offer will be considered as making a statement that he is not a resident in Japan, that he has not received the Offer in Japan, that he is not giving any order from Japan and that he is not executing any order on behalf of a person who is a resident of Japan.
United States of America
The Offer is proposed on Wavefield shares, a company incorporated in Norway and submitted to Norwegian law. The Offer is made on the basis of the exemption to certain conditions of Rule 14E of the 1934 US Securities Exchange Act stated by Rule 14d-1(c) below and on the basis of the exemptions of registration conditions of 1933 US Securities Act provided by Rule 802 below.

English translation from the French
The Offer is submitted to the information obligations and to the rules and regulations regarding public offers in Norway and in France that could be different than the rules applicable in the United States. The Company’s financial statements included in the Offer documents have been prepared in accordance with the International Financial Reporting Standards and cannot be compared to American companies’ financial statements.
It could be difficult to be able to impose the respect of rights or of any action brought by American residents could have in accordance with American market law, as CGGVeritas is a company registered under French law and some employees or executives of CGGVeritas may be resident of another country than the United States. American residents may not be able to sue CGGVeritas or its employees or executives before a foreign court for a violation of American market law. It could be difficult to force a foreign company and its subsidiaries to submit a foreign company to the jurisdiction of an American court.
Nor the American market authority “US Securities and Exchange Commission nor any other market authority of any state of the United States has approved or rejected the Offer on the basis of its merits or of its equity, or on the basis of its adequacy or of the accuracy of the information communicated in this document. Any contrary statement is likely to incur criminal prosecutions in the United States.

5.2.2.	Subscription commitment of the Company’s main shareholders or of members of its administrative, managerial or supervisory bodies
Not applicable.
     5.2.3. Pre-allocation information
Not applicable.
     5.2.4. Notice to subscribers
Not applicable.
     5.2.5. Over-allocation and extension
Not applicable.
5.3. Price — Data considered to fix the exchange ratio
     5.3.1. Preliminary Information
     5.3.1.1. Introduction
The Exchange Ratio that the Board of Directors of CGGVeritas, convened on November 7, 2008, decided to offer to Wavefield shareholders is 7x, i.e. seven (7) Wavefield shares for one (1) CGGVeritas share issued.
During its negotiations with Wavefield, CGGVeritas has been advised by Credit Suisse Securities (Europe) Limited, while Wavefield has been advised by Arctic Securities ASA and SEB Enskilda ASA.
CGGVeritas publicly announced, through a press release issued on November 10, 2008, its intention to launch a public exchange offer on 100% of Wavefield’s share capital. Therefore the last trading day prior to announcement, November 7, 2008, has been retained as a reference date for the analysis of the Exchange Ratio.

English translation from the French
The valuation has been conducted using a conventional multi-criteria approach.
          5.3.1.2. Reference financial forecasts
Two sources of financial forecasts have been used: (i) the consensus of market research forecasts as of November 7, 2008 (source: database I/B/E/S) and (ii) CGGVeritas’ management estimates for CGGVeritas and for Wavefield1. It shall be noted that, since third quarter results of both CGGVeritas and Wavefield have been released respectively on November 7 and October 23, I/B/E/S forecasts do not necessarily reflect both companies’ latest release and guidance, limiting the relevance of such market forecasts.
While preparing forecasts on Wavefield, CGGVeritas’ management has not had access to any financial forecasts prepared by Wavefield other than its public market guidance.
          5.3.2. Analysis of the Exchange Ratio
          5.3.2.1. Description of retained criteria for the comparison of both companies
5.3.2.1.1. Share prices
CGGVeritas’ ordinary shares are listed on the Eurolist by NYSE Euronext Paris (ISIN: FR0000120164) and traded as ADS form on the New York Stock Exchange (NYSE: CGV). Shares of Wavefield are listed on the Oslo Stock Exchange (OSE: WAVE).
CGGVeritas and Wavefield publish their financial results on a quarterly basis. Both companies’ shares benefit from wide coverage by equity research analysts following the seismic sector. CGGVeritas and Wavefield shares are also characterized by significant trading volumes on their respective stock exchanges, with the total number of shares traded during the three months prior to announcement representing, for CGGVeritas, 82% of total outstanding shares and for Wavefield, 26% of total outstanding shares. Therefore the corresponding market prices have been considered as relevant.
Exchange ratios observed over different periods and implied premium / discount are shown in the following table:

	Implied exchange	Premium implied by
Period (ending November 7, 2008)	ratio(1)(2)	the Exchange Ratio

Last closing	9.2x	31.0%
1 month	12.7x	81.9%
3 months	9.7x	38.9%
6 months	8.0x	14.2%
12 months	7.5x	6.7%
12 months — High	16.5x	135.4%
12 months — Low	5.0x	(27.9%)

Source: Factset

Notes: Exchange ratio defined as number of Wavefield shares tendered for one CGGVeritas shares

(1)	Average exchange ratios calculated as average of daily exchange ratios over the contemplated period

(2)	Daily exchange ratios defined as CGGVeritas closing price converted to NOK (based on NOK / € exchange rate of the relevant date), divided by Wavefield’s closing share price

[1]	For the purpose of the analysis, financial forecasts have been estimated in USD, currency in which the majority of CGGVeritas’ and Wavefield’s revenues and costs are incurred. For CGGVeritas, which releases its financial statements in EUR and USD, estimates provided by the I/B/E/S database are denominated in EUR. They have been converted to USD at the average exchange rate corresponding to the dates at which the research reports providing financial forecasts have been released. For Wavefield, which releases its financial statements in USD, I/B/E/S estimates are available in NOK and have been converted to USD at the exchange rate of November 7, 2008.

English translation from the French
The Exchange Ratio reflects:
–	A premium of 31.0% on the ratio implied by latest share price;

–	A premium of 81.9% on the average of exchange ratios over the last month;

–	A premium of 6.7% on the average of exchange ratios over the last twelve months.
          5.3.2.1.2. Target share prices
For the same reasons leading to qualify the market prices as relevant, the target share prices released by equity research analysts can be considered as a relevant reference as well.
21 equity research analysts publish target share prices for CGGVeritas, and 7 for Wavefield. The average of brokers’ target share prices is presented in the table below:

			Implied	Premium implied by
	CGGVeritas (€)	Wavefield (NOK)	exchange ratio(1)	the Exchange Ratio

Average target price	25.80	30.30	7.5x	6.7%

Source: FactSet, Equity research

(1)	Exchange ratio calculated as CGGVeritas’ share price in NOK, divided by Wavefield’s share price (NOK / EUR exchange rate as of November 7, 2008)
          5.3.2.1.3. Respective contribution to combined entity’s financial statements
This approach focuses on respective contributions of CGGVeritas and Wavefield to the combined entity’s financials.
Based on forecasted net debt for both companies as of December 31, 2008 (source I/B/E/S), a fully diluted number of shares (net of cash received from exercise of stock options) for CGGVeritas and Wavefield of respectively 138.1 million and 129.4 million shares, on the basis of CGGVeritas’ share price of €12.71 as of November 7, 2008 and Wavefield’s share price implied by the Offer of NOK 15.92 at the same date, current shareholders of CGGVeritas would represent 88.2% of the capital of the combined entity’s capital, and 90.7% of the combined enterprise value.
Respective contributions to the combined entity’s financials have been calculated using (i) financial market consensus (source: I/B/E/S database) and (ii) CGGVeritas’ management forecasts for CGGVeritas and Wavefield.
(i) Contribution of CGGVeritas to combined entity’s financials on the basis of I/B/E/S: market consensus
Contribution of CGGVeritas to combined entity’s financials

	Revenues	EBITDA(1)	Operating income	Net income

2008E	90%	88%	85%	82%
2009E	86%	84%	79%	76%
2010E	86%	83%	79%	77%

(1)	EBITDA defined as operating income before depreciation and amortization of intangible assets and multi-client library and stock options expenses

English translation from the French
(ii) Contribution of CGGVeritas to combined entity’s financials on the basis of CGGVeritas’ management forecasts:
Contribution of CGGVeritas to combined entity’s financials

	Revenues	EBITDA(1)	Operating income	Net income
2008E	91%	90%	87%	85%
2009E	89%	88%	86%	84%
2010E	89%	88%	87%	85%

(1)	EBITDA defined as operating income before depreciation and amortization of intangible assets and multi-client library and stock options expenses
     5.3.2.1.4. Comparable listed companies
This analysis consists of determining the premium per share offered by CGGVeritas to the shareholders of Wavefield by applying valuation multiples from a sample of comparable listed companies to the financial forecasts of each company.
Other comparable listed companies referred to in the analysis are Fugro, Petroleum Geo-Services and TGS Nopec.
The multiple of enterprise value over EBITDA net of multi-client library amortization (referred to hereafter as “Net EBITDA”) and defined as consolidated operating income adjusted for stock options expenses plus depreciation and amortization of tangible assets (excluding multi-client library amortization) has been retained for the analysis. This multiple allows taking into account, inter alia, the impact of different multi-client investment policies of each company. Revenues multiples have been excluded as they do not capture different profitability levels of the companies considered. Net income multiples have also been excluded as differing financial structures, interest charges and tax rates among the different companies in the sample did not allow for a direct comparison.
The enterprise value (“ Enterprise Value”) is defined as market capitalization on November 7, 2008 plus projected net debt as of December 31, 2008 (source: I/B/E/S) plus minority interests, minus investments in associates accounted under the equity method (at book value, as per latest publicly released financial report).
For the comparable listed companies, Net EBITDA stems from financial forecasts from I/B/E/S consensus. These have been completed when necessary for each company with information available in equity research reports published before the Offer announcement.
Multiples of comparable listed companies are presented below:

		Market	Enterprise Value / Net EBITDA
$m unless stated otherwise	Share price	capitalization	2008E	2009E

Fugro	€26.9	2,621	4.6x	4.1x
CGGVeritas	€12.7	2,243	3.1x	3.1x
Average			3.9x	3.6x
Petroleum Geo-Services	NOK 36.1	926	2.4x	2.5x
TGS Nopec	NOK 35.5	533	1.3x	1.4x
Wavefield	NOK 12.2	229	1.6x	1.1x
Average			1.8x	1.7x

Source: Factset, I/B/E/S, companies’ financial reports

Note: Market data as of November 7, 2008
Within the retained sample of seismic companies, Fugro and CGGVeritas benefit from a larger market capitalization and have a more diversified business portfolio. CGGVeritas is active in both offshore and land seismic services, and a substantial part of its revenues is derived from supply of seismic

English translation from the French
equipment through its subsidiary Sercel (48% of 2007 operating income, after eliminations). Fugro’s activities comprise seismic services, geotechnical services (probing, drilling and in situ measurement for onshore and offshore construction projects) as well as survey services (positioning and mapping services for construction projects, primarily offshore through c. 100 remotely operated vehicles). Given that these two companies present similar risk and business profiles, average multiples of CGGVeritas and Fugro i.e. 3.9x in 2008E and 3.6x in 2009E have been retained for the valuation of CGGVeritas.
Petroleum Geo-Services, TGS Nopec and Wavefield are smaller in terms of market capitalization. The three companies primarily offer offshore seismic services: TGS Nopec’s main activity is the supply of offshore non-exclusive data, Wavefield is primarily an offshore seismic play, while the share of seismic services represents 98% of Petroleum Geo-Services’ operating income. Given that the three companies present similar risk and business profiles, average multiples for Petroleum Geo-Services, TGS Nopec and Wavefield i.e. 1.8x in 2008E and 1.7x in 2009E have been retained for the valuation of Wavefield.
The results of the analysis based on I/B/E/S consensus suggest an implied exchange ratio of 9.9x representing a premium implied by the Exchange Ratio of 42%.
Based on CGGVeritas’ management forecasts, the implied exchange ratio is 13.5x representing a premium implied by the Exchange Ratio of 93%.
     5.3.2.2. Valuation methodologies excluded from the analysis
     5.3.2.2.1. Comparable transactions
The comparable transactions methodology compares the ratios of Enterprise value / Revenues, Enterprise value / EBITDA, Enterprise value / EBIT or Equity value / net income, implied by previous comparable transactions to the Offer Exchange Ratio.
Available public information primarily concerns either transactions involving companies with operations in a different sector that do not necessarily reflect the specificities of the seismic sector, or companies with different profitability, maturity and growth profile from Wavefield’s. This methodology has therefore been excluded.
     5.3.2.2.2. Discounted cash flows
During the preparation of the transaction, CGGVeritas’ management has not had any access to financial forecasts from Wavefield’s management.
The ongoing change in technologies and market trends in the seismic sector makes long term forecasts difficult to assess in the sector. Furthermore, the terminal value derived from the discounted cash flow analysis represents a significant proportion of the total value of Wavefield. Moreover, the amount of the terminal value is highly sensitive to long term growth assumptions, retained recurring operating margin and discount rate.
As a result, the discounted cash flows analysis has not been retained as a reliable methodology.
For indicative purposes, valuation analyses on the basis of discounted cash flows considering different sensitivities have been performed by CGGVeritas’ management and support the Exchange Ratio.
     5.3.2.2.3. Book value of assets
This method has not been retained as the value of seismic companies is not necessarily reflected by the historical value of their assets.

English translation from the French
     5.3.2.2.4. Net asset value
This methodology, mainly used for the valuation of holding companies with minority investments in different sectors, cannot be retained for CGGVeritas or Wavefield as the companies’ activities are all related to the seismic sector and their subsidiaries are 100% owned.
     5.3.2.3. Other financial analyses
The financial consequences of the transaction on CGGVeritas’ forecasted net earnings per share for the fiscal years 2009 and 2010 have been analyzed without taking into account the impact of eventual synergies and potential accounting adjustments.
The table below shows, for the fiscal years 2009 and 2010, the accretion of earnings per share resulting from the transaction, based on the two sources of financial forecasts described above (I/B/E/S market consensus and CGGVeritas’ management forecasts):
Accretion / dilution of earnings per share (excluding potential accounting adjustments related to the transaction)

	I/B/E/S	CGGVeritas’ management forecasts

2009E	16.6%	5.3%
2010E	14.1%	3.6%

Note: Calculations based on a fully diluted outstanding number of shares of CGGVeritas of 138.1 and assuming 18.5 million CGGVeritas shares issued in the context of the transaction
     5.3.2.4. Summary of retained valuation criteria
     5.3.2.4.1. Share prices

	Implied exchange	Premium implied by
Period (ending November 7, 2008)	ratio(1)(2)	the Exchange Ratio

Last closing	9.2x	31.0%
1 month	12.7x	81.9%
3 months	9.7x	38.9%
6 months	8.0x	14.2%
12 months	7.5x	6.7%
12 months — High	16.5x	135.4%
12 months — Low	5.0x	(27.9%)

Source: Factset

Notes: Exchange ratio defined as number of Wavefield shares tendered for one CGGVeritas shares

(1)	Average exchange ratios calculated as average of daily exchange ratios over the contemplated period

(2)	Daily exchange ratios defined as CGGVeritas closing price converted to NOK (based on NOK / € exchange rate of the relevant date), divided by Wavefield’s closing share price
     5.3.2.4.2. Target share prices

			Implied	Premium implied by
	CGGVeritas (€)	Wavefield (NOK)	exchange ratio(1)	the Exchange Ratio

Average target price	25.80	30.30	7.5x	6.7%

Source: FactSet, Equity research

(1)	Exchange ratio calculated as CGGVeritas’ share price in NOK, divided by Wavefield’s share price (NOK / EUR exchange rate as of November 7, 2008)

English translation from the French
     5.3.2.4.3. Contribution of CGGVeritas to combined entity’s financials
a) I/B/E/S consensus

	Revenues	EBITDA(1)	Operating income	Net income

Range (2008E-2010E)	86% - 90%	83% - 88%	79% - 85%	77% - 82%

(1)	EBITDA defined as operating income before depreciation and amortization of intangible assets and multi-client library and stock options expenses
a) CGGVeritas’ management forecasts

	Revenues	EBITDA(1)	Operating income	Net income

Range (2008E-2010E)	89% - 91%	88% - 90%	86% - 87%	84% - 85%

(1)	EBITDA defined as operating income before depreciation and amortization of intangible assets and multi-client library and stock options expenses
     5.3.2.4.4. Comparable listed companies

		Premium implied by
	Implied ratio	the Exchange Ratio

I/B/E/S	9.9x	42%
CGGVeritas’ management forecasts	13.5x	93%

5.4. Allocation and commitment
Not applicable.

English translation from the French
     6. ADMISSION TO TRADING AND TRADING TERMS AND CONDITIONS
6.1. Admission to trading
An application will be made for the New Shares to be admitted to trading on Euronext Paris S.A. (Compartment A).
The New Shares will be admitted with the same listing as the ordinary shares of CGGVeritas whose ISIN code is FR0000120164, and will be fully assimilated to CGGVeritas existing shares as soon as they are admitted.
According to the indicative timetable, it is anticipated that the shares will be admitted to trading on Euronext Paris S.A. (Compartment A) on December 19, 2008.
All the New Shares will also be admitted to trading on the New York Stock Exchange at the earliest opportunity, and will be fully assimilated with CGGVeritas’ existing shares.
6.2. Market
The Company’s shares are admitted to trading on Euronext Paris S.A. (Compartment A) and on the New York Stock Exchange under the form of American Depositary Shares (ADS).
6.3. Concurrent offer of shares of the Company
None.
6.4. Liquidity contract
None.
6.5. Stabilization – Market interventions
Not applicable.

English translation from the French
     7. HOLDERS OF NEGOTIABLE SECURITIES WISHING TO SELL THEM
Not applicable in the case of the Offer. No Wavefield shareholder has entered into a blocking agreement in the context of the Offer.

English translation from the French
     8. EXPENSES CONNECTED WITH THE TRANSACTION
Expenses of financial intermediaries and legal and administrative expenses incurred by CGGVeritas for the completion of the acquisition of Wavefield, including the current share capital increase, amount to approximately 6,500,000 euros.

English translation from the French
9. Dilution
9.1. Impact of the issuance on CGGVeritas’ consolidated equity capital
Impact of the issuance of New shares on the consolidated equity of CGGVeritas’ group: calculation were made on the basis of the consolidated equity of CGGVeritas’ group on September 30, 2008 and of the Maximum Number of New Shares to be delivered in exchange in the context of the Offer.

		Equity capital per
	Equity capital	share(1)
	(in million	(in euro per
	euros)	share)
Before issuance of New Shares resulting from the current share capital increase	2,645.9	19.2

After issuance of 19,051,234 New Shares resulting from the current share capital increase	2,888	21.0

Note :	Calculation based on an issuance price of 12.71 euros per share, corresponding at the closing market price of CGGVeritas’ share on November 7, 2008, last trading day before the announcement of the Offer. The indicative issuance price of 12.71 euros per share is superior to 12.20 euros per share, corresponding at the minimum required by Article R. 225-119 of the Commercial Code and equal to the weighted average of the last three trading days before the setting up of the issuance price, reduced by a 5% discount. The calculations exclude the potential issuance fees.

(1)	Based on 137,690,136 CGGVeritas existing shares on September 30, 2008.
9.2. impact of the issuance on the shareholder’s situation
Impact of the issuance of New Shares on the participation in the share capital of a shareholder owning 1% of the share capital (i.e. 1,376,901 shares) of CGGVeritas before this issuance – calculation were made on the basis of (i) the number of shares composing CGGVeritas’s share capital on September 30, 2008 and (ii) the Maximum Number of New Shares to be delivered in the context of the Offer.

	Shareholder’s participation	Shareholder’s participation
	(in %) before dilution(1)	(in %) after dilution(2)
Before issuance of New Shares resulting from the current share capital increase	1.00%	0.96%

After issuance of 19,051,234 New Shares resulting from the current share capital increase	0.88%	0.85%

(1)	Calculation based, for indicative information only, on the number of CGGVeritas existing shares of 137,690,136 as of September 30, 2008. This does not include shares that could be potentially issued (i.e. a maximum of 5,003,790 additional shares that could potentially be issued including 4,212,040 shares that could potentially be issued, resulting from the exercise of stock options and 791,750 performance shares (actions gratuites) which have not been issued yet).

(2)	Calculation based, for indicative purposes only, on the number of CGGVeritas diluted shares of 142,693,926 as of September 30, 2008 including shares that could be potentially issued (i.e. a maximum of 5,003,790 additional shares that could potentially be issued, including 4,212,040 shares resulting from the exercise of stock options and 791,750 performance shares (actions gratuites) which have not been issued yet).

English translation from the French
9.3. split of the share capital before and after the share capital increase

	Before issuance of 19,051,234 New			After issuance of 19,051,234 New
	Shares			Shares
						% of
	Number of	% of share	% of voting	Number of	% of share	voting
	shares	capital	rights	shares	capital	rights
French Institute of Petroleum	6,540,610	4.8%	9.1%	6,540,610	4.2%	8.0%
(“Institut Français du Pétrole”)
Various Nominative	1,033,316	0.8%	0.8%	1,033,316	0.7%	0.7%
“CGG Actionnariat”	82,750	0.1%	0.1%	82,750	0.1%	0.1%

Public	130,033,460	94.4%	90%	149,084,694	95.1%	91.2%

TOTAL	137,690,136	100%	100%	156,741,370	100%	100%

Shareholding on September 30, 2008 (source CGGVeritas)
The maximum dilution is 12.15% of the share capital and 11.65% of the Company’ voting rights after the completion of the Transaction on the basis of the existing share capital at the date of this prospectus with the hypothesis that all Wavefiled’s shareholders will tender their shares to the Offer.
The minimum dilution is 0% of the Company’ share capital and voting rights after the completion of the Transaction on the basis of the existing share capital at the date of this prospectus with the hypothesis that no Wavefiled’s shareholder will tender its shares to the Offer.

English translation from the French
     10. ADDITIONAL INFORMATION
10.1. Advisers having a connection with the Transaction
Not applicable.
10.2. Persons responsible for auditing the financial statements
     10.2.1. Principal Auditors
     10.2.1.1. Principal Auditors
Ernst & Young & Autres
Member of the Compagnie Nationale des Commissaires aux comptes de Versailles
41 rue Ybry
92576 Neuilly-sur-Seine
Represented by Mr Philippe Diu and Mr Nicolas Pfeuty
Date of first appointment: June 22, 1955
Date of last renewal: May 10, 2007
Term: current appointment expiring at the Ordinary General Shareholders’ Meeting called to approve the accounts for the financial year ending December 31, 2012.
Mazars & Guerard
Member of the Compagnie Nationale des Commissaires aux comptes de Versailles
61 rue Henri Regnault
92400 Courbevoie
Represented by Mr Xavier Charton and Mr Olivier Thireau
Date of first appointment: May 15, 2003
Date of last renewal: May 10, 2007
Term: current appointment expiring at the Ordinary General Shareholders’ Meeting called to approve the accounts for the financial year ending December 31, 2012.
     10.2.1.2. Alternate Statutory Auditors
Société Auditex
Tour Ernst & Young
Faubourg de l’Arche
92037 La Défense Cedex
Date of first appointment: January 9, 2007
Date of last renewal: May 10, 2007
Term: current appointment expiring at the Ordinary General Shareholders’ Meeting called to approve the accounts for the financial year ending December 31, 2012.
Mr Patrick de Cambourg
1 rue André Colledeboeuf
75016 Paris
Date of first appointment: May 15, 2003
Date of last renewal: May 10, 2007
Term: current appointment expiring at the Ordinary General Shareholders’ Meeting called to approve the accounts for the financial year ending December 31, 2012.

English translation from the French

10.3.	report of the Auditors on the consequences of the share capital increase in view to remunerate the shares tendered to the offer
Dear Madam, Dear Sir,
In our capacity as Company’s statutory auditors and pursuant to the provisions of Article L. 225-148 of the French Commercial Code, we hereby present you our report on the conditions and consequences of the share capital increase of the company Compagnie Générale de Géophysique - Veritas to be completed as consideration for the Wavefield securities tendered in the public exchange offer launched by the Company. This report will be inserted in the prospectus submitted to the AMF’s approval in connection with this issuance.
It is our responsibility to give our opinion on the terms of the issuance and on its consequences for the holders of shares and securities giving access to share capital as regards shareholders’ equity and net earnings per share.
We have carried out all researches that we deemed necessary in accordance with professional standards of the Compagnie nationale des commissaires aux comptes in connection with this mission. These researches purport to control the information provided in the prospectus distributed at the time of the transaction and describing the terms and consequences of the issuance. Regarding the criteria retained for the determination of the exchange ratio as described in section 5.3 of the prospectus, these researches related to checking:
–	that a multi-criteria approach has been implemented;

–	that the criteria that have been excluded, have been rightfully excluded;

–	that there are no other criteria that could have been used;
and, consequently, that the criteria retained are relevant and justified, in the context of the public exchange offer.
We also checked the calculation leading to the determination of the exchange ratio without providing an opinion on the fairness of this ratio.
The conditions of the issuance and its consequences on the situation of the shareholder holding securities giving access to the share capital set forth herein, assessed in comparison with the share capital and the net earning per share, do not raise any observation on our part.
In Courbevoie et Neuilly sur Seine, on November 24, 2008
Ernst & Young & Autres
Mr Philippe Diu and Mr Nicolas Pfeuty
Mazars & Guerard
Mr Xavier Charton and Mr Olivier Thirieau

English translation from the French
10.4. Information contained in the prospectus originating from third parties
The Company certifies that the following information set forth in Section 11 of this prospectus and originating from third parties has been faithfully reproduced, and that, to the knowledge of the Company and to the extent the Company has been in a position to assess such information in light of data disclosed by such third parties, no fact has been omitted which would result in the information contained herein being inaccurate or misleading.
10.5. Other additional information
None.

English translation from the French
     11. PRESENTATION OF WAVEFIELD
The latest Wavefield’s annual report is available on Wavefield’s website (http://www.wavefield-inseis.com).
11.1. Company overview
Wavefield was formed from the merger between the seismic vessel company Wavefield Geophysical AS and the multi-client company InSeis AS completed in August 2006. Wavefield is a marine geophysical company which provides a range of proprietary data acquisition services and a portfolio of nonexclusive multi-client data to the global oil and gas industry. Wavefield currently operates with four 3D vessels and three 2D vessels (two can be operated in a limited 3D capacity) and one new 3D vessel under construction. The fleet is modern and all 3D vessels benefit or are going to benefit from a high quality equipments.
From its offices in Bergen (main office), Oslo, London, Houston, Singapore, Rio de Janeiro and Perth, Wavefield has a global reach, with activities in Europe, the Americas, Africa, the Middle East and Asia. Wavefield was founded by experienced people in the geophysical industry in order to provide a high quality range of services aimed at increasing the exploration success of its clients and to assist them in maximizing production from their existing reservoirs.
Wavefield’s range of services includes long-offset 2D, high capacity 3D, 4D, multi-azimuth and wide-azimuth data acquisition. Wavefield is also a full-service permanent 4D acquisition provider and aims to bring new technologies to the market to further accelerate and de-risk the replenishment of its clients’ reserves.
The multi-client library consists of around 58,000 line km with 2D data, 1200 sq. km 3D and several seabed logging surveys. The multi-client library has been acquired in cooperation with Statoil, Conoco Phillips and BP and contains non-exclusive data from areas in northwest Europe, South America and the Mediterranean.
     11.1.1. Incorporation, registered office and registration number
Wavefield is a public limited liability company incorporated under the laws of Norway. The company was incorporated on September 28, 2001, under the corporate name Terra Energy Services AS.
Wavefield’s registered office is Strandveien 15, 1325 Lysaker, Norway. The company’s telephone number is +47 67 82 84 00. Wavefield’s website is www.wavefield-inseis.com.
Wavefield’s corporate registration number is 983 811 310.
     11.1.2. Legal structure

English translation from the French
Wavefield is the parent company of the Wavefield Inseis Group.
Wavefield Inseis ASA (Norway)
The parent company, Wavefield Inseis ASA, is a public limited liability company incorporated in Norway, located in Bergen and Oslo, Norway. The parent company is responsible for Wavefield Inseis Group’s business and activities worldwide. The parent company has branches registered in Libya and Mexico. Wavefield’s Board of directors is composed of Anders Farestveit (president), Dag Erik Rasmussen (member of the board), Merete Myhrstad (member of the board) and Eva Amundsen (employees’ representative). Wavefield has 460 employees (September 2008).
Optowave AS (Norway), MGP Holding AS (Norway)
Optowave AS and MGP Holding AS are limited liability companies incorporated in Norway. The companies have no business at the current time. The companies are 100% owned by Wavefield.
Wavefield Inseis Australia Pty Ltd (Australia)
Wavefield Inseis Australia Pty Ltd (Australia) is a limited liability company incorporated in Australia and has its registered office in Perth. The company is 100% owned by Wavefield. The company is responsible for marketing in the Asia-Pacific region.
Wavefield Exploration Ltd. (Great Britain)
Wavefield Exploration Ltd. is a limited liability company incorporated in England and is located in London. The company is a wholly-owned subsidiary of Wavefield. The company is responsible for the marketing of the Wavefield group.
Aim Geophysical Inc. (USA)
Aim Geophysical Inc., a limited liability company incorporated in Texas, USA, is located in Houston and is a 100% owned subsidiary of Wavefield. The company is responsible for marketing and sales in the United States as well as operations out of North and South America.
Wavefield Inseis Servicos De Geofisica LTDA (Brazil)
Wavefield Inseis Servicos De Geofisica LTDA is a limited liability company incorporated and located in Rio de Janeiro, Brazil. The company is owned 90% by Wavefield and 10% by Wavefield Exploration Ltd. Its area of responsibility is marketing and sales in the South American region.
Wavefield Inseis Singapore Pte Ltd. (Singapore)
Wavefield Inseis Singapore Pte Ltd is a limited liability company incorporated and located in Singapore. The company is a wholly-owned subsidiary of Wavefield. Its area of responsibility is marketing and sales in the region as well as seismic operations.
Optoplan AS (Norway)
Optoplan is a limited liability company incorporated in Norway and fully-owned by Wavefield Inseis. Optoplan is focusing on manufacturing and R&D of the next generation fiber-optic geophysical equipment.

English translation from the French
Multifield Geophysics AS (Norway)
Marine Services AS, a limited liability company incorporated in Norway, is owned by Norsk Hydro Technology Ventures AS (Hydro) (49.9% of the shares), Wavefield (40.0% of the shares) and Norges Geotekniske Institutt (NGI) (10.1% of the shares). The company’s objective is to develop and commercialize electromagnetic techniques and solutions within the business of oil and gas exploration.
Norwegian Oilfield Services SA
The main shareholders of Norwegian Oilfield Services SA are Sun Atlantic (46%), Wavefield (33.33%) Ocean Pearl KS (10%), the Ostervold family (6%) and Solhaug AS (5%).
The total amount of Norwegian Oilfield Services SA assets is valued at 383 million dollars, and are financed by the equity capital for 97 million dollars, a shareholder loan (sellers credit) for 57 million dollars and a bank debt for 230 million dollars (arranged by a bank consortium: Nordea, Fokus Bank, Sparebanken, Vest and Bank of Ireland).
The order book regarding vessels located in Norwegian Oilfield Services SA is up to 337 million dollars and the EBITDA to 42 million dollars.
     11.1.3. History and Development
InSeis AS was founded in 2001 by industry pioneers Anders Farestveit and Jan Bertil Gateman. Wavefield Geophysical AS was founded by members of the current management in February 2006 and commenced operations in April 2006. The merger of these two companies into Wavefield became effective in August 2006, with InSeis AS as the acquiring entity.
On February 26, 2007, Wavefield general shareholders’ meeting adopted a resolution to convert from being a limited liability company (AS) to becoming a public limited liability company (ASA). The resolution became effective when Wavefield was registered as a public limited company in the Company Register on March 22, 2007.
The most significant milestones in the development of Wavefield are summarized below.

Year	Significant Events
May 2001	• InSeis AS was founded by Anders Farestveit and Jan Bertil Gateman

2001 / 2002	• Several North Sea multi-client 2D campaigns completed (long-offset acquisition)

2003 / 2004	• Several multi-client electromagnetic seabed logging surveys completed

2004 / 2005	• Exclusive contract with the Syrian Petroleum Company and the Syrian government for data acquisition offshore Syria

2005	• 2D multi-client data library expanded with surveys in Norway, Syria and Colombia

February 2006	• Wavefield Geophysical AS was founded

April 2006	• Wavefield Geophysical AS started operations

May 2006	• The 2D and shooting vessel M/V Bergen Surveyor successfully came into production

June 2006	• InSeis AS and Wavefield Geophysical AS resolved to merge into Wavefield Inseis AS

English translation from the French

Year	Significant Events
July 2006	• Wavefield completed a new share issuance of NOK 100 million

September 2006	• First high-end 3D vessel, M/V Geowave Commander, successfully came into production for Statoil Norway

November 2006	• Wavefield completed a new share issuance of NOK 500 million

December 2006	• Wavefield acquired Gulf of Mexico multi-client seismic specialist AIM Geophysical

December 2006	• Wavefield entered into an agreement with Weatherford/Lamb Inc. and Optoplan to jointly commercialize next generation optical 4C ocean bottom technology

February 2007	• Wavefield resolved to convert from being a limited liability company (AS) to becoming a public limited liability company (ASA)

March 2007	• Wavefield completed a new share issuance of NOK 500 million

• Existing shareholders sold 36,843,449 shares for a total consideration of NOK 1,621 million

March 2007	• Wavefield was listed on the Oslo Stock Exchange

July 2007	• Wavefield took delivery of two high-end 12 streamer 3D vessels, M/V Geowave Champion and M/V Geowave Master

July 2007	• Wavefield agreed to enter into an Integration Agreement with TGS regarding a proposed merger of the two companies

August 2007	• Wavefield took delivery of the high-end 2D vessel M/V Malene Østervold

August 2007	• The merger plan between Wavefield and TGS was adopted by the boards of directors of both companies

September 2007	• Wavefield acquires the remaining 65% of Optoplan from Weatherford/Lamb

October 2007	• Geowave Voyager acquisition to be closed in 2008

May 2008	• Wavefield awarded one of the world biggest 3D seismic contracts by BP (offshore Libya)

July 2008	• Wavefield took delivery of the high-end 3D vessel Geowave Endeavour

August 2008	• TGS cancelled the merger agreement

September 2008	• Invested 33% in Norwegian Oilfield Service, a Norwegian ship-owning company located in Austervoll. The company holds the investment in six seismic vessels

September 2008	• Secured financing on completing Geowave Voyager and entered into a sale- leaseback arrangement for the vessel

October 2008	• Wavefield awarded first-ever contract for the fiber-optic ocean bottom seismic sensor system by ConocoPhillips to monitor the Ekofisk field

October 2008	• Wavefield obtain a three-year contract with ONGC which significantly increased its order book and confirm its place in Asia Pacific region.

November 2008	• Wavefiled has concluded a survey contract for a 3D seismic vessel with TPAO.

November 2008	• Wavefield and TGS settle their dispute, arbitration cancelled

English translation from the French
     11.1.4. Business Areas
Wavefield is a marine geophysical company that provides a range of proprietary data acquisition services and a portfolio of non-exclusive multi-client data using highly specialized vessels and modern seismic equipment. As of Q4 2008, Wavefield will introduce a new segment, focusing on manufacturing and R&D of the next generation fiber-optic geophysical equipment though the fully-owned subsidiary Optoplan AS.
Furthermore, Wavefield aims to bring new technologies to the market to further accelerate and de-risk the replenishment of its clients’ reserves. Wavefield acquires geophysical data both on an exclusive contractual basis for its clients and on its own account as multi-client data for sale or licensing on a non-exclusive basis to oil and gas exploration companies.
Wavefield leases all vessels on long-term charters from Norwegian vessel owners. The seismic equipment is financed through financial lease agreements, which is a typical business model within the marine seismic industry.
     11.1.5. Exclusive data acquisition
The main part of Wavefield’s operations currently involves exclusive contract seismic data that is acquired for a specific client which requests the data. Wavefield’s profit related to these operations is based on a fixed remuneration according to the services performed by Wavefield, e.g., a pre-defined day rate or a price based on the size of the survey area.
     11.1.6. Non-exclusive multi-client projects
Wavefield also acquires and retains ownership of or cash flow rights to multi-client data for licensing to clients on a non-exclusive basis. Wavefield only aims to carry out multi-client surveys against significant pre-funding from its clients, which is common within the seismic industry. In return for funding parts of the investments required to carry out a multi-client survey, the clients can acquire the geophysical data at a discounted price.
Wavefield’s current multi-client library consists of around 58,000 line km with 2D data, 1200 sq.km 3D data and several seabed logging surveys. The multi-client library has been acquired in cooperation with Statoil, Conoco Phillips and BP and contains non-exclusive data from areas in northwest Europe, South America and the Mediterranean.
     11.1.7. Equipment (Optoplan)
In December 2006, Wavefield entered into an agreement with Weatherford to jointly commercialize its fiber-optic technology, which already has been successfully deployed down-hole, within a seabed multi-component seismic cable. A major aspect of the agreement consists of Weatherford exclusively licensing to Wavefield a full suite of patents that protect the use of this technology within the traditional marine seismic applications. The cables are designed to be permanently installed (trenched) over existing reservoirs to obtain crisper, time-lapsed images of the depleting reservoir fluids. Because multi-component seismic has the ability to discriminate between fluids and gas, a more topical application of this technology is that of monitoring CO2 sequestration.
A prototype cable has already been successfully trenched in 300 meters of water, which represents the majority of existing producing fields around the world. Technical papers have been presented at industry conferences that validate the potential of this third-generation seabed system. Wavefield has secured and initiated considerable manufacturing capacity for the production of fiber-optic cables.
In September 2008 Wavefield was awarded the first ever contract for a fiber-optic ocean-bottom seismic sensor system by ConocoPhillips to monitor the Ekofisk field. This was considered the

English translation from the French
break-through contract for the technology. Wavefield is now classified as the new market leader and will use its momentum to expand this new business segment. Through Optoplan it will be focusing on manufacturing and R&D of the next generation fiber-optic geophysical equipment.
          11.1.8. Development of new technology
Wavefield focuses on several specific areas for its R&D activities. All are medium-term initiatives in areas that are outside of the commodity marine seismic sector.
BP pioneered the permanent installation approach with permanently-installed cables over its Valhall, Clair and Caspian fields. The “early-adopter” phase of this technology is over as several other oil majors are in the process of planning similar installations. With the concept of the technique proven in the North Sea and with increasing costs of conventional towed streamer surveys, the case for installing a permanent seismic system is becoming compelling. There is an important distinction to be made between the business cycles of towed-streamer exploration seismic and permanently-installed seabed seismic. Whilst the former is probably the furthest upstream activity of all, the latter will be used until the asset is depleted and decommissioned.
The other major area of R&D activity has been focused on electromagnetic acquisition. This technology is complementary to seismic rather than competitive. Oil companies around the world are increasingly using electromagnetic acquisition to de-risk their portfolio of potential developments. Multifield Geophysics has successfully completed field tests conducted in May 2008 over the Peon hydrocarbon reservoir offshore Norway for ocean-bottom cable (OBC) technology. The seabed application uses both seismic 4C and EM sensing technology and has been developed through several years of joint research and development programs with its key industry partners. W ith the current market situation the commercialization of the electromagnetic technique is being evaluated.
Most key staff within the Wavefield organization can demonstrate a track record of involvement with previous generations of these technologies. Their long-term objective is to have Wavefield bring these projects together at the point when simultaneous recording of seismic and electromagnetic data from a single survey pass starts to become a probable goal. Wavefield aims to establish a separate organization to further develop this technology.
          11.1.9. Vessels and contracts
     11.1.9.1. Fleet
Wavefield has chartered five high-capacity 3D vessels, including the newly built Geowave Voyager to be delivered in Q1 2009, and three high-end 2D ( two with 3D capacity) vessels in operation.
Wavefield leases all 3D vessels on long-term charters from Norwegian vessel owners. All fixed seismic equipment is purchased, installed and operated by Wavefield’s employees; a major part of the equipment is financed/leased through third parties. All other seismic equipment on board is owned by Wavefield. The 3D fleet is in the high end of the market and with the capacity to tow from eight streamers up to 16. The 2D fleet consists of a mix of long-term charters with options to renew, and short term charters. This gives more flexibility.
While the owner of the vessel is responsible for the marine operation of the vessel (hereunder crewing), Wavefield has full responsibility for the seismic operation and geophysical data acquisition on board (including seismic crew management). This business model enables Wavefield to fully focus on its strength in Geophysical Data Acquisition, while the maritime owner takes the financial risk in the maritime vessel and manages the maritime operation of the vessel, where Wavefield does not have any comparative advantages.

English translation from the French
Current Fleet of 3D Vessels:
MV Geowave Commander (3D vessel, 8 streamers):
-	vessel built in 1998,

-	remaining five year of TC-contract,

-	purchase option at the maturity date, renewable 10 times per one-year period.
M/V Geowave Champion (3D vessel, 12 streamers):
-	vessel built in 1995,

-	remaining six year of TC-contract,

-	purchase option at the maturity date, renewable 10 times per one-year period.
M/V Geowave Master (3D vessel, 12 streamers):
-	vessel built in 2000,

-	remaining six year of TC-contract,

-	purchase option at the maturity date, renewable 10 times per one-year period.
M/V Geowave Endeavour (3D vessel, 16 streamers):
-	vessel built in 2008,

-	remaining seven year of TC-contract,

-	purchase option at the maturity date, renewable five times per two-year period.
Current fleet 2D Vessels
M/V Bergen Surveyor (2D vessel with 3D capacity):
-	vessel built in 1972,

-	remaining three year of TC-contract,

-	purchase option at the maturity date, renewable five times per one-year period.
M/V Malene Ostervold (vessel 2D with 3D capacity) :
-	vessel built in 2000,

-	remaining two year of TC-contract,

-	purchase option at the maturity date, renewable three times per one-year period.
M/V Discoverer II (2D) :
-	vessel built in 1993,

-	remaining contract « BB » for one year and a half,

-	purchase option at the maturity date, renewable three times per one-year period.
M/V Geowave Commander and M/V Bergen Surveyor commenced operations in 2006. M/V Geowave Champion (3D 12 streamers), M/V Geowave Master (3D 12 streamers) and M/V Malene Østervold (high end 2D with 3D capacity) were successfully delivered from yard in July and August 2007 and all three vessels successfully commenced operations in August 2007. M/V Geowave Endeavour (3D 16 streamers) was delivered from yard in July 2008 and commenced operation in August 2008.
In addition, Wavefield has chartered the M/V Geowave Voyager (3D 12 streamers), a newly built vessel under construction seven-year contract, renewable ten times per one year period).

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     11.1.9.2. Seismic vessel contracts
Most of the contracts for seismic operations are awarded by a letter of intention (LOI) based on a formal tender invitation by oil companies. The tender and LOI form the basis for the final formal agreement giving the detailed specifications for the work to be done.
Wavefield’s tender activity is steadily increasing and the company has, with its increased fleet capacity, succeeded in securing major contracts with oil companies. At the end of Q3 2008, Wavefield had secured a backlog of USD 485 million. Included in this is the major contract over three seasons for one 3D vessel in India for ONGC, the contract for BP in Libya and the ConocoPhillips contract for the Optowave system delivery.
M/V Geowave Commander completed its third consecutive season for Statoil in 2008 and left the North Sea for the first contract awarded in Egypt. She will start her first season for ONGC in India in Q4.
M/V Geowave Master has completed the 4D project over Foinaven for BP and will transit to Africa for the winter season. M/V Geowave Master has been awarded a full North Sea season by Statoil in 2009.
M/V Geowave Champion has completed several 3D jobs in Asia-Pacific, among them a major survey for Marathon in Indonesia, and is currently working in Pakistan.
The purpose-built vessel M/V Geowave Endeavour was delivered from the Fosen Mekaniske yard in July 2008; after completing her first survey for BG in the North Sea she successfully commenced the survey for BP in Libya — one of the largest 3D contracts ever awarded.
M/V Bergen Surveyor completed her first season in India for Reliance in May 2008. Following this contract she has completed surveys in Indonesia and Vietnam and will be in India for her second season commencing Q4 2008.
M/V Malene Østervold is completing her first full North Sea season, and will be in the Mediterranean / Caspian Sea over the winter season.
M/V Discoverer II was on hire from TGS for the first quarter of 2008 where she completed a survey in New Zealand. Wavefield took her on hire in July 2008, and she is currently working offshore Chile. She will be stationed in South America for the third and fourth quarters of 2008.
M/V Akademic Shatskiy was on hire from SMNG for ten months commencing December 2008; she completed a multi-client survey in Uruguay and spent the summer season in Greenland. The charter was terminated in October 2008.

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          11.1.9.3. Other material contracts and leases
11.1.9.3.1. Time charter contracts
Wavefield has entered into long-term time charter agreements for eight seismic vessels on the following basic terms:

		Running	Term of TC-	Option to
Vessel name	Type	from	contract	extend/purchase	Delivery date
M/V Bergen Surveyor	2D /3D	May 2006	5 years	5 x 1 year	Active

M/V Geowave Commander	3D	September 2006	7 years	10 x 1 year, option to purchase	Active

M/V Geowave Champion	3D	July 2007	7 years	10 x 1 year	Active

M/V Geowave Master	3D	July 2007	7 years	10 x 1 year	Active

M/V Malene Østervold	2D / 3D	February 2007	3 years	3 x 1 year	Active

M/V Geowave Endeavour	3D	July 2008	7 years	5 x 2 years	Active

M/V Geowave Voyager	3D	November / December 2008	7 years	10 x 1 years	Nov/Dec 2008

M/V Discoverer II	2D	April 2008	18 months	2 x 12 months	Active
M/V Bergen Surveyor
The time charter party for M/V Bergen Surveyor was entered into between the Company (then “InSeis AS”) as charterer and Bergen Surveyor AS as owner on April 11, 2006. The charter party consists of standard “supplytime 89” and additional clauses, and is governed by Norwegian law. The fixed period is five years from delivery with 5 x 1 years options to extend. Bergen Surveyor AS is now owned by NOS.
M/V Geowave Commander
The time charter party for M/V Geowave Commander was entered into between Geo Subsea Pte Ltd as owner and Wavefield as charterers on January 12, 2006. The charter party is based on the “supplytime 89” form. The vessel has been under operation as a seismic vessel since September 2006. The fixed period is seven years from delivery with 10 x 1 years options to extend. The vessel has since been acquired by Master and Commander AS.
M/V Geowave Champion
The time charterparty for M/V Geowave Champion and the seismic equipment was entered into between the Company (then “InSeis AS”) and Wavefield Geophysical AS, collectively as charterer, and Sun Atlantic Limited, as owner, July 14, 2006. The charter party consists of standard “supplytime 89” and is governed by Norwegian law. The fixed period is seven years from delivery with 10 x 1 years options to extend. The vessel was sold by Sun Atlantic Limited to NOS in September 2008.

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M/V Geowave Master
The time charter party for M/V Geowave Master was entered into between Geo Subsea Pte Ltd as owner and Wavefield as chartered on October 18, 2006. The charter party is based on the “supplytime 89” form. The fixed period under the charter party is seven years from July 2007 with 10 x 1 years options to extend. The vessel has since been acquired by Master and Commander AS.
M/V Malene Østervold
Malene Østervold Shipping AS and the Company entered into a charter party dated February 22, 2007 in respect of the vessel M/V Malene Østervold as frontrunner to a newly built vessel to be delivered later under a new / revised charter party. The charter party is based on a standard “supplytime 89” form with additional clauses and is based on Norwegian law. The charter period is three years from August 2007, with 3x1 years options to extend. Malene Østervold Shipping AS was acquired by NOS and renamed NOS Vessels in September 2008.
M/V Geowave Endeavour
The time charter party for M/V Geowave Endeavour was entered into with Volstad Maritime on September 1st, 2006. The charter party is based on the “supplytime 89” form with additional clauses. Delivery under the charter party was upon completed construction and delivery to Volstad Maritime in July 2008. The fixed period is seven years from delivery with a 5x2 years option to extend.
M/V Geowave Voyager
The time charter party for M/V Geowave Voyager and the seismic equipment was entered into between the Company and Waveship AS, as owner, on September 12, 2008. The charter party consists of standard “supplytime 89” and is governed by Norwegian law. The fixed period is 7 years from delivery with 10 x 1 year options to extend. Waveship was a fully-owned subsidiary of Wavefield, but was sold to NOS in September 2008.
M/V Discoverer II
The bareboat charter for M/V Discoverer II was entered into between the Company and Shanghai Offshore Petroleum Geophysical Corporation, as owner, April 1st, 2008. The charter consists of standard “barecon 2001” and is governed by the United States Code and the Maritime Law of the United States. The fixed period is 18 months from delivery with 2 x 12 months options to extend.
Wavefield located chartering contracts regarding Goeowave Champion, Geowave Voyager, Geowave Surveyor and Ocean Peal in Norwegian Services AS (NOS). This vehicle also has chartering contracts regarding two other vessels owned by the Ostervold group.
Optoplan agreement
In December 2006, Wavefield acquired 35% of the shares in Optoplan, a seismic technology company based in Trondheim, Norway. The remaining 65% of the shares were acquired September 2007, payment is being made in parts over a period of up to two and a half years, for a total amount of USD 42 million. In addition to purchase the remaining shares in Optoplan, Wavefield has invested in the building of a production facility and further development of the technology.
Wavefield has been granted an exclusive, non-transferable and non-public license to Optoplan’s and Weatherford’s technology within the field of worldwide seismic and electromagnetic monitoring, sensoring and recording for the oil and gas industry.

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11.2. Trend information
     11.2.1. Trend information
In the period between December 31, 2007 and the date of this prospectus, Wavefield has not experienced any changes or trends outside the ordinary course of business that are significant to the company.
     11.2.2. Financial information for the Wavefield Inseis Group
11.2.2.1.	Summary consolidated profit and loss account for the Wavefield Inseis Group for nine months of 2008 and full year 2007, 2006 and 2005.

	First nine
	months 2008
	IFRS,	2007	2006	2005
$ in thousands	unaudited	IFRS, audited	IFRS, audited	IFRS, audited
Profit and loss statement

Revenues	262,746	203,047	30,175	4,453

EBITDA	115,031	94,132	15,830	3,566

EBIT	77,855	65,585	10,452	2,366

Profit before income taxes	72,414	69,918	11,203	2,347

Net income	52,080	57,792	9,633	1,723

English translation from the French
11.2.2.2.	Summary consolidated balance sheet for the Wavefield Inseis Group as of September 30, 2008 and year end 2007, 2006 and 2005

	30 September 2008
	IFRS,	2007	2006	2005
$ in thousands	unaudited	IFRS, audited	IFRS, audited	IFRS, audited
Balance sheet

Non-current assets	406,380	471,651	81,524	3,558

Current assets	163,029	123,912	116,452	20,140

Total assets	569,410	595,563	197,976	23,697

Shareholder’s equity	348,600	294,510	151,480	17,063

Non-current liabilities	118,957	158,003	22,315	—

Current liabilities	101,853	143,049	24,181	6,634

Total liabilities	569,410	595,563	197,976	23,697
11.2.2.3.	Summary consolidated cash flow statement for the Wavefield Inseis Group for first nine months of 2008 and full year 2007, 2006 and 2005

	First nine
	months 2008
	IFRS, un-	2007	2006	2005
$ thousands	audited	IFRS, audited	IFRS, audited	IFRS, audited
Cash flow from operations	77,264	86,117	(1,794)	5,596

Cash flow from investments	(12,180)	(258,018)	(37,631)	(4,024)

Cash flow from financing	(67,946)	118,096	108,636	14,772

Change in cash/equivalents	(2,862)	(53,805)	69,211	16,344
     11.2.2.4. Statutory Auditors
Wavefield’s auditor since June 2002 has been Ernst & Young AS. The address of Ernst & Young AS is Christian Frederiks plass 6, 0154 Oslo, Norway. Ernst & Young AS is a member of the Norwegian Institute of Public Accountants.
Ernst & Young AS has audited the Company’s annual financial accounts for 2007, 2006 and 2005.
The audit reports for 2005, 2006 and 2007 have been issued without qualifications.

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     11.2.2.5. Significant changes in financial and trading position
No significant change has occurred in the financial or trading position of Wavefield since the end of the last financial period for which either audited financial information or interim financial information of the company has been published.
     11.2.2.6. Legal and arbitration proceedings
Wavefield and its subsidiaries will from time to time be involved in disputes in the ordinary course of their business activities.
Wavefield Inseis Group has been involved in an arbitration process with TGS Nopec ASA related to the failed merger process between the two companies. The parties reached a settlement on November 9, 2008. Under terms of the settlement, Wavefield shall pay to TGS USD 12.5 million and TGS shall charter a 2D vessel from Wavefield at favourable rates for an 18-month period beginning in April 2009. TGS shall also have the option to hire up to 24 months of a contract 3D vessel capacity from Wavefield over the next four years at favorable rates, securing Wavefield undertaking for vessel capacity.
On August 18, 2008, Fitjar Mekaniske Verksted AS filed, with the district court of the municipality of Asker og Bærum in Norway, a claim for compensation against Wavefield related to a contract between Fitjar Mekaniske Verksted AS and Wavefield for the rebuild of Geowave Champion. The claim is for approximately USD 2.7 million.
     11.2.3. Information regarding the share capital in Wavefield
     11.2.3.1. Share capital and shareholding
Wavefield’s current share capital is NOK 5,175,330.44. It is composed of 129,383,261 shares of one class only, each with a par value of NOK 0.04. The company’s share capital is fully paid up.
The list of the 30 main shareholders, drafted on the basis of the available listings of shareholders at the Oslo Børs on November 10, 2008, is reproduced below:

Rank	Shareholder	Share Capital
		Number of shares	% hold
1	TGS NOPEC GEOPHYSICAL COMPANY ASA	13,112,200	10.1%
2	DRESDNER BANK AG LONDON BRANCH	11,093,650	8.6%
3	UBSAG	9,127,389	7.1%
4	GOLDMAN SACHS INT. — EQUITY -	8,848,579	6.8%
5	ANFAR INVEST AS	8,431,000	6.5%
6	MORGAN STANLEY & CO. INC.	5,517,664	4.3%
7	GEO INNOVA AS	5,137,000	4.0%
8	ORKLA ASA	3,450,000	2.7%
9	BANK OF NEW YORK	3,321,626	2.6%
10	BANKENES SIKRINGSFOND LEND ACC	3,135,500	2.4%
11	PICTET & CIE BANQUIERS	2,551,945	2.0%
12	STATE STREET BANK AND TRUST CO.	2,343,463	1.8%
13	VERDIPAPIRFOND ODIN NORDEN	2,321,600	1.8%
14	STATE STREET BANK AND TRUST CO.	2,226,517	1.7%
15	CITIBANK	2,012,671	1.6%
16	PERESTROIKA AS	1,600,000	1.2%
17	KONGSBERG GRUPPEN ASA	1,517,000	1.2%

English translation from the French

Rank	Shareholder	Share Capital
		Number of shares	% hold
18	TAXUS AS	1,378,000	1.1%
19	ØKONOMI REGNSKAPSBISTAND AS	1,352,764	1.0%
20	ODIN OFFSHORE	1,350,000	1.0%
21	ZARAGOSSA INVEST AS	1,218,536	0.9%
22	J.P. MORGAN BANK LUXEMBOURG S.A	945,046	0.7%
23	AVANSE NORGE (II) VPF	894,027	0.7%
24	NORDEA BANK SWEDEN AB (PUBL)	853,416	0.7%
25	SKAGEN VEKST	800,000	0.6%
26	SIS SEGAINTERSETTLE AG	780,603	0.6%
27	STOREBRAND LIVSFORSIKRING AS	746,857	0.6%
28	VITAL FORSIKRING ASA	693,549	0.5%
29	PARETO AKSJE NORGE	680,600	0.5%
30	SIS SEGAINTERSETTLE AG 25PCT	659,813	0.5%
Total of the 30 main shareholders		98,101,015	75.8%
Other shareholders		31,282,246	24.2%

Total		129,383,261	100%
Among the shareholders listed above, the funds represented by Sector Asset Management hold 19,528,000 shares, those represented by Anfar Invest AS hold 8,109,000 and those represented by Geo Innova AS hold 5,137,000. Anfar Invest AS and Geo Innova AS are controlled by Anders Farestveit, which is the president of Wavefield’s Board of Directors. These shareholders, holding a total number of 32,774,000 shares, representing 25.33% of the share capital of Wavefield, have given on November 9, 2008, irrevocable pre agreements of this Offer (see Sections 1.1.1 and 4.1).
     11.2.3.2. Share options plan
The Board of Directors of Wavefield has been authorized to issue up to 5 million shares in connection with the Company’s share option programs. The options generally vest over a period of two years and expire 2.5 to 3 years after the grant date or upon the employee or employer providing notice of termination of employment. Each option may be exchanged into one share or – if so determined by the Board of Directors – settled in cash through the company’s payment of an amount equal to the difference between the market rate and the strike price.
Pursuant to Wavefield’s option plan, all outstanding options granted before July 2007 under the option plan may be exercised in full by the option holders under a change in control of the Company.
At the date of this prospectus, a total of 5,388,000 options have been granted under such programs of which 1,255,125 have been exercised and 157,500 have been terminated, and currently 3,975,375 options are outstanding. Of the outstanding options, 2,617,875 may be exercised in full under a change of control of the Company.
     11.2.3.3. VPS Registration
Wavefield’s share register is operated through the VPS. The shares are registered in the VPS with securities number ISIN 0010295504. The company’s account holder (VPS registrar) is DnB NOR Bank ASA, Stranden 1, 0021 Oslo, Norway.

English translation from the French
     11.2.3.4. Listing on the stock exchange
The shares in Wavefield are, and will until completion of the acquisition, be listed on the Oslo Stock Exchange (OSE) with the ticker symbol “WAVE”.

English translation from the French
COMPAGNIE GENERALE DE GEOPHYSIQUE-
VERITAS
Société anonyme (public limited company) incorporated in France with a share capital of €54,935,280
Registered office: Tour Maine Montparnasse, 33, avenue du Maine,
75015 Paris, France
969 202 241 RCS Paris
ANNUAL REPORT
2007
This registration document was filed with the Autorité des Marchés Financiers on April 23, 2008 pursuant to article 212-13 of the General Regulation for the Autorité des Marchés Financiers. It may only be used in support of a financial transaction if supplemented by a share securities note approved by the Autorité des Marchés Financiers.

English translation from the French

i

English translation from the French

13.5. Stock options — Executive Committee members	177
13.6. Transactions between the Company and its senior managers and/or a shareholder owning more than 10% of voting rights	177
ITEM XIV BOARD PRACTICES — BOARD COMMITTEES	184
14.1. Organization and preparation of Board meetings:	184
14.2. Board committees:	185
14.3. Report of the Chairman on preparation and organization of the Board of Directors’ work and on internal control for the fiscal year 2007:	190
14.4. Statutory auditors’ report, prepared in accordance with Article L.225-235 of French commercial code on the report prepared by the Chairman of the Board of Directors of the Company on the internal control procedures relating to the preparation and processing of accounting and financial information:	200
14.5. — Disclosure controls and procedures (Form 20-F : item 15)	201
ITEM XV EMPLOYEES	203
15.1. Consequences of the Company’s business on labor:	203
15.2. Employee savings mechanisms:	207
ITEM XVI MAJOR SHAREHOLDERS	211
16.1. Current ownership of share capital and voting rights	211
16.2. Trading in the Company’s shares	215
ITEM XVII RELATED-PARTY TRANSACTIONS	217
ITEM XVIII ADDITIONAL INFORMATION	218
18.1. General information about the share capital	218
18.2. Corporate purpose (Article 2 of the by-laws)	223
18.3. Fiscal year (Article 18 of the by-laws)	223
18.4. Allocation of income (Article 19 of the by-laws)	224
18.5. Dividends	224
18.6. Shareholders’ meetings	224
ITEM XIX MATERIAL CONTRACTS	225
ITEM XX DOCUMENTS ON DISPLAY	228
Annex 1 Draft Resolutions	230
Annex 2 Annual Financial Reporting Record Drawn Up Pursuant to Article 222-7 of the General Regulation of the Autorité des Marchés Financiers	244
Annex 3 Transactions Carried Out on the Company’s Shares by Executives and Their Close Relatives in 2007	251
Annex 4 Table of Correspondence	256

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English translation from the French
ITEM I
PERSONS RESPONSIBLE FOR THE DOCUMENT
1.1.	PERSONS RESPONSIBLE
Robert Brunck, Chairman and CEO. Stéphane-Paul Frydman, Chief Financial Officer.
1.2.	STATEMENT
“We hereby declare that, to our knowledge and having taken all reasonable measures in such respect, the information in this registration document is correct and that there are no omissions likely to alter the scope of this information.

We hereby declare that, to our knowledge, the financial statements have been prepared in accordance with the applicable accounting standards and give a true and fair view of the financial position and results of the companies and entities included in the consolidated group, and that the management report contained in items IV, V, VI, IX, XI, XII, XIII, XV and XVI of this document provides a true and fair view of the business trends, results and financial condition of the company and all entities included in the consolidated group, together with a description of the main risks and uncertainties that they face.

We have obtained from the statutory auditors, upon completion of their work, a letter in which they indicate that they have verified the information concerning the financial situation and accounts presented in this registration document and read the whole of the registration document.

The statutory auditors have prepared reports on the historical financial information presented in this document. These reports contain the following information:

Without prejudice to their opinion on the financial statements, the statutory auditors, in their report on the accounts for 2007 featuring in section 10.5 of this document, have made an observation drawing the reader’s attention to Note 2, concerning the spin-off of CGG Services by Compagnie Générale de Géophysique-Veritas.”

Robert Brunck Chairman and Chief Executive Officer	Stéphane-Paul Frydman Chief Financial Officer

English translation from the French
ITEM II
STATUTORY AUDITORS
Primary statutory auditors
Ernst & Young & Autres
Member of the Versailles national association of statutory auditors
41 rue Ybry
92576 Neuilly-sur-Seine
represented by Philippe Diu
Date first appointed: June 22, 1955
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.
Mazars & Guérard
Member of the Versailles national association of statutory auditors
61, rue Henri Regnault
92400 Courbevoie
represented by Philippe Castagnac
Date first appointed: May 15, 2003
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.
Alternate statutory auditors
Société Auditex,
Tour Ernst & Young
Faubourg de l’Arche
92037 La Défense cedex
Date first appointed: January 9, 2007
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.
Patrick de Cambourg
1 rue André Colledeboeuf
75016 Paris
Date first appointed: May 15, 2003
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.

English translation from the French
ITEM III
SELECTED FINANCIAL DATA
The selected financial data included below for each of the years in the three-year period ended December 31, 2007, have been derived from CGG Veritas audited consolidated financial statements prepared in accordance with IFRS. The selected financial data included below should be read in conjunction with, and are qualified in their entirety by reference to, CGG Veritas consolidated financial statements.

	At December 31,
	2007		2006		2005
	(In millions of euros except for number of shares)
Statement of operations data:
Operating revenues	2,374.1		1,329.6		869.9
Other revenues from ordinary activities	1.2		1.8		1.9
Cost of operations	(1,622.3)		(890.0)		(670.0)
Gross profit	753.0		441.4		201.8
Research and development expenses, net	(51.3)		(37.7)		(31.1)
Selling, general and administrative expenses	(231.0)		(126.4)		(91.2)
Other revenues (expenses)	18.4		11.7		(4.4)
Operating income	489.1		289.0		75.1
Cost of financial debt, net	(109.1)		(25.4)		(42.3)
Variance on derivative on convertible bonds	—		(23.0)		(11.5)
Other financial income (loss)	(5.2)		(8.8)		(14.5)
Income taxes	(129.4)		(83.2)		(26.6)
Equity in income of affiliates	4.2		10.1		13.0
Net income (loss)	249.6		158.7		(6.8)
Attributable to minority interests	4.1		1.6		1.0
Attributable to shareholders	245.5		157.1		(7.8)
Net income (loss) per share:
Basic(1)	9.12		9.04		(0.64)
Diluted(2)	9.02		8.86		(0.64)
Balance sheet data:
Cash and cash equivalents	254.3		251.8		112.4
Working capital(3)	367.1		210.4		154.1
Property, plant & equipment, net	660.0		455.2		480.1
Multi-client surveys	435.4		71.8		93.6
Goodwill	1,928.0		267.4		252.9
Total assets	4,647.0		1,782.1		1,565.1
Gross financial debt(4)	1,361.0		405.6		409.6
Shareholders’ equity	2,401.6		877.0		698.5
Other financial historical data and other ratios:
EBITDAS(5)	997.3		483.0		221.4
Capital expenditures (Property, plant & equipment)(6)	230.5		149.3		125.1
Capital expenditures for multi-client surveys	371.4		61.5		32.0
Net financial debt(7)	1,106.7		153.8		297.2
Gross financial debt(4)/EBITDAS(5)	1.3	x	0.8	x	1.9	x
Net financial debt(7)/EBITDAS(5)	1.1	x	0.3	x	1.3	x
EBITDAS(5)/Net financial expenses	9.1	x	19.0	x	5.2	x

English translation from the French

(1)	Basic per share amounts have been calculated on the basis of 26,913,428 issued and outstanding shares in 2007, 17,371,927 issued and outstanding shares in 2006 and 12,095,925 issued and outstanding shares in 2005.

(2)	Diluted per share amounts have been calculated on the basis of 27,215,799 issued and outstanding shares in 2007, 17,731,386 issued and outstanding shares in 2006 and 12,095,925 issued and outstanding shares in 2005.

(3)	Consists of net trade accounts and notes receivable, net inventories and work-in-progress, tax assets, other current assets and assets held for sale less trade accounts and notes payable, accrued payroll costs, income tax payable, advance billings to customers, deferred income, current provisions and other current liabilities.

(4)	“Gross financial debt” means financial debt, including current maturities, capital leases, bank overdrafts and accrued interest.

(5)	EBITDAS is defined as earnings before interest, tax, depreciation, amortization and share-based compensation cost. Share-based compensation includes both stock options and shares issued under its three share allocation plans. EBITDAS is presented as additional information because CGG Veritas understands that it is one measure used by certain investors to determine its operating cash flow and historical ability to meet debt service and capital expenditure requirements. However, other companies may present EBITDAS differently than CGG Veritas does. EBITDAS is not a measure of financial performance under IFRS and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of its operating performance or any other measures of performance derived in accordance with IFRS.

(6)	“Capital expenditures” is defined as purchases of property, plant and equipment plus equipment acquired under capital lease and suppliers of fixed assets.

(7)	“Net financial debt” means bank overdrafts and financial debt including current portion (including capital lease debt) net of cash and cash equivalents.

English translation from the French
ITEM IV
RISK FACTORS
Risk factors are classified by importance within each heading in sections 4.1, 4.2 and 4.3.
4.1.	Risks related to the business of CGG Veritas and its subsidiaries:
4.1.1.	CGG Veritas is subject to risks related to its international operations that could harm its business and results of operations.

With operations worldwide, including in emerging markets, the business of CGG Veritas and results of operations are subject to various risks inherent in international operations. These risks include:
•	instability of foreign economies and governments;

•	risks of war, terrorism, civil disturbance, seizure, renegotiation or nullification of existing contracts; and

•	foreign exchange restrictions, sanctions and other laws and policies affecting taxation, trade and investment.
CGG Veritas is exposed to these risks in all of its foreign operations to some degree, and its exposure could be material to its financial condition and results of operations in emerging markets where the political and legal environment is less stable.

CGG Veritas cannot assure that it will not be subject to material adverse developments with respect to its international operations or that any insurance coverage it has will be adequate to cover it for any losses arising from such risks.

Revenue generating activities in certain foreign countries may require prior United States government approval in the form of an export license and may otherwise be subject to tariffs and import/export restrictions. These laws can change over time and may result in limitations on CGG Veritas ability to compete globally. In addition, non-U.S. persons employed by CGG Veritas separately incorporated non-U.S. entities may conduct business in some foreign jurisdictions that have been subject to U.S. trade embargoes and sanctions by the U.S. Office of Foreign Assets Control. CGG Veritas has typically generated revenue in these countries through the performance of data processing, reservoir consulting services and the sale of software licenses and software maintenance. CGG Veritas has current and ongoing relations with customers in these countries. CGG Veritas has procedures in place to conduct these operations in compliance with applicable U.S. laws. However, failure to comply with U.S. laws on equipment and services exports could result in material fines and penalties and/or damage to CGG Veritas reputation. In addition, CGG Veritas presence in these countries could reduce demand for its securities among certain investors.

CGG Veritas and certain of its subsidiaries and affiliated entities also conduct business in countries which experience government corruption. CGG Veritas is committed to doing business in accordance with all applicable laws and its codes of ethics, but there is a risk that CGG Veritas, its subsidiaries or affiliated entities or their respective officers, directors, employees and agents may take action in violation of applicable laws, including the Foreign Corrupt Practices Act of 1977. Any such violations could result in substantial civil and/or criminal penalties and might materially adversely affect its business and results of operations or financial condition.

English translation from the French
4.1.2.	CGG Veritas is subject to certain risks related to acquisitions, including the merger with Veritas DGC Inc., and these risks may materially adversely affect its revenues, expenses, operating results and financial condition.
The merger with Veritas DGC Inc. involves the integration of two companies, CGG and Veritas, that had previously operated independently and as competitors. CGG and Veritas entered into the merger with the expectation that, among other things, the merger would enable them to achieve expected cost synergies from having one rather than two public companies as well as the redeployment of support resources towards operations and premises rationalization. Achieving the benefits of the merger will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of CGG and Veritas and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that CGG Veritas will meet these challenges and that such diversion will not negatively affect its operations. There can be no assurance that CGG Veritas will actually achieve anticipated synergies or other benefits from the merger.

In addition, in the past CGG Veritas has grown by acquisitions, and CGG Veritas may acquire companies or assets in the future. Such acquisitions, whether completed or in the future, present various financial and management-related risks, such as integration of the acquired businesses in a cost-effective manner; implementation of a combined intended business strategy; diversion of CGG Veritas management’s attention; outstanding or unforeseen legal, regulatory, contractual, labor or other issues arising from the acquisitions; additional capital expenditure requirements; retention of customers; combination of different company and management cultures; operations in new geographic markets; the need for more extensive management coordination; and retention, hiring and training of key personnel. Should any of these risks associated with acquisitions materialize, it could have a material adverse effect on CGG Veritas business, financial condition and results of operations.

4.1.3.	CGG invests significant amounts of money in acquiring and processing seismic data for multi-client surveys and for its data library without knowing precisely how much of the data it will be able to sell or when and at what price it will be able to sell the data.

CGG Veritas invests significant amounts of money in acquiring and processing seismic data that it owns. By making such investments, CGG Veritas is exposed to risks that:
•	CGG Veritas may not fully recover the costs of acquiring and processing the data through future sales. The amounts of these data sales are uncertain and depend on a variety of factors, many of which are beyond its control. In addition, the timing of these sales is unpredictable, and sales can vary greatly from period to period. Technological or regulatory changes or other developments could also materially adversely affect the value of the data. Additionally, each of CGG Veritas individual surveys has a limited book life based on its location, so particular surveys may be subject to significant amortization even though sales of licenses associated with that survey are weak or non-existent, thus reducing CGG Veritas profits.

•	the value of CGG Veritas multi-client data could be significantly adversely affected if any material adverse change occurs in the general prospects for oil and gas exploration, development and production activities in the areas where CGG Veritas acquire multi-client data.

(1)	The Group has combined its control rules within a financial security program, which is based on laws and regulations in force such as Sarbanes-Oxley, LSF and FCPA. Under this program, all of the Group’s operational and financial officers take part in a process of ongoing improvements. The program is also based on the Group’s code of ethics and code of conduct, which have been sent to managers and integrated into their training modules. To improve management of corruption risk, and given US and European regulations regarding corruption, an external consultancy was appointed in 2005 to review the Group’s internal rules, particularly for managing sales agents. Each agent has been audited, and

English translation from the French

selection and control procedures have been strengthened. Training focusing on ensuring best practice was implemented within the Group in 2006.

•	any reduction in the market value of such data will require CGG Veritas to write down its recorded value, which could have a significant material adverse effect on CGG Veritas results of operations.
4.1.4.	CGG Veritas results of operations may be significantly affected by currency fluctuations.

CGG Veritas derives a substantial amount of its revenues from international sales, subjecting it to risks relating to fluctuations in currency exchange rates. CGG Veritas revenues and expenses are denominated in currencies including the euro, the U.S. dollar, the Canadian dollar and, to a significantly lesser extent, other non-euro Western European currencies, principally the British pound and the Norwegian kroner. Historically, a significant portion of CGG Veritas revenues that were invoiced in euros related to contracts that were effectively priced in U.S. dollars, as the U.S. dollar often serves as the reference currency when bidding for contracts to provide geophysical services.

Fluctuations in the exchange rate of the euro against such other currencies, particularly the U.S. dollar, can have a significant effect upon CGG Veritas results of operations, which are reported in euros. The merger with Veritas very significantly increased both its dollar-denominated revenues and expenses, as Veritas’ revenues and expenses have historically been denominated largely in U.S. dollars. Thus, for financial reporting purposes, depreciation of the U.S. dollar against the euro will negatively affect its reported results of operations since U.S. dollar-denominated earnings that are converted to euros are stated at a decreased value. Moreover and in addition to the impact of the conversion of the U.S. dollar at a decreased value, since CGG Veritas participate in competitive bids for data acquisition contracts that are denominated in U.S. dollars, the depreciation of the U.S. dollar against the euro harms its competitive position against companies whose costs and expenses are denominated to a greater extent in U.S. dollars. While CGG Veritas attempts to reduce the risks associated with such exchange rate fluctuations through its hedging policy, CGG Veritas cannot assure that it will maintain its profitability level or that fluctuations in the values of the currencies in which it operates will not materially adversely affect its future results of operations. As of the date of this annual report, CGG Veritas fixed expenses in euros amount to €400 million and as a consequence, any unfavorable variation of U.S.$0.10 in the exchange rate between the U.S. dollar and the euro would impact negatively its operating income by approximately U.S.$41 million.

4.1.5.	CGG Veritas working capital needs are difficult to forecast and may vary significantly, which could result in additional financing requirements that CGG Veritas may not be able to meet on satisfactory terms, or at all.

It is difficult for CGG Veritas to predict with certainty its working capital needs. This difficulty is due primarily to working capital requirements related to the marine seismic acquisition business and related to the development and introduction of new lines of geophysical equipment products. For example, under specific circumstances, CGG Veritas may extend the length of payment terms it grants to customers or increase its inventories substantially. CGG Veritas may therefore be subject to significant and rapid increases in its working capital needs that CGG Veritas may have difficulty financing on satisfactory terms, or at all, due notably to limitations in its debt agreements.

4.1.6.	Technological changes and new products and services are frequently introduced in the market, and CGG Veritas technology could be rendered obsolete by these introductions, or CGG Veritas may not be able to develop and produce new and enhanced products on a cost-effective and timely basis.

Technology changes rapidly in the seismic industry, and new and enhanced products are frequently introduced in the market for CGG Veritas products and services, particularly in its equipment manufacturing and data processing and geosciences sectors. CGG Veritas success depends to a significant extent upon its ability to develop and produce new and enhanced products and services on a cost-effective and timely basis in accordance with industry demands. While CGG Veritas commits substantial resources to research and development, CGG Veritas may encounter resource constraints or technical or other

English translation from the French
difficulties that could delay the introduction of new and enhanced products and services in the future. In addition, the continuing development of new products risks making CGG Veritas older products obsolete. New and enhanced products and services, if introduced, may not gain market acceptance and may be materially adversely affected by technological changes or product or service introductions by one of CGG Veritas competitors.
4.1.7.	The nature of CGG Veritas business subjects it to significant ongoing operating risks for which it may not have adequate insurance or for which it may not be able to procure adequate insurance on economical terms, if at all.

CGG Veritas seismic data acquisition activities, particularly in deepwater marine areas, are often conducted under harsh weather and other hazardous operating conditions. These operations are subject to risks of loss to property and injury to personnel from fires, accidental explosions, ice floes and high seas. These types of events could result in loss from business interruption, delay, equipment destruction or other liability. CGG Veritas carries insurance against the destruction of or damage to its seismic equipment and against business interruption for its data processing activities in amounts it considers appropriate in accordance with industry practice. However, CGG Veritas insurance coverage may not be adequate in all circumstances or against all hazards, and it may not be able to maintain adequate insurance coverage in the future at commercially reasonable rates or on acceptable terms.

4.1.8.	CGG Veritas depends on proprietary technology and is exposed to risks associated with the misappropriation or infringement of that technology.

CGG Veritas results of operations depend in part upon its proprietary technology. CGG Veritas relies on a combination of patents, trademarks and trade secret laws to establish and protect its proprietary technology. CGG Veritas currently holds or has applied for 140 patents in various countries for products and processes. These patents last between four and twenty years, depending on the date of filing and the protection accorded by each country. In addition, CGG Veritas enters into confidentiality and license agreements with its employees, customers and potential customers and limits access to and distribution of its technology. However, actions that CGG Veritas takes to protect its proprietary rights may not be adequate to deter the misappropriation or independent third-party development of its technology. Although CGG Veritas is not involved in any material litigation regarding its intellectual property rights or the possible infringement of intellectual property rights of others, such litigation may be brought in the future. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as either the laws of France or the laws of the United States, which may limit CGG Veritas ability to pursue third parties that misappropriate its proprietary technology.

4.1.9.	CGG Veritas failure to attract and retain qualified employees may materially adversely affect CGG Veritas future business and operations.

CGG Veritas future results of operations will depend in part upon its ability to retain its existing highly skilled and qualified employees and to attract new employees. A number of CGG Veritas employees are highly skilled scientists and highly trained technicians, and CGG Veritas failure to continue to retain and attract such individuals could materially adversely affect its ability to compete in the geophysical services industry.

CGG Veritas competes with other seismic products and services companies and, to a lesser extent, companies in the oil industry for skilled geophysical and seismic personnel, particularly in times, such as the present, when demand for seismic services is relatively high. A limited number of such skilled personnel is available, and demand from other companies may limit CGG Veritas ability to fill its human resources needs. If CGG Veritas is unable to hire, train and retain a sufficient number of qualified employees, this could impair its ability to manage and maintain its business and to develop and protect its know-how. CGG Veritas success also depends to a significant extent upon the abilities and efforts of members of its senior management, the loss of whom could materially adversely affect its business and results of operations.

English translation from the French
4.1.10.	CGG and Veritas have had losses in the past and they cannot assure that CGG Veritas will be profitable in the future.

CGG recorded net losses in 2004 and 2005 (attributable to shareholders) of €6.4 million and €7.8 million, respectively, although excluding the accounting impact under IFRS of its 7.75% subordinated convertible bonds due 2012 denominated in U.S. dollars, its net income would have been positive. Veritas recorded a net loss of U.S.$59.1 million in its fiscal year 2003. CGG Veritas cannot assure that it will be profitable in the future.
4.2.	Risks related to industry:
4.2.1.	The volume of CGG Veritas business depends on the level of capital expenditures by the oil and gas industry, and reductions in such expenditures may have a material adverse effect on its business.

Demand for CGG Veritas products and services has historically been dependent upon the level of capital expenditures by oil and gas companies for exploration, production and development activities. These expenditures are significantly influenced by oil and gas prices and by expectations regarding future oil and gas prices. Oil and gas prices may fluctuate based on relatively minor changes in the supply of and demand for oil and gas, expectations regarding future supply of and demand for oil and gas and certain other factors beyond CGG Veritas control. Lower or volatile oil and gas prices tend to limit the demand for seismic services and products.

Factors affecting the prices of oil and gas include:
•	demand for oil and gas;

•	worldwide political, military and economic conditions, including political developments in the Middle East, economic growth levels and the ability of OPEC to set and maintain production levels and prices for oil;

•	levels of oil and gas production;

•	the price and availability of alternative fuels;

•	policies of governments regarding the exploration for and production and development of oil and gas reserves in their territories; and

•	global weather conditions.
Although oil and gas prices are currently high compared with historical values, which generally increases demand for seismic products and services, the markets for oil and gas historically have been volatile and are likely to continue to be so in the future.

CGG Veritas believes that global geopolitical uncertainty could lead oil companies to suddenly delay or cancel current geophysical projects. Any events that affect worldwide oil and gas supply, demand or prices or that generate uncertainty in the market could reduce exploration and development activities and materially adversely affect CGG Veritas operations. CGG Veritas cannot assure as to future oil and gas prices or the resulting level of industry spending for exploration, production and development activities.

4.2.2.	CGG Veritas is subject to intense competition in the markets where it carries out its operations, which could limit its ability to maintain or increase its market share or to maintain its prices at profitable levels.

Most of CGG Veritas contracts are obtained through a competitive bidding process, which is standard for the seismic services industry in which it operates. Competitive factors in recent years have included price,

English translation from the French
crew availability, technological expertise and reputation for quality, safety and dependability. While no single company competes with CGG Veritas in all of its segments, CGG Veritas is subject to intense competition in each of its segments. CGG Veritas competes with large, international companies as well as smaller, local companies. In addition, CGG Veritas competes with major service providers and government-sponsored enterprises and affiliates. Some of CGG Veritas competitors operate more data acquisition crews than CGG Veritas does and have greater financial and other resources. These and other competitors may be better positioned to withstand and adjust more quickly to volatile market conditions, such as fluctuations in oil and gas prices and production levels, as well as changes in government regulations. In addition, if geophysical service competitors increase their capacity in the future (or do not reduce capacity if demand decreases), the excess supply in the seismic services market could apply downward pressure on prices. The negative effects of the competitive environment in which CGG Veritas operates could thus have a material adverse effect on its results of operations.
4.2.3.	CGG Veritas has high levels of fixed costs that are incurred regardless of its level of business activity.

CGG Veritas has high fixed costs, substantial capital expenditures generated by its data acquisition activities. As a result, downtime or low productivity due to, among other things, reduced demand, weather interruptions, equipment failures or other causes could result in significant operating losses.

4.2.4.	The revenues CGG Veritas derived from land and marine seismic data acquisition vary significantly during the year.

CGG Veritas land and marine seismic data acquisition revenues are partially seasonal in nature. The offshore data acquisition business is, by its nature, exposed to unproductive interim periods due to necessary repairs or transit time from one operational zone to another during which revenue is usually not recognized. Other factors that cause variations from quarter to quarter include the effects of weather conditions in a given operating area, the internal budgeting process of some important clients relative to their exploration expenses, and the time necessary to mobilize production means and/or obtain the administrative authorizations necessary to commence data acquisition contracts.

4.2.5.	CGG Veritas business is subject to governmental regulation, which may adversely affect its future operations.

CGG Veritas operations are subject to a variety of federal, provincial, state, foreign and local laws and regulations, including environmental, health and safety laws. CGG Veritas needs to invest financial and managerial resources to comply with these laws and related permit requirements. CGG Veritas failure to do so could result in fines or penalties, enforcement actions, claims for personal injury or property damages, or obligations to investigate and/or remediate contamination. Failure to timely obtain the required permits may also result in crew downtime and operating losses. Moreover, if applicable laws and regulations, including environmental, health and safety requirements, or the interpretation or enforcement thereof, become more stringent in the future, CGG Veritas could incur capital or operating costs beyond those currently anticipated. The adoption of laws and regulations that directly or indirectly curtail exploration by oil and gas companies could also materially adversely affect CGG Veritas operations by reducing the demand for its geophysical products and services.
4.3.	Risks related to CGG Veritas indebtedness
4.3.1.	CGG Veritas substantial debt could adversely affect its financial health and prevent us from fulfilling its obligations.

CGG Veritas has a significant amount of debt. As at December 31, 2007, CGG Veritas net financial debt, total assets and shareholders’ equity were €1,106.7 million, €4,647.0 million and €2,401.6 million, respectively (IFRS). CGG Veritas cannot assure that it will be able to generate sufficient cash to service its debt or sufficient earnings to cover fixed charges in future years.

English translation from the French
CGG Veritas substantial debt could have important consequences. In particular, it could:
•	increase its vulnerability to general adverse economic and industry conditions;

•	require it to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund capital expenditures and other general corporate purposes;

•	limit its flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates;

•	place it at a competitive disadvantage compared to its competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants of its indebtedness, among other things, its ability to borrow additional funds.
4.3.2.	CGG Veritas debt agreements contain restrictive covenants that may limit its ability to respond to changes in market conditions or pursue business opportunities.

The indentures governing CGG Veritas debt, 7 1/2% senior notes due 2015 and 7 3/4% senior notes due 2017 (hereinafter the “Senior Notes”) and the agreements governing its credit facilities (including the U.S.$1.14 billion senior credit facilities dated January 12, 2007 (hereinafter the “Senior Facilities”) and its U.S.$200 million French revolving facility dated February 7, 2007 (hereinafter the “French revolving facility”)) contain restrictive covenants that limit CGG Veritas ability and the ability of certain of its subsidiaries to, among other things:
•	incur or guarantee additional indebtedness or issue preferred shares;

•	pay dividends or make other distributions;

•	purchase equity interests or reimburse subordinated debt;

•	create or incur certain liens;

•	enter into transactions with affiliates;

•	issue or sell capital stock of subsidiaries;

•	engage in sale-and-leaseback transactions; and

•	sell assets or merge or consolidate with another company.
Complying with the restrictions contained in some of these covenants requires CGG Veritas to meet certain ratios and tests, notably with respect to consolidated interest coverage, total assets, net debt, equity and net income. The requirement that CGG Veritas complies with these provisions may materially adversely affect its ability to react to changes in market conditions, take advantage of business opportunities it believes to be desirable, obtain future financing, fund needed capital expenditures, or withstand a continuing or future downturn in its business.

English translation from the French
4.3.3.	If CGG Veritas is unable to comply with the restrictions and covenants in the indentures and agreements governing its senior notes and its other current and future debt, there could be a default under the terms of these indentures and agreements, which could result in an acceleration of repayment.

If CGG Veritas is unable to comply with the restrictions and covenants in the indentures governing its senior notes or in other current or future debt agreements, including the Senior Facilities and the French revolving facility, there could be a default under the terms of these indentures and agreements. CGG Veritas ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond its control. As a result, CGG Veritas cannot assure that it will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under these agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, CGG Veritas assets might not be sufficient to repay in full all of its outstanding indebtedness and CGG Veritas may be unable to find alternative financing. Even if CGG Veritas could obtain alternative financing, it might not be on terms that are favorable or acceptable to it.

4.3.4.	CGG Veritas and its subsidiaries may incur substantially more debt.

CGG Veritas and its subsidiaries may incur substantial additional debt (including secured debt) in the future. The terms of the indentures governing its Senior Notes and its other existing senior indebtedness limit, but do not prohibit, its subsidiaries and CGG Veritas from doing so. As of the date of this annual report, CGG Veritas has drawn U.S.$890 million under the Senior Facilities to finance the cash component of the consideration for the merger with Veritas DGC Inc.

If new debt is added to CGG Veritas current debt levels, the related risks for CGG Veritas could intensify.

4.3.5.	To service CGG Veritas indebtedness, CGG Veritas requires a significant amount of cash, and its ability to generate cash will depend on many factors beyond its control.

CGG Veritas ability to make payments on and to refinance its indebtedness, and to fund planned capital expenditures depends in part on its ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

CGG Veritas cannot assure that it will generate sufficient cash flow from operations, that it will realize operating improvements on schedule or that future borrowings will be available to it in an amount sufficient to enable it to service and repay its indebtedness or to fund its other liquidity needs. If CGG Veritas is unable to satisfy its debt obligations, it may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. CGG Veritas cannot assure that any refinancing or debt restructuring would be possible, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales, or that additional financing could be obtained on acceptable terms.

4.3.6.	CGG Veritas results could be materially adversely affected by changes in interest rates.

CGG Veritas sources of financing include credit facilities and debt securities that are or may be subject to variable interest rates. In particular, CGG Veritas Senior Facilities are subject to interest based on U.S. dollar LIBOR. As a result, its interest expenses may increase significantly if short-term interest rates increase. Each 50 basis point increase in the U.S. dollar LIBOR would increase its pro forma interest expense by approximately U.S.$5 million per year.

English translation from the French
4.3.7.	Interest-rate risk at December 31, 2007.

CGG Veritas may arrange part of its borrowings with financial institutions at variable and index-linked interest rates and with terms of 1 to 60 months. As a result, interest expenses may vary in line with movements in short-term interest rates. However, this risk is mitigated by the fact that a large proportion of the Group’s debt consists of fixed-rate bonds, along with some fixed-rate finance leases and fixed-rate medium-term bank credit facilities with variable terms.

	Overnight to 1		More than 5
	year	1 to 5 years	years
	€ million
Financial liabilities*	35.6	109.1	1,236.4
Financial assets**	177.9	—	—
Net position before hedging***	142.3	(109.1)	(1,236.4)
Off-balance sheet position	—	—	—
Net position after hedging***	142.3	(109.1)	(1,236.4)

*	Excluding bank overdrafts and accrued interest but including employee profit-sharing

**	Invested cash and equivalents

***	Net assets/(liabilities)

At December 31, 2007, the Group’s variable-rate assets (net of liabilities) due in less than one year totaled €144.2 million.
4.4.	Exchange-rate risk at December 31, 2007

USD m
Assets	1,224.8
Liabilities	(1,146.0)
Net position before hedging	78.8
Off-balance sheet positions	(30.5)
Net position after hedging	48.3
The net foreign-exchange position mainly concerns the US dollar and currencies pegged to the dollar. Other positions are negligible. The Company’s foreign-exchange position is becoming more balanced through its policy of forward sales of future receivables as soon as they enter the order book and through its taking out dollar-denominated loans supported by long-term assets.
4.5.	Risks related to equity securities
The Company’s investment policy does not authorize investments in the shares of other companies. Any transactions involving the Company’s shares are decided by the Management Board in accordance with the applicable regulations.

At December 31, 2007, the Company owned 42,769 of its own shares, worth €8.4 million. A 10% fall in the price of these treasury shares would therefore drag down shareholders’ equity by €0.8 million, but would have no impact on earnings.

	Shares in other companies	Own
	and equity mutual fund units	shares
		(€ million)
On-balance sheet	—	8.4
Off-balance sheet	—	—
Net overall position	—	8.4

English translation from the French
4.6.	Environmental risks
Although there are no specific regulations governing its activities, the Group is subject to various laws and regulations in force in the countries where it operates, particularly concerning the environment. These laws and regulations may require Group entities to obtain authorizations and/or permits before executing a contract. Management believes that the Company complies with all applicable environmental laws. However, the frequent development of these laws means that the Company cannot predict the cost of these laws and regulations or the impact they will have on the Group’s future operations. The Company is not involved in any legal proceedings regarding environmental matters, and is not aware of any claim or potential liability in this area that may have a significant impact on its activity or financial position.

In the last few years, the Group has made constant efforts to improve environmental protection and safety, and these remain ongoing. It is strengthening its procedures and adopting measures to increase awareness of these issues among staff and subcontractors, including compulsory periodic safety meetings on land and on vessels. A comprehensive system for managing health and safety and environmental issues, covering all activities, is in force within the Group and is still being adjusted to each business area.
4.7.	Insurance
The nature of the Company’s business brings very large permanent operational risks, for which it does not necessarily have insurance and may not be able to obtain adequate insurance. Even if it were able to obtain adequate insurance for these risks, it may not be on economically acceptable terms.

Seismic data acquisition activities, particularly those in deep-sea conditions, often take place in difficult weather conditions and involve other unpredictable circumstances. As a result, they bring a risk of losses arising from interruption, delays or destruction of equipment. The Company takes out insurance policies covering the destruction of or damage to its seismic equipment and the interruption of data processing activities. It regards the extent of this insurance as in line with usual practice in the sector. However, the Company cannot guarantee that its insurance policies will be enough to cover all circumstances or unforeseen events, or that it will in future be able to maintain adequate insurance at reasonable rates and in acceptable conditions.

The Group’s general risk coverage policy reflects its desire to cover major losses affecting its sites and/or equipment, and to cover liability that may arise with respect to third parties as a result of its activities. The Group periodically reviews the adequacy of its insurance coverage concerning risks that it may face.

The Group’s main insurance policies cover the following losses and risks:
•	losses suffered by third parties and customers as a result of the Company’s activities, including product liability;

•	risks and liability specifically related to its marine activities (pollution, use of units in shallow waters, damage caused by streamers or any other equipment towed by a vessel, liability with respect to third parties, crew, collisions etc.) and covering both vessels owned and chartered by the Company;

•	damage to the hull and machinery of vessels owned by the Company;

•	damage to the Company’s sites and installations and, as regards Sercel and data processing activities, consequential operating losses;

•	all risks, including the risk of war, to which equipment and vessels (excluding seismic vessels) owned or operated by the Company might be exposed, along with risks to seismic data tapes.
The level of coverage for each insurance program is assessed by the Management Board on a case-by-case basis, depending on the development of the Group’s activities and the risks involved. The Group’s overall

English translation from the French
insurance budget is €9.5 million, equal to around 0.4% of revenue. The coverage limits applied by the Company’s insurers are sufficiently high to protect against substantial financial losses in the event of a claim. For example, compensation for the shipwreck of the Mistral in December 2002 amounted to €69 million, which covered the value of assets on the balance sheet.
To avoid any significant loss in the event that operations are interrupted following an incident, the Company has taken out an insurance policy covering the Sercel and data processing activities, which will compensate for the loss of gross profit over the period needed to rebuild a production unit following a major incident. This policy does not cover the Company’s land and marine businesses. As regards the marine business, the Group cannot be certain of obtaining adequate insurance. Even if it could obtain adequate insurance, it cannot be sure that it will be on acceptable financial terms. As regards the land business, the Group has enough equipment to ensure that no incident affecting equipment will lead to a significant interruption of operations.
4.8.	Outsourcing
Within the Group, Sercel in particular makes use of outsourcing. The French manufacturing sites outsource part of their production to local non-Group companies, which are selected on the basis of criteria including quality and financial solidity. Outsourcing takes place across a large number of entities, each of which accounts for a small proportion of the total amount of activity outsourced, in order to eliminate the risk arising from the failure of any subcontractor.

As regards services, the Company’s policy is to avoid outsourcing for any part of these activities, unless there is a particular need due to lack of capacity.

English translation from the French
ITEM V
INFORMATION ABOUT THE COMPANY
5.1.	History and development of the Company
5.1.1.	Legal name and trade name of the Company

Legal name: Compagnie Générale de Géophysique — Veritas Trade name: CGG Veritas

5.1.2.	Place of registration and registration number of the Company

The Company is registered in the Paris Commercial Registry under the number 969 202 241 RCS Paris. APE code: 7112B.

5.1.3.	Date of incorporation and term of the Company (Article 5 of the by-laws)

The Company was incorporated on 27 March 1931 for a term of 99 years, or until 26 March 2030 unless is dissolved before then or unless this term is extended by vote of the shareholders at an extraordinary general meeting.

5.1.4.	Registered office — legal form of the Company — governing law — country of origin — address and telephone number of the registered office

The Company’s registered office is at Tour Maine Montparnasse, 33, Avenue du Maine, 75015 Paris, France, telephone: +33 (0)1 64 47 45 00).

The Company is incorporated as a société anonyme (public limited company) (Article 1 of the constitutional document). It is governed by the French commercial code and, more generally, by the laws and regulations of France.

5.1.5.	History and major events in the development of the Company’s business

The group is one of the leading international providers of integrated geophysical services and the world’s largest manufacturer of geophysical equipment. Its main customers for geophysical services are oil and gas companies, which use seismic imaging to guide their exploration and development of reserves.

The Company was founded in 1931 to commercialize geophysical techniques of evaluating sub-surface resources. Throughout its history, it has specialized in the seismic techniques appropriate to exploration and production of petroleum and natural gas while maintaining a business in other fields.

Its Sercel subsidiary was established in the 1960s to meet the group’s needs for seismic recording equipment. Sercel soon put its SN 348 digital recorder on the market, and this recorder went on to become the industry standard for the rest of the decade.

In the 1980s and 1990s, marine seismic recording grew significantly, especially in the Gulf of Mexico, the North Sea and off the coast of West Africa. The boom in the offshore market and the rapid rise of new competitors in the field of seismic services and geophysical equipment affected the group, which had only a small fleet of seismic vessels.

In early 1997, the Company carried out a capital increase and gained a listing on the New York Stock Exchange in order to reduce its bank debt, finance its development strategy, and secure its international name recognition in the oilfield services sector.

English translation from the French
In late 1998 and throughout 1999, the seismic industry, being heavily dependent on supply and demand in the oil and gas industry, was hit by the sharp decline in hydrocarbon prices. To deal with the fast-changing environment, in late 1998 the group embarked on a large-scale restructuring and modernization program to optimize its operating organization, reduce its fixed costs and put its finances on a sound footing. Readjusted in May 1999, this program focused on strengthening the group’s financial resources by means of two capital increases in autumn 1999 and on repositioning its strategic scope.

Also in 1999, management launched a strategic initiative to expand its marine activities, both in seismic services and in manufacturing of seismic equipment.

On the equipment side, Sercel acquired:
•	in 1999, US-based GeoScience-Syntron, the world leader in the marine geophysical equipment industry;

•	in September 2000, Mark Products, a division of Shaw Industries (Canada) specialized in making the geophones, hydrophones, cables and sensors used in data acquisition on land, at sea and in transition zones;

•	in October 2003, Sodera, a French company based in Toulon and one of the world’s leading suppliers of air guns;

•	in January 2004, the seismic equipment business of Thales Underwater Systems (TUS), based in Australia, whose activities include development and fabrication of marine systems to acquire seismic data from the sea surface, in particular solid streamers, and from the sea floor.

•	in 2004, Orca Instrumentation, a French company based in Brest, which develops and markets marine instrumentation and underwater data transmission systems.

•	also in 2004, Createch Industrie, a French company specialized in borehole measurement tools, borehole seismic tools and permanent borehole sensors.
In addition, Sercel has actively pursued expansion in China. In November 2003 it entered into an agreement to acquire a 51% majority stake in Hebei JunFeng Geophysical Equipment Co. Ltd., based in Hebei province, the main supplier of geophones and seismic cables to Chinese seismic services companies. This acquisition took effect in early January 2004 following approval by the Chinese authorities.

Most recently, on 27 September 2006 Sercel acquired all of the equity in Vibration Technology Ltd, a Scottish company specialized in developing, manufacturing and marketing cableless seismic data acquisition systems.

In the Geophysical Services segment, the group expanded in marine acquisition services by acquiring:
•	in October 2000, two seismic vessels, Amadeus and Symphony, bought from Aker;

•	in December 2000, the 40% minority interest in CGG Marine previously held by Louis Dreyfus Armateurs;

•	in 2005, Exploration Resources AS, a Norwegian provider of marine seismic acquisition services;

•	on 4 September 2006, Veritas DGC Inc.

English translation from the French
5.1.6.	The new CGG Veritas group formed by the merger of CGG and Veritas

On 9 January 2007, the shareholders of CGG and Veritas voted in favor of combining the two companies, and the new group was named CGG Veritas. The combined company is a stronger seismic group with worldwide scale, offering an expanded array of seismic service across all markets as well as geophysical equipment through its Sercel subsidiary.

The economic context for the combination, characterized by a lengthened investment cycle, is favorable.

Oil and gas companies’ reserves must increase to meet growing energy consumption sustained by long-term demand, particularly in China and India. This context creates a need to speed up the pace of exploration in new zones, reanalyze existing exploration zones with the new technologies, and optimize production management to maximize recovery rates. Seismic technology plays a major role in this process, and CGG Veritas, with its technical prowess and worldwide geographic presence, is in a good position to become a top-rank player in meeting the needs of the industry.

The merger is expected to generate pre-tax cost savings of roughly 75 million US dollars a year starting in 2008.

Sercel’s open technology policy is not affected. Sercel’s strategy is to develop and maintain leading-edge technologies and to offer new generations of stand-out products by concentrating on key markets. This strategy is unchanged and will continue.
5.2.	INVESTMENTS
Technological innovation and Research & Development

CGG Veritas’ ability to measure up to the competition and retain its hold on a strong market position is largely dependent on its ability to generate continuous technological innovation. The group believes that the seismic industry is now in a favorable cyclical phase driven by robust demand for seismic services and equipment with a high technology content. Because technical change in the product and services market is continuous and rapid, development cycles — the time from initial design to introduction in the market — may extend over several years.

CGG Veritas seeks to concentrate its efforts mainly on characterization of hydrocarbon reservoirs, development of techniques for processing seismic data on multi-component seabeds, structural imaging, and new-generation seismic recording systems, notably “wide azimuth” imaging technologies. The R&D teams, consisting of more than 541 employees, are spread across the group’s operations centers.

CGG Veritas also gains access to new technologies through the strategic alliances it has forged with component suppliers, oil companies, and universities and by acquiring technologies under license. In addition, CGG Veritas continues to undertake research programs jointly with IFP, the French Petroleum Institute.

Gross R&D spending (including capitalized development costs) over the previous three years was as follows:

	2007		2006		2005
		As % of		As % of		As % of
		revenue		revenue		revenue
	€ million	ex VAT	€ million	ex VAT	€ million	ex VAT
Gross research and development expenditure	63	2.7%	51	3.8%	43.5	5.0%

English translation from the French
Significant events of 2007 in technological innovation and Research & Development

Including capitalized development costs, R&D expenditure of the new group exceeded USD 80 million in 2007, or more than 2.5% of revenue. The Services segment of CGG Veritas combines the technology portfolios and the leading-edge R&D teams of the two previous operating companies. This opens up broader prospects in the years to come.

With the petroleum industry turning to offshore exploration zones at ever-increasing depths, marine seismic — in particular, high-resolution 3D imaging as well as the wide-azimuth technology developed in the Gulf of Mexico — is and remains a key factor in seismic demand growth. CGG Veritas’ expertise in wide-azimuth data acquisition, built up since 2005, is widely recognized. Despite its much higher cost, this type of data acquisition is in general use in the Gulf of Mexico, especially for multi-client projects. The group has also directed its efforts in marine acquisition to research on ways to improve productivity and safety in marine operations. These include acquisition systems placed on the seabed with cables and isolated data recording nodes.

In land seismic acquisition, efforts have focused on V1 technology. V1 derives from the HPVATM and provides considerable productivity gains in acquiring data on land. These gains are such that acquisition density and quality of images produced can be greatly increased at reasonable cost.

In the area of processing and reservoir imaging, the R&D efforts have focused on integrating the worldwide research and development teams and converging the two software platforms used previously by CGG and Veritas. In 2009, the processing centers will be implementing a single software platform that combines the best of the two platforms currently installed.

As regards new technologies that can differentiate a provider from its rivals, 2007 brought improved tools for processing wide-azimuth data and continued progress in depth imaging, notably with the emergence of Reverse Time Migration.

On the equipment side, outlays for research and development increased by more than 30% from the previous year. For Sercel, keeping R&D at a high and constant level is a necessity mandated by the high technology content of seismic equipment, in which numerous advanced technologies are converging: wireless transmission, high- and low-frequency transmission, miniaturized electronics, optics and acoustics. During 2007 Sercel, as part of its policy of constantly improving its products, developed and released new versions of its Seal marine systems and its 428XL and Unite land systems. SeaProNav and the Nautilus multi-directional streamer controller system, the new marine equipment intended to improve recording quality and productivity on seismic vessels, underwent extensive sea trials in preparation for being put on the market early next year. The SeaRay seabed recording system was successfully put in service by group customers.

Outlook for technological innovation and Research & Development

The swift pace of recent technological developments in seismic services has brought a decisive change in the sector. The development of 4D and wide-azimuth techniques, which offer an elapsed-time view and better reservoir illumination as well as improved imaging resolution, enables operators to locate and control reservoir performance better, by expanding the use of seismic techniques from the pure exploration stage (beginning of cycle) to the tools used to manage reservoir development and then production (end of cycle).

Seismic imaging has improved significantly over the past decade thanks to computerized processing, which has made possible ever more sophisticated analysis of the raw data. However, 3D seismic imaging relies on an acoustic wave to indicate whether a pocket of hydrocarbons may exist below the surface. It has only limited ability to determine what kind of fluid the pocket contains. Because drilling costs have risen significantly, oil companies are interested in any technique to increase the borehole success rate.

English translation from the French
Electromagnetic (EM) measurements can potentially offer a hydrocarbon detection technique that complements seismic data. EM uses low-frequency electromagnetic waves to measure changes in the resistance of the earth and thereby provides important information of what kind of fluid is present. The oil companies are currently using EM primarily as a risk reduction measure.

Total expenditure for research and development is expected to continue rising in 2008 in order to support the group’s innovation capacity in both geophysical services and equipment.

Industrial investment

Industrial investments by the group amounted to €108 million in 2005 and €133 million in 2006.

During 2007 CGG Veritas maintained such investment at a high level, with positive total net investment after elimination of intercompany profits. In Services, the group invested a gross amount of €234 million (USD 321 million) in 2007, much of it in marine acquisition in the form of two new seismic vessels, Vision and Vanquish. In equipment, Sercel invested €22 million (USD 30 million).

In 2008 and after, CGG Veritas expects to invest an average of €350 million (USD 450 million) each year in the multi-client business and roughly €170 million (USD 225 million) in maintenance investments.

English translation from the French
ITEM VI
PRINCIPAL ACTIVITIES
CGG Veritas has organized its operations into two business segments: Geophysical Equipment and Geophysical Services.

The Equipment segment comprises the subsidiaries of Sercel Holding SA, which design, make and market the equipment and supplies needed for seismic data acquisition on land and at sea.

The Geophysical Services segment covers:
—	the business of seismic data acquisition in open water (“Marine Acquisition”),

—	the business of seismic data acquisition on land, in shallow water, and in transition zones (“Land Acquisition”),

—	the business of marketing processed seismic data previously acquired on land and at sea by the group for its own account (“Multi-client business”), and

—	the business of processing and interpreting seismic data for purposes of sub-surface imaging, to be used either for exploration or for better understanding of already identified reserves (“Processing & Imaging business”).
Consolidated revenue by business segment (excluding intercompany sales), in millions of euros and millions of US dollars

	2007			2006			2006
	Historical data			Pro forma data unaudited			Historical data
	€ million	$ million	%	€ million	$ million	%	€ million	%
Subtotal — Land Acquisition	461.5	631.8	19%	365.0	458.4	18%	119.1	9%
Exclusive	327.3	448.0	14%	270.3	339.4	13%	119.1	9%
Multi-client	134.2	183.8	6%	94.7	119.0	5%	—	—
Marine Acquisition	986.4	1,350.5	41%	887.6	1,114.9	45%	533.3	40%
Exclusive	531.2	727.3	22%	462.2	580.5	23%	315.4	24%
Multi-client	455.2	623.2	19%	425.4	534.4	21%	217.9	16%
Processing & Imaging	263.2	360.5	11%	258.1	324.3	13%	139.7	11%
Total — Services	1,711.1	2,342.8	72%	1,510.7	1,897.6	76%	792.1	60%
Elimination of 12 days (note 1)	(16.5)	(22.6)	—	—	—	—	—	—
Total — Services during FY2007	1,694.6	2,320.2	71%	1,510.7	1,897.6	76%	792.1	60%
Equipment	679.5	930.5	29%	479.5	602.3	24%	537.5	40%
Total	2,374.1	3,250.7	100%	1,990.2	2,499.9	100%	1,329.6	100%

1	The €1,711.1 million figure includes Services segment revenue by product line for both CGG and Veritas from 1 January 2007. The €16.5 million of revenue earned by Veritas in the first twelve days of January 2007 is consequently to be subtracted from this figure. Because the group’s information systems are unable to break out Veritas’ revenue by product line during those first twelve days of January 2007, the elimination is made at the aggregate level for the Services segment as a whole, bringing total revenue of the segment to €1,694.6 million since the date of the merger.
Geographic distribution of consolidated revenue by destination, in millions of euros and millions of US dollars

	2007			2006			2006
	Historical data			Pro forma data unaudited			Historical data
	€ million	$ million	%	€ million	$ million	%	€ million	%
North America	734.6	1005.8	31%	721.7	906.6	36%	344.2	26%
Latin America	244.0	334.2	10%	199.7	250.9	10%	138.3	10%
Europe, Africa and Middle East	767.2	1050.5	32%	612.2	768.9	31%	472.7	36%
Asia Pacific	628.3	860.2	27%	456.6	573.5	23%	374.4	28%
Total	2,374.1	3,250.7	100%	1,990.2	2,499.9	100%	1,329.6	100%

English translation from the French
The customers of CGG Veritas have historically consisted of national oil companies, major oil companies and independent oil companies. In 2007 the two largest customers of the group accounted for 4.5% and 2.8% respectively of consolidated revenue.

For commercial development purposes, the Geophysical Services segment is divided into two regions (Western Hemisphere, which covers North, Central and South America, and Eastern Hemisphere, which covers Asia Pacific, Europe and the CIS, and Africa).

Land and marine data acquisition and seismic data processing services are offered to customers in each of these regions.

The cross-regional analysis by product line is the more relevant basis for following the group’s progress and competitive position as well its past and future strategic development.
6.1.	Geophysical Services :
a)	Acquisition of seismic data on land
Overview

Ranked by the number of land seismic data acquisition teams that it operates, CGG Veritas is one of the largest international contractors in the field, even in North America.

At 31 December 2007 CGG Veritas had 25 teams in operation (including the Argas team). Land acquisition services accounted for 19% of consolidated revenue in 2007.

Activity description

Land seismic acquisition covers all the seismic survey techniques that use a recording source in direct contact with the ground or very close to it. Seismic surveys on land are made by installing seismographs linked to digital recorders to receive reflected sound waves. Preferably, these waves are generated by vibrator vehicles so that the frequency can be modulated precisely by computer, making the system less sensitive to noise and less susceptible to error. In difficult terrain, in transition zones and under water, other sources of seismic energy must be used, such as explosives or compressed air guns.

Seismic surveys in transition zones and shallow water are made by installing cables or other fixed measuring systems on the sea floor. “Ocean Bottom Cables” (OBC) are used to perform surveys in waters that ocean-going seismic vessels cannot enter, such as shallow seas and areas near drilling platforms. Because they are in direct contact with the seabed, ocean-bottom cables make it possible to acquire high-quality seismic data. The difficulty of getting to the site to be studied is a major parameter for determining the number of personnel needed to perform a survey as well as the cost. The size of a full team for a seismic survey on land or in a transition zone can range from forty to several thousand (including, mainly in the latter case, employees hired locally). The cost of a survey can range from several hundred thousand to several million dollars a month, depending on the size of the team and the type and difficulty of the survey.

Land data acquisition on an exclusive basis (under contract, for a customer) and on a multi-client basis by CGG Veritas

The total land acquisition market, exclusive plus multi-client, continued to strengthen in 2007. It is estimated by CGG Veritas at close to USD 2.2 billion, compared with about USD 2.0 billion in 2006.

In land acquisition, CGG Veritas operates in two different modes and thus according to two different commercial and financial approaches.
—	The first approach is to work in contract mode, i.e., under an exclusive contract with a customer. The contract generally stipulates that the contractor will receive fixed fees per square kilometer on the basis of parameters specified by the customer, which becomes the owner of the data acquired. The customer

English translation from the French
thus pays the geophysical contractor for the entire cost of the project. The price is determined by supply and demand. The service provider’s operating profit is therefore the difference between the contract price and the final cost production cost of the survey.

—	The second approach is to operate in non-exclusive or “multi-client” mode. In regions where there is intensive exploration for hydrocarbons, such as the Rocky Mountains in Canada and the United States, CGG Veritas offers multi-client surveys. These enable holders of exploration permits in adjacent zones to participate in a single survey of a larger zone, thereby reducing the survey costs borne by each customer. In this mode, the survey data remains the property of CGG Veritas.
Business in 2007

Total revenue of CGG Veritas in exclusive (contract mode) and multi-client land seismic acquisition amounted to €461 million (USD 632 million) in 2007.

Acquisition of land seismic data in contract mode

Total revenue of CGG Veritas in exclusive (contract mode) land seismic acquisition amounted to €327 million (USD 448 million) in 2007.

In a highly competitive market, CGG Veritas’ strategy in exclusive land acquisition is to focus on operating excellence, commercial development through partnerships, and expanding its technology offering via promotional activities and experimentation in the field.

On average in 2007, CGG Veritas had 25 teams in operation around the world, 12 in the western hemisphere and 13 in the eastern. Rising demand for advanced technology led to expansion of the group’s wide-azimuth HPVATM technology and successful introduction of SeismovieTM for leading-edge 4D projects. The number of teams operated by CGG Veritas on land fluctuates considerably during the year because of projects in countries such as Canada where operations are dependent on weather conditions.

In land acquisition, the group’s service offering is based on a strong geographic focus and development of new technologies. The aim is to position CGG Veritas in high-end business by expanding from seismic exploration into seismic monitoring of producing fields and by continuing to develop local partnerships.

CGG Veritas occupies a strong position in the western hemisphere, particularly in North America, but also in the eastern hemisphere including the Middle East. In Saudi Arabia, the group conducts its land seismic data acquisition business through Arabian Geophysical & Surveying Company (“Argas”)[1], a joint venture owned 49% by CGG Veritas and 51% by TAQA, a local partner. TAQA also holds a 49% equity interest in Ardiseis, a group subsidiary formed in 2006 for seismic data acquisition on land and in land-sea transition zones in the Middle East outside of Saudi Arabia. The Company remains the majority owner of Ardiseis with 51% of the shares. Ardiseis, headquartered in Dubai, provides a full range of land and transition-zone acquisition services to customers in countries of the Middle East.

Acquisition of land seismic data in multi-client mode

In regions where CGG Veritas has conducted multi-client surveys, customers are offered a license to use the data. If the quality of the data is good and the survey zone is promising, the customer can get the benefit of data that can be interpreted immediately, at low cost. The associated surveys are recognized at cost on the group’s balance sheet. These assets are then depreciated according to predefined accounting policies. In

[1]	A shareholders’ pact between CGG and TAQA governs the allocation of seats on the Board of Directors (five members, three of them named by TAQA — the chairman and two others — and two named by CGG Veritas) as well as transfers of stakes by the two shareholders. The operation of this pact is unlikely to entail any change in cash flows or in the distribution of powers.

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the multi-client market, the geographic location of the surveys and the quality of data acquired and processed by the seismic company are key differentiating factors.

CGG Veritas’ multi-client land data library has data for locations in Texas, Mississippi, Oklahoma, Wyoming, and Utah in the United States and Alberta and British Columbia in Canada. At the end of 2007, this library had data for more than 22,000 square kilometers in the United States and close to 22,500 square kilometers in Canada.

During 2007, the group had about 2.7 land seismic teams working on multi-client programs, and CGG Veritas invested €102 million (USD 140 million) in new multi-client land surveys, mainly in North America but also in Kazakhstan. The net book value of the multi-client land data library was €140 million (USD 206 million) at end-December 2007.

Total revenue of CGG Veritas from multi-client land seismic acquisition in 2007 was €134 million (USD 184 million), of which €65 million (USD 89 million) came from after-sale services.

Competition and market

The land data acquisition market is extremely fragmented everywhere but North America and is characterized by intense price competition. The entry of a significant number of Chinese competitors on the international scene starting in 2000 had the effect of bringing down prices in this sector and reducing the market share of the established players. Furthermore, certain highly active markets such as China and Russia are in practice off limits to, or accessible only with great difficulty by, international service provides like CGG Veritas.

2008 Outlook

The land acquisition market is expected to grow between 5% and 10% in 2008 compared with 2007.

In 2008 CGG Veritas will stick with its strategy based on:
—	technological differentiation,

—	operations with local partners in countries where competition is high,

—	development during the winter 2007-2008 and 2008-2009 campaigns of the group’s know-how in high-resolution 3D, in the North American arctic, and

—	development of multi-client surveys in the Rocky Mountain region of the United States and Canada. In North America especially, CGG Veritas will continue commercial deployment of its HPVA seismic data acquisition method, which lowers the cost of a multi-azimuth 3D acquisition survey.

b)	Acquisition of seismic data at sea
Overview

As one of the leading contractors in marine acquisition, CGG Veritas is ideally placed to take full advantage of a market that has been growing steadily since 2005: the group has the largest fleet (14 high-capacity 3D vessels, five mid-capacity vessels and one 2D vessel), and its expertise in multi-azimuth technologies enables it to meet the growing demand for high definition images in complex geological environments.

In terms of capacity, the combined fleet is well balanced across the range of vessel sizes, from large (more than ten streamers) to medium (six to eight streamers) and small. All vessels are equipped with solid or

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liquid Sercel streamers. In terms of fleet management, the fleet offers high flexibility, with a balance between wholly-owned and chartered vessels and between newly built and fully amortized.

CGG Veritas offers a full range of 3D and 2D seismic acquisition services, primarily in the Gulf of Mexico, off the coasts of West Africa and Brazil, in the North Sea, and in the Asia Pacific region.

The offshore data acquisition business accounted for 41% of the group’s consolidated revenue in 2007.

Description of the surface and sea-floor marine acquisition business

Marine seismic surveys from the surface are carried out using compressed air sound sources and hydrophone receivers fitted inside streamers. The entire system is towed by the vessel. The streamers, along which hydrophones are fitted at regular intervals of about 12.5 meters, can be up to 10 kilometers long. A vessel’s data acquisition capacity is a function of the number of streamers that it tows and the number of acoustic sources that it deploys. Increasing the number of streamers and sources makes it possibly to survey a large area faster and more efficiently.

Marine acquisition from the surface requires technically advanced navigation equipment for precise positioning of the vessel, the acoustic sources, and the streamers. Know-how is essential when it comes to deploying, utilizing, and recovering the acoustic sources and streamers under optimal conditions of safety and speed. The vessels are outfitted with systems that include equipment and software developed by CGG Veritas, such as Sercel sources and streamers and the software used to process acquired data.

Marine acquisition from the sea floor is a more recent process than surface seismic, and the two processes are not generally in competition with one another. Seismic surveys on the seabed are typically done in zones where traditional acquisition via towed streamers is impossible, unsuitable or too difficult because of physical access constraints (shallow water, obstacles, etc.). This method can also be more effective for some specific types of seismic work, such as monitoring producing fields for the purpose of optimizing management of reserves in situ. Seismic acquisition from the sea floor is based on sensors linked by cables laid on the seabed either permanently or as part of a movable system that can be re-used in other zones. The data can be recorded with multiple-component (3C) sensors, which are well suited to a sea floor environment, and repetitively over time (4C/4D).

Exclusive and multi-client marine data acquisition by CGG Veritas

All of the seismic companies can choose to provide sub-surface seismic data to oil companies using two different commercial and financial approaches.
—	The first approach is to work in contract mode, i.e., under an exclusive contract with one customer. The contract generally stipulates that the contractor will receive fixed fees per square kilometer on the basis of parameters specified by the customer, which becomes the owner of the data acquired. The customer thus pays the geophysical contractor for the entire cost of the project. The price is determined by supply and demand. The seismic services provider’s operating profit is therefore the difference between the contract price and the final cost production cost of the survey.

—	The second approach is to operate in non-exclusive or “multi-client” mode. In regions where there is intensive exploration for hydrocarbons, such as the Gulf of Mexico and off the coasts of West Africa and Brazil, CGG Veritas offers multi-client surveys. These enable holders of exploration permits in adjacent zones to participate in a single survey of a bigger zone, thereby reducing the survey costs borne by each customer. The survey data remains the property of CGG Veritas. In this model, the geophysical contractor tries to anticipate oil companies’ future needs by proposing to sell its surveys, not just to one customer but to as many as possible, so as to maximize its profit. The contractor accordingly offers a license to use the data. If the quality of the data is good and the survey zone is promising, the customer can get the benefit of data that can be interpreted immediately, at low cost. The

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associated surveys are recognized at cost on the company’s balance sheet. These assets are then depreciated according to each company’s accounting policies.
In the multi-client market, the geographic location of the surveys and the quality of data acquired and processed by the seismic company are key differentiating factors.

CGG Veritas accounts for its investments in multi-client surveys in accordance with its asset accounting policies, which call for valuing and recognizing each survey separately under the accounting standards specified in Note 1 to the consolidated financial statements for 2007 (see Item X).

Description of the fleet

CGG Veritas’ fleet comprises 20 vessels: 8 high-capacity 3D vessels (8 to 12 streamers), 8 mid-capacity 3D vessels (4 to 6 streamers) and 4 four smaller 3D/2D vessels. These vessels are equipped with solid or non-solid streamers made by Sercel. In 2007 the group further modernized its fleet with the launch of Vision in late July, the release from the shipyard of Vanquish in mid-December and the conversion of Geo Challenger to a 12-streamer configuration before it began its 3D multi-azimuth survey off the coast of Egypt.

CGG Veritas owns some of its vessels, co-owns one of them, and operates the others under charter. This flexibility enables the group to fit the size of its fleet to market requirements. The 3D vessels owned outright by the group are Amadeus, Symphony, Orion and Search. The low-capacity 3D/2D vessels are Venturer, Duke and Princess. The group co-owns Alizé and operates the following 3D vessels under charter with an option to buy: Geo Challenger, Fohn, and Harmattan. The other 3D vessels, namely Vision, Vanquish, Viking, Viking II, Vantage and Laurentian, are operated under charter.

			Year			Number
	Year	Year	added to	Charter		of	Vessel
Vessel name	built	upgraded	fleet	expiration date	2D/3D	streamers	length (m)
SR/V Viking Vision	2007	n/a	2007	June 2015	3D	10	105
M/V Veritas Voyager	2005	2006	2007	June 2011	3D	4	68
SR/V Viking Vantage	2002	n/a	2007	April 2010	3D	8	93
M/V Geo Challenger	2000	2005	2005	June 2010	3D	12	91
SR/V Viking Vanquish	1999	2007	2007	Sept. 2015	3D	10	93
M/V Alizé	1999	n/a	1999	March 2014	3D	10	100
M/V Amadeus	1999	n/a	2001	Owned	3D	8	84
SR/V Veritas Viking II	1999	n/a	2007	May 2013	3D	8	93
SR/V Veritas Viking	1998	2006	2007	May 2011	3D	10	93
M/V Harmattan	1993	1997	1993	Dec. 2008	3D	6	97
M/V Symphony	1988	n/a	2001	Owned	3D	10	121
M/V Venturer	1986	2007	2005	Owned	3D	4	90
M/V Princess	1986	2001	2005	Owned	2D	3	76
M/V Føhn	1983	1997	1985	Dec. 2008	3D	8	87
M/V Laurentian	1983	2005	2003	Sept. 2008 (*)	3D	6	85
M/V Duke	1983	1998	2005	Owned	2D	1	67
M/V Pacific Titan	1982	1998	2005	June 2009	3D	2	65
M/V Search	1982	2002	2005	Owned	3D	8	98
M/V Pacific Sword	1981	2000	2007	Oct. 2009	3D	2	58
M/V Orion	1979	2006	2005	Owned	3D	8	81

(*)	Charter will not be renewed at expiration.
As part of its fleet modernization strategy, CGG Veritas entered into an agreement with Eidesvik Offshore on 2 July 2007 (later modified on 14 March 2008) for the construction of two high-capacity seismic vessels. The total value of the contract is approximately USD 420 million. Both vessels will benefit from the most

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recent technological developments in the field, in particular the latest X-Bowtm architecture from Ulstein Design AS. They will be delivered in 2010 and operated under charter for 12 years. Building these two new high-capacity vessels is a key step in CGG Veritas’ strategy for renewing its fleet, which entails replacing lower-capacity vessels from the previous generation with ultra-modern ships. These vessels are built on a new architectural concept that improves the efficiency of streamer deployment. Sercel solid streamers can be towed in bigger configurations of up to 16 long streamers or 20 shorter streamers for very-high-resolution applications.

Business in 2007

Marine seismic data acquisition in exclusive (contract) mode by CGG Veritas

In 2007 some 58% of marine 3D surveys were produced under exclusive contracts, with the balance accounted for by multi-client surveys.

The world market for exclusive marine acquisition in that year was estimated at USD 2.7 billion, up 20% from the year before. Demand was brisk in all regions of the world in 2007 but especially so in Asia Pacific, where offshore exploration was particularly strong.

The high level of activity is reflected in the large number of calls for tenders and projects in “new” countries such as Australia and Vietnam even as business remained brisk in India, Malaysia and Indonesia. The current size of the CGG Veritas fleet enabled the group to put ample 2D and 3D vessels in this region to conduct large-scale marine acquisition projects in New Zealand, Australia, Malaysia and Vietnam. Business was particularly robust in the Gulf of Guinea and in the Mediterranean, where the Geo Challenger carried out a 12-streamer multi-azimuth project off the coast of Egypt. 2007 also saw a rise in the group’s marine business in the Middle East, where the Fohn carried out a project of the coast of Qatar.

The smaller vessels in the fleet, with one to four streamers, were kept busy all year long, primarily in Asia Pacific.

Marine seismic data acquisition in multi-client mode by CGG Veritas

Major technological developments in seismic services over the past decade have changed the industry in decisive ways. The new techniques require more intensive use of time on board than traditional data acquisition. For example, it takes three to six times longer for a vessel to acquire wide-azimuth data than it does to acquire traditional 3D data. Furthermore, because the oil price environment has been unfavorable, fewer than 10% of the blocks awarded in 1995-2000 have been explored. The group estimates that many exploration licenses in potentially promising hydrocarbon basins will expire by the end of this decade. The next sale of exploration licenses, which will include potentially all of the high-potential zones to become available in the Gulf of Mexico, is scheduled for July 2008. The previous auction was held in March 2008.

In 2007 the group invested €269 million (USD 368 million) in seismic data added to its library of multi-client marine surveys. These surveys were made in high-potential zones such as Walker Ridge and Garden Banks in the eastern part of the Gulf of Mexico and in the deepwater Campos and Espirito Santo basins off the coast of Brazil. At 31 December 2007 the net book value of the multi-client marine data library was €296 million (USD 435 million). These surveys cover 340,000 square kilometers in the Gulf of Mexico (53%), off the coast of Brazil (26%) and elsewhere in the world (21%).

In the United States, CGG Veritas profited from strong exploration activity in the Gulf of Mexico and from the commercial success of wide-azimuth technology, which makes it possible to image petroleum deposits lying beneath salt formations. In the Walker Ridge zone, nearly 9,000 square kilometers of multi-client data were acquired using this technology. The group’s two new high-capacity vessels, Vanquish and Vision, met up in December in the Gulf of Mexico to work together on the new Garden Banks wide-azimuth program, which will go forward in parallel with the program under way at Walker Ridge.

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Total revenue of CGG Veritas in multi-client marine seismic acquisition was €455 million (USD 623 million), of which €220 million (USD 301 million) came from after-sale services.
Competition and market
According to CGG Veritas’ estimates, at 31 December 2007 the world’s fleet of 3D seismic vessels with the capacity to operate six or more streamers consisted of 51 vessels distributed as follows: 13 operated by Western Geco, 10 by PGS, 14 by CGG Veritas, 6 by Fugro and 8 by others.
Counting all projects currently under way, CGG Veritas reckons that the worldwide fleet meeting the same criteria will number 60 vessels by the end of 2008 and 70 vessels by the end of 2009. The size of the worldwide fleet of 2D vessels is more difficult to estimate.
The market for seabed surveys is still emerging. CGG Veritas has experience in this segment with Multiwave, and in 2007 the group successfully carried out a seabed survey at depths of more than 1,000 meters off the coast of Malaysia.
2008 Outlook
CGG Veritas seeks to keep its fleet of seismic vessels on the leading edge of technology and maintain its market position in acquisition and processing of marine seismic data.
In 2008 roughly 30% of the 3D vessel fleet will be assigned to multi-client surveys, compared with more than 40% in 2007.
CGG Veritas believes demand for marine acquisition will remain strong in 2008 and 2009 in every region of the world. Demand should be very strong for multi-azimuth techniques in particular. These acquisition technologies, which the group was the first to implement in early 2006, provide more precise imaging of complex geologic zones. Use of them is set to expand from the Gulf of Mexico to other areas of complex geology such as West Africa, Brazil and South-East Asia. These new technologies serve to increase demand for high-end marine acquisition services.
In 2007 the vessel utilization rate was on the order of 83%. The utilization rate is set to rise in 2008 thanks to a less extensive fleet modernization and maintenance program than in 2007 as well as enhanced fleet optimization and reduced transit times.
CGG Veritas intends to actively continue its multi-client wide-azimuth programs in deep and very deep waters of the Gulf of Mexico by completing the first survey in the Walker Ridge basin, continuing the second in the Garden Banks basin, and beginning a third in the Green Canyon basin. The group has always managed its production program for non-exclusive surveys in particularly rigorous fashion, and this policy will continue in 2008.
CGG Veritas believes that its seismic vessels with one to four streamers give it an edge in 2D resources during a favorable development period for exploration. Historically, demand in the 2D segment was tied exclusively to the pre-exploration phase: customers wanted rudimentary 2D imaging of an entire region in order to pick out the zones of interest that warranted 3D imaging. This limited the segment in terms of strategic positioning and value added. The situation has changed dramatically with the development of high-resolution marine acquisition and wide-azimuth technology. These techniques, both of which figure in the highly promising application of seismic services in complex geological zones, make heavy use of 2D vessels as source vessels (vessels from which waves are emitted to be picked up by sensors on the surface or on the seabed). Having control of a mixed 3D/2D fleet thus becomes a major strategic advantage and a vital factor in establishing supply credibility with the oil companies.

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c) Processing & Imaging
Overview
The activities of processing and managing data for imaging and characterization of hydrocarbon reservoirs are grouped together within a single entity that also develops the associated software. In this way, the group is able to offer customers the broad range of integrated services that they want. The contract business of the Processing & Imaging segment accounted for 11% of consolidated revenue in 2007.
Activity description
Processing of seismic data consists in transforming data acquired in the field into images of the subsurface, either two-dimensional (2D) vertical cuts or three-dimensional (3D) cubes. This requires substantial computational power and development of programs based on complex mathematical algorithms, particularly in the areas of imaging and signal processing. The images are then interpreted by geophysicists and geologists and used by oil companies to evaluate zones for prospecting, choose sites for drilling, and manage producing fields. CGG Veritas processes seismic data acquired by its own acquisition teams as well as data from third parties. Demand for seismic data processing is highly correlated with activity in marine acquisition, which accounts for much of the volume of 3D data. For CGG Veritas, marine processing generates more than two-thirds of the revenue of its international processing centers. To take advantage of technological developments, data are also periodically reprocessed over time, and this accounts for more than a third of revenue.
Imaging of complex fractured hydrocarbon reservoirs, such as those beneath basalt or salt formations, and carbonatized reservoirs is a major challenge for the group’s customers, and CGG Veritas has been one of the leading players in the new technologies of depth imaging. CGG Veritas continues to expand its core business gradually into reservoir geophysics. With high-resolution images and the added benefit of 4D seismic data — obtained either from repeated 3D surveys or ongoing monitoring — CGG Veritas can help hydrocarbon producers to better characterize and predict the physical and geological properties of the reservoir and the dynamic behavior of the fluids within it. CGG Veritas has built up a leadership position in these techniques of the future associated with reservoir seismics, as well as in depth imaging, which is used throughout the exploration/production cycle.
Business in 2007
The market for seismic processing and imaging grew by about 1% in 2007, and prices firmed slightly. The main factors driving growth were increased demand for depth imaging and a pickup in activity in marine acquisition, which carries over into processing demand with a time lag.
The CGG-Veritas merger assembled the world’s largest network of seismic processing and imaging centers. The group’s network includes centers open to all customers as well as centers dedicated to a single customer, and both enjoy an excellent reputation with customers. This position is unique in the industry. At year-end 2007 CGG Veritas’ worldwide network of 49 processing centers consisted of 34 international and regional centers serving all local customers in proximity and 15 dedicated centers at customer’s sites. With these 15 dedicated centers, CGG Veritas is the world’s leading provider in this field. Centers situated on the premises of individual customers, including BP, Shell, Total, and Pemex, are a response to the trend among oil companies of outsourcing seismic data processing while maintaining close contacts between experts in multiple technical disciplines. These centers enable the group’s specialists in geosciences to work directly with customers and to tailor and adapt CGG Veritas technologies to the specific requirements of each customer.
Since the merger of CGG and Veritas in early 2007 and the integration of the R&D teams worldwide, software platform convergence has been proceeding as planned. The objective is a fully operational integrated platform in 2009 that will combine the best of the two platforms currently in use. In the Houston, London, Calgary and Singapore markets, the group’s processing centers are now consolidated at the same

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site, giving customers ready access to teams of top-rank specialists and high-performance computing facilities well suited to their requirements.
CGG Veritas also sells licenses to use its Hampson-Russell interpretation software to companies that wish to do their own interpretation.
A service offering in borehole seismic data processing has also been developed as part of the VSFusion joint venture with Baker Hughes.
Competition and markets
CGG Veritas’ main competitors in processing and imaging are Western Geco and PGS. On the basis of known contracts awarded in tenders, the Company estimates the accessible market in seismic data processing to have been about USD 1 billion in 2007, up from over USD 800 million in 2006. CGG Veritas also estimates that it is the world leader in processing and imaging performed at dedicated centers of customer premises.
2008 Outlook
In general, CGG Veritas expects demand for seismic depth imaging and specialty work to remain brisk in 2008. At a time when the search for recoverable hydrocarbon deposits is moving into deeper and more complex environments, high-quality, high-resolution seismic imaging becomes even more necessary. High-end imaging technologies such as depth imaging and near-real-time modeling of wave propagation speed make it possible to obtain depth images of better quality. These techniques apply to all kinds of acquisition geometries and resolve the problem of complex wave fronts associated with the high speed of sound in geological formations such as the salt layers in the Gulf of Mexico. For underground imaging, the advantages of these techniques are better resolution, sharper definition of faults, greater signal continuity, and more precise positioning that reduces uncertainty on the location of hydrocarbon deposits.
CGG Veritas is particularly well positioned to profit from these techniques thanks to the size of its fleet of seismic vessels and its unrivaled team of geophysicists and researchers. Stationed around the world, they can respond to the demand for advanced technology, particularly in depth imaging and wide-azimuth processing. The emerging Reverse Time Migration technology, for example, will increase knowledge of complex, fractured formations such as carbonatized reservoirs and reservoirs located beneath basalt or salt. This is a major issue for the group’s customers.
As a matter of policy, the group will continue to locate its regional and dedicated centers in high-potential zones in order to be close to its customers.
It will also focus its efforts and capital spending in 2008 on raising productivity and shortening processing times, since these are key issues in keeping the seismic services industry integrated into customers’ exploration/production cycles over the long term. CGG Veritas has already shown that it can apply improvements in computing technology and software to cut costs, reduce turnaround times and increase productivity, and it will continue to do. Applications of the future such as lithological prediction (identifying the rock layers surrounding accumulations of hydrocarbons) and reservoir description and management will also take a prominent place. The latter applications include pre-summation 3D depth imaging, wide-azimuth 3D imaging, multi-component and 4D surveys. The group’s worldwide network of processing centers and the quality of its staff and its research give it the strength needed to consolidate its position and maintain its technological lead by anticipating future developments.
In 2008 CGG Veritas will devote particular effort to developing its new company-wide information systems architecture, which will eventually enable all of its geophysicists to be working with the same software.
6.2. Equipment
CGG Veritas conducts its seismic equipment manufacturing business through its subsidiaries. Sercel is operated as a corporate entity and generates the majority of its revenue from sales to companies outside the

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CGG Veritas group. At 31 December 2007 Sercel operated eight principal manufacturing sites, in Nantes and Saint-Gaudens (France), Houston (USA), Calgary (Canada), Alfreton (England), Larbert (Scotland), Sydney (Australia) and Singapore. Sercel also has operations in China through a 40% holding in a joint venture with BGP (the successor to XPEIC, Sercel’s previous partner) in land seismic equipment manufacturing and through its Hebei Sercel JunFeng Geophysical Equipment Co. Ltd subsidiary, in which Sercel holds 51%.2 The sites in Ulis and Brest (France) are dedicated to borehole tools and underwater instrumentation respectively. In 2007 29% of consolidated revenue of CGG Veritas (excluding intercompany sales) derived from manufacturing of seismic equipment.
Activity description
Sercel sells and services a full range of geophysical equipment throughout the world and also provides user training. It supplies equipment for land and marine seismic data acquisition such as recording apparatus and software, acoustic sources for use on land (vibrator vehicles) and at sea (air guns) and provides customers with integrated solutions.
The latest-generation 428XL recording system was put on the market in November 2005 and is compatible with the earlier 408UL system. Sercel’s 400 series of products represent the industry standard. The 428XL is a new version of Sercel’s land acquisition system that retains the characteristics that made the 408UL so successful, such as its extensible architecture and its ability to handle a mix of different data transmission media (cables, radio, microwave, laser, fiber optic) in one seamless network that allows the user to specify data routing trajectories and thereby get around obstacles in the field. The 428 XL also offers extensive functionalities for multi-component and high-density acquisition and is compatible with 408 system field equipment.
Like the 408 system, the 428 provides a digital sensor unit (DSU) that incorporates a digital accelerometer based on MEMS (micro electromechanical systems) technology.
This line of land seismic data recorders is now complemented by the Unite cableless acquisition system developed by Vibration Technology Ltd, which Sercel acquired in September 2006.
Today Sercel is one of the world’s leading suppliers of the vibrators used as acoustic sources in seismic surveys on land. Sercel also makes products related to its vibrator business, notably the Sercel VE 432 electronic vibrator control system and systems based on GPS technology that are used to position vibrators during surveys. The NOMAD 65 represents the latest generation of Sercel vibrators. An all-terrain vibrator fitted with either wheels or tracks, it was designed for optimal maintenance and enhanced reliability during high duty cycle operations. Sercel also offers the industry its NOMAD 90 vibrator, which is a version of the NOMAD that can exert forces of up to 90,000 pounds, making it the most powerful vibrator in the world according to Sercel.

[2]	The articles of incorporation and bylaws of this company govern how it operates and how powers are distributed within it. Under Chinese law for the corporate form adopted by Sercel-JunFeng, the Board of Directors is the supreme authority within the company. The board of Sercel-JunFeng is composed of nine members, five of whom are named by Sercel. The other two shareholders representing 25% and 24% of the equity each name two directors. The chairman of the Board of Directors is chosen from the Sercel representatives on the board, and the chief executive officer, responsible for carrying out the decisions of the board, is chosen from the representatives of the Chinese shareholder with the 24% interest. The bylaws provide that decisions to amend the bylaws, dissolve or merge the company, increase or reduce its capital stock, or transfer shares require a unanimous vote by the board taken in accordance with Chinese law. Certain decisions such as giving guarantees to banking institutions, modifying a production site and approving annual financial statements require a two-thirds majority of the board. All other decisions, in particular approving the annual budget or the capital budget, distributing dividends, and appointing or dismissing the chief executive, require a simple majority. The bylaws do not contain any special provisions that could have a direct impact on the cash flows of the CGG Veritas group.

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Sercel also assembles geophone harnesses and fabricates other geophysical accessories. The acquisition in 2004 of a 51% interest in Sercel-JunFeng in China has given it another production unit for geophones, cables, and connectors and bolstered its position in the Chinese market.
In marine geophysical equipment, Sercel’s Seal system capitalizes on the 408 system architecture and years of experience in manufacturing streamers. The Seal system is at this writing still the only new-generation marine seismic acquisition system on the market. In early November 2005, Sercel introduced a new product in the Seal line, the Sentinel® solid streamer, which grew out of the technological synergies achieved via business acquisitions over the past ten years. The Sentinel streamer is the market standard and is installed on the majority of new seismic vessels.
In early October 2006, at the meeting of the Society of Exploration Geophysicists in New Orleans, Sercel announced the launch of the SeaRayTM, an ocean-bottom cable (OBC) that can be used in depths from 100 to 500 meters depending on configuration. This cable is based on the acquisition systems technology of the 400 series and includes a 3-component digital sensor unit (DSU).
Sercel’s marine product range has recently been expanded with the announcement of the SeaProNavTM navigation software, which enables streamers to be positioned in real time, and NautilusTM, a multidirectional streamer positioning system.
Sercel has improved its product range and increased its market share through an active acquisition policy. In December 1999 it bought GeoScience Corporation, and in 2000 it acquired the geophone business of Mark Products. Its willingness to enlarge its equipment product range was further demonstrated by its acquisitions of Sodera, a company that sells air guns, in 2003 and then Orca Instrumentation, a specialist in underwater acoustics, Createch, a specialist in borehole tools, and the marine seismic equipment manufacturing business of Thales, all in 2004. In September 2006, Sercel acquired Vibration Technology Ltd, a Scottish company specializing in cableless systems.
The market for geophysical equipment grew by more than 35% in 2007, driven mainly by the land equipment segment. In marine equipment, growth was weaker because of construction delays on a number of new seismic vessels.
In short, Sercel is a worldwide supplier of solutions for the entire seismic data acquisition chain, with a balanced position in the industry from the standpoint of its product offering and its manufacturing locations on both sides of the Atlantic and in Asia Pacific.
Outlook
By investing in research and development and making targeted acquisitions for proven technologies, Sercel intends to stay in a position to supply a complete integrated range of seismic acquisition equipment on the leading edge of technology. Sercel expects the geophysical equipment market to grow in 2008. It believes it will be able to maintain its leading position in the geophysical equipment market by capitalizing on its current product range, building new technologies into its products, and taking advantage of its diversified geographic presence, including its presence in markets with high growth potential.
6.3. Recent developments:
Since the beginning of 2008, significant events within the group include the following:
Agreement signed on 17 January 2008 ending a legal proceeding in the Evry district court brought by one of the unions representing group employees; see Item X.
Implementation on 14 March 2008 of a stock option plan and a stock grant plan; see sections 15.2.2 and 15.2.3.

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ITEM VII
GROUP STRUCTURE — INTRA-GROUP RELATIONS
7.1. Organizational structure
Compagnie Générale de Géophysique-Veritas (CGG Veritas) is the Group’s parent company. The Group’s companies are attached to the parent company directly or indirectly. The figure below shows a simplified Group structure, including ownership percentages, at the date this registration document was prepared:

	Jurisdiction of		% of
Subsidiary	Organization	Head office	interest
Sercel S.A.	France	Carquefou, France	100.0

CGGVeritas Services SA	France	Massy, France	100.0

CGG Americas, Inc.	United States	Houston, Texas, United States	100.0

CGG Marine Resources Norge A/S	Norway	Hovik, Norway	100.0

Companía Mexicana de Geofisica	Mexico	Mexico City, Mexico	100.0

CGG do Brasil Participaçoes Ltda	Brazil	Rio de Janeiro, Brazil	100.0

CGGVeritas Services (Norway) AS	Norway	Oslo, Norway	100.0

Sercel Inc.	United States	Tulsa, Oklahoma, United States	100.0

CGGVeritas Services Holding (U.S.) Inc.	United States	Houston, Texas, United States	100.0
7.2. Intra-group relations
Transactions between Group companies take place in various areas, including the provision of various services, sales of geophysical equipment and software licenses. The corresponding remuneration or royalties vary according to the type of transaction and in line with market prices. Assistance and advice provided by the parent company to the Group’s main subsidiaries, regarding financial, administrative, commercial and technical matters, are generally remunerated via a royalty based on the revenue of the subsidiary concerned, or on a fixed-sum basis depending on the scale and type of services provided. Services provided by subsidiaries to the parent company are usually paid for on a “cost-plus” basis. Sales of geophysical equipment between Sercel and its subsidiaries and the Group’s other companies take place on terms equivalent to those applied to customers outside the Group.
Financial flows from the parent company to its subsidiaries were as follows in the 2005, 2006 and 2007 financial years.

€ million	2007	2006	2005
Services provided	7.6	52.0	28.1
Onward invoicing of expenses and provision of resources	6.8	1.3	1.1
Total	14.4	53.3	29.2

English translation from the French
Financial flows from subsidiaries to the parent company were as follows in the 2005, 2006 and 2007 financial years.

€ million	2007	2006	2005
Purchases of equipment and consumables	0.3	12.9	10.0
Onward invoicing of expenses and provision of resources	25.3	47.8	22.3
Total	25.6	60.7	32.4
7.3. Subsidiaries’ financial highlights
The table below sets out the main financial highlights of the listed company CGG Veritas, the Services sub-group and the Equipment sub-group (Sercel and its subsidiaries). The two sub-groups’ activities are described in sections 6.1 and 6.2.

	CGG	Service	Sercel	Consolidation	Group total
IFRS	Veritas	subsidiaries	subsidiaries	adjustments	CGG Veritas
	(€ million, except for headcount)
2007
Non-current assets	2,525.2	4,557.7	187.0	(3,843.5)	3,426.4
Financial liabilities	634.2	1,255.3	11.3	(557.3)	1,343.5
Cash and equivalents	103.9	132.9	17.5	—	254.3
Net cash provided by operating activities	(20.1)	677.4	77.2	(87.2)	647.3
Dividends paid to CGG Veritas	—	5.2	40.0	(45.2)	—
Revenue	35.0	1,667.0	788.5	(116.4)	2,374.1
Operating income	(65.9)	305.9	266.2	(17.1)	489.1
Net income	(0.2)	126.5	181.3	(57.9)	249.6
Shareholders’ equity	1,979.4	3,269.1	449.4	(3,272.3)	2,425.6
Workforce	37	5,996	2,076		8,109

2006
Non-current assets	626.4	730.0	202.6	(600.0)	959.6
Financial liabilities	249.0	271.5	13.4	(134.8)	399.1
Cash and equivalents	201.2	37.5	13.1	—	251.8
Net cash provided by operating activities	114.7	125.9	108.7	(1.9)	347.4
Dividends paid to CGG Veritas	—	5.5	19.8	(25.3)	—
Revenue	263.4	528.7	610.1	(72.6)	1,329.6
Operating income	(7.7)	128.5	174.2	(6.0)	289.0
Net income	54.3	24.5	115.4	(35.5)	158.7
Shareholders’ equity	560.7	397.6	330.4	(389.0)	899.9
Workforce	1,107	1,460	1,933		4,500

2005
Non-current assets	567.7	760.2	151.2	(518.5)	960.6
Financial liabilities	159.6	316.7	13.7	(89.7)	400.3
Cash and equivalents	76.5	25.0	10.9	—	112.4
Net cash provided by operating activities	72.3	86.6	39.0	(15.5)	182.4
Dividends paid to CGG Veritas	—	4.8	17.2	(22.0)	—
Revenue	221.3	332.5	378.8	(62.7)	869.9
Operating income	(26.4)	37.8	79.8	(16.1)	75.1
Net income	(29.5)	9.1	52.3	(38.7)	(6.8)
Shareholders’ equity	479.8	389.4	249.9	(408.9)	710.2
Workforce	1.095	1.127	1.730		3.952

English translation from the French
ITEM VIII
PRINCIPAL PROPERTIES — ENVIRONMENT
8.1. List of the principal properties of CGG Veritas group

				Lease
		Work-	Owned/	expiration
Location	Type of facilities	force	Leased	date
Paris, France	Headquarters of the CGG Veritas group	37	Leased	2015
SERVICES
Massy, France	Headquarters of CGG Veritas Services	346	Owned
Massy, France	Data processing centre	304	Owned
London, England	Data processing centre Vantage West	107	Leased	2011
Redhill, England	Offices	55	Leased	2010
Crawley, England	Offices of Veritas DGC Ltd.	337	Leased	2013
Oslo, Norway	Data processing centre and	47	Leased	2013
	Offices of CGG Marine Resources Norge AS	18	Leased	2013
Bergen, Norway	Offices of CGG Veritas Services (Norway)
	AS and Multiwave AS	90	Leased	2009
Houston, Texas, U.S.A.	Offices of CGG Americas	125	Leased	2008
Houston, Texas, U.S.A.	Offices of CGG Veritas Services Holding (U.S.) Inc.	502	Leased	2015
Calgary, Canada	Offices of Veritas Energy Services	257	Leased	2015
	Partnership and of Hampson Russell Ltd.
	Partnership
	Offices of Geophysical Services and data processing center	65	Leased	2009
Rio de Janeiro, Brazil	Offices of CGG do Brasil	38	Leased	2010
Villahermosa, Mexico	Offices of CMG	128	Leased	2009
Buenos Aires, Argentina	Offices of Veritas DGC Land, Inc.	27	Leased	2009
Caracas, Venezuela	Offices of Geophysical Services and data processing center	35	Leased	2010
Cairo, Egypt	Data processing centre	52	Owned
Kuala Lumpur, Malaysia	Offices of Veritas DGC (Malaysia)	31	Leased	2010
Kuching, Malaysia	SDN BHD
Kuala Lumpur, Malaysia	Offices of Geophysical Services and data processing center	93	Leased	2008
Mumbai, India	Offices and Data processing centre	45	Leased	2011
Jakarta, Indonesia	Offices of PT Veritas DGC Mega Pratama	24	Leased	2009
Singapore	Offices of Veritas DGC Asia Pacific Ltd.	183	Leased	2020
Perth, Australia	Offices of Veritas DGC Australia Pty Ltd.	53	Leased	2009
EQUIPMENT
Houston, Texas, U.S.A	Offices of Sercel and Sercel factory (Syntron and Mark Products). Activities include research and development relating to, and manufacture of, geophysical cables, mechanical equipment and borehole seismic tools	556	Owned
Nantes Carquefou, France	Sercel factory. Activities include research and development relating to, and manufacture of, geophysical cables, mechanical equipment and borehole seismic tools	493	Owned

English translation from the French

				Lease
		Work-	Owned/	expiration
Location	Type of facilities	force	Leased	date
Saint-Gaudens, France	Sercel factory. Activities include research and development relating to, and manufacture of, geophysical cables, mechanical equipment and borehole seismic tools	213	Owned
Sydney, Australia	Offices of Sercel. Activities include research and development relating to, and manufacture and marketing of, marine streamers	67	Leased	2008
Xu Shui, China	Offices of Sercel. Activities include research and development relating to, and manufacture of, geophones	469	Owned
Calgary, Canada	Offices of Sercel. Activities include manufacture and reparation of geophysical cables	53	Owned
Alfreton, England	Offices of Sercel. Activities include manufacture of geophysical cables	53	Owned
Singapore	Offices of Sercel. Activities include manufacture of geophysical cables	30	Owned
8.2. Environment
CGG Veritas, as a global participant in the oilfield services industry, recognizes that concern for the environment and the quality of life is an integral and fundamental part of the way in which it conducts its business. Our public commitment defined within our environmental policy, means that we are committed to reduce our environmental footprint and to strive to continually improve our environmental performance.
CGG Veritas is committed to participating in sustainable development initiatives by helping to protect the environment and to complying fully with all applicable environmental regulations in the countries in which it operates throughout the world.
CGG Veritas sites in France and Europe, in the Services activity, are mostly administrative buildings and do not generate any specific environmental risks. CGG Veritas stores in dedicated premises in France calibration sources having a weak level of radioactivity for borehole measurements. The radioactivity level is regularly measured and is not dangerous for the employees.
Sites of Sercel, located in Nantes and Saint-Gaudens, are included in the category of “classified sites” subject to authorization or notification requirements since they have to implement some electronic and mechanical manufacturing processes. Saint-Gaudens is subject to authorization and Nantes to notification requirements. They are consequently subject to regular controls by administrative agencies having jurisdiction over air or water pollution risks. As of today, Sercel has never been notified as being non-compliant. The environment impact study for Sercel’s site in Saint Gaudens when updating its current authorization status confirmed that the site’s activity did not present any major risks for the environment. Surfacing and painting workshops as implemented in Saint Gaudens are equipped in accordance with applicable regulation to avoid noxious effects of the products used and fire risks.
Manufacturing or repair sites located abroad (USA, Canada, Singapore, England, Australia, China) see that time frame set forth by local regulations are complied with. Thus, when Mark Products business was acquired, in September 2000, from Shaw Cor, the due diligence processes prior to acquisition revealed that underground of the Fallstone site in Houston (Texas) was suffering from a minor pollution due to the discharge of chemical products. Consequently, Sercel agreed with Shaw Cor that the latter would keep the

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ownership of this land and restore the land at its own expenses. The purification processes were carried out under the control of the Texas Commission on Environmental Quality which has issued a compliance certificate on April 16, 2007 attesting that the purification process has been satisfactorily carried out. As a result of the issuance of such compliance certificate, title to the Fallstone site was transferred to Sercel.
Services operations are segmented into two distinct activities, all related to seismic data acquisition operations:
Marine Acquisition
During 2007 our maritime fleet operated in diverse waters such as the Gulf of Mexico, the Santos Basin in Brazil, the North Sea, the Mediterranean, the Gulf of Guinea, the North West shelf of Australia, the Bay of Bengal and the Andaman Sea. Additionally we operated throughout Asia including the Sulu, Celebes and Timor seas, offshore Philippines, Malaysia and Borneo.
Our seabed activities took place in Malaysia.
Land and Shallow water acquisition
Our Land activities were focused in Canada and North America, Alaska, Venezuela, Thailand, Papua New Guinea, Saudi Arabia, Oman, Egypt, Tunisia, Libya, Gabon and Spain.
Our shallow water and transition zone data acquisition activities were carried out in the Caspian Sea, Tunisia and Indonesia.
Our main international activities have a limited impact on the environment and do not create significant environmental hazards or risks. We continuously monitor and accurately report environmental impacts, however slight, of our activities.
8.2.1. Water, raw materials and energy consumption:
Greenhouse Gas Emissions (GHG)
CGG Veritas reporting of the quantity of CO2e3 emissions will encompass our onshore and offshore operations combined. Emissions are reported in metric ton (M/T). The quantities submitted are direct emissions on a global scale.
In 2007, the total quantity of CO2e emissions represented 555,689.76 M/T. Marine operations accounted for 87.35% of the total emissions while land operations represented 12.65%. 95% of land emissions are generated by diesel powered engines.
GHG direct emissions of Marine and Land acquisition combined

[3]	Carbon dioxide equivalent, CO2e, is an internationally accepted measure that expresses the amount of global warming of greenhouse gases (GHGs) in terms of the amount of carbon dioxide (CO2) that would have the same global warming potential. Examples of such GHGs are methane, perfluorocarbons and nitrous oxide.

English translation from the French

Total Combined GHG emissions		Year 2007
Total GHG emissions:		569,567.56 M/T
GHG	Qty (M/T)	GHG	Qty (M/T)
CO2	555,689.76	SOX	1,389.22
CO	1,808.15	CH4	46.36
NOX	9,858.62	VOC	482.91
GHG emissions sources from combined operations

Marine — Emission source	Qty (M/T)	Land — Emission source	Qty (M/T)
Vessels using MDO fuel	146,931.30	Diesel powered engines	21,084.39
Vessels using HFO fuel	4,529.25	Gasoline powered engines	964.37
Incinerators	479.84	Incinerators	0.91

English translation from the French
Marine acquisition — GHG emissions

Marine operations				Period	Year 2007
CHG — (M/T)	Total Quantity	Vessels	Emission factor	Incinerators	Emission factor
CO2	485,378.16	484,673.76	3.2	704.40	1.468
CO	1,213.45	1,211.68	0.008	1.76	0.00367
NOX	9,065.73	8,936.17	0.059	129.56	0.27
SOX	1,213.45	1,211.68	0.008	1.76	0.00367
CH4	41.50	40.89	0.00027	0.61	0.001268
VOC	364.03	363.51	0.0024	0.53	0.0011

Total	497,276.31	496,437.70		838.61

Land acquisition — GHG emissions

Land operations				Period	Year 2007
CHG	Total Qty (MT)	Transportation	Emission factor	Incinerators	Emission factor
CO2	70,557.41	70,556.07	3.2	1.34	1.468
CO	595.32	595.32	0.027	0.00	0.00367
NOX	838.10	837.85	0.038	0.25	0.27
SOX	176.39	176.39	0.008	0.00	0.00367
CH4	5.07	5.07	0.00023	0.00	0.001268
VOC	119.06	119.06	0.0054	0.00	0.0011

Total	72,291.36	72,289.76		1.59

Water consumption
Water consumption for the land crews operating in isolated locations (desert, jungle...) amounts to 203,607 m3. Data relating to crews operating in urban areas are not included.
For Marine operations, water consumptions tracking falls under the responsibility of vessel maritime crews are not consolidated at this stage.
Management of black and grey waters
Black and grey waters generated by the land crews in isolated locations are treated on site, either directly (11%) or though a specialized sub-contractor (89%).

Management of used waters	Qty ( m3)
onsite treatment — Dispersion	10,129
offsite treatment (facilities)	79,067
Our vessels are equipped with permanent water treatment units. Data relating to the quantity of water discharged managed by vessel maritime crews are not consolidated.
Waste Management
Product use and disposal
Everywhere we operate, on our vessels and land crews, we have implemented a waste management system. It prioritizes the management of waste according to the following hierarchy: waste reductions, reuse, recycle, treat or dispose to certified facilities and dispose by incineration. It must be noted that our

English translation from the French
operations, especially in land, often take place in remote location and in areas where certified facilities for waste treatment or disposal are not available.
Waste management distribution

			Year 2007
Overall operations Waste Management Distribution			M/T
Recycled onshore	2,328.32	Disposed ( at sea / buried)	19,523.49
Treated onshore	8,480.01	Disposed by incineration	480.75
Disposed onshore	3,869.11
Incidents and Spills
Land acquisition
On land, all our environmental incidents were negligible, resulting in a low environmental impact with temporary effect on the natural environment. Most of our incidents occurred during fuel handling activities. As part of our standard practices, 100% of our spillage was completely cleaned up and contaminated ground was sent to proper facilities for treatment and disposal.

			1.12 (m3)
Land Acquisition Spill Distribution (m3)	Total:		M/T
Diesel fuel	0.5	Engine oil	0.13
Aviation fuel	0.05	Hydraulic oil	0.39
Antifreeze	0.05
Marine acquisition
In marine, our environmental incidents were also negligible except for one incident. Our accidental spills occurred during bunkering activities (tank overflow), hydraulic pressure hose failure, and hydrocarbon fluid streamers damaged by entanglement, floating debris, third party vessels and shark attacks. One incident due to pipe corrosion resulted in a short-term minor environmental impact (4 cubic meters of ISOPAR M). Tests conducted by TECAM — TECNOLOGIA AMBIENTAL LTDA laboratory in 1999 on the ISOPAR M biodegradability in marine water environment indicated quick product degradation completed in approximately 8 days of exposure.

English translation from the French

Marine Acquisition Spill Distribution (m3)	Total:		8.59 (m3)
Marine Diesel Oil (MDO)	1.40	Grey Water	0.02
Hydraulic oil	0.44	ISOPAR M	6.16
Engine oil	0.57
8.2.2.	Measures taken to limit impacts on natural environment, protected animal and plant species:

Biodiversity loss due to competing land use or marine ecosystems disturbance is a global environmental challenge our society is facing today. We recognize the importance of protecting biodiversity, especially when operating in sensitive environments. This year, CGG Veritas joined the International Petroleum Industry Environmental Conservation Association Biodiversity Working Group (IPIECA — BDWG) to collectively engage with our clients in developing tools to better assess and manage biodiversity in our operations. In marine acquisition for example, monitoring protected species is part of our daily duties. Onboard dedicated marine fauna observers insure compliance with applicable regulations stipulated by the country or specific region our vessels operate. In 2007, 1,348 marine mammal and sea turtle sightings were recorded during our seismic survey acquisitions around the world. These sightings generated 84 delayed energy source ramp-up and shutdowns as part of required mitigation measures. These measures allow sufficient time for the animals to leave the immediate vicinity of our operation. It must be noted that ramp-up procedures also called soft-start are used as a standard practice to warn marine mammals and sea turtles of our presence before seismic surveying can begin.

Marine fauna mitigation measures summary			Year 2007
Total of sightings:			1,348

Delay ram-up and shutdown	84	Operational downtime	107 hours 5 minutes

English translation from the French
Scientific research continues to improve our understanding of climate change and how it responds to human activities. One major emerging environmental challenge faced by society is the reduction of greenhouse gas (GHG) emissions. As a good corporate citizen, CGG Veritas continually looks for innovative ways to minimize emissions through better operating practices and technological innovations.

Operating Best Practices

Onshore, we are committed, when ever possible, to use diesel technology over gasoline to deliver better fuel economy and less GHG emissions. Today, 95% of our vehicles fleet uses diesel engines. In addition, in house on site mechanics ensure proper engine maintenance. Each driver is accountable for his or her vehicle and must conduct a documented daily vehicle inspection.

Offshore, our fleet is composed of twelve high capacity 3D, seven lower capacity 3D and one 2D acquisition vessel. Together with our fleet managers, the Company has implemented a control process to ensure full compliance of our fleet with MARPOL Annex VI of the international convention on the prevention of pollution from ships which regulates NOX, SO and CO2 emissions for new vessels built or modified beginning in 2000.

Our vessels exclusively use marine diesel oil (MDO) with the exception of one 3D vessel with consume a combination of marine diesel oil (MDO) and heavy fuel oil (HFO). The significant advantage of using MDO over HFO is the higher heat value of diesel oil means lower fuel consumption. The typical heat value for MDO is about 42 MJ/kg and for HFO it is about 40 MJ/kg, a difference that in theory represents a reduction in fuel consumption of 5%. Furthermore, diesel oil properties with a lower viscosity and less particle content signifies less friction in the engine’s moving parts, which in turn leads to reduced fuel consumption.

Reporting Aspect

Using our integrated Environmental Management system, CGG Veritas assesses its emissions in accordance with the International Oil and Gas Producers (OGP) guidelines and the United Kingdom Offshore Operators Association (UKOOA) Guidelines. In addition, we report on our emissions data for the Carbon Disclosure Project (CDP). Finally, the methodology used for reporting meets the reporting criteria set by the GHG protocol.

Emergency Preparedness and Response

In line with our integrated QHSE management system, all of our operational sites have Emergency Response Plans (ERP) in place to deal with a wide range of possible emergency scenarios, such as; oil spill, fire and helicopter emergency landing. These plans are tested periodically in drills to ensure their

English translation from the French
effectiveness throughout the duration of each project. For example, on average every three days a pollution drill is conducted on one of our twenty vessels.

Emergency Preparedness		Year 2007
Marine Acquisition		Land acquisition
Pollution drills	122	Pollution drills	39
Fire drills	445	Fire drills	221
Technological initiatives

Currently 60% of our marine fleet is equipped with solid streamer technology while the remaining vessels use fluid filled streamers containing ISOPAR M. This is the highest percentage within industry in line CGG Veritas efforts to improve environmental performance. We plan to increase our solid streamer fleet capacity to 6% during the first three months of 2008. The twelve high capacity 3D vessels should be equipped with solid streamers by 2009.

8.2.3.	Steps taken for an evaluation and certification of the group regarding environment:

No steps have currently been taken for the certification of our Group regarding environment, however our operations are compliant with ISO 14001 standards.

8.2.4.	Measures taken to ensure, if necessary, compliance of the company’s activities with applicable laws and regulations:

The majority of our operations sites are subject to an impact assessment carried out by our customers in accordance with local regulation before our work starts. Experts representing local authorities visit our sites when we are operating. Finally, when operations are over, our sites are restored.

As stated in our environmental policy, we undertake the following:

• Conduct systematically project specific environmental risk assessments, consistent with IS0 14001 standards, to identify actual and potential environmental impacts and assess their significance;

• Where significant impacts potentially exist, develop, implement and maintain, in conjunction with appropriate authorities, a specific environmental management plan in order to prevent any environmental damage;

• Develop emergency response plans for potential environmental incidents to mitigate environmental impact;

• Measure environmental performance throughout the life cycle of each project.

8.2.5.	Committed expenses in order to prevent the consequences of the company’s activities on environment:

Technological Innovations

In 2010, CGG Veritas plans to introduce two new vessels based on the Ulstein X-Bow® design which will have the lowest possible impact on the environment of any seismic vessel in existence. The new vessels will comply with the “CLEAN” standards of DET NORSKE VERITAS (DNV) and with the requirements for controlling and limiting operational emissions as well as reducing fuel consumption.

English translation from the French
8.2.6.	The Group has dedicated HSE organizations to manage environment, training and information of the employees on environment, means dedicated to the reduction of risks for the environment as well as the organization put in place in order to face pollution accidents having an impact beyond the company’s locations:

The Group has a dedicated HSE organization with a centralized pool and dedicated HSE resources for business lines and product lines. A full-time Environment manager is dedicated to the implementation and development of the CGG Veritas Environment Policy executed by the Chairman and Chief Executive Officer.

Such policy which is largely circulated emphasizes the necessity to recognize and manage the environmental risk, to be complaint with laws and regulations and to train all parties involved in the environment stakes.

Sound and marine life research initiatives

CGG Veritas is an active participant of the International Association of Oil and Gas Producers Joint Industry Program (OGP JIP) - E&P Sound and Marine Life Program. “The overarching objective of the joint industry program is to identify specific, operationally focused questions that relate to the effects of sound generated by the offshore E&P industry on marine life and to pursue a research program that will test scientific hypotheses and produce the data needed to address these questions”. (OGP JIP website)

The program objective consists of four parts:
1.	Afford a more comprehensive understanding of the potential environmental risk(s) from oil and gas operations,

2.	Inform and update public decision makers, and regulatory development processes that affect our operations globally,

3.	Determine the basis for mitigation measures that are protective of marine life, cost effective, and credible with non limited participation of outside stakeholders, and

4.	Feed into planning for efficient and environmentally protective E & P project development.
Experts from CGG Veritas, thanks to their expertness, contributed in the following research projects:

Marine energy source characterization

The objective of this research is to better define the output from marine energy sources and how the sound produced by these energy sources propagates. Research output will include models that will be used to assess exposure for specific species. These models have the potential to enhance project risk assessment.

Passive acoustic monitoring — Detection, classification and localization

Passive Acoustic Monitoring (PAM) offers the potential of being able to detect, determine the species group and estimate the location of vocalizing marine mammals. Increasingly such devices are required when conducting a marine seismic survey. Data is collected and analyzed in real-time to monitor an exclusion zone (a pre-determined area around the energy source that requires an energy source shutdown or power-down each time a protected species enter this area). It is also an important monitoring tool, which is increasingly used for research purposes, such as long term monitoring of animal distribution and abundance.

However, current PAM technology requires further development in order to improve its effectiveness and reliability as a monitoring tool. A research program is being undertaken to further develop methods of

English translation from the French
detection, classification and localization (DCL) that will allow, from a moving vessel, real-time detection, identification and localization of vocalizing marine mammals.

Marine mammals’ observers data analysis

A frequent monitoring method employed during marine seismic surveys is the use of Marine Mammal Observers (MMOs). MMOs document sightings of marine mammals and other marine life in the vicinity of our operations and alert the vessel operators to the presence of mammals. The focus of this research project is the analysis of data collected by MMOs, along with other operational data. These data may provide additional insight related to marine mammal distribution abundance, movement and habitat utilization activity (baseline or life-history data) and their reaction to anthropogenic activities.

Behavioral reactions of marine life and biological significance

Research in this area is designed to understand behavioral responses of marine life to seismic sound sources, and how these relate to biological significance. Results from these studies have the potential to improve project risk assessment.

8.2.7.	Amount of provision and warranties for environmental risks — indemnification paid during this fiscal year as a consequence of a court decision on environmental matters and actions taken to repair the damages:

Neither CGG Veritas nor its subsidiaries have created some specific provision for environmental risks and are subject to judicial or administrative procedure in this respect. No indemnification has been paid in 2007 by CGG Veritas pursuant to a court decision on environmental matters.

8.2.8.	Objectives assigned by the Company to its foreign subsidiaries with respect to the items listed in the six first points above:

The items listed above apply to all our subsidiaries worldwide and to our subcontractors, the HSE objectives being applied though all our business and product lines, independently from legal entities.

English translation from the French
ITEM IX
FINANCIAL POSITION AND EARNINGS
The Management Board’s analysis of the Group’s activity and financial position must be viewed alongside CGG’s consolidated financial statements and the notes to the financial statements. Since January 1, 2005, CGG Veritas has applied International Financial Reporting Standards (IFRSs). As a result, the financial statements for the periods ended December 31, 2007, December 31, 2006 and December 31, 2005 were prepared in accordance with IFRSs as published by the International Accounting Standards Board (IASB).
a)	Acquisition of Veritas
On September 4, 2006, CGG entered into a definitive merger agreement with Veritas to acquire Veritas in a part cash, part stock transaction. The merger was completed on January 12, 2007. The combined company has been renamed “Compagnie Générale de Géophysique-Veritas”, abbreviated as “CGG Veritas”, and is listed on both Euronext Paris and the New York Stock Exchange (in ADS form). The ticker symbol for CGG Veritas shares listed on Euronext Paris is GA, and the ticker symbol for its ADSs listed on the New York Stock Exchange is CGV.

At the merger closing date, and according to the formula set out in the merger agreement, the per share cash consideration to holders of Veritas stock was USD85.50 and the per share stock consideration was 2.0097 CGG Veritas ADSs upon the election of Veritas shareholders. Of the 40,420,483 ordinary Veritas shares outstanding as of the merger date (January 12, 2007):
— 33,004,041 shares (81.7%) were paid for in cash;
— 5,788,701 shares (14.3%) were paid for in CGG Veritas ADSs; and
— 1,627,741 shares (4.0%) were not covered by a valid election.
Stockholders electing cash received, on average, 0.9446 CGV ADSs and USD45.32 in cash per ordinary Veritas share. Stockholders electing ADSs and those making no valid election received 2.0097 CGV ADSs per ordinary Veritas share. In aggregate, approximately USD1.5 billion and approximately 46.1 million CGV ADSs were paid to Veritas stockholders as merger consideration. Based on a valuation of USD40.5 per CGG Veritas ADS on January 12, 2007, the total consideration of the merger amounted to €2.7 billion (USD3.5 billion).

Total direct transaction costs related to the merger (including advisory fees and legal fees) amounted to €26.3 million (USD34.6 million) and were recognized as costs of the acquisition.

Purchase price allocation

The purchase price has been allocated to the net assets acquired based upon their estimated fair values as follows:

(€ million)
Non-current assets, net	448
Current assets, net	43
Cash and equivalents	97

Net book value of assets acquired	588
Fair value adjustments
Trade name (indefinite life)	23
Technology (useful life of 5 years)	31
Customer relationships (useful life of 20 years)	130
Multi-client seismic library (maximum life of 6 years)	73

English translation from the French

(€ million)
Favorable contracts (weighted average remaining life of 5 years)	52
Property, plant and equipment (weighted average remaining life of 3 years)	24
Other intangible assets	23
Contingent liabilities	(40)
Other liabilities	(24)
Deferred tax on the above adjustments	(106)
Goodwill	1,884

Purchase price	2,658

The amount allocated to goodwill represents the excess of the purchase price over the fair value of the net assets acquired.
b) Year ended December 31, 2007 compared with year ended December 31, 2006 on pro forma and historical bases
Our results of operations and financial condition as of and for the year ended December 31, 2007 have been significantly affected by the merger of CGG and Veritas, which was completed on January 12, 2007. Veritas’ results of operations and financial condition are consolidated into our consolidated financial statements as from the date of completion of the merger.

In order to provide comparable information for the years ended December 31, 2007 and 2006, we have prepared, for the year ended December 31, 2006, an unaudited consolidated pro forma statement of operations in accordance with IFRS as issued by the IASB and as adopted by the European Union on December 31, 2006, as if the merger had occurred on January 1, 2006. The merger is reflected in the unaudited pro forma statement of operations using the purchase method of accounting as described in note 1 “Summary of significant accounting policies” and note 2 “Acquisitions and divestitures” to our consolidated financial statements.

Our pro forma consolidated statement of operations is set forth immediately below, which contains a column quantifying the principal adjustments to arrive at the pro forma statement of operations, as well as, in the footnotes thereto, a description of such adjustments.

In addition, we have included in the discussion and analysis of our results of operations for the years ended December 31, 2007 and 2006 a comparison of our 2007 historical statements of operations data to both our historical 2006 statement of operations, as well as, as supplemental information, our 2006 pro forma statement of operations.

We have included the discussion comparing our 2007 historical results of operations to our 2006 pro forma statement of operations as supplemental information because we believe that it is useful in analyzing the trends in our business in view of the significant impact of the merger.

The unaudited pro forma statement of operations for the year ended December 31, 2006 is presented for illustrative purposes only and is not indicative of the results of operations or the financial condition of CGG Veritas that would have been achieved had the merger and the related financing transactions been completed as of the dates indicated, nor is the unaudited pro forma statement of operations indicative of our future results of operations or financial condition.

The unaudited pro forma statement of operations has been derived from and should be read in conjunction with the respective consolidated financial statements of CGG and Veritas. CGG’s historical statement of operations for the fiscal year ended December 31, 2006 is presented in euros and is derived from CGG’s audited consolidated financial statements. Veritas’ historical statement of operations for the twelve months ended December 31, 2006 is presented in U.S.$ and is derived from Veritas’ audited consolidated financial

English translation from the French
statements for its fiscal year ended July 31, 2006 included in the Veritas DGC Inc. Annual Report on Form 10-K.
Consolidated statement of operations

	Year ended December 31,
	2007	2006	2006	2007	2006
		Unaudited			Unaudited
	Historical	Pro forma	Historical	Historical	Pro forma
	data	data	data	data	data
	€	€	€	U.S.$(1)	U.S.$(1)
Operating revenues	2,374.1	1,990.2	1,329.6	3,250.7	2,499.9
Other income from ordinary activities	1.2	1.9	1.8	1.6	2.3

Total income from ordinary activities	2,375.3	1,992.1	1,331.4	3,252.3	2,502.2
Cost of operations	(1,622.3)	(1,389.2)	(890.0)	(2,221.3)	(1,745.0)

Gross profit	753.0	602.9	441.4	1,031.0	757.2
Research and development expenses — net	(51.3)	(57.0)	(37.7)	(70.3)	(71.6)
Selling, general and administrative expenses	(231.0)	(195.7)	(126.4)	(316.2)	(245.8)
Other revenues (expenses) — net	18.4	4.2	11.7	25.1	5.4

Operating income	489.1	354.4	289.0	669.6	445.2
Expenses related to financial debt	(121.7)	(137.7)	(31.8)	(166.7)	(172.9)
Income provided by cash and cash equivalents	12.6	19.0	6.4	17.3	23.8
Cost of financial debt, net	(109.1)	(118.7)	(25.4)	(149.4)	(149.1)
Derivative on convertible bonds	—	(23.0)	(23.0)	—	(28.9)
Other financial income (loss)	(5.2)	(10.2)	(8.8)	(7.1)	(12.8)

Income (loss) of consolidated companies before income taxes	374.8	202.5	231.8	513.1	254.4
Income taxes	(129.4)	(96.5)	(83.2)	(177.2)	(121.2)

Net income from consolidated companies	245.4	106.1	148.6	335.9	133.2
Equity in income (losses) of investees	4.2	10.1	10.1	5.9	12.7

Net income (loss)	249.6	116.2	158.7	341.8	145.9

Attributable to :
Shareholders	245.5	114.6	157.1	336.1	143.9
Minority interest	4.1	1.6	1.6	5.7	2.0
Weighted average number of shares outstanding	26,913,428	26,997,574
Dilutive potential shares from stock-options	198,583	309,584
Dilutive potential shares from performance shares	103,788	49,875
Adjusted weighted average number of shares and assumed option exercises when dilutive	27,215,799	27,357,033
Net income per share attributable to shareholders
Basic	9.12	4.24
Diluted	9.02	4.19

(1)	Converted at the €/U.S.$ average exchange rate of 1.369 for the year ended December 31, 2007 and 1.256 for the year ended December 31, 2006.

CGG Veritas unaudited pro forma consolidated statement of operations for the twelve-month period ended December 31, 2006 is as follows:

				Other pro forma
				adjustments for		Pro forma
			Pro forma	the merger and		consolidated
	Historical CGG	Historical	adjustments	the financing		statement of
	12 months	Veritas 12	Veritas 12	transactions 12		operations 12
	ended	months ended	months ended	months ended		months ended
	December 31,	December 31,	December 31,	December 31,		December 31,
	2006 IFRS	2006 IFRS(1)	2006 IFRS(2)	2006 IFRS		2006 IFRS
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	(I)	(II)	(III)	(IV)		(I+II+III+IV)
	(in millions of euros except per share data)
Operating revenues	1,329.6	718.6	(58.0)	—		1,990.2
Other income from ordinary activities	1.8	0.1	—	—		1.9

Total income from ordinary activities	1,331.4	718.7	(58.0)	—		1,992.1
Cost of operations	(890.0)	(494.9)	33.1	(37.4	)(3)	(1,389.2)

Gross profit	441.4	223.8	(24.9)	(37.4)		602.9
Research and development expenses — net	(37.7)	(19.3)	—	—		(57.0)

Selling, general and administrative expenses	(126.4)	(69.3)	—			(195.7)

English translation from the French

				Other pro forma
				adjustments for		Pro forma
			Pro forma	the merger and		consolidated
	Historical CGG	Historical	adjustments	the financing		statement of
	12 months	Veritas 12	Veritas 12	transactions 12		operations 12
	ended	months ended	months ended	months ended		months ended
	December 31,	December 31,	December 31,	December 31,		December 31,
	2006 IFRS	2006 IFRS(1)	2006 IFRS(2)	2006 IFRS		2006 IFRS
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	(I)	(II)	(III)	(IV)		(I+II+III+IV)
	(in millions of euros except per share data)
Other revenues (expenses) — net	11.7	(7.5)	—	—		4.2

Operating income	289.0	127.7	(24.9)	(37.4)		354.4
Cost of financial debt, net	(25.4)	6.1	—	(99.4	)(4)	(118.7)

Derivative on convertible bonds	(23.0)	—	—	—		(23.0)

Other financial income (loss)	(8.8)	(1.3)	—	—		(10.1)

Income (loss) of consolidated companies before income taxes	231.8	132.5	(24.9)	(136.8)		202.6
Income taxes	(83.2)	(69.9)	8.7 (5)	47.9	(5)	(96.5)

Net Income (loss) of consolidated companies	148.6	62.6	(16.2)	(88.9)		106.1
Equity in income of affiliates	10.1	—	—	—		10.1

Net income (loss)	158.7	62.6	(16.2)	(88.9)		116.2

Attributable to:
Shareholders	157.1	62.6	(16.2)	(88.9)		114.6
Minority interests	1.6	—	—	—		1.6
Weighted average number of outstanding shares	17,371,927			9,625,647		26,997,574
Weighted average number of potential shares	17,731,386			9,625,647		27,357,033
Earnings per share:
— basic	9.04					4.24

— diluted	8.86					4.19

Explanation note:

(1)	Historical Veritas twelve-month period ended December 31, 2006 presented in IFRS has been derived from historical Veritas consolidated financial statements prepared in US GAAP for Veritas’ fiscal year ended July 31, 2006, restated in accordance with CGG’s accounting policies, and converted at the average exchange rate of U.S.$1.256 per € as follows:

	Historical Veritas 12	Adjustments 12	Historical Veritas 12	Historical Veritas 12
	months ended	months ended	months ended	months ended
	July 31, 2006 US	December 31, 2006	December 31, 2006	December 31, 2006
	GAAP	IFRS(a)	IFRS	IFRS
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)
	(I)	(II)	(I+II)
	(in US$ millions)	(in US$ millions)	(in US$ millions)	(in € millions)
Operating revenues	822.2	80.4	902.6	718.6
Other income from ordinary activities	—	0.1	0.1	0.1

Total income from ordinary activities	822.2	80.5	902.7	718.7
Cost of operations	(623.2)	1.6	(621.6)	(494.9)

Gross profit	199.0	82.1	281.1	223.8
Research and development expenses — net	(22.9)	(1.3)	(24.2)	(19.3)
Selling, general and administrative expenses	(43.2)	(43.8)	(87.0)	(69.3)
Other revenues (expenses) — net		(9.5)	(9.5)	(7.5)

Operating income	132.9	27.5	160.4	127.7
Cost of financial debt, net	—	7.7	7.7	6.1
Other financial income (loss)	6.5	(8.2)	(1.7)	(1.3)

Income (loss) of consolidated companies before income taxes	139.4	27.0	166.4	132.5
Income taxes	(57.2)	(30.6)	(87.8)	(69.9)

Net income (loss)	82.2	(3.6)	78.6	62.6

(a)	adjustments related to the elimination of the first five months (August 1, to December 31, 2005) of the fiscal year of Veritas ended July 31, 2006 and the addition of the five months from July 31, 2006 to

English translation from the French

December 31, 2006, and the following restatements, which we do not consider material, to ensure consistency of accounting principles with CGG’s historical financial statements under IFRS:
i.	multi-client amortization;

ii.	cancellation of deferred charges;

iii.	cancellation of dry docking provisions;

iv.	cancellation of the amortization of actual gains and losses;

v.	application of proportional method to two Veritas subsidiaries;

vi.	capitalization of development costs; and

vii.	cancellation of deferred revenues.
(2)	Corresponds to the elimination of intercompany transactions between CGG and Veritas.

(3)	Corresponds to the sum of the incremental amortization expense related to the fair value of the identifiable assets from the purchase price allocation as described in note 2 “Acquisitions and divestitures” to our consolidated financial statements.

(4)	Corresponds to the incremental interest expense related to the financing of the acquisition by a U.S.$1 billion senior facility and the issuance of an aggregate of U.S.$600 million in 7 1/2% senior notes and 7 3/4% senior notes as described in Note 13 “Financial debt” to our consolidated financial statements.

(5)	Corresponds to the tax impact of the above adjustments assuming a 35% tax rate.
     Operating revenues
The consolidated operating revenues of the Group for the year ended December 31, 2007 increased 19% to €2,374.1 million from €1,990.2 for 2006 on a pro forma basis (€1,329.6 million on an historical basis). Expressed in U.S. dollars, the consolidated operating revenues of the Group increased 30% to U.S.$3,250.7 million for the year ended December 31, 2007 from U.S.$2,499.9 million for 2006 on a pro forma basis. This increase resulted from increases in revenues for all our activities.

Services

Operating revenues for our Services segment, not including €16.5 million in Veritas’ operating revenues for the first twelve days of January 2007 prior to the merger, increased 12% to €1,694.5 million for the year ended December 31, 2007 from €1,510.7 million for 2006 on a pro forma basis (€792 million on an historical basis) and increased 22% in U.S. dollar terms, driven by strengthening market conditions, continued upward price mobility, our 83% vessel utilization rate and growing demand for multi-client data.

Marine

Operating revenues from our Marine business line for the year ended December 31, 2007 increased 11% to €986.4 million from €887.6 million for 2006 on a pro forma basis (€533.3 million on an historical basis) and increased 21% in U.S. dollar terms.

Contract revenues increased 15% to €531.2 million in the year ended December 31, 2007 from €462.2 million for 2006 on a pro forma basis (€315.4 million on an historical basis) and increased 25% in U.S. dollar terms. Two large high-capacity 3D seismic vessels joined the fleet, the Vision in early July and the Vanquish in late November 2007. We upgraded two 2D seismic vessels to 3D (4 streamer

English translation from the French
configurations) and upgraded the seismic vessel Geo-Challenger to 12 streamers. Contract revenues accounted for 54% of marine revenues for the year ended December 31, 2007 compared to 52% for 2006 on a pro forma basis.

Multi-client marine data library revenues increased 7% to €455.2 million for the year ended December 31, 2007 from €425.4 million for 2006 on a pro forma basis (€217.8 million on an historical basis) and increased 17% in U.S. dollar terms. Prefunding was €230.2 million for the year ended December 31, 2007 compared to €145.6 million for 2006 on a pro forma basis. Forty percent of our 3D fleet operated on multi-client programs mainly in the Gulf of Mexico and in Brazil. After-sales were €225 million for the year ended December 31, 2007 compared to €279.8 million for 2006 on a pro forma basis.

Land

Operating revenues from our Land business line increased 26% to €461.3 million for the year ended December 31, 2007 from €365.0 million for 2006 on a pro forma basis (€119.1 million on an historical basis ) and increased 38% in U.S. dollar terms.

Contract revenues increased 21% to €327.1 million in the year ended December 31, 2007 from €270.3 million for 2006 on a pro forma basis (€119.1 million on an historical basis) and increased 32% in U.S. dollar terms. We continued to focus on key areas where we believe our local excellence is widely acknowledged. Including Argas, we had an average of 22 crews operating worldwide.

Multi-client land data library revenues increased 42% to €134.2 million for the year ended December 31, 2007 from €94.7 million for the comparable period of 2006 on a pro forma basis and increased 54% in U.S. dollar terms. Prefunding was €69.5 million for the year ended December 31, 2007 compared to €46.1 million for 2006 on a pro forma basis. After-sales were €64.8 million for the year ended December 31, 2007 compared to €48.6 million for 2006 on a pro forma basis.

Processing and Imaging

Operating revenues from our Processing and Imaging business line increased 2% to €262.9 million for the year ended December 31, 2007 from €258.2 million for the comparable period of 2006 on a pro forma basis (€139.7 million on an historical basis) and increased 11% in U.S. dollar terms. Global demand for sophisticated imaging services continued to strengthen, driven by growing volume of land and marine data.

Equipment

Operating revenues for our Equipment segment increased 29% to €788.5 million for the year ended December 31, 2007 from €610.1 million for the comparable period of 2006. In U.S. dollar terms, revenues increased 41% to U.S.$1,079.5 million for the year ended December 31, 2007 from U.S.$766.3 million for the comparable period of 2006.

Operating revenues (excluding intra-group sales) increased 42% to €679.6 million from €479.5 million for the comparable period in 2006 (and increased 55% in U.S. dollar terms) on a pro forma basis. Sercel sold equipment to Veritas in 2006 that we have eliminated to build our 2006 pro forma figures. Growth was driven by a very strong demand for land seismic equipment and a sustained level of demand for marine equipment.

Operating Expenses

Cost of operations, including depreciation and amortization, increased 17% to €1,622.3 million for the year ended December 31, 2007 from €1,389.2 million for 2006 on a pro forma basis (€890.0 million on an historical basis), due to increased activity. As a percentage of operating revenues, cost of operations decreased to 68% for the year ended December 31, 2007 from 70% for 2006 on a pro forma basis. Gross

English translation from the French
profit increased 25% to €753.0 million for the year ended December 31, 2007 from €602.9 million for 2006 on a pro forma basis, representing 32% and 30% of operating revenues, respectively.

Research and development expenditures decreased 10% to €51.3 million for the year ended December 31, 2007 from €57.0 for 2006 on a pro forma basis (€37.7 million on an historical basis), representing 2% and 3% respectively of operating revenues.

Selling, general and administrative expenses, excluding share-based compensation, increased 12% to €210.4 million for the year ended December 31, 2007 from €188.3 million for 2006 on a pro forma basis (€126.4 million on an historical basis). Share based compensation expense increased to €20.6 for the year ended December 31, 2007 from €7.4 for 2006 on a pro forma basis. As a percentage of operating revenues, selling, general and administrative costs were stable at 10% for the year ended December 31, 2007 and the comparable period of 2006 on a pro forma basis.

Other revenues increased to €18.4 million for the year ended December 31, 2007 from €4.3 million for the comparable period of 2006 on a pro forma basis (€11.7 million on an historical basis). Other revenues in 2007 included primarily gains on foreign exchange hedging activities. Other revenues in 2006 included primarily a €5.3 million gain on the sale of 49% of CGG Ardiseis to TAQA.

Operating Income (Loss)

Our operating income increased 38% to €489.1 million for the year ended December 31, 2007 from €354.4 million for 2006 on a pro forma basis (€289.0 million on an historical basis) and increased 50% in U.S. dollar terms.

Operating income for our Services segment increased 26% to €304.7 million for the year ended December 31, 2007 from €242.0 million for 2006 on a pro forma basis (€150.3 million on an historical basis) and increased 37% in U.S. dollar terms.

Operating income from our Equipment segment increased 53% to €266.2 million for the year ended December 31, 2007 from €174.2 million for 2006 and increased 67% in U.S. dollar terms.

Financial Income and Expenses

Cost of net financial debt decreased 8% to €109.1 million for the year ended December 31, 2007 compared to €118.7 million for 2006 on a pro forma basis (€25.4 million on an historical basis). This decrease was due to a favorable effect of the U.S.$/€ exchange rate and a realized gain following the U.S.$100 million partial prepayment of our Term Loan B facility on June 29, 2007, offsetting a U.S.$10 million amortization expense for the issuing fees for our U.S.$1,700 million bridge loan facility entered into to finance the cash portion of the Veritas merger consideration.

Other financial loss amounted to €5.2 million for the year ended December 31, 2007 compared to a loss of €12.5 million for 2006 on a pro forma basis (€8.8 million on an historical basis). This increase was mainly attributable to exchange losses (offset by gains on forward exchange contracts, classified as “Other operating income”) we experienced in 2006 on a pro forma basis.

Equity in Income (Losses) of Affiliates

Income from investments accounted for under the equity method decreased to €4.2 million for the year ended December 31, 2007 from €10.1 million for 2006 on an historical basis. This item corresponds essentially to our share in the income of Argas, our joint venture in Saudi Arabia, where, as anticipated, activity declined during the year ended December 31, 2007.

English translation from the French
Income Taxes

Income tax expenses increased 34% to €129.4 million for the year ended December 31, 2007 from €96.5 million for the comparable period of 2006 on a pro forma basis (€83.2 million on an historical basis). The effective tax rate amounted to 35% on December 31, 2007.

Because we earn a majority of our taxable income outside France, foreign taxation significantly affects our overall income tax expense.

Net Income

Net income increased to €249.6 million for the year ended December 31, 2007 from €116.2 million for 2006 on a pro forma basis (€158.7 million on an historical basis) as a result of the factors discussed above.
c)	Comments on the financial situation of the Company and the Group
Accounting definition: EBITDAS

EBITDAS is defined as earnings before interest, tax, depreciation, amortization and share-based compensation cost. Share-based compensation includes both stock options and shares issued under our share allocation plans. EBITDAS is presented as additional information because we understand that it is one measure used by certain investors to determine our operating cash flow and historical ability to meet debt service and capital expenditure requirements. However, other companies may present EBITDAS differently than we do. EBITDAS is not a measure of financial performance under IFRS and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with IFRS.

Income Taxes

The Group conducts the majority of its field activities outside of France and pays taxes on income earned or deemed profits in each foreign country pursuant to local tax rules and regulations. The Group does not receive any tax credit in France due to the income taxes paid by its foreign subsidiaries or affiliated entities. The Group had significant tax loss carryforwards that are available to offset future taxation on income earned in certain OECD countries. The Group recognizes tax assets if budget estimates also indicate enough profits for the following years to use carryforward losses.

Currency Fluctuations

The Group business faces foreign exchange risks because a large percentage of its revenues derives from foreign countries. In the years ended December 31, 2007, 2006 and 2005, more than 80% of our operating revenues and approximately two-thirds of our operating expenses were denominated in currencies other than euros. These included U.S. dollars and, to a significantly lesser extent, other non-Euro Western European currencies, principally British pounds and Norwegian kroner. In addition, a significant portion of our revenues that were invoiced in euros related to contracts that were effectively priced in U.S. dollars, as the U.S. dollar often serves as the reference currency when bidding for contracts to provide geophysical services to the oil and gas industry.

Fluctuations in the exchange rate of the euro against such other currencies, particularly the U.S. dollar, have had in the past and can be expected in future periods to have a significant effect upon the Group results of operations. For financial reporting purposes, such depreciation of the U.S. dollar against the euro negatively affects our reported results of operations since U.S. dollar-denominated earnings that are converted to euros are stated at a reduced value. Since we participate in competitive bids for data acquisition contracts that are denominated in U.S. dollars, such depreciation reduces our competitive position against that of other companies whose costs and expenses are denominated in U.S. dollars. An appreciation of the U.S. dollar

English translation from the French
against the euro has the opposite effect. As a result, our sales and operating income are exposed to the effects of fluctuations in the value of the euro versus the U.S. dollar. In addition, our exposure to fluctuations in the euro/U.S. dollar exchange rate has considerably increased over the last few years due to increased sales outside Europe.

The Group attempts to match foreign currency revenues and expenses in order to balance our net position of receivables and payables denominated in foreign currencies. For example, charter costs for our vessels, as well as its most important computer hardware leases, are denominated in U.S. dollars. Nevertheless, during the past five years such dollar-denominated expenses have not equaled dollar-denominated revenues principally due to personnel costs payable in euros.

In addition, to be protected against the reduction in value of future foreign currency cash flows, the Group follows a policy of selling U.S. dollars forward at average contract maturity dates that we attempt to match with future net U.S. dollar cash flows (revenues less costs in U.S. dollars) expected from firm contract commitments. This exchange-rate risk mitigation strategy has reduced, but not eliminated, the positive or negative impact arising from exchange-rate movements on the Group’s operating income.

At December 31, 2007, 2006 and 2005, CGG Veritas had U.S.$280.4 million (with a euro equivalent-value of €190.5 million), U.S.$327.8 million (with a euro equivalent-value of €248.9 million) and U.S.$190.1 million (euro equivalent-value of €157.8 million), respectively, of notional amounts outstanding under euro/U.S. dollar forward exchange contracts and other foreign exchange currency hedging instruments.

The Group does not enter into forward foreign currency exchange contracts for trading purposes.

Inflation

Inflation has not had a material effect on the Group results of operations during the periods presented. The Group operates in, and receives payments in the currencies of, certain countries with historically high levels of inflation, such as Mexico, Brazil and Venezuela. The Group attempts to limit such risk by, for example, indexing payments in the local currency against, principally, the U.S. dollar exchange rate at a certain date to account for inflation during the contract term.

Seasonality

The Group land and marine seismic acquisition activities are usually seasonal in nature as a consequence of weather conditions in the Northern or Southern Hemisphere and of the timing chosen by our principal clients to commit their annual exploration budget to specific projects (there is sometimes a reluctance to spend the annual exploration budget early in the year, and sometimes orders increase at the end of the year as customers seek to use remaining authorized credits).

The marine data acquisition business is naturally exposed to non-productive periods (technical shutdowns, transit from one zone of operation to another) during which no revenue is usually recognized.

Financial resources

The Group’s main need for financial resources arises from ordinary operations, capital expenditure and spending on multi-client surveys. The Group’s needs have been financed by cash generated through operations, bond issues and bank debt.

Operating activities

Net cash provided by operating activities, before changes in working capital, amounted to €845.8 million in 2007, compared with €405.9 million in 2006 and €204 million in 2005. This increase was primarily due to the increase in operating income.

English translation from the French
Changes in working capital in 2007 had a negative impact of €198.5 million as opposed to a negative impact of €58.5 million in 2006. Changes in working capital in 2005 had a negative impact of €21.6 million.

Investing activities

In 2007, net cash used in investing activities was €1,573.1 million compared with €243.4 million in 2006 and €411.1 million in 2005.

The merger with Veritas on January 12, 2007 represented a total cash investment, net of cash acquired, of €993 million. The Group also acquired a 15% stake in Offshore Hydrocarbon Mapping for €23 million.

Sercel’s acquisition of Vibtech in 2006 represented an investment, net of cash acquired, of €48.3 million. In 2005, the Group acquired all of the shares of Exploration Resources for a net investment of €265.8 million, corresponding to the price paid for the shares less the cash held by Exploration Resources at the acquisition date.

In 2007, capital expenditure amounted to €230.5 million, primarily due to the upgrade of two of our 2D seismic vessels to 3D, the upgrade of the Geo Challenger to twelve streamers and the equipping of land crews.

In 2006, Geo Challenger was converted into a 3D seismic vessel. Purchases of equipment under finance leases totaled €0.1 million in 2006 versus €17.4 million in 2005. The 2005 figure related mainly to the alteration of the terms of the contract for the Laurentian vessel in the first half of 2005.

In 2005, capital expenditure related to the equipping of two vessels with Sentinel streamers.

The Group also invested €371.4 million in the multi-client survey library during 2007, primarily on the Gulf of Mexico. The Group invested €61.5 million in the multi-client library in 2006 and €32.0 million in 2005, primarily on the Gulf of Mexico and Brazil. At December 31, 2007, the net book value of the multi-client library of marine and land surveys was €435.4 million compared with €71.8 million at December 31, 2006 and €93.6 million at December 31, 2005.

Proceeds from asset sales in 2007 corresponded to the Group’s 12.7% stake in Eastern Echo following the cash offer launched by Schlumberger BV on November 16, 2007. Proceeds from asset sales in 2006 corresponded to the sale of a 49% stake in CGG Ardiseis for €16.8 million before tax.

Financing activities

In 2007, net cash provided by financing activities was €950.2 million compared with €46.8 million in 2006.

Total cash requirements related to the Veritas acquisition on January 12, 2007 were financed by a USD700 million drawing on a bridge loan facility (which was repaid with the proceeds of the USD600 million Senior Notes offering of February 9, 2007 plus cash on hand) and a USD1 billion drawing on the Term Loan B facility, with a maturity of 2014, of which USD100 million was repaid early on June 29, 2007.

In 2006, net cash provided by financing activities was €46.8 million, as a result of the issue of the second USD165 million tranche of 7.5% Senior Notes due 2015. The proceeds were used to repay the USD140 million balance remaining at December 31, 2005 on the bridge loan facility arranged on September 1, 2005.

In 2005, net cash provided by financing activities was €193.4 million, resulting principally from the bridge loan facility arranged on September 1, 2005. USD375 million was drawn on this facility in October 2005. USD234.7 million was repaid on December 23, 2005 following the capital increase on December 16, 2005, and drawings at December 31, 2005 amounted to €118.9 million (USD140.3 million). USD225 million of the 10 5/8% senior notes due 2007 were redeemed early (USD75 million on January 26, 2005 and USD150 million on May 31, 2005), and USD165 million of new 7.5% Senior Notes due 2015 were issued.

English translation from the French
Net debt at December 31, 2007 totaled €1,106.7 million as opposed to €153.8 million at December 31, 2006 and €297.2 million at December 31, 2005. The ratio of net debt to equity was 46% at December 31, 2007, including new financing arising from the aforementioned acquisition of Veritas, compared with 18% at December 31, 2006 and 43% at December 31, 2005.

Net debt includes bank overdrafts, the short-term portion of debts and long-term debts, minus cash and equivalents.

Net debt is presented as additional information, since some investors believe that presenting debt net of cash provides a clearer picture of debt-related risks. Net debt is not a measure of financial performance under IFRSs, and should not be considered as an alternative to other performance measures derived in accordance with IFRSs.

The table below sets out the various elements of net debt at December 31, 2007, December 31, 2006 and December 31, 2005:

	December 31,
	2007	2006	2005
	(€ million)
Bank overdrafts	17.5	6.5	9.3
Short-term portion of debt	44.7	38.1	157.9
Long-term debt	1.298.8	361.0	242.4
Minus cash and equivalents	(254.3)	(251.8)	(112.4)

Net debt	1.106.7	153.8	297.2

     EBITDAS totaled €997.3 million in 2007, €483.0 million in 2006 and €221.4 million in 2005.
     The table below reconciles EBITDAS with operating income for each period indicated:

	Full year
	2007	2006	2005
	(€ million)
Operating income	489.1	289.0	75.1
Depreciation, amortization and impairment	179.1	106.0	76.3
Impairment of multi-client surveys	308.5	80.6	69.6
Share-based compensation cost	20.6	7.4	0.4

EBITDAS	997.3	483.0	221.4

The table below reconciles EBITDAS with net cash provided by operating activities for each period indicated:

	Full year
	2007	2006	2005
	(€ million)
EBITDAS	997.3	483.0	221.4
Other financial income/(expenses)	(5.2)	(8.8)	(14.5)
Variance in derivative and other convertible bond costs	—	(23.0)	(11.5)
Increase/(decrease) in provisions	2.0	4.6	6.7
Gains/(losses) from asset sales	(0.3)	(5.3)	1.6
Dividends received	5.3	4.3	4.5
Other non-cash items	(9.2)	31.5	27.5
Tax paid	(144.1)	(80.4)	(31.7)
(Increase)/decrease in trade receivables	(133.0)	(18.8)	(24.3)
(Increase)/decrease in inventories and work in progress	(41.4)	(40.0)	(45.2)

English translation from the French

	Full year
	2007	2006	2005
	(€ million)
(Increase)/decrease in other current assets	(12.8)	(5.8)	(3.1)
(Increase)/decrease in trade payables	(13.3)	5.0	38.8
(Increase)/decrease in other financial liabilities	22.5	20.1	1.0
Exchange-rate impact on financial assets and liabilities	(20.5)	(19.0)	11.2

Net cash provided by operating activities	647.3	347.4	182.4

d)	Asset financing:
Asset financing forms part of the Group’s policy for financing its general needs, and therefore relates solely to transactions involving finance leases and supplier credit with reservation of title clauses. No transactions are currently underway involving supplier credit with reservation of title clauses. However, it is worth noting the constraints in terms of guarantees required due to the special nature of geophysical equipment bought under finance leases, as repossession outside France can take a long time and the resale value is often hard to predict.

As a result, the policy for finance leases, resulting partly from conditions imposed by financial institutions, is as follows:
—	preference for equipment made by Sercel (408 recorder, geophones, vibrators, streamers),

—	financing term equal to the equipment’s economic life, which itself is equal to the accounting depreciation period,

—	symbolic purchase option: 1% of the amount,

—	fixed quarterly lease payments throughout the lease contract.
Finance leases are mainly contracts with a purchase option, with terms of between three and five years, used to finance seismic and IT equipment.
e)	Statutory auditor’s report on the pro forma financial information:
To the Chairman of the Board and Chief Executive Officer,

In our capacity as statutory auditors and in accordance with EU Regulation 809/2004, we have prepared the present report on the pro forma financial information for Compagnie Générale de Géophysique — Veritas for the year ended 2006 which is included in section 9 of its “document de reference” dated April 23, 2008.

The sole objective of this pro forma financial information is to show the effects that the acquisition of Veritas DGC Inc might have had on the balance sheet and income statement of Compagnie Générale de Géophysique at December 31, 2006, had the transaction occurred at January, 1, 2006. Because of its nature, the pro forma financial information addresses a hypothetical situation and, therefore, does not necessarily represent the actual financial position or results the company might have experienced had the transaction or event occurred at a date earlier than its actual or intended date of occurrence.

In accordance with EU Regulation 809/2004 and the relevant CESR guidance, you are responsible for the preparation of the pro forma financial information.

It is our responsibility to express our conclusion, on the basis of our work and in the terms required by EU Regulation 809/2004, Appendix II, paragraph 7, on the proper compilation of the pro forma financial information.

English translation from the French
We conducted the work that we estimated necessary in accordance with French professional standards. Our work, which does not include an examination of any of the underlying financial information supporting the pro forma financial information, consisted primarily of (i) verifying that the basis on which this pro forma financial information was prepared was consistent with the source documents described in the notes to the pro forma accounts, (ii) considering the evidence supporting the pro forma adjustments and (iii) meeting with the management of Compagnie Générale de Géophysique — Veritas to gather the information and explanations we deemed necessary.

We conclude that:
•	the pro forma financial information has been properly compiled on the basis stated;

•	this basis is consistent with Compagnie Générale de Géophysique — Veritas accounting policies.
This report is intended for the sole purpose of the public offering in France and other European Union countries in which the prospectus, registered with the French Stock Exchange Regulatory Body (AMF), will be published and may not be used for any other purpose.

Courbevoie and Neuilly-sur-Seine, April, 23, 2008
The Statutory Auditors

MAZARS & GUERARD	ERNST & YOUNG and Others
Philippe CASTAGNAC	Philippe DIU

English translation from the French
ITEM X
FINANCIAL INFORMATION RELATING TO THE CAPITAL,
FINANCIAL SITUATION AND FINANCIAL STATEMENTS OF THE COMPANY
Pursuant to article 28 of the European Regulation n° 809/2004 of the Commission on the prospectus, the following information are included by reference in the present document:

—	the consolidated financial statements of the Goup for the year ended December 31, 2005 and the corresponding Statutory auditors reports included in pages 90 to 145 of the registration document for 2005 filed with the Autorité des marchés financiers on May 9, 2006 under n° D.06-0379 and updated on November 17, 2006 under n° D.06-0379-A01;

—	the financial information included in pages 88 to 89 of the registration document for 2005 filed with the Autorité des marchés financiers on May 9, 2006 under n° D.06-0379 and updated on November 17, 2006 under n° D.06-0379-A01;

—	the consolidated financial statements of the Goup for the year ended December 31, 2006 and the corresponding Statutory auditors reports included in pages 67 to139 of the registration document for 2006 filed with the Autorité des marchés financiers on May 7, 2007 under n° D.07-0422;

—	the financial information included in pages 58 à 66 of the registration document for 2006 filed with the Autorité des marchés financiers on May 7, 2007 under n° D.07-0422.
The parts of these documents which are not included are either without object for the investor, or are covered by another part of the registration document.
These two registration documents are available on the websites of the Company, www.cggveritas.com or of the Autorité des marchés financiers, www.amf-france.org.
10.1. Consolidated financial statements 2006-2007
The consolidated financial statements were approved by the Board of Directors on February 27, 2008 and are subject to the approval of our General Shareholders Meeting expected to be held on April 29, 2008.
CONSOLIDATED BALANCE SHEETS

		December 31,
	Notes	2007	2006	2005
	(amounts in million of euros)
ASSETS
Cash and cash equivalents	28	254.3	251.8	112.4
Trade accounts and notes receivable, net	3	601.9	301.1	297.5
Inventories and work-in-progress, net	4	240.2	188.7	139.5
Income tax assets		34.6	18.0	10.1
Other current assets, net	5	89.6	63.1	41.5
Assets held for sale	9	—	0.4	3.5

Total current assets		1,220.6	823.1	604.5

Deferred tax assets	24	81.4	43.4	31.6
Investments and other financial assets, net	7	32.0	19.2	15.3
Investments in companies under equity method	8	44.5	46.2	44.4
Property, plant and equipment, net	9	660.0	455.2	480.1
Intangible assets, net	10	680.5	127.6	136.3
Goodwill, net	11	1,928.0	267.4	252.9

Total non-current assets		3,426.4	959.0	960.6

TOTAL ASSETS		4,647.0	1,782.1	1,565.1

English translation from the French

		December 31,
	Notes	2007	2006	2005
	(amounts in million of euros)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Bank overdrafts	13	17.5	6.5	9.3
Current portion of financial debt	13	44.7	38.1	157.9
Trade accounts and notes payables		256.4	161.2	178.5
Accrued payroll costs		113.2	74.4	57.8
Income taxes payable		59.1	37.7	29.3
Advance billings to customers		51.9	45.9	19.5
Provisions — current portion	16	9.6	10.4	17.7
Other current liabilities	12	109.0	31.3	35.2

Total current liabilities		661.4	405.5	505.2

Deferred tax liabilities	24	157.7	66.5	56.9
Provisions — non-current portion	16	76.5	25.5	18.4
Financial debt	13	1,298.8	361.0	242.4
Derivative on convertible bonds	13	—	—	11.3
Other non-current liabilities	17	27.0	23.7	20.7

Total non-current liabilities		1,560.0	476.7	349.7

Common stock: 55,301,653 shares authorized and 27,450,758 shares with a €2 nominal value issued and outstanding at December 31, 2007; 17,597,888 at December 31, 2006; 17,081,680 at December 31, 2005	15	54.9	35.2	34.2
Additional paid-in capital		1,820.0	394.9	372.3
Retained earnings		538.6	320.6	291.0
Treasury shares		(3.9)	3.0	(1.1)
Net income (loss) for the period — Attributable to the Group		245.5	157.1	(7.8)
Income and expense recognized directly in equity		(5.1)	4.8	(1.4)
Cumulative translation adjustment		(248.4)	(38.6)	11.3
Total shareholders’ equity		2,401.6	877.0	698.5
Minority interests		24.0	22.9	11.7

Total shareholders’ equity and minority interests		2,425.6	899.9	710.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		4,647.0	1,782.1	1,565.1

CONSOLIDATED STATEMENTS OF OPERATIONS

		December 31,
	Notes	2007	2006	2005
	(amounts in million of euros)
Operating revenues	19	2,374.1	1,329.6	869.9
Other income from ordinary activities	19	1.2	1.8	1.9
Total income from ordinary activities		2,375.3	1,331.4	871.8
Cost of operations		(1,622.3)	(890.0)	(670.0)

Gross profit		753.0	441.4	201.8

Research and development expenses — net	20	(51.3)	(37.7)	(31.1)
Selling, general and administrative expenses		(231.0)	(126.4)	(91.2)
Other revenues (expenses) — net	21	18.4	11.7	(4.4)

Operating income	19	489.1	289.0	75.1

Expenses related to financial debt		(121.7)	(31.8)	(45.8)
Income provided by cash and cash equivalents		12.6	6.4	3.5
Cost of financial debt, net	22	(109.1)	(25.4)	(42.3)
Derivative and other expenses on convertible bonds	23	—	(23.0)	(11.5)
Other financial income (loss)	23	(5.2)	(8.8)	(14.5)
Income (loss) of consolidated companies before income taxes		374.8	231.8	6.8
Income taxes	24	(129.4)	(83.2)	(26.6)

Net income (loss) from consolidated companies		245.4	148.6	(19.8)

Equity in income of affiliates		4.2	10.1	13.0

Net income (loss)		249.6	158.7	(6.8)

Attributable to:
Shareholders		245.5	157.1	(7.8)
Minority interests		4.1	1.6	1.0

English translation from the French

		December 31,
	Notes	2007	2006	2005
	(amounts in million of euros)
Weighted average number of shares outstanding	29	26,913,428	17,371,927	12,095,925
Dilutive potential shares from stock-options(1)	29	198,583	309,584	270,789
Dilutive potential shares from performance share plan	29	103,788	49,875	—
Dilutive potential shares from convertible bonds(1)	29	—	—	252,500
Dilutive weighted average number of shares outstanding adjusted when dilutive		27,215,799	17,731,386	12,095,925
Net income (loss) per share
— Basic		9.12	9.04	(0.64)
— Diluted(1)		9.02	8.86	(0.64)

(1)	Stock-options and convertible bonds have an anti-dilutive effect at December 31, 2005; as a consequence, potential shares linked to those instruments are not taken into account in the adjusted dilutive weighted average number of shares, nor in the calculation of diluted loss per share.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		December 31,
	Notes	2007	2006	2005
		(in millions of euros)
OPERATING
Net income (loss)		249.6	158.7	(6.8)
Depreciation and amortization		179.1	106.0	76.3
Multi-client surveys amortization	10	308.5	80.6	69.6
Variance on provisions		2.0	4.6	6.7
Stock based compensation expenses		20.6	7.4	0.4
Net gain (loss) on disposal of fixed assets		(0.3)	(5.3)	1.6
Share in profits of affiliates		(4.2)	(10.1)	(13.0)
Dividends received from affiliates		5.3	4.3	4.5
Other non-cash items	28	(9.2)	31.5	27.5
Net cash including net cost of financial debt and income tax		751.4	377.7	166.8
Less net cost of financial debt		109.1	25.4	42.3
Less income tax expense		129.4	83.2	26.6
Net cash excluding net cost of financial debt and income tax		989.9	486.3	235.7
Income tax paid		(144.1)	(80.4)	(31.7)
Net cash before changes in working capital		845.8	405.9	204.0
— change in trade accounts and notes receivables		(133.0)	(18.8)	(24.3)
— change in inventories and work-in-progress		(41.4)	(40.0)	(45.2)
— change in other current assets		(12.8)	(5.8)	(3.1)
— change in trade accounts and notes payable		(13.3)	5.0	38.8
— change in other current liabilities		22.5	20.1	1.0
Impact of changes in exchange rate on financial items		(20.5)	(19.0)	11.2

Net cash provided by operating activities		647.3	347.4	182.4

INVESTING
Total capital expenditures (including variation of fixed assets suppliers, excluding multi-client surveys)	9 &10	(230.5)	(149.2)	(117.1)
Investments in multi-client surveys	10	(371.4)	(61.5)	(32.0)
Proceeds from disposals of tangible & intangible assets		27.4	6.1	3.6
Total net proceeds from financial assets	28	2.8	16.8	0.9
Acquisition of investments, net of cash & cash equivalents acquired	28	(1,019.1)	(48.3)	(265.8)
Variation in loans granted		(0.2)	(0.2)	0.8
Variation in subsidies for capital expenditures		(0.1)	(0.2)	(1.3)
Variation in other non-current financial assets	28	18.0	(6.9)	(0.2)
Net cash from investing activities		(1,573.1)	(243.4)	(411.1)

FINANCING
Repayment of long-term debt		(622.8)	(131.9)	(391.7)
Total issuance of long-term debt		1,698.3	208.3	461.1
Lease repayments		(10.0)	(19.6)	(13.5)

English translation from the French

		December 31,
	Notes	2007	2006	2005
		(in millions of euros)
Change in short-term loans		12.0	(2.4)	(4.1)
Financial expenses paid	28	(123.5)	(23.8)	(62.6)
Net proceeds from capital increase:
— from shareholders		9.1	12.4	207.3
— from minority interest of integrated companies		—	—	—
Dividends paid and share capital reimbursements:
— to shareholders		—	—	—
— to minority interest of integrated companies		(6.0)	(0.3)	(0.2)
Acquisition/disposal from treasury shares		(6.9)	4.1	(2.9)

Net cash provided by financing activities		950.2	46.8	193.4

Effect of exchange rates on cash		(21.9)	(11.4)	17.1

Net increase (decrease) in cash and cash equivalents		2.5	139.4	(18.2)
Cash and cash equivalents at beginning of year	28	251.8	112.4	130.6

Cash and cash equivalents at end of period	28	254.3	251.8	112.4

Statement of income and expenses attributable to shareholders

	December 31,
	2007	2006	2005
	(amounts in million of euros)
Net income (loss) attributable to the Group	245.5	157.1	(7.8)
— Change in actuarial gains and losses on pension plan	(3.8)	(1.0)	—
— Change in fair value of available-for-sale investments	(6.9)	—	—
— Change in fair value of hedging instruments	(3.0)	6.2	(5.7)
— Change in foreign currency translation adjustment	(209.8)	(49.9)	28.5

Income recognized directly in equity for the period	22.0	112.4	15.0

Statement of income and expenses attributable to minority interests

	December 31,
	2007	2006	2005
	(amounts in million of euros)
Net income (loss)	4.1	1.6	1.0
— Change in foreign currency translation adjustment	(2.5)	(1.6)	1.8

Income recognized directly in equity for the period	1.6	—	2.8

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Compagnie Générale de Géophysique Veritas, S.A. (“the Company”) and its subsidiaries (together, the “Group”) is a global participant in the geophysical services industry, providing a wide range of seismic data acquisition, processing and interpretation services as well as related processing and interpretation software to clients in the oil and gas exploration and production business. It is also a global manufacturer of geophysical equipment.
Given that the Company is listed on a European Stock Exchange and pursuant to European regulation n°1606/2002 dated July 19, 2002, the accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations as issued by the International Accounting Standards Board (IASB). These consolidated financial statements are also in accordance with IFRS adopted by the European Union at December 31, 2007.
According to the general conditions of the standard IFRS 1, regarding the first adoption of IFRS, the Group elected the following options:

English translation from the French
— Business combinations (IFRS 3): the Company elected not to restate business combinations consummated prior to January 1, 2004;
— Fair value used as assumed cost (IAS 16): the Company did not elect to assess its property, plant and equipment at fair value. Property, plant and equipment are recognized at amortized historical cost;
— Actuarial gains (losses) on pension plans (IAS 19): the Company elected to recognize actuarial gains (losses) on pension plans previously unrecognized at January 1, 2004, in retained earnings;
— Currency translation adjustments (IAS 21): the Company elected to recognize currency translation adjustments at January 1, 2004 through retained earnings.
Moreover, the Company elected for the early adoption from January 1, 2004 of the following standards:
— Financial instruments: the Company early adopted the standards IAS 32 and IAS 39 from January 1, 2004;
— Actuarial gains (losses) on pension plans (IAS 19): the Company elected to recognize actuarial gains (losses) on pension plans directly in retained earnings.
The preparation of financial statements in conformity with IFRS requires management to make judgmental estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Critical Accounting Policies
Our significant accounting policies, which we have applied consistently, are fully described below. However, certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations. As we must exercise significant judgment when we apply these policies, their application is subject to an inherent degree of uncertainty.
The following standards, amendments and interpretations have been effective since January 1, 2007:
Amendment to IAS 1 — Presentation of financial statements: Capital disclosures
IFRS 7 — Financial instruments — Disclosures
IFRIC 7 — Applying the restatement approach under IAS 29 Financial reporting in hyperinflationary economies
IFRIC 8 — Scope of IFRS 2
IFRIC 9 — Reassessment of embedded derivatives
IFRIC 10 — Interim Financial Reporting and Impairment
These standards, amendments and interpretations have had no significant impact on our consolidated financial statements at December 31, 2007.
At the date of issuance of these financial statements, the following Standards and Interpretations were issued but not yet effective:
IFRS3 (revised) — Business Combinations
IAS 27(revised) — Consolidated and Separate Financial Statements

English translation from the French
IAS 23 (revised) — Borrowing costs
IFRS 8 — Operating segments
IFRIC 11 — IFRS 2 — Group and Treasury Share Transactions
IFRIC 12 — Service Concessions Arrangements
IFRIC 13 — Customer Loyalty Programs
IFRIC 14 — The limit on a defined benefit asset, minimum funding requirements and their interaction
We have not opted for the early adoption of these standards, amendments and interpretations and we are currently reviewing them to measure the potential impact on our consolidated financial statements. At this stage, we do not anticipate any significant impact.
1 — Basis of consolidation
Our consolidated financial statements include the accounts of CGG Veritas and all majority-owned subsidiaries.
We use the equity method for investments in which our ownership interest ranges from 20% to 50% and we exercise significant influence over operating and financial policies. We may account for certain investments where the Group’s ownership is below 20% using the equity method when we exercise significant influence (Board membership or equivalent) over the business.
All inter-company transactions and accounts are eliminated in consolidation.
Our consolidated financial statements are reported in euros.
2 — Foreign currency
The financial statements of all of our French subsidiaries are maintained in euro, with the exception of the financial statements of certain subsidiaries for which the functional currency is the U.S. dollar, the currency in which they primarily conduct their business.
The financial statements of all of our foreign subsidiaries are maintained in the local currency, which is the functional currency, with the exception of the financial statements of historical subsidiaries of CGG operating in Norway (including notably some subsidiaries of Exploration Resources), in Malaysia, Venezuela and historical subsidiaries of Veritas (excluding Canada). In those subsidiaries, the functional currency is the U.S. dollar, the currency in which they primarily conduct their business. Goodwill attributable to foreign subsidiaries is accounted for in the functional currency of the applicable entities.
When translating the foreign currency financial statements of foreign subsidiaries to euro, year-end exchange rates are applied to balance sheet items, while average annual exchange rates are applied to income statement items. Adjustments resulting from this process are recorded in a separate component of shareholders’ equity.
With respect to foreign affiliates accounted for using the equity method, the effects of exchange rates changes on the net assets of the affiliate are recorded in a separate component of shareholders’ equity.
Transactions denominated in currencies other than the functional currency of a given entity are recorded at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies other than the functional currency are re-evaluated at year-end exchange rates and any resulting unrealized exchange gains and losses are included in income.

English translation from the French
3 — Business combinations
After January 1, 2004, assets and liabilities acquired under a business combination are recognized at their fair value at the date of acquisition. The remaining difference between the fair value of assets and liabilities acquired and the consideration tendered in an acquisition is recorded as goodwill and allocated to the cash generating units.
4 — Operating revenues
Operating revenues are recognized when they can be measured reliably, and when it is likely that the economic benefits associated with the transaction will flow to the entity, which is at the point that such revenues have been realized or are considered realizable. For contracts where the percentage of completion method of accounting is being applied, revenues are only recognized when the costs incurred for the transaction and the cost to complete the transaction can be measured reliably and such revenues are considered earned and realizable.
•	Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys. The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
Revenues related to multi-client surveys result from (i) pre-commitments and (ii) licenses after completion of the surveys (“after-sales”).
Pre-commitments — Generally, we obtain commitments from a limited number of customers before a seismic project is completed. These pre-commitments cover part or all of the survey area blocks. In return for the commitment, the customer typically gains the right to direct or influence the project specifications, advance access to data as it is being acquired, and favorable pricing. The Company recognizes pre-commitments as revenue when production is begun based on the physical progress of the project. The Company records payments that it receives during periods of mobilization as advance billing in the balance sheet in the line item “Advance billings to customers”.
After sales — Generally, we grant a license entitling non-exclusive access to a complete and ready for use, specifically defined portion of our multi-client data library in exchange for a fixed and determinable payment. We recognize after sales revenue upon the client executing a valid license agreement and having been granted access to the data. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
After sales volume agreements — We enter into a customer arrangement in which we agree to grant licenses to the customer for access to a specified number of blocks of the multi-client library. These arrangements typically enable the customer to select and access the specific blocks for a limited period of time. We recognize revenue when the blocks are selected and the client has been granted access to the data and if the corresponding revenue can be reliably estimated. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
•	Exclusive surveys
In exclusive surveys, we perform seismic services (acquisition and processing) for a specific customer. We recognize proprietary/contract revenues as the services are rendered. We evaluate the progress to date, in a manner generally consistent with the physical progress of the project, and recognize revenues based on the ratio of the

English translation from the French
project cost incurred during that period to the total estimated project cost. We believe this ratio to be generally consistent with the physical progress of the project.
The billings and the costs related to the transit of seismic vessels at the beginning of the survey are deferred and recognized over the duration of the contract by reference to the technical stage of completion.
In some exclusive survey contracts and a limited number of multi-client survey contracts, the Company is required to meet certain milestones. The Company defers recognition of revenue on such contracts until all milestones that provide the customer a right of cancellation or refund of amounts paid have been met.
•	Other geophysical services
Revenues from our other geophysical services are recognized as the services are performed and, when related to long-term contracts, using the proportional performance method of recognizing revenues.
•	Equipment sales
We recognize revenues on equipment sales upon delivery to the customer. Any advance billings to customers are recorded in current liabilities.
•	Software and hardware sales
We recognize revenues from the sale of software and hardware products following acceptance of the product by the customer at which time we have no further significant vendor obligations remaining. Any advance billings to customers are recorded in current liabilities.
If an arrangement to deliver software, either alone or together with other products or services, requires significant production, modification, or customization of software, the entire arrangement is accounted for as a production-type contract, i.e. using the percentage of completion method.
If the software arrangement provides for multiple deliverables (e.g. upgrades or enhancements, post-contract customer support such as maintenance, or services), the revenue is allocated to the various elements based on specific objective evidence of fair value, regardless of any separate allocations stated within the contract for each element. Each element is appropriately accounted for under the applicable accounting standard.
Maintenance revenues consist primarily of post contract “customer support” agreements and are recorded as “advance billings to customers” and recognized as revenue on a straight-line basis over the contract period.
5 — Cost of net financial debt
Cost of financial debt is expensed in the income statement on the period in which it is borne, regardless of the use of funds borrowed.
Cost of net financial debt includes expenses related to financial debt, composed of bonds, the debt component of convertible bonds, bank loans, capital-lease obligations and other financial borrowings, net of income provided by cash and cash equivalents.
6 — Income taxes and deferred taxes
Income taxes includes all tax based on taxable profit.
Deferred taxes are recognized on all temporary differences between the carrying value and the tax value of assets and liabilities, as well as on carry-forward losses, using the liability method. Deferred tax assets are recognized only when its recovery is probable.

English translation from the French
Deferred tax liabilities are recognized on intangibles assets valued in purchase accounting of business combinations (technological assets, customer relationships).
Deferred tax assets and deferred tax liabilities are not discounted.
7 — Intangible and tangible assets
In accordance with IAS 16 “Property, Plant and equipment” and IAS 38 “Intangible assets” only items for which cost can be reliably measured and for which the future economic benefits are likely to flow to us are recorded in our consolidated financial statements.
•	Property, plant and equipment
Property, plant and equipment are valued at historical cost less accumulated depreciation and impairment losses. Depreciation is generally calculated over the following useful lives:

— equipments and tools	3 to 10 years
— vehicles	3 to 5 years
— seismic vessels	12 to 30 years
— buildings for industrial use	20 years
— buildings for administrative and commercial use	20 to 40 years
Starting from September 1, 2005, the date at which we acquired Exploration Resources, we harmonized the useful life of our vessels to 30 years.
Depreciation expense is determined using the straight-line method.
We include residual value, if significant, when calculating the depreciable amount. We segregate tangible assets into their separate components if there is a significant difference in their expected useful lives, and depreciate them accordingly.
•	Lease agreements
Assets under a capital lease agreement or a long-term lease agreement that transfers substantially all the risks and rewards incidental to ownership to the Group are accounted for as fixed assets at the commencement of the lease term, at amounts equal to the fair value of the leased property or, if lower, the present value of the minimum lease payments, each determined at the inception of the lease. Minimum lease payments are apportioned between the finance charge and the reduction of the outstanding liability and the finance charge is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability. Assets under capital lease are depreciated over the shorter of its useful life and the lease term, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term.
Rent payments under operating leases are recognized as operating expenses over the lease term.
• Goodwill
Goodwill is determined according to IFRS 3 — Business Combinations. Upon transition to IFRS, goodwill is not amortized but subject to an annual impairment test.
•	Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys (including transit costs when applicable). The value of our multi-client library is stated on our balance

English translation from the French
sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
We amortize the multi-client surveys over the period during which the data is expected to be marketed using a pro-rata method based on recognized revenues as a percentage of total estimated sales.
In this respect, we use four amortization rates 50%, 75%, 80% or 83.3% of revenues depending on the category of the surveys.
Multi-client surveys are classified into a same category when they are located in the same area with the same estimated sales ratio, such estimates generally relying on the historical patterns.
For all categories of surveys and starting from data delivery, a minimum straight-line depreciation scheme is applied over a five-year period, if total accumulated depreciation from the applicable amortization rate is below this minimum level.
Multi-client surveys acquired as part of the business combination with Veritas and which have been valued for purchase price allocation purposes are amortized based on 65% of revenues and an impairment loss is recognized on a survey by survey basis in case of any indication of impairment.
•	Development costs
Expenditures on research activities undertaken with the prospect of gaining new scientific or technological knowledge and understanding are recognized in the income statement as expenses as incurred and are presented as “Research and development expenses — net”.
Expenditures on development activities, whereby research finding are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if:
—    the project is clearly defined, and costs are separately identified and reliably measured,
—    the product or process is technically and commercially feasible,
—    we have sufficient resources to complete development, and
—   the intangible asset is likely to generate future economic benefits, either because it is useful to us or through an existing market for the intangible asset itself or for its products.
The expenditures capitalized include the cost of materials, direct labor and an appropriate proportion of overhead. Other development expenditures are recognized in the income statement as expenses as incurred and are presented as “Research and development expenses — net”.
Capitalized development expenditures are stated at cost less accumulated amortization and impairment losses.
We amortize capitalized developments costs over 5 years.
Research & development expenses in our income statement represent the net cost of development costs that are not capitalized, of research costs, offset by government grants acquired for research and development.
•	Impairment
In accordance with IAS 36 “Impairment of assets”, the carrying amounts of our assets, other than inventories and deferred tax assets, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, we estimate the asset’s recoverable amount. Factors we consider important by that could trigger an impairment review include the following:

English translation from the French
—    significant underperformance relative to expected operating results based upon historical and/or projected data,
—    significant changes in the manner of our use of the acquired assets or the strategy for our overall business, and
—    significant negative industry or economic trends.
The recoverable amount of tangible and intangible assets is the greater of their net fair value less costs to sell and value in use.
Goodwill, assets that have an indefinite useful life and intangible assets are allocated to cash generating units, for which we estimate the recoverable amount at each balance sheet closing date.
We determine the recoverable amounts by estimating future cash flows expected from the assets or from the cash generating units, discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. We recognize an impairment loss whenever the carrying amount of an asset exceeds its recoverable amount. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.
Impairment losses are recognized in the income statement. Impairment losses recognized in respect of a group of non independent assets allocated to a cash-generating unit are allocated first to reduce the carrying amount of any goodwill allocated to cash-generating units (group of units) and then, to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.
•	Assets held for sale
Assets classified as assets held for sale correspond to assets for which the net book value will be recovered by a sale rather than by its use in operations. Assets held for sale are valued at the lower of historical cost and net realizable value.
8 — Investments and other financial assets
Investments and other financial assets include investments in non-consolidated entities and loans and non-current receivables.
•  Investments in non-consolidated entities
In accordance with IAS 39 “Financial instruments”, we classify investments in non-consolidated companies as available-for-sale and therefore present them on the balance sheet at their fair value. The fair value for listed securities is their market price at the balance sheet date. If a reliable fair value cannot be established, securities are valued at historical cost. We account for changes fair value directly in shareholders’ equity.
•	Loans and non-current receivables
Loans and non-current receivables are accounted for at amortized cost.
•	Impairment
We examine non-consolidated securities and other financial assets at each balance sheet date to detect any objective evidence of impairment. Where this is the case, we record an impairment loss.
Where there is objective evidence of impairment of a financial asset (for instance in case of significant and prolonged decline of the value of the asset) we record an irreversible impairment provision. This provision can only be released upon the sale of the relevant financial asset.

English translation from the French
9 — Treasury shares
We value treasury shares at their cost, as a reduction of shareholders’ equity. Proceeds from the sale of treasury shares are included in shareholders’ equity and have no impact on the income statement.
10 — Inventories
We value inventories at the lower of cost (including direct production costs where applicable) and net realizable value.
We calculate the cost of inventories on a weighted average price basis for our Equipment segment and on a first-in first-out basis for our Services segment.
11 — Provisions
We record a provision when the Group has a present obligation (legal or constructive) as a result of a past event for which it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation.
•	Onerous contracts
We record a provision for onerous contracts equal to the excess of the unavoidable costs of meeting the obligations under the contract over the economic benefits expected to be received under it, as estimated by the Group.
•	Pension, post-employment benefits and other post-employment benefits
Defined contribution plans: we record obligations for contributions to defined contribution pension plans as an expense in the income statement as incurred.
Defined benefit plans: our net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted. We perform the calculation by using the projected unit credit method.
We record actuarial gains and losses that arise subsequent to the adoption of IAS 19 on January 1, 2004 directly in equity.
12 — Financial debt
Financial debt is accounted for:
—    As at the date of issuance, at the fair value of the consideration received, less issuance fees and/or issuance premium;
—    subsequently, at amortized cost, corresponding to the fair value at which is initially recognized, less repayments at the nominal amount and increased or decreased for the amortization of all differences between this original fair value recognized and the amount at maturity; differences between the initial fair value recognized and the amount at maturity are amortized using the effective interest rate method.
•	Convertible bonds
In IFRS, as the subordinated bonds due 2012 convertible into new ordinary shares or redeemable into new shares and/or existing shares and/or in cash issued in 2004 were denominated in U.S. dollars and convertible into new ordinary shares denominated in Euros, the embedded conversion option was bifurcated and accounted for separately within non-current liabilities. The conversion option and the debt component were initially recognized at fair value

English translation from the French
on issuance. The amount of the debt component recorded in our financial statements was discounted at the rate of 10.75%, the rate borne by comparable indebtedness without a conversion option. As a result, we bifurcated the embedded conversion option by €10.5 million at issuance as “Other non-current assets”. The discounting of the debt at issuance is accounted for as “Cost of financial debt” until the maturity of the convertible bonds. Those convertible bonds were fully converted at December 31, 2006.
Changes of the fair value of the embedded derivative were recognized in the consolidated income statement in the line item “Variance on derivative convertible bonds”. The fair value of the embedded derivative had been determined using a binomial model.
13 — Derivative financial instruments
We use derivative financial instruments to hedge our exposure to foreign exchange fluctuations (principally U.S. dollars) from operational, financing and investment activities. In accordance with our treasury policy, we do not hold or issue derivative financial instruments for trading purposes. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments in “Other financial income (loss)”.
Exchange gains or losses on foreign currency financial instruments that represent the efficient portion of an economic hedge of a net investment in a foreign subsidiary are reported as translation adjustments in shareholder’s equity under the line item “Cumulative translation adjustments”, the inefficient portion being recognized in the income statement. The cumulative value of foreign exchange gains and losses recognized directly in equity will be transferred to income statement when the net investment is sold or lost.
Derivative financial instruments are stated at fair value.
Variations of fair value of instruments that are eligible to future flow hedging are directly accounted for as shareholders’ equity for the efficient part of the hedging in “Results directly accounted for as shareholders’ equity”. The ineffective portion is recorded in “Other financial income (loss)”. Amounts directly accounted for as shareholders’ equity are booked into the profit and loss statement of the period for which the forecasted hedged transaction impacts the results. Should the forecasted transaction fails, amounts previously booked into shareholders’ equity are booked into the profit and loss statement.
Variations of fair value of instruments that are not eligible to future flow hedging are directly accounted for as profit and loss statement.
14 — Cash-flow statement
The cash flows of the period are presented in the cash flow statement within three activities: operating, investing and financing activities:
•	Operating activities
Operating activities are the principal revenue-producing activities of the entity and other activities that are not investing or financing activities.
•	Investing activities
Investing activities are the acquisition and disposal of long-term assets and other investments not included in cash equivalents. When a subsidiary is acquired, a separate item, corresponding to the consideration paid net of cash and cash equivalents held by the subsidiary at the date of acquisition, provides the cash impact of the acquisition.
•	Financing activities
Financing activities are activities that result in changes in the size and composition of the contributed equity and borrowings of the entity. They include the cash impact of financial expenses.

English translation from the French
•	Cash and cash equivalents
Cash and cash equivalents are liquid investments that are readily convertible to known amounts of cash in less than three months.
15 — Stock-options
We include stock-options granted to employees in the financial statements using the following principles: the stock option’s fair value is determined on the grant date and is recognized in personnel costs on a straight-line basis over the period between the grant date and the end of the vesting period. We calculate stock option fair value using the Black-Scholes model.
16 — Grants
Government grants, including non-monetary grants at fair value, are not recognized until there is reasonable assurance that the entity will comply with the conditions of the grant and that the grants will be received.
Government grants are recognized as income over the periods necessary to match them with the related costs which they are intended to compensate. They are presented as a reduction of the corresponding expenses in the item “Research and development expenses, net” in the income statement.
Refundable grants are presented in the balance sheet as “Other non-current liabilities”.
17 — Earnings per share
Basic per share amounts are calculated by dividing net income for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.
Diluted earnings per share amounts are calculated by dividing the net income attributable to ordinary equity holders of the Company (after deducting interest, amortization on deferred expenditures and variance on derivative related to convertible bonds) by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on the conversion of convertible bonds and the exercise of stock options.
NOTE 2 — ACQUISITIONS AND DIVESTITURES
— DURING 2007
•	Veritas
On September 4, 2006, CGG entered into a definitive merger agreement with Veritas DGC Inc. (“Veritas”) to acquire Veritas in part cash, part stock transaction. The merger was completed on January 12, 2007 upon satisfaction of the closing conditions of the merger agreement. The combined company has been renamed “Compagnie Générale de Géophysique-Veritas,” abbreviated as “CGG Veritas”, and is listed on both the Euronext Paris and the New York Stock Exchange (in ADS form). The trading symbol of the combined company’s ADS on the New York Stock Exchange is “CGV”.
At the merger closing date, and according to the formula set out in the merger agreement, the per share cash consideration to holders of Veritas stock was US$85.50 and the per share stock consideration was 2.0097 CGG Veritas ADSs upon the election of Veritas’ shareholders. Of the 40,420,483 shares of Veritas common stock outstanding as of the merger date (January 12, 2007):
•	33,004,041 of the shares, or 81.7%, had elected to receive cash,

•	5,788,701 of the shares, or 14.3%, had elected to receive CGG ADSs; and

English translation from the French
•	1,627,741 of the shares, or 4.0%, did not make a valid election.
Stockholders electing cash received, on average, 0.9446 CGV ADSs and US$45.32 in cash per share of Veritas common stock. Stockholders electing ADSs and stockholders making no valid election received 2.0097 CGV ADSs per share of Veritas common stock. In aggregate, approximately US$1.5 billion and approximately 46.1 million shares of CGV ADSs were paid to Veritas stockholders as merger consideration. Based on a valuation of CGV’s ADS at US$40.5 on January 12, 2007, the total consideration of the merger amounted to approximately €2,7 billion (US$3.5 billion).
Total direct transaction costs related to the merger (including advisory fees and legal fees) amounted to €26.3 million (US$34.6 million) and were recognized as cost of the acquisition.
Purchase price allocation
The purchase price has been allocated to the net assets acquired based upon their estimated fair values as follows:

(in million of euros)
Fixed assets, net	448
Current assets /(liabilities), net	43
Cash & cash equivalents	97
Net book value of assets acquired	588
Fair Value Adjustments
Trade name (indefinite life)	23
Technology (useful life of 5 years)	31
Customer relationship (useful life of 20 years)	130
Multi-client seismic library (maximum life of 6 years)	73
Favorable contracts (weighted average remaining life of 5 years)	52
Fixed assets (weighted average remaining life of 3 years)	24
Other intangible assets	23
Contingent liabilities	(40)
Other liabilities	(24)
Deferred taxes on the above adjustments	(106)
Goodwill	1,884
Purchase Price	2,658
The amount allocated to goodwill represents the excess of the purchase price over the fair value of the net assets acquired.
Technology, customer relationships and other intangible assets
Amortization expense related to technologies and customer relationships acquired was €12.0 million (US$16.4 million) for the year ended December 31, 2007 and is expected to be US$17.0 million per year over the useful life.
Other intangible assets relate to exploration and appraisal licenses in the U.K. North Sea that were sold in February 2007 for a net amount of US$27.5 million and an asset sold in Canada for US$2.3 million. Neither amortization expense nor gain was recognized in the year ended December 31, 2007.
Favorable contracts and fixed assets
The fair values of Veritas’ favorable contracts correspond essentially to the difference in economic terms between Veritas’ existing vessel charters’ conditions and their market value at the date of the acquisition.

English translation from the French
Amortization expense related to favorable contracts acquired was €11.5 million (US$15.7 million) for the year ended December 31, 2007 and is expected to be US$16.2 million per year over the remaining life.
In determining the fair value of the fixed assets, it was considered that the remaining useful life of the fixed assets acquired exceeded the estimated useful life currently being used for amortization expense. Therefore, the combined effect of the fair value adjustments and the change in estimate of the useful life of the assets resulted in a net reduction of depreciation cost of €3.3 million (US$4.5 million) for the year ended December 31, 2007.
Multi-client data library
After consideration of the estimated number of future years that revenues are expected to be generated from the completed surveys of the multi-client data library at the time of the transaction, CGG Veritas concluded that the remaining life of the completed surveys was a maximum of 6 years. The fair value of these surveys was determined by projecting the expected future revenues net of selling costs over the estimated remaining life of the surveys at the date of acquisition.
The US$285 million of total capitalized multi-client data costs, including a US$96 million adjustment, will be amortized pro rata the percentage of revenues generated and, in case of any indication of impairment, an impairment loss will be recognized.
The net impact of the US$96 million fair value adjustment combined with the estimated remaining life of the surveys resulted in an additional amortization expense of €27.5 million (US$37.6 million) for the year ended December 31, 2007.
Contingent liabilities and Other liabilities
Due to the merger and the change of control of Veritas, contractual obligations related to a portion of severance costs for certain Veritas employees have been recognized for an amount of US$21 million (€16 million) as well as success fees for an amount of approximately US$30 million (€22 million).
•	Geomar
Geomar is a subsidiary, owned 49% by CGG Veritas and 51% by Louis Dreyfus Armateurs (“LDA”), which has owned the seismic vessel “Alizé” since March 29, 2007. On April 1, 2007, Geomar entered into a new charter agreement with LDA and LDA entered into a new charter agreement with CGG Services. Additionally, on April 10, 2007, CGG Services acquired a call right and LDA a put on the 51% stake of Geomar held by LDA. In light of the risks and benefits related to these new agreements for CGG Veritas, Geomar has been fully consolidated in our financial statements since April 1, 2007. Prior to that date, Geomar was accounted for under the equity method.
•	Cybernetix
On June 27, 2007, Sercel Holding acquired 121,125 Cybernetix shares bringing its total holding to 352,125 shares, representing voting rights for 32.01% of Cybernetix’s share capital and 26.57% of its voting rights. On November 5, 2007, Sercel Holding increased its investment for a total amount of €0.8 million, bringing its total holding to 416,147 shares, representing voting rights for 32.20%. Since June 30, 2007, Cybernetix has been accounted for under the equity method in our financial statements.
•	Offshore Hydrocarbon Mapping
On July 17, 2007, we entered into strategic joint operating agreement with Offshore Hydrocarbon Mapping plc (“OHM”) under which both companies will work together to develop the Controlled Source ElectroMagnetic imaging activities (CSEM) and on seismic and CSEM integration opportunities. On August 21, 2007, subsequent to the approval by the shareholders of OHM, we acquired 6,395,571 shares of OHM at a price of 240 GBP pence per share. On October 19, 2007, we acquired an additional 80,695 shares at a price of 240 GBP pence per share. We thus paid in total €22.9 million for 14.99% of OHM’s issued share capital.

English translation from the French
•	Eastern Echo Holding Plc
On November 12, 2007, we acquired 30.9 million shares of Eastern Echo Holding plc (ECHO NO) for a total consideration of approximately €55 million (NOK 431 million), representing 12.67% of Eastern Echo’s issued share capital. Eastern Echo is a geophysical company specializing in acquisition of high quality 3D seismic data. Our intent, with this minority stake, was to best position ourselves, especially Sercel, for continuing cooperation with Eastern Echo in the expanding seismic market.
On November 23, 2007, further the cash offer launched by Schlumberger BV on November 16, 2007, we tendered our30.9 million shares of Eastern Echo Holding plc to Schlumberger BV at price of NOK 15 per share. We therefore recognized a gain of €2.8 million.
— DURING 2006
•	TAQA
On June 24, 2006, Industrialization & Energy Services Company (TAQA), our long term Saudi 51% Partner in Arabian Geophysical and Surveying Company (“Argas”), acquired, for €16.8 million, 49% of the capital of CGG Ardiseis, a newly formed CGG subsidiary dedicated to land and shallow water seismic data acquisition in the Middle East, and the company maintained a 51% interest. CGG Ardiseis, whose headquarters are located in Dubai, provides its clients with the complete range of CGG land and shallow water acquisition services, focusing on Eye-D, the latest CGG technology for full 3D seismic imaging. As part of our agreement with TAQA, CGG Ardiseis activities in the Gulf Cooperation Council countries are operated by Argas.
•	Cybernetix
On July 10 2006, Sercel acquired a 20% interest (17% of voting rights) in the French listed company Cybernetix, a specialist in robotics, with the aim of strengthening our technical partnership with Cybernetix in offshore oil equipment, and an additional 1% by the end of the year 2006. The aggregate consideration for the transactions is €4.0 million.
•	Vibtech
On September 28, 2006, Sercel acquired the Scottish company Vibration Technologies Limited (“Vibtech”), pioneer in the use of advanced wireless technologies for seismic recording. The Unite system, and field trials of this new generation equipment, which have attracted interest from both oil companies and seismic contractors, is a unique versatile product capable of recording and transmitting data in a stand alone or real time mode, enabling quality control while recording and is capable of handling thousands of channels. Use of new transmission technologies also reduces limitations inherent to radio frequencies. We expect that the combination of Sercel expertise in seismic recording and new skills arising from Vibtech’s development group will help expand the capabilities of the Sercel portfolio of products and integrate advanced wireless technology with its latest generation products. The cash consideration was €49.5 million (GBP 33.3 million) and our valuation of technological assets purchased of €11.6 million more (GBP 7.8 million), led us to record a goodwill of €35.6 million. The cash acquired was an amount of €1.3 million (GBP 0.9 million).
— DURING 2005
•	PT Alico
On February 14, 2005, we ended our cooperation agreements with PT Alico, an Indonesian company. On that date, PT Alico, which was fully consolidated in our accounts until 2004 as a consequence of our contractual relationship with them, was excluded from our scope of consolidation. Under our agreements with PT Alico, we indemnified them against certain specific risks. This liability is limited and was accrued in our financial statements as of December 31, 2004. The liability expired on June 30, 2006, since then we have no further commitment to PT Alico or its shareholders.

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•	CGG Vostok
On July 27, 2005, we funded a new fully owned company in Russia named CGG Vostok, to perform seismic services. CGG Vostok has been consolidated from the date of its creation.
•	Exploration Resources
On August 29, 2005, we acquired a controlling stake of approximately 60% of Exploration Resources ASA (“Exploration Resources”), a Norwegian provider of marine seismic acquisition services, at a purchase price of approximately NOK 340 per share corresponding to a premium of 8.3% over the last stock price of Exploration Resources’ shares before the notice of the operation (NOK 314).
We continued to acquire shares of Exploration Resources until we acquired 100% of the shares by the end of October 2005 for an average price excluding fees of NOK 338.27 per share: first by acquisitions on the market; then in a combined mandatory offer followed by a squeeze-out on the Oslo Stock Exchange; then by mutual agreements with the management of Exploration Resources that held stock-options; eventually in a specific agreement with the minority shareholders of Multiwave Geophysical Company ASA (“Multiwave”), Exploration Resources’ subsidiary focusing on seabed acquisition, as a consequence of the merger of this entity with Exploration Seismic AS, a fully owned subsidiary of Exploration Resources.
The total cost to us of the acquisition was €303.3 million, including €8.6 million related to acquisition fees and including the price of further shares acquired in October 2005. The reassessment of Exploration Resources’ net assets, along with a seismic business economic perspective, led us to increase the book value of the vessels by €116.5 million at September 1, 2005 and to recognize the corresponding deferred tax liabilities. The vessels were valued using combined valuation methods of which, particularly, the present value of cash flows that will be generated by the vessels.
On the basis of these elements, the purchase accounting for Exploration Resources at historical rates is as follows at December 31, 2006:

(in million of euros)
Total acquisition of Exploration Resources shares	294.7
Acquisition fees	8.6

Total acquisition price	303.3
Cash and cash equivalents acquired	37.4
Fair value of fixed assets acquired	188.7
Deferred tax liabilities net assumed	(31.9)
Other assets and liabilities acquired	(70.8)
Definitive fair value of net assets acquired	123.4
Definitive goodwill	179.9
The reassessment of Exploration Resources’ assets resulted in a definitive goodwill of €179.9 million at December 31, 2006.
The results of Exploration Resources are included in our consolidated financial statements from September 1, 2005.
For the year ended December 31, 2005, Exploration Resources contributed €28.8 million to the consolidated operating revenues of the Group and €6.4 millions to the net consolidated income of the Group. If the business combination would have occur at the beginning of the year, the loss for the Group would have been €21.5 million, mainly due to interest expense linked to the financing of the acquisition and the operating revenues would have been €932.1 million.

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NOTE 3 — TRADE ACCOUNTS AND NOTES RECEIVABLE
Analysis of trade accounts and notes receivables by maturity is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Trade accounts and notes receivable gross — current portion	409.1	207.5	240.0
Less: allowance for doubtful accounts	(6.8)	(8.3)	(6.2)

Trade accounts and notes receivables net — current portion	402.3	199.2	233.8

Trade accounts and notes receivable gross — long term portion	3.3	4.3	12.0
Less: allowance for doubtful accounts	—	—	—

Trade accounts and notes receivables net — long term portion	3.3	4.3	12.0

Recoverable costs and accrued profit, not billed	196.3	97.6	51.7

Total accounts and notes receivables	601.9	301.1	297.5

In the Geophysical Services segment, customers are generally large national or international oil and gas companies, which management believes reduces potential credit risk. In the Geophysical Equipment segment, a significant portion of sales is paid by irrevocable letters of credit.
The Group maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Credit losses have not been material for the periods presented and have consistently been within management’s expectations.
Recoverable costs and accrued profit not billed comprise amounts of revenue recognized under the percentage of completion method on contracts for which billings had not been presented to the contract owners. Such unbilled accounts receivable are generally billed over the 30 or 60 days following the project commencement.
The long-term receivables as of December 31, 2007 amounted to €3.3 million for the Sercel Group. The long-term receivables as of December 31, 2006 amounted to €1.4 million for the Geophysical Services segment and to €2.9 million for the Sercel Group. The long-term receivables as of December 31, 2005 amounted to €11.3 million for the Geophysical Services segment and to €0.7 million for the Sercel Group.
As of December 31, 2007, the ageing analysis of trade receivables is as follows:

	Past due but not impaired
	No past due	< 30 days	30 - 60 days	60 - 90 days	90 - 120 days	> 120 days	Total
			(in million of euros)
Trade accounts and notes receivables — net	295.0	53.2	18.6	14.2	4.2	20.4	405.6
NOTE 4 — INVENTORIES AND WORK IN PROGRESS
Analysis of Inventories and work-in-progress is as follows:

	December 31, 2007			December 31, 2006			December 31, 2005
		Valuation			Valuation			Valuation
	Cost	Allowance	Net	Cost	Allowance	Net	Cost	Allowance	Net
	(in million of euros)
Geophysical services
— Consumables and spares parts	38.5	(1.0)	37.5	30.3	(1.1)	29.2	23.1	(1.1)	22.0
— Work in progress	30.3	—	30.3	8.0	—	8.0	7.6	—	7.6
Geophysical equipment
— Raw materials and spare parts	67.3	(7.9)	59.4	62.6	(8.0)	54.6	45.4	(6.9)	38.5
— Work in progress	78.9	(4.1)	74.8	73.8	(4.3)	69.5	51.0	(5.7)	45.3
— Finished goods	39.9	(1.7)	38.2	30.3	(2.9)	27.4	30.1	(4.0)	26.1

Inventories and work in progress	254.9	(14.7)	240.2	205.0	(16.3)	188.7	157.2	(17.7)	139.5

English translation from the French
The item « Work in progress » for Geophysical Services includes transit costs of seismic vessels that are deferred and recognized over the contract period according to the technical progress ratio.
The variation of inventories and work in progress is as follows:

Variation of the period	December 31, 2007	December 31, 2006	December 31, 2005
	(in million of euros)
Balance at beginning of period	188.7	139.5	86.8
Variations	40.3	39.3	46.6
Movements in valuation allowance	1.0	0.7	(1.3)
Change in consolidation scope	18.7	3.1	1.1
Change in exchange rates	(8.7)	(4.6)	4.3
Others	0.2	10.7	2.0
Balance at end of period	240.2	188.7	139.5

The additions and deductions in valuation allowances for inventories and work-in-progress are presented in the statement of operations as “Cost of sales”.
The change in scope of consolidation in 2007 relates to the acquisition of Veritas.
NOTE 5 — OTHER CURRENT ASSETS
Detail of other current assets is as follows:

	December 31,
	2007	2006	2005
	(in million of euros)
Personnel and other tax assets	24.3	15.4	16.0
Fair value of financial instruments (see note 14)	8.3	8.8	—
Other miscellaneous receivables	18.9	18.1	11.6
Supplier prepayments	12.3	10.6	3.7
Prepaid expenses(a)	25.8	10.2	10.2

Other current assets	89.6	63.1	41.5

(a)	includes principally prepaid rent, vessel charters.
NOTE 6 — ASSET VALUATION ALLOWANCE
Details of valuation allowances recorded against assets are as follows:

	December 31, 2007
		Additions/
	Balance at	Deductions		Balance at
	beginning of	charged in		end of
	year	income	Others(a)	period
	(in million of euros)
Trade accounts and notes receivables	8.3	(1.6)	0.1	6.8
Inventories and work-in-progress	16.3	(1.0)	(0.6)	14.7
Tax assets	0.8	(0.3)	0.5	1.0
Other current assets	0.7	0.2	(0.1)	0.8
Loans receivables and other investments	1.0	0.1	—	1.1

Total assets valuation allowance	27.1	(2.6)	(0.1)	24.4

(a)	includes the effects of exchange rate changes and changes in the scope of consolidation.

English translation from the French

	December 31, 2006
		Additions/
	Balance at	Deductions
	beginning of	charged in		Balance at end
	year	income	Others(a)	of period
	(in million of euros)
Trade accounts and notes receivables	6.2	2.3	(0.2)	8.3
Inventories and work-in-progress	17.7	(0.7)	(0.7)	16.3
Tax assets	0.3	0.5	—	0.8
Other current assets	1.4	(0.7)	—	0.7
Loans receivables and other investments	1.3	(0.2)	(0.1)	1.0

Total assets valuation allowance	26.9	1.2	(1.0)	27.1

(a)	includes the effects of exchange rate changes and changes in the scope of consolidation.

	December 31, 2005
		Additions/
	Balance at	Deductions
	beginning of	charged in		Balance at end
	year	income	Others(a)	of period
	(in million of euros)
Trade accounts and notes receivables	4.4	2.3	(0.5)	6.2
Inventories and work-in-progress	15.4	1.3	1.0	17.7
Tax assets	—	—	0.3	0.3
Other current assets	0.7	0.7	—	1.4
Loans receivables and other investments	2.0	(0.7)	—	1.3

Total assets valuation allowance	22.5	3.6	0.8	26.9

(a)	includes the effects of exchange rate changes and changes in the scope of consolidation.
NOTE 7 — INVESTMENTS AND OTHER FINANCIAL ASSETS
Detail of investments and other financial assets is as follows:

	December 31,
	2007	2006	2005
	(in million of euros)
Non-consolidated investments	21.1	8.9	3.7
Loans and advances(a)	0.6	6.8	7.3
Other	10.3	3.5	4.3

Total	32.0	19.2	15.3

(a)	includes loans and advances to companies accounted for under the equity method, at December 31, 2006 for €6.0 million, and at December 31, 2005 for €6.6 million.
Non-consolidated investments included in “Other financial investments” are presented as follows:

English translation from the French

	December 31,
	2007	2006	2005
	(in million of euros)
Assets available for sale
Offshore Hydrocarbon Mapping(a)	16.4	—	—
Other investments in non-consolidated companies
Cybernetix(b)	—	4.1	—
Tronic’s Microsystems SA(c)	3.9	3.9	3.5
Other investments in non-consolidated companies	0.8	0.9	0.2

Total non-consolidated investments	21.1	8.9	3.7

(a)	The Group’s shareholding in Offshore Hydrocarbon Mapping was 14.99% at December 31, 2007. As it is listed on Alternative Investment Market (London Stock Exchange), Offshore Hydrocarbon Mapping is recognized at the fair value based on closing share price of 186 GBP pence as of December 31, 2007. The change in fair value recognized in shareholders’ equity is a negative amount of €6.9 million as of December 31, 2007; we have considered that the decrease in value of OHM share price is not reflective of a durable loss in value.

(b)	The Group’s shareholding in Cybernetix was 21% interest and 17% of voting rights at December 31, 2006. Since June 2007, Cybernetix has been accounted for under the equity method in our financial statements.

(c)	The Group’s shareholding in Tronic’s Microsystems S.A. was 16.07% at December 31, 2007, 15.90% at December 31, 2006 and 14.70% at December 31, 2005.
NOTE 8 — INVESTMENTS IN COMPANIES UNDER EQUITY METHOD
The variation of “Investments in companies under equity method” is as follows:

	December 31,
	2007	2006	2005
	(in million of euros)
Balance at beginning of period	46.2	43.9	30.8
Change in consolidation scope	2.1	—	—
Investments made during the year	0.9	1.0	—
Equity in income	4.2	10.1	13.0
Dividends received during the period, reduction in share capital	(5.3)	(4.3)	(4.5)
Changes in exchange rates	(3.6)	(4.5)	4.6

Balance at end of period	44.5	46.2	43.9

The change in consolidation scope in 2007 corresponds to :
—    The exit of Geomar which is fully consolidated since April 1, 2007 for €5.4 million;
—    The entrance of Cybernetix which is accounted for under equity method since June 2007 for €7.5 million (see note 2).
The investments in 2007 correspond to the subscription of the capital increase in Cybernetix.
The investments in 2006 correspond to the subscription of the capital increase in VS Fusion LLC.
Investments in companies accounted for under equity method are comprised of:

English translation from the French

	December 31,
	2007	2006	2005
	(in million of euros)
Argas	32.8	37.5	36.5
Cybernetix	8.2	—	—
Geomar	—	5.4	5.5
JV Xian Peic/Sercel Limited	2.4	2.4	2.4
VS Fusion LLC	1.1	0.9	(0.5)

Investments in companies under the equity method	44.5	46.2	43.9

Investments in companies accounted for under the equity method are presented at December 31, 2005 in the balance sheet as “Investments in companies under the equity method” for €44.4 million in assets and as “Provisions — non-current portion” by €0.5 million in liabilities.
The net contribution to equity of affiliates accounted for under the equity method is as follows:

	December 31,
	2007	2006	2005
	(in million of euros)
Argas	28.5	33.2	32.2
Cybernetix	(0.3)	—	—
Geomar	—	(0.2)	(0.2)
JV Xian Peic/Sercel Limited	0.7	0.9	0.8
VS Fusion LLC	0.1	(0.3)	(0.5)

Total	29.0	33.6	32.3

The key figures relating to Argas’ financial statements are as follows:

	2007	2006	2005
	(in million of euros)
Current assets	45.7	65.5	57.5
Fixed assets	34.1	21.0	33.5
Current liabilities	6.0	3.7	3.5
Non current liabilities	3.4	4.6	8.7
Gross revenue	52.7	81.1	76.3
Operating profit	6.9	15.5	19.6
Income from continuing operations before extraordinary items and cumulative effect of change in accounting principle	10.3	17.1	20.4

Net income	10.3	17.1	20.4

NOTE 9 — PROPERTY, PLANT AND EQUIPMENT
Analysis of “Property, plant and equipment” is as follows:

	December 31
	2007			2006
		Accumulated			Accumulated		2005
	Gross	depreciation	Net	Gross	depreciation	Net	Net
	(amounts in million of euros)
Land	7.7	(0.2)	7.5	4.7	(0.2)	4.5	4.5
Buildings	83.1	(41.1)	42.0	62.2	(31.6)	30.6	30.7
Machinery & equipment	910.8	(547.9)	362.9	447.6	(263.9)	183.7	161.1
Vehicles & vessels	374.4	(148.5)	225.9	322.8	(101.4)	221.4	268.8
Other tangible assets	50.0	(36.8)	13.2	36.4	(26.9)	9.5	9.9
Assets under constructions	8.5	—	8.5	5.5	—	5.5	5.1

Total Property, plant and equipment	1,434.5	(774.5)	660.0	879.2	(424.0)	455.2	480.1

English translation from the French
In addition, seismic equipments no longer in use and held to be sold are reclassified as “Assets held for sale” for €0.4 million at December 31, 2006, was sold for €0.4 million in January 2007.
Seismic equipment, no longer in use and held for sale, was reclassified as “Assets held for sale” for €3.5 million at December 31, 2005. The seismic equipment was sold in February 2006 for €4.6 million.
Property, plant and equipment are land, buildings and geophysical equipment recorded under capital leases are as follows:

	December 31
	2007			2006
		Accumulated			Accumulated		2005
	Gross	depreciation	Net	Gross	depreciation	Net	Net
	(amounts in million of euros)
Land and buildings under capital leases	—	—	—	—	—	—	5.7
Geophysical equipment and vessels under capital leases	56.1	(17.9)	38.2	72.6	(22.1)	50.5	76.2
Other tangible assets under capital leases	0.4	(0.4)	—	0.5	(0.5)	—	—

Total Property, plant and equipment under capital leases	56.5	(18.3)	38.2	73.1	(22.6)	50.5	81.9

The decrease of gross geophysical equipment and vessels under capital leases in 2007 is due to the termination of a US$13 million (€10 million) lease and impact of changes in exchange rate.
In 2006, the time charter party agreement of our seismic vessel, the Laurentian, has been renewed with modified contractual conditions and still qualifies as a capital lease. The total lease obligation is approximately US$20.8 million (€16 million) over its three-year term. The net present value of future lease payments under the capital lease was approximately US$7.8 million (€6 million) and the remaining part of the obligation is accounted for as operating expenses over the agreement duration. The capital lease amount is depreciated over the agreement duration, maturing in September 2008.
In 2005, the time charter party agreement of the seismic vessel “Geochallenger” was qualified as a capital lease. The total lease obligation was US$36.2 million (€30.7 million) over 5 years plus a residual value amounting to NOK 230 million (€30 million). Part of this lease obligation related to operating expenses and the net present value of the future lease payments under capital lease (including the residual value) amounted to US$54.8 million (€45.6 million).
In April 2005, the time charter party agreement of the seismic vessel “Laurentian” had been renewed with modified contractual conditions. As a result, it had been qualified as a capital lease. Part of this lease obligation related to operating expenses and the net present value of the future lease payments under capital lease (including the residual value) amounted to US$16.8 million (€14.2 million).
Depreciation of assets recorded under capital leases is determined on the same basis as owned-assets and is included in depreciation expense.
Included in assets recorded under capital leases are land and buildings of one of the Group’s French offices in Massy, which were sold under a sale and leaseback agreement in 1990, which included a purchase option that was exercised in 2006. The assets were maintained at their original cost and the buildings continue to be depreciated over their initial estimated useful lives.

English translation from the French
The variation of the period for tangible assets is as follows :

	December 31,
	2007	2006	2005
	(in million of euros)
Balance at beginning of period	455.2	480.1	204.1
Acquisitions	214.1	133.3	107.7
Acquisitions through capital lease	—	0.1	17.4
Depreciation	(142.2)	(92.8)	(67.9)
Disposals	(7.8)	(3.6)	(6.0)
Changes in exchange rates	(64.4)	(41.1)	35.2
Change in consolidation scope	204.0	(6.5)	195.1
Reclassification of seismic equipments as “Assets held for sale”	—	(0.4)	(3.5)
Other	1.1	(13.9)	(2.0)

Balance at end of period	660.0	455.2	480.1

The change in consolidation scope in 2007 corresponds to:
•	the fair value of Veritas’ tangible assets acquired for €173.3 million;

•	the consolidation of Geomar, which is the owner of the seismic vessel Alizé for €30.7 million.
The change in consolidation scope in 2006 corresponds to the adjustment in the estimated fair value of assets acquired and liabilities assumed from the acquisition of Exploration Resources.
The change in consolidation scope in 2005 corresponds to the acquisition of Exploration Resources.
Reconciliation of acquisitions with the cash-flow statement and capital expenditures in note 19 is as follows:

	December 31,	December 31,	December 31,
	2007	2006	2005
	(in million of euros)
Acquisitions of tangible assets (excluding capital lease) — see above	214.1	133.3	107.7
Development costs capitalized — see note 20	8.2	11.9	8.1
Additions in other tangible assets (excluding non-exclusive surveys) — see note 10	3.8	4.1	2.3
Variance of fixed assets suppliers	4.4	(0.1)	(1.0)

Total purchases of tangible and intangible assets according to cash-flow statement	230.5	149.2	117.1

Acquisitions through capital lease — see above	—	0.1	17.4
Increase in multi-client surveys — see note 10	371.4	61.5	32.0
Less variance of fixed assets	(4.4)	0.1	1.0

Capital expenditures according to note 19	597.5	210.9	167.5

Repairs and maintenance expenses
Repairs and maintenance expenses included in cost of operations amounted to €68.3 million in 2007, €36.0 million in 2006 and €22.5 million in 2005.
NOTE 10 — INTANGIBLE ASSETS
Analysis of intangible assets is as follows:

	December 31
	2007			2006

		Accumulated			Accumulated		2005
	Gross	depreciation	Net	Gross	depreciation	Net	Net
	(amounts in million of euros)
Multi-client surveys Marine	955.8	(660.2)	295.6	543.3	(471.5)	71.8	93.6
Multi-client surveys Land	228.9	(89.1)	139.8	—	—	—	—
Development costs capitalized	47.3	(12.8)	34.5	40.1	(8.5)	31.6	25.3
Software	41.0	(32.0)	9.0	28.8	(21.5)	7.3	6.4
Other intangible assets	239.4	(37.8)	201.6	30.1	(13.2)	16.9	11.0

Total intangible assets	1,512.4	(831.9)	680.5	642.3	(514.7)	127.6	136.3

English translation from the French

	December 31,
Variation of the period	2007	2006	2005
	(in million of euros)
Balance at beginning of period	127.6	136.3	162.7
Increase in multi-client surveys	371.4	61.5	32.0
Development costs capitalized	8.2	11.9	8.2
Others acquisitions	3.8	4.1	2.3
Depreciation on multi-client surveys	(308.5)	(80.6)	(69.6)
Other depreciation	(36.9)	(13.2)	(8.4)
Disposals	(21.9)	—	—
Changes in exchange rates	(67.1)	(4.0)	9.0
Change in consolidation scope	584.8	11.4	—
Other	19.1	0.2	0.1

Balance at end of period	680.5	127.6	136.3

The disposals of assets relate mainly to the sale of certain of Veritas’ North Sea licenses and a Canadian asset.
The change in scope of consolidation in 2007 relates to the fair value of Veritas’ intangible assets acquired.
Change in consolidation scope in 2006 relates to technology acquired in Sercel Vibtech’s purchase accounting.
NOTE 11 — GOODWILL
Analysis of goodwill is as follows:

	December 31,
Variation of the period	2007	2006	2005
	(in million of euros)
Balance at beginning of period	267.4	252.9	62.5
Additions	1,883.6	35.6	177.1
Adjustments	—	2.9	—
Changes in exchange rates	(223.0)	(24.0)	13.3
Other	—	—	—

Balance at end of period	1,928.0	267.4	252.9

The additions to goodwill in 2007, correspond to the goodwill arising on the acquisition of Veritas for €1,883.6 million (US$2,480.7 million) (see note 2).
The additions to goodwill in 2006, corresponded to the goodwill arising on the acquisition of Vibtech (renamed Sercel Vibtech) for €35.6 million (GBP 24.4 million). The goodwill arising on the acquisition of Exploration Resources was adjusted for €2.9 million, according to the adjustment of the fair value of Exploration Resources’ acquired assets and assumed liabilities, and is presented as “Goodwill adjustments”. The final goodwill of Exploration Resources amounted to €179.9 million.
The additions to goodwill in 2005, corresponded to the preliminary US$216 million goodwill of the acquisition of Exploration Resources ; this goodwill was initially allocated, based on business plans, to the cash generated units Marine activity and Processing activity for US$183.6 million and US$32.4 million respectively.
The result of the different impairment tests performed as of December 31, 2007, 2006 and 2005 is that no impairment charge was recorded in any year.
Key assumptions used in value in the determination of value in use

English translation from the French
In 2007, impairment tests were performed for the following cash generating units:
— the Equipment segment level: test of the net book value of the goodwill
— the Marine business line: test of the goodwill, multi-client library net book value and tangible assets net book value corresponding mainly to the Veritas and Exploration Resources purchase accounting in 2007 and 2005;
— the Processing & Imaging business line: test of the goodwill and the net book value of tangible and intangible assets resulting from the Veritas and Exploration Resources purchase accounting in 2007 and 2005;
— the Land business line level: test of the goodwill and the net book value of tangible and intangible assets resulting from the Veritas and Exploration Resources purchase accounting in 2007 and 2005.
For the tests performed on the Equipment segment, the Land business line, the Marine business line and the Processing & Imaging business line, the recoverable value was determined based on discounted expected cash-flows with the following parameters:
• forecasted cash-flows estimated in the 5-year business plans deemed on the basis of the average medium term exchange rate €1 equals U.S.$1.35; and
• discount ratios corresponding to the respective sector weighted average cost of capital (WACC):
— 9.3% for the Equipment segment (corresponding to a pre-tax rate of 14.38%);
— 8.6% for the Marine business line (corresponding to a pre-tax rate of 11.71%); and
— 8.8% for the Processing & Imaging business line (corresponding to a pre-tax rate of 11.12%)
— 8.7% for the Land business line (corresponding to a pre-tax rate of 11.15%).
Sensivity to changes in assumptions

		Excess of the
		expected future
		discounted cash-
		flows	Sensitivity on discount rate
		over the net book	Reduction of one	Increase of one
	Goodwill	value of assets	point	point
	(in million of euros)
Equipment segment	80	1,780	+ 251	(201)
Marine	1,267	767	+ 556	(410)
Processing & Imaging	315	141	+ 107	(79)
Land	272	201	+ 144	(108)
NOTE 12 — OTHER CURRENT LIABILITIES
The analysis of other current liabilities is as follows:

	December 31,
	2007	2006	2005
	(in million of euros)
Value added tax and other taxes payable	25.9	15.7	12.9
Deferred income	63.5	7.0	10.6
Fair value of financial instruments (see note 14)	1.1	0.6	4.7
Other liabilities	18.5	8.0	7.0

Other current liabilities	109.0	31.3	35.2

English translation from the French
NOTE 13 — FINANCIAL DEBT
Analysis of financial debt by type is as follows:

	December 31
	2007		2006
		Non-			Non-		2005
	Current	current	Total	Current	current	Total	Total
	(amounts in million of euros)
Outstanding bonds	—	606.6	606.6	—	245.5	245.5	146.3
Bank loans	28.4	657.4	685.8	26.2	69.0	95.2	164.7
Capital lease debt	8.5	34.8	43.3	9.0	46.5	55.5	87.4

Sub-total	36.9	1,298.8	1,335.7	35.2	361.0	396.2	398.4

Bank overdrafts	17.5		17.5	6.5		6.5	9.3
Accrued interest	7.8		7.8	2.9		2.9	1.9

Total	62.2		1,361.0	44.6		405.6	409.6

Analysis of financial debt by currency is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Euro	—	1.5	11.8
U.S. dollar	1,335.6	394.6	385.6
Other currencies	0.1	0.1	1.0

Total	1,335.7	396.2	398.4

Analysis of financial debt by interest rate is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Variable rates (average effective rate December 31, 2007: 7.62%, 2006: 6.34%, 2005: 7.60%)	633.5	85.3	156.6
Fixed rates (average effective rate December 31, 2007: 7.65%, 2006: 7.30%, 2005: 7.06%)	702.2	310.9	241.8

Total	1,335.7	396.2	398.4

Variable interest rates generally are based on inter-bank offered rates of the related currency. The weighted average interest rate on bank overdrafts was 11.5%, 9.40% and 7.81% at December 31, 2007, 2006 and 2005 respectively.
The impact of hedging instruments has not been considered in the above two tables.
Outstanding Bonds
High Yield bonds (10 5/8% Senior Notes, maturity 2007)
On November 17, 2000, the Company issued US$170 million aggregate principal amount of 10 5/8% Senior Notes due 2007 in the international capital markets. The net proceeds (approximately US$164.9 million) was used to repay a portion of outstanding indebtedness under the existing syndicated credit facility and to fund the cash portion of the purchase price of two marine seismic vessels and certain seismic data from an affiliate of Aker (US$25 million). A standard covenant package is attached to the bond, with a main incurrence test of coverage of interest expense by

English translation from the French
cash flow from operations. The Group was in compliance with the bond covenants on the date of issue, and until its complete repayment.
On February 5, 2002, the Company issued in addition to the bonds issued on November 2000, bonds for a total principal amount of US$55 million, with a maturity date in 2007 and with an annual fixed rate of 10 5/8%.
On January 26, 2005, in accordance with Board of Directors’ decision of December 8, 2004, the Company partially redeemed its 10 5/8% Senior Notes, up to a principal amount of US$75 million. According to the indenture governing those notes, a premium representing 5.3125% of the total redemption amount, (US$4.0 million) plus accrued interest were paid. The total cost of such redemption for the Company was therefore US$79 million plus accrued interest of US$1.3 million.
On May 31, 2005, the Company became liable for the remaining US$150 million of 10 5/8% Senior Notes due 2007. According to the indenture governing those notes, a premium representing 5.3125% of the total redemption amount, (US$8.0 million) was due. The premium and the write-off of the remaining deferred issuance cost linked to this redemption as well as the overlapped interests on the month of May 2005 amounted to €9.4 million and were recognized in the income statement as “Cost of financial debt” for the year ended December 31, 2005.
High Yield bonds (7 1/2% Senior Notes, maturity 2015)
On April 28, 2005, we issued US$165 million of 7 1/2% Senior Notes due 2015. The net proceeds were used to redeem and pay accrued interest on all US$150 million outstanding aggregate principal of our existing 10 5/8% Senior Notes due 2007, on May 31, 2005 (see above).
Those bonds include some covenants, specifically on additional indebtedness subscriptions, pledge arrangements, sale and lease-back transactions, issuance and sale of equity instruments and dividends payments by certain subsidiaries of the Group.
In addition, the ratio of EBITDAS to gross interest expenses has to be equal to or greater than 3.
All those covenants were complied with at December 31, 2007. They were also complied with at December 31, 2006 and at December 31, 2005.
High Yield bonds — Additional notes (7 1/2% Senior Notes, maturity 2015)
On February 3, 2006, we issued an additional US$165 million principal amount of our dollar-denominated 7 1/2% Senior Notes due 2015 issued in April 2005 in a private placement with certain eligible investors. The notes were issued at a price of 103 1/4% of their principal amount, resulting in a Yield-to-Worst of 6.9%. The net proceeds from the notes were used on February 10, 2006 to repay the US$140.3 million remaining outstanding under our US$375 million bridge credit facility used to finance the acquisition of Exploration Resources. On August 17, 2006, US$164 million in principal amount of these notes were exchanged for identical notes registered with the SEC.
Those bonds include some covenants, specifically on additional indebtedness subscriptions, pledges arrangements, sales and lease-back transactions, issuance and sale of equity instruments and dividends payments by certain subsidiaries of the Group.
In addition, the ratio of EBITDAS to gross interest expenses has to be equal to or greater than 3.
All those covenants were complied with at December 31, 2007. They were also complied with at December 31, 2006.

English translation from the French
High Yield bonds — Additional notes (7 1/2% Senior Notes, maturity 2015)
On February 9, 2007, we issued an additional US$200 million in aggregate principal amount of 7 1/2% senior notes due 2015. These notes were guaranteed on a senior basis by certain of our subsidiaries. The notes are listed on the Euro MTF market of the Luxembourg Stock Exchange. We used the net proceeds from the notes to repay one part of US$700 million outstanding under the bridge loan facility used to finance Veritas acquisition.
Those bonds include some covenants, specifically on additional indebtedness subscriptions, pledges arrangements, sales and lease-back transactions, issuance and sale of equity instruments and dividends payments by certain subsidiaries of the Group.
In addition, the ratio of EBITDAS to gross interest expenses has to be equal to or greater than 3.
All those covenants were complied with at December 31, 2007.
Convertible bonds (7.75%, due 2012)
On November 4, 2004 the Company issued 14,000 subordinated bonds in favor of Onex Partners LP, Onex American Holdings II LLC, Onex US Principals LP and CGG Executive Invesco, LLC, with maturity of 2012, in a total nominal amount of US$84,980,000, convertible into new ordinary shares or redeemable in new shares and/or existing shares and/or in cash (the “Bonds”), at an interest rate of 7.75%.
The terms of the convertible bonds were amended as approved by the General Meeting of bondholders held on November 2, 2005, and approved by a General Meeting of CGG shareholders held on November 16, 2005. The early conversion period was open from November 17 to November 18 2005, inclusive. At the conclusion of the conversion period, 11,475 convertible bonds due 2012 were converted, leading to the issuance of 1,147,500 new shares. Thereafter, 2,525 convertible bonds remained outstanding representing a nominal value of US$15.3 million. The Group paid a total premium of US$10.4 million (€8.9 million) to the bondholders who converted its bonds. This premium has been recognized as a charge under the line item “Other financial income (loss)” in the income statement for the year ended December 31, 2005. In addition, the write-off of the deferred issuance costs linked to this redemption amounted to €3.7 million and has been recognized as a charge under the line item “Other financial income (loss)” in the income statement for the year ended December 31, 2005 (see note 23).
A component of our convertible bonds due 2012 issued on November 4, 2004 and denominated in US dollars constitutes an embedded derivative as the shares to be issued upon conversion are denominated in Euro. A portion of the issuance proceeds was deemed to relate to the fair value of the derivative on issuance and subsequent changes in fair value of the derivative are recorded through earnings. The allocation of a portion of the proceeds to the derivative created a discount on issuance that is being amortized to earnings over the life of the bonds.
The fair value of the embedded derivative has been determined using a binomial model. The fair value increased from €10.4 million at the initial recognition of the debt to €33.9 million at December 31, 2004, then to €11.3 million at December, 31, 2005.
The movement in 2005 fiscal year corresponds, on the one hand, to the increase in the value of the derivative of €11.5 million and, on the other hand, to the reclassification of €34.1 million in reserves for the portion of the derivative related to the bonds that were early converted on November 17, 2005.
The global increase in the fair value of the derivative of €11.5 million comprises of a €6.3 million increase in the fair value of the derivative related to the 11 475 bonds effectively converted in shares in November 2005 and a €5.2 million increase in the fair value of the derivative related to the 2,525 convertible bonds outstanding at December 31, 2005. Those increases in the fair value of the derivative are explained by the strengthening of the US dollar against the Euro and the increase in the CGG share price, acknowledged that, with regards to the derivative related to the bonds effectively converted in November 2005, the fair value was reduced by the time-component as a result of the early conversion in shares, for an amount of €8.9 million.

English translation from the French
This resulted in aggregate expense of €11.5 million in the year ended December 31, 2005, accounted for as “Variance on derivative on convertible bonds” in the income statement (see note 23).
The main assumptions used for the year-end valuation are an implicit volatility of 37% and a credit-risk premium of 3.4% at December 31, 2005.
The indenture of the Bonds states that, in case of fundamental change (shares or American depositary shares ceasing to be listed on the New York Stock Exchange, sale of a substantial part of the assets of the Company, liquidation or dissolution of the Company, change of control of the Company), any bondholder may require the Company to redeem its Bonds and to pay, in addition to the principal amount of the Bonds, an amount equal to the amount of basic interest at a rate of 7.75% that would have accrued on the Bonds until maturity for a maximum period of five years. This provision may trigger a payment by the Company of a maximum of U.S.$6 million in additional interest. At December 31, 2005, no expense related to this clause was booked since its realization is unlikely.
A general meeting of bondholders, held on April 5, 2006, and a general meeting of CGG shareholders, held on May 11, 2006, approved a change to the terms and conditions of the remaining convertible bonds to grant bondholders a right to receive a cash payment upon immediate conversion of the bonds. The early conversion period was open on May 12, 2006 only. At the conclusion of the conversion period, all the remaining 2,525 convertible bonds were converted, leading us to issue of 274,914 new shares of CGG and pay a total premium of US$2.1 million (€1.6 million) to the converting bondholders. This premium has been recognized as an expense under the line item “Derivative and other expenses on convertible bonds” in our income statement for the twelve months period ended December 31, 2006. In addition, we wrote-off the deferred issuance costs attached to the remaining 2,525 convertible bonds in connection with the early conversion, corresponding to a €0.7 million expense under the line item “Derivative and other expenses on convertible bonds” in our income statement for the twelve months ended December 31, 2006 (see note 23).
The fair value of the derivative increased from €11.3 million at December 31, 2005 to €32.0 million at May 12, 2006 when the remaining 2,525 convertible bonds due 2012 were converted. At the conversion, the derivative of €32.0 million was reclassified to retained earnings in the balance sheet.
The increase in the value of the derivative of €20.7 million from January 1, 2006 to May 12, 2006 is explained principally by the increase in CGG share price, taking into account that the value was reduced by the time component upon the conversion in shares for an amount of €1.6 million. The corresponding income was accounted under the line item “Derivative and other expenses on convertible bonds”.
High Yield bonds — Additional notes (7 3/4% Senior Notes, maturity 2017)
On February 9, 2007, we issued US$400 million of 7 3/4% Senior Notes due 2017. These notes were guaranteed on a senior basis by certain of our subsidiaries. The notes are listed on the Euro MTF market of the Luxembourg Stock Exchange. We used the net proceeds from the notes to repay one part of US$700 million outstanding under the bridge loan facility used to finance Veritas acquisition.
Those bonds include some covenants, specifically on additional indebtedness subscriptions, pledges arrangements, sales and lease-back transactions, issuance and sale of equity instruments and dividends payments by certain subsidiaries of the Group.
In addition, the ratio of EBITDAS to gross interest expenses has to be equals or greater than 3.
All those covenants were complied with at December 31, 2007.
Bank loans
At December 31, 2007, €664.0 million of bank loans were secured by tangible assets and receivables.

English translation from the French
At December 31, 2007, the Group had €11.5 million available in unused short-term credit lines and overdraft facilities and €225.8 million in unused long-term credit lines.
U.S.$375 million Bridge Loan (used credit line and presented as bank loans — current portion)
On September 1, 2005, we entered into a single currency US$375 million term credit facility, which was amended on September 30, 2005, with Crédit Suisse, Paris Branch and BNP Paribas as arrangers, with a maturity date at September 1st, 2006 with the option (upon our request and upon approval of a majority of the lenders) to extend it for a further six months. The use of proceeds for this credit facility was to fund our initial purchase of approximately 60% of Exploration Resources shares, our continuing purchases of Exploration Resources shares, our mandatory offer for the purchase of the remaining Exploration Resources shares and the “squeeze out” of remaining shareholders.
The credit facility bears interest at a graduated rate beginning with a base margin, depending on the credit rating assigned by either Moody’s or Standard & Poor’s to our outstanding U.S.$165 million 7 1/2% senior notes due 2015 (4.25% at BB — /Ba3 or higher, 5.25% at B+/B1, 5.75% at B/B2 and 6.25% at B — /B3 or lower), over US$ LIBOR until March 1, 2006, plus 0.50% from March 1, 2006 until June 1, 2006, plus 1.00% from June 1, 2006 until September 1st, 2006 plus 2.00% from September 1, 2006 until the repayment. The interest expense represents €10.4 million for the year ended December 31, 2005.
In order to comply with the conditions of the acquisitions of Exploration Resources shares noted above, we obtained waivers from the lenders under our US$60 million syndicated credit facility dated March 12, 2004 of the negative pledge and any other relevant provisions hereunder, as well as amendments to the financial covenants (see below).
As a consequence of the capital increase dated December 16, 2005, we repaid, on December 23, 2005, US$234.7 million of the US$375 million which had been drawn on this credit facility. The unamortized portion of the deferred expenditures linked to this redemption amounted to €3.8 million and were recognized in the income statement as “Cost of financial debt” at December 31, 2005. At December 31, 2005, we have drawn down US$140.3 million (€118.9 million), which was effectively repaid on February 10, 2006. The net proceeds from the notes issued on February 3, 2006 were used on February 10, 2006 to repay the US$140.3 million which remained outstanding under our US$375 million bridge credit facility used to finance the acquisition of Exploration Resources. We agreed to maintain some provisions under the bridge loan agreement: those were respected at December 31, 2005 and were invalid and void from February 10, 2006. The corresponding interest expense amounted to €2.0 million in 2006.
Additional asset financing agreement
On March 13, 2006, CGG Marine Resources Norge AS concluded an asset financing agreement for US$26.5 million with a bank. The purpose of this agreement was to finance the acquisition of newly-developed “Sentinel” streamers for the vessel Symphony. This financing agreement is guaranteed by a pledge on the streamers. At December 31, 2006, this facility was fully drawn.
Additional credit facility
On March 29, 2006, Exploration Resources concluded a credit facility of US$70 million. The proceeds from this credit facility were used to finance the conversion of the Geo-Challenger from a cable laying vessel to a 3D seismic vessel and seismic equipment for the vessels C-Orion and Geo-Challenger. At December 31, 2006, this facility was fully drawn.
U.S.$1,600 million Bridge Loan
On November 22, 2006, the Group entered into a US$1.6 billion senior secured bridge loan facility agreement with Credit Suisse International, as agent and security agent, and the lenders party thereto. On January 12, 2007, the Group borrowed US$700 million under the bridge loan facility, and the proceeds were used to:

English translation from the French
• finance a portion of the cash component of the merger consideration;
• repay certain existing debt of CGG and Veritas; and
• pay the fees and expenses incurred in connection with the foregoing.
Upon such borrowing and the concurrent funding of the US$1.0 billion term loan facility described above, the unused commitments of US$900 million were terminated.
We used the net proceeds of our February 2007 senior notes offering described above, together with cash on hand, to repay in full the bridge loan facility.
U.S.$1,140 million Senior Facilities
On January 12, 2007, the Group entered into a US$1.140 billion senior secured credit agreement with Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto, pursuant to which credit agreement the Group borrowed a US$1.0 billion senior secured “Term Loan B” and obtained a US$140 million senior secured U.S. revolving facility (which revolving facility includes letter of credit and swingline subfacilities). On June 29, 2007 we repaid US$100 million of the Term Loan B early.
The proceeds of the term loan facility were used to:
• finance a portion of the cash component of the merger consideration;
• repay certain existing debt of CGG and Veritas; and
• pay the fees and expenses incurred in connection with the foregoing.
The obligations of CGG Veritas Services Holding (US) under the senior facilities are guaranteed by CGG Veritas and certain subsidiaries including the former Veritas group subsidiaries. Shares of CGG Veritas Services Holding (US) and of certain of its first-tier subsidiaries are pledged as well as those of other first-tier subsidiaries of CGG Veritas. In addition, certain guarantors have provided first-priority security interests in certain of their respective tangible and intangible assets, including (without limitation) certain vessels, real property, mineral rights, deposit accounts and intellectual property. In the case of certain of subsidiaries (most notably CGG Veritas Services Holding (US) and certain U.S. and Canadian subsidiaries), the collateral may comprise substantially all of their respective assets.
The interest rate applicable to the Term Loan B facility is LIBOR + 200 bps. The interest rate applicable to the U.S. revolving facility of U.S.$140 million is LIBOR + 225 bps.
Pursuant to this agreement, the group is required to adhere to certain financial covenants including maximum ratio of total net debt to EBITDAS, and minimum ratio of EBITDAS less capital expenditures to total interest costs. Besides, the group is subject to affirmative and negative covenants that affect its ability, among other things, to borrow money, incur liens, dispose of assets and acquisitions and pay dividends or redeem shares.
U.S.$200 million Revolving Credit Agreement
On February 7, 2007, CGG Veritas entered into a US$200 million revolving credit agreement with Natixis as administrative agent and Crédit Suisse as collateral agent. The proceeds of this revolving credit agreement may be used for the general corporate purposes of the borrower. At December 31, 2007, this facility was undrawn.
U.S.$25 million Secured Term Loan Facility
On April 30, 2007, Geomar concluded a credit facility of US$25 million. The proceeds from this credit facility were used to refinance the seismic vessel Alizé. At December 31, 2007, this facility was fully drawn.

English translation from the French
NOTE 14 — FINANCIAL INSTRUMENTS
Because we operate internationally, we are exposed to general risks linked to operating abroad. Our major market risk exposures are changing interest rates and currency fluctuations. We do not enter into or trade financial instruments including derivative financial instruments for speculative purposes.
Foreign currency risk management
As a company that derives a substantial amount of its revenue from sales internationally, we are subject to risks relating to fluctuations in currency exchange rates. In the years ended December 31, 2007, 2006 and 2005, more than 80% of our operating revenues were denominated in U.S. dollar while in the same time the part of our operating expenses denominated in currencies other than euros grew to approximately three-quarters. These included U.S. dollars and, to a significantly lesser extent, other non-Euro Western European currencies, principally British pounds and Norwegian kroner.
Foreign currency sensitivity analysis
The reporting currency for the Group’s consolidated financial statements is the euro. As a result, the Group’s sales and operating income are exposed to the effects of fluctuations in the exchange rate of the euro against such other currencies, particularly the U.S. dollar. A depreciation of the U.S. dollar against the euro will negatively affect our reported results of operations since U.S. dollar denominated earnings that are converted to euros are stated at a decreased value. Based upon the level of operations we reached in year 2007, and given the current portfolio of currencies, a 10 cents variance of the U.S. dollar against the euro would impact by approximately 40 million dollars our dollar equivalent-value results of operations.
To mitigate the exposure, we attempt to match foreign currency revenues and expenses in order to balance our net position of receivables and payables denominated in foreign currencies. Nevertheless, during the past five years such dollar-denominated expenses have not equaled dollar-denominated revenues principally due to personnel costs payable in euros. In order to improve the balance of our net position of receivables and payables denominated in foreign currencies, we maintain our financing in U.S. dollars.
Foreign forward exchange contracts
In order to protect the Group against the reduction in the value of future foreign currency cash flows we follow a policy of selling U.S. dollars forward at average contract maturity dates that the Group attempts to match with future net U.S. dollar cash flows (revenues less costs in U.S. dollars) to be generated by firm contract commitments in its backlog generally over the ensuing six months. A similar policy, to a lesser extent, is carried out with respect to contracts denominated in British pounds. This foreign currency risk management strategy has enabled us to reduce, but not eliminate, the positive or negative effects of exchange movements with respect to these currencies.
Details of forward exchange contracts are as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Forward sales of U.S. dollars against euros
Notional amount (in million of US$)	255.9	305.9	183.6
— of which forward sales qualifying as cash-flow hedges	255.9	305.9	183.6
— of which forward sales not qualifying as cash-flow hedges	—	—	—
Weighted average maturity	70 days	94 days	91 days
Weighted average forward US$/Euro exchange rate	1.4065	1.2619	1.2048
Forward sales of U.S. dollars against British pounds
Notional amount (in million of US$)	15.0	21.9	6.5
— of which forward sales qualifying as cash-flow hedges	15.0	21.9	6.5
— of which forward sales not qualifying as cash-flow hedges	—	—	—
Weighted average maturity	26 days	123 days	90 days
Weighted average forward U.S.$/£ exchange rate	1.9847	1.8956	1.8871

English translation from the French

	December 31
	2007	2006	2005
	(in million of euros)
Forward sales of U.S. dollars against Australian dollars
Notional amount (in million of US$)	9.5	—	—
— of which forward sales qualifying as cash-flow hedges	9.5	—	—
— of which forward sales not qualifying as cash-flow hedges	—	—	—
Weighted average maturity	229 days	—	—
Weighted average forward U.S.$/AUD$ exchange rate	0.8383	—	—
Effects of forward exchange contracts on financial statements are as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Carrying value of forward exchange contracts (see notes 5 and 12)	8.3	8.8	(4.7)
Fair value of forward exchange contracts	8.3	8.8	(4.7)
Gains (losses) recognized in profit and loss (see note 21)	18.7	8.9	(2.9)
Gains (losses) recognized directly in equity	(4.6)	8.7	(5.6)
Moreover, we apply a net investment hedge for a total amount of US$85 million on the goodwill of Sercel Inc. and two seismic vessels acquired in 2002, hedged by our long-term financing in U.S. dollars (high-yield bond — see note 13).
Interest rate risk management
Our policy is to manage interest rates through use of a combination of fixed and floating rate debt. Our exposure to interest rate fluctuations is reduced to the extent that part of our financial debt at December 31, 2007 consists of bond issues maturing in November 2015 and 2017 and bearing a fixed interest rate. However, our sources of liquidity include a Senior “Term Loan B” credit with financial institutions charging variable interest rates. We may also use interest rate swaps to adjust interest rate exposures when appropriate based upon market conditions.
Interest rate sensivity analysis
Our sources of liquidity include credit facilities and debt securities which are or may be subject to variable interest rates. In particular, the Senior Facilities are subject to interest based on U.S. dollar LIBOR. As a result, our interest expenses could increase significantly if short-term interest rates increase. Each 50 basis point increase in the LIBOR will increase our interest expense by approximately $5 million per year.
Interest rate swap contracts
There is no interest rate cap agreement as at December 31,2007.
There are two outstanding agreements at December 31, 2007.
• One interest rate swap agreement subscribed by Exploration Resources on a variable rate loan in U.S. dollars to pay the interest at fixed rate of 6.77% and to receive interest at the variable rate of the loan, on the nominal amount of US$49 millions at December 31, 2007. The maturity date of this agreement is June 30, 2011.
• One interest rate swap agreement subscribed by CGG Marine Resources Norge on a variable rate loan in U.S. dollars to pay the interest at fixed rate of 6.03% and to receive interest at the variable rate of the loan, on the nominal amount of US$12.2 millions December 31, 2007. The maturity date of this agreement is September 30, 2010.
Effects of interest rate swap on financial statements are as follows:

English translation from the French

	At December 31
	2007	2006	2005
	(in million of euros)
Carrying value of interest rate swaps (see note 12)	(1.1)	(0.6)	—
Fair value of interest rate swaps	(1.1)	(0.6)	—
Gains (losses) recognized in profit and loss	(0.5)	(0.6)	—
Gains (losses) recognized directly in equity	—	—	—
Interest rate cap contracts
There is no interest rate cap agreement as at December 31,2007.
Credit risk management
We seek to minimize our counter-party risk by entering into hedging contracts only with highly rated commercial banks or financial institutions and by distributing the transactions among the selected institutions. Although our credit risk is the replacement cost at the then-estimated fair value of the instrument, we believe that the risk of incurring losses is remote and those losses, if any, would not be material. Our receivables and investments do not represent a significant concentration of credit risk due to the wide variety of customers and markets in which we sell our services and products and our presence in many geographic areas. In 2007, the Group’s two most significant customers accounted for 4.5% and 2.8% of the Group’s consolidated revenues compared with 9.0% and 3.2% in 2006 and 9.8% and 4.4% in 2005.
Liquidity risk management
Our principal capital needs are for the funding of ongoing operations, capital expenditures (particularly repairs and improvements to our seismic vessels), investments in our multi-client data library and acquisitions (such as, most recently, Exploration Resources and Veritas).
We intend to fund ongoing operations and debt service requirements through cash generated by operations. Our ability to make scheduled payments of principal, or to pay the interest or additional interest, if any, on, or to refinance our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations, we believe that cash flow from operations, available cash and short-term investments, together with borrowings available under the U.S. revolving facility and the French revolving facility, will be adequate to meet our future liquidity needs for the next 12 months.
See table note 18
Financial instruments by categories in the Balance sheet
The impact and the breakdown of the Group’s financial instruments in the balance sheet at December 31, 2007 are as follows:

	December 31, 2007
			Fair value	Available-		Debts at
	Carrying		in income	for- sale	Loans,	amortized
	Amount	Fair Value	statement	assets	receivables	cost	Derivatives
	(in million of euros)
Non-consolidated investments	21.1	21.1		21.1
Financial and non-current assets	10.9	10.9			10.9
Notes receivables	601.9	601.9			601.9
Financial and current assets	8.3	8.3					8.3
Cash equivalents	85.0	85.0	85.0
Cash	169.3	169.3	169.3
Total assets	896.5	896.5	254.3	21.1	612.8	—	8.3
Financial and non-current liabilities	1.2	1.2			1.2
Financial debts(a)	1,361.0	1,765.7				1,361.0

English translation from the French

	December 31, 2007
			Fair value	Available-		Debts at
	Carrying		in income	for- sale	Loans,	amortized
	Amount	Fair Value	statement	assets	receivables	cost	Derivatives
	(in million of euros)
Notes payables	256.4	256.4				256.4
Financial and current liabilities	1.1	1.1					1.1
Total liabilities	1,619.7	2,024.4	—	—	1.2	1,617.4	1.1

(a)	Financial debts include long term debt, bank overdraft facilities and accrued interest.
Fair value information
The carrying amounts and fair values of the Group’s financial instruments are as follows:

	2007		2006		2005
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
	(in million of euros)
Cash and cash equivalents	254.3	254.3	251.8	251.8	112.4	112.4
Bank overdraft facilities	17.5	17.5	6.5	6.5	9.3	9.3
Bank loans, vendor equipment financing and shareholder loans:
Variable rate	633.5	633.5	85.3	85.3	156.6	156.6
Fixed rate	702.2	1,106.9	310.9	369.2	241.8	244.0
Forward currency exchange contracts	8.3	8.3	8.7	8.7	(4.7)	(4.7)
Interest rate swaps	(1.1)	—	(0.6)	—	—	—
The Group considers the carrying value for loans receivable and other investments, trade accounts and notes receivable, other receivables, trade accounts and notes payable and other current liabilities to be the most representative estimate of fair value.
For bank loans with fixed interest rates, the fair values have been estimated using discounted cash flow analysis based on the Group’s incremental borrowing rates for similar types of borrowing arrangements. For variable-rate bank loans, vendor equipment financing and the shareholder loans, fair values approximate carrying values.
The market value of forward sales is assessed based on forward rates, available on the financial markets for similar maturities.
NOTE 15 — COMMON STOCK AND STOCK OPTION PLANS
The Company’s share capital at December 31, 2007 consisted of 27,450,758 shares, each with a nominal value of €2.
Rights and privileges related to ordinary shares
Ordinary shares give right to dividend. Dividends may be distributed from the statutory retained earnings, subject to the requirements of French law and the Company’s articles of incorporation. Retained earnings available for distribution amounted to €1,824 million at December 31, 2007.
Ordinary shares registered held for more than two years give a double voting right.
Issued Shares
In 2007, CGG Veritas S.A. issued 9,852,870 fully paid shares related to the following operations:
— 231,425 fully paid shares related to stock options exercised;
— 9,215,845 ordinary shares (out of which 4,202 shares were subsequently cancelled since they had been issued in excess of merger consideration) that were deposited with the Bank of New York trust as ADS

English translation from the French
depository, which issued 46,079,225 ADSs to be delivered as merger consideration to former holders of Veritas stock;
— 108,723 ordinary shares that were deposited with the Bank of New York as ADS depository, which issued 543,614 ADSs to a holder of U.S.$6.5 million in principal amount of Veritas’ convertible senior notes;
— 301,079 ordinary shares that were deposited with the Bank of New York as ADS depository, which issued 1,505,393 ADSs to a holder of U.S.$18 million in principal amount of Veritas’ convertible senior notes.
Consolidated statements of changes in shareholders’ equity

						Income and				Total
						expense				shareholders’
	Number of		Additional			recognized	Cumulative	Total		equity and
	shares	Share	paid-in	Retained	Treasury	directly in	translation	shareholders’	Minority	minority
	issued	capital	capital	earnings	shares	equity	adjustment	equity	interest	interest
	(amounts in million of euros, except share data)
Balance at January 1, 2005	11,682,218	23.4	173.4	208.1	1.8	3.7	(17.2)	393.2	9.1	402.3
Capital increase	4,251,962	8.5	199.1					207.6		207.6
Conversion of convertible bonds	1,147,500	2.3	54.0	28.9				85.2		85.2
Net loss				(7.8)				(7.8)	1.0	(6.8)
Cost of share-based payment				0.4				0.4	(0.2)	0.2
Operations on treasury shares					(2.9)			(2.9)		(2.9)
Financial instruments: change in fair value and transfer to income statement(1)						(5.7)		(5.7)		(5.7)
Foreign currency translation: change in fair value and transfer to income statement(2)							28.5	28.5	1.8	30.3

Income and expense recognized directly in equity(1)+(2)						(5.7)	28.5	22.8	1.8	24.6
Others(a)			(54.2)	53.6		0.6		—		—

Balance at December 31, 2005	17,081,680	34.2	372.3	283.2	(1.1)	(1.4)	11.3	698.5	11.7	710.2
Capital increase	241,294	0.5	11.9					12.4		12.4
Conversion of convertible bonds	274,914	0.5	10.7	31.0				42.2		42.2
Net income				157.1				157.1	1.6	158.7
Cost of share-based payment				7.4				7.4	(0.3)	7.1
Operations on treasury shares					4.1			4.1		4.1
Actuarial gains and losses of pension plans(1)(c)				(1.0)				(1.0)		(1.0)
Financial instruments: change in fair value and transfer to income statement(2)(c)						6.2		6.2		6.2

Foreign currency translation: change in fair value and transfer to income statement(3)(c)							(49.9)	(49.9)	(1.6)	(51.5)

Income and expense recognized directly in equity(1) +(2) +(3)				(1.0)		6.2	(49.9)	(44.7)	(1.6)	(46.3)
Changes in consolidation scope								—	11.5	11.5

Balance at December 31, 2006	17,597,888	35.2	394.9	477.7	3.0 (b)	4.8	(38.6)	877.0	22.9	899.9
Capital increase	9,852,870	19.7	1,425.1	44.1				1,488.9		1,488.9
Net income				245.5				245.5	4.1	249.6
Cost of share-based payment				20.6				20.6		20.6
Operations on treasury shares					(6.9)			(6.9)		(6.9)
Actuarial gains and losses of pension plans(1)(c)				(3.8)				(3.8)		(3.8)
Financial instruments: change in fair value and transfer to income statement(2)(c)						(9.9)		(9.9)		(9.9)

Foreign currency translation: change in fair value and transfer to income statement(3)(c)							(209.8)	(209.8)	(2.5)	(212.3)

Income and expense recognized directly in equity(1) +(2) +(3)				(3.8)		(9.9)	(209.8)	(223.5)	(2.5)	(226.0)
Changes in consolidation scope									(0.5)	(0.5)
Balance at December 31, 2007	27,450,758	54.9	1,820.0	784.1	(3.9)	(5.1)	(248.4)	2,401.6	24.0	2,425.6

(a)	transfer of additional paid-in-capital to retained earnings.

(b)	at December 31, 2006, CGG Veritas did not hold any own shares through the liquidity contract.

(c)	net of deferred tax.
Stock options
Pursuant to various resolutions adopted by the Board of Directors, the Group has granted options to purchase Ordinary Shares to certain employees, executive officers and directors of the Group.
Options granted under the provisions of the 1997 option plan expired on May 4, 2005.

English translation from the French
Options granted under the provisions of the January 2000 option plan which expires eight years from the date of grant could not generally be exercised before 2003 and for the options to subscribe 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before January 18, 2005.
Options granted under the provisions of the March 2001 option plan, which expires eight years from the date of grant, are vested by one fifth each year from March 2001 and could not generally be exercised before 2004 and for the options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before January 18, 2005.
Options granted under the May 2002 option plan, which expires eight years from the date of grant, are vested by one fifth each year from May 2002 and could not generally be exercised before 2005. Moreover, for options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before May 15, 2006.
Options granted under the May 2003 option plan, which expires eight years from the date of grant, are vested by one-fourth each year from May 2003 and could not generally be exercised before May 16, 2006. Moreover, for options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before May 16, 2007.
Options granted under the May 2006 option plan, which expires eight years from the date of grant, are vested by one fourth each year from May 2006 and could not generally be exercised before May 2010. Moreover, for options to subscribe for 1,000 shares or more, the shares resulting from the exercise of those options could not be sold before May, 2010. Out of the 202,500 options granted in May 2006, 136,000 were granted to the executive managers of the Group.
Options granted under the March 2007 option plan, which expires eight years from the date of grant, are vested by one third each year from March 2007 and, once vested, can be exercised at anytime. For the French tax residents, the shares resulting from the exercise of those options may not be sold before March 24, 2011. Out of the 261,750 options granted in March 2007, 135,000 were granted to the executive officers.
The exercise price of each option is the average market value of the share during the twenty-day period ending the day before the date the option is allocated.
Information related to options outstanding at December 31, 2007 is summarized below:

		Options	Exercise
	Options	outstanding at	price per		Remaining
Date of Board of Directors’ Resolution	granted	Dec. 31, 2007	share (€)	Expiration date	duration
January 18, 2000	231.000	7.231	45.83	January 17, 2008	0.5 months
March 14, 2001	256.000	74.800	65.39	March 13, 2009	14.5 months
May 15, 2002	138.100	53.310	39.92	May 14, 2010	28.5 months
May 15, 2003	169.900	80.246	14.53	May 14, 2011	40.5 months
May 11, 2006	202.500	195.163	131.26	May 10, 2014	76.5 months
March 23, 2007	261.750	250.450	151.98	March 23, 2015	86.5 months

Total	1.259.250	661.200

A summary of the Company’s stock option activity, and related information for the years ended December 31 follows:

English translation from the French

	2007		2006		2005
		Weighted		Weighted		Weighted
		average		average		average
	Number of	exercise	Number of	exercise	Number of	exercise
	options	price	options	price	options	price
	(weighted average exercise price in euro)
Outstanding-beginning of year	650.797	67.96	€691.939	43.63	€809.050	48.95	€
Granted	261.750	151.98	€202.500	131.26	€—	—
Adjustments following the capital increase	—	—	—	—	57.917	43.49	€

Exercised	(231.425)	39.45	€(241.294)	51.50	€(152.834)	53.86	€
Forfeited	(19.922)	134.69	€(2.348)	48.36	€(22.194)	55.61	€

Outstanding-end of year	661.200	109.19	€650.797	67.96	€691.939	43.63	€
Exercisable-end of year	215.587	39.50	€379.307	42.21	€376.631	58.89	€
The average price of CGG Veritas share was €180.98 in 2007, €128.00 in 2006 and €71.71 in 2005.
Allocation of performance shares
The General Shareholders’ Meeting dated May, 11, 2006 authorized the Board of Directors to implement a plan of allocation of performance shares. The maximum number of performance shares that may be allocated is 53,200 shares, out of which, 13,100 may be allocated to the executive managers of the Group.
Performance shares are allocated according to the following plan:
— Period of acquisition of the rights for allocation and realization of the conditions
Shares will be issued from May 11, 2008 if the realization of the conditions mentioned below has been enacted by the Board of Directors.
— General conditions of allocation
The beneficiaries would be allocated the shares, after the two-year acquisition period had expired, only if each beneficiary still has a valid employment contract with CGG or one of its subsidiaries (except specific conditions) at the date the two-year acquisition period expires and if the conditions of allocation are met.
— Other conditions of allocations — Performance conditions
The Board of Directors also defined two general performance conditions of the Group based on:
• the Group average consolidated net income per share over the year ended December 31, 2006 and 2007.
• the average yearly return before tax on capital employed over the year ended December 31, 2006 and 2007 of either the Group, the Services segment, or the Equipment segment, according to which segment the beneficiary belongs to. If an external growth operation is carried out and leads to an increase of the consolidated revenues higher than 25%, that requirement becomes non applicable, in accordance with the provisions of the plan.
Performance conditions were met for the years ended December 31, 2007 and 2006.
— Holding Period of the allocated shares
Once allocated, the shares may not be sold for two years from the date of the actual allocation.
Additionally to our 2006 performance share allocation plan, the Board of Directors implemented, on March 23, 2007, a performance share allocation plan. The maximum number of performance shares that may be allocated is

English translation from the French
81,750 shares, out of which 13,500 may be allocated to the executive officers. Performance shares are allocated according to the following conditions:
• If the realization of the performance conditions described below has been enacted by the Board of Directors shares will be issued on the latest of the two following dates : March 23, 2009 or the date of the General Shareholders’ meeting approving the financial statements for the year ended December 31, 2008.
• The beneficiaries would be allocated the shares only if such beneficiary still has a valid employment contract with CGG Veritas or one of its subsidiaries (subject to specific conditions) at the date the two-year acquisition period expires and if the conditions of allocation are met.
• The Board of Directors defined two general performance conditions based on the Group’s average consolidated net income per share for the year ended December 31, 2007 and 2008 and the average yearly return before tax on capital employed for the year ended December 31, 2007 and 2008 of either CGG Veritas, the Services segment, or the Equipment segment, according to the segment to which the beneficiary belongs.
Compensation cost on stock-options and performance shares
The following table lists the hypothesis used to value the 2003, 2006 and 2007 options plan and the 2006 and 2007 performance shares allocation plan:

				Fair value per
	Options			share at the
	granted	Volatility	Risk-free rate	grant date (€)
2003 stock options plan	169.900	57%	3.90%	€11.13
2006 stock options plan	202.500	35%	3.80%	€74.83 (a)
2007 stock options plan	261.750	36%	3.95%	€63.24 (b)

			Achievement
			of	Fair value per
	Performance	Annual	performance	share at the
	shares granted	Turnover	Conditions	grant date (€)
2006 performance shares allocation plan	53.200	2.5%	100%	€158.20 (c)
2007 performance shares allocation plan	81.750	2.5%	75%	€155.10 (c)

(a)	the hypothetical exercise date was estimated at May 11, 2012, corresponding to the mid-term between the last acquisition date (May 11, 2010) and the end of the plan (May 11, 2014);

(b)	the hypothetical exercise date was estimated at September 23, 2012, corresponding to the mid-term between the last acquisition date (March 23, 2010) and the end of the plan (March 23, 2015);

(c)	corresponds to CGG Veritas share price at the date of allocation
According to IFRS 2, fair value of stock-options and performance shares granted since November 7, 2002 must be recognized as an expense over the life of the plan. Detail of this expense is as follows:

	Year
	2007	2006	2005
	(in million of euros)
2003 stock options plan(a)	—	0.2	0.4
2006 stock options plan(b)	5.6	4.8	—
2007 stock options plan(c)	8.1	—	—
2006 performance shares plan(d)	4.0	2.4	—
2007 performance shares plan(e)	2.9	—	—

Total recognized expense according to IFRS 2	20.6	7.4	0.4

English translation from the French

(a)	of which €0.1 million for the executive managers of the Group in 2006 and €0.2 million in 2005;

(b)	of which €2.7 million for the executive managers of the Group in 2007, €3.2 million in 2006;

(c)	of which €3.9 million for the executive managers of the Group in 2007;

(d)	of which €0.7 million for the executive managers of the Group in 2007, €0.6 million in 2006;

(e)	of which €1.5 million for the executive managers of the Group in 2007.
NOTE 16 — PROVISIONS
Detail of provisions for liabilities and charges is as follows:

	Balance at					Balance at
	31 December,		Deductions	Deductions		31 December,
	2006	Additions	(used)	(non used)	Others(a)	2007
	(in million of euros)
Provisions for onerous contracts	2.2	2.0	(2.8)	—		1.4
Provisions for restructuring costs	1.4	0.2	(0.5)	—		1.1
Provisions for litigations	0.7	0.6	(0.2)	(0.2)		0.9
Others provisions	6.1	4.9	(4.6)	—	(0.2)	6.2
Total current provisions	10.4	7.7	(8.1)	(0.2)	(0.2)	9.6
Customers Guarantee provisions	11.7	7.5	(3.9)	(0.3)	(2.9)	12.1
Retirement indemnity provisions	13.0	0.7	(8.4)	—	23.3	28.6
Other provisions	0.8	0.3		—	34.7	35.8
Total non current provisions	25.5	8.5	(12.3)	(0.3)	55.1	76.5
Total provisions	35.9	16.2	(20.4)	(0.5)	54.9	86.1

(a)	includes the effects of exchange rates changes and acquisitions and divestitures
Customers guarantee provisions
The increase of “Customers guarantee provisions” is related to the warranty given by Sercel to external clients.
Retirement indemnity provisions
The Group records retirement indemnity provisions based on the following actuarial assumptions:
•	historical staff turnover and standard mortality schedule;

•	age of retirement between 60 and 65 years old in France and 67 years old in Norway; and

•	actuarial rate and average rate of increase in future compensation.
In addition, a supplemental pension and retirement plan was implemented in December 2004 for the members of the Executive Committee and members of the management board of Sercel Holding. Contributions of €2.0 million and €2.1 million on this pension plan were paid in 2007 and 2005, respectively. No contribution was paid in 2006.

English translation from the French
The status of the retirement indemnity plans is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Projected benefit obligation	79.9	21.0	18.2
Unamortized cost of past services(a)	(16.4)	(3.2)	(3.7)
Effect of changes in discount rates	—	—	—

Pension obligation	63.5	17.8	15.0

Service cost	2.5	1.4	1.6
Interest expense	2.9	0.9	0.7
Amortization of cost of past services	0.4	0.6	—
Amortization of loss arising from change in discount rate	—	—	(0.2)

Net expense of the year	5.8	2.9	2.1
Benefit payments	(0.7)	(0.5)	(0.4)
Actuarial gains and losses directly recognized in equity	6.3	1.1	—
Consolidation scope entries & currency translation	34.4	(0.7)	0.1

Net changes	45.8	2.8	1.8
Fair value of plan assets(b)	37.1	5.2	5.0
Contributions paid	12.6	0.6	2.6
Expected return on plan assets	1.7	0.2	0.2
Consolidation scope entries & currency translation	17.6	(0.6)	—

Net changes	31.9	0.2	2.8
Net liability at end of the year	(28.6)	(13.0)	(11.8)
Net asset at end of the year	2.1	0.4	1.8
Key assumptions used in estimating the Group’s retirement obligations are:
Discount rate	5.44%	4.50%	4.25%
Average rate of increase in future compensation	6.15%	3.00%	3.00%
Average expected return on assets	4.15%	4.00%	4.00%

(a)	Corresponds to the supplemental pension and retirement plan for the members of the Group’s Management Committee and members of the management board of Sercel Holding. In 2007, this item also includes the impacts of a change in the French pension scheme for € (13.5) million.

(b)	The major categories of plan assets as a percentage of the fair value of total plan assets at December 31, 2007 are as follows:

Equity securities	43.0%
Debt securities	22.0%
Real estate	6.0%
Other	28.0%
NOTE 17 — OTHER NON-CURRENT LIABILITIES
Detail of other non-current liabilities is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Deposit and guarantees	1.2	—	—
Research and development subsidies	5.4	5.5	5.5
Profit sharing scheme	20.4	18.2	15.2

Other non-current liabilities	27.0	23.7	20.7

English translation from the French
NOTE 18 — CONTRACTUAL OBLIGATIONS. COMMITMENTS AND CONTINGENCIES
Contractual obligations — capital leases
The Group leases primarily land, buildings and geophysical equipment under long term capital lease agreements expiring at various dates. In addition, the Group operates seismic vessels under charter agreements over one to eight year periods. Capital leases commitments included the sale-leaseback agreement with respect to the Group’s head office in Massy, for which we exercised the purchase option in January 2006 (see Note 9).
Contractual obligations — operating leases
Other lease agreements relate primarily to operating leases for offices, computer equipment and other items of personal property.
Rental expense was €236.8 million in 2007, €73.5 million in 2006 and €59.6 million in 2005.
The following table presents payments in future periods relating to contractual obligations as of December 31, 2007:

	Payments due by period
	Less than			After
	1 year	2-3 years	4-5 years	5 years	Total
		(in million of euros)
Long-term debt obligations:
— Repayments : fixed rates	12.7	24.6	5.0	618.8	661.1
— Repayments : variables rates	15.7	30.6	22.3	562.7	631.3
— Bonds interests	48.1	96.1	96.1	162.3	402.6
Total Long-term debt flows	76.5	151.3	123.4	1,343.8	1,695.0
— Capital Lease Obligations:
— Capital Lease Obligations : fixed rates	9.3	8.5	28.0	—	45.8
— Capital Lease Obligations : variables rates	1.6	1.5	—	—	3.1
Total Capital Lease Obligations	10.9	10.0	28.0	—	48.9
Operating Leases	93.0	117.9	76.2	69.2	356.3
Total Contractual Obligations	180.4	279.2	227.6	1,413.0	2,100.2
The following table presents reconciliation between capital lease obligations and capital lease debts as of December 31, 2007:

	Less than		After
	1 year	1-5 years	5 years	Total
		(in million of euros)
Capital Lease Obligations	10.9	38.0	—	48.9
Discounting	2.4	3.2	—	5.6
Capital lease debt (see note 13)	8.5	34.8	—	43.3
Other commitments
Outstanding commitments at December 31, 2007 include the following:

	December 31
	2007	2006	2005
	(in million of euros)
Guarantees issued in favor of clients(a)	338.7	161.6	82.4
Guarantees issued in favor of banks(b)	19.4	21.8	26.3
Other guarantees(c)	35.4	25.5	14.2

Total	393.5	208.9	122.9

English translation from the French

(a)	Guarantees issued in favor of customers relate mainly to guarantees issued by the Company to support bids or contracts achievements.

(b)	Guarantees issued in favor of banks related mainly to guarantees issued by the Company to support credit facilities.

(c)	Other guarantees relate primarily to guarantees issued by the Company on behalf of subsidiaries and affiliated companies in favor of customs or other governmental administrations.
In 2007, CGG Veritas and Eidesvik Offshore entered into agreements for the supply of two large seismic vessels to be newly built with a total contract value of US$377 million. These vessels will be delivered in 2010 under 12-year time charter agreements.
In 2007, CGG Services entered into an agreement for the supply of a real estate in Massy, along with a concomitant lease agreement. This agreement is for an amount €66 million and the option should be exercised before April 30, 2008.
In 2007, the increase in guarantees issued in favor of clients related mainly to guarantees issued in bids or contracts achievements. This increase is due to the growth in Group activities and the acquisition of Veritas.
In 2006, other guarantees represent essentially the guarantees given to the Swiss legal authorities for the unemployment funds related to the employees of CGG International based in Geneva for €16.9 million. In 2005, they related essentially to the guarantees given to the Libyan customs authorities for the temporary admission of our seismic vessels in Libyan waters.
In 2005, the increase in guarantees in favor of banks related mainly to new credit facilities.
The Group had no significant commitment for capital expenditures at December 31, 2007.
The duration of the guarantees is as follows:

	Due date
	Less than			After
	1 year	2-3 years	4-5 years	5 years	Total
		(in million of euros)
Guarantees issued in favor of clients	322.3	15.6	0.8	—	338.7
Guarantees issued in favor of banks	16.7	2.7	—	—	19.4
Other guarantees	35.1	0.3	—	—	35.4

Total	374.1	18.6	0.8	—	393.5

In addition, the Group’s agreements for the disposal of certain activities contain customary, reciprocal warranties and indemnities.
The Group has no off-balance sheet obligations under IFRS that are not described above.
Legal proceedings, claims and other contingencies
The Group is a defendant in a number of legal proceedings arising in the ordinary course of business and has various unresolved claims pending. The outcome of these lawsuits and claims is not known at this time. The Group believes that the resulting liability, if any, net of amounts recoverable from insurance or other sources will not have a material adverse effect on its consolidated results of operations, financial position or cash flows.

English translation from the French
The Company has been sued by Parexpro (Portugal), for termination without cause of employment agreements and solicitation of a significant number of highly qualified staff in the field of reservoir evaluation, misappropriation of confidential information and documentation, clients, and loss of profits resulting there from.
In October 2003, the Lisbon Commercial Court declared itself unqualified to give a decision on this issue. The company Parexpro appeals on this decision.
In June 2005, Lisbon Appeal Court confirmed the decision of Lisbon Commercial Court and, in July 2005, Parexpro introduced a new assignation on the Lisbon Civil Court, targeting the same persons and companies on the same basis.
This new action is currently being processed by Lisbon Civil Court.
The Company does not expect this claim to have any material impact on the Group’s results of operation, financial position, or cash flows. Thus, no provision was recorded in the consolidated financial statements.
On October 20, 2006, a complaint was filed against CGG’s subsidiary, Sercel Inc., in the United States District Court for the Eastern District of Texas. The complaint alleges that several of Sercel Inc.’s seismic data acquisition products that include Micro Electromechanical systems (MEMS) infringe a U.S. patent allegedly owned by the plaintiffs. The plaintiffs have requested a permanent injunction prohibiting Sercel Inc. from making, using, selling, offering for sale or importing the equipment in question into the United States and have sought an unspecified amount of damages. Sercel is confident that the products in question do not infringe any valid claims of the patent at in question and intends to contest this claim vigorously. During 2007, the discovery process took place as did the claims construction portion of the patent litigation procedure. We do not believe this litigation will have a material adverse effect on our financial position or results of operation. Accordingly, no provision has been recorded in our consolidated financial statements, except for the fees related to prepare the defense.
NOTE 19 — ANALYSIS BY OPERATING SEGMENT AND GEOGRAPHIC ZONE
Financial information by operating segment is reported in accordance with the internal reporting system and shows internal segment information that is used to manage and measure the performance of CGG Veritas.
We divide our business into two operating segments, geophysical services and geophysical equipment.
Our geophysical services segment comprises:
• “Land” contracts: seismic data acquisition for land, transition zones and shallow water undertaken by us on behalf of a specific client;
• “Marine” contracts: seismic data acquisition offshore undertaken by us on behalf of a specific client;
• “Multi-client” contracts: seismic data acquisition undertaken by us and licensed to a number of clients on a non-exclusive basis; and
• “Processing & Imaging”: processing and imaging and interpretation of geophysical data, data management and reservoir studies for clients.
Our Equipment segment, which we conduct through Sercel Holding S.A. and its subsidiaries, is our manufacturing and sales activities for seismic equipment used for data acquisition, both on Land and Marine.
Inter-company sales between the two segments are made at prices approximating market prices and relate primarily to equipment sales made by the geophysical equipment segment to the geophysical services segment. These inter-segment sales, the related operating income recognized by the geophysical equipment segment, and the related effect on capital expenditures and depreciation expense of the geophysical services segment are eliminated in consolidation and presented in the column “Eliminations and Adjustments” in the tables that follow.

English translation from the French
Operating income represents operating revenues and other operating income less expenses of the relevant industry segment. It includes non-recurring and unusual items, which are disclosed in the operating segment if material. General corporate expenses, which include Group management, financing, and legal activities, have been included in the column “Eliminations and Adjustments” in the tables that follow. The Group does not disclose financial expenses or revenues by operating segment because these items are not followed by the segment management and because financing and investment are mainly managed at the corporate level.
Identifiable assets are those used in the operations of each industry segment and geographic zone. Unallocated and corporate assets consist primarily of financial assets, including cash and cash equivalents.
Due to the constant changes in work locations, the Group does not track its assets based on country of origin or ownership.
Identifiable liabilities are those used in the operations of each industry segment and geographic zone. Unallocated and corporate liabilities consist primarily of corporate financial debts.
In 2007, the Group’s two most significant customers accounted for 4.5% and 2.8% of the Group’s consolidated revenues compared with 9.0% and 3.2% in 2006 and 9.8% and 4.4% in 2005.
The following table presents the revenues, operating revenues, and identifiable assets by operating segment and the revenues by geographic zone.
Analysis by operating segment

			Eliminations
	Geophysical	Geophysical	and		Consolidated
2007	services	equipment	Adjustments		Total
		(in million of euros)
Revenues from unaffiliated customers	1,694.5	679.6	—		2,374.1
Inter-segment revenues	0.7	108.9	(109.6)		—

Operating revenues	1,695.2	788.5	(109.6)		2,374.1
Other income from ordinary activities	0.2	1.0	—		1.2

Total income from ordinary activities	1,695.4	789.5	(109.6)		2,375.3

Operating income (loss)	304.9	266.2	(82.0	)(a)	489.1

Equity income (loss) of investees	4.4	(0.2)	—		4.2
Capital expenditures(b)	614.1	25.6	(42.2)		597.5
Depreciation and amortization(c)	(479.2)	(19.8)	11.5		(487.5)
Corporate assets amortization	—	—	—		—
Investments in companies under equity method
Identifiable assets	3,953.3	659.4	(285.7)		4,327.0

Unallocated and corporate assets					320.0

Total assets					4,647.0

of which equity method companies					44.5

Identifiable liabilities	948.4	242.7	(196.6)		994.5

Unallocated and corporate liabilities					1,226.7

Total liabilities					2,221.2

(a)	Includes general corporate expenses of €54.3 million for year ended December 31, 2007.

(b)	Includes (i) investments in multi-client surveys of €371.4 million, (ii) no equipment acquired under capital lease, (iii) capitalized development costs in the Services segment of €5.0 million, and (iv) capitalized development costs in the Equipment segment of €3.2 million for year ended December 31, 2007.

(c)	Includes multi-client surveys amortization of €308.5 million for year ended December 31, 2007.

English translation from the French

			Eliminations
	Geophysical	Geophysical	and		Consolidated
2006	services	equipments	Adjustments		Total
		(in million of euros)
Revenues from unaffiliated customers	792.0	537.5	—		1,329.6
Inter-segment revenues	0.9	72.6	(73.4)		—

Operating revenues	792.9	610.1	(73.4)		1,329.6
Other income from ordinary activities	1.8	—	—		1.8

Total income from ordinary activities	794.7	610.1	(73.4)		1,331.4

Operating income (loss)	150.3	174.2	(35.5	)(a)	289.0

Equity income (loss) of investees	9.8	0.4			10.2
Capital expenditures(b)	200.3	29.8	(19.2)		210.9
Depreciation and amortization(c)	(177.2)	(18.1)	7.2		(188.1)
Corporate assets amortization	—	—	—		—
Investments in companies under equity method	—	—	—		—
Identifiable assets	1,106.2	550.0	(181.0)		1,475.2

Unallocated and corporate assets					306.9

Total assets					1,782.1

of which equity method companies					46.2

Identifiable liabilities	508.8	243.9	(118.3)		634.4

Unallocated and corporate liabilities					247.8

Total liabilities					882.2

(a)	Includes general corporate expenses of €27.4 million for year ended December 31, 2006.

(b)	Includes (i) investments in multi-client surveys of €61.5 million, (ii) equipment acquired under capital lease of €0.1 million, (iii) capitalized development costs in the Services segment of €8.2 million, and (iv) capitalized development costs in the Equipment segment of €3.7 million for year ended December 31, 2006.

(c)	Includes multi-client surveys amortization of €80.6 million for year ended December 31, 2006.

			Eliminations
	Geophysical	Geophysical	and		Consolidated
2007	services	equipment	Adjustments		Total
		(in million of euros)
Revenues from unaffiliated customers	552.3	317.6	—		869.9
Inter-segment revenues	0.6	61.2	(61.8)		—

Operating revenues	552.9	378.8	(61.8)		869.9
Other income from ordinary activities	1.9	—	—		1.9

Total income from ordinary activities	554.8	378.8	(61.8)		871.8

Operating income (loss)	25.2	79.8	(29.9	)(a)	75.1

Equity income (loss) of investees	12.9	0.1	—		13.0
Capital expenditures(b)	165.5	21.6	(19.6)		167.5
Depreciation and amortization(c)	132.9	18.2	(5.2)		145.9
Corporate assets amortization	—	—	—		—
Investments in companies under equity method	—	—	—		—
Identifiable assets	1,105.4	412.7	(113.4)		1,404.7

Unallocated and corporate assets					160.4

Total assets					1,565.1

of which equity method companies	42.0	2.4			44.4

Identifiable liabilities	575.5	179.8	(59.5)		695.8

Unallocated and corporate liabilities					159.1

Total liabilities					854.9

(a)	Includes general corporate expenses of €15.8 million for year ended December 31, 2005.

(b)	Includes (i) investments in multi-client surveys of €31.9 million, (ii) equipment acquired under capital lease of €17.4 million, (iii) capitalized development costs in the Services segment of €3.5 million, and

English translation from the French
(iv) capitalized development costs in the Equipment segment of €4.6 million for year ended December 31, 2005.

(c)	Includes multi-client surveys amortization of €69.6 million for year ended December 31, 2005.
Analysis by geographic zone
Analysis of operating revenues by location of customers

	2007		2006		2005
			(in million of euros)
North America	734.6	31%	344.2	26%	207.4	24%
Central and South Americas	244.0	10%	138.3	10%	84.4	10%
Europe, Africa and Middle East	767.2	32%	472.7	36%	338.8	39%
Asia Pacific	628.3	27%	374.4	28%	239.3	27%

Consolidated total	2,374.1	100%	1,329.6	100%	869.9	100%

Analysis of operating revenues by category

	2007		2006		2005
			(in million of euros)
Sales of goods	646.5	27%	499.4	37%	296.6	34%
Services rendered	1,445.1	61%	688.2	52%	468.6	54%
Royalties (after-sales)(a)	278.0	12%	133.5	10%	97.4	11%
Leases	4.5	0%	8.5	1%	7.3	1%

Consolidated total	2,374.1	100%	1,329.6	100%	869.9	100%

(a)	corresponds to after-sales on multi-client surveys
NOTE 20 — RESEARCH AND DEVELOPMENT EXPENSES
Analysis of research and development expenses is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Research and development costs — gross, incurred	(63.0)	(51.1)	(43.5)
Development costs capitalized	8.2	11.9	8.2
Research and development expensed	(54.8)	(39.2)	(35.3)
Government grants recognized in income	3.5	1.5	4.2

Research and development costs — net	(51.3)	(37.7)	(31.1)

Research and development expenditures related primarily to:
• for the Geophysical Services segment, projects concerning data processing services; and
• for the Equipment segment, projects concerning seismic data recording equipment.

English translation from the French
NOTE 21 — OTHER REVENUES AND EXPENSES

	December 31
	2007	2006	2005
	(in million of euros)
Assets depreciation	—	(1.9)	—
Restructuring costs	(0.9)	(0.1)	(0.2)
Variation of reserves for restructuring	0.3	(0.5)	0.1
Other non-recurring revenues (expenses)	—	—	(0.4)

Non-recurring revenues (expenses) — net	(0.6)	(2.5)	(0.5)
Exchange gains (losses) on hedging contracts	18.7	8.9	(2.9)
Gains (losses) on sales of assets	0.3	5.3	(1.0)

Other revenues (expenses) — net	18.4	11.7	(4.4)

Year ended December 31, 2007
The provision for restructuring booked in 2003 was reversed for €0.3 million in 2007 once the restructuring expenses were incurred.
Exchange gains & losses on hedging contracts corresponded to the impact of financial hedging instruments allocated to the operating revenues of the period.
“Gain on sale of assets” included primarily a gain of €2.8 million on the disposal of Eastern Echo shares and a loss of €1.7 on damaged seismic recording equipment of the one of our seismic vessel.
Year ended December 31, 2006
The assets depreciation corresponds to the write-off of the share of “Customers Relationships” related to Veritas, Veritas having merged with CGG on January 12, 2007 (see note 2). This intangible asset had been recognized in 2004 when Sercel Australia acquired the seismic equipments activity of Thalès Underwater Systems (see note 2).
The provision for restructuring booked in 2003 was reversed for €0.1 million in 2006 once the restructuring expenses were incurred. This provision was nevertheless readjusted in 2006 for €0.5 million.
Exchange gains & losses on hedging contracts corresponded to the impact of financial hedging instruments allocated to the operating revenues of the period.
“Gain on sale of assets” included primarily a gain of €5.3 million on the sale of 49% of CGG Ardiseis.
Year ended December 31, 2005
The provision for restructuring booked in 2003 was reversed for €0.1 million in 2005 once the restructuring expenses were incurred.
Exchange gains & losses on hedging contracts corresponded to the impact of financial hedging instruments allocated to the operating revenues of the period.
“Gain (loss) on sale of assets” related primarily to a €1.2 million loss on damaged seismic recording equipment of the vessel “Amadeus”.

English translation from the French
NOTE 22 — COST OF FINANCIAL DEBT
Cost of financial debt includes expenses related to financial debt, composed of bonds, debt component of convertible bonds, bank loans, capital-lease obligations and other financial borrowings, net of income provided by cash and cash equivalents.
Analysis of cost of financial debt is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Current interest expenses related to financial debt	(109.7)	(29.2)	(29.7)
Financial cost on early redemption of bonds	—	—	(6.2)
Amortization of deferred expenditures on financial debts	(12.0)	(2.6)	(9.9)
Income provided by cash and cash equivalents	12.6	6.4	3.5

Cost of financial debt, net	(109.1)	(25.4)	(42.3)

As described in note 13, we repaid US$100 million on the US$1.000 million “Term Loan B” senior facility used to finance Veritas acquisition on June 29, 2007. The unamortized portion of the deferred expenditures linked to this redemption amounted to €1.5 million and was recognized as “Cost of financial debt”.
On February 2007, we fully repaid the US$700 million credit facility used to finance Veritas acquisition and borrowed on January 12, 2007. The unamortized portion of the deferred expenditures linked to this redemption amounted to €7.3 million and was recognized as “Cost of financial debt”.
On February 10, 2006, we repaid the remaining US$140.3 million on the US$375 million credit facility used to finance the acquisition of Exploration Resources. The unamortized portion of the deferred expenditures linked to this redemption amounted to €2.0 million.
This repayment of US$140.3 million follows a first repayment of US$234.7 million on December 23, 2005. The unamortized portion of the deferred expenditures linked to this redemption amounted to €3.8 million and was recognized as “Cost of financial debt ”.
We redeemed and paid accrued interest on all of the remaining outstanding US$150 million aggregate principal amount of our 10 5/8% senior notes due 2007 on May 31, 2005. The premium and the unamortized portion of the deferred expenditures linked to this redemption as well as the overlapped interests on the month of May 2005 amounted to €9.4 million and were recognized as “Cost of financial debt ”. This repayment of US$150 million followed a first repayment of US$75 million approved by the Board of Directors held on December 8, 2004. According to the indenture, such early redemption implied the payment of a premium representing 5.3125% of the total redemption amount, i.e. US$4.0 million. The redemption of the Notes actually took place on January 26, 2005. The premium and the unamortized portion of the deferred expenditures linked to this redemption, amounting to €4.3 million, were recognized in the profit and loss as “Cost of financial debt ” at December 31, 2004.
NOTE 23 — OTHER FINANCIAL INCOME (LOSS)
Analysis of other financial income (loss) is as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Variance in fair value of conversion option on convertible bonds	—	(20.7)	(11.5)
Premium paid for the early conversion of the convertible bonds	—	(1.6)	(8.9)
Write-off of issuance costs on convertible bonds recognized as expense at the time of the early conversion	—	(0.7)	(3.7)

English translation from the French

	December 31
	2007	2006	2005
	(in million of euros)
Derivative and other expenses on convertible bonds	—	(23.0)	(24.1)

Exchange gains (losses) net	0.7	(4.1)	(1.8)
Other financial income	—	0.6	1.6
Other financial expenses	(5.9)	(5.3)	(1.7)

Other financial income (loss)	(5.2)	(8.8)	(1.9)

Other financial income (loss) including derivative and other expenses on convertible bonds	(5.2)	(31.8)	(26.0)

At December 31, 2007, 2006 and December 31, 2005, “Other financial expenses” included mainly the cost of forward related to forward exchange rate hedging instruments.
At December 31, 2005, the premium paid for the early conversion of the convertible bonds and the write-off of issuance costs on convertible bonds were presented as “Other financial expenses”.
NOTE 24 — INCOME TAXES
Income tax expense consists of:

	December 31
	2007	2006	2005
	(in million of euros)
France
Current income taxes before use of carry-forward losses	(30.2)	(31.0)	—
Adjustments on income tax recognized in the period for prior periods	(2.8)	—	(0.4)
Deferred taxes on reversal of temporary differences	(0.9)	2.5	—
Deferred taxes arising from previously unrecognized deferred tax on temporary differences	—	(12.5)	—
Deferred taxes arising from previously unrecognized deferred tax income	—	28.8	—

Total France	(33.9)	(12.2)	(0.4)

Foreign countries
Current income taxes(a)	(126.0)	(84.3)	(30.9)
Adjustments on income tax recognized in the period for prior periods(b)	(0.5)	(1.0)	—
Deferred taxes on reversal of temporary differences	16.8	11.0	6.9
Deferred taxes on currency translation	11.0	2.2	(4.6)
Deferred taxes arising from previously unrecognized tax loss	3.2	1.1	2.4

Total Foreign countries	(95.5)	(71.0)	(26.2)

Total income tax expense	(129.4)	(83.2)	(26.6)

(a)	includes withholding taxes

(b)	correspond in 2006 to the tax audit at CGG Nigeria — see below
The Company and its subsidiaries compute income taxes in accordance with the applicable tax rules and regulations of the numerous tax authorities where the Group operates. The tax regimes and income tax rates legislated by these taxing authorities vary substantially. In foreign countries, income taxes are often accrued based on deemed profits calculated as a percentage of sales as defined by local government tax authorities.
Due to the mobile nature of seismic acquisition activities, current relationships between the French and foreign components of such tax items are not reliable indicators of such relationships in future periods.

English translation from the French
The reconciliation between income tax expense in the income statement and the theoretical tax charge is detailed below:

	2007	2006	2005
	(in million of euros)
Net income (loss)	249.6	158.7	(6.8)
Income tax	(129.4)	(83.2)	(26.6)
Income before tax	379.0	241.9	19.8
Differences on tax basis:
Equity investment companies income	(4.2)	(10.1)	(13.0)
Theorical tax basis	374.8	231.8	6.8
Enacted tax rate in France	34.43%	34.43%	34.93%
Theorical tax	(129.0)	(79.8)	(2.4)
Differences on tax:
Differences in tax rates between France and foreign countries	1.7	3.2	1.0
Non-deductible part of dividends	(0.2)	(1.0)	—
Other permanent differences	(15.4)	(19.5)	—
Tax on carry-forward losses net of temporary differences on the French tax group not recognized in the income statement at December 31, 2005(a)	—	16.3	(26.1)
Other unrecognized deferred tax in income statement on previous years(b)	3.2	1.1	6.1
Adjustments on the tax expense recognized in the period for the previous years(c)	(0.5)	(1.0)	—
Income tax and deferred tax on Argas net income (equity method company)(d)	(0.7)	(1.9)	(1.9)
Foreign deferred tax unrecognized on losses of the period	(5.1)	(3.2)	—
Deferred tax on currency translation adjustments(e)	11.0	2.2	(4.6)
Current and deferred tax on income subject to Norwegian tonnage tax system	7.0	(0.6)	(0.8)
Others(f)	(1.4)	1.0	2.1
Income tax	(129.4)	(83.2)	(26.6)

(a)	In 2005, the theorical deferred tax income related to the loss and the reversal of temporary differences of the French tax group, estimated at €26.1 million was not recognized in the income statement. At December 31, 2005 the tax position of the French tax group was a net future tax benefit basis of €47.5 million corresponding, on one hand, to carry-forward losses of €83.9 million and, on the other hand, to temporary differences liabilities of €36.4 million. This net position was not subject to the recognition of deferred tax since tax perspectives were still unlikely for the French tax group. As soon as the tax perspectives of the French tax group lead to the conclusion in 2006 that the carry forward losses would be used, the deferred tax relating to this position were recognized in the income statement. At December 31, 2006, a €16.3 million deferred tax income relating to the tax position of the French tax group was thus recognized.

(b)	Corresponds in 2005 to €2.4 million on Mexican carry-forward losses and to €3.7 million on Norwegian carry-forward losses.

(c)	Corresponds in 2006 to the tax notification received for CGG Nigeria Ltd.

(d)	CGG Veritas, as shareholder of Argas, is directly required to pay income tax for Argas in Saudi Arabia for its share in Argas.

(e)	Corresponds to the currency translation adjustment related to the translation in functional currency (U.S. dollar) of Norwegian and Brazilian entities’ books in local currency.

(f)	Change in presentation of the tax reconciliation in 2007: the theoretical tax calculation is now based on the Income (loss) of consolidated companies before income taxes as stated in the Consolidated Statement of Operations

English translation from the French

whereas it was previously based on the Group share of the Income (loss) of consolidated companies before income taxes. The effects of this change in presentation is reported in the item “Others” for €0.5 million in 2006 and €0.4 million in 2005.
Net operating loss carried forward
Net operating loss carried forward available in foreign jurisdictions, and not recognized as deferred tax assets at December 31, 2007, amounted to €78.0 million and are currently scheduled to expire as follows:

Foreign countries
(in million of euros)
2008 and thereafter	15.2
Available indefinitely	62.8
Total	78.0
The Group has recorded valuation allowances to fully provide for the potential tax benefit of carried forward losses by entities that have a recent history of generating losses or for which there is a dispute with tax authorities.
Tax losses carried forward and not recorded as a deferred tax asset mainly relate to United Kingdom tax losses incurred of GBP 26.1 million and to part of Norwegian tax losses incurred for NOK 106.3 million for which we are currently in discussion with Norwegian tax authorities.
Deferred tax assets and liabilities
The reconciliation of net deferred tax are as follows:

	December 31
	2007	2006	2005
	(in million of euros)
Non-deductible provisions (including pensions and profit sharing)	19.7	11.8	3.0
Tangible assets	23.9	3.8	(2.3)
Effect of currency translation adjustment not recognized in income statement	10.5	2.6	0.8
Multi-client surveys (including deferred revenues)	(17.9)	0.8	1.8
Assets reassessed in purchase price allocation of acquisitions	(99.1)	(35.3)	(35.8)
Development costs capitalized	(8.5)	(8.0)	(0.8)
Incomes and losses subject to Norwegian tax tonnage system	—	(6.8)	(6.9)
Incomes and losses subject to U.S. taxation system	(17.9)	—	—
Other deferred revenues	(0.2)	—	—
Financial instruments	(1.6)	(1.9)	—
Others	1.4	0.1	0.3

Total deferred tax assets net of deferred tax (liabilities) related to timing differences	(89.7)	(32.9)	(39.9)
Tax losses carried forward	13.4	9.8	14.6
Total deferred tax assets net of deferred tax (liabilities)	(76.3)	(23.1)	(25.3)
Tax position and tax audit
On March 18, 2005, CGG Americas Inc. received a correspondence from the U.S. Internal Revenue Service regarding an upcoming standard tax audit scheduled for the second quarter of 2005 covering CGG America’s 2003 tax return. This tax audit has been finalized in 2007 without any material adjustment.

English translation from the French
Several tax audits on the former Veritas perimeter were notified, started, progressed and/or came to an end in 2007. The Group does not expect significant adjustments.
A tax audit of CGG Services 2005 and 2006 accounts has been notified end December 2007 and started early 2008. The process is at a very early stage, hence it is difficult to predict the outcome of this audit, but the Group does not expect significant adjustments.
Effective January 1, 2007, the Group has opted for a new tax amortization method for its Multi-client library, based on the “Geology & Geophysics” method and on the long-term contract method.
With a retroactive effect of January 1, 2007, Exploration Vessel Resources and Exploration Vessel Resources II opted for the new Norwegian tonnage system tax which led to classifying deferred taxes on retained earnings into tax due (over a 10 years period) for an amount of NOK 44.6 million and to reverse the deferred tax liability related to the purchase price allocation of Exploration Resources acquisition of those two companies’ vessels for an amount of US$8.7 million.
NOTE 25 — PERSONNEL
The analysis of personnel is as follows:

	Year ended December 31
	2007	2006	2005
	(in million of euros)
Personnel employed under French contracts performing Geophysical services	893	863	821
Equipment	765	703	654
Personnel employed under local contracts	6,451	2,934	2,477

Total	8,109	4,500	3,952

Including field staff of:	2,079	739	579
The total cost of personnel employed by consolidated subsidiaries was €528.3 million in 2007, €265.7 million in 2006 and €223.8 million in 2005.
NOTE 26 — DIRECTORS AND EXECUTIVE COMMITTEE MEMBERS’ REMUNERATION
Directors and Executive Committee members’ remuneration was as follows:

	Year ended December 31
	2007	2006	2005
		(in euros)
Short-term employee benefit paid(1)	5,807,202	3,590,163	3,026,474
Attendance fees	595,000	365,000	315,000
Long-term employee benefit — pension(2)	18,314	16,903	26,331
Long-term employee benefit — supplemental pension(3)	593,102	679,013	321,310
Share-based payments(4)	8,891,212	3,907,966	170,676

(1)	Excludes tax on salary.

(2)	Cost of services rendered and interest cost.

(3)	Cost of services rendered and interest cost and amortization of past service cost on the supplemental pension implemented by the end of 2004.

English translation from the French

(4)	Expense in the income statement related to the stock-options and performance shares plans.
On March 8, 2006, the Board of Directors authorized the Company to enter into an amendment to the employment contract of Mr BRUNCK which is currently suspended and to an amendment to the respective employment contract of each President. Such amendment provides that in case of dismissal or change of control, a special severance indemnity representing 250% of their reference annual compensation (gross fixed salary including, if applicable, salaries paid by foreign subsidiaries over the prior 12 months and the average bonuses paid during the prior 3 years) would be paid. In addition, should they decide, in case of a change of control, to continue working for the Company, they would receive a loyalty bonus representing 150% of their reference annual compensation as defined above after the expiry of a 18-month period after change of control.
NOTE 27 — RELATED PARTY TRANSACTIONS
Operating transactions
Louis Dreyfus Armateurs (“LDA”) provides ship management services for a portion of our fleet. Charter party contracts associated with these services are concluded at arm’s length. Accounts payable to LDA were €0.2 million at December 31, 2007. Total net charges paid during the year for the provision of ship management services amounted to €6.5 million, and the future commitments for such services to LDA were €54.8 million.
LDA is the owner, together with the Group, of Geomar owner of the seismic vessel “Alizé”. Geomar is fully consolidated. Geomar provides vessel charter services to LDA. Charter party contracts associated with these services are concluded at arm’s length. Total net revenues received during the year for the provision of vessel charter services amounted to €8.2 million (€2.1 million for the period starting from April 1, 2007 when Geomar was fully consolidated). The commercial account receivable on LDA was equal to 0 on December 31, 2007.
For the year ended December 31, 2007 the sales of geophysical equipment from Sercel to Argas, which is 49% owned by the Group, amounted to €25.5 million, representing approximately 1% of Group revenues.
For the year ended December 31, 2007 the sales of geophysical equipment from Sercel to JV Xian Peic/Sercel Limited, which is 40% owned by the Group, amounted to €4.2 million, representing less than 1% of Group revenues.
For the year ended December 31, 2007 the purchases of geophysical equipment from Sercel to Tronic’s, which is 16% owned by the Group, amounted to €8.3 million.
For the year ended December 31, 2007 the purchases of geophysical equipment from Sercel to Cybernetix, which is 32% owned by the Group, amounted to €1.1 million.
Financing
No credit facility or loan was granted to the Company by shareholders during the year ended December 31, 2007, December 31, 2006 and December 31, 2005.
NOTE 28 — SUPPLEMENTARY CASH FLOW INFORMATION
The “Financial expenses paid” for 2007 included mainly fees and interest related to the US$1,000 million Term Loan B senior facility, the US$200 million additional Senior Notes 7 1/2 and the US$400 million 7 3/4% Senior Notes used to finance Veritas acquisition (see note 13).
The “Financial expenses paid” for 2006 included mainly €2.0 million of fees and interest related to the remaining part of the US$375 million bridge loan used to acquire Exploration Resources that was eventually repaid on February 2006 and a €1.6 million premium paid to the bondholders on conversion in May 2006 (see note 13). The “Financial expenses paid” for 2005 included a €3.0 million premium paid for the repayment of the 10 5/8% bonds maturity 2007 in January 2005, a €4.0 million of issuing fees on the 7 1/2% bonds maturity 2015 issued in

English translation from the French
April 2005, a €14.2 million of issuing fees and interest expenses related to the bridge loan of US$375 million used for acquisition of Exploration Resources, repaid partially in December 2005 and a €8.9 million of premium paid to the bondholders having converted their bonds in November 2005 (see note 13).
Proceeds from sales of assets in 2007 correspond to the sale of Eastern Echo shares and to the sale of 49% of CGG Ardiseis for €16.8 million.
The €1,019.1 million total acquisition in 2007 corresponds to:
-	the net investment of €993.1 millions for the acquisition of Veritas (total consideration less the €97.4 million cash held by Veritas and less the increase in the capital of CGG Veritas for €1,435.8 million),

-	the acquisition of Offshore Hydrocarbon Mapping plc shares (“OHM”) for €22.9 million, and

-	Cybernetix shares for €3.1 million.
The Sercel Vibtech’s acquisition in 2006 represented an investment net of acquired cash of €48.3 million. We acquired all of the shares of Exploration Resources in 2005 for a net investment of €265.8 million corresponding to the price we paid for the shares less the cash held by Exploration Resources at the acquisition date.
In 2006, “Other non-cash items” include mainly the cancellation of the non-cash expense related to the change in fair value of the derivative on convertible bonds (see note 13) and, in 2005, to the reclassification of the cash-out of the €8.9 million of premium paid to the bondholders upon conversion of bonds in November 2005 from “Cash from operations” to “Financial expenses paid”.
The “Impact of changes in exchange rate on financial items” corresponds notably to the elimination of the unrealized exchange gains (losses) resulting from the gross financial debt in U.S. dollars located in those subsidiaries whose functional currency is euro; this elimination amounted to €(47.9) million in 2007, €(12.3) million in 2006 and €15.8 million in 2005.
Non-cash investing and financing transactions that are excluded from the consolidated statements of cash flows consisted of the following:

	Year ended December 31
	2007	2006	2005
	(in million of euros)
Equipment acquired under capital leases	—	0.1	17.4
The cash and cash equivalents are composed as follows:

	Year ended December 31
	2007	2006	2005
	(in million of euros)
Cash	169.3	114.0	70.9
Cash equivalents	85.0	137.8	41.5

Total cash and cash equivalents	254.3	251.8	112.4

English translation from the French
NOTE 29 — EARNINGS PER SHARE
The following reflects the income and the share data used in the basic and diluted earnings per share computations:

	Year
	2007	2006	2005
	(in million of euros, excepted per share data)
Net income attributable to shareholders (a)	245.5	157.1	(7.8)
Effect of dilution
Ordinary shares outstanding at the beginning of the year (b)	17,597,888	17,081,680	11,682,218
Weighted average number of ordinary shares outstanding during the year (c)	9,315,540	290,247	413,707

Weighted average number of ordinary shares outstanding (d) =(b) +(c)	26,913,428	17,371,927	12,095,925

Dilutive potential shares from 2000 stock options	5,400	25,930	45,915
Dilutive potential shares from 2001 stock options	47,774	71,795	23,189
Dilutive potential shares from 2002 stock options	41,551	66,793	61,052
Dilutive potential shares from 2003 stock options	73,803	145,606	140,633
Dilutive potential shares from 2006 stock options	30,055	(2)	—
Dilutive potential shares from 2007 stock options	(2)	—	—
Total dilutive potential shares from stock options(1)	198,583	309,584	270,789

Dilutive potential shares from 2006 performance shares allocation	49,850	49,875	—
Dilutive potential shares from 2007 performance shares allocation	53,938	—	—
Total dilutive potential shares from performance shares allocation	103,788	49,875	—

Dilutive potential shares from stock convertible bonds(1)	—	—	252,500
Dilutive weighted average number of shares outstanding adjusted when dilutive (e)	27,215,799	17,731,586	12,095,925
Earning per share
Basic (a) /(d)	9.12	9.04	(0.64)
Diluted (a) /(e)	9.02	8.86	(0.64	)(1)

(1)	Stock-options and convertible bonds have an anti-dilutive effect at December 31, 2005; as a consequence, potential shares linked to those instruments are not taken into account in the adjusted dilutive weighted average number of shares, nor in the calculation of diluted loss per share.

(2)	Exercise price of this stock-options was higher than the average run stock exchange of the share.
NOTE 30 — SUBSEQUENT EVENTS
On September 29, 2006, CGG Veritas, its subsidiary CGG Services (ex CGG Marine) and five directors and officers of these entities were named as defendants before the Tribunal de Grande Instance of Evry in a lawsuit brought by one of the main labor unions representing CGG Veritas employees for violation of French labor laws. The complaint alleges that CGG Veritas and CGG Marine had illegally rent their staff. Procedural hearings were initially scheduled for December 2006 but were delayed several times until February 12, 2008. However, on January 17, 2008, the defendants reached a settlement with the trade union which had brought the claim. The resulting settlement agreement was signed on January 17, 2008, by all trade unions represented in the group. The claim was subsequently withdrawn by the trade union that brought it and the prosecutor and the court accepted to dismiss the case. This claim and its subsequent settlement has had no impact on our financial position or profitability.
NOTE 31 — LIST OF PRINCIPAL CONSOLIDATED SUBSIDIARIES AND COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD AS OF DECEMBER 31, 2007
Certain dormant or insignificant subsidiaries of the Group have not been included in the list below.

Siren			% of
Number(a)	Consolidated companies	Head Office	interest
403 256 944	CGG Services SA (previously CGG Marine SAS)	Massy, France	100.0
351 834 288	Geocal SARL	Massy, France	100.0
966 228 363	Geoco SAS	Paris, France	100.0
378 040 497	Sercel SA	Carquefou, France	100.0
410 072 110	CGG Explo SARL	Massy, France	100.0
866 800 154	Sercel Holding SA	Carquefou, France	100.0

English translation from the French

Siren			% of
Number(a)	Consolidated companies	Head Office	interest
413 926 320	Geomar SAS(b)	Paris, France	49.0
	CGG Americas. Inc.	Houston, United States	100.0
	CGG do Brasil Participaçoes Ltda	Rio do Janeiro, Brazil	100.0
	CGG Canada Services Ltd.	Calgary, Canada	100.0
	CGG International SA	Geneva, Switzerland	100.0
	CGG (Nigeria) Ltd.	Lagos, Nigeria	100.0
	CGG Marine Resources Norge A/S	Hovik, Norway	100.0
	CGG Offshore UK Ltd.	United Kingdom	100.0
	CGG India Private Ltd.	New Delhi, India	100.0
	Ardiseis	Dubai, United Arab Emirates	51.0
	CGG Veritas Services (Norway) AS (previously Exre ASA)	Bergen, Norway	100.0
	Exploration Investment Resources AS	Bergen, Norway	100.0
	Exploration Investment Resources II AS	Bergen, Norway	100.0
	Exploration Vessel Resources AS	Bergen, Norway	100.0
	Exploration Vessel Resources II AS	Bergen, Norway	100.0
	Multiwave Geophysical Company ASA and its subsidiaries	Bergen, Norway	100.0
	Companía Mexicana de Geofisica	Mexico City, Mexico	100.0
	Companhia de Geologia e Geofisica Portuguesa	Lisbon, Portugal	100.0
	Exgeo CA	Caracas, Venezuela	100.0
	Geoexplo	Almaty, Kazakhstan	100.0
	Geophysics Overseas Corporation Ltd.	Nassau, Bahamas	100.0
	CGG Australia Services Pty Ltd.	Sydney, Australia	100.0
	CGG Asia Pacific(b)	Kuala Lumpur, Malaisia	100.0
	Petroleum Exploration Computer Consultants Ltd.	Vantage West, United Kingdom	100.0
	CGG Vostok	Moscow, Russia	100.0
	PT CGG Indonesia	Jakarta, Indonesia	100.0
	Sercel Australia	Sydney, Australia	100.0
	Hebei Sercel JunFeng(c)	Hebei, China	51.0
	Sercel Inc.	Tulsa, United States	100.0
	Sercel Singapore Pte Ltd.	Singapore, Singapore	100.0
	Sercel England Ltd.	Somercotes, United Kingdom	100.0
	Sercel Canada Ltd.	Calgary, Canada	100.0
	Sercel Vibtech Ltd.	Stirlingshire, Scotland	100.0
	Seismic Support Services	Moscow, Russia	100.0
	CGG Veritas Services Holding (U.S.) Inc.	Delaware, United States	100.0
	CGG Veritas Services (U.S.) Inc.	Delaware, United States	100.0
	CGG Veritas Land (U.S.) Inc.	Delaware, United States	100.0
	Alitheia Resources Inc.	Delaware, United States	100.0
	Veritas DGC Asia Pacific Ltd	Delaware, United States	100.0
	Veritas Geophysical (Mexico) LLC	Delaware, United States	100.0
	Veritas Investments Inc.	Delaware, United States	100.0
	Viking Maritime Inc.	Delaware, United States	100.0
	Inupiat Geophysical LLC	Alaska, United States	45.0
	CGG Veritas Energy Services (Canada) Inc.	Alberta, Canada	100.0
	CGG Veritas Energy Services (Canada) Partnership	Alberta, Canada	100.0
	Hampson Russel GP Inc.	Alberta, Canada	100.0
	Hampson Russel Limited Partnership	Alberta, Canada	100.0
	Veritas MacKenzie Delta Ltd	Alberta, Canada	100.0
	Veri-Illuq Geophysical Ltd	Nothwest Territories, Canada	49.0
	Yamoria Geophysical Ltd	Nothwest Territories, Canada	49.0
	Veritas Geophysical (Canada) Corporation	Nova Scotia, Canada	100.0

English translation from the French

Siren			% of
Number(a)	Consolidated companies	Head Office	interest
	Veritas do Brasil Ltda	Brazil	100.0
	Veritas DGC Land Guatemala SA	Guatemala	100.0
	Veritas DGC (Mexico) S. de R.L. de CV	Mexico	100.0
	Veritas Servicios Geofisicos S. de R.L. de CV	Mexico	100.0
	Veritas Servicios Technicos S. de R.L. de CV	Mexico	100.0
	Veritas Geoservices Ltd Sa	Venezuela	100.0
	Veritas Geophysical (Chile) SA	Chile	100.0
	Veritas Geophysical III	Cayman Islands	100.0
	Veritas Geophysical IV	Cayman Islands	100.0
477 631 444	Veritas Geophysical (France) SARL	France	100.0
	Viking Global Offshore Limited	United Kingdom	100.0
	Veritas DGC Limited	United Kingdom	100.0
	Veritas Geophysical Limited	United Kingdom	100.0
	Veritas Caspian LLP	Kazakhstan	50.0
	Veritas Geophysical Services (Norway) AS	Norway	100.0
	Veritas DGC Australia Pty Ltd	Australia	100.0
	Veritas Geophysical (Asia Pacific) Pte Ltd	Singapore	100.0
	Sercel Singapore Pte Ltd	Singapore	100.0
	P.T. Veritas DGC Mega Pratama	Indonesia	80.0
	Veritas DGC (Malaysia) Sdn. Bhd.	Malaysia	65.0
	Veritas Energy Services (Nigeria) Limited	Nigeria	100.0
	Veritas Geophysical (Nigeria) Limited	Nigeria	60.0
	Veritas DGC(B) Sdn. Bhd.	Brunei	100.0

(a)	Siren number is an individual identification number for company registration purposes under French law.

(b)	CGG Asia Pacific, in which CGG Veritas owns 33.2% of the ordinary shares and 30% of the total shares, is consolidated according to IAS27.

(c)	Sercel JunFeng is fully consolidated since, according to the management agreement, the Group has operating control of the company.
NOTE 32 — CONDENSED CONSOLIDATING INFORMATION FOR CERTAIN SUBSIDIARIES
The following table presents condensed consolidated financial information in IFRS for the year ended December 31, 2007 for the Company on the one hand, and on the other hand CGG Canada Services Ltd, CGG Americas Inc., CGG Marine Resources Norge A/S, CGG Veritas Services Holding Inc, Alitheia Resources Inc, Veritas DGC Asia Pacific Ltd., Veritas DGC Land Inc., Veritas Geophysical Corp., Veritas Geophysical (Mexico) LLC, Veritas Investments Inc., Viking Maritime Inc. as the “Services Guarantors”, and Sercel Inc., Sercel Australia Pty Ltd and Sercel Canada Ltd as the “Equipment guarantors”.

	CGG	Services	Equipment	Non	Consolidating	Group
IFRS	Veritas	Guarantors	Guarantors	Guarantors	Adjustments	Consolidated
	(In millions of euros)
Goodwill	—	1,688.7	45.2	201.0	(7.0)	1,928.0
Intangible assets (including multi client surveys)	0.2	396.4	10.3	310.2	(36.6)	680.5
Property, plant and equipment	12.7	334.6	29.3	344.5	(61.1)	660.0
Investment in affiliates	1,999.4	257.8	3.7	307.9	(2,568.8)	—
Other non current assets	575.9	257.0	0.1	128.7	(803.8)	157.9
Current assets	324.5	162.0	181.5	1,198.2	(645.6)	1,220.6
Total assets	2,912.7	3,096.6	270.1	2,490.5	(4.122.9)	4,647.0
Financial debt (including bank overdrafts, current and non current portion)	636.6	1,028.1	1.3	272.9	(577.9)	1,361.0
Other non current liabilities (excluding financial debt)	(1.3)	161.0	12.2	94.2	(4.9)	261.2
Current liabilities (excluding current portion of debt)	225.9	279.9	67.6	862.6	(836.7)	599.2
Total liabilities (excluding equity)	861.2	1,468.9	81.1	1,229.7	(1,419.5)	2,221.4
Operating revenues	34.8	618.1	362.1	2,136.8	(777.7)	2,374.1
Depreciation and amortization	0.6	198.1	9.8	296.7	(17.6)	487.6
Operating income (loss)	(50.7)	191.4	70.9	363.5	(85.9)	489.1

English translation from the French

	CGG	Services	Equipment	Non	Consolidating	Group
IFRS	Veritas	Guarantors	Guarantors	Guarantors	Adjustments	Consolidated
	(In millions of euros)
Net income (loss) group share	6.4	45.2	51.0	290.7	(143.6)	249.6
Cash flow from operating activities	(4.1)	178.6	9.5	411.7	51.6	647.3
Cash flow from investing activities	(424.9)	(1,462.6)	(12.6)	(239.7)	566.7	(1,573.1)
Cash flow from financing activities	372.3	1,094.8	0.1	(138.0)	(379.1)	950.2
Cash at opening	201.2	4.4	6.2	40.0	—	251.8
Cash at closing	103.9	17.4	2.9	130.1	—	254.3
The following table presents condensed consolidated financial information in IFRS for the Company, on the one hand, and CGG Canada Services Ltd, CGG Americas, Inc., CGG Marine Resources Norge A/S, Sercel Inc., Sercel Australia Pty Ltd and Sercel Canada Ltd, as the “Guarantors”, taken as a group (the “Subsidiary Group”), on the other hand, as of and for the years ended December 31, 2006 and 2005. The column “Sercel Subsidiary Group” includes Sercel Inc., Sercel Australia Pty Ltd and Sercel Canada Ltd.

						Sercel
		Subsidiary		Consolidating		Subsidiary
IFRS	CGG Veritas	Group	Others	adjustments	Consolidated	Group
	(In millions of euros)
2006
Total assets	1,033.0	626.2	1,475.5	(1,352.6)	1,782.1	237.9
Operating revenues	263.4	607.5	1,092.0	(633.3)	1,329.6	341.6
Operating income (loss)	(7.7)	172.3	182.3	(57.9)	289.0	52.6
Net income (loss)	54.3	104.1	169.6	(169.3)	158.7	34.8
2005
Total assets	799.8	600.3	1,082.5	(917.5)	1,565.1	205.9
Operating revenues	221.3	307.5	668.9	(327.8)	869.9	146.5
Operating income (loss)	(26.4)	60.7	76.6	(35.8)	75.1	10.9
Net income (loss)	(29.5)	37.0	108.3	(122.6)	(6.8)	6.3
10.2. Statutory auditors’ report on the consolidated financial statements year ended December 31, 2007
In compliance with the assignment entrusted to us by your shareholders’ meeting, we have audited the accompanying consolidated financial statements of Compagnie Générale de Géophysique – Veritas for the year ended December 31, 2007, as enclosed to the following report.
These consolidated financial statements have been approved by the Board of Directors. Our role is to express an opinion on these financial statements based on our audit.
I. — Opinion on the financial statements
We conducted our audit in accordance with the professional standards applicable in France; those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation.  We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements give a true and fair view of the assets, liabilities, financial position and results of the consolidated group in accordance with International Financial Reporting Standards (“IFRS”) adopted by the International Accounting Standards Board (IASB) and the European Union.

English translation from the French
II. — Justification of assessments
In accordance with the requirements of article L. 823-9 of the French commercial code relating to the justification of our assessments, we bring to your attention the following matters:
The Note 1 of the footnotes to the consolidated financial statements summarizes the judgmental estimates and significant assumptions made by your company. We consider, for the purpose of our audit, that the main judgments and significant estimates are the following:
• The fair value assessment of the acquired assets and assumed liabilities and the measurement of the Veritas DGC Inc acquisition costs,
• The amortization method and the performance of impairment tests for “Non Exclusive Surveys” (intangible assets),
• The performance of impairment tests of non current assets,
• The revenue and margin recognition on long term contracts related to exclusive surveys.
Our procedures consisted in assessing data and assumptions underlying these judgments and estimates are based, examining, on a test basis, the company’s calculations and verifying that the appropriate information is disclosed in the relevant notes to the financial statements.
Within the framework of the justification of our assessments, we ensured of the reasonableness of these estimates.
The assessments were thus made in the context of the performance of our audit of the consolidated financial statements taken as a whole and therefore contributed to the formation of our audit opinion expressed in the first part of this report.
III. — Specific verification
In accordance with professional standards applicable in France, we have also verified the information given in the group management report.  We have no matters to report regarding its fair presentation and conformity with the consolidated financial statements.
Courbevoie and Neuilly-sur-Seine, April 14 2008
The Statutory Auditors

MAZARS & GUERARD	ERNST & YOUNG and Others
Philippe CASTAGNAC	Philippe DIU

English translation from the French
10.3. Statutory financial statements of the Company 2007-2006
BALANCE SHEET

	December 31, 2007			December 31, 2006
	Gross value	Amort. & allow.	Net value	Net value
		(in thousands of euros)
NON-CURRENT ASSETS	2,666,924	151,643	2,515,281	619,474
Intangible assets	33	3	30	7,025
Leasehold rights	5		5	5
Other intangible assets	28	3	25	6,732
Intangible assets in progress	—	—	—	288
Advances and down-payments	—	—	—	—
Tangible assets	21,907	9,016	12,891	35,408
Land	1,136		1,136	1,136
Buildings	17,508	6,853	10,655	12,285
Plant and equipment	133	42	91	14,275
Other tangible assets	3,075	2,121	954	6,886
Tangible assets in progress	55		55	740
Advances and down-payments				86
Investments & financial assets	2,644,984	142,624	2,502,360	577,041
Investments	2,091,608	138,901	1,952,707	444,441
Loans to affiliates	552,973	3,723	549,250	131,445
Other investments securities	—	—	—	—
Other loans	68	—	68	116
Other financial assets	335	—	335	1,039

CURRENT ASSETS	333,766	3,807	329,959	403,076
Inventories and work-in-progress				5,005
Raw materials and supplies	—	—	—	4,820
Work-in-progress	—	—	—	—
Finished goods	—	—	—	—
Goods for resale	—	—	—	185
Advances & down-payments paid to suppliers	255		255	972
Receivables	221,261	3,807	217,454	195,144
Trade accounts and note receivables	14,008	1	14,007	62,633
Other trade receivables	3,297	279	3,018	5,398
Other current assets	203,956	3,527	200,429	127,113
Cash equivalents	64,423	—	64,423	121,015
Cash and banks	47,827	—	47,827	80,940
Other current assets	71,505	—	71,505	20,564

TOTAL ASSETS	3,072,195	155,450	2,916,745	1,043,114

	Before allocation		After allocation
	of results		of results
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(in thousands of euros)
SHAREHOLDERS’ EQUITY	1,883,639	500,037	1,883,639	500,037
Common stock	54,902	35,196	54,902	35,196
Additional paid-in capital	1,820,059	394,870	1,820,059	394,870
Revaluation reserves	244	244	244	244
Statutory reserve	3,520	2,866	3,520	3,520
Tax-driven reserves	—	—	—	—
Other reserves	6,709	6,709	6,709	6,709
Retained earnings carried forward	52,627	22,645	(2,477)	52,627
Net income (loss)	(55,104)	30,636
Investment subsidy	—	—	—	—
Tax based provisions	682	6,871	682	6,871
PROVISIONS	14,710	20,695	14,710	20,695
Provision for contingencies	6,700	14,180	6,700	14,180
Provision for charges	8,010	6,515	8,010	6,515
LIABILITIES	912,879	504,337	912,879	504,337
Bonds and bank loans	640,664	254,683	640,664	254,683
Other financial debts	—	5,381	—	5,381
Advances and down-payments received	1	679	1	679
Trade accounts and note payables	30,506	40,955	30,506	40,955
Tax payable and payroll costs	12,347	43,655	12,347	43,655
Other current liabilities	915	11,203	915	11,203
Suppliers of fixed assets	71	2,378	71	2,378
Other liabilities	228,375	145,403	228,375	145,403

English translation from the French

	Before allocation		After allocation
	of results		of results
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(in thousands of euros)
Other current liabilities	105,517	18,045	105,517	18,045

TOTAL LIABILITIES	2,916,745	1,043,114	2,916,745	1,043,114

English translation from the French
STATEMENTS OF OPERATIONS

	December 31,
	2007	2006
	(in thousands of euros)
Production sold	35,018	263,365
Production stored in inventory	(3)	—
OPERATING REVENUES	35,015	263,365
Cost of sales	(80,903)	(165,379)
VALUE ADDED	(45,888)	97,986
Taxes	(528)	(7,183)
Personnel expenses	(11,799)	(92,375)
OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND OTHER	(58,215)	(1,572)
Expenses attributable to third parties	—	445
Other revenues	21	174
Amortization, depreciation & provision	(9,185)	(21,587)
Other expenses	(743)	(1,679)
OPERATING INCOME	(68,122)	(24,219)
Exchange losses	(21,404)	(11,063)
Dividends from affiliates	44,936	25,519
Other financial income	55,907	19,731
Financial expenses	(60,973)	(25,372)
Financial depreciation & provision	(29,504)	15,822
FINANCIAL INCOME (LOSS)	(11,038)	24,637
INCOME (LOSS) BEFORE TAX AND NON-RECURRING ITEMS	(79,160)	418
Net gain (loss) on disposal of assets	(3,969)	11,825
Change in tax-driven reserves and other equity items	6,189	1,335
Extraordinary depreciation & provision	6,641	279
Other extraordinary items	1,255	(5,671)
EXTRAORDINARY INCOME	10,116	7,768
EMPLOYEE PROFIT SHARING	—	—
INCOME TAX	13,940	22,450

NET INCOME	(55,104)	30,636

English translation from the French
CASH FLOW STATEMENTS

	December
	2007	2006
	(in thousand of euros)
OPERATING
Net income (loss)	(55,104)	30,636
Amortization & provision	608	22,638
Net gain (loss) on disposals of assets	3,969	(11,825)
Variance on provisions	24,041	(17,345)
Others	(13,635)	(12,412)
Net cash before changes in working capital	(40,121)	11,692
(Increase) decrease in working capital
(Increase) decrease in inventories	0	2,380
(Increase) decrease in trade accounts and notes receivable	(13,006)	19,729
(Increase) decrease in other current assets	(48,778)	(20,891)
Increase (decrease) in trade accounts and notes payable	23,794	(1,572)
Increase (decrease) in other current liabilities	107,859	20,650
Net cash provided by operating activities	29,748	31,988
INVESTING
Capital expenditures (Tangible and intangible)	(2,590)	(29,981)
Acquisition of investments	(152,013)	(33,985)
Asset contribution impact	(225)	—
Total investment	(154,828)	(63,966)
Proceeds from disposal of assets	68,510	42,004
Loans repaid	101,473	50,749
Loans granted	(575,742)	(109,252)
Net cash from investing activities	(560,587)	(80,465)
FINANCING
Repayment of long-term debt	(540,374)	(12,467)
Issuance of long-tern debt	994,688	136,261
Net increase (decrease) of bank overdrafts	1,142	1,509
Net change in cash advances from/to affiliates	(22,728)	21,072
Capital increase	9,130	23,621
Subsidies granted	—	—
Dividends paid	—	—
Net cash provided by financing activities	441,858	169,996
Net increase (decrease) in cash and cash equivalent	(88,981)	121,519
Cash and cash equivalent at beginning of year	201,231	79,712

Cash and cash equivalent at end of year	112,250	201,231

NOTE 1 — ACCOUNTING PRINCIPLES AND POLICIES
The Company’s financial statements are prepared in accordance with generally accepted accounting principles in France.
The preparation of financial statements in conformity with general accepted accounting principles in France requires management to make judgmental estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.
Compagnie Générale de Géophysique Veritas SA (CGG-Veritas SA) is the parent company of the CGG-Veritas Group.

English translation from the French
Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys (including transit costs when applicable). The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. The company reviews the library for potential impairment of our independent surveys on an ongoing basis.
Revenue recognition
Revenues related to multi-client surveys result from (i) pre-commitments and (ii) licenses after completion of the surveys (“after-sales”).
Pre-commitments — Generally, we obtain commitments from a limited number of customers before a seismic project is completed. These pre-commitments cover part or all of the survey area blocks. In return for the commitment, the customer typically gains the right to direct or influence the project specifications, advance access to data as it is being acquired, and favorable pricing. The Company records payments that it receives during periods of mobilization as advance billing in the balance sheet in the line item “Advance billings to customers”.
The Company recognizes pre-commitments as revenue when production is begun based on the physical progress of the project.
After sales — Generally, we grant a license entitling non-exclusive access to a complete and ready for use, specifically defined portion of our multi-client data library in exchange for a fixed and determinable payment. We recognize after sales revenue upon the client executing a valid license agreement and having been granted access to the data. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
After sales volume agreements — We enter into a customer arrangement in which we agree to grant licenses to the customer for access to a specified number of blocks of the multi-client library. These arrangements typically enable the customer to select and access the specific blocks for a limited period of time. We recognize revenue upon the client executing a valid license agreement and having been granted access to the data. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
Amortization
We amortize the multi-client surveys over the period during which the data is expected to be marketed using a pro-rata method based on recognized revenues as a percentage of total estimated sales.
In this respect, we use four amortization rates 50%, 75%, 80% or 83.3% of revenues depending on the category of the surveys.
Multi-client surveys are classified into a same category when they are located in the same area with the same estimated sales ratio.
For all category of surveys and starting from data delivery, a minimum straight-line depreciation scheme is applied over a five-year period (three years until December 1, 2006), if total accumulated depreciation from the applicable amortization rate is below this minimum level. The impact of this change of estimates had not impact for the Company in 2006.

English translation from the French
Exclusive surveys
In exclusive surveys, the Company performs seismic services (acquisition and processing) for a specific customer. The Company recognizes proprietary/contract revenues as the services are rendered. The Company evaluates the progress to date, in a manner generally consistent with the physical progress of the project, and recognizes revenues based on the ratio of the project cost incurred during that period to the total estimated project cost. The Company believes this ratio to be generally consistent with the physical progress of the project.
The billings and the costs related to the transit of seismic vessels at the beginning of the survey are deferred and recognized over the duration of the contract by reference to the technical stage of completion.
In some exclusive survey contracts and a limited number of multi-client survey contracts, the Company is required to meet certain milestones. The Company defers recognition of revenue on such contracts until all milestones that provide the customer a right of cancellation or refund of amounts paid have been met.
Other geophysical services
Revenues from our other geophysical services are recognized as the services are performed and, when related to long-term contracts, using the proportional performance method of recognizing revenues.
Intangible and tangible assets
Assets are valued at historical cost. Historical cost is composed of the following items:
— purchase price

— directly attributable costs incurred to bring the asset to the location and condition necessary for it to be capable of operating

— initial estimate of dismantling
Assets under a capital lease agreement that transfers by the end of the lease term the ownership of the asset to the Company are not considered as fixed assets with a financial debts.
Depreciation expense is determined using the straight-line method. The Company includes residual value, if significant, when calculating the depreciable amount. Depreciation is generally calculated over the following useful lives:

— buildings for administrative and commercial use	20 to 40 years
— fittings	6 to 10 years
— plant & equipments	3 to 5 years
— vehicles	3 to 5 years
— office furnitures and equipments	3 to 10 years
— softwares	5 years
Equipments and softwares are subject to accelerated tax depreciation scheme when they can benefit from this tax regime.
The excess of those tax deductible depreciation compared to economic amortization are recorded as liability in the balance sheet.
Repairs and maintenance costs that do not significantly extend the economic life of an asset or that do not constitute an additional economic benefit are expensed as incurred.

English translation from the French
Starting from January 1, 2005, the Company applies rules 2002-10 and 2004-06 of the “Comité de réglementation comptable” related to the amortization and impairment of assets, and the definition, recognition and valuation of assets.
Impairment
Long-lived assets and identifiable intangible assets are impaired when, as a result of events or changes in circumstances within the year, their recoverable value is on an other than temporary basis lower than their carrying value.
Impairment is determined for each group of autonomous assets by comparing their carrying value with the undiscounted cash flows that they are expected to generate based upon management’s expectations of future economic and operating conditions.
Should the above comparison indicate that an asset is impaired, the impairment loss recognized is equivalent to the difference between carrying value either market value or the sum of discounted future cash flows.
Investments
Investments are valued at their cost price.
Impairment loss is recognized for any unrealized loss that are generally based on the net asset value and the initial goodwill, which represents the difference between the purchase price of the shares and the fair value of the net assets acquired.
An impairment loss of the goodwill included in the cost price of the shares is recognized when excepted operating results significantly derive from the initial assumptions retained during the acquisition.
Inventories and work in progress
Inventory of raw materials and parts are valued using the “FIFO” method.
Work in progress is valued at cost price. The cost price includes all direct costs incurred through the acquisition and processing of the exclusive surveys seismic data.
Allowance is recognized whenever the fair value is lower than the carrying value or when any event occurs that indicates a loss in value.
Securities, financial instruments and other financial assets
Securities include trade securities and current accounts baring interest with a maturity generally less than 3 months. They are recognized at the lower value between the cost price and the fair market value.
The Company generally enters into forward currency exchange contracts to limit its exposure to fluctuations when firm contracts commitments exist for net cash flows to be received in foreign currencies (primarily U.S. dollars).
Exchange gains and losses on such hedging instruments are recognized at the time of execution of the contract. Non-executed contracts are reported off balance sheet.
Unrealized gains and losses on hedged future commitments are deferred and recognized in the income statement at the time of the execution of the future transaction.
The Company does not enter into forward foreign currency exchange contract fro trading purposes nor does it use any other types of derivative financial instruments.

English translation from the French
Research and development
Research and development costs are expensed as incurred.
Government research grants
For certain of its research projects carried out jointly with other companies, the Company receives financing from government organizations that provide such grants in order to encourage research activities in France. A portion of the grants (between 15% to 45%) is unconditionally repayable and is recorded as debt when received.
The balance is repayable through royalties on future sales only in the event the related research project proves to be successful.
This conditionally repayable portion of the research grant is recognized as income as the research expenditures are incurred. Any royalties due are recognized as cost of operations as the related sales are recognized.
Income taxes
The Company recognizes income tax in accordance with the tax rules and regulations of the country in which it realizes its earnings. The applicable tax systems and tax rates vary from country to country.
Given the method of determining the accruals for taxes, which is often based on deemed profits, there are no significant temporary differences related to tax regimes in most of the countries in which the Company operates.
Pension and other post-retirement benefits
The Company maintains pension plans by paying contributions based on salaries to national organizations responsible for the payment of pensions. The Company also implemented in 2004 a supplemental pension and retirement plan for the members of the Group’s Management Committee.
The net obligation in respect of defined benefit pension that is calculated by estimating the amount of future benefit that employees have earned under the applicable collective agreement is recorded in the balance sheet. The impact of the change in actuarial assumptions is recognized in the income statement when it occurs.
The Company has no significant commitments to provide other post-retirement benefits such as medical costs and life insurance to employees.
Provisions for risks and charges
An estimated loss from a contingency is charged to income if it is probable that a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure is made for contingencies not meeting both theses conditions if there is reasonable possibility that a loss may be incurred. The Company records provisions for future foreseeable losses on onerous contract.
No accruals are made for contingent gains.
NOTE 2 — SIGNIFICANT EVENTS
• Acquisition de Veritas
On September 4, 2006, CGG entered into a definitive merger agreement with Veritas to acquire Veritas in a part cash, part stock transaction. The merger was completed on January 12, 2007. The combined company was renamed “Compagnie Générale de Géophysique-Veritas,” abbreviated as “CGG Veritas”, and its ordinary shares are listed on both the Euronext Paris and the New York Stock Exchange (in the form of American Depositary Shares —(ADSs)).

English translation from the French
The trading symbol of CGG Veritas’ ordinary shares on Euronext Paris is “GA” and of its ADSs on the New York Stock Exchange is “CGV”.
At the merger closing date, and according to the formula set out in the merger agreement, the per share cash consideration to holders of Veritas stock was U.S.$85.50 and the per share stock consideration was 2.0097 CGG Veritas ADSs upon the election of Veritas’ shareholders.
Of the 40,420,483 shares of Veritas common stock outstanding as of the merger date (January 12, 2007), approximately:
•	33,004,041 of the shares, or 81.7%, had elected to receive cash,

•	5,788,701 of the shares, or 14.3%, had elected to receive CGG ADSs; and

•	1,627,741 of the shares, or 4.0%, did not make a valid election.
Stockholders electing cash received, on average, 0.9446 CGG Veritas’ ADSs and U.S.$45.32 in cash per share of Veritas common stock. Stockholders electing ADSs and stockholders making no valid election received 2.0097 CGG Veritas’ ADSs per share of Veritas common stock. In aggregate, approximately U.S.$1.5 billion and approximately 46.1 million shares represented by ADSs were paid to Veritas stockholders as merger consideration, leading to a capital increase of CGG of 9,211,643 new shares for a net amount of €1,369.7 million after issuing fees (€1.1 million). Besides, CGGV ADSs were delivered to the Veritas’ bondholders as they converted their bonds.
Based on a valuation of CGG Veritas’ ADS at U.S.$40.5 on January 12, 2007, the total consideration of the merger amounted to approximately €2.7 billion (U.S.$3.5 billion).
Total direct transaction costs related to the merger (including advisory fees and legal fees) amounted to €26.3 million (U.S.$34.6 million). Those transaction costs were recognized as expenses for an amount of €24.7 million and charged to the additional paid-in-capital related to the capital increase for an amount of €1.6 million.
The combination of CGG and Veritas creates a strong global pure play seismic company, offering a broad range of seismic services, and geophysical equipment, through Sercel, to the industry across all markets. The combined seismic services will operate the world’s leading seismic fleet with 20 vessels, including 14 high capacity 3D vessels, and land crews operating with equivalent capacity in both the Western and Eastern hemispheres. The multi-client services will benefit from two complementary, recent vintage, well positioned seismic data libraries. In data processing and imaging, CGG’s and Veritas’ respective positions will combine to create the industry reference.
On January 26, 2007, CGG Veritas realized a capital increase by issuing 108,723 new shares for a total amount of €16.7 million, as a consequence of the early conversion of U.S.$6.5 million of the U.S.$24.5 million convertible bonds reaming at Veritas DGC Inc. after the merger was finalized.
On February 9, 2007, a U.S.$600 million principal amount of Senior Notes was issued, consisting of:
—	an additional U.S.$200 million of its existing dollar-denominated 71/2% Senior Notes due 2015 issued in April 2005 and February 2006. The additional Notes have the same terms and conditions as the existing Notes and were issued under the same indenture and at a price of 100% of their principal amount.

—	a new offering of U.S.$400 million 73/4% Senior Notes due 2017. The Notes were issued at a price of 100% of their principal amount.
The total cash requirements related to the acquisition of Veritas DGC Inc. on January 12, 2007 were first financed by a secured Bridge Loan and a U.S.$1.0 billion secured Term Loan B with a maturity of 2014 (see note 11 and above). CGG Veritas used the net proceeds of the U.S.$600 million Senior Note offering to repay the bridge loan facility used to finance the merger between CGG and Veritas.

English translation from the French
On February 27, 2007, CGG Veritas realized a capital increase by issuing 301,079 new shares for a total amount of €49,5 million, as a consequence of the early conversion of U.S.$18.0 million of the U.S.$24.5 million convertible bonds remaining at Veritas DGC Inc. after the merger was finalized.
On February 23, 2007, all of the remaining convertible bonds at Veritas DGC Inc. were converted.
• Asset contribution
Until December 31, 2006, CGG Veritas exercised as a complete and autonomous branch of activity, land and marine seismic data acquisition, processing and interpretation and non-exclusive commercialization of seismic data (“Services activity”).
The CGG Veritas Group, of which CGG Services is member, wanted to carry out internal reorganization by transferring to CGG Services, a fully-owned subsidiary of the Group, the Services activity that was directly operated by CGG Veritas, the group’s parent company, through an asset contribution in a form of a spin-off.
To that purpose, and on a temporary basis, CGG Veritas and CGG Services entered into a lease management agreement under which CGG Veritas entrusted the business related to the Services activity to its subsidiary CGG Services starting from January 1, 2007.
The asset contribution of the Services activity by CGG Veritas to CGG Services was approved by the general meetings of CGG Veritas and CGG Services held on May 10, 2007. The asset contribution agreement dated March 30, 2007 stipulates that the contribution would concern the totality of the assets and liabilities underlying the Services activity and is effective for accounting and tax purposes from January 1, 2007.
As a consequence of the asset contribution effect, for accounting and tax purposes, retroactively from January 1, 2007, the results of all transactions related to the assets and liabilities underlying the contributed Services activity performed form the effective date of the asset contribution (January 1, 2007) until the date of execution (May 10, 2007) are exclusively to the benefit or detriment of CGG Services and considered to be performed by that company.
Pursuant to CRC Regulation N° 2004-01 dated May 4, 2004, to the extent that the internal restructuring involves two companies “under joint control”, the value of the assets and liabilities used for the asset contribution was the net book value as of December 31, 2006.
On that basis, the net asset value contributed by CGG Veritas to CGG Services, effective January 1, 2007, was valued at €19.7 million representing:
—	a total value of contributed assets of €116.9 million

—	a total value of contributed liabilities of €97.2 million

—	a net asset of €19.7 million as of January 1, 2007.
In payment to CGG Veritas for that contributed net asset, CGG Services realized a capital increase of €3.1 million nominal amount by issuing 2 500 000 new ordinary shares with a per value of €1.25 each.
• Offshore Hydrocarbon Mapping (« OHM »)
On July 17, 2007, we entered into strategic joint operating agreement with Offshore Hydrocarbon Mapping plc (“OHM”) under which both companies will work together to develop the Controlled Source ElectroMagnetic imaging activities (CSEM) and on seismic and CSEM integration opportunities. Subsequent to the approval by the shareholders of OHM, CGG Veritas acquired 6,395,571 shares of OHM for an amount of £15,349,370, representing 14.99% of OHM’s issued share capital. On October 15, 2007, we acquired an additional 80,695 shares for an amount of £193,668.

English translation from the French
• Eastern Echo Holding plc
On November 12, 2007, we acquired 30,900,000 million shares of Eastern Echo Holding plc (ECHO NO) for a total consideration of NOK430.8 million (approximately €55.1 million). On November 23, 2007, further the cash offer launched by Schlumberger BV on November 16, 2007, the Group tendered its shares of Eastern Echo to Schlumberger BV at price of NOK 15 per share.
NOTE 3 — TRADE ACCOUNTS AND NOTES RECEIVABLE

	December
	2007	2006
	(in millions of €)
Trade accounts and notes receivable	11.5	52.2
Accounts receivable – completion method	0.3	5.9
Customers invoiceable	2.2	5.9
Allowance – trade accounts receivable	—	(1.4)

Total accounts and notes receivable – net value	14.0	62.6

Of which : more than one year maturity	—	—

Changes in valuation allowance for trade accounts and note receivables are as follows:

December 31, 2006	Transfer of business	Additions	Deductions	December 31, 2007
1.4	(1.4)	—	—	—
Customers are generally large national or international oil and gas companies, which management believes reduces potential credit risk.
The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Credit losses have not been material for the year ended December 31, 2007 and amounted for 0.5 M€ for the year ended December 31, 2006.
Recoverable costs and accrued profit not billed comprise amounts of revenue recognized under the percentage of completion method on contracts for which billings had not been presented to the contract owners. Such unbilled accounts receivable are generally billed over the 30 or 60 days following the project commencement.
NOTE 4 — INVENTORIES AND WORK IN PROGRESS

	December 31,
	2007			2006
		Valuation
	Cost	allowance	Net	Net
		(in millions of €)
Geophysical services

— Consumables and spares parts	—	—	—	4.8

— Merchandise	—	—	—	0.2

Inventories and work in progress	—	—	—	5.0

English translation from the French
NOTE 5 — INVESTMENTS IN AFFILIATES AND OTHER INVESTMENTS
The variation of investments is as follows:

	December 31,
	2007	2006
	(in millions of €)
Balance at beginning of period	438.8	408.4

Acquisitions of investments	1,607.5	34.0
Sales of investments	(72.4)	(16.6)
Movements in valuation allowance	(26.9)	13.0

Net book value of investments	1 947.0	438.8

Other investments	5.7	5.6

Balance at end of period	1,952.7	444.4

« Other investments » include loans considered as a complement of shareholding, corresponding to the Tax integration of CGG Marine Resources Norge in the Norwegian Tax Group.
The detail of net investments by companies, is as follows:

	December 31,
	2007	2006
	(in millions of €)
Argas	4.3	4.3
CGG Americas	85.6	85.6
CGG Ardiseis	14.6	15.7
CGG Canada Services ltd	35.5	0.7
CGG Do Brasil	2.7	2.2
CGG Marine Resources Norge	50.9	60.4
CGG Services	57.8	57.7
CGG Veritas Services Inc.	1,436.9	—
CMG	7.0	11.7
Exgeo	3.7	1.8
Exploration Resources ASA	200.1	162.1
Geoco	0.2	0.2
Geomar	0.6	5.6
Offshore Hydrocarbon Mapping Plc	16.4	—
PECC Ltd.	0.9	0.9
Sercel Holding	28.4	28.4
Sercel SA	0.4	0.4
Other companies	1.0	1.1

Net investments	1,947.0	438.8

Financial key figures related to main subsidiaries as of December 31, 2007 are as follows:

English translation from the French

		Shareholders’
		equity before		Net income for
		net income	% of	the last period
Subsidiaries	Currency	(in currency)	shareholding	(in currency)
	(in millions of € or in millions of local currency)
CGG Americas	USD	196.9	100.0	46.3
CGG Marine Resources Norge	NOK	531.1	100.0	132.2
CGG Services	EUR	86.2	100.0	(26.6)
CGG Veritas Services Inc.	USD	144.3	100.0	118.8
Exploration Resources ASA	NOK	329.9	69.7	33.6
Sercel Holding	EUR	137.0	100.0	41.0

1€ = 1.4721 USD
1€ = 7.958 NOK
The change in investments value mainly correspond to the following operations:
—	Subscription of CGG Veritas Services Inc. capital for 1,436.9 M€ as a result of the issuance of 9,211,643 new CGG Veritas ordinary shares delivered to former holders of Veritas stock for 1,370.7 M€ and the issuance of 409,802 new CGG Veritas ordinary shares delivered to Veritas’ convertible bondholders that converted their bonds for 66.2 M€ (see note 2);

—	Increase of shareholding in CGG Services S.A. related to the transfer of business for 19.7 M€ (see note 2);

—	Subscription of CGG Canada Services Ltd capital increase for 34.9 M€;

—	Purchase to CGG Americas of 1,000,000 shares of Exploration Resources ASA for 38.0 M€ ;

—	Acquisition of 6,476,266 shares of Offshore Hydrocarbon Mapping plc for 22.9 M€ ;

—	Capital decrease in CMG for 12.2 M€ ;

—	Capital decrease in Geomar for 5.1 M€ ;

—	Acquisition, on November 14, 2007, of 30,900,000 shares of the Eastern Echo Holding plc for 55.1 M€. These shares have been tendered on December 11, 2007 for 57.9 M€ ;

—	Net addition in valuation allowance for Investments for 27.0 M€.
The variation in valuation allowance for Investments is as follows:

December 31, 2006	Additions	Deductions	December 31, 2007
111.9	36.8	(9.8)	138.9
NOTE 6 — PROPERTY, PLAN AND EQUIPMENT

	December 31,
	2007			2006
		Accum.			Accum.
	Gross	deprec.	Net	Gross	deprec.	Net
	(in millions of €)
Land	1.1	—	1.1	1.1	—	1.1
Buildings	17.5	(6.9)	10.6	19.9	(7.6)	12.3
Machinery and equipment	0.1	NS	0.1	114.7	(100.5)	14.2
Vehicles	—	—	—	18.4	(16.0)	2.4
Other tangible assets	3.1	(2.1)	1.0	18.5	(14.0)	4.5
Assets under construction	0.1	—	0.1	0.8	—	0.8
Advances to suppliers	—	—	—	0.1	—	0.1

Property, plan and equipment	21.9	(9.0)	12.9	173.5	(138.1)	35.4

English translation from the French
     The variation of the period for tangible assets is as follows:

	December 31,	Transfer of			December 31,
	2006	business	Acquisitions	Disposals	2007
Gross value	173.5	(154.1)	3.0	(0.5)	21.9
Accumulated depreciation	(138.1)	129.7	(0.6)	—	(9.0)

Tangible assets — Net value	35.4	(24.4)	2.4	(0.5)	12.9

Property, plant and equipment under capital lease not included in fixed assets are as follows:

	December 31,
	2007			2006
		Accum.			Accum.
	Gross	deprec.	Net	Gross	deprec.	Net
	(in millions of €)
Land and buildings	—	—	—	—	—	—
Geophysical equipment	—	—	—	3.3	(3.2)	0.1

Total capital lease	—	—	—	3.3	(3.2)	0.1

NOTE 7 — INTANGIBLE ASSETS

	December 31,
	2007			2006
		Accum.			Accum.
	Gross	deprec.	Net	Gross	deprec.	Net
	(in millions of €)
Non exclusive surveys	—	—	—	121.2	(119.6)	1.6
Softwares	—	—	—	20.1	(15.0)	5.1
Other intangible assets	—	—	—	0.3	—	0.3

Intangible assets	—	—	—	141.6	(134.6)	7.0

The variation of the period for intangible assets is as follows:

	December 31,	Transfer of			December 31,
	2006	business	Acquisitions	Disposals	2007
Gross value	141.6	(141.6)	—	—	—
Accumulated depreciation	(134.6)	134.6	—	—	—

Tangible assets — Net value	7.0	(7.0)	—	—	—

NOTE 8 — COMMON STOCK AND STOCK OPTIONS PLANS
The Company’s share capital as of December 31, 2007 consisted of 27,450,758 shares, each with a nominal value of €2.
Ordinary shares registered held for more than two years give a double voting right.
Rights to dividend
Dividends may be distributed from the statutory retained earnings, subject to the requirements of French law and the Company’s articles of incorporation. Retained earnings available for distribution amounted to €1,824 million at December 31, 2007 and are presented as follows :

English translation from the French
—	Loss for the period : (55.1) M€

—	Retained earnings brought forward : 52.6 M€

—	Other reserves : 6.4 M€

—	Additional paid-in capital : 1,820.1 M€
Issued Shares
In 2007, CGG Veritas S.A. issued 9,852,870 fully paid shares related to the following operations:
—	9,207,570 ordinary shares (out of which 4,202 shares were subsequently cancelled since they had been issued in excess of merger consideration) at a stock price of €148.8, delivered on January 10, 2007 as merger consideration to former holders of Veritas stock (net amount of 1,368.4 M€ after issuing fees of 1.1 M€);

—	8,275 additional ordinary shares at a stock price of €151.2 delivered on January 18, 2007 as merger consideration to former holders of Veritas stock, representing a total amount of 1.3 M€;

—	108,723 ordinary shares at a stock price of €153.3 delivered on January 26, 2007 to Veritas’ convertible bondholders that converted their bonds, representing a total amount of 16.7 M€;

—	301,079 ordinary shares at a stock price of €164.38 delivered on February 26, 2007 to Veritas’ convertible bondholders that converted their bonds, representing a total amount of 49.5 M€;

—	32,394 fully paid shares related to stock options exercised at a price of €45.83 representing 1.5 M€;

—	71,898 fully paid shares related to stock options exercised at a price of €65.39 representing 4.7 M€;

—	43,197 fully paid shares related to stock options exercised at a price of €39.92 representing 1.7 M€;

—	83,936 fully paid shares related to stock options exercised at a price of €14.53 representing 1.2 M€;
Changes in shareholder’s equity

		Allocation	Net
	December	net income	income	Capital	Transfer of	Other	December
	31, 2006	2006	2007	increase	business	movements	31, 2007
	(in millions of €)
Share capital	35.2			19.7			54.9
Additional paid-in capital	394.9			1,425.2			1,820.1
Re-evaluation reserve	0.2						0.2
Legal reserve	2.9	0.6					3.5
Regulated reserve	—						—
Other reserves	6.6					(0.2)	6.4
Reserve not available for distribution (1)	0.1					0.2	0.3
Retained earning brought forward	22.6	30.0					52.6
Net income (loss)	30.6	(30.6)	(55.1)				(55.1)
Regulated provisions	6.9				(6.2)		0.7

Total shareholders’ equity	500.0	—	(55.1)	1,444.9	(6.2)	—	1,883.6

(1)	The item “Reserves not available for distribution” corresponds to the maximum amounts that would be used for capital increase as a result of May 11, 2006 and 23 March , 2007 performance shares for which decision dates of allocation are May 11, 2008 and March 23, 2009, respectively.

English translation from the French
Stock options
Pursuant to various resolutions adopted by the Board of Directors, the Group has granted options to purchase Ordinary Shares to certain employees, executive officers and directors of the Group.
A summary of the Company’s stock option activity, and related information for the three years ended December 31 follows:

	2007		2006		2005
		Weighted		Weighted		Weighted
		average		average		average
	Number of	exercise	Number of	exercise	Number of	exercise
	options	price	options	price	options	price
	(weighted average exercise price in euro)
Outstanding-beginning of year	650,797	67.96€	691,939	43.63€	809,050	48.95€
Granted	261,750	151.98€	202,500	131.26€	—	—
Adjustments following the capital increase	—	—	—	—	57,917	43.49€
Exercised	(231,425)	39.45€	(241,294)	51.50€	(152,834)	53.86€
Forfeited	(19,922)	134.69€	(2,348)	48.36€	(22,194)	55.61€

Outstanding-end of year	661,200	109.19€	650,797	67.96€	691,939	43.63€
Exercisable-end of year	215,587	39.50€	379,307	42.21€	376,631	58.89€
Exercise prices for outstanding options at December 31, 2007 are included between €14.53 and €151.98. Their weighted average remaining duration is 3.4 years.
Performance shares
The General Shareholders’ Meeting dated May 11, 2006 authorized the Board of Directors to implement a plan of allocation of performance shares. The maximum number of performance shares that may be allocated is 53,200 shares, out of which, 13,100 may be allocated to the executive managers of the Group.
Performance shares are allocated according to the following plan:
—	Period of acquisition of the rights for allocation and realization of the conditions
Shares will be issued from May 11, 2008 if the realization of the conditions mentioned below has been enacted by the Board of Directors.
—	General conditions of allocation
The beneficiaries would be allocated the shares, after the two-year acquisition period had expired, only if each beneficiary still has a valid employment contract with CGG or one of its subsidiaries (except specific conditions) at the date the two-year acquisition period expires and if the conditions of allocation are met.
—	Other conditions of allocations — Performance conditions
The Board of Directors also defined two general performance conditions of the Group based on:
•	the Group average consolidated net income per share over the year ended December 31, 2006 and 2007.

•	the average yearly return before tax on capital employed over the year ended December 31, 2006 and 2007 of either the Group, the Services segment, or the Equipment segment, according to which segment the beneficiary belongs to when an strategic acquisition increases by 25% the consolidated revenues; this condition, pursuant to the plan, is no longer applicable.
Performance conditions were met for the years ended December 31, 2007 and 2006.

English translation from the French
—	Holding Period of the allocated shares
Once allocated, the shares may not be sold for two years from the date of the actual allocation.
Additionally to our 2006 performance share allocation plan, the Board of Directors implemented, on March 23, 2007, a performance share allocation plan. The maximum number of performance shares that may be allocated is 81,750 shares, out of which 13,500 may be allocated to the executive officers. Performance shares are allocated according to the following conditions:
•	If the realization of the performance conditions described below has been enacted by the Board of Directors shares will be issued on the latest of the two following dates : March 23, 2009 or the date of the General Shareholders’ meeting approving the financial statements for the year ended December 31, 2008.

•	The beneficiaries would be allocated the shares only if such beneficiary still has a valid employment contract with CGG Veritas or one of its subsidiaries (subject to specific conditions) at the date the two-year acquisition period expires and if the conditions of allocation are met.

•	The Board of Directors defined two general performance conditions based on the Group’s average consolidated net income per share for the year ended December 31, 2007 and 2008 and the average yearly return before tax on capital employed for the year ended December 31, 2007 and 2008 of either CGG Veritas, the Services segment, or the Equipment segment, according to the segment to which the beneficiary belongs.

•	Once allocated, the shares may not be sold for a two years conservation period from the date of the actual allocation.
NOTE 9 — TAX-DRIVEN RESERVES
The tax-driven reserves are detailed as follows:

	December 31,
	2006	Addition	Deduction	2007
	(in millions of €)
Price increase	0.2	—	(0.2)	—
Regulated depreciation	6.1	0.5	(6.5)	0.1
Article 40 depreciation	0.6	—	—	0.6

Tax-driven provisions	6.9	0.5	(6.7)	0.7

A deduction of regulated depreciation for 6.1 M€, related to Fixed assets transferred to CGG Services in the transfer of business, has been recognized.
NOTE 10 — PROVISIONS
Detail of provisions is as follows:

	December 31,
	2007	2006
	(in millions of €)
Litigations	—	1.0
Exchange losses	6.6	13.0
Restructuring costs	0.2	0.3
Others contingencies	0.1	0.2

Total short-term provisions	6.9	14.5

Retirement indemnity	7.8	6.2

Total long-term provisions	7.8	6.2

English translation from the French

	December 31,
	2007	2006
	(in millions of €)
Total provisions for risks, contingencies and charges	14.7	20.7

The key assumptions used in estimating the Company’s retirement obligations are :
—	discount rate : 5.25% in 2007 et 4.5% in 2006

—	average rate of increase in future compensation : 3% in 2007 et 3% in 2006

—	age of retirement : 65 years
Following changes related to retirement indemnity introduced during 2007, the impact corresponding to unrecognized prior service costs was estimated at 1.1M€. Prior service costs are amortized over the average remaining period.
The unamortized prior service costs related to the supplemental retirement plan for the members of the Group’s management committee amounted to 1.8M€ as of December 31, 2007.
Variation of provisions is as follows:

	December	Transfer of		Deductions	Deductions	December
	31, 2006	Business	Additions	(used)	(non used)	31, 2007
	(in millions of €)
Litigations	1.0	(1.0)	—	—	—	—
Exchange losses	13.0	(1.8)	6.6	(11.2)	—	6.6
Onerous contracts	—	—	—	—	—	—
Restructuring costs	0.3	—	—	(0.1)	—	0.2
Other contingencies	0.2	(0.2)	0.1	—	—	0.1

Total short-term provisions	14.5	(3.0)	6.7	(11.3)	—	6.9

Retirement indemnity	6.2	(5.8)	7.4	—	—	7.8
Customers guarantee	—	—	—	—	—	—

Total long-term provisions	6.2	(5.8)	7.4	—	—	7.8

Total provisions for litigations, risks and contingencies	20.7	(8.8)	14.1	(11.3)	—	14.7

Detail of additions and deductions by sector is as follows :

	Additions	Deductions
	(in millions of €)
Operating income	7.4	(0.1)
Financial income	6.6	(11.2)
Extraordinary income	0.1	—

Total	14.1	(11.3)

NOTE 11 — FINANCIAL DEBT
Analysis of financial debt by type is as follows:

	December 31,			December 31,
	2007			2006
	Total	- 1 year	+ 1 year	Total	- 1 year	+ 1 year
	(in millions of €)
Outstanding bonds	631.8	—	631.8	250.6	—	250.6
R&D subsidies	—	—	—	5.4	2.5	2.9
Bank overdrafts	2.9	2.9	—	1.8	1.8	—
Accrued interest	6.0	6.0	—	2.3	2.3	—

Total financial debt	640.7	8.9	631.8	260.1	6.6	253.5

English translation from the French
Capital lease agreements, which are not included in the precedent table, are as follows:

	December 31,			December 31,
	2007			2006
	Total	- 1 year	+ 1 year	Total	- 1 year	+ 1 year
	(in millions of €)
Capital lease agreements	—	—	—	0.1	0.1	—

• High Yield bonds (7 1/2% Senior Notes, maturity 2015)
On April 28, 2005, we issued U.S.$165 million of 7 1/2% Senior Notes due 2015. The net proceeds were used to redeem and pay accrued interest on all U.S.$150 million outstanding aggregate principal of our existing 10 5/8% Senior Notes due 2007, on May 31, 2005. These notes were guaranteed on a senior basis by certain subsidiaries. This issuance has not been subjet to a public offering in France, but has been made in compliance with the Rule 144A and the Regulation S of the US Securities Act of 1933.
Those bonds include some covenants, specifically on additional indebtedness subscriptions, pledge arrangements, sale and lease-back transactions, issuance and sale of equity instruments and dividends payments by certain subsidiaries of the Group.
In addition, the ratio of EBITDAS to gross interest expenses has to be equal to or greater than 3.
Guarantors for these bonds are the following subsidiaries of CGG-Veritas S.A. : CGG Americas Inc., CGG Canada Services Ltd, CGG Marine Resources Norge AS, Sercel Australia Pty Ltd, Sercel Canada Ltd and Sercel Inc.
• High Yield bonds — Additional notes (7 1/2% Senior Notes, maturity 2015)
On February 3, 2006, we issued an additional U.S.$165 million principal amount of our dollar-denominated 7 1/2% Senior Notes due 2015 issued in April 2005 in a private placement with certain eligible investors. The notes were issued at a price of 103 1/4% of their principal amount, resulting in a Yield-to-Worst of 6.9%.
The net proceeds from the notes were used on February 10, 2006 to repay the U.S.$140.3 million remaining outstanding under our U.S.$375 million bridge credit facility used to finance the acquisition of Exploration Resources.
• High Yield bonds — Additional notes (7 1/2% Senior Notes, maturity 2015)
On February 9, 2007, we issued an additional U.S.$200 million in aggregate principal amount of 7 1/2% senior notes due 2015. These notes were guaranteed on a senior basis by certain of our subsidiaries. The notes are listed on the Euro MTF market of the Luxembourg Stock Exchange.
We used the net proceeds from the notes to repay one part of U.S.$700 million outstanding under the bridge loan facility used to finance Veritas acquisition.
• High Yield bonds — Additional notes (7 3/4% Senior Notes, maturity 2017)
On February 9, 2007, we issued U.S.$400 million of 7 3/4% Senior Notes due 2017. These notes were guaranteed on a senior basis by certain of our subsidiaries. The notes are listed on the Euro MTF market of the Luxembourg Stock Exchange.
We used the net proceeds from the notes to repay one part of U.S.$700 million outstanding under the bridge loan facility used to finance Veritas acquisition.

English translation from the French
Syndicated credit facility (U.S$60 million — maturity 2007)
On March 12, 2004, the Company and its subsidaries CGG Marine and Sercel signed a revolving credit facility agreement of U.S.$60 million with banks and financial institutions acting as lenders. The purpose of this agreement was notably to replace the multi-currency facility agreement dated September 15, 1999 as amended on August 31, 2000, which was cancelled.
This credit facility agreement requires that certain ratios should be respected. Those ratios were modified when the U.S.$375 million credit facility agreement was signed on September 1, 2005 (see above), by a waiver dated August 31, 2005 and approved by the lenders. The new ratios to be respected, calculated from consolidated financial statements of the Group are the followings:
(a) the ratio of net debt over equity should not exceed 2.50;
(b) the ratio of net debt over Adjusted EBITDA (ORBDA) should not exceed (i) 2.00 on the 12-month periods preceding December 31, 2003, June 30, 2004 and December 31, 2004, (ii) 1.75 on the 12-month periods preceding June 30, 2005, (iii) 2.50 on the 12-month period preceding December 31, 2005 and (iv) 2.00 on the following 12-month periods; and
(c) the ratio of net debt (in USD at closing rate) over cash-flow from operations on a rolling 12-month period calculated at average rate of the period should not exceed (i) 4.00 on the 12-month periods ending December 31, 2003 and June 30, 2004, (ii) 3.75 on the 12-month periods ending December 31, 2004, (iii) 3.50 on the 12-month period ending June 30, 2005, (iv) 3.00 on the following 12-month periods after December 31, 2005.
The lenders were granted a lien on the accounts receivable of CGG, CGG Marine and Sercel S.A. The facility has a term of three years until March 11, 2007 and has been amortized for one third at March 11, 2006, and for two thirds at September 11, 2006.
This facility was cancelled on January 10, 2007.
U.S.$200 million Revolving Credit Agreement
On February 7, 2007, CGG Veritas entered into a U.S.$200 million revolving credit agreement with administrative and collateral agent. The proceeds of this revolving credit agreement may be used for the general corporate purposes of the borrower.
This credit facility agreement requires that certain ratios should be respected. The new ratios to be respected, calculated from consolidated financial statements of the Group are the followings:
(a)	the ratio of EBITDA, excluding capital expidenditures, over total interest charges should not be below (i) 1.50 on the 12-month periods preceding December 31, 2007, (ii) 1.75 on the 12-month periods preceding Dcember 31, 2008, (iii) 2.50 on the 12-month period preceding December 31, 2009 and (iv) 2.50 on the following 12-month periods; and

(b)	the ratio of net debt (in USD at closing rate) over EBITDA on a rolling 12-month period calculated at closing rate of the period should not exceed (i) 2.50 on the 12-month periods preceding December 31, 2007 (ii) 2.00 on the 12-month periods preceding December 31, 2008, (iii) 1.75 on the 12-month period preceding December 31, 2009, (iv) 1.50 on the following 12-month periods.
All those covenants were complied with December 31, 2007.
As of December 31, 2007, this facility was undrawn.

English translation from the French
Analysis by currency

	December 31,
	2007	2006
	(in millions of €)
Euro	—	—
U.S. dollar	631.8	250.6
Other currencies	—	—

Total	631.8	250.6
Of which : less than one year maturity	—	—

Total long-term debt	631.8	250.6

Analysis by maturity

2007
(in millions of €)
2008	—
2009	—
2010	—
After	631.8

Total	631.8

Analysis by interest rate

2007
(in millions of €)
Variable rates :	—
Fixed rates : average rate of 7,61%	631.8

Total	631.8

The weighted average interest rate on bank overdrafts was 6.0 % as of December 31, 2007.
As of December 31, 2007, the Company had 1.9 M€ available in unused short-term credit lines and overdraft facilities and 135.9 M€ in unused long-term credit lines.
NOTE 12 — CURRENT LIABILITIES
“Trade accounts and note payables” are 30.5 M€ as of December 31, 2007, including 8.6 M€ as “Not received invoices”.
Detail of “Taxes and payroll costs” is as follows:

	December 31,
	2007	2006
	(in millions of €)
Personnel and related accounts	5.5	30.6
Income tax payable	6.2	5.7
VAT and other taxes	0.6	7.1
Restructuring costs	—	0.2

Total Tax payable and payroll costs	12.3	43.6

Total long-term debt	631.8	250.6

“Personnel and related accounts” and “VAT and other taxes” include accruals respectively for 4.7 M€ and 0.1 M€.

English translation from the French
“Other current liabilities” are mainly related to Cash advances received from other companies of the Group for 227.7 M€ as of December 31, 2007 and 144.9 M€ as of December 31, 2006.
NOTE 13 — ADJUSTMENT ACCOUNTS
Asset adjustment accounts
Detail of Asset adjustment accounts is as follows:

	December 31,
	2007	2006
	(in millions of €)
Prepaid rent	—	0.9
Prepaid financing fees related to Veritas acquisition	—	1.1
Prepaid revolving credit fees	1.2	—
Prepaid supplemental pension plan	2.0	—
Prepaid maintenance	—	0.8
Prepaid insurance fees	0.1	0.2
Other miscellaneous expenses	0.2	0.5

Total prepaid expenses	3.5	3.5

Deferred expenditures on borrowings to be amortized	3.6	4.1
Unrealized exchange losses	64.4	13.0

Conversion differences — assets	64.4	13.0

Asset adjustment accounts	71.5	20.6

Liability adjustment accounts
Detail of Liability adjustment accounts is as follows:

	December 31,
	2007	2006
	(in millions of €)
Deferred income	4.7	3.4

Total deferred income	4.7	3.4

Unrealized exchange gains	100.8	14.6

Conversion differences — liabilities	100.8	14.6

Liability adjustment accounts	105.5	18.0

The maturity for all these assets and liabilities is less than one year, excepted for prepaid revolving credit fees and deferred expenditures on borrowings to be amortized. The maturity for prepaid revolving credit fees is 2012. The maturity for deferred expenditures on borrowings is 2015. Short-term part amounted to 0.8 M€.
Unrealized exchange losses and gains mainly result from fluctuations in U.S. dollar exchange rate and exchange gains related to issued bonds in U.S. dollar.
« Conversion differences — assets » mainly correspond to an unrealized exchange loss related financial loans to other companies in the Group for 54.7 M€.
Increase in « Conversion differences — liabilities » is principally due to the unrealized exchange gain related to High Yield bonds — maturity 2015 and 2017 — for 97.1 M€.
NOTE 14 — FINANCIAL INSTRUMENTS
Foreign currency risk management

English translation from the French
Since January 1, 2007, operational activities have been transferred to CGG Services S.A., reducing the sensitivity of euro / U.S. dollar exchange rate fluctuations. In order to mitigate the exposure, a substantial part of the financial debt is denominated in U.S. dollar. As of December 31, 2007, long-term debt denominated in U.S. dollar amounted to 930 M$.
The company may enter into various contracts to hedge the foreign currency exposure. This foreign currency risk management strategy has enabled us to reduce, but not eliminate, the positive or negative effects of exchange movements with respect to these currencies.
As of December 31, 2007, no hedging contract was included in the financial statements. Forward currency exchange contracts are hedging instruments. No unrealized gain or loss is recognized at the balance sheet but at the moment of the execution of the forward sales contract.
Fair value information
The carrying amounts and fair values of the Company’s financial instruments are as follows:

	2007
	Carrying	Fair
	Amount	Value
	(in millions of €)
Cash and cash equivalents	112.2	112.2
Bank overdrafts	2.9	2.9
Outstanding bonds and bank loans :
— Variable rate	—	—
— Fixed rate	631.7	1,024.1
Forward currency exchange contracts	—	—
The Company considers the carrying value for loans receivable and other investments, trade accounts and notes receivable, other receivables, trade accounts and notes payable and other current liabilities to be the most representative estimate of fair value.
For variable-rate bank loans, vendor equipment financing and the shareholder loans, fair market values approximate carrying values.
The market value of forward sales is assessed based on forward rates, available on the financial markets for similar maturities.
As of December 31, 2007, cash equivalents amounted to 64.4 M€ and were detailed as follows:
—	8.4 M€ related to 42,769 own shares held. There is an existing liquidity contract with Chevreux Company, authorized by the French Market Authority (A.M.F.). No valuation allowance has been recognized for these own shares. In 2007, the Company has acquired and tendered respectively 1,492,282 and 1,449,513 own shares. Part of those transactions were made by Rothschild pursuant to the liquidity contract that was cancelled mid-July 2007.

—	15.9 M€ related to 771 parts of Cash equivalents “SICAV” included in a liquidity contract with Chevreux Company. No valuation allowance has been recognized for these.

—	40.1 M€ related to 249 parts of Cash equivalents « SICAV » and 2,500 parts of Cash equivalents « FCP ». No valuation allowance has been recognized for these.

English translation from the French
NOTE 15 — CONTRACTUAL OBLIGATIONS. COMMITMENTS AND CONTINGENCIES
As of December 31, 2007, long-term agreement obligations for the Company amount to 0.1 M€ and are related to the rental of computer equipment. The maturity of these contracts is 2008.
Other lease agreements relate primarily to operating leases for offices, computer equipment and other items of personal property.
Rental expense was not significant in 2007 and 0.8 M€ in 2006.
The following table presents commitments in future periods relating to contractual obligations as of December 31, 2007:

	Capital lease	Operating
	obligations	leases
	(in millions of €)
2008	—	1.0
2009	—	1.1
2010	—	1.1
2011	—	1.1
After	—	3.7

Total future lease obligations	—	8.0

Legal proceedings, claims and other contingencies
The Company is a defendant in a number of legal proceedings arising in the ordinary course of business and has various unresolved claims pending. The outcome of these lawsuits and claims is not known at this time. The Company believes that the resulting liability, if any, net of amounts recoverable from insurance or other sources will not have a material adverse effect on its consolidated results of operations, financial position or cash flows.
The Company has been sued by Parexpro (Portugal), for termination without cause of employment agreements and solicitation of a significant number of highly qualified staff in the field of reservoir evaluation, misappropriation of confidential information and documentation, clients, and loss of profits resulting there from. In October 2003, the Lisbon Commercial Court declared itself unqualified to give a decision on this issue. The company Parexpro appeals on this decision. In May 2005, Lisbon Appeal Court confirmed the decision of Lisbon Commercial Court and, in July 11, 2005, Parexpro introduced a new assignation on the Lisbon Civil Court, targeting the same persons and companies on the same basis. This new action is currently being processed by Lisbon Civil Court.
The Company does not expect this claim to have any material impact on the Company’s results of operation, financial position, or cash flows.
Based on our knowledge, there was no new claim during the last twelve months that had or could have significant impact on Company’s results of operation, financial position, or profitability.
Other commitments
Outstanding commitments as of December 31, 2007 include the following:

	2007	2006
	(in millions of €)
— Guarantees issued in favor of clients(a)	288.7	146.4
— Guarantees issued in favor of banks(b)	71.5	21.8
— Other guarantees(c)	36.3	23.1

— Total	396.5	191.3

English translation from the French

(a)	Guarantees issued in favor of clients relate mainly to guarantees issued by the Company to support bids made at the subsidiaries level.

(b)	Guarantees issued in favor of banks related mainly to guarantees issued by the Company to support credit facilities made at the subsidiaries level, and particularly CGG Veritas Services Inc. for its cash-polling needs.

(c)	Other guarantees relate primarily to guarantees issued by the Company on behalf of subsidiaries and affiliated companies in favor of customs or other governmental administrations.
In 2007, CGG Veritas and Eidesvik Offshore entered into agreements for the supply of two large seismic vessels to be newly built with a total contract value of U.S.$377 million. These vessels will be delivered in 2010 under 12-year time charter agreements.
In addition, the Company’s agreements for the disposal of certain activities contain customary, reciprocal warranties and indemnities.
The Company has no off-balance sheet obligations under applicable accounting regulation that are not described above.
NOTE 16 — SYNTHESIS OF CONTRACTUAL OBLIGATIONS AND COMMITMENTS
The following tables are related to information included in Notes 11 and 15 of this document.

		Payments due by period
Contractual obligations	Total	- 1 year	1 to 5 years	+ 5 years
	(in millions of €)
Long-term debt obligations	631.8	—	—	631.8
Capital lease obligations	—	—	—	—
Operating lease obligations	8.0	1.1	4.3	2.6
Other obligations	—	—	—	—

Total	639.8	1.1	4.3	634.4

		Commitments by period
Other commitments	Total	- 1 year	1 to 5 years	+ 5 years
	(in millions of €)
Guarantees issued in favor of banks	71.5	19.7	2.7	49.1
Guarantees issued in favor of clients	288.7	282.3	6.4	—
Other guarantees	36.3	36.3	—	—

Total	396.5	338.3	9.1	49.1

NOTE 17 — OPERATING REVENUES
Analysis of operating revenues by geographic area is as follows :

		Rest of	Asia
	France	Europe	Pacific	Africa	Americas	Total
	(in millions of €)
2007	6.5	0.5	1.2	14.4	12.4	35.0
2006	11.1	23.7	62.2	100.1	66.3	263.4

English translation from the French
Analysis of operating revenues by activity area is as follows :

	Land	Processing	Offshore	Miscellaneous	Total
	(En millions d’€)
2007	16.6	5.0	6.6	6.8	35.0
2006	107.9	88.4	65.2	1.9	263.4
NOTE 18 — RESEARCH AND DEVELOPMENT EXPENSES
Analysis of research and development expenses is as follows:

	December 31,
	2007	2006
	(in millions of €)
Research and development costs	—	(13.6)
Government grants recognized in income	—	1.7

Research and development costs — net	—	(11.9)

NOTE 19 — EXPENSES RECLASSIFIED OR TRANSFERRED
As of December 31, 2007, expenses reclassified or transferred amounted to 22.2 M€. This essentially includes the issuing fees related to the financing of the VERITAS DGC Inc. acquisition.
NOTE 20 — FINANCIAL INCOME (LOSS)

	December 31,
	2007	2006
	(in millions of €)
Interest expenses related to financial debt	(51.9)	(19.1)
Premium paid for the early conversion of the convertible bonds	—	(1.6)
Interests on cash advances received	(8.3)	(4.4)
Interests on cash advances paid	9.3	5.4
Dividends	44.9	25.5
Interests on financial loans to affiliates	40.5	10.5
Income provided by cash and cash equivalents	4.8	2.8
Change in allowances on investments	(33.7)	13.0
Change in allowances on financial loans to affiliates	(0.4)	(3.2)
Change in allowances on other financial assets	—	0.1
Change in provision for exchange loss	4.6	5.8
Exchange gains (loss)	(21.4)	(11.1)
Miscellaneous	0.6	0.9

Financial income (loss)	(11.0)	24.6

NOTE 21 — EXTRAORDINARY INCOME (LOSS)

	December 31,
	2007	2006
	(in millions of €)
Costs related to supplemental pension plan	(0.2)	(1.4)
Waive of debt subsidiary Exgeo	—	(3.7)
Grant accorded to subsidiary Exgeo	—	(0.5)
French salaries litigations	—	(0.5)
Tax driven reserves and depreciations	6.2	1.3

English translation from the French

	December 31,
	2007	2006
	(in millions of €)
Gains (losses) on disposals of assets	2.7	11.8
Gains (losses) on own shares	1.7	0.8
Miscellaneous	(0.3)	—

Extraordinary income	10.1	7.8

“Gain on disposals of assets” included primarily a gain of €2.8 million on the disposal of Eastern Echo shares.
NOTE 22 — INCOME TAX
Income taxes consists of:

	December 31,
	2007	2006
	(in millions of €)
France
• Current income tax expense CGG-Veritas SA	(1.8)	(0.5)
• Income tax expense from French Tax Group	(31.9)	(30.9)
• Income tax income from French Tax Group	58.5	39.3
• Use of carry-forward losses	—	28.9
• Research credit Tax	—	1.2
• Use of carry-back losses	—	0.5
• Provision for use of carry-forward losses CGG Services SA	(10.7)	(9.1)

	14.1	29.4

Foreign countries
• Current income tax expense	(0.3)	(7.5)
• Exchange gains (losses)	0.1	0.6

	(0.2)	(6.9)

Total income tax	13.9	22.5

Following the asset contribution, effective January 1, 2007, CGG-Veritas SA is a Holding company taxable in France.
In accordance with the provisions of French tax law, the Company elected on January 1, 1991 to file a consolidated tax return for French subsidiaries in which the Company holds an interest of more than 95% from the beginning of the relevant year. Eeach subsidary in the French Tax Group calculates its own income tax expense as if it was not included in the Tax Group and pays it to CGG-Veritas SA. Without the impact of French Tax Group, net tax for the Company is an expense. The company also records provisions related to the carry-forward losses generated by its subsidiaries and used for the French Tax Group. Excluding the impact of the Fench tax Group, the income tax of the Company is an expense.
The deferred tax situation as of December 31, 2007 is as follows:

	Beginning period		Changes		End of period
Nature	Asset	Liability	Asset	Liability	Asset	Liability
	(in millions of €)
1. Differences (certain or probable)
a) Tax-driven provisions
• Tax driven depreciations		1.2	1.2
b) Temporary non-deductible expenses
• Retirement indemnity	2.0			1.0	1.0
• Investments acquisition fees			7.4		7.4

English translation from the French

	Beginning period		Changes		End of period
Nature	Asset	Liability	Asset	Liability	Asset	Liability
	(in millions of €)
• Provision for restructuring
• Unrecognized exchange gains and losses	0.7		14.4		15.1
• Provision for exchange losses	3.8			1.5	2.3
• Provisions related to subsidiaries in French Tax Group (Current)		0.5	0.7		0.2
• Other		0.1	0.5		0.4
Sub-Total	6.5	1.8	24.2	2.5	26.4

2. Items to offset
a) Carry-forward losses	—	—	—	—	—
b) Deferred depreciation	—	—	—	—	—
c) Carry-forward losses — available indefinitely	—	—	—	—	—
Sub-Total	—	—	—	—	—
Total	6.5	1.8	24.2	2.5	26.4

Since 2006, no carry-forward loss in France is available for the French Tax Group.
There is no tax audit in progress as of December 31, 2007.
NOTE 23 — PERSONNEL
The analysis of personnel is as follows:

	2007	2006
Personnel
— Engineers and executives	31	477
— Technical personnel	—	97
— Employees	3	555

Total personnel	34	1,129

Personnel used by CGG Veritas and employed by its subsidiaries	—	211
NOTE 24 — DIRECTORS AND EXECUTIVE COMMITTEE MEMBERS’ REMUNERATION
Total remuneration paid to the Board of Directors’ members in 2007 was €580.000.
Total remuneration paid to the Executive Committee Member’s of the Company in 2007 is €4,794,111.
NOTE 25 — RELATED PARTY TRANSACTIONS
Operating
The Company provides geophysical services to other companies of the CGG Veritas Group. Contracts associated with these services are concluded at arm’s length. Indeed, other companies of the Group provide to CGG-Veritas SA geophysical services.
Total expenses recognized during the year for these services amounted to 25.5 M€ whereas operating revenues were 14.7 M€.

	2007	2006
	(in millions of €)
Trade accounts and note receivables	22.6	43.0
Trade accounts and note payables	24.1	16.5

English translation from the French
Operating income

	2007	2006
	(in millions of €)
Net addition (deduction) of allowance on trade accounts receivables related to Group subsidiaries	1.4	0.3
Financial income

	2007	2006
	(in millions of €)
Dividends	44.9	25.5
Change in allowances on financial items (investments — loans)	34.1	9.9
Other financial income and expenses (net)	41.6	11.5
Extraordinary income

	2007	2006
	(in millions of €)
Waive of debt and grant accorded	—	4.2
Change in allowances on financial items (investments)	6.7	—
Change in allowances on financial items (risks)	(0.1)
Income tax

	2007	2006
	(in millions of €)
Income tax income from French Tax Group	58.5	39.3
Provision for use of carry-forward losses	(10.6)	(9.1)
Other

	2007	2006
	(in millions of €)
Investments in affiliates and loans granted	2,501.9	575.8
Cash advances granted	174.3	86.6
Cash advances received	172.6	104.3
Off-balance sheet commitments

	2007	2006
	(in millions of €)
Guarantees issued in favor of clients	287.8	142.3
Guarantees issued in favor of banks	71.5	21.4
Other guarantees	32.9	18.2

English translation from the French
NOTE 26 — SUBSEQUENT EVENTS
On September 29, 2006, CGG Veritas, its subsidiary CGG Services (ex CGG Marine) and five directors and officers of these entities were named as defendants in a lawsuit brought by one of the main labor unions representing CGG Veritas employees for violation of French labor laws. Procedural hearings were initially scheduled for December 2006 but were delayed several times until February 12, 2008. However, on January 17, 2008, the defendants reached a settlement with the trade union which had brought the claim. The resulting settlement agreement was signed on January 17, 2008, by all trade unions represented in the group. The claim was subsequently withdrawn by the trade union that brought it and the prosecutor and the court accepted to dismiss the case. This claim and its subsequent settlement has had no impact on our financial position or profitability.

10.4.	Last five statutory financial results of the Company (articles r.225-81, r.225-83 and R.225-102 of the French commercial code):

	2003	2004	2005	2006	2007
I — Financial statement at the end of the year
a) Common stock	23,361,436	23,364,436	34,163,360	35,195,776	54,901,516
b) Number of issued shares	11,680,718	11,682,218	17,081,680	17,597,888	27,450,758
c) Number of authorized shares to create with conversion of convertible bonds	None	1,400,000	252,500	None	None
II — Key financial data
a) Operating revenues	249,868,640	190,687,301	221,340,640	263,364,949	35,017,563
b) Net income (loss) before taxes, employees profit sharing, depreciations and provisions	(55,664,006)	(53,708,905)	51,460,392	12,852,922	(42,698,560)
c) Employees profit sharing	—	—	—	—	—
d) Income taxes	(11,190,000)	(13,770,000)	16,400,000	(22,450,000)	(13,940,000)
e) Net income (loss) after taxes, employees profit sharing, depreciations and provisions	(119,333,133)	(54,226,778)	21,928,316	30,635,786	(55,104,307)
f) Distributed income and retained earnings	—	—	—	—	—
III — Key financial data for one share
a) Net income (loss) after taxes, employees profit sharing but before depreciations and provisions	(3.81)	(3.42)	2.05	2.01	(1.05)
b) Net income (loss) after taxes, depreciations and provision	(10.22)	(4.64)	1.28	1.74	(2.01)
c) Dividend net paid by share	—	—	—	—	—
IV — Personnel
a) Average number of employees	1,212	1,107	1,076	1,129	34
b) Total personnel expenses	63,149,608	64,197,434	62,326,361	74,625,127	8,726,670
10.5. Statutory auditors’ report on the annual financial statements year ended December 31, 2007
In compliance with the assignment entrusted to us by your shareholders’ meeting, we hereby report to you, for the year ended December 31, 2007, on:
•	the audit of the accompanying annual financial statements of Compagnie Générale de Géophysique — Veritas,

•	the justification of our assessments,

•	the specific verifications and information required by law.
These annual financial statements have been approved by the Board of Directors. Our role is to express an opinion on these financial statements based on our audit.

English translation from the French
I. — Opinion on the financial statements
We conducted our audit in accordance with the professional standards applicable in France; those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2007 and the results of its operations for the year then ended, in accordance with the accounting rules and principles applicable in France.
Without qualifying our opinion, we draw attention to the matter discussed in Note 2 to the financial statements relating to the partial business disposal to CGG Services.
II. — Justification of assessments
In accordance with the requirements of article L. 823-9 of French commercial code relating to the justification of our assessments, we bring to your attention the following matters :
Note 1 to the financial statements discloses the assumptions and significant estimates made by management. We consider, for the purpose of our audit, that the main assumptions and significant estimates are related to the valuation and depreciation of the investments.
Our audit consisted in evaluating the data and the assumptions on which these judgmental appreciations and estimates are based, in examining, on a test basis, the calculations made by your company and in verifying that the appropriate information is disclosed in the relevant notes to the financial statements.
Within the framework of the justification of our assessments, we ensured of the reasonableness of these estimates.
The assessments were thus made in the context of the performance of our audit of the financial statements taken as a whole and therefore contributed to the opinion we formed which is expressed in the first part of this report.
III. — Specific verifications and information
We have also performed the specific verifications required by law in accordance with professional standards applicable in France.
We have no matters to report regarding:
•	the fair presentation and the conformity with the financial statements of the information given in the Directors’ Report and in the documents addressed to the shareholders with respect to the financial position and the financial statements;

•	the fair presentation of the information given in the Directors’ Report in respect of remunerations and benefits granted to the relevant directors and any other commitments made in their favour in connection with, or subsequent to, their appointment, termination or change in current function.

English translation from the French
In accordance with French law, we have ensured that the required information concerning the purchase of investments and controlling interests and the names of the principal shareholders (and holders of the voting rights) has been properly disclosed in the Directors’ Report.
Courbevoie and Neuilly-sur-Seine, April 14 2008
The Statutory Auditors

MAZARS & GUERARD	ERNST & YOUNG and Others
Philippe CASTAGNAC	Philippe DIU

10.6.	Statutory auditors’ special report on related party agreements and commitments (fiscal year 2007)
In our capacity as statutory auditors of your company, we hereby report on the agreements and commitments with related parties.
1.	Agreements and commitments authorized between January 1, 2007 and April 9, 2008
In accordance with Article L.225-40 of French commercial code, we have been advised of the agreements and commitments which were authorized by your Board of Directors.
We are not required to ascertain whether any other agreements or commitments exist but to inform you, on the basis of the information provided to us, of the terms and conditions of those agreements and commitments indicated to us. We are not required to comment as to whether they are beneficial or appropriate. It is your responsibility, in accordance with Article R.225-31 of French commercial code, to evaluate the benefits resulting from these agreements prior to their approval.
We conducted our work in accordance with French professional standards. These standards require that we perform the necessary procedures to verify that the information provided to us is consistent with the documentation from which it has been extracted.
•	Endorsement of employment contracts for Messrs Brunck and Le Roux
Your Board of Directors approved the endorsement of the employment contracts for Messrs Brunck and Le Roux under which:
—	the payment of a special severance indemnity for breach of contract together with the ability to exercise their stock options in advance will, in future, be conditional upon their performance measured in comparison with the performance[4] of the company, on the basis of the fulfillment of at least one of the following objectives:
•	a share price performance objective relative to the CGG Veritas share price considering the SBF 120 index;

•	a share price performance objective relative to the PHLX Oil Service SectorSM (OSX SM));

[4]	In order to comply with the TEPA law n° 2007-1223 dated August 21, 2007.

English translation from the French
•	a financial indicator objective of EBIT expressed in US dollars and related to the target for the annual variable part of the compensation of Messrs. Brunck and Le Roux.
—	The rate of 250% of the reference annual compensation to be paid as the special severance indemnity for breach of contract already authorized and determined by your Board of Directors, will be reduced to 200%.
As before, the current reference compensation is defined as being the amount of gross fixed salary (basic salary plus director’s fees), including any foreign sourced remunerations relating to duties performed in CGG Veritas subsidiaries and received the year preceding termination notice, served or not. To this is added the average annual variable compensation received for the three years preceding the date of notice, served or not, but excluding any seniority bonuses, as well as the payment of benefits in kind or refunding of out-of-pocket expenses.
This approbation of employment contracts for Messrs Messieurs Brunck and Le Roux did not affect the financial year 2007.
Directors concerned: Messrs. Brunck et Le Roux
•	Non-competitive agreement with Messrs. Brunck and Le Roux
The Chairman and CEO and COO have agreed to a non-competitive accord with your company for a period of eighteen months as from the date of termination of their employment. This accord covers activities such as acquisition services, processing or interpreting geophysical information or any other activities involving the contribution of the interested party to projects or activities in those areas they were involved in while employed by the CGG Veritas Group.
In exchange for this accord, Messrs. Brunck and Le Roux will receive, in the event of the termination of their contract, a remuneration corresponding to 100% of their annual standard salary as defined by their letters of protection.
Directors concerned: Messrs. Brunck and Le Roux
•	Approbation of the loan agreement between CGG Veritas and CGG Services
Under the terms of this approbation, as from April 1, 2008, the initial fixed rate of interest of 5.27% will be decreased to 1% until December 31, 2008.
Director concerned: Mr. Le Roux
•	Consultancy agreement between CGG Veritas and Thierry Pilenko
Your Board of Directors has authorized the conclusion of a consultancy contract between CGG Veritas and Mr. Pilenko entered into on January 12, 2007 and which terminated March 27, 2007.
In accordance with the terms of the above contract, Mr. Pilenko received an amount of $70,000 for services rendered to the company.
Director concerned: Mr. Pilenko.

English translation from the French
•	Guarantee issued by Volnay Acquisition I and Volnay Acquisition II for the Senior Note due 2015
In connection with the financing of the acquisition of Veritas by its subsidiaries, Volnay Acquisition I and Volnay Acquisition II issued a guarantee under which they guaranteed payment of the Note and repayment of the loans taken out by CGG Veritas in April 2005 and April 2006.
The guarantee amounted to US$530,000,000, plus interests, commissions and related expenses.
Director concerned: Mr. Le Roux.
•	Signing a syndicated loan agreement between Veritas and Volnay Acquisition I
Your Board of Directors authorized the signing of a syndicated loan agreement for an amount of US$200,000,000 between CGG Veritas and Volnay Acquisition I, the latter serving as a co-borrower and co-lender. At December 31, 2007, no money was drawn from this line of credit.
Director concerned: Mr. Le Roux.
•	Signing by CGG Veritas, Sercel Inc, Sercel Canada Ltd, Sercel Australia, CGG Americas, CGG Canada, CGG Marine Resources Norge, Volnay Acquisition I and Volnay Acquisition II of all the agreements relating to guarantees, securities and pledges for the loan agreement between CGG Veritas and Volnay Acquisition I dated February 7, 2007
In connection with the syndicated loan agreement, CGG Veritas, Sercel Inc, Sercel Canada Ltd, Sercel Australia, CGG Americas, CGG Canada, CGG Marine Resources Norge, Volnay Acquisition I and Volnay Acquisition II signed all the agreements relating to the guarantees, securities and pledges agreed on the shares and assets of the subsidiaries of the afore mentioned agreements, in particular the Intercreditor Agreement, the Guarantee Agreement, the US Pledge and Security Agreement and the US Guarantee Agreement, the Canadian Pledge and Security Agreement, the Norwegian Pledge and Security Agreement, the Norwegian Guarantee Agreement, the French Financial Instruments Accounts Pledge Agreements, the French Bank Account Pledge Agreement, the French Intercompany Loan Receivable Agreement, and all the other documents relating to the conclusion of the loan agreement between CGG Veritas and Volnay Acquisition I.
Directors concerned: Messrs. Brunck, Le Roux and Pettenati-Auzière.
•	Loan granted by CGG Veritas to Volnay Acquisition I
In connection with the acquisition of Veritas by Volnay Acquisition I, CGG Veritas granted a loan amounting to US$600,000,000 to Volnay Acquisition I.
Director concerned: Mr. Le Roux.
•	Signing of a supplemental indenture by Volnay Acquisition II and CGG Veritas
In connection with the merger, Volnay Acquisition II signed a supplemental indenture on January 12, 2007, under which the company undertakes to honour all the bonds issued by Veritas DGC Inc. relating to its floating rate convertible Senior Note for an amount of US$155,000,000 due in 2024.
CGG Veritas is acting as guarantor for this loan and signatory to the supplemental indenture.
Director concerned: Mr. Le Roux.

English translation from the French
•	Guarantee given by Sercel Inc, Sercel Canada, Sercel Australia Pty Ltd, CGG Americas Inc, CGG Canada Services Ltd, CGG Marine Resources Norge A/S, CGG Services Inc, Veritas DGC Land Inc, Veritas Geophysical Corporation, Veritas Investments Inc, Viking Maritime Inc, Veritas Geophysical (Mexico) LLC, Veritas DGC Asia Pacific Ltd and Alitheia Resources Inc. in connection with the issue of bonds.
In connection with the issue on February 9, 2007 of Senior Notes due 2015 and Senior Notes due 2017, Sercel Inc, Sercel Canada, Sercel Australia Pty Ltd, CGG Americas Inc, CGG Canada Services Ltd, CGG Marine Resources Norge A/S, CGG Services Inc, Veritas DGC Land Inc, Veritas Geophysical Corporation, Veritas Investments Inc, Viking Maritime Inc, Veritas Geophysical (Mexico) LLC, Veritas DGC Asia Pacific Ltd and Alitheia Resources Inc. issued a guarantee to bond holders, under which, they undertook to repay the bonds and the loan to CGG Veritas.
Directors concerned: Messrs. Brunck, Le Roux and Pettenati-Auzière.
•	Contribution of CGG Americas shares held by CGG Veritas to CGG Veritas Services Inc.
In connection with the reorganization of the American group companies, your Board of Directors authorized the contribution of CGG Americas shares currently held by CGG Veritas to CGG Veritas Services Inc.
To date, this contribution has not been performed.
Directors concerned: Messrs. Le Roux and Pettenati-Auzière.
•	Acquisition of 1,000,000 of Exploration Resources shares held by CGG Americas
Your Board of Directors has authorized the acquisition of 1,000,000 Exploration Resources shares held by CGG Americas at US$56 USD per share with a price adjustment clause based on an evaluation of Exploration Resources.
In 2007, 1,000,000 EXRE shares were acquired by your company at US$56 per share, i.e. US$56,000,000.
Directors concerned: Messrs. Brunck, Le Roux and Pettenati-Auzière.
•	Acquisition of the remaining shares in CGG Veritas Services (Norway) AS held by CGG Americas
Your Board of Directors has authorized the acquisition of the remaining shares in CGG Veritas Services (Norway) AS (previously named Exploration Resources AS) held by CGG Americas.
Directors concerned: Messrs. Brunck and Le Roux
•	Signing of a commission contract and an outsourcing contract between CGG Veritas and CGG Services
Following a partial transfer of assets between CGG Veritas et CGG Services, two contracts have been concluded between them:
•	A commission contract under which CGG Veritas undertakes, on behalf of CGG Services, to execute the contracts currently concluded in Libya, Cuba, Abu-Dhabi until CGG Services has set up branches in these countries.

English translation from the French
There are no plans for CGG Services to pay commissions to CGG Veritas. These contracts are part of the intercompany commitments undertaken by CGG Veritas as part of the transfer agreement prior to the exchange of contracts.

For financial year 2007, the volume of operations relating to this agreement represents €16,124,000.

•	An outsourcing contract under which CGG Services sub-contracts CGG Veritas to execute those contracts which cannot be transferred to CGG Services.

For financial year 2007, the volume of operations relating to this contract, represent €4,539,000.
Directors concerned: Messrs. Le Roux and Pettenati-Auzière.
2.	Agreements and commitments authorized prior to January 1, 2007 and which were carried over during the period.
In addition, and in accordance with Article R 225-30 of the French commercial code, we have been informed that the following agreements and commitments authorized in previous years, has been carried over during the period:
•	Amendment of the employment contract for Mr. Brunck
Amendment of the employment contract for Mr. Brunck to take into account his role as Chairman. Under the terms of this amendment, the employment contract is suspended under the following conditions: accrual of seniority, at the end of his term of office a return to a salaried position equivalent to the rank of director and member of the executive committee and maintaining the payment of indemnities in the event of breach of contact.
•	Amendment of the employment contracts for Messrs. Brunck, Pettenati-Auzière and Le Roux
Your Board of Directors has authorized the following terms and conditions relating to the employment contracts for your Chairman (contract currently suspended) and the two deputy chairmen for CGG Veritas:
•	A special severance indemnity representing 250% of the reference annual compensation due in the event of dismissal or change of control;

•	Should they decide, in case of a change of control, to continue working for the Company, they would receive a loyalty bonus representing 150% of their reference annual compensation.
The current reference compensation is defined as being the amount of gross fixed salary (basic fixed salary and director’s fees), including any foreign sourced compensations relating to duties performed in the CGG Veritas subsidiaries and received the year preceding termination notice, served or not. In addition, the average annual variable compensation received for the three years preceding the date of notice, served or not, but excluding any seniority bonuses, as well as the payment of benefits in kind or refunding of out-of-pocket expenses.
In connection with this amendment, Mr. Pettenati-Auzière received €974,000 in December 2007.
•	Guarantee issued by CGG Americas relating to the issue of bonds
In connection with the issue on April 28, 2005 of high interest bonds, CGG Americas issued a guarantee for bond holders, under which they guaranteed to repay the bonds and the loan to CGG Veritas.
The guarantee amounts to US$165,000,000 plus interest, commissions and related expenses.

English translation from the French
•	Guarantee issued by CGG Americas, Sercel Inc. and CGG Marine Resources Norge relating to the issue of bonds
In connection with the issue on February 3, 2006 of high interest bonds, CGG Americas, Sercel Inc. and CGG Marine Resources Norge issued a guarantee for bond holders under which they guaranteed to repay the bonds and the loan to CGG Veritas. The guarantee amounts to US$165,000,000, plus interest, commissions and related expenses.
•	Implementation by CGG Veritas of a co-borrower and co-lender agreement on behalf of SNC Sea Survey II
In connection with the financing by the CIC of CGG Marine Resources Norge AS Symphony Streamers for an amount of US$24,489,000, CGG Veritas and CGG Marine Resources Norge undertook to act as interdependent co-borrowers for the loan contracted by SNC Sea Survey II.
•	CGG Americas, Sercel Inc, CGG Marine Resources Norge, Volnay Acquisition Co. I and Volnay Acquisition Co. II issued a guarantee in connection with the senior bridging loan agreement
In connection with the senior bridging loan agreement dated November 22, 2006, CGG Americas, Sercel Inc, CGG Marine Resources Norge, Volnay Acquisition Co. I and Volnay Acquisition Co. II issued a guarantee to the lenders, in which they guaranteed to repay the loan to CGG Veritas. The guarantee amounts to US$1.6 billion, plus interest, commissions and related expenses. The US$700 million borrowed under this agreement was reimbursed on February 9, 2007.
•	Signing by CGG Veritas et Volnay Acquisition Co. I for a loan agreement
Your Board of Directors authorized a loan agreement signed between the borrowers CGG Veritas and Volnay Acquisition Co. I and the lenders.
This agreement was for a long term loan (Term Loan B) for US$1,000 million due 2014 combined with a revolving line of credit of US$140 million due 2014.
•	Signing by CGG Veritas, CGG Americas, Sercel Inc, CGG Marine Resources Norge, Volnay Acquisition Co. I and Volnay Acquisition Co. II of all the agreements relating to guarantees, securities and pledges for a loan agreement
In connection with the loan of US$1, 140 million, CGG Veritas, CGG Americas, Sercel Inc, CGG Marine Resources Norge, Volnay Acquisition Co. I and Volnay Acquisition Co. II signed all the agreements relating to guarantees, securities and pledges granted for the shares and assets of the subsidiaries relating to the above mentioned agreement, and in particular the Intercreditor Agreement, the Guarantee Agreement, the US Pledge and Security Agreement, the French Pledge and Security Agreement, the Norwegian Pledge and Security Agreement and all other documents relating to the conclusion of the loan agreement
The guarantee amounted to US$1,140 million, plus interests, commissions and related expenses.
•	Subordinated loan agreement between CGG Veritas and Exploration Resources Norge
CGG Veritas and Exploration Resources Norge signed a subordinated loan agreement under which CGG Veritas agreed to convert a subordinated loan into cash advances for an amount of US$25,000,000 to Exploration Resources Norge.
•	Signing of an agreement between IFP and CGG Veritas involving a technological partnership
This agreement is essentially a technological partnership between IFP and CGG Veritas in the field of fundamental and applied research, research services and JIPs. The partnership agreement is for a period of

English translation from the French
three years with an projected annual budget of €1.5 million (a fixed portion of €0.5 million and a variable portion of €1 million for specific projects) with the clauses governing use and confidentiality rights according to the type of projects involved and the level of funding (fundamental and applied research, special projects, contracted research services).
•	Additional retirement benefits for directors
Your Board of Directors has authorized a supplementary pension scheme for the Chairman and CEO, the Chief Operating Officer and the President, Geophysical Services (part French part American) that is applicable to certain senior executives of the group.
The amount of charges registered relating to the contribution plans by your company concerning the Chairman and CEO, the Chief Operating Officer and the President, Geophysical Services for 2007 amounts to €405 587.
Courbevoie and Neuilly-sur-Seine, April 9, 2008
The Statutory Auditors

ERNST & YOUNG and Others	MAZARS & GUERARD
Philippe DIU	Philippe CASTAGNAC

10.7.	Fees of the statutory auditors and of the members of their network supported by the group for the years 2006 and 2007

	Mazars &		Ernst &		Mazars &		Ernst &
	Guerard		Young Audit		Guerard		Young Audit		Total
	2007		2007		2006		2006		2007		2006
	Amount		Amount		Amount		Amount		Amount		Amount
In thousand euros	(K€)%		(K€)%		(K€)%		(K€)%		(K€)%		(K€)%
Audit:
• Audit, certification, consolidated and individual financial statements:
— CGG Veritas	823		1,086		314		347		1,909		661
— Consolidated subsidiaries	1,699		2,934		920		1,246		4,633		2,166

Total	2,522	99%	4,020	76%	1,234	78%	1,593	53%	6,542	75%	2,827	61%

• Secondary missions:
— CGG Veritas			224		345		1,099		236		1,444
— Consolidated subsidiaries	12		54		—		189		54		189
Total	12	0%	278	22%	345	22%	1,288	42%	278	24%	1,633	36%

Total audit	2,534	99%	4,298	98%	1,579	100%	2,881	95%	6,820	99%	4,460	97%

Others performances:
• Legal, Tax, Labor	6	1%	101	2%	—	—	142	5%	107	1%	142	3%

• Information Technology	—	—	—	—	—	—	—	—	—	—	—	—
• Internal audit	—	—	—	—	—	—	—
• Other	—	—	—	—	—	—	—	—	—	—	—	—
Total others performances	6	1%	101	2%	—	—	142	5%	107	1%	142	3%

Total	2,540	100%	4,399	100%	1,579	100%	3,023	100%	6,927	100%	4,602	100%

10.8.	Legal proceedings
—	On September 29, 2006, CGG Veritas, its subsidiary CGG Marine and five directors and officers of these entities were named as defendants before the Tribunal de Grande Instance of Evry, France, in a lawsuit brought by one of the main labor unions representing CGG Veritas employees for violation of French labor laws. The complaint alleges that CGG Veritas and CGG Marine had illegally rent their staff. Procedural hearings were initially scheduled for December 2006 but were delayed several times until February 12, 2008. However, on January 17, 2008, the defendants reached a settlement with the trade union that had brought the claim. The resulting settlement agreement was signed on January 17, 2008, by all trade unions represented in the Company. The claim was subsequently withdrawn by the trade union that brought it, and the prosecutor and the court accepted to dismiss the case. This claim and its subsequent settlement has had no impact on the financial position or profitability of the Company.

English translation from the French
—	On October 20, 2006, a complaint was filed against CGG Veritas’ subsidiary, Sercel Inc., in the United States District Court for the Eastern District of Texas. The complaint alleges that several of Sercel Inc.’s seismic data acquisition products that include micro electromechanical systems (MEMS) infringe a U.S. patent allegedly owned by the plaintiffs. The plaintiffs have requested a permanent injunction prohibiting Sercel Inc. from making, using, selling, offering for sale or importing the equipment in question into the United States and have sought an unspecified amount of damages. Sercel is confident that the products in question do not infringe any valid claims of the patent in question and intends to contest this claim vigorously. During 2007, the discovery process took place as did the claims construction portion of the patent litigation procedure. We do not believe this litigation will have a material adverse effect on our financial position or results of operations. Accordingly, no provision has been recorded in our consolidated financial statements, except for the fees related to preparing the defense.

English translation from the French
ITEM XI
OUTLOOK
Geophysics market environment
Following several difficult years due to a sustained period of under-investment in the Exploration-Production sector, the geophysics market has been experiencing significant growth over the last three years built, in our view, on some solid foundations.
In 2004, both oil and gas market operators and major consumer countries became increasingly aware of the growing imbalance between hydrocarbon supply and demand. This was reflected in a very significant and continuous increase in energy prices, coupled with a widely held conviction that there would be a need to produce oil and gas in a sustained manner over the long term in order to meet global demand. In the case in point, the diagnosis is that the rates at which oil reserves are being replenished fall short of being able to replace, year on year, the quantities of sub-surface hydrocarbons extracted and consumed or to compensate for the natural depletion of reserves in the ground.
Hence, in the coming years, oil and gas prices are likely to remain high due to consumption-production pressure. The environment so created will encourage oil companies to explore new sources and develop reservoirs already in production in a streamlined and optimized manner over the long term. The need to discover new reserves and to seek to recover the quantities of oil and gas in place as carefully as possible is likely to lead to several years of high levels of investment in Exploration/Production and, by extension, to favorable long-term prospects for the geophysics market in 2008 and beyond.
This is a trend that has become firmly established since 2005. Exploration / Production investments have been showing annual growth in double digits and, according to International Energy Agency forecasts, will have to continue to increase by at least 10% per year in order to sustain annual consumption growth of 1.7%. At the same time, in terms of the geophysics market, there was a marked increase in demand of almost 20% in 2007 compared with 2006, and almost 40% in 2006 compared with 2005.
Outlook for CGG Veritas in 2008
Total backlog (Services and Equipments) amounted to US$1,780 million (US$1,340 million for Services and US$435 million for Equipments, excluding the Group’s internal sales) on February 1, 2008.
In 2008, growth in the marine data acquisition market is set to continue in terms of both volume and price. Multi-client data demand is also likely to remain high and, in the case in point, the Company’s multi-client library, enhanced with wide-azimuth images, under the salt in the Gulf of Mexico, is well positioned for future sales, especially in the Gulf of Mexico and Brazil.
Today, the Group is the front runner amongst Marine contractors and hence perfectly placed to take full advantage of the favorable market conditions.
—	In terms of land data acquisition, demand is also showing strong growth, which should enable CGG Veritas to carry out highly technological studies under conditions that generate greater profits. The market is still characterized by increasing numbers of local players and the significant international presence of Chinese contractors. The environment remains favorable to further focus on regional development in both North America and the Middle-East via a policy of selected partnerships, as illustrated by the ARDISEIS joint-venture.

—	The outlook for data processing in 2008 is likely to be even more favorable, with volumes rising due to an increased demand for seismic data. In the case of CGG Veritas, higher fleet capacity, which should lead to a higher volume of processing, a strong global presence, through open and dedicated centers, and an established reputation amongst clients are all factors that augur well for the healthy development of this business.

English translation from the French
Altogether, we estimate that the seismic market should remain very active in 2008 and that the global growth should be close to 15%. The objective of the Group is to grow with the market, or more. On the basis of an exchange rate between the U.S. dollar and the euro of 1.45, the objective of the Group is to maintain a net profit ratio of more than 30% in Sercel, a net profit ratio of more than 20% in the Services, considering notably the amortization rate of the multi-client surveys which should be approximatively of 50%, and to reach a debt/equity ratio lower than 35% for the end of 2008.
Furthering a commercial strategy based on improved customer service
CGG Veritas believes that closer relationship with customers, via a clearer understanding of their problems and requirements, is a way of making sure that it stands out from its competitors. It also gives it an edge when it comes to identifying commercial opportunities, ensuring a good fit of the services proposed, and for upstream management of product and technology development in line with customer demand.
The Group believes that its strategy is allowing it to make the most of a context in which the oil industry is tending to increase the share of external services. The quality of the services provided, along with sound management of health, safety and environmental factors, are pivotal when it comes to establishing a lasting relationship between client and service provider. The Group will continue to focus its strategy on improving and broadening the range of services to its customers.
CGG Veritas’ customers increasingly seek integrated solutions to enable more accurate assessment of known reserves and improvement of oil and gas recovery rates in producing fields. CGG Veritas will further develop solutions based on a cross-functional approach, making it possible to integrate all the cutting-edge technologies developed in each area of expertise and adapt or upgrade them to meet the clients’ issues.
This is the case with on-site permanent seismic facility projects, for example, which call on a range of skills, involving all the Group’s areas of expertise.
2008 outlook and technological developments at CGG Veritas
The Group believes that, to stand out from the crowd in the future, it will be necessary to rely on advanced seismic data acquisition technologies, coupled with a constantly extended range of processing services, aimed both at improving the quality of seismic imaging and further reducing lead-times.
Consequently, CGG Veritas’ strategy is to further consolidate its position as market leader in the following sectors:
-	top-of-the-range innovative acquisition services and systems;

-	data processing and reservoir services;

-	production of land, marine and submarine data acquisition equipment.
To this end, the Group plans to implement the following projects:
Furthering research programs based on improved imaging
On a technological level, the Group believes that by continuously improving the equipment and seismic data processing software developed by its teams, it will continue to be one of the leading suppliers of top-of-the-range seismic studies on land and marine. Its research and development work will continue to focus on improving imaging in complex zones for exploration and on production seismics as a technology to characterize and monitor reservoirs. Lithological prediction (identification of rocky layers surrounding hydrocarbons accumulation) and applications linked to description of reservoirs and their content, in particular 3D prestack depth imaging, sub-salt depth imaging (“Wide Azimuth”), multicomponents and 4D studies will continue to be developed.

English translation from the French
Developing and improving land and marine acquisition techniques
The Group believes that the growth in demand for geophysics services will continue to be linked to new technologies. The Group predicts that high-definition 3D studies, 3D multi-azimuth and 4D (adding time as the fourth dimension) studies and multi-component studies (3C or 4C) will play a key role in Exploration / Production, especially in the offshore sector.
Developing new generations of equipment and maintaining sustained R&D efforts at Sercel
The market for seismic equipment is expected to continue to grow significantly in 2008. For the land segment, the demand for seismic traces is likely to further increase, either from new teams setting up operations or as a result of renewals or extensions of existing operations. As for the marine segment, this is set to grow significantly, due both to growth in the global fleet and the need to meet the requirements for streamer renewal, following years of under-investment in the industry. Sercel, which is today the uncontested leader in the manufacture of Land and Marine geophysics equipments, is likely to take full advantage of such a favorable market environment. To consolidate its leading position and maintain a high level of innovation and expertise in all its technological sectors, Sercel will maintain its R&D investments in 2008, which are therefore likely to increase more than its turnover.
          Innovative solutions for Sercel in emerging markets
Sercel is continuing to pave the way for the future, by constantly improving its existing products but at the same time launching new products available every year — such as Nautilus and SeaProNav in 2008 — and further conducting a proactive policy for developing future products, such as new-generation ocean bottom cables (OBCs) and new generation sensors.
The quest for innovating new technologies going beyond seismics
          Innovative solutions combining seismic and electromagnetic technologies
The electromagnetic measures (EM) potentially offer a method for the detection of hydrocarbons, complementary to traditional seismic techniques. EM is firmly established in academic, geophysical circles but their commercial use is still in its infancy. Combination of different types of information is the key for extracting the greatest possible value from geophysical data. Recent studies have demonstrated the potential of combining two seismic and electromagnetic technologies, thus providing complementary information and, in particular, enabling quantitative measurement of the properties of rocks and fluids, such as permeability and hydrocarbon saturation. According to CGG Veritas, the combination of seismic data and electromagnetic measurements will be of significant assistance to oil companies when it comes to managing their reservoirs and improving recovery rates. Via a strategic partnership with Offshore Hydrocarbon Mapping plc (“OHM”), CGG Veritas is likely to rapidly penetrate and further develop its market, while at the same time significantly improving the Exploration-Production performance of clients thanks to the reinforced combination of seismic and electromagnetic imaging.

English translation from the French
ITEM XII
ADMINISTRATIVE AND MANAGEMENT BODIES

12.1.	Members of the Board of Directors:

At the date of this Registration Document, the members of the Board of Directors were as follows:

	Number of
	shares or ADS
	held on March			Initially	Term
Name	31, 2008	Age	Positions	appointed	expires
Robert BRUNCK(2)(4)(*)	20,078	58	Chairman and Chief	May 20, 1999	2008 General Meeting
			Executive Officer	(director since September 9, 1998)
Yves LESAGE(1)(4)	1,222	70	Honorary Chairman	September 29, 1988	2009 General Meeting
			and Director
Olivier APPERT(2)(3)(*)	146	58	Director	May 15, 2003	2008 General Meeting
Loren CARROLL(1) (independent director)	500 ADS	64	Director	January 12, 2007	2013 General Meeting
Rémi DORVAL(1)(3) (independent director)	107	57	Director	March 8, 2005	2010 General Meeting
Jean DUNAND(1) (independent director)	750	68	Director	September 8, 1999	2013 General Meeting
Christian MARBACH(2)	130	70	Director	June 21, 1995	2013 General Meeting
Thierry PILENKO(4)	1,790 ADS	50	Director	January 12, 2007	2013 General Meeting
Robert F. SEMMENS(2)(3)	1,407 shares and	50	Director	December 13, 1999	2011 General Meeting
(independent director)	1,406 ADS
Daniel VALOT(1) (independent director)	387	63	Director	March 14, 2001	2012 General Meeting
Terence YOUNG(4) (independent director)	500 ADS	61	Director	January 12, 2007	2013 General Meeting
David WORK(3) (independent director)	500 ADS	62	Director	January 12, 2007 2	013 General Meeting

(1)	Member of the Audit Committee

(2)	Member of the Strategic Committee

(3)	Member of the Compensation & Appointments Committee

(4)	Member of the Technology Committee

(*)	The renewal of this term of office will be put to shareholders in the April 29, 2008 shareholders’ meeting.
Robert Brunck was born on June 11, 1949.
He is a graduate of France’s Ecole Polytechnique (class of 1969) and Ecole Supérieure des Mines de Paris (class of 1974).
He joined Compagnie Générale de Géophysique in 1985 as a special adviser to the CEO, and was appointed Senior Executive Manager in 1987, Chief Financial Officer in 1989 and Vice President of Administration and Development in 1991.
He became Chief Operating Officer of Compagnie Générale de Géophysique in 1995. He was appointed Vice-Chairman and President in September 1998, and then Chairman and CEO on May 20, 1999.
Before joining the CGG Veritas group, he was a manager at Centre d’Equipement du Réseau de Transport (EDF’s power generation and transmission department) from 1979 to 1985, and head of the “underground energy” division and special adviser to the prefect in the industry and research department for the Alsace region (1975-1979). Mr Brunck’s main offices over the last five years are set out in the table below.

English translation from the French
Yves Lesage was born on August 22, 1937.
Mr Lesage is an “ingénieur des Mines” (civil servant with mining-related and other scientific duties). He was Head of Europe for Société Nationale Elf Aquitaine between 1984 and 1986. From 1986 to 1989, he was CEO of Société Nationale Elf Aquitaine Production, becoming Chairman and CEO in 1989. In 1995, he became Chairman and CEO of Compagnie Générale de Géophysique. Since 1999, Mr Lesage has been the Company’s Honorary Chairman. Mr Lesage’s main offices over the last five years are set out in the table below.
Olivier Appert was born on April 9, 1949.
Mr Appert was appointed Chairman of the French Petroleum Institute (Institut Français du Pétrole or IFP) in April 2003. Before this, he had been President for long-term co-operation and energy policy analysis within the International Energy Agency (IEA) from October 1999.
Mr Appert is a graduate of France’s Ecole Polytechnique, and is an “ingénieur général des Mines” (senior civil servant with mining-related and other scientific duties). He started his career with the Service des Mines de Lyon, before occupying various positions in the Ministry for Industry and in the Prime Minister’s office. He was then made deputy head of the office of the Minister for Industrial Redeployment and Foreign Trade from 1984 to 1986, before taking charge of the mobile radiocommunication division of Télécommunications Radioélectriques et Téléphoniques (TRT) in 1987. In 1989, he was appointed head of hydrocarbons at the Ministry for Industry, and joined the IFP’s management team in 1994, with responsibilities including research and development. In 1998, he became CEO of Isis, the IFP’s listed technological holding company. Mr Appert’s main offices over the last five years are set out in the table below.
Loren Carroll was born on August 31, 1943.
Mr Carroll studied finance and accounting at the University of Pennsylvania. He joined Smith International in December 1984 as Vice President and Chief Financial Officer. In January 1988, he was appointed Executive Vice President and Chief Financial Officer of Smith International, and remained in this position until March 1989. In 1992, he returned to Smith International as Executive Vice President and Chief Financial Officer. Until he retired in April 2006, he was Chairman and CEO of M-I Swaco LLC, and Executive Vice President of Smith International Inc, which owns 60% of M-I Swaco. Mr Carroll is currently a financial and strategic business consultant. Mr Carroll’s main offices over the last five years are set out in the table below.
Rémi Dorval was born on March 10, 1951.
He is a graduate of France’s Ecole Centrale de Paris, Institut d’Etudes Politiques de Paris and Ecole Nationale d’Administration universities. He was a civil servant working for the Ministry for Industry’s Hydrocarbons Department from 1979 to 1984, and at the Treasury Department and the Ministry for the Economy and Finance’s Monetary and Financial Affairs department from 1984 to 1986. Between 1986 and 1990, he worked for Banque Internationale pour l’Afrique Occidentale as head of the New York branch. He then became CEO of the subsidiary in Gabon, before becoming senior executive at head office in charge of treasury, financial markets and wealth management. From 1990 to 1997, he was a director and senior executive of Soletanche with responsibilities including oil-related activities, and subsequently Vice-Chairman of the Board of Directors and then CEO of Forasol-Foramer. Since 1997, he has been Vice-Chairman and President of Soletanche-Bachy. Mr Dorval’s main offices over the last five years are set out in the table below.

English translation from the French
Jean Dunand was born on January 30, 1940.
Mr Dunand was Deputy General Manager Finance (Russia and CIS) at Total Exploration Production from 1994 to 1999. He then became Head of Financial and Legal Affairs at Isis from 1999 to 2001. Mr Dunand’s main offices over the last five years are set out in the table below.
Christian Marbach was born on October 9, 1937.
Mr Marbach is an “ingénieur général des Mines” (senior civil servant with mining-related and other scientific duties). He became Director-General for Industry at France’s Ministry for Industry and Land Management in 1990. From 1991 to 1994 he was Chairman and Chief Executive Officer of Coflexip, and from 1995 to 1996 Chairman and Chief Executive Officer of Coflexip Stena Offshore. Mr Marbach’s main offices over the last five years are set out in the table below.
Thierry Pilenko was born on July 17, 1957.
Mr Pilenko is a graduate of Ecole Nationale Supérieure de Géologie de Nancy, and of Ecole du Pétrole et des Moteurs. He has spent most of his career (1984-2004) with the Schlumberger group, where he gained huge experience in oil services, working in a variety of countries (Venezuela, Italy, Gabon, Nigeria, Dubai, Indonesia, USA, France) with responsibility for various products. In March 2004, he became Chairman and Chief Executive Officer of Veritas DGC. On January 15, 2007, Mr Pilenko was appointed Deputy Chief Executive Officer of Technip, before becoming Chairman and Chief Executive Officer on April 27, 2007. Mr Pilenko’s main offices over the last five years are set out in the table below.
Robert Semmens was born on October 29, 1957.
Mr Semmens is a private investor and a lecturer in finance at Leonard N. Stern School of Business, part of the University of New York. In 1993, he co-founded The Beacon Group, a New York-based investment and consultancy company, where he managed two energy investment funds with total assets of USD1.6 billion, specializing in investments in the global energy sector. He was previously a Vice-President at Goldman Sachs & Co. Mr Semmens’ main offices over the last five years are set out in the table below.
Daniel Valot was born on August 24, 1944.
Mr Valot is a graduate of France’s Institut des Etudes Politiques de Paris and ENA universities, and started his career at the Cour des Comptes (French government accounting office) in 1970. In 1981 he joined Compagnie Française des Pétroles, which later became Total, working as deputy Chief Financial Officer, Corporate Secretary of Total Chimie and Chairman of Total Petroleum North America, before becoming Chief Executive Officer of Total Exploration/Production in 1995. He was Chairman and Chief Executive Officer of Technip from September 1999 to April 2007. Mr Valot’s main offices over the last five years are set out in the table below.
David Work was born on May 15, 1945.
Mr Work holds a master’s degree in geology. In 1970, he joined Amaco in Denver, before moving to Alaska. From 1992, Mr Work spent four years as head of exploration activities in around 30 countries as Vice-President, Global Exploration Group in Amoco’s production and exploration division. He then became Senior Vice President of shared services at Amoco, before moving to London as Group Vice President in charge of BP Amoco’s exploration and production activities. Until his retirement in 2000, he was Regional President for North America, with responsibility covering the Gulf of Mexico and the Rocky Mountains. Mr Work is currently an oil and gas industry consultant. Mr Work’s main offices over the last five years are set out in the table below.

English translation from the French
Terence Young was born on August 28, 1946.
Mr Young is a graduate of the Colorado School of Mines. He first worked as a pilot and flight instructor in the United States Navy from 1969 to 1971, and from 1979 to 1972 he was an assistant lecturer in geophysics at the Colorado School of Mines. From 1982 to 1983 he was a research geophysicist with Compagnie Générale de Géophysique in Denver. From 1983 until 2000, Mr Young was employed by Mobil Research and Development Corporation in a variety of roles, the last of which was as a visiting scholar at the Institute for Statistics and Its Applications, Carnegie Mellon University. Since 2000, Mr Young has been head of the Department of Geophysics at the Colorado School of Mines. Mr Young’s main offices over the last five years are set out in the table below.

Name	Offices held in the last five years
Robert Brunck	Current office:
Chairman and Chief Executive Officer	within the Group:
Chairman of the Supervisory Board, Sercel Holding
Chairman of the Board of Directors, CGG Americas
outside the Group:
Director, Thalès
Chairman, Association pour la Recherche et le développement des Méthodes et
Processus Industriels
(ARMINES)
Director, Institut Français du Pétrole (French Institute for Petroleum, IFP)
Director, Ecole Nationale Supérieure de Géologie
Director, Bureau de Recherches Géologiques et Minières (BRGM)
Director, Conservatoire National des Arts et Métiers (CNAM)
Director, Groupement des Entreprises Parapétrolières et Paragazières (GEP)

Offices no longer held
within the Group:
Chairman of the Supervisory Board, Sercel
Member of the Supervisory Board, Sercel Holding
outside the Group:
Director, Consortium Français de Localisation

Yves Lesage	Current office: none
Honorory Chairman and Director	Offices no longer held
within the Group: none
outside the Group:
Chairman, Comité d’Etudes Pétrolières et Marines
Chairman, Comité Industriel Statutaire de l’Amont (CISAM)
Director, Bouygues Offshore
Director, Bureau de Recherches Géologiques et Minières (BRGM)
Chairman of the Board of Directors, Ecole
Nationale Supérieure des Mines de Saint-Etienne
Director, Earth Decision Sciences

Oliver Appert	Current office:
Director	within the Group: none
outside the Group:
Chairman, Institut Français du Pétrole (French Institute for Petroleum, IFP)
Director, Technip
Director, Institut de Physique du Globe de Paris (IPGP)
Offices no longer held: None

Loren Carroll	Current office:
Director	within the Group: none
outside the Group:
Director, Smith International Inc
Director, Fleetwood Enterprises Inc.
Director, Forest Oil Corporation

English translation from the French

Name	Offices held in the last five years
Director, KBR Inc.

Offices no longer held:
within the Group: none
outside the Group:
Director, Veritas DGC Inc.

Rémi Dorval	Current office:
Director	within the Group: none
outside the Group:
Director, Solétanche S.A.
Vice-Chairman and Chief Executive Officer, Solétanche Bachy Entreprise
Director, Vice-Chairman and President,
Solétanche Bachy France
Chairman, Forsol
Director, Chairman and Chief Executive Officer, Sol Data
Director, Solmarine
Director, SHPIC
Director, Sol-Expert International
Director, Sepicos Perfosol
Representative of Solétanche Bachy France in the SB Mat economic interest grouping
Director, Soletanche Bachy GmbH
Director, Bachy Soletanche Holdings
Director, Nicholson Chairman, SB 2007
Director, SBUSA
Director, Soldata Ibéria

Offices no longer held
within the Group: none
outside the Group:
Director, Cermef SA
Director, Bachy SA
Director, Pride International Co-manager, Inertec
Director, Rodio Inc
Jean Dunand	Current office: none
Director
Offices no longer held
within the Group: none
outside the Group:
Director, Coflexip
Permanent representative of Isis on the Boards of Directors of Vinci and
CPX Holding
Member of the Board of Directors, Novasep SAS

Christian Marbach	Current office:
Director	within the Group: none
outside the Group:
Member of the Supervisory Board, Lagardère
Non-voting director, Sofinnova

Offices no longer held
within the Group: none
outside the Group:
Director, ERAP
Director, Degremont
Director, Safege
Chairman of Oseo-Services, formerly the Agence des PME economic interest

English translation from the French

Name	Offices held in the last five years
grouping

Thierry Pilenko	within the Group: none
Director	outside the Group:
Chairman and Chief Executive Officer, Technip
Chairman, Technip Italy
Permanent representative of Technip on the Board of Directors of Technip
France
Director, Hercules Offshore Inc

Offices no longer held
within the Group: none
outside the Group:
Director and Chief Executive Officer, Veritas DGC Inc.
Deputy Chief Executive Officer, Technip

Robert Semmens	Current office:
Director	within the Group:
Member of the Supervisory Board, Sercel Holding
outside the Group:
Member of the Advisory Board, Mao Networks
Director, MicroPharma Ltd.

Offices no longer held
within the Group: none
outside the Group:
Director, Mach Gen Holdings, LLC
Director, Khanty Mansysk Oil Corporation
Director, Westport Resources Corporation

Daniel Valot	Current office:
Director	within the Group: none
outside the Group:
Director, Scor
Director, Pétrocanada

Offices no longer held
within the Group: none
outside the Group:
Director, Scor Vie
Chairman and Chief Executive Officer, Technip
Permanent representative of Technip on the Board of Directors of Technip
France
Director, Technip Far East Chairman, Technip Italy
Director, Institut Français du Pétrole (French Institute for Petroleum, IFP)
Director and Chief Executive Officer, Coflexip
Director, Petrofina
Chairman of the Board of Directors, Technip Americas
Chairman of the Supervisory Board, Technip Germany

David Work	Current office:
Director	within the Group: none
outside the Group:
Chairman and Director, CrystaTech Inc.
Director, Edge Petroleum Corporation

English translation from the French

Name	Offices held in the last five years
Offices no longer held:
within the Group: none
outside the Group:
Director, Veritas DGC Inc.

Terence Young	Current office:
Director	within the Group: none
outside the Group: none

Offices no longer held
within the Group: none
outside the Group:
Director, Veritas DGC Inc.
The Board of Directors does not include any directors appointed by employees.
CGG Veritas’ Board of Directors reviews the independence of its directors on an annual basis, before publishing its registration document. In its meeting of February 27, 2008, the Board of Directors reviewed the independence of its directors, and concluded that seven of the twelve directors qualified as independent. The independent directors are Loren Carroll, Rémi Dorval, Jean Dunand, Robert F. Semmens, Daniel Valot, David Work and Terence Young. In accordance with the criteria set out in the AFEP-MEDEF report of September 2002, these directors have no relations of any type with the company, the group or its management, capable of compromising their freedom of judgment. Robert F. Semmens’ position as a member of the Supervisory Board of Sercel Holding, a wholly-owned subsidiary of CGG, in no way compromises his independence. Similarly, the fact that Messrs. Carroll, Work and Young have been directors of a consolidated subsidiary of the group (Veritas, now CGG Veritas Services Holding (US) Inc.) in the last five years does not affect their independent status, since they already had independent status within that entity.
After consulting the directors, it was decided in December 2005 to follow the recommendation of the Institut Français des Administrateurs and organize an annual self-assessment of the board’s workings, analyzed by an external consultant, and a more in-depth assessment every three years including individual interviews carried out by an external consultant. An initial assessment, in which an external consultant interviewed each director individually, was carried out in 2005. This was followed by a self-assessment in 2006. In 2007, even though three years had not elapsed since the last in-depth assessment, the board decided to carry out another in-depth assessment, as in 2005, due to the arrival of new directors. In these assessments, responses are processed once a year and by the external consultant who then produces a report. The assessments are governed by annual action plans.
The business address of members of the Board of Directors is Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris.
The Board’s internal rules state that each director must own at least 100 shares in the company. In accordance with article L.621-18-2 of the French monetary and financial code and articles 223-22 and 223-23 of the Autorité des Marchés Financiers’ general regulations, directors are required to inform the AMF, according to terms set out in AMF instruction no. 2006-05 of February 3, 2006, of all transactions that they or persons closely linked to them may have performed involving the Company’s securities. These transactions are summarized in the appendix to this Registration Document. The Board’s internal rules, adopted on December 10, 2003, states that directors must not trade in the Company’s securities when they are in possession of information that has not yet been made public and which, if it were made public, could influence the share price.
The Company has not appointed any non-voting directors.

English translation from the French
12.2. Presidents

Name	Age	Position	Date of appointment	Term expires
Thierry Le Roux	54	Group President, Chief Operating Officer	September 7, 2005	2008 shareholders’ meeting
Christophe Pettenati-Auzière, President, Geophysical Services since September 7, 2005, left his position on December 6, 2007.
Thierry Le Roux was born on December 8, 1953. He is a graduate of Ecole Nationale des Ponts et Chaussées (1975) and CPA-HEC Paris (1993).
He joined the Group in late 1975, starting his career as head of land operations in the Middle East (Jordan, Syria and Oman) until 1980. He then moved to China, where he was head of land operations and processing. In 1982, he moved to Singapore as head of land operations for Asia-Pacific, before becoming head of all geophysical services in this region in 1985.
In 1992, he was appointed special adviser to the Vice President, Administration and Finance in Paris, and in 1994 to the Vice President, Research and Innovation and head of the well seismic division.
He was appointed Chairman of Sercel in June 1995, and then Vice President, Equipment in 1999. In September, he became Group President and Chief Financial Officer. Since January 2007, he has been Group President and Chief Operating Officer.
Mr. Le Roux’s main offices over the last five years are set out in the table below.

Name	Offices held in the last five years
Thierry Le Roux	Current office:
President	within the Group:
(number of shares owned on	Chairman, Sercel SA
March 31, 2008 = 2,818)	Chairman of the Board of Directors, Sercel Inc.
Chairman of the Board of Directors, Hebei Sercel-Junfeng Geophysical
Prospecting Equipment Co. Ltd
Vice-chairman and member of the Supervisory Board, Sercel Holding
Director, CGG Americas Inc.
Chairman of the Board of Directors, Sercel England Ltd
Director, Sercel Singapore Private Ltd
Director, CGG Veritas Services Holding (US) Inc.
Director, CGG Veritas Services

outside the Group:
Director, Offshore Hydrocarbon Mapping Plc.
Director, Int. Inc.
Chairman of the Supervisory Board, Tronic’s Microsystems SA
Director, Cybernetix SA

Offices no longer held
within the Group:
Chairman and CEO, Sercel SA
Chairman of the Management Board, Sercel Holding
Chairman of the Board of Directors, Sercel Australia
Chairman, Sercel Canada
Chairman and Chief Executive Officer, Createch Industrie
Chairman and Chief Executive Officer, Flagship
Representative of CGG on the Board of Directors of
Paradigm Geophysical Ltd.
Permanent representative of Sercel Holding on the Board of Directors of

English translation from the French

Name	Offices held in the last five years
Tronic’s Microsystems SA
outside the Group:
Director, Consortium Francais de Localisation
Chairman, Geosensor Corp2
Director, Paradigm Geophysical
Member of the Supervisory Board, Mobiloc
Representative of CGG on the Board of Directors of Mobiloc
12.3. Conflicts of interest:
There are no family links between members of the Board of Directors and the Company’s other main executives.
To the Company’s knowledge, no member of the Board of Directors or any corporate officer has been convicted of fraud in the last five years. No director or officer has been a director in an entity that has undergone bankruptcy, receivership or liquidation in the last five years, and none has been convicted of an offence and/or official public sanction by a statutory or regulatory authority. No director or officer has been prevented by a court from being a member of a management, executive or supervisory body of any issuer or from being involved in the management or business operations of an issuer in the last five years.
There is no potential conflict of interest between the duties of members of the Board of Directors and their other duties.
There is currently no service contract connecting members of the Board of Directors to the Company or any of its subsidiaries. The consultancy contract between the Company and Thierry Pilenko took effect on January 15, 2007 and ended on March 27, 2007.
The Company takes into account the recommendations of the AFEP-MEDEF report of September 2002 for the improvement of corporate governance. These principles cover the workings of the Board of Directors and its committees, as described in the Board’s internal rules. In addition, as a company listed on the New York Stock Exchange, the Company is also subject to the USA’s Sarbanes-Oxley Act, which came into force in 2002.
12.4. Executive Officers
Executive Committee
At the filing date of this document, the members of the Executive Committee were as follows:

Robert Brunck	Chairman and Chief Executive Officer
Thierry Le Roux	Chief Operating Officer
Gérard Chambovet	Senior Executive Vice President
Stéphane-Paul Frydman	Chief Financial Officer
Pascal Rouiller	Chief Executive Officer, Sercel
Luc Benoît-Cattin	President, Corporate Services
Fernando Aguilar	President, Eastern Hemisphere Services
Timothy Wells	President, Western Hemisphere Services
The Chairman/CEO and the President/COO are the only corporate officers who are members of the Executive Committee.
12.5. Disclosure Committee
As part of efforts to comply with the Sarbanes-Oxley Act, the Group’s Chairman/CEO and CFO set up a Disclosure Committee, to enable them to deliver the certificate required by article 302 of the Sarbanes-

English translation from the French
Oxley Act, which must accompany annual reports filed by the Company with the Securities and Exchange Commission.
The committee has four main duties:
•	to analyze the importance of information, to determine whether it is appropriate to make it public, and when making such information public, within which timeframe it must:
—	review all information and its drafting,

—	check the procedure for reporting information and coordinating its dissemination outside the Group (to shareholders, market authorities, investors, the press etc.).
•	to provide guidelines to ensure the internal reporting of all significant information that must be made public as part of quarterly, half-yearly and annual reporting to the market authorities, and in communications with the financial community,

•	to inform the Group’s Chairman/CEO and CFO about all changes, deficiencies and weaknesses found by the committee in the internal reporting process.
At the filing date of this document, the Committee was chaired by the Group’s Senior Executive Vice President. The other members of the Committee are: the President/COO, the Chairman of Sercel’s Management Board, the deputy CFO, the CFOs for the services and equipment divisions, the Group’s head of internal audit, the Group’s head of accounting, the head of Investor Relations and the head of the Corporate Legal Affairs department.
The Committee meets once a quarter, ahead of its required periodic publications. The committee first met on February 11, 2003. Following the Committee’s self-assessment of its operating procedures in February 2005, the procedure for reporting information to the Committee was adjusted to make it more efficient and to give the Committee reasonable assurance that all significant information is brought to its attention.

English translation from the French
ITEM XIII
COMPENSATION AND BENEFITS
13.1.	Compensation of the members of the Board of Directors:

In February 2008, the Company paid an aggregate amount of €580,000 as attendance fees to the members of its Board of Directors for fiscal year 2007. This amount is divided into a fixed and variable component on the basis of two-thirds function, one-third presence as follows:
— The fixed component is calculated on the basis of one share for each director. The members of the audit committee receive 1 1/4 additional shares, the members of the strategic committee, the nominations and remuneration committee and the technology committee receive one additional share each.
— The variable component is calculated on the basis of one share for each meeting of the board and the committees directors attended with a coefficient of 1.5 for committee Chairs. In the event of certain committees meeting at the same time, directors serving on more than one committee would only be considered to have attended one meeting. In such a case, the members of the audit committee who also served on another committee would be paid for attending the meeting of the audit committee.
Each director residing outside Europe receives an additional amount of € 20,000.

The table below sets forth the amount paid for fiscal year 2007 to each CGG Veritas director by CGG Veritas and/or by its subsidiaries.

Amount of attendance fees paid to CGG Veritas directors by CGG
Name	Veritas and/or one of its subsidiaries for fiscal year 2007
Robert BRUNCK(*)	€50,038.81
Olivier APPERT	€48,889.39
Loren CARROLL	€55,728.75
Rémi DORVAL	€52,519.56
Jean DUNAND	€43,016.40
Yves LESAGE	€51,753.28
Christian MARBACH	€33,639.09 €28,659.47
Thierry PILENKO	USD70,000 (**) €75,831.80 paid by CGG VERITAS as a director
Robert SEMMENS	€15,000 paid by Sercel Holding as a member of the supervisory board
Daniel VALOT	€36,876.95
David WORK	€50,958.32
Terence YOUNG	€50,958.32
Gérard FRIES(***)	€564.93
John MACWILLIAMS(***)	€564.93

(*)	R. BRUNCK does not receive any compensation as member of the Supervisory Board of Sercel Holding and as Chairman of the Board of Directors of CGG Americas.

(**)	Amount paid pursuant to a consulting agreement which came into effect on January 15, 2007 between the Company and Mr. Thierry PILENKO and was terminated on March 27, 2007.

(***)	The offices of these two directors ended as from January 9, 2007.

English translation from the French
In accordance with the law, the Board members, except the Chairman and Chief Executive Officer, do not benefit from stock options or performance shares.
13.2.    Compensation of Executive Committee members:
The compensation of Executive Committee members, as it existed on December 31, 2007 (see list of members in the Registration Document no. D.07-0422 filed with the AMF on May 7, 2007), comprises a fixed element and a bonus. The bonus is based on the attainment of commercial and financial targets such as revenue growth, operating income, operating cash flow (EBITDA minus capital expenditure and purchases of intangible assets) by the Group’s various businesses, and earnings per share.

The attainment of individual qualitative targets is also taken into consideration. Bonuses mean that compensation can vary significantly from one year to the next. Bonuses due to Executive Committee members with respect to 2007 were paid in March 2008.

The overall gross compensation (including benefits in kind and bonuses paid with respect to 2007, but excluding director attendance fees) of Executive Committee members (including the Chairman/CEO and the two Presidents) totaled €5,807,202 in 2007.
13.3.    Compensation of the Chairman/CEO and the Presidents:
13.3.1.  Compensation:
The aggregate compensation of Robert Brunck, Chairman and Chief Executive Officer, Mr Le Roux and Mr Pettenati-Auzière, Presidents, in 2007 comprised a fixed element and a bonus. The bonus for a given fiscal year is determined and paid during the first half of the following fiscal year.

For 2007, the bonuses of Mr Brunck and Mr Le Roux were based on the achievement of personal objectives (representing one third of the bonus) and financial objectives (representing two thirds of the bonus). The financial objectives included targets for net earnings per share (weighted 25%), Group EBIT (weighted 25%), Group operational cash flow (i.e. EBITDA less capex and purchases of intangible assets — weighted 35%) and year-on-year growth in the Group’s revenue (weighted 15%).

For 2007, the bonus of Mr Pettenati-Auzière was based on the achievement of personal objectives (representing half of the bonus) and financial objectives (representing half of the bonus). The financial objectives include targets for net earnings per share (weighted 25%), Services EBIT (weighted 25%), Services operational cash flow (i.e. EBITDA less capex and purchases of intangible assets — weighted 35%) and growth in Services revenue (weighted 15%).

The gross fixed compensation and bonuses paid by the company and its subsidiaries to Robert Brunck, Chairman and Chief Executive Officer, for 2005, 2006 and 2007 are set out below:

Year	Fixed element (1)	Bonus	Director attendance fees
2007	€526,860	€930,057	€50,038.81
2006	€392,144	€610,000	€43,277.05
2005	€384,205	€333,000	€39,216.55

(1)	including benefits in kind

English translation from the French
The gross compensation paid by the company and its subsidiaries to Thierry Le Roux, President, for 2005, 2006 and 2007 is set out below:

Year	Fixed element (1)	Bonus
2007	€400,018	€572,343
2006	€310,780	€350,800
2005	€288,100	€159,500

(1)	including benefits in kind
The gross compensation paid by the company and its subsidiaries to Christophe Pettenati-Auzière, President, for 2005, 2006 and 2007 is set out below:

Year	Fixed element (1)	Bonus
2007	€313,696	€176,700
2006	€302,030	€267,800
2005	€280,700	€140,700

(1)	including benefits in kind
13.3.2.	Stock options and performance shares awarded to corporate officers:

Pursuant to article L.225-102-1 of the French commercial code, the stock options and performance shares awarded to Robert Brunck, Chairman and Chief Executive Officer, Mr Le Roux and Mr Pettenati-Auzière in the last three years under plans implemented by the Company are set out below:
Robert Brunck:

Plan	Stock options	Performance shares (*)
Plan dated March 23, 2007	40,000	4,000
Plan dated May 11, 2006	30,000	2,500
2005	none

(*)	subject to performance conditions described in section 15.2.3.
Thierry Le Roux:

Plan	Stock options	Performance shares (*)
Plan dated March 23, 2007	25,000	2,500
Plan dated May 11, 2006	17,500	1,750
2005	none

(*)	subject to performance conditions described in section 15.2.3.
Christophe Pettenati-Auzière:

Plan	Stock options	Performance shares (*)
Plan dated March 23, 2007	17,500	1,750
Plan dated May 11, 2006	17,500	1,750
2005	none

(*)	subject to performance conditions described in section 15.2.3.

English translation from the French
Pursuant to article L.225-197-1 of the French commercial code, it is specified that, for the stock option and performance share plans implemented on March 23, 2007, the Board of Directors required each officer to keep at least 10% of (i) the shares resulting from the exercise of stock-options and (ii) performance shares awarded in registered form until the end of his term of office.
13.3.3.	Protection letters:

13.3.3.1.	On March 8, 2006, the Board of Directors authorized an amendment to the employment contracts of Messrs Brunck, Le Roux and Pettenati-Auzière according to which:
(i)	in the event of dismissal or change of control, a special severance indemnity representing 250% of their reference annual compensation (gross fixed salary including, if applicable, salaries paid by foreign subsidiaries over the prior 12 months and the average bonuses paid during the prior 3 years) would be paid; and

(ii)	should they decide, in the event of a change of control, to continue working for the Company, they would receive a loyalty bonus representing 150% of their reference annual compensation as defined above after the expiry of a 18-month period after change of control.
The above-mentioned provisions were implemented when Mr Pettenati-Auzière left his position within the Group in December 2007. On December 19, 2007, Mr Pettenati-Auzière received an aggregate gross amount of €1,133,106 as a special severance indemnity. The balance of the sums to which he is entitled as a result of the termination of his employment contract, including his bonus for 2007, i.e. a total amount of €338,189.83, will be paid on March 17, 2008. In addition, he will be able to keep the stock options that he was allocated pursuant to the various stock-option plans currently in force within the Group (see section 13.5 below). However, pursuant to the regulations of the plan governing the award of performance shares, he will lose the performance shares allocated to him in 2006 and 2007.

13.3.3.2.	Pursuant to section L. 225-42-1 of the French commercial code as modified by act no. 2007-1223 dated August 21, 2007 (“TEPA” act), the Board of Directors approved on February 27, 2008 an amendment to the previous provisions approved on March 8, 2006 for Messrs Brunck and Le Roux. These new provisions were approved by the Board in accordance with the procedure applicable to regulated agreements and provided for by section L.225-38 and following of the French commercial code.

Pursuant to section L. 225-42-1 of the French commercial code, payment of the above-mentioned special severance indemnity, as well as the early exercise of all stock options that have been allocated to Mr Brunck and Mr Le Roux under the stock options plans currently in force, is from now on subject to a performance condition assessed in comparison with the performance of the Company, on the basis of the fulfillment of at least one of the three following objectives:
—	an objective consisting of the share price’s performance relative to the SBF 120 index;

—	an objective consisting of the ADS price’s performance relative to the PHLX Oil Service SectorSM index (OSXSM),

—	a financial objective consisting of EBIT expressed in USD and related to the target for the annual bonuses of Mr Brunck and Mr Le Roux.
Finally, to take into account the changing practices of CGG Veritas’ peers in these matters, the amount of the special severance indemnity has been reduced from 250% to 200% of the annual reference compensation defined above.
This special severance indemnity is a maximum figure, and substitutes all sums to which Messrs Brunck and Le Roux may be entitled as a consequence of the severance including any statutory severance payment,

English translation from the French
any severance payment due under collective bargaining agreements, compensation in lieu of notice and pay in lieu of vacation.
These new provisions will be subject to the approval of shareholders in their April 29, 2008 meeting.
13.4.	Supplementary pension plan:

A supplementary pension plan was implemented in December 2004 for the members of the Group’s Executive Committee and members of Sercel Holding’s Management Board (hereinafter referred to as the “Beneficiaries”), including the Chairman/CEO and the President/COO[1]. The aggregate present value of the benefit resulting from the plan at December 31, 2007 amounted to €10,200,133, of which €593,102 was recorded as an expense for 2007. The amounts relating to the Chairman/CEO and the two Presidents[1] are €7,808,882 and €405,587 respectively.
13.5.	Stock options — Executive Committee members

The policy for awarding stock options is described in section 15.2.2, as are the exercise terms of existing options. The table below sets out past awards of stock options to Executive Committee members and corporate officers:

	2000 plan		2001 plan		2002 plan		2003 plan		2006 plan	2007 plan	Total
Date of Board meeting	18/01/2000		14/03/2001		15/05/2002		15/05/2003		11/05/2006	23/03/2007	—
Total number of shares that may be subscribed at December 31, 2007 by:
— corporate officers	0		11,551		21,776		21,066		65,000	82,500	201,893
— other members of the Executive Committee	0		19,598		1,959		10,888		42,500	52,500	127,445
Vesting date	18/01/2003		14/03/2004		15/05/2005		15/05/2006		11/05/2007	23/03/2008	—
Expiry	17/01/2008		13/03/2009		14/05/2010		14/05/2011		10/05/2014	23/03/2015	—
Strike price (€)	45.83	(1)	65.39	(1)	39.92	(1)	14.53	(1)	131.26	1510.98	—
Options exercized by Executive Committee members since January 1, 2007	16,332		45,266		11,213		35,185		0	0	107,996
Total number of options owned by Executive Committee members and cancelled since January 1, 2007	0		0		0		0		0	0
Total number of options owned by Executive Committee members at December 31, 2007 (2)	0		31,149		23,735		31,954		107,500	135,000	329,338

(1)	Taking into account the adjustment to the strike price and the number of shares covered by options, in accordance with article L.225-181 of the French commercial code, following the Company’s capital increase with preferential subscription rights maintained in December 2005.

(2)	Taking into account options that expired due to termination of employment within the Group and exercised options.

1	The second President, Mr Pettenati-Auzière, who left his post on December 6, 2007, also benefited from this plan.
13.6.	Transactions between the Company and its senior managers and/or a shareholder owning more than 10% of voting rights

English translation from the French
13.6.1.	Regulated agreements entered into by the Company with companies or subsidiaries with which it has common directors or corporate officers during 2007 and until April 9, 2008
1.	Non-compete clause applicable to the Chaiman/CEO and the President/COO:

This non-compete clause applies to geophysical data acquisition, processing and interpretation services, and the supply of equipment or products designed for the acquisition, processing and interpretation of geophysical data, including the person’s contribution to projects or activities in the same area as those in which he took part within the CGG Veritas Group.

In return for this undertaking, lasting for 18 months from the termination of their functions, Mr Brunck and Mr Le Roux would receive a sum equal to 100% of their annual reference compensation as defined by their protection letter.

This agreement concerns:
—	Robert Brunck, Chairman and Chief Executive Officer of CGG Veritas SA, and

—	Thierry Le Roux, President of CGG Veritas SA.
2.	Amendment to the loan agreement between CGG Veritas SA and CGG Services dated October 31, 2007:

Under the terms of this amendment, the initial interest rate of 5.27% will be reduced to 1% between April 1, 2008 and December 31, 2008.

This agreement concerns: Thierry Le Roux, President and Chief Operating Officer of CGG Veritas SA and Chairman of the Board and director of CGG Services

3.	Sale of CGG Americas’ remaining stake in CGG Veritas Services (Norway) AS (formerly Exploration Resources AS) to CGG Veritas SA

This agreement concerns:
—	Robert Brunck, Chairman and Chief Executive Officer of CGG Veritas SA and director of CGG Americas, and

—	Thierry Le Roux, President of CGG Veritas SA and director of CGG Americas.
4.	Amendment to the employment contracts of Mr Brunck and Mr Le Roux relating to the payment of a special severance indemnity in the event that their employment contracts are terminated or that hostile transactions take place on the Company’s capital, to bring these provisions into compliance with article L.225-42-1 of the French commercial code resulting from act no. 2007-1223 of August 21, 2007 (“TEPA Act” — see section 13.3.3.2)

5.	Consultancy contract between the Company and Thierry Pilenko, which came into force on January 15, 2007

This agreement concerns: Thierry Pilenko, director of the Company.

This contract was terminated on March 27, 2007. In accordance with the contract’s terms, Mr Pilenko received USD70,000 in respect of services provided to the Company under the contract.

English translation from the French
6.	Provision of a guarantee on January 12, 2007 by Volnay Acquisition I and Volnay Acquisition II, of the Senior Notes 2015 issued by the Company in April 2005 and January 2006, under which they guarantee the Company’s coupon payment and redemption obligations

This agreement concerns: Thierry Le Roux, President of the Company and director of Volnay Acquisition I and Volnay Acquisition II

7.	Signature on February 7, 2007 of a syndicated USD200m loan agreement (hereinafter the “Loan Agreement”) between the Company and Volnay Acquisition I (co-borrower), and the lenders

This agreement concerns: Thierry Le Roux, President of the Company and director of Volnay Acquisition I

8.	Signature on January 12, 2007 by Sercel Inc., Sercel Canada Ltd, Sercel Australia, CGG Americas, CGG Canada, CGG Marine Resources Norge, Volnay Acquisition I and Volnay Acquisition II of all agreements relating to guarantees, collateral and pledges granted under the Loan Agreement, particularly the “Intercreditor Agreement”, the “Guarantee Agreement”, the “US Parent Pledge Agreement”, the “US Guarantee Agreement”, the “Canadian Pledge and Security Agreement”, the “Norwegian Pledge and Security Agreement”, the “Norwegian Guarantee Agreement”, the “French Financial Instruments Accounts Pledge Agreement”, the “French Bank Accounts Pledge Agreement”, the “French Intercompany Loan Receivable Agreement”, and any other document relating to the entering into of the Loan Agreement mentioned in section 3.

These agreements concern:
—	Robert Brunck, Chairman and Chief Executive Officer of the Company and director of CGG Americas; and

—	Thierry Le Roux, President of the Company and director of CGG Americas, director and chairman of Sercel Inc, Volnay Acquisition I and Volnay Acquisition II.
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière, President of the Company, director and chairman of CGG Marine Resources Norge and director of CGG Americas.

9.	USD600m loan dated January 12, 2007 from the Company to Volnay Acquisition I

This agreement concerns: Thierry Le Roux, President of the Company and director of Volnay Acquisition I.

10.	Signature of a “Supplemental indenture” on January 12, 2007 through which Volnay Acquisition II undertook to take over all obligations previously assumed by Veritas DGC Inc. as part of its convertible bond issue on March 3, 2004 (USD155 million of floating-rate convertible senior notes due 2024).

This agreement concerns: Thierry Le Roux, President of the Company and director of Volnay Acquisition II.

11.	Provision of a guarantee by the Company on January 12, 2007, under which it guarantees all obligations and sums due under the convertible bond issue mentioned in section 10 above, until all sums have been paid in full and all obligations have been fulfilled.

This agreement concerns: Thierry Le Roux, President of the Company and director of Volnay Acquisition II.

English translation from the French
12.	Provision by Sercel Inc., Sercel Canada Ltd, Sercel Australia Pty Ltd, CGG Americas Inc., CGG Canada Services Ltd, CGG Marine Resources Norge A/S, CGG Veritas Services Inc., Veritas DGC Land Inc., Veritas Geophysical Corporation, Veritas Investments Inc., Viking Maritime Inc., Veritas Geophysical (Mexico) LLC, Veritas DGC Asia Pacific Ltd and Alitheia Resources Inc. of a guarantee under which they guarantee the Company’s coupon payment and redemption obligations in respect of the additional issue of Senior Notes 2015 on February 9, 2007 and the issue of Senior Notes 2017 on the same day.

These agreements concern:
—	Robert Brunck, Chairman and Chief Executive Officer of the Company and director of CGG Americas;

—	Thierry Le Roux, President of the Company, director and chairman of Sercel Inc. and CGG Veritas Services Inc., and director of CGG Americas;
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière, President of the Company, director and chairman of CGG Marine Resources Norge, and director of CGG Veritas Services Inc. and CGG Americas, Inc.

13.	Contribution of 100% of the Company’s shares in CGG Americas to CGG Veritas Services Inc.

This agreement concerns: Thierry Le Roux, President of the Company and director of CGG Veritas Services Inc.

This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière, President of the Company and director of CGG Veritas Services Inc.

This contribution has not yet been carried out.

14.	Sale of 1,000,000 Exploration Resources shares held by CGG Americas to the Company.

This agreement concerns:
—	Robert Brunck, Chairman and Chief Executive Officer of the Company and director of CGG Americas; and

—	Thierry Le Roux, President of the Company and director of CGG Veritas Services Inc.
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière, President of the Company and director of CGG Veritas Services Inc.

15.	A commission agreement under which CGG Veritas undertakes to continue executing, on behalf of CGG Services, contracts underway in Libya, Cuba and Abu-Dhabi until CGG Services branches have been set up in these countries.

No agreement was made that CGG Services would pay commissions to CGG Veritas, only that CGG Veritas’ expenses in executing the contract would be reimbursed. This agreement forms part of the co-operation undertakings made by CGG Veritas as part of the contract transfer agreement.

16.	An outsourcing contract under which CGG Services outsources to CGG Veritas the execution of contracts that cannot be transferred to CGG Services.

This agreement concerns: Thierry Le Roux, President of the Company and director of CGG Services:

English translation from the French
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière, President of the Company and director of CGG Services.
13.6.2.	Regulated agreements between the Company and companies or subsidiaries with which it has common directors or corporate officers, authorized and entered into in previous years and continuing to have an effect in 2007:
1.	Amendment to Robert Brunck’s employment contract to take into account his role as Chairman and Chief Executive Officer:

Under this amendment, Mr Brunck’s employment contract was suspended on the following basis: there is no interruption in terms of length of service; at the end of Mr Brunck’s term of office, he will return to a salaried position as a senior executive and member of the Executive Committee; there is no change in compensation due in the event of termination of the employment contract.

2.	Provision of a guarantee by CGG Americas to bondholders with respect to the high-yield bond issue of April 28, 2005, under which CGG Americas guarantees the Company’s coupon payment and redemption obligations:

This agreement concerns: Mr Brunck in respect of his roles as Chairman and Chief Executive Officer of the Company and director of CGG Americas.

3.	Authorization of the two Presidents and, particularly, the Chairman and Chief Executive Officer to benefit from the French and US supplementary pension plans for senior executives, as presented to the Board of Directors on December 8, 2004 and March 8, 2005.

4.	Provision of a guarantee by CGG Americas, Sercel Inc. and CGG Marine Resources Norge to bondholders with respect to the high-yield bond issue of February 3, 2006, under which CGG Americas, Sercel Inc. and CGG Marine Resources Norge guarantee the Company’s coupon payment and redemption obligations:

This agreement concerns:
—	Robert Brunck in respect of his roles as Chairman and Chief Executive Officer of the Company and director of CGG Americas;

—	Thierry Le Roux in respect of his roles as President of the Company and director of CGG Americas and Sercel Inc.
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière in respect of his roles as President of the Company and director of CGG Americas and CGG Marine Resources Norge.

5.	Creation by the Company of a co-debtor undertaking, jointly with CGG Marine Resources Norge, in favor of SNC Sea Survey II as part of CIC’s financing of the streamers on CGG Marine Resources Norge AS’s Symphony vessel, in an amount of USD24,488,880:

This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière in respect of his roles as President of the Company and director of CGG Marine Resources Norge.

6.	Terms of the employment contracts of the Company’s Chairman and Chief Executive Officer (currently suspended) and its two Presidents relating to (i) the severance indemnity due to them in the event of the termination of their employment contracts or hostile transactions on the Company’s capital, set at 250% of their annual reference compensation and (ii) the special loyalty bonus due in the

English translation from the French
event that they remain employees in the event of hostile transactions on the Company’s capital, set at 150% of their annual reference compensation.
Annual reference compensation is defined as the amount of gross fixed salary (basic salary and compensation for corporate officership), including any foreign salaries received for activities in Group subsidiaries received during the year preceding the date on which the notice period ends, whether or not the notice period has been worked. To this figure is added the average bonus paid in the three years preceding the date on which the notice period ends, whether or not the notice period has been worked, but any loyalty bonus, sums paid in respect of benefits in kind or repayment of expenses are excluded.

These agreements concern: Mr Brunck and Mr Le Roux.

This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière

7.	Provision of a guarantee by CGG Americas, Sercel Inc., CGG Marine Resources Norge, Volnay Acquisition Co.I and Volnay Acquisition Co.II to the lenders, as part of the senior bridge loan agreement entered into by CGG SA on November 22, 2006 in an amount of USD1.6 billion to finance the acquisition of Veritas DGC Inc., under which CGG Americas, Sercel Inc., CGG Marine Resources Norge, Volnay Acquisition Co.I and Volnay Acquisition Co.II guarantee the Company’s coupon payment and redemption obligations.

This agreement concerns:
—	Robert Brunck in respect of his roles as Chairman and Chief Executive Officer of the Company and director of CGG Americas

—	Thierry Le Roux in respect of his roles as President of the Company and director of CGG Americas, Sercel Inc., Volnay Acquisition Co.I and Volnay Acquisition Co.II.
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière in respect of his roles as President of the Company and director of CGG Americas and CGG Marine Resources Norge.

The amount borrowed under this agreement, i.e. USD700 million, was repaid on February 9, 2007.

8.	Signature of a USD1,140 million loan agreement on January 12, 2007 by the Company and Volnay Acquisition Co. I (with the latter being the borrower) and the lenders (hereinafter the “Loan Agreement”).

This agreement concerns: Thierry Le Roux in respect of his roles as President of the Company and director of Volnay Acquisition Co. I.

The signature of this agreement was authorized by the Board of Directors on December 6, 2006, but did not come into effect in 2006 since it was not signed until January 12, 2007.

9.	Signature by the Company, CGG Americas, Sercel Inc., CGG Marine Resources Norge, Volnay Acquisition Co.I and Volnay Acquisition Co.II, under the Loan Agreement, of all agreements relating to guarantees, collateral and pledges made on the securities and assets of these subsidiaries under the Loan Agreement, including the “Intercreditor Agreement”, the “Guarantee Agreement”, the “US Pledge and Security Agreement”, the “French Pledge and Security Agreement”, the “Norwegian Pledge and Security Agreement” and all other documents relating to the entering into of the Loan Agreement.

English translation from the French
These agreements concern:
—	Robert Brunck in respect of his roles as Chairman and Chief Executive Officer of the Company and director of CGG Americas; and

—	Thierry Le Roux, in respect of his roles as President of the Company, director and chairman of Sercel Inc, and director of CGG Americas, Volnay Acquisition I and Volnay Acquisition II.
This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière, in respect of his roles as President of the Company, director and chairman of CGG Marine Resources Norge and director of CGG Americas.

The signature of these agreements was authorized by the Board of Directors on December 6, 2006, but they did not come into effect in 2006 since they were not signed until January 12, 2007.

10.	Signature of a subordinated loan agreement between the Company and Exploration Resources under which CGG agreed to the conversion of USD25 million of cash advances to Exploration Resources into a subordinated loan.

This agreement also concerned the following person when it was entered into: Christophe Pettenati-Auzière in respect of his roles as President of the Company and director of Exploration Resources.

11.	Agreement between IFP and the Company regarding a technology partnership between IFP and the Company in the fields of fundamental and applied research, research services and JIPs (joint industry-funded projects). This is a three-year partnership with an annual budget of €1.5 million (€0.5 million fixed and €1 million variable depending on specific projects), with various usage rights and confidentiality clauses depending on the type of project concerned and the level of financing (fundamental and applied research, specific projects, contractual research services).

This agreement concerns:
—	Robert Brunck, Chairman and Chief Executive Officer of the Company and director of IFP and

—	Olivier Appert, director of the Company and Chairman and Chief Executive Officer of IFP.

English translation from the French
ITEM XIV
BOARD PRACTICES — BOARD COMMITTEES
14.1.	Organization and preparation of Board meetings:
14.1.1.	Preparation of Board meetings:
About a week before each Board meeting, the Secretary of the Board sends the directors an information pack providing background details about agenda items to enable them to prepare for the meeting.
The directors are also informed and consulted by the Chairman between Board meetings about any significant events or transactions for the Company.
Press releases on quarterly, half-yearly and annual financial statements and on any significant events or transactions for the Company are sent to the directors in draft form sufficiently in advance of their publication for the directors to make their comments to the Chairman. Other press releases are sent to the directors upon their publication by the Company.
Broadly-speaking, the Chairman ensures that the directors are in a position to fulfill their duties and provides them with all the documents and information required for that purpose.
14.1.2.	Board meetings:
At each meeting, the Board is informed of developments in the operating and financial activity of the Group’s main business segments since the previous meeting. Each director receives a report containing this information.
It is accompanied by an in-depth review of the Group’s consolidated financial position, notably in terms of debt, cash and overall available financial resources in relation to the Group’s financial planning.
Any material transactions affecting the Group’s strategy, such as acquisitions, partnerships, divestments or strategic investments, are subject to the Board’s prior authorization after approval by the Strategic Committee. The Board is then kept regularly informed of progress in such transactions.
In the case of an emergency that cannot wait for a Board meeting, the Chairman contacts all directors by telephone conference call.
The Board meets at least four times a year in the presence of the statutory auditors.
In accordance with the Board’s internal regulations, directors may take part in Board meetings by videoconference or by other electronic means that enables them to be identified and effectively take part in the meeting, under the terms and conditions set out in article L.225-37 of the French commercial code. They are then deemed present for the purposes of calculating the quorum and majority in accordance with the provisions of the Board’s internal regulations.
At its meeting of May 15, 2002, the Board of Directors elected to combine the offices of Chairman of the Board and Chief Executive, following the amendments made to the Company’s by-laws by extraordinary resolution of the shareholders on May 15, 2002 to incorporate the provisions of the NRE Law of May 15, 2001 (Loi sur les Nouvelles Régulations Economiques). The Board of Directors has not placed any restrictions on the Chief Executive Officer’s powers. Accordingly, in accordance with the law and with article 10 of the Company’s by-laws, the Chairman and Chief Executive Officer has the widest powers to act in the name of the Company in all circumstances, save where expressly provided otherwise by law. The Board of Directors met nine times during 2007, with an average attendance rate of 87%.

English translation from the French
During these meetings, pursuant to the seventh and eighth resolutions passed at the extraordinary shareholders’ meeting of January 9, 2007, the Board agreed on the capital increase arising from the issuance of new shares of the Company to holders of Veritas DGC Inc. common stock. Furthermore, following the acquisition of Veritas DGC Inc. and the election of four new directors, the Board changed the composition of its committees and created a new Technology Committee. It also amended its internal regulations to include the new committee’s rules and procedures.
To refinance the Veritas DGC Inc. acquisition, the Board authorized the issuance of additional 7 1/2% Senior Notes due 2015, a new issue of 7 3/4% Senior Notes due 2017 and a new €200 million syndicated loan. The Board also authorized the issuance of guarantees related to the two new bond issues and the syndicated loan, which constitute related-party agreements under article L. 225-38 of the French commercial code.
The Board approved the separate and consolidated financial statements for 2006 and the quarterly and half-yearly financial statements for 2007. The 2008 budget and the 2008-2010 business plan were also submitted to the Board for approval. The Board convened the annual shareholders’ meeting held in May 2007 and approved the reports and draft resolutions to be put to the meeting. The Board approved the executive officers’ compensation and awarded stock options and performance shares.
The Board approved the draft spin-off agreement under which CGG Veritas transferred its “Services” business to its subsidiary CGG Services. The Board approved the acquisition of a 15% interest in Hydrocarbon Mapping plc (“OHM”) and the draft agreement between the Company and Eidesvik Offshore for the construction of two large seismic vessels to be operated by the Group under a 12-year time charter agreement.
The Board was consulted upon the resignation of one of the Group’s Presidents.
14.2.	Board committees:
The Board’s internal regulations initially set out the composition, responsibilities and practices of the four committees created by the Board and described below. At its meeting of March 8, 2005, the Board ratified the Audit Committee’s operating charter as proposed by the Committee’s Chairman. The practices of the other three committees are still governed by the Board’s internal regulations.
Appointment-Remuneration Committee:
The responsibilities of the Appointment-Remuneration Committee are to make proposals to the Board on:
•	compensation of the Chairman and Presidents, including the procedures for setting the variable component and the grant of any benefits in kind;

•	provisions concerning the retirement of the Chairman and the Presidents;

•	establishing stock option and performance share plans;

•	employee share offerings in the context of a capital increase;

•	potential candidates for the position of director, executive officer or member of a Board Committee.
Advice is also sought from the Appointment-Remuneration Committee on compensation paid to other members of the Executive Committee.
The Committee may also examine any other related issue at the Chairman’s request.
The Committee’s work is set out in the minutes.

English translation from the French
At the date of this Registration Document, the members of the Appointment-Remuneration Committee were:
R. Semmens (Chairman)(*)
R. Dorval(*)
O. Appert
D. Work(*)

(*)	Independent director
The committee met nine times in 2007 to decide on (i) compensation of the Chairman and Chief Executive Officer and the Presidents, (ii) policy governing the allocation of performance shares and stock options (iii) draft resolutions to be submitted to the annual shareholders’ meeting concerning the allocation of stock options and performance shares and the final allocation of stock options and performance shares to the Group’s employees, (iv) implementation of the appraisal process of the Board and the Chairman and Chief Executive Officer and (v) terms of departure of one of the Presidents.
The average attendance rate was 86%.
In accordance with the provisions of L.225-37 of the French commercial code, the compensation of the Chairman and Chief Executive Officer and the two Presidents in office during 2007 was set by the Board at the proposal of the Appointment-Remuneration Committee. Their compensation comprises a fixed component and a variable component. The variable component for a given fiscal year is determined and paid during the first half of the following year.
For the Chairman and Chief Executive Officer and for the President and Chief Operating Officer, one third of the variable component is based on the achievement of personal targets and two thirds on financial targets. The financial targets include net earnings per share (25% weighting), Group EBIT (25% weighting), Group operational cash flow (EBITDA less capex) (35% weighting) and growth in the Group’s year-to-year revenues (15% weighting).
For the President of Geophysical Services (who resigned on December 6, 2007), one half of the variable component is based on the achievement of personal targets and one half on financial targets. The financial targets include earnings per share (25% weighting), Services EBIT (25% weighting), Services operational cash flow (EBITDA less capex) (35% weighting) and growth in Services year-to-year revenues (15% weighting).
Details of compensation paid to the Chairman and Chief Executive Officer and the Presidents in 2007 are provided in section 13.3.
Strategic Committee:
The role of the Strategic Committee is to review:
•	the Group’s business plans and budgets;

•	the Group’s strategic options;

•	the Group’s organic growth;

•	proposed financial transactions.

English translation from the French
The Strategic Committee usually meets before each Board meeting and more often if necessary. The Committee met seven times in 2007 with an average attendance rate of close to 93%.
At the date of this Registration Document, the members of the Strategic Committee were:
R. Brunck (Chairman)
R. Semmens (*)
O. Appert
C. Marbach

(*)	Independent director
In 2007, the Committee was kept regularly informed of progress in the integration process following the merger between CGG and Veritas.
The Committee was also consulted on (i) issues related to the Group’s debt refinancing and its location, (ii) the Company’s proposed acquisition of an interest in Offshore Hydrocarbon Mapping plc (“OHM”), (iii) the proposed agreement between the Company and Eidesvik Offshore for the construction of two large seismic vessels to be operated by the Group under a 12-year time charter agreement, (iv) investments to be implemented for multi-client WAZ surveys, (v) construction of the new headquarters of the Company’s subsidiary CGG Services, (vi) the Group’s seismic fleet renewal plan, (vii) the Group’s legal structure, and (viii) the draft resolutions to be submitted to the 2008 annual shareholders’ meeting.
Audit Committee:
In accordance with its charter, the Audit Committee’s role is to assist and undertake preparatory work for the Board of Directors, and more particularly reviewing the financial statements with management and the statutory auditors.
The principal responsibilities of the Audit Committee are as follows:
•	Reviewing and discussing with management and the statutory auditors the appropriateness and consistency of the accounting methods used to prepare the separate and consolidated financial statements;
—	Reviewing and discussing with management and the statutory auditors the scope of consolidation and obtaining any necessary explanations;

—	Reviewing and discussing with management and the statutory auditors the draft annual, half-yearly and quarterly financial statements and notes thereto, including off-balance sheet commitments;

—	Reviewing and discussing with management and the statutory auditors the quality, comprehensiveness, accuracy and fairness of the Company’s financial statements;

—	Receiving reports from the statutory auditors on their work and the scope of their audit, including any comments and suggestions they may have made;

—	Addressing any financial and accounting issues the Committee deems important.
•	Reviewing the 20-F annual report and the Registration Document.

English translation from the French
•	In consultation with the statutory auditors, the internal auditors and management, reviewing the structure of internal control procedures and the way in which they operate, and more particularly procedures relating to the preparation and treatment of accounting and financial information used to prepare the financial statements, the assessment and management of risks and compliance with the principal regulations applicable to the Company. The Committee reviews the comments and suggestions made by the statutory auditors on internal control procedures.

•	With respect to internal audit, reviewing and discussing the following issues with management:
—	internal audit organization and practices;

—	internal audit activities and in particular proposed assignments under the internal audit plan approved by the general management and presented to the Committee.
•	Reviewing and discussing with management and, when appropriate, the statutory auditors any agreements entered into directly or indirectly between the Group and its directors or officers;

•	With respect to external statutory audit:
—	Reviewing and discussing with the statutory auditors their annual audit plan;

—	Where necessary, meeting with the statutory auditors outside the presence of management;

—	Ensuring the independence of the statutory auditors by overseeing the selection process. The Committee presents its choice to the Board of Directors, which must by law submit the appointment of the external auditors to the vote at a shareholders’ meeting;

—	Reviewing and discussing with the statutory auditors and management, separately where appropriate, the extent and results of the audit work and reviewing the amount of auditors’ fees regularly with management. As part of a procedure it determines annually, the Committee has sole authority to authorize the auditors and/or members of their network to provide non-audit services.
•	Dealing anonymously with any reports of a potential internal control problem or any problem of an accounting or financial nature.

•	Finally, management is required to report to the Committee on any suspected fraud of a significant amount so that the Committee can carry out any checks it deems appropriate.
Audit Committee meetings are attended by the relevant members of the Executive Committee, the Group Chief Financial Officer, the statutory auditors (to report on their work) and the Head of Group Internal Audit (to report on major assignments).

The Audit Committee usually meets before each Board meeting. In addition, members of the Audit Committee are always invited to attend Strategic Committee meetings.

As of the date of this Registration Document, the members of the Audit Committee were:
J. Dunand (Chairman)(*)
Y. Lesage
D. Valot(*)
R. Dorval(*)
L. Carroll(*)

English translation from the French

(*)	Independent director
In 2007, the Audit Committee reviewed the draft annual consolidated financial statements for 2006 and the financial statements for the first quarter, first half and third quarter of 2007, before they were presented to the Board. It also reviewed the 2007 forecasts, the 2008 budget and the 2008-2010 business plan. The Committee gave the Board its opinion on these financial statements. The Audit Committee also reviewed the US 20-F annual report and the French Registration Document. Finally, it was also presented with a proposal to reduce the financial statement closing period in 2007.

Following the acquisition of Veritas DGC Inc., the Audit Committee reviewed the Group’s opening balance sheet and the accounting treatment of the acquisition price. It also reviewed the Group’s business segments for internal and external reporting purposes.

The Audit Committee voted on the reappointment of the two external audit firms. It examined the external audit work to be performed on the 2007 financial statements and approved the estimated fees. The Audit Committee monitored the non-audit services provided by the statutory auditors or members of their networks during 2007 as required under the prior approval procedure.

The Audit Committee reviewed the activities of the internal audit team, which works according to a plan drawn up by the Executive Committee and presented to the Audit Committee. This plan is drawn up on the basis of operational and financial risks and is designed to ensure that each business segment is audited once every three years.

The Audit Committee was kept regularly informed of progress in the assessment of internal controls and the results of the assessments, as required by section 404 of the Sarbanes-Oxley Act. The statutory auditors and the internal audit department presented their respective conclusions.

The Audit Committee met eight times in 2007. The average attendance rate was close to 85%.

Minutes of each meeting are drawn up. As the Audit Committee meets before each Board meeting, the Chairman of the Committee also reports on the Committee’s work at Board meetings. The report is included in the minutes of the Board meeting.

Technology Committee:

The role of the Technology Committee is to assist the Board with respect to:
•	the Group’s development strategy in reservoir imaging through seismic and other oilfield services and products;

•	the main development programs in services and equipment;

•	the technology offering of the Group’s competitors and other oil services companies;

•	R&D budgets.
As of the date of this Registration Document, the members of the Technology Committee were:
R. Brunck (Chairman)
Y. Lesage
T. Pilenko
T. Young(*)

English translation from the French

(*)	Independent director
The Technology Committee usually meets twice a year. The Committee met twice in 2007 with an attendance rate of 87.5%.
During these meetings, the Committee reviewed the latest technological developments in the Services and Equipment segments, the Group’s R&D plan and certain specific technological projects.
14.3.	Report of the Chairman on preparation and organization of the Board of Directors’ work and on internal control for the fiscal year 2007:

In accordance with section L.225-37 of the French commercial code, the purpose of this document is to report on the conditions of preparation and organization of the meeting of the Board of Directors, on the limitations of the authority of the Chief Executive Officer as well as the internal control procedures put in place by Compagnie Générale de Géophysique – Veritas (hereinafter referred to as “the Company”). The Board of Directors reviewed this report in its session of February 27, 2008.

The conditions of preparation and organization of the meeting of the Board of Directors and the limitations of the authority of the general management are described in paragraph 14.1 of the present item. The part if this report relating to the internal control procedures put in place by the company is described below. The complete text of this report is available on demand at the head office of the company and on the website of the company.

The purpose of the internal control procedures of the Company is to offer reasonable assurance as to meeting objectives in respect of the following:
•	completion and optimization of operations, including the safeguarding of resources,

•	the reliability of financial information,

•	compliance with applicable laws and regulations.
All persons belonging to the Company are covered by the system of internal controls. The Board of Directors, senior executives, internal auditors, management and other personnel contribute significantly to the effectiveness of internal control procedures. Naturally, the responsibilities of supervisory personnel in the area of internal control vary in accordance with their level in the organizational hierarchy.

Because the Company is listed both in France and the US, it is also subject to the Sarbanes-Oxley Act and the French “Loi de Sécurité Financière”. In the scope of implementation of the recommendations and provisions of the Sarbanes-Oxley Act relating to internal control, the Company has decided to apply the COSO internal control integrated framework, established by the Committee of Sponsoring Organization of the Treadway Commission (COSO). Pursuant to Sarbanes-Oxley Act, the Company must include in its report on Form 20-F (the “20-F Report”) filed with the Securities Exchange Commission, a management report on internal control over financial reporting. This report along with the opinion of the auditors on the company’s internal control will be included in item 15 of the 20-F Report for fiscal year 2007. A translation of this item 15 into French is included in paragraph 14.5 of the present item.

The Chairman and Chief Executive Officer is responsible for the internal control system of the Company.

English translation from the French
a) Group organization:
The CGG Veritas Group consists of a mother company, Compagnie Générale de Géophysique- Veritas SA, a public company listed in New-York and Paris, and operational subsidiaries. The industrial activities of the Company were retroactively contributed, as of January 1, 2007, to an operational subsidiary, CGG Services SA. Apart from determining the Group strategy and policies, the scope of activity of the mother company is now limited to operational and financial organization at the Group level, holding the operational subsidiaries and controlling them (a pure holding company role). Corporate bodies (Board of Directors and shareholders’ meeting), production of the Group’s consolidated statements and other various US and French regulatory documents, Group’s commitments pursuant to its credit agreements, relations with the Group’s investors, shareholders and lenders are managed by the Group’s mother company.
Prior to the merger with Veritas DGC Inc., the Group’s operations were organized into two main divisions: Services (Geophysical Services) and Equipment (seismic acquisition equipment). Such organization has been kept after the effective date of the merger, i.e. January 12, 2007.
On this date, however, the Services division was reorganized under a matrix organization articulated around two regions: Western hemisphere (Americas) and Eastern hemisphere (Asia-Pacific, Europe, Africa and Middle-East). Such regions manage the business and operations around three Product Lines (Land, Marine, Processing & Reservoir) that ensure worldwide consistency of the activities notably with respect to assets management, development of technology and investments, human resources in their respective scope of business.
The Equipment division, operated through Sercel, also has a matrix organization by function (Product Development, Marketing and Sales, Industrial Operations and Administration) and geographical region (Europe, Americas, Far East).
For each division, staff functions in Finance, Human Resources and Legal Affairs report either to the Chief Executive Officer Delegate of the Services or the Chief Executive Officer of Sercel. Same support can be found at the Group level with, in addition, investor relations and internal audit.
The Group organization chart is made of 160 subsidiaries and JV/partnerships. It shall be noted that a continuous effort is made to reduce the number of subsidiaries. A dedicated project team has been organized in this respect, the merger between CGG and Veritas in January 2007 having significantly increased the number of the Group entities.
In 2007, management of the new CGG Veritas Group was reorganized as follows:
The Executive Committee comprises the following members:
—	the Chairman and Chief Executive Officer,

—	the Chief Operating Officer of the Group,

—	the Chief Financial Office of the Group r,

—	the Deputy Chief Executive Officer of the Group,

—	the Services Chief Executive Officer Delegate,

—	the Chief Executive Officer of Sercel,

—	the President Western Hemisphere Services, and

—	the President Eastern Hemisphere Services.
(hereinafter the “Executive Committee”).

English translation from the French
The Group has also established a Finance Committee reporting to the Chief Executive Officer which includes:
—	the Chief Operating Officer of the Group,

—	the Services Chief Executive Officer Delegate,

—	the Deputy Chief Executive Officer of the Group,

—	the Chief Executive Officer of Sercel,

—	the Chief Financial Officers of the Services and of Sercel, and

—	the Group Treasurer.
This Committee meets monthly and reviews the Group’s financial situation.
At the end of 2006, in the scope of the merger between CGG and Veritas, the Group put in place an Integration Committee, including mostly the Executive Committee members and the Group President of the corporate internal audit. This committee in charge of monitoring the integration project named “PEGASUS” relied on a dedicated project team, the “Program Office”, managed by the Group President of the corporate internal audit and coordinating the implementation of the integration efforts in all areas during the first six months. After July 2007, the integration monitoring was transferred to the various management teams. Integration follow-up is reported on during the regular sessions of the Executive Committee and through a recognition of the effectiveness of such integration on the basis of pre-established criteria which, when satisfied, allow each entity to be stamped “PEGASUS”.
In 2007, the Group launched two strategic initiatives – Geoscope and Geopromote – aiming at developing its technology on a long term basis. These two projects’ purposes are respectively to define the R&D strategy of the Geophysical Services for the three to five coming years and developing the Group’s ability to establish long-term connections with its customers and partners through its technology.
The Group has an internal audit organization with eight persons, which exercises its functions independently and objectively relying on its charter, and reports directly to the Executive Committee of the Group and the audit Committee. The Equipment Division (Sercel) also has its own internal audit organization with two persons reporting functionally to the Group President of the corporate internal audit.
Internal audit evaluates internal controls on the basis of the COSO framework and tools and in compliance with the code of conduct of the ‘Internal Audit Institute’. It works on the basis of a three-year cycle to assure a review of every important unit of the Group. Priorities are set on the basis of activities in progress and the level of risk. The annual plan is defined by the corporate internal audit department of the Group, approved by the Executive Committee and presented to the audit Committee. Internal audit of the Group conducts financial and accounting audits as well as operational audits. Recommendations issued from the audits are approved by the Company Executive Committee and the associated action plans are monitored by internal audit until all open issues have been resolved. The scope of action of the internal audit includes the performance of conformity tests in the scope of the provisions of the Sarbanes-Oxley Act relating to internal control.
Over the three-year period preceding the merger with Veritas, the units audited accounted for approximately 90% of the average revenues of the Group. In 2007, the internal audit’s activities excluding those linked to Sarbanes-Oxley, were mostly dedicated to the major scope of activities of the new CGG Veritas Group, i.e. the sites on which efforts to integrate the teams and the systems were the most important and the entities considered as being a priority based on the assessment of risks exposure carried out after the merger. The annual budget of internal audit corresponds to 0.1% of Group’s revenues which complies with the standards existing for companies in the same industrial sector.

English translation from the French
b) Environmental control
Environmental control is an important part of the Company’s internal control procedures.
Integrity and ethics
The Board of Directors implemented on December 10, 2003 a code of ethics which is applicable to the Chairman-CEO, members of the Executive Committee and the disclosure Committee. This code defines rules of conduct and integrity which the persons must follow in the performance of their function and obligations relating to information disclosure.
In 2007, after the merger with Veritas, the chart of ethics adopted in 2004 was extended to the whole new CGG Veritas Group. The integration achievements have made it possible to extend and reinforce the four values of the Group that are from now on: focus on performance, passion for innovation, power by people and integrity in the action.
During the 2007 first quarter, the chart of ethics and the fundamental values were commented by the management and disclosed to all employees of the Group during presentation and exchange meetings organized worldwide in all Group entities.
Finally, in the Company’s “Control and Finance Policy” charter, the Company undertakes to conduct its business in a responsible manner, producing timely reliable, accurate and fairly presented financial reports, ensuring that all transactions are accurately and honestly reported in the Company’s financial statements in accordance with the procedures in force, and then audited. Such commitment is materialized through compliance with the financial security program of the Company.
Corporate governance
The role and operating procedures of the Board of Directors, strategic Committee, the appointment-remuneration Committee and Technology Committee are dealt with in paragraphs 14.1 and 14.2 of the present item.
Disclosure
Within the framework of the implementation of the Sarbanes-Oxley Act, the Chairman-CEO and Chief Financial Officer of the Group created a disclosure Committee (the “Disclosure Committee”), the composition of which is dealt with in paragraph 12.4.
Delegation of powers and areas of responsibility
General instructions which are widely distributed, set forth rules for the delegation of powers, the approval of offers and contracts, investment authorizations and the budget allocation authorities. Such delegations are granted with the aim to permit and facilitate the management of the business of the Company and its subsidiaries.
The internal process for preparing offers, and controlling and approving contracts signed between the Company (or Group companies) on the one hand, and their customers, partners or subcontractors on the other hand, is well defined. Such process includes authorization rules in respect to contractual commitments and in particular the limits at which prior authorization by the Executive Committee is required.
Approval levels for investments, leases, sale-and-lease back transactions, expenses are also defined.

English translation from the French
Human resources policy
The Group’s human resources policy, set forth in a charter, is based on recruitment and development of expertise through regular training and on career management.
The Group seeks to identify and effectively match the knowledge and expertise of personnel with the needs of the Company, and to develop training plans to meet such needs.
The Group devotes considerable percentage of its training budget to improving technical and trade expertise. An increasing share of training is devoted to the management of personnel and projects, risks and performance. The personnel of the Group has access to a dedicated training structure through CGG Veritas University which includes an exhaustive range of training performed within the University and through well-known partners.
Integration works of CGG Veritas in 2007 made it possible to establish solid basis of convergence, especially in the field of compensation. Such works will be pursued in 2008 to provide the Group with all structuring tools that are necessary for the management of human resources in order to carry through its policy.
c) Assessment of risks
Market risks
•	Loan agreements may limit the Company’s ability to react to market trends or finance its growth. If the Group is not able to comply with the restrictions and provisions imposed under its loan agreements, an event of default vis-à-vis its contractual obligations may exist. This could accelerate the maturity of loan repayments.

•	The Group invests important amounts to acquire and process seismic data for multi-client surveys and its data library based on assumptions than cannot be verified. The Group is required to incur high fixed costs regardless of the level of commercial activity.

•	Earnings from operations may be materially impacted by foreign exchange fluctuations.

•	Financial needs and, in particular, working capital requirements may significantly vary within a short period, resulting in a need for additional financing. Such financing may not be possible to obtain or could be granted at unsatisfactory conditions.

•	The significant debt of the Group could adversely affect its financial situation and prevent it from meeting these obligations.
Interest-rate risks
The Company could be required to have recourse in part to indexed floating-rate debt which may result in variations in interest charges.
Environmental risks
Frequent changes in environmental laws and regulations could make it difficult for the Company to forecast precisely the cost and impact of such changes in future operations.
Insurance risks
The Company may be required to carry risks resulting from its operations which may have an adverse impact on activity and operating results.

English translation from the French
The Company has implemented mechanisms for identifying both external and internal risks. The principal risks which the Company incurs are analyzed in the “Document de Référence” and the 20-F Report.
The Company has mechanisms to identify changes which could have an impact on the Company’s ability to meet its objectives and requiring the intervention of management for an immediate response.
At the time of its quarterly review, the Executive Committee and the main managers of the Group (approximately a total of 20 persons), evaluates most particularly risks related to the Company’s dependence on capital spending of oil companies, certain major customers, competitors, seasonal trends, technology trends, the qualification of its personnel, its operational surroundings, its investments in multi-client surveys, the level of its debt, currency fluctuations and evolution of environmental regulations. In 2007, monitoring and follow-up of integration of both Groups was added to the agenda of these meetings.
The Executive Committee also ensures a follow-up of action plans and results on the basis of a monthly review.
It may also be noted that:
•	Every legal entity of the Group is positioned in a matrix in terms of risk exposure and volume of financial transactions. About fifteen risks have been listed for this classification; they are risks related to the internal structure of the entity on the one hand, such as the size of the entity, the turn over of key staff, the level of skills of the employees, the existence of an information system, etc. and risks related to the environment of the entity on the other hand, such as the context of the country, the complexity of laws, etc. The new entities of the Group as a result of the merger with Veritas were integrated in the pre-existing matrix in 2007 in order to obtain immediately a risks’ cartography of the new Group and, starting 2008, to ensure a follow-up on a systematic basis of all the entities of the Group under a homogeneous format.

•	The sales process for geophysical services includes a phase devoted to identifying and evaluating operational, customer, country, environmental risks, etc. The results of the evaluation are reviewed at different hierarchical levels up to the Executive Committee if necessary.

•	Each project is subject to a risk assessment relating to health, security and environment. Those risks are classified in terms of impact and probability and placed on a matrix on which is associated to the measures that will be taken in order to ensure their control. Within the framework of the merger with Veritas, the existing assessment systems of both companies have been brought together from the first day of the merger in order to ensure by links the monitoring and continuity of the risks assessment. A task group has been introduced to ensure a total convergence of the two systems as from 2008.
d) Control activities

Processes implemented by the Company to identify necessary control procedures are based on its risks assessment and on the measures to be implemented in order to fulfill the Group’s objectives.
1.	CGG Veritas guidelines
The Company has made available to employees and has posted on its intranet all its charters, objectives, general instructions, procedures and other guidelines. The requirement to make legal, tax and accounting decisions in accordance with applicable laws and regulations is clearly established.
•	Hygiene, Safety and Environment (HSE) : the Company seeks to strengthen policies in these areas on an ongoing basis.

English translation from the French
•	The integration works in the scope of health, safety, environment protection and quality (QHSE) were carried out along the following principles:

•	Perpetuate what both companies had already implemented, identify and consolidate the best practices in these areas;

•	Build the basis of a new QHSE system including the most recent computer and communication tools;

•	Include this system in a consistent sustainable development process which takes into account all concerned parties in the economic, corporate and environment areas.
Thus, the revision of the policies in place, the launch of the PRISM program of sustainable development, the preparation of the communication and reporting items, the risks analysis and the follow-up of the actions were priorities in 2007. This turning year was accompanied by a reallocation of the QHSE resources to both a specialists’ pool and the Product Lines and the regions.
•	The Company has a health, safety and environmental charter which stipulates that the Group considers that the protection of the environment and health and safety of its employees, subcontractors, and neighboring communities as a fundamental prerequisite ahead of any other work objective.

•	The Company has a quality charter which stipulates that quality is, in the same way as security and environmental protection, a permanent priority of all Group’s personnel.

•	Every year the Company defines general objectives in the area of health, safety, the environment and quality.

•	A 24-hour notification system exists to report accidents and incidents to provide better protection for persons and Company assets.

•	Information technology infrastructure and information systems security:
IT security is an essential item of the Company’s internal control, thus access to internal networks of the Group’s companies and IT systems is regulated.
•	The networks are protected by firewalls and antivirus systems. External access is possible through secure and encrypted connections.

•	Users are duly authenticated before being granted access to the information systems.

•	Data backup, archiving and recovery systems have been put into place. Procedures are created, modified and updated by competent personnel and approved by the appropriate management. Once a year, an internal audit is carried out to test the effectiveness of such procedures.
Financial information

Key processes such as the preparation of documents for the Board of Directors and the audit Committee, the preparation of budgets, consolidation, etc., are formally described. Schedules for submitting information or meetings dealing with financial issues have been established.

In June 2003, the Senior Executive Vice President of Human Resources and Finance renewed instructions to all executives and financial management of each unit, to remind the importance of internal control and the necessity to constantly see to its implementation. In 2005, the Company launched a financial security

English translation from the French
program joining all financial and operational managers in the performance of annual objectives clearly defined and consistent with the Group financial security. This program was fully operational in 2006 on the CGG Group perimeter. Its implementation to all the new entities of the Group after the merger with Veritas was initiated in 2007 with the aim to have a full system in place on the whole new perimeter of the CGG Veritas Group in 2008.
The Company has an accounting manual which sets forth Group accounting and reporting rules. This manual applies to all Group entities and is destined to ensure that the same accounting rules are applied across the Group. It details procedures for closings, the preparation of the income statement, balance sheet, cash flow statement as well as the consolidation process and the principles for producing the notes to the consolidated financial statements.

All Group companies process their corporate accounts in the format chosen by the Group using a standardized package. All reclassifications from the corporate accounts to the consolidated accounts are documented using a specific standard format.

Intercompany transactions are carried out in various areas (different services, geophysical equipment sales, software licenses). The corresponding payments for fees vary according to the nature of the transaction and in compliance with market prices.

Management software packages implemented in the Group in finance, logistics and procurement are critical organizational components of the internal control system as they define in detail processes to be applied in these areas. A convergence project of the management software existing within CGG and Veritas was initiated in 2007 with the objective to have a unified system fully operational in 2010. Until then and starting 2007, the existing systems were brought together in order to ensure for the Group a consistent and global overview of all its operations.
•	Control of the external disclosure of information:

•	The Company has a procedure which specifies rules for preparing, validating and approving press releases by the Executive Committee.

•	The Company follows a pre-determined process for the preparation and distribution of its regulatory documents.
2.	Internal control procedures
The control procedures of the Company are implemented according to the hierarchical level of the personnel involved and the principles of materiality and the separation of functions. Control procedures are implemented in light of the identification of risks.

System of evaluation of internal control

About thirty prerequisites have been defined as far as financial security is concerned both for Group operations and support functional departments. These prerequisites must be entirely observed (100%). An evaluation questionnaire was sent to the persons in charge of the various entities of the Group for a self-evaluation. In addition, every manager who visits an entity shall ensure by means of interviews and tests that the prerequisites are observed. This tool has been implemented in all Group entities in the course of 2005 and was fully operational in 2006.

Further to the merger with Veritas, such questionnaire was adapted in order to ensure both a convergence with the Sarbanes-Oxley system of reference with which the Group has to comply and also adaptability to the new organizational structure of the Group. During the first half of 2007, the pre-existing system of reference was kept, then gradually replaced by the new one with the objective to have it implemented to the whole new Group perimeter in 2008. The financial security objectives of the Group define since 2006 the

English translation from the French
minimum frequency of these evaluations. Results of these evaluations are reviewed quarterly by the Executive Committee.
Financial and accounting controls

Internal control procedures in force in the Company are destined principally to ensure that accounting, financial and management information communicated to corporate bodies of the Company provide a fair presentation of the activity and situation of the Company.
•	The financial statements of all Group’s subsidiaries in activity are reviewed by the finance departments of each Group’s division. Inventories are carried out on a regular basis at each site, comparing the balance sheet values of inventories with actual values and to correct eventual variances.

•	Access to the accounting information systems is formally restricted in accordance with the function and responsibilities of each user.

•	Current management information systems make it possible to record transactions in a complete and exact manner, to trace them and regularly back them up.

•	The Company formally evaluates on specific dates the financial data which is correctly aggregated and presented in financial statements.

•	All intercompany transactions are documented and reconciled on given dates according to the transactions.

•	The Company monitors its off-balance sheet commitments.

•	Comparisons and reconciliations are performed at various levels, particularly between reporting and consolidation. The consolidated financial statements are reviewed by the Group Chief Financial Officer and the Chief Financial Officers of the divisions.

•	In the scope of the provisions of the Sarbanes-Oxley Act relating to Internal Control, the Group has put in place in 2005 an evaluation system of the efficiency of the controls put in place within the Group on all significant processes leading to the preparation of the consolidated financial statements. This system which was operational in 2006 was brought together with the existing system of Veritas in 2007 (a company which was also subject to the Sarbanes-Oxley Act) further to the merger. The two systems will be in total convergence in 2008.
Miscellaneous controls
•	Management frequently visits the Company’s hubs, wherever located. Onsite tests are conducted and reports distributed to concerned parties and the General Management on their return.

•	Interviews for the evaluation of expertise and individual and collective performance and definition of objectives are carried out on an annual basis. A working Group was organized in 2007 in order to ensure convergence of the evaluation systems pre-existing within CGG and Veritas. Those systems were kept as is for 2007 considered as a transition year.

•	Health, safety, environmental and quality audits are conducted on a regular basis by auditors having expertise in those files to ensure that Company standards are complied with.

English translation from the French
•	Results of audits are presented to the concerned Management teams and a summary is presented to the Executive Committee. Business divisions are responsible for monitoring actions to be implemented.

•	On the basis of objectives defined by the Executive Committee, key performance indicators have been implemented in the areas of quality, health, safety and the environment, as well as in the operational, financial and commercial areas. These indicators are monitored on a quarterly basis.
e)	Information and Disclosure
Company’s management and progress in meeting its objectives depend on effective dissemination of information at all levels of the Company.

Quality standards, security requirements or legal and professional obligations demand that the procedures be accessible and documented. The Company undertakes to foster the sharing of knowledge and practices. Company intranet sites make available to personnel the charters and Group policies, annual objectives, general instructions, procedures, standards and other documents on which the Company Management System is based. The pre-existing intranet systems of both CGG and Veritas were interconnected upon merger of both companies in order to ensure a global communication of information. Besides, the Company publishes an internal newsletter, “Pegasus”, with the objective to reach a better communication and cooperation between the entities of the Group and among the operating and support functions of the whole CGG Veritas Group.

The Group undertakes, through its communication and human resources strategy, to develop and exploit all vectors of communications upward, downward and on a transversal basis, to share knowledge and practices. This commitment is pursued through the Company’s intranet sites by sharing knowledge bases, the electronic management of documents through secured access and the organization of forums on specific subjects relating to each business.

The Company organizes an annual seminar for senior management and the Executive Committee. Seminars’ frequency was significantly increased in 2007 to facilitate the integration process.

The Company has implemented a weekly, monthly and quarterly reporting system according to the hierarchical levels and relevance, to ensure that personnel can obtain an exchange information necessary to carry out, manage and control operations. The data distributed concerns operations, finance, or legal and regulatory compliance issues. It includes not only data produced by the Company but also data related to the external environment.

Management evaluates the performances of the Company on the basis of both internal and external information.

f) Steering

The Company’s business environment being evoluting by nature, the internal control system is continuously adapted taking into account the environmental conditions and the capitalization on its experience. In the context of the merger between CGG and Veritas in 2007, management paid particular attention to the monitoring of internal control in the integration phase as well as to the adaptability and convergence of the pre-existing systems to the context of the new Group.

Managing and supervising day-to-day operations, comparative analyses and the comparison of information and other day-to-day tasks of employees enable the Company to ensure the pertinence of internal controls. Management carries out periodic evaluations, taking into account the nature and importance of changes which may have occurred.

English translation from the French
g) Conclusion

Every system of internal control, however well-designed and effective, has inherent limitations, and notably the possibility to circumvent or bypass controls put into place. This means that the internal control system can offer only a reasonable assurance as to the reliability of financial statements. Furthermore, the effectiveness of internal control procedures may vary over time, in response to new circumstances.

As set forth in the item “Environment Control”, the Group has an internal audit department that carries out every year an operational and financial audit program on the various Group entities. These audits include the performance of conformity tests in the scope of the provisions of the Sarbanes-Oxley Act relating to internal control.

In order to evaluate the efficiency and the compliance with internal control procedures on a regular and formal basis, the Company puts in place a project of internal control self-evaluation for all units of the Group. This project includes improving evidence of the controls implemented. At the Group level and within both Group segments (Services and Equipment), a compliance officer has been appointed thus showing the Group commitment to good corporate governance rules.

The Executive Committee fully supports this project as a contribution to a proper business’ control, which is also in line with the implementation of values and the application of the financial security program with our personnel.
14.4.	Statutory auditors’ report, prepared in accordance with Article L.225-235 of French commercial code on the report prepared by the Chairman of the Board of Directors of the Company on the internal control procedures relating to the preparation and processing of accounting and financial information:
In our capacity as Statutory Auditors of Compagnie Générale de Géophysique — Veritas and in accordance with Article L.225-235 of the French commercial code, we hereby report on the report prepared by the Chairman of your company in accordance with Article L.225-37 of the French commercial code for the year ended December 31, 2007.

It is the Chairman’s responsibility to describe in his report the preparation and organization of the Board’s work and the internal control procedures implemented by the company.

It is our responsibility to report to you on the information contained in the Chairman’s report in respect of the internal control procedures relating to the preparation and processing of the accounting and financial information.

We conducted our work in accordance with the relevant French professional standards. These standards require that we perform the necessary procedures to assess the fairness of the information provided in the Chairman’s report in respect of the internal control procedures relating to the preparation and processing of the accounting and financial information. These procedures consisted mainly in:
•	obtaining an understanding of the internal control procedures relating to the preparation and processing of the accounting and financial information on which the information presented in the Chairman’s report is based, and existing documentation;

•	obtaining an understanding of the work involved in the preparation of this information and existing documentation;

•	determining if any significant weaknesses deficiencies in the internal control procedures relating to the preparation and processing of the accounting and financial information that we would have noted in the course of our engagement are have been properly disclosed in the Chairman’s report.

English translation from the French
On the basis of our work, we have nothing to report on the information in respect of the company’s internal control procedures relating to the preparation and processing of accounting and financial information contained in the report prepared by the Chairman of the Board in accordance with Article L.225-37 of the French commercial code.

Courbevoie and Neuilly-sur-Seine, April 14, 2008
The Statutory Auditors

ERNST & YOUNG and Others	MAZARS & GUERARD
Philippe DIU	Philippe CASTAGNAC
14.5.	— Disclosure controls and procedures (Form 20-F : item 15)

The Company specifies that, pursuant to the Sarbanes Oxley law, its american annual report (Form 20-F — item 15) filed with the Stock Exchange Commission, will include the following paragraphs relating to “disclosure controls and procedures”:
« (a)	Disclosure controls and procedures: As of the end of the period covered by this report, we carried out an evaluation of the effectiveness of our disclosure controls and procedures (as defined in 17 CFR 240.13a-15(e) and 240.15d-15(e)), under the supervision of our management, including our Chief Executive Officer and our Chief Financial Officer. Based on this evaluation, our Chief Executive Officer and our Chief Financial Officer concluded that such controls and procedures are effective to ensure that information required to be disclosed in reports filed with or submitted to the SEC under the Exchange Act of 1934, is recorded, processed, summarized and reported within the time periods specified in the Exchange Act and its rules and forms.

There has been no change in our internal control over financial reporting during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Pursuant to section L.225-37 of the French commercial code, as amended by a French financial law (the “Loi de Sécurité Financière”) enacted on August 1, 2003, our Chairman of the Board must deliver a report to the annual general meeting of our shareholders on the preparation and organization of the meeting of our Board of Directors, on the limitations placed on the authority of the Chief Executive Officer as well as on the internal control procedures put in place by us. This report for 2007 informed our shareholders of the internal control procedures that we have put in place in order to circumvent identified risks resulting from our activities and the risks of errors or fraud, particularly in accounting and finance. It describes the existing control environment, i.e. our values with respect to integrity and ethics, the organization of our corporate governance committees, the functions of our disclosure committee and the way we delegate powers and determine areas of responsibility. It also describes the procedures put in place to identify and assess our major risks, whether internal or external. It gives details on our control procedures, particularly those applied to financial information, so as to ensure reliability of financial reporting. A self-assessment process of internal control procedures currently existing within our Group has been implemented. »

(b)	Management annual report on internal control over financial reporting: We are responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rule 13a-15(f) under the Securities and Exchange Act of 1934, for CGG Veritas.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements, and can only provide reasonable assurance regarding the reliability of financial

English translation from the French
reporting and the preparation of financial statements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
We assessed the effectiveness of our internal control over financial reporting as of December 31, 2007, and concluded that our internal control over financial reporting is effective. In making this assessment, we used the criteria established in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment under these criteria, we concluded that, as of December 31, 2007, our internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and with IFRS as adopted by the European Union as of December 31, 2007.

The effectiveness of management’s internal control over financial reporting has been audited by Ernst & Young and Mazars & Guerard, our independent registered public accounting firms, as stated in their report. This opinion has been issued without reserve and is included in our american annual report for 2007 (Form 20-F).

English translation from the French
ITEM XV
EMPLOYEES
15.1.	Consequences of the Company’s business on labor:
15.1.1.	Employment

As of December 31, 2007, the CGG Veritas Group had 8,123 employees of more than 50 different nationalities in more than 70 locations worldwide.

The CGG Veritas Group employed, 1,672 employees in France including 1,644 employed on a permanent basis and 28 on a temporary basis. Among these 1,672 employees, 61 were expatriates. CGG Veritas SA employed 38 permanent employees, 855 permanent employees and 14 on a temporary basis for CGG Services, 751 permanent employees and 14 employees on a temporary basis for Sercel.

This workforce is divided, in France, among the following categories:

Employees as of December 31, 2007
Executives and engineers	52%
Technicians	23%
Workers/employees	25%
In 2007, 1,212 new employees joined the CGG Veritas Group worldwide and 440 left.

In France, 190 new employees were recruited (including 14 hired by CGG Veritas SA, 64 hired by CGG Services and 112 hired by Sercel on a permanent basis). Temporary assignments have been strictly used to compensate absences over a certain duration and temporary workload. At the end of 2007, the number of persons who left the CGG Veritas Group amounted to 97 in France (including 2 in CGG Veritas, 45 in CGG Services and 50 in Sercel).

In order to fulfil the needs for recruitment, the Group takes part to numerous events and keeps close connections with schools and universities that can provide the requested potentials. Within the framework of the acquisition of Veritas DGC Inc., all processes and means dedicated to recruitment were revised. As of the end of January 2007 a joint process was implemented in order to coordinate the efforts of recruitment internationally. In addition a thorough revamp of the visual aids, the documentation and the portals giving access to the website was completed.

An internship and VIE/CIFRE contracts dynamic policy is also part of such voluntarist approach. In this scope 16 interns carried out internship periods exceeding 4 months.

15.1.2.	Work Conditions

In France, CGG Veritas is governed by a specific collective bargaining agreement agreed upon with the workers’ representatives. This agreement is common to the mother company and CGG Services within the UES. Sercel, which is excluded from the agreement, is governed by the collective bargaining agreement of the steel industry.

Duration of workdays is governed by an agreement to reduce working hours signed on August 27, 1999, implemented on a yearly-basis, by an agreement dated February 17, 2000.

A specific account (“Compte Épargne Temps”) was simultaneously put in place as a result of the implementation of the reduction of working hours (35 hours). Similar processes related to the reform of working hours were implemented in Sercel on its French sites.

English translation from the French
32 persons work part-time from 19:37 hours to 33:72 hours per week.

In 2007 absenteeism amounted to:
•	CGG Veritas SA and CGG Services combined: 3.83% (excluding maternity leaves), including 2.96% for absences over 100 days.

•	Sercel: 2.77% (excluding maternity leaves), including 0.98% for absences over 100 days.
15.1.3.	Gender equality
As of December 31, 2007, in France, the CGG Veritas Group employed 23% of women and 77% of men out of 1,672 employees.

In France, it is divided as follows:
•	CGG Veritas: 16 women out of 38 employees

•	CGG Services: 186 women out of 869 employees

•	Sercel: 183 women out of 765 employees
15.1.4.	Remuneration
The CGG Veritas Group, in line with its principles, intends to promote a global salary policy linked to the evolution of its results.

Salaries Revision in 2007

Salaries negotiations with workers’ representatives in 2007, in the scope of the UES, led to the signature of an agreement on February 19, 2007 between CGG Veritas and two trade unions. This agreement led to salary increases amounting to 3.5% of the concerned gross salary mass including 2.5% granted on a general basis and 1% granted on an individual basis with a retroactive effect as of January 1, 2007.

In addition to these general and individual increases, three specific mechanisms were implemented in 2007:
•	an increase in salaries for Marine prospectors, which varies depending on years of service;

•	an increase in salaries within the framework of the gender equality mechanism, which applies to all women employees (executives excluded) with a minimum of 5 years of service;

•	a revaluation of regimes governing duty calls and interventions.
In conformity with this agreement an exceptional bonus accounting for one-fourteenth of the annual salary with a maximum threshold of € 2,500 was paid to all employees of CGG Veritas SA et CGG Services SA.

In Sercel some salaries negotiations led to an agreement signed by two trade unions according to which salaries in France would be revised by 3.9% on a global basis.

Eventually, for the third consecutive year, a bonus linked to the performance was paid to all employees of the Services segment.

English translation from the French
A new profit-sharing agreement for a three-year period as well as a derogatory incentive agreement were signed on June 30, 2007 between workers’ representatives and the companies of the UES. This agreement allowed the companies to generate a provision with respect to profit-sharing in 2007.

In 2007 the agreements in force in Sercel continued to generate payments in respect of profit-sharing and incentive.

The additional company’s savings plan (PEE) and collective retirement savings plan (PERCO) implemented in 2006 within the UES CGG Veritas and CGG Services (mother-company and Services) and in 2005 within Sercel were normally enforced in 2007.

Within CGG Veritas SA and CGG Services 504 employees subscribed to the PEE and 522 to the PERCO. In Sercel 595 employees subscribed to the PEE and 450 employees subscribed to the PERCO.

15.1.5.	Professional relationships

In order to encourage information and dialogue, the UES has put in place, in France, representatives committees with which various formal meetings are held (Employees’ representatives committee, workers’ representatives, CHSCT, various commissions), some of which having resulted in the signature of certain agreements. A significant revision of the collective bargaining agreement was initiated in March 2006. The new collective bargaining agreement was signed on December 21, 2007. The provisions relating to severance indemnities, methods of remuneration, and death and disability were revised.

15.1.6.	Training

Training policy, considering individual development and employee professionalization/qualification, is a significant and structuring pillar of the new Group. CGG Veritas University was reorganized in line with the Group orientations in order to better correspond to the new geographic perimeter of the Group and immediately meet the demands arising from the operational units. CGG Veritas University was thus strengthened in Houston and a new center CGG Veritas University was set up in Asia-Pacific, in Singapore. The premises of the CGG Veritas University center in France were expanded so as to meet the growing activity from Europe.

Over the past few months CGG Veritas University carried on its integration policy for new hires through the Georise program aimed at providing training with respect to the company’s techniques and assisting new talents at the beginning of their career. In the meantime, CGG Veritas University implemented new programs in order to integrate the teams and techniques in 2007.

As a consequence the programs offered by CGG Veritas University evolved at several levels. A training module dedicated to sharing values within the new Group was created and implemented through a two-day seminar which fosters team gathering. The General Management is always present at the end of these seminars. The modules for managers were strengthened so as to better integrate culture diversity. Besides, priority was given to voluntarist programs with particular emphasis on financial security and QHSE training.

Assisting and professionalizing experts, as well as managers, is core to our training policy and a structured offer in this field will be implemented during 2008.

The concept of “Learning for Development” has been formalized and developed on the basis of a reaffirmed and shared vision. This idea meets the need and the desire to be trained and to train employees on an ongoing basis not only with respect to technologies but also to the environment. To this end the Group gathered the actions undertaken in-house for several years in the area of training and learning.

A total of 15,168 training days were offered within CGG Veritas University in 2007, including 2,767 training days dedicated to management programs, 11,463 training days dedicated to technical programs and 938 training days dedicated to specific health, security and environment programs.

English translation from the French
In France, represented 5,695 training days including 3,813 within the Services segment and CGG Veritas and 1,866 within Sercel.

15.1.7.	Health and Safety

Knowing risks is a key factor on work premises. All teams and premises are subject to rules issued by the Company and subject to frequent controls. 142 audits have thus being carried out in 2007 resulting in specific action plans.

A member of the Executive Committee is more particularly in charge of all issues related to health & safety. He is assisted by several managers within each product line and works closely with a doctor more specifically in charge of medical and health issues (professional illnesses, epidemiology, anticipation of health risks abroad...). He is assisted by several managers working within each products line.

In France, member companies of the UES organized 4 ordinary meetings of the Hygiene, Safety and Work Conditions Committee (“CHSCT”) in 2007 and 1 extraordinary meeting dedicated to the review of the 2006 HSE annual report.

Anti-smoking Group policy continued in 2007 through ongoing efforts to help voluntary employees stop smoking. Additionally prevention campaigns against pandemics, particularly against avian flu, were brought to the attention of the employees.

15.1.8.	Sustainable development — PRISM

In all countries where they work, CGG Veritas and its subsidiaries make sure they comply with local regulation, protect the ecological environment by not polluting as a result of their facilities and help local development by putting its infrastructures at the disposal of the communities at the end of their operations, when they are so requested.

In all times, for all sites, located out of France, the CGG Veritas Group has recruited local staff. Thus, CGG Services employs, within its land crews, local employees, recruited for the duration of operation, in accordance with local regulation. CGG trains these employees, especially on hygiene and security matters, in accordance with its own internal standards, even though they might be more stringent than local regulations.

Similarly, Sercel, having permanent locations in France, the United States, Canada, Australia, United Kingdom, Singapore and China, does not usually expatriate its French employees and employs mostly local work force. In this scope, Sercel has a strong policy of industrial know-how sharing among each of these sites and their staff.

All these initiatives are part of the PRISM (Plate-forme Réseaux pour l’Interactivité) program on sustainable development of the new CGG Veritas Group.

15.1.9.	Sub-contracting

Within the CGG Veritas Group, Sercel most particularly uses sub-contractors. Indeed, its main manufacturing sites, in France, Australia and in the United States, sub-contract part of their manufacturing business to local manufacturers chosen according to various objective standards and most particularly their quality and strong financial condition. Sercel general policy is to prevent such sub-contractors to sub-contract all or part of the business they have been entrusted with, without Sercel’s agreement thus permitting some control. In addition, Sercel has developed contractual practices in France for example, where provisions have been included in standard contracts to ensure compliance with law N° 91-1383 reinforcing protection against illicit employment.

For its services business, CGG Veritas Group policy is not to use subcontractors to perform part or all of its core business unless in exceptional cases when no internal resources are available. Subcontractors are solely

English translation from the French
used to provide the CGG Veritas Group with the means necessary to the performance of its activities (transportation by helicopter, radio-positioning, barges for its shallow water activities...).
15.2.	Employee savings mechanisms:
15.2.1.	Employee savings mechanisms: statutory profit sharing agreements (Participation) and voluntary profit sharing agreements (Intéressement)
a)	Company savings scheme (Plan d’Epargne Entreprise)
A company savings scheme (Plan d’Epargne Entreprise) (“PEE”) has been implemented on June 7, 2006. It canceled and replaced the PEE CGG dated December 29, 1987 and the PEE CGG Marine dated June 16, 1999 previously in force. The funds transfer of the previous PEE from the previous funds manager to the new one has been completed.

Within the framework of the PEE, three mutual funds (Fonds Communs de Placement d’Entreprise) (“FCPE”) can receive the deposits of the employees and the Company’s contribution to the employees’ investments (abondement). These funds, approved by the Employee Savings Mechanisms Union Committee (Comité Intersyndical de l’Epargne Salariale) comply with the management requirements of the socially responsibles investments (Investissement Socialement Responsible) (“ISR”).

In accordance with applicable regulations, the FCPE shares acquired by the employees are frozen for a five-year period.

A company savings scheme (Plan d’Epargne Entreprise) (“PEE”) has been implemented at the level of the Group in 1997, by a mutual fund (FCPE) named “CGG Actionnariat 1”, approved by the French Securities Commission (Commission des Opérations de Bourse) on April 25, 1997. In this context, the Board of Directors, pursuant to the authorization given by the meeting of the shareholders dated May 5, 1997, proceeds to a capital increase, in accordance with articles L. 443-5 of the French labor code and L. 225-138 of the French commercial code, by issuing new shares set aside for the shareholders of the Company or its subsidiaries having adhered to the Group PEE before mentioned; 68,917 shares have been subscribed to. These subscriptions have been completed by CGG (abondement), permitting the shareholders to acquire additional shares.
b)	Collective pension scheme plan (Plan d’Epargne pour la Retraite Collectif)
A collective pension scheme plan (Plan d’Epargne pour la Retraite Collectif) (“PERCO”) has been implemented on March 2, 2006.

In the context of the PERCO, six mutual funds (FCPE) can receive the deposits of the employees and the Company’s contribution to the employees’ investments (abondement). These funds, approved by the Employee Savings Mechanisms Union Committee (Comité Intersyndical de l’Epargne Salariale) comply with the management requirements of the socially responsibles investments (Investissement Socialement Responsible) (“ISR”).

In accordance with applicable regulations, the FCPE shares acquired by the employees are frozen from the first deposit until the retirement of the retirement of the employee.
c)	Statutory profit sharing agreement (Participation)
The statutory profit sharing agreement results from the agreement executed on June 27, 2007 which replaces the agreement executed on December 28, 1983.

English translation from the French
Under the terms of this agreement, each employee having more than three months’ service on the closing date of the relevant fiscal year, benefits from a sum calculated according to the earnings of the company, on a pro rata basis relating to the attendance and proportionately to the salary.

This sum is allocated at the employee’s choice, either to the PEE in force in the Company, or to a current account producing interests. In each case, the sum is frozen for a five-year period, and is free of payroll tax and income tax.

No distribution has been made by the Company under the statutory profit sharing agreement for the last five fiscal years.
d)	Voluntary profit sharing agreement (Intéressement)
A voluntary profit sharing agreement (Intéressement) has been executed on June 27, 2007.

Under the terms of this agreement, each employee having more than three months’ service on the closing date of the relevant fiscal year, benefits from a sum calculated according to the operating income less the earnings of the assets of the company, on a pro rata basis relating to the attendance and proportionately to the salary.

No distribution has been made by the Company under the statutory profit sharing agreement for the last five fiscal years.
15.2.2.	Stock options
The Board of Directors upon proposal of the Appointment-Remuneration Committee determines the general policy regarding the allocation of stock options. Options are granted to executive officers and managers of the Group having contributed to the Group’s overall performance or those having a high potential of evolution within the Group.

No company affiliated to the Company within the meaning of Section L. 225-180 or controlled by the Company within the meaning of Section L.233-16 of the French commercial code has put in place any stock options plans.

The table below presents the information relating to the different stock options plans in effect on December 31, 2007 and includes the stock options granted to the members of the Executive Committee, excluding the representatives of the Company (see « 13.6 Stock options — Members of the Executive Committee »).

	Plan 2000		Plan 2001		Plan 2002		Plan 2003		Plan 2006	Plan 2007	Total
Subscription price (in euro)	45.83	(1)	65.39	(1)	39.92	(1)	14.53	(1)	131.26	151.98	—
Expiration date	17/01/2008		13/03/2009		14/05/2010		14/05/2011		10/05/2014	23/03/2015
Starting date to exercise the options	18/01/2003		14/03/2004		15/05/2005		15/05/2006		11/05/2006	23/03/2007
Number of beneficiaries	129		144		172		176		171	145	—
Number of options initially granted	231,000		256,000		138,100		169,900		202,500	261,750	1,259,250
Number of shares allocated to the 10 employees of CGG Veritas and of the companies included in the perimeter of the option plan for which the number of shares granted is the higher	95,000		105,000		54,250		62,000		103,000	108,500	501,228
Outstanding options as of January 1st, 2007	39,625		147,297		97,214		164,711		201,950	—	650,797
Options exercised during fiscal year 2007	32,394		71,898		43,197		83,936		0	0	231,425
Outstanding options as of December 31st, 2007 (2)	7,231		74,800		53,310		80,246		195,163	250,450	661,200

English translation from the French

(1)	Taking into account the adjustment to both the subscription price and the number of shares under option, in compliance with article L.225-181 of the French commercial code, further to the increase in capital with preferential subscription rights carried out by the Company in 2005.

(2)	Taking into account the options that have become null and void as a result of beneficiaries’ termination of employment in the Group or the non-exercise of options before the expiration of the relevant plan.
On March 14, 2008, the Board of directors decided to allocate 237,700 stock-options to senior executives and other employees of the Group. The subscription price was set at €162.82. These options have an eight-year duration. They are vested by one-third each year over a three-year period and can be exercised at any time. However, French tax residents must keep the shares they receive as a result of the options exercised in registered form from the exercise date until March 14, 2012. Except in limited circumstances set forth in the plan regulations, employees leaving the Group will lose their vested unexercised options if they are not exercised before the end of the notice period.

15.2.3.	Allocation of performance shares to senior executives and certain other employees of the Group subject to performance conditions

Pursuant to the nineteenth resolution adopted by the general meeting of CGG Veritas on May 11, 2006:
—	On May 11, 2006, the Board of Directors decided to allocate a maximum amount of 53,200 performance shares to senior executives and certain other employees of the Group. These shares will be allocated at the end of an allocation period expiring on the later of May 11, 2008 or the date of the shareholders’ meeting convened to approve the 2007 financial statements. Such allocation will be final provided if (i) the Board resolves that the performance conditions provided for by the plan regulations are completed, and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-period as from the allocation date before they can be sold;

—	On March 23, 2007, the Board of Directors decided to allocate a maximum amount of 81,750 performance shares to senior executives and certain other employees of the Group. These shares will be allocated at the end of a two-year allocation period expiring on the later of Mars 23, 2009 or the date of the shareholders’ meeting convened to approve the 2008 financial statements. Such allocation will be final provided if (i) the Board resolves that the performance conditions provided for by the plan regulations are completed, and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-period as from the allocation date before they can be sold;

—	On March 14, 2008, the Board of Directors decided to allocate a maximum amount of 91,850 performance shares to senior executives and certain other employees of the Group. These shares will be allocated at the end of a two-year allocation period expiring on the later of Mars 14, 2010 or the date of the shareholders’ meeting convened to approve the 2009 financial statements. Such allocation will be final provided if (i) the Board resolves that the performance conditions provided for by the plan regulations are completed, and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-period as from the allocation date before they can be sold.
For information purposes, the terms of the plans dated May 11, 2006, March 23, 2007 and March 14, 2008 are described below:

English translation from the French

	Plan of May 11, 2006	Plan of March 23, 2007	Plan of March 14, 2008
Number of performance shares	53,200	81,750	91,850
Number of beneficiaries	171	251	258
Allocation Date	May 11, 2006	March 23, 2007	March 14, 2008
Final Allocation Date	May 11, 2008	March 23, 2009	March 14, 2010
Expiration of the retention period	May 11, 2010	March 23, 2011	March 14, 2012
Performance conditions	Net earning per share	Net earning per share	Net earning per share
		Operating income	Operating income
Validation of achievement of performance conditions	Board of Directors	Board of Directors	Board of Directors

English translation from the French
ITEM XVI
MAJOR SHAREHOLDERS
16.1.	Current ownership of share capital and voting rights
16.1.1.	Ownership of the Company at March 31, 2008

A review of identifiable bearer shares carried out at the Company’s request on January 14, 2008 identified a total of 46,170 holders of bearer shares. At March 31, 2008, there were 622 registered shareholders.

No shareholder has notified the Company of an interest of more than 5% in the share capital or voting rights.

At March 31, 2008, members of the Board of Directors and the Executive Committee held a total of 27,984 shares representing 39,192 voting rights, i.e. approximately 0.10% of the share capital and 0.14% of the voting rights.

At March 31, 2008, employees of the Company and certain of its subsidiaries held a total of 16,500 shares representing 33,100 voting rights, i.e. 0.06% of the share capital and 0.11% of the voting rights, through an employee stock ownership plan set up in 1997.

At March 31, 2008, the Company owned 110,500 treasury shares purchased under the authorizations given by the shareholders to buy and sell shares of the Company under the terms and conditions set out in section 18.1.3.2.

At March 31, 2008, ownership of the Company’s share capital was as follows:

	March 31, 2008
Shareholder	No. of shares	% of share capital	Voting rights(*)	% of voting rights(*)
Institut Français du Pétrole	1,308,122	4.76%	2,616,244	9.08%
CGG Actionnariat	16,550	0.06%	33,100	0.11%
Fidelity(1)	904,727	3.29%	904,727	3.14%
Morgan Stanley(2)	745,968	2.72%	745,968	2.59%
Other registered shareholders	141,647	0.52%	167,496	0.58%
Free float	24,350,626	88.65%	24,350,626	84.50%
Number of shares and voting rights outstanding	27,467,640	100.00%	28,818,161	100.00%

(1)	Based on Schedule 13-G filed with the Securities Exchange Commission on March 12, 2007

(2)	Based on the notification of interests dated January 11, 2007

(*)	No shares outstanding as of March 31, 2008 had been stripped of their voting rights
Identifiable bearer shares (section 7.1 of the by-laws)

The Company may at any time avail itself of the legal and regulatory provisions with respect to identifying holders of securities conferring an immediate or future right to vote at shareholders’ meetings.

Terms and conditions of exercising voting rights (section 14.6 of the by-laws)

Shareholders attending shareholders’ meetings, or their proxies, have as many votes as they hold shares, subject to the provisions described in the section below on “Double voting rights”, with no other restrictions save for any expressly provided for by law.

English translation from the French
Double voting rights (section 14.6 of the by-laws)

Since May 22, 1997, double voting rights have been attached to all fully paid registered shares held by the same shareholder for a period of at least two consecutive years.

Double voting rights are also attached to any bonus shares issued to shareholders upon a capitalization of reserves, earnings or premiums in respect of existing shares entitled to double voting rights.

Double voting rights cease ipso jure if the shares are converted to bearer shares or transferred to another name, save as provided for by law.

In accordance with the provisions of article L. 225-99, paragraph 2, of the French commercial code, double voting rights may only be rescinded by extraordinary resolution of the shareholders after authorization by a special class meeting of holders of double voting rights.

Among the major shareholders, the Institut Français du Pétrole held double voting rights in respect of 1,308,122 shares at March 31, 2008.

Notifiable interests (section 7.2 of the by-laws)

Any shareholder who directly or indirectly, within the meaning of article L.233-7 of the French commercial code, comes to hold a number of shares representing at least 1% of the share capital or voting rights, or any further multiple thereof, is required to notify the Company of the total number of shares held no later than five trading days after reaching the threshold.

Any shares that have not been notified in accordance with these requirements shall be disqualified for voting purposes at all general meetings held for a period of two years after the date on which the requisite notification is finally made, if requested by one or more shareholders separately or together holding at least 1% of the company’s share capital and duly noted in the minutes of the shareholders’ meeting.

These same notification requirements also apply to any shareholder whose interest falls below any of the thresholds referred to above.

Notifications of interest required by law or under the by-laws received during 2007 and until 31 March 2008:
•	Edmond de Rothschild Asset Management:
—	notification on January 23, 2007 that its interest had fallen below 4% of the share capital and voting rights;

—	notification on October 1, 2007 that its interest had fallen below 3% of the share capital and voting rights.
•	Morgan Stanley:
—	notification on January 9, 2007 that its interest had gone above the legal notification threshold of 5% of the share capital;

—	notification on January 11, 2007 that its interest had fallen below the legal notification threshold of 5% of the share capital.

English translation from the French
•	Fidelity group companies:
—	notification on January 18, 2007 that their interest had fallen below the legal notification threshold of 5% of the share capital;
•	Crédit Suisse group companies:
—	notification on January 19, 2007 that their interest had gone above 1% of the share capital;

—	notification on January 22, 2007 that Crédit Suisse group companies no longer held any shares of the Company;

—	notification on January 26, 2007 that their interest had gone above 1% of the share capital;

—	notification on January 30, 2007 that their interest had gone above 2% of the share capital;

—	notification on February 1, 2007 that the Crédit Suisse group companies no longer held any shares of the Company;
•	Franklin Resources Inc.:
—	notification on January 19, 2007 that its interest had gone above 1% of the share capital and voting rights;

—	notification on January 29, 2007 that its interest had gone above 2% of the share capital.

—	notification on February 2, 2007 that its interest had gone above 3% of the voting rights;

—	notification on November 26, 2007 that its interest had fallen below 1% of the share capital.
•	Richelieu Finance Gestion Privée
—	notification on March 9, 2007 that its interest had gone above 1% of the share capital;

—	notification on March 12, 2007 that its interest had gone above 1% of the voting rights;

—	notification on June 15, 2007 that its interest had fallen below 1% of the voting rights;

—	notification on June 19, 2007 that its interest had fallen below 1% of the share capital.
•	BNP Paribas
—	notification on February 15, 2007 that its interest had gone above 1% of the share capital;

—	notification on April 25, 2007 that its interest had gone above 1% of the share capital and voting rights;
•	Natixis Asset Management
—	notification on July 5, 2007 that its interest had gone above 1% of the share capital.
•	DCNA Finance
—	notification on November 14, 2007 that its interest had gone above 4% of the voting rights.

English translation from the French
•	Institut Français du Pétrole
—	notification on January 23, 2007 that its interest had fallen below 6% of the share capital and the legal notification threshold of 10% of the voting rights;

—	notification on May 21, 2007 that its interest had fallen below the legal notification threshold of 5% of the voting rights.
•	Marsico Capital Management LLC
—	notification on September 4, 2007 that its interest had gone above 1% of the share capital;

—	notification on November 19, 2007 that its interest had gone above 2% of the share capital;

—	notification on December 21, 2007 that its interest had fallen below 2% of the share capital;

—	notification on January 22, 2008 that its interest had gone above 2% of the share capital.
Legal or natural persons exercising control over the Company:

As of the date of this Registration Document, no legal or natural person exercised control over the Company. No particular measures are currently in place to ensure that control is not abused. The only control over the ownership of the share capital is the requirement under the by-laws to notify the Company of any interest in excess of 1% of the share capital or voting rights and any further multiples thereof.

Factors liable to have an influence in the event of a public offer:

In accordance with the provisions of L.225-100-3 of the French commercial code, the factors liable to have an influence in the event of a public offer are described below.

Notifiable interests under the by-laws: (see above)

Agreements entered into by the Company that would be amended or terminated in the event of a change of control:

The senior notes currently outstanding and the loan agreements described in section 18.1.5. give the lenders the facility to accelerate repayment of amounts due in the event of a change of control, in accordance with the terms set out in each of the agreements.

Arrangements granting benefits to employees if they resign or they are dismissed without serious just cause or if their employment ends due to a public offer:

Apart from the provisions of the agreements referred to in section 13.3.3. concerning the Company’s officers, certain of the Group’s senior executives have a protection letter providing them with special termination benefits in the event of dismissal or change of control, the amount of which depends upon their position.

16.1.2.	Changes in ownership structure over the last three years

English translation from the French

	December 31, 2007			December 31, 2006			December 31, 2005
			% of			% of		% of
	% of		voting	% of		voting	% of	voting
	share capital		rights	share capital		rights	share capital	rights
Institut Français du Pétrole	4.77		9.10	7.73		14.32	8.21	15.13
Fidelity International Limited	3.30	(3)	3.15	10.36	(1)	9.59	10.31	9.50
Morgan Stanley(2)	2.72	(2)	2.59	5.16	(2)	4.48	—	—
ESOP “CGG Actionnariat”	0.06		0.12	0.14		0.26	0.20	0.38
Treasury shares(*)	0.16		0	0		0	0.24	0
Other	88.93		88.09	76.61		71.35	81.04	74.99

Total	100%		100%	100%		100%	100%	100%

Number of shares and voting rights outstanding	27,450,758		28,758,426	17,597,888		19,008,295	17,081,680	18,546,418

(1)	See Notification of interests dated December 11, 2006 sent to the Company

(2)	See Notification of interests dated January 9, 2007

(3)	See Schedule 13G dated March 12, 2007

(*)	Corresponds to the balance of shares held under the liquidity contract at each year end
16.2.	Trading in the Company’s shares
16.2.1.	Listings

The Company’s shares are traded on Euronext Paris S.A. (Compartment A) and are eligible for the Deferred Settlement Service. The dividend entitlement period runs from January 1, 2007.

American Depositary Shares, or ADSs, have been traded on the New York Stock Exchange since May 14, 1997. The ADSs represented 10.53% of the share capital at December 31, 2007 and 11.20% at March 31, 2008.

Senior notes issued by the Company in April 2005, February 2006 and 2007 (see section 18.1.5.) are traded on the non-regulated Euro MTF market in Luxembourg.

16.2.2.	Other trading markets

The Company’s shares are not traded on any other markets than Euronext Paris, compartment A, and the New York Stock Exchange.

16.2.3.	Market in the shares and ADSs

	Share price high		Trading		ADS price high		Trading
	and low		volume		and low		volume
	High	Low	No. of shares	Value	High	Low	ADS	Value
	(€)		(€ millions)		(US$)		(US$ millions)
2008
March	163.54	144.00	4,373,606	671.24	50.06	44.27	4,836,662	230.36
February	177.99	149.90	5,430,948	833.58	53.78	43.56	5,978,103	287.67
January	199.99	131.11	8,456,047	1,412.43	58.48	41.00	9,078,746	454.43

2007
December	209.50	187.23	3,447,932	682.07	61.31	53.90	3,143,693	180.25
November	234.79	173.11	9,656,503	1,937.28	68.78	51.95	8,215,897	480.84
October	241.49	211.00	6,365,324	1,435.10	68.41	59.76	5,640,500	362.75
September	231.83	186.00	7,254,603	1,526.99	65.66	51.39	3,673,600	214.77

English translation from the French

	Share price high		Trading		ADS price high		Trading
	and low		volume		and low		volume
	High	Low	No. of shares	Value	High	Low	ADS	Value
	(€)		(€ millions)		(US$)		(US$ millions)
August	191.00	163.13	5,652,818	1,010.02	52.54	44.43	5,393,229	262.26
July	200.00	179.00	5,138,311	987.76	55.27	47.49	3,339,000	173.89
June	186.00	160.91	5,740,287	996.10	50.24	43.02	3,430,508	160.07
May	173.00	152.70	5,170,444	851.43	46.70	40.89	4,929,564	219.62
April	160.50	151.10	4,124,741	641.71	43.45	41.30	3,917,126	165.13
March	159.40	138.11	6,055,032	908.88	42.38	36.96	4,829,400	192.08
February	166.45	151.00	5,351,324	844.24	43.76	39.53	10,015,351	412.98
January	167.00	145.10	8,645,960	1,318.00	44.11	34.99	19,527,600	761.56

2006
December	166.40	149.40	3,781,037	600.44	45.00	40.00	182,100	9.11
November	158.00	130.10	5,318,148	779.99	40.90	33.35	255,900	12.19
October	138.80	113.80	5,352,782	664.30	34.92	28.80	633,300	28.79
September	135.90	112.80	6,914,958	848.99	33.27	28.71	1,229,200	61.46
August	140.00	125.50	1,774,333	233.80	35.99	32.15	101,900	4.43
July	139.80	123.50	2,459,739	326.18	35.50	31.10	170,500	8.53
June	141.50	108.00	3,867,203	481.59	36.70	27.78	780,300	35.47

English translation from the French
ITEM XVII
RELATED-PARTY TRANSACTIONS
See note 27 to the 2007 consolidated financial statements.

English translation from the French
ITEM XVIII
ADDITIONAL INFORMATION
18.1.	General information about the share capital

18.1.1.	Alterations to the share capital and voting rights

As the by-laws do not contain any specific provisions in this respect, alterations to the share capital or voting rights attached to the shares are subject only to the provisions of the law.

18.1.2.	Share capital

Following the exercise of stock options, the share capital at March 31, 2008 was €54,935,280, represented by 27,467,640 fully paid shares all of the same class, each with a par value of €2.

The table below shows changes in the share capital in 2007, 2006 and 2005.

		Number	Amount
	Par	of shares	of share	Change in	Total share
Transaction	value	issued	premium	share capital	capital
Exercise of stock options on December 31, 2007	€2	24,321	€956,036.05	€48,642	€54,901,516
Exercise of stock options on September 30, 2007	€2	40,243	€1,938,835.11	€80,486	€54,852,874
Capital reduction on August 1, 2007	€2	(4,202)	—	€(8,404)	€54,772,388
Exercise of stock options on June 30, 2007	€2	137,224	€4,297,958.70	€274,448	€54,780,792
Exercise of stock options on March 31, 2007	€2	29,637	€1,474,361.70	€59,274	€54,506,344
Capital increase on February 27, 2007	€2	301,079	€48,889,208	€602,158	€54,447,070
Capital increase on January 26, 2007	€2	108,723	€16,449,789.90	€217,446	€53,844,912
Capital increase on January 18, 2007	€2	8,275	€1,234,630	€16,550	€53,627,466
Capital increase on January 10 and 11, 2007	€2	9,207,570	€1,351,671,276	€18,415,140	€53,610,916
Exercise of stock options on December 31, 2006.	€2	90,778	€4,194,19.18	€181,556	€35,195,776
Exercise of stock options on September 30, 2006	€2	21,664	€1,170,790.94	€43,328	€35,014,220
Exercise of stock options on June 30, 2006	€2	8,117	€275,011.16	€16,234	€34,970,892
Exercise of stock options on May 31, 2006 and conversion of 2,525 convertibles due 1012 on 12 May	€2	321,962	€2,237,028.70	€643,924	€34,954,658
Exercise of stock options on March 31, 2006	€2	73,687	€4,067,039.79	€147,374	€34,310,734
Exercise of stock options on December 31, 2005	€2	1,962	€96,854.13	€3,924	€34,163,360
Rights issue for cash on December 16, 2005	€2	4,099,128	€191,429,232.63	€8,198,256	€34,159,436
Conversion of 11,475 convertibles due 2012 on November 18, 2005	€2	1,147,500	€53,738,330	€2,295,000	€25,961,180
Exercise of stock options on October 31, 2005	€2	3,440	€193,052.80	€6,880	€23,666,180
Exercise of stock options on September 30, 2005	€2	32,810	€1,722,692.80	€65,620	€23,659,300
Exercise of stock options on June 30, 2005	€2	54,260	€2,892,677.30	€108,520	€23,593,680
Exercise of stock options on March 31, 2005	€2	60,362	€3,021,015.36	€120,724	€23,485,160
In consideration for the acquisition of Veritas DGC Inc. (see Item XIX), the Company issued 9,215,845 ordinary shares (of which 4,202 shares were subsequently cancelled as they had been issued in excess of merger consideration), represented by 46,079,225 ADSs, which were issued to the former shareholders of Veritas DGC Inc.

On February 1, 2007, the Company issued 108,723 ordinary shares represented by 543,614 ADSs, which were issued to a holder of US$6.5 million of Veritas convertible senior notes due 2012, following receipt of a conversion notice dated January 19, 2007.

On March 1, 2007, the Company issued 301,079 ordinary shares represented by 1,505,393 ADSs, which were issued to a holder of US$18 million of Veritas convertible senior notes due 2024, following receipt of a conversion notice dated February 23, 2007.

English translation from the French
On March 31, 2007, following these various transactions and the exercise of stock options, the Company’s share capital was €54,506,344 divided into 27,253,172 ordinary shares each with a par value of €2.
Pursuant to the terms of the Merger Agreement, the 2024 convertibles issued by Veritas DGC Inc. and convertible into Veritas DCG Inc. common stock comprised “transferable securities conferring rights in the share capital” of the Company in accordance with the terms and conditions of the Merger Agreement. There are none of these securities left in circulation.
To the Company’s knowledge, none of the registered shares comprising the share capital has been pledged.
18.1.3.	Description the share buyback plan to be authorized at the annual general meeting of April 29, 2008:
As required by article 241-2 of the General Regulation of the Autorité des Marchés Financiers, a description of the share buyback plan to be authorized at the annual general meeting of April 29, 2008 is provided below.
18.1.3.1.	Key features:
Date of general meeting that will authorize the plan: The plan will be submitted to the shareholders for approval under the seventh resolution at their annual general meeting of April 29, 2008 (see Draft resolutions in Annex 1).
Treasury shares held by the Company at March 31, 2008: At March 31, 2008, the Company held 110,500 treasury shares representing 0.4% of the share capital. These shares are held under the liquidity contract with Crédit Agricole Cheuvreux. The Company does not own any other treasury shares.
Purpose of the share buyback plan:
The main purposes of the share buyback plan are:
•	to support liquidity in the shares through an AFEI-compliant liquidity contract entered into with an investment services provider;

•	to deliver shares in respect of securities giving immediate or future access to the shares by means of redemption, conversion, exchange, exercise of a warrant or by any other means;

•	to deliver, immediately or in the future, shares in exchange for external growth transactions in accordance with the terms and conditions to be defined by the Autorité des Marchés Financiers;

•	to allocate shares to employees and officers of the Company or affiliated companies within the meaning of article L.225-180 of the French commercial code, particularly upon the exercise of stock options;

•	to allocate free shares to employees or officers pursuant to articles L.225-197-1 et seq. of the French commercial code;

•	to cancel shares through a capital reduction, subject to authorization by extraordinary resolution of the shareholders.
Depending on the purpose, the shares acquired may be retained, cancelled, sold or otherwise transferred. The shares may be acquired, sold or otherwise transferred on one or more occasions and by any means, including on or off-market transactions, cash or share offers, offers for sale, block trades or the use of options or derivative instruments, at any time and even during a takeover bid. Block trades may take up the whole of the program.

English translation from the French
Maximum amount of share capital, maximum number of shares and type of securities that may be purchased under the share buyback plan:
The securities concerned by the plan are ordinary shares. The maximum purchase price is €300.
The maximum number of shares the Company may hold pursuant to the seventh resolution shall not exceed 10% of the share capital. For information, based on the number of shares outstanding at March 31, 2008 (27,467,640) and taking account of the treasury shares held by the Company on that date (110,500), the maximum number of shares that the Company may purchase is 2,636,264, representing a maximum potential cost of €790,879,200 based on the maximum purchase price of €300, as proposed in the seventh resolution.
Notwithstanding the foregoing, in accordance with the provisions of article L.225-209, paragraph 6, of the French commercial code, the number of shares the Company may purchase for the purpose of keeping and delivering in the future in payment or exchange for a merger, demerger or contribution in kind, may not exceed 5% of the share capital.
Legal framework: seventh and twentieth resolutions (see draft resolutions in Annex 1).
Term of share buyback plan: The term of the share buyback plan is eighteen months from the date of the shareholders’ resolution, i.e. until October 28, 2009.
18.1.3.2.	Report on the share buyback plan authorized by the shareholders at their annual general meeting of May 10, 2007:
Purpose and features of the plan:
By ordinary resolution at their meeting of May 10, 2007, the shareholders authorized the Board of Directors, for a period of eighteen months as of the date of the meeting, to trade in the Company’s own shares for the following purposes:
•	to support liquidity in the shares through an AFEI-compliant liquidity contract entered into with an investment services provider;

•	to deliver shares in respect of securities giving immediate or future access to the shares by means of redemption, conversion, exchange, exercise of a warrant or by any other means;

•	to deliver, immediately or in the future, shares in exchange for external growth transactions in accordance with the terms and conditions to be defined by the Autorité des Marchés Financiers;

•	to allocate shares to employees and officers of the Company or affiliated companies within the meaning of article L.225-180 of the French commercial code, particularly upon the exercise of stock options;

•	to allocate free shares to employees or officers pursuant to articles L.225-197-1 et seq. of the French commercial code;

•	to cancel shares through a capital reduction, subject to authorization by extraordinary resolution of the shareholders.
Depending on the purpose, the shares acquired may be retained, cancelled, sold or otherwise transferred. The shares may be acquired, sold or otherwise transferred on one or more occasions and by any means, including on or off-market transactions, cash or share offers, offers for sale, block trades or the use of options or derivative instruments, at any time and even during a takeover bid. Block trades may take up the whole of the program.

English translation from the French
The maximum purchase price set by the annual general meeting is €250.

The maximum number of shares purchased may not exceed 10% of the number of shares comprising the share capital at December 31, 2006, including the shares already held. Notwithstanding the foregoing, in accordance with the provisions of article L.225-209, paragraph 6, of the French commercial code, the number of shares the Company may purchase for the purpose of keeping and delivering in the future in payment or exchange for a merger, demerger or contribution in kind, may not exceed 5% of the share capital.

This authorization cancels and supersedes the authorization given at the annual general meeting of May 11, 2006.

The Company used the share buyback plan authorized by the shareholders in May 2007 for the sole purpose of supporting liquidity in its shares through an AFEI-compliant liquidity contract entered into with an investment services provider.

On July 6, 2007, the Company terminated the liquidity contract entered into with Rothschild & Cie Banque on November 1, 2005 and entered into a new contract with Crédit Agricole Cheuvreux on July 9, 2007. The contract is compliant with the Code of Practice of the Association Française des Entreprises d’Investissement and is renewable automatically for further terms of one year unless specifically terminated.

The sum of €22,000,000 was allocated to the liquidity account to operate the liquidity contract.

During 2007, Rothschild & Cie Banque and Crédit Agricole Cheuvreux:
—	purchased 1,492,282 CGG Veritas shares at an average weighted price of €168;

—	sold 1,449,513 CGG Veritas shares at an average weighted price of €168.33.
At December 31, 2007, the Company held 42,769 shares under the liquidity contract, representing 0.15% of the share capital. The net book value of these shares is €8,373,227.01.

At December 31, 2007, the Company did not directly hold any shares outside of the liquidity contract.

Summary of treasury share transactions made by the Company from April 1, 2007 to March 31, 2008:

Percentage of share capital held directly or indirectly at March 31, 2008	0.4%
Number of shares cancelled in the last 24 months	0
Number of treasury shares held at March 31, 2008	110,500
Net book value of treasury shares held at March 31, 2008	€17,460,841.89
Market value of treasury shares held at March 31, 2008	€17,423,640.00
The Company did not use derivative instruments or open position techniques under its previous share buyback plan.

In accordance with the provisions of article 241-2 II of the General Regulation of the Autorité des Marchés Financiers, any material change in the information provided about the share buyback plan must be disclosed promptly to the public under the terms and conditions set out in article 221-3 of the General Regulation of the Autorité des Marchés Financiers.

English translation from the French
18.1.4.	Authorized unissued capital

Summary table of the delegations to increase the share capital granted to the Board of Directors by the General Meeting currently in force:

	Maximum authorized	Authorization		Implementation
Authorization	amount	date	Duration	during 2007
Delegation of authority to the Board of Directors to increase the share capital through the issue of shares, or any other securities giving access to the share capital, with preferential subscription rights in favor of holders of existing shares (14th resolution)
	€54 million	May 10, 2007	26 months as from May 10, 2007	None

Delegation of authority to the Board of Directors in order to increase the share capital by incorporation of reserves, profits or premiums	€10 million within the limit of the aggregate ceiling set forth by the 14th resolution above	May 10, 2007	26 months as from May 10, 2007	None

Authorization given to the Board of Directors to increase the capital up to 10% in order to compensate for contributions in kind	10% of the existing share capital within the limit of the aggregate ceiling set forth by the 14th resolution above	May 10, 2007	26 months as from May 10, 2007	None

Delegation of authority to the Board of Directors to issue securities giving right to debt securities	€400 million	May 10, 2007	26 months as from May 10, 2007	None

Authorization to increase the capital, reserving the subscription of the shares to be issued to members of a Company Savings Plan (“Plan d’Epargne Entreprise”)	€2,5 million within the limit of the aggregate ceiling set forth by the 14th resolution above	May 10, 2007	26 months as from May 10, 2007	None

Authorization to grant stock options to employees and executive officers of the group	The total number of options granted and not yet exercised may not represent more than 5% of the share capital	May 10, 2007	38 months as from May 10, 2007	None

Authorization to grant performance shares to employees and executive officers of the group	The total number of performance shares granted may not represent more than 1% of the share capital	May 11, 2006	38 months as from May 11, 2006	None

English translation from the French
18.1.5.	Securities not representing share capital

• High-yield bonds (7 1/2% Senior Notes due 2015)

On April 28, 2005, the Company issued US$ 165 million of 7 1/2% Senior Notes due 2015. The issue is guaranteed on a senior basis by certain subsidiaries of the Group. The notes were offered only in the United States under a private placement for qualified institutional investors (as defined by Rule 144A of the 1933 U.S. Securities Act). The notes were subsequently registered with the Securities and Exchange Commission on September 21, 2005, prospectus registration number 333-126556. Since October 20, 2005, these notes have been listed on the non-regulated Euro MTF market in Luxembourg.

The proceeds were used on May 31, 2005 primarily to redeem and pay accrued interest on the US 150 million outstanding of 10 5/8% Senior Notes due 2007.

The Company issued two further tranches of these notes on February 3, 2006 and February 9, 2007, in an amount of US$165 million and US$200 million respectively. The additional notes are also guaranteed on a senior basis by certain subsidiaries of the Group including certain subsidiaries of Veritas, which on January 12, 2007 were designated guarantors of the entire issue of 7 1/2% Senior Notes due 2015.

The notes have been registered with the Securities and Exchange Commission, as required by the 1933 U.S. Securities Act, and are listed on the non-regulated Euro MTF market in Luxembourg.

The notes were used respectively to repay (i) on February 10, 2006, the balance of the bridge loan facility taken out on September 1, 2005 and (ii) on February 9, 2007, the amount drawn down on the bridge loan facility taken out on November 22, 2006 (see Item XIX).

• US$400 million high-yield bond issue (7 3/4% Senior Notes due 2017)

On February 9, 2007, the Company issued US$400 million of 7 3/4% Senior Notes due 2017. These notes are guaranteed on a senior basis by certain of the Group’s subsidiaries including certain subsidiaries of Veritas. The notes were registered with the Securities and Exchange Commission, as required by the 1933 U.S. Securities Act, and are listed on the non-regulated Euro MTF market in Luxembourg.

The proceeds, together with the proceeds of the US$200 million of 7 1/2% Senior Notes due 2015, were used on February 9, 2007 to repay the amount drawn down on the bridge loan facility taken out on November 22, 2006 (see Item XIX).
18.2.	Corporate purpose (Article 2 of the by-laws)

The Company’s corporate purpose is:

The operation, in all forms and under all conditions, of all business relating to underground and overground geophysical surveys, in all countries and either on behalf of third parties or on own account.

Taking direct or indirect interests in all businesses, firms or companies whose corporate purpose is likely to facilitate the foregoing.

More generally, any and all commercial, industrial, mining, financial, real estate or securities transactions directly related to the foregoing purpose, without restriction or qualification.
18.3.	Fiscal year (Article 18 of the by-laws)

The fiscal year runs from 1 January to 31 December each year.

English translation from the French
18.4.	Allocation of income (Article 19 of the by-laws)

After deduction of any prior year losses, at least five percent of each year’s net earnings is transferred to the statutory reserve until it reaches one tenth of the value of the share capital.

The balance, plus any retained earnings, constitutes the amount available for distribution.

Of this amount, the shareholders’ meeting may resolve, either at the proposal of the Board of Directors or on its own decision, to allocate any sums it deems appropriate to one or more general or special reserve accounts or to retained earnings.

The balance is paid to the shareholders in the form of a dividend.

The terms and conditions of dividend payments are determined by the shareholders’ meeting, or failing that, by the Board of Directors.

The annual shareholders’ meeting may resolve to offer payment of all or part of the dividend or interim dividend in cash or in shares at the personal choice of each shareholder.
18.5.	Dividends

The Company has not paid any dividends in the last five years.

Priority has been given to reducing debt and financing the Company’s growth and development. At this stage, therefore, general management does not recommend the payment of a dividend.
18.6.	Shareholders’ meetings

Notice of meeting (articles 14.2 and 14.3 of the by-laws)

Shareholders’ meetings are called and take place in accordance with the provisions of the law. Meetings take place at the Company’s headquarters or any other place indicated in the notice of meeting.

Eligibility (article 14.6 of the by-laws)

All shareholders of record have the right to attend and vote at shareholders’ meetings either in person or by proxy, regardless of the number of shares held, simply by providing proof of identity. In the case of registered shares, the shareholders or nominees referred to in article L. 228-1 of the French commercial code must be registered on the Company’s shareholders’ register no less than five days before the date of the meeting. In the case of bearer shares, a certificate must be received from an approved financial intermediary at the place indicated on the notice of meeting, no less than five days before the date of the meeting, confirming that the shares will be blocked on the shareholder’s account until the date of the meeting.

English translation from the French
ITEM XIX
MATERIAL CONTRACTS
• Merger Agreement with Veritas DGC Inc.
On September 4, 2006, Veritas DGC Inc. (hereinafter “Veritas”), the Company (named “CGG” at the time), Volnay Acquisition Co. I (hereinafter “Volnay I”) and Volnay Acquisition Co. II (hereinafter “Volnay II”), both wholly owned subsidiary of CGG formed for the purpose of the transaction, entered into a merger agreement (hereinafter the “Merger Agreement”), under which CGG agreed to acquire all of the issued and outstanding shares of common stock of Veritas.
On January 12, 2007, all the conditions to the merger were fulfilled, consequently, pursuant to the terms of the Merger Agreement, Volnay I merged with and into Veritas with Veritas continuing as the surviving corporation, and immediately thereafter, Veritas merged with and into Volnay II with Volnay II continuing as the surviving corporation as a wholly owned subsidiary of CGG. Upon effectiveness of the merger, CGG changed its name to CGG Veritas and Volnay II changed its name to CGG Veritas Services Inc. (which is now named “CGG Veritas Services Holding (US) Inc.”)
The stockholders of Veritas received, in the aggregate, consideration comprised of U.S.$1.5 billion in cash and 46.1 million ADSs (with each ADS representing one-fifth of an ordinary share of CGG). Under the terms of the Merger Agreement, stockholders of Veritas had the right to elect to receive cash or ADSs, subject to a proration if either cash or stock was oversubscribed. The final consideration per share of Veritas common stock was, according to the election for cash or stock expressed beforehand by each shareholder, U.S.$85.50 in cash or 2.0097 CGG Veritas ADS.
In connection with the merger, CGG Veritas issued 9,215,845 ordinary shares (including 4,202 shares in excess issued for the merger and subsequently cancelled) representing 46,079,225 ADSs to be paid as merger consideration to former holders of Veritas common stock.
On February 1, 2007, CGG Veritas issued 108,723 ordinary shares representing 543,614 ADSs to a holder of $6.5 million in principal amount of Veritas’ convertible senior notes due 2024 that delivered a conversion notice on January 19, 2007.
On March 1, 2007, CGG Veritas issued 301,079 ordinary shares representing 1,505,393 ADSs to a holder of $18 million in principal amount of Veritas’ convertible senior notes due 2024 that delivered a conversion notice on February 23, 2007.
The convertible notes issued by Veritas DGC Inc. and giving access to the capital of Veritas DGC Inc. constituted, in accordance with the provisions of the Merger Agreement, “shares and securities giving access to capital” of the Company, under the terms and conditions of the Merger Agreement. As of this date, there are no outstanding notes.
The transaction is described in the prospectus dated December 7, 2006 approved by the French Autorité des Marchés Financiers (visa N° 06-741) and the prospectus F4 dated November 30, 2006.
• U.S.$1,600 million Bridge Loan dated November 22, 2006
On November 22, 2006, the Group entered into a US$1.6 billion senior secured bridge loan facility agreement with Credit Suisse International, as agent and security agent, and the lenders party thereto. On January 12, 2007, the Group borrowed US$700 million under the bridge loan facility, and the proceeds were used to: (i) finance a portion of the cash component of the merger consideration; (ii) repay certain existing debt of CGG and Veritas; and (iii) pay the fees and expenses incurred in connection with the foregoing.
Upon such borrowing and the concurrent funding of the US$1.140 billion term loan facility entered into on January 12, 2007 (see paragraph 10), the unused commitments of US$900 million were terminated.

English translation from the French
The amount of US$700 million borrowed under this agreement has been used to repay in full the bridge loan facility.
• U.S $ 1,140 billion Credit Facility dated January 12, 2007 as amended on January 26, 2007
On January 12, 2007, CGG Veritas Services Holding (US) Inc. (formerly “Veritas DGC Inc.”), and CGG Veritas (formerly “CGG”) entered into a senior secured credit agreement with Credit Suisse pursuant to which credit agreement CGG Veritas Services Holding (US) Inc. borrowed a U.S.$1.0 billion senior secured “term loan B” and obtained a U.S.$115 million senior secured U.S. revolving facility, secured by the assets of the Group. Aggregate commitments under the U.S. revolving facility were increased to U.S.$140 million on January 26, 2007. This agreement will mature on January 12, 2012.
The U.S.$ 1.0 billion amount was borrowed under the “term loan B” and were used to (i) finance a portion of the cash component of the Veritas merger consideration, (ii) repay, as the case may be, certain existing debt of CGG Veritas and CGG Veritas Services Holding (US) Inc., and (iii) pay the fees and expenses incurred in connection with respect to (i) and (ii).
Proceeds of loans under the U.S. revolving facility of U.S.$ 140 million may be used for the general corporate purposes of CGG Veritas Services Holding (US) Inc..
The obligations of CGG Veritas Services Holding (US) Inc. under the senior facilities are guaranteed by CGG Veritas and certain subsidiaries including the former Veritas group subsidiaries. Shares of CGG Veritas Services Holding (US) Inc. and of certain of its first-tier subsidiaries are pledged as well as those of other first-tier subsidiaries of CGG Veritas Services Holding (US) Inc.. In addition, certain guarantors have provided first-priority security interests in certain of their respective tangible and intangible assets, including (without limitation) certain vessels, real property, mineral rights, deposit accounts and intellectual property. In the case of certain of subsidiaries (most notably CGG Veritas Services Holding (US) Inc. and certain U.S. and Canadian subsidiaries), the collateral may comprise substantially all of their respective assets.
The interest rate applicable to the term loan B facility is LIBOR + 200 bps. The interest rate applicable to the U.S. revolving facility of U.S.$ 140 million is LIBOR + 225 bps.
Pursuant to this agreement, the group is required to adhere to certain financial covenants including maximum ratio of total net debt to EBITDAS, and minimum ratio of EBITDAS less capital expenditures to total interest costs. Besides, the group is subject to affirmative and negative covenants that affect its ability, among other things, to borrow money, incur liens, dispose of assets and acquisitions and pay dividends or redeem shares.
• Revolving credit agreement of U.S. $ 200 millions dated February 7, 2007
On February 7, 2007, CGG Veritas entered into a US $200 million revolving credit agreement with a syndicate of banks with Natixis as facility agent in order to replace our previous U.S.$ 60 million revolving facility dated March 12, 2004 and cancelled on January 10, 2007. The proceeds of loans under this revolving facility will be used for general corporate purposes of CGG Veritas. This agreement will mature in 2012. The interest rate applicable to this agreement is LIBOR + 200 bps. The obligations of CGG Veritas pursuant to this agreement are secured by the same securities than those granted by CGG Veritas and its main subsidiaries under the senior facilities agreement of January 12, 2007.
The obligations of CGG Veritas and its subsidiaries as well as the securities granted pursuant to this agreement will rank pari passu with respect to payment rights with the obligations of CGG Veritas Services Holding (US) Inc. pursuant to the securities granted pursuant to the senior facilities agreement dated January 12, 2007 described hereinabove.
• High Yield bonds — Additional notes to those of April 2005 and January 2006 (7 1/2 Senior Notes due 2015): see paragraph 18.1

English translation from the French
• High Yield bond of U.S. $ 400 millions (7 3/4 Senior Notes due 2017): see paragraph 18.1
• Agreements with Eidesvik for the manufacture of two seismic vessel
CGG Veritas and Eidesvik Offshore entered into an agreement on July 2, 2007 for the manufacture of two large seismic vessels with a total contract value of US$ 420 million. These two vessels are key components of CGG Veritas’ strategy of progressive fleet renewal and modernization. They will be of an extremely advanced specification based on the most recent X-Bow™ of Ulstein Design AS. These vessels will be delivered in 2010 under 12-year time charter agreements.
• Offshore Hydrocarbon Mapping plc (“OHM”)
On July 17, 2007, the Group entered into a strategic operating alliance (“CEC”) with OHM under which both companies agreed to jointly develop the business of Controlled Source Electromagnetic imaging (“CSEM”) and capitalize on seismic and CSEM integration opportunities. Pursuant to the terms of the CEC, CGG Veritas acquired 6,395,571 ordinary shares for a cash consideration of £15,349,370, representing 14.99% of OHM share capital. On October 19, 2007, CGG Veritas acquired 80,695 additional shares for a cash consideration of £193,668.

English translation from the French
ITEM XX
DOCUMENTS ON DISPLAY
Place where the Company’s legal and financial documents may be inspected
The Company’s by-laws, reports, correspondence and other documents, as well as the historical financial information for the Company and its subsidiaries for the past two years preceding publication of this document, are available for inspection at the Company’s headquarters.

English translation from the French
ANNEXES
1.	Draft resolutions

2.	Annual financial reporting record

3.	Transactions carried out on the Company’s shares by executives and their close relatives in 2007

4.	Table of correspondence

English translation from the French
ANNEX 1
DRAFT RESOLUTIONS
COMBINED GENERAL MEETING OF THE SHAREHOLDERS OF APRIL 29, 2008
PROJECT OF RESOLUTIONS
I — FALLING UNDER THE AUTHORITY OF THE ORDINARY GENERAL MEETING
FIRST RESOLUTION
Having heard the management report of the Board of Directors and the reports of the Statutory Auditors, the Ordinary General Meeting of Shareholders approves the financial statements for fiscal year 2007 as they have been presented in the said reports and which show a net loss of € 55,104,307 as well as all transactions recorded in such financial statements and summarized in such reports.
SECOND RESOLUTION
The Ordinary General Meeting approves the proposal of the Board of Directors and decides to allocate the loss of € 55,104,307 for 2007 to the carry forward account, which will amount to € 2,477,214 after such allocation.
Pursuant to the provisions of article 243bis of the “Code Général des impôts”, the General Meeting acknowledges that no dividends were distributed over the last three financial years.
THIRD RESOLUTION
Having heard the management report of the Board of Directors and the reports of the Statutory Auditors, the General Meeting of Shareholders approves the consolidated financial statements for 2007 as they have been presented in such reports and which show a net income of € 249.6 million as well as all transactions recorded in such financial statements and summarized in such reports.
FOURTH RESOLUTION
The General Meeting decides to renew the term of office as Director of Mr. Robert BRUNCK. Such term of office which would expire at the end of the present General Meeting is renewed for a four-year period, provided the twenty-third resolution is approved, and will expire at the end of the General Meeting to be held to approve the financial statements of the fiscal year ending December 31, 2011.
FIFTH RESOLUTION
The General Meeting decides to renew the term of office as Director of Mr. Olivier APPERT. Such term of office which would expire at the end of the present General Meeting is renewed for a four-year period, provided the twenty-third resolution is approved, and will expire at the end of the General Meeting to be held to approve the financial statements of the fiscal year ending December 31, 2011.
SIXTH RESOLUTION
The General Meeting sets the aggregate directors’ fees to be allocated to the Directors of the Company for fiscal year 2008 at € 580,000.
SEVENTH RESOLUTION
(Authority given to the Board of Directors to purchase Company’s shares)

English translation from the French
Having heard the report of the Board of Directors, the Ordinary General Meeting authorizes the Board of Directors, pursuant to article L. 225-209 and seq. of the French commercial code, to purchase, sell and transfer Company shares under the conditions set forth herein under.
These transactions may be carried out at any time but not during a take-over bid process, in accordance with the applicable regulations. The maximum purchase price per share shall be € 300 (acquisition costs excluded), subject to any adjustments to be made in connection of transactions carried out on the share capital of the Company and/or the par-value of the shares.
In case of increase of capital by incorporation of reserves, issue of performance shares, division or regrouping of par-value of the shares, the above mentioned price shall be adjusted by a multiplying factor equal to the number of shares forming the share capital before the transaction divided by such number after the transaction.
The maximum number of shares that the Company may hold shall not exceed at any time 10 % of the capital. For information only, as of December 31, 2007, the Company held 42,769 treasury shares out of an aggregate amount of the 27,450,758 shares constituting the company share capital. In such conditions, the maximum amount of shares that the Company could purchase would be 2,702,306 shares, corresponding to a maximum investment of € 810,691,800. Notwithstanding the above, pursuant to article L. 225-209, paragraph 6, of the French commercial code, the number of shares to be acquired in order to be kept and delivered in the future in payment or exchange in the scope of a merger, demerger or contribution in kind shall not exceed 5% of the share capital.
The objectives of this share purchase program are, by order of priority, the following:
•	to support liquidity of our shares through a liquidity contract entered into with an investment service provider in compliance with the Code of Practice of the Association Française des Entreprises d’Investissement,

•	to deliver shares in the scope of securities giving access, immediately or in the future, to shares by redemption, conversion, exchange, presentation of a warrant or by any other means,

•	to deliver, immediately or in the future, shares in exchange in the scope of external growth within the limit of 5% of the share capital,

•	to allocate shares to employees and officers of the company affiliated companies within the meaning of article L.225-180 of the French commercial code, especially in the scope of options to purchase shares of the company,

•	to deliver shares for no consideration to executive officers and employees pursuant to articles L. 225-197-1 and seq. of the French commercial code,

•	cancel the shares through a capital reduction, subject to a decision of, or an authorization, by the extraordinary general meeting.
In accordance with such objectives, the treasury shares so acquired may be either retained, cancelled, sold or transferred. The shares may be acquired, sold or transferred, on one or several occasions, by any means, including by individual agreement or stock market purchase, by an offer to buy, or by block of shares and at any moment, but not during a take-over bid. The maximum amount of share capital that can be purchased or transferred as block of shares can reach the whole amount of this program.
The General Meeting grants all powers to the Board of Directors, to carry out the adjustments of the unit prices and of the maximum number of shares to acquire according to the variation of the number of shares or their value.
This authorization cancels, for its non-used portion, and replaces the authorization granted to the Board of Directors by the General Meeting held on May 10, 2007, in its twelfth resolution. This authorization shall remain valid until the shareholders decide otherwise and for a maximum period of eighteen months from this day.

English translation from the French
EIGHTH RESOLUTION
Having heard the special report of the Statutory Auditors on the agreements falling within the scope of article L. 225-38 of the French commercial code, the General Meeting takes note of the content of this report and approves the agreements referred to in such report.
NINTH RESOLUTION
(Approval of the regulated agreement between the Company and Mr. Robert Brunck aiming at granting to the latter, subject to performance conditions, a special termination indemnity and allowing him to exercise in advance his stock options)
The shareholder’s meeting, deciding under the quorum and majority requirements for ordinary shareholders’ meetings and having been informed of the special report of the statutory auditors on the agreements referred to in Article L. 225-38 of the French commercial code, approves, pursuant to the provisions of Article L. 225-42-1 of the French commercial code as amended by the Law No. 2007-1223 of August 21, 2007 known as “TEPA Law”, the agreement indicated in such report relating to:
(i) the special termination indemnity to be paid by the Company in case of termination of the employment agreement of Mr. Robert Brunck, Chairman and CEO of the Company; such indemnity represents 200% of the last reference annual remuneration which corresponds to the gross fixed compensation received by Mr. Robert Brunck the year preceding the date on which his period of notice ends to which is added the annual average of the bonuses paid during the three years prior to the date on which the period of notice ends.
This special severance payment is a ceiling and is a flat-rate payment paid in lieu of all sums to which Mr. Robert Brunck may be entitled as a consequence of the severance including the severance payment to be paid under law and collective bargaining agreements, compensation in lieu of notice and pay in lieu of vacation.
and
(ii) the accelerated exercise of the stock options by Mr. Robert Brunck, Chairman and CEO of the Company, in case of termination of his employment agreement.
Pursuant to the provisions of Article L. 225-42-1 of the French commercial code, payment of the special severance indemnity and the accelerated exercise of stock options are subject to conditions related to the performances of Mr. Robert Brunck, assessed in comparison with the performance of the Company, on the basis of the fulfillment of at least one of the three following objectives:
–	a share price performance objective relative to the SBF 120 index;

–	a share price performance objective relative to the PHLX Oil Service SectorSM (OSXSM);

–	a financial indicator objective of EBIT denominated in USD and related to the target for the annual variable part of the compensation of Mr. Robert Brunck.
TENTH RESOLUTION
(Approval of the regulated agreement between the Company and Mr. Thierry Le Roux aiming at granting to the latter, subject to performance conditions, a special termination indemnity and allowing him to exercise in advance his stock options)
The shareholder’s meeting, deciding under the quorum and majority requirements for ordinary shareholders’ meetings and having been informed of the special report of the statutory auditors on the agreements referred to in Article L. 225-38 of the French commercial code, approves, pursuant to the provisions of Article L. 225-42-1 of the

English translation from the French
French commercial code as amended by the Law No. 2007-1223 of August 21, 2007 known as “TEPA Law”, the agreement indicated in such report relating to:
(i) the special termination indemnity to be paid by the Company in case of termination of the employment agreement of Mr. Thierry Le Roux, President and COO, such indemnity represents 200% of the last reference annual remuneration which corresponds to the gross fixed compensation received by Mr. Thierry Le Roux the year preceding the date on which his period of notice ends to which is added the annual average of the bonuses paid during the three years prior to the date on which the period of notice ends.
This special severance payment is a ceiling and is a flat-rate payment paid in lieu of all sums to which Thierry Le Roux may be entitled as a consequence of the severance including the severance payment to be paid under law and collective bargaining agreements, compensation in lieu of notice and pay in lieu of vacation.
and
(ii) the accelerated exercise of the stock options by Mr. Thierry Le Roux, President and COO, in case of termination of his employment agreement,
Pursuant to the provisions of Article L. 225-42-1 of the French commercial code, payment of the special severance indemnity and the accelerated exercise of stock options are subject to conditions related to the performances of Mr. Thierry Le Roux, assessed in comparison with the performance of the Company, on the basis of the fulfillment one of the three following objectives:
–	a share price performance objective relative to the SBF 120 index;

–	a share price performance objective relative to the PHLX Oil Service SectorSM (OSXSM);

–	a financial indicator objective of EBIT, denominated in USD and related to the target for the annual variable part of the compensation of Mr. Thierry Le Roux.
***
II — FALLING UNDER THE AUTHORITY OF THE EXTRAORDINARY GENERAL MEETING
ELEVENTH RESOLUTION
(Delegation of authority to the Board of Directors to increase the share capital through the issue of shares, or any other securities giving access to the share capital, with preferential subscription rights in favor of holders of existing shares)
After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the quorum and voting majority required for extraordinary general meetings, hereby delegates to the Board of Directors, pursuant to article L.225-129-2, L. 228-91 and L.228-92 of the French commercial code, its authority to carry out an increase in capital, on one or several occasions, in the proportion and at the time determined by the Board, in France and abroad, subject to the preferential right to subscribe in favor of the holders of existing shares,
a) by issuing shares in accordance with article 6 of the by-laws.
b) by issuing securities, giving the right to their holder by any means, immediately or in the future, at the option of the Company and/or the holder, through conversion, exchange, redemption, exercise of warrants or any other means to the transfer in his favor, at any time or upon set dates, to receive equity securities of the Company, outstanding or to be issued at a later date. These securities may be bonds or be associated with the issue of bonds, or even provide for the issue of bonds as intermediate securities. They may be issued in the form of subordinated

English translation from the French
securities with a fixed or undetermined duration, and may be denominated in Euros, in foreign currencies or in any monetary units determined by reference to several currencies.
c) by implementing (a) and (b) simultaneously.
The General Meeting decides that the nominal aggregate amount of the capital increases which may result either immediately or in the future from the issues authorized and delegated hereby, may not exceed fifty-four (54) million euros (i.e. 100% of the share capital as of the date of this general meeting, corresponding to the issue of twenty-seven (27) million new ordinary shares) to which will be added, as the case may be, any additional number of shares to be issued in accordance with law, in order to protect the rights of holders of the securities granting access to shares of the Company. It is specified that the aggregate amount of debt securities that may be issued pursuant to this resolution shall not exceed six hundred (600) million euros or its equivalent in any other currency or monetary unit determined by reference to several foreign currencies on the date of issue.
The General Meeting decides that the issue price of said securities will be paid for in cash or by means of an offset of accrued receivables due and payable. However, in the event of the issue of securities represented by warrants, the said issue may take place either through an offer to subscribe under the foregoing conditions or through a free allocation of such warrants to the holders of existing shares.
Holders of existing shares at the time of the issue of securities referred to in (a), (b) above shall have an irreducible preferential right to subscribe for the new securities so issued, in proportion to the number of shares they then own, the Board of Directors shall set on the occasion of each issue pursuant to the applicable statutory provisions, the conditions and limits under which the shareholders may exercise their irreducible right to subscribe.
The Board of Directors may institute for the benefit of the shareholders a reducible right to subscribe, proportional to their rights and within the limits of their request.
If the irreducible rights to subscribe and, where appropriate, the reducible rights to subscribe, do not cover the whole of an issue of shares and securities, the Board of Directors may decide to offer all or part of them in a public offering.
As the case may be, the issue of securities giving access to the share capital of the Company includes as of right, in favor of the subscribers to securities, the waiver by the holders of existing shares of their preferential right to subscribe to securities representing a share of the capital to which the said securities will give immediate or deferred access.
The General Meeting authorizes the Board of Directors to charge the expenses relating to the capital increases to the issue premium of such capital increases and to deduct from such premiums the amounts necessary to raise the legal capital reserve to the statutory one tenth of the new stated capital after each capital increase.
The present authorization, which supersedes all prior authorizations relating to the issue, with preferential subscription rights, of shares and/or securities, granting their holders an immediate or deferred access to a portion of the share capital of the Company, cancels for the remaining period and replaces the authorization granted to the Board by the General Meeting held on May 10, 2007 in its fourteenth resolution. This authorization shall remain valid for a period of twenty-six months from the date of this Meeting.
TWELFTH RESOLUTION
(Delegation of authority to the Board of Directors to increase the share capital through the issue of shares, or any other securities giving access to the share capital, without preferential subscription rights in favor of holders of existing shares)
After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the quorum and voting majority required for extraordinary general meetings, hereby delegates to the Board of Directors, pursuant to article L.225-129-2 and L.228-92 of the French commercial code, its authority to

English translation from the French
decide to carry out, on one or several occasions, in proportion and time period determined by the Board, in France and abroad, without preferential subscription rights, increase in capital through the issue of securities.
These securities may be issued in the form of:
a)	shares in accordance with article 6 of the by-laws.
b)	by issuing securities, giving the right to their holder by any means, immediately or in the future, at the option of the Company and/or the holder, through conversion, exchange, redemption, exercise of warrants or any other means to the transfer in his favor, at any time or upon set dates, to receive equity securities of the Company, outstanding or to be issued at a later date. These securities may be bonds or be associated with the issue of bonds, or even provide for the issue of bonds as intermediate securities. They may be issued in the form of subordinated securities with a fixed or undetermined duration, and may be denominated in Euros, in foreign currencies or in any monetary units determined by reference to several currencies.

c)	by implementing a) and b) simultaneously.
Those securities may be issued in order to compensate shares in the course of a public offer of exchange which concerns shares conforming to the conditions specified under article L.225-148 of the French commercial code and within the limits set forth by this resolution.
The General Meeting decides that the nominal amount of the capital increases which may result either immediately or in the future from the issues authorized and delegated hereby, may not exceed eight (8) million euros (i.e. 15% of the share capital as of the date of this general meeting, corresponding to the issue of four (4) million new ordinary shares) such amount being included into the aggregate amount as determined for general increase in capital pursuant to the eleventh resolution, to which will be added, as the case may be, any additional number of shares to be issued in order to protect the rights of holders of the securities granting access to shares of the Company. It is specified that the aggregate amount of debt securities that may be issued pursuant to this resolution shall not exceed eighty (80) million euros or its equivalent in any other currency or monetary unit determined by reference to several foreign currencies on the date of issue, such amount being included into the aggregate amount relating to debt securities, as determined in the eleventh resolution.
The General Meeting decides that:
a) the issue price of the shares shall be determined pursuant to article L.225-136 1°, first paragraph and article R. 225-119 of the French commercial code;
b) the issue price of securities giving access to share capital, will be such that the sum received immediately by the Company, increased, if relevant, by the sum it is likely to receive subsequently, is, for each equity security issued as a result of the issue of these securities, at least equal to the issue price defined in paragraph a) above.
Pursuant to article L.225-135 of the French commercial code, the Board of Directors may grant a priority subscription period to Shareholders to subscribe to the securities, for which the Board of Directors will determine the terms and conditions of exercise, without giving rise to the creation of negotiable rights.
As the case may be, the issue of securities giving access to the share capital includes as of right, in favor of the subscribers to securities, the waiver by the holders of existing shares of their preferential right to subscribe to securities representing a share of the capital to which the said securities will give immediate or deferred access.
The General Meeting authorizes the Board of Directors to charge the expenses relating to the capital increases to the issue premium of such capital increases and to deduct from such premiums the amounts necessary to raise the legal capital reserve to the statutory one tenth of the new stated capital after each capital increase.
This authorization shall remain valid for a period of twenty-six months from the date of the present Meeting.

English translation from the French
THIRTEENTH RESOLUTION
(Determination of the issue price in case of issue without any preferential right, in accordance with the twelfth resolution, within an annual limit of 10% of the share capital)
The General Meeting, with the requisite quorum and majority applicable to extraordinary general meetings, having reviewed the report of the Board of Directors and the special report of the auditors, pursuant to article L 225-136 1°, second paragraph of the French commercial code, hereby authorizes the Board of Directors for each capital increase decided pursuant to the twelfth resolution to determine the issue price, within an annual limit of 10% of the share capital at the time of the issue, which shall be equal to the weighted average closing market price of the share on Euronext Paris SA during the last twenty trading days preceding the date of determination of the price.
The issue price of any security giving access to the share capital shall be determined so as to ensure that any sum received immediately by the Company increased, as the case may be, by any sum that the Company may perceive subsequently, be at least equal to the share price issue defined hereinabove, for any share issued as a consequence of the issue of such securities.
The amount of such capital increase shall be included into the maximum amount set forth by the twelfth resolution and the maximum aggregate amount set forth by the eleventh resolution.
This authorization cancels the authorization granted to the Board by the General Meeting held on May 10, 2007, in its sixteenth resolution. This authorization shall remain valid for a period of twenty-six months from the date of this Meeting.
FOURTEENTH RESOLUTION
(Delegation to the Board of Directors in order to increase the number of shares issued pursuant to the eleventh and twelfth resolutions)
The General Meeting, with the requisite quorum and majority applicable to extraordinary general meetings, having reviewed the report of the Board of Directors, resolves that, for each issue carried out pursuant to the eleventh and twelfth resolutions, the Board of Directors shall be entitled, as the case may be, within the limits applicable to each of these resolutions, to increase the number of shares initially issued within thirty (30) days from the date of the closing date of the subscription period within the limit of 15% of the initial issue and at the same issue price as for the initial issue.
This authorization cancels the authorization granted to the Board by the General Meeting held on May 11, 2006, in its twelfth resolution. This authorization shall remain valid for a period of twenty-six months from the date of this Meeting.
FIFTEENTH RESOLUTION
(Delegation to the Board of Directors in order to increase the share capital by incorporation of reserves, profits or share premiums)
The Extraordinary General Meeting, with the requisite quorum and majority applicable to ordinary general meetings, having reviewed the report of the Board of Directors, pursuant to article L.225-130 the French commercial code,
1. delegates to the Board of Directors the authority its authority to carry out, on one or several occasions, in proportion and time period determined by the Board by incorporation of reserves, profits of issue premiums through the issue of shares for no consideration and/or increase of the par value of the existing shares.

English translation from the French
2. resolves that the amount of such capital increase shall not exceed a nominal value of ten (10) million euros or its equivalent, it being specified that such amount is included into the aggregate maximum amount of fifty-four (54) million euros referred to in the eleventh resolution.
3. resolves that in the case of an increase in capital through the issue of performance shares and pursuant to article L.225-130 of the French commercial code, the Board of Directors shall be entitled to decide that the fractioned allocation rights will not be negotiable and that the corresponding shares will be sold, the proceeds of such sale being allocated to the beneficiaries of such rights pursuant as provided by the law.
4. This authorization cancels the authorization granted to the Board by the General Meeting held on May 10, 2007, in its eighteenth resolution. This authorization shall remain valid for a period of twenty-six months from the date of this Meeting.
SIXTEENTH RESOLUTION
(Authorization given to the Board of Directors to increase the share capital in consideration of contributions in kind within a limit of 10% of the share capital)
The General Meeting with the quorum and voting majority required for extraordinary general meetings, having reviewed the report of the Board of Directors and pursuant to article L. 225-147 of the French commercial code:
1.	authorizes the Board of Directors, upon review of the report of the independent appraiser, to increase, on one or several occasions, the share capital in consideration of contributions in kind made to the Company and consisting of shares or securities giving access to share capital.
2.	resolves that the aggregate nominal value of the ordinary shares that could be issued pursuant to such authorization shall not exceed 10% of the existing share capital at the time of the capital increase.
3.	notes that the current authorization includes the waiver by the holders of existing shares of their preferential right to subscribe to shares or securities giving access to the issued capital in consideration of contributions in kind.
4.	resolves that the amount of the capital increases carried out pursuant to this resolution shall be included into the aggregate amount determined by the twelfth resolution.
5.	grants full power grants full powers to the Board of Directors, with the authority to sub-delegate such powers according to the applicable law under terms provided for by law, to implement, on one or several occasions, the authorization granted hereby.
6.	resolves that such authorization shall be valid for a twenty-six month period as from the date of this meeting. This authorization cancels for the remaining period and replaces the authorization granted to the Board by the General Meeting held on May 10, 2007, in its nineteenth resolution.
SEVENTEENTH RESOLUTION
(Delegation of authority to the Board of Directors to increase the capital by issue of shares or securities giving access to the share capital of the Company , to the members of a Company Savings Plan (“Plan d’Epargne
Entreprise”)
After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the quorum and voting majority required for extraordinary general meetings and pursuant to article L.443-1 and seq. of the French labor code and articles L.225-129-2 and L.225-138-1 of the French commercial code:
1 delegates its authority to the Board of Directors, for a period of twenty-six months, to carry out, on one or several occasions, on its own initiative, capital increases within a limit of a maximum nominal value of €2.5 million

English translation from the French
not taking into account any adjustment that may be necessary in accordance with the law, such amount being included into the aggregate amount set forth in the eleventh resolution, through the issue of shares or other securities with deferred access to the share capital, to which the subscription will be reserved to those members of the Company Savings Plan of the Company and of French or foreign companies of the group who furthermore fulfill the conditions set out by the Board of Directors, in accordance with the law;
2 decides that the Board of Directors shall be entitled to grant performance shares or other free securities giving access to the share capital, provided that the total advantage resulting therefrom and, as the case may be, from the discount on the share subscription price, shall not exceed the limits provided for by the statutory and legal provisions;
3 decides that the issue price for the new shares and for the securities with deferred access to the share capital will be set by the Board of Directors in accordance with statutory and legal provisions;
4 decides that the characteristics of the securities with deferred access to the share capital will be determined by the Board of Directors in accordance with the law;
5 decides to waive the preferential rights of the shareholders to subscribe to newly issued shares in favor of the members of the Company Savings Plan;
6 decides in the event of capital increases performed in accordance with the delegations granted to the Board of Directors by this general meeting under the eleventh and twelfth resolutions and except when such increase result form the prior issue of securities giving access to a portion of the share capital, that the Board of Directors shall have to deliberate on the opportunity to perform a capital increase reserved to the employees mentioned under point 1 above and under the terms and conditions mentioned in the article L.443-5 of the French labor code, up to a nominal amount of €2.5 million such amount being included into the aggregate global amount set forth by the eleventh resolution.
The General Meeting grants all powers to the Board of Directors to implement the present delegation of powers and authority and in particular to grant deferred payment of shares and as the case may be, for the securities with deferred access to the share capital, set the modalities and conditions of the operations and set the dates and terms of the issues which will be carried out by virtue of the present authorization, set the opening and closing dates for the subscriptions, the dates at which shares will give right to dividends, the terms for full payment of shares and other securities with deferred access to the share capital, request the admission and listing of securities on such markets as it may decide to record the effectiveness of the capital increases for the number of shares which will actually be subscribed, to carry out, either directly or by proxy, all operations and administrative formalities relating to the capital increases and, at its sole discretion and if it deems appropriate, to charge the expenses related to the capital increases to the amount of issue premiums pertaining to these capital increases and to deduct from this amount the sums required to raise the legal capital reserve to one tenth of the new capital after each increase.
This authorization cancels and replaces the authorization granted to the Board by the General Meeting held on May 10, 2007, in its twenty-first resolution. This authorization shall remain valid for a period of twenty-six months from the date of this Meeting.
EIGHTEENTH RESOLUTION
(Authorization given to the Board of Directors to grant stock options)
After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the quorum and majority required for extraordinary general meetings, delegates to the Board of Directors, pursuant to articles L.225-177 to L.225-185 of the French commercial code the necessary powers in order to allocate, on one or several occasions, to the personnel and executive officers of the Company and other companies linked to the Company according to the conditions of article L.225-180 of the French commercial code, options which entitle their holder :
•	to subscribe to new shares in the Company to be issued as capital increase ;

English translation from the French
•	to purchase shares owned by the Company pursuant to applicable regulations.
The present authorization includes as of right, in favor of the beneficiaries of the options, to subscribe to new shares, the waiver by the shareholders of their preferential right to subscribe to shares which will be issued as the options are exercised.
The aggregate number of options granted and not yet exercised may not give rise to the subscription or purchase of a number of shares representing more than 5% of the share capital on the day on which the options are granted, it being specified that such amount will not be included in the global amount set forth in the eleventh resolution.
The validity of the options will range from six to eight years from the date of their allocation.
The subscription or purchase price, as the case may be, will be set by the Board of Directors without any discount, according to the terms and within the limits authorized by the legislation in force on the day on which the options are allocated.
The General Meeting hereby grants full powers to the Board of Directors, with the authority to sub-delegate within the conditions provided for by applicable law, to implement the present authorization, to decide, in particular, on the date or dates of implementation and the terms and conditions under which the options are allocated and exercised, to proceed with the necessary adjustments in the event of financial operations being conducted after the allocation of options, to temporarily suspend the exercise of the options in the event of financial operations being conducted which involve a separation of a right, to allocate, if it deems it appropriate, the expenses related to the capital increases to the amount of issue premiums pertaining to these capital increases and deduct from this amount the amount required to raise the legal capital reserve to one tenth of the new capital after each increase, and also grants full powers to the Board, to record consecutive increases in share capital, to request the admission to listing of securities on such regulated markets as it may decide, to amend the by-laws accordingly with respect to the amount of capital and the number of shares which represent it.
The present authorization cancels and replaces for its non-used portion the authorization granted to the Board by the General Meeting held on May 10, 2007, in its twenty-third resolution. This authorization is valid for a period of thirty-eight months from the date of this Meeting.
NINETEENTH RESOLUTION
(Authorization given to the Board of Directors to grant performance shares of the Company employees and executive officers of the Company and its Group subject to performance conditions)
After reviewing the report of the Board of Directors and the special report of the Statutory Auditors, the General Meeting, with the quorum and majority required for extraordinary general meetings, pursuant to articles L. 225-197-1 and seq. of the French commercial code:
1.	authorizes the Board of Directors, to allocate newly issued or existing shares for no consideration, on one or several occasions, to the employees of the Company and other companies linked to the Company according to the conditions of article L.225-197-2 of the French commercial code and to executive officers referred to in article L.225-197-1, II of the French commercial code;
2.	resolves that the Board of Directors will determine the identities of the beneficiaries of such shares as well as the conditions and criteria under which such shares will be allocated;
3.	resolves that, the aggregate number of shares issued for no consideration pursuant to this resolution, shall no exceed 1% of the outstanding share capital at the date on which the Board of Directors decides to allocate such shares, it being specified that such amount will not be included in the global amount set forth in the eleventh resolution;

English translation from the French
4.	resolves that the allocation of shares to the beneficiaries shall be subject to presence and performance conditions. These performance conditions shall be related to objectives of net earning per share and operating income objectives or alternatively, any other equivalent condition or criteria set forth by the Board,
5.	resolves that the allocation of shares to the beneficiaries shall become final after the expiry of an acquisition period as the Board shall determine, which, subject to the provisions of paragraph 7, shall be of a minimum of two years, with the final allocation taking place prior to the end of such two-year period in case of a beneficiary fulfilling the conditions set forth by the law with respect to invalidity,
6.	resolves that, subsequently, the beneficiaries shall then hold such shares for a period as determined by the Board of Directors which, subject to the provisions of paragraph 7, shall not be less than two years starting form the end of the acquisition period, the shares becoming freely transferable during such period in case of a beneficiary fulfilling the conditions set forth by the law with respect to invalidity;
7.	resolves that the acquisition period could be set at a minimum of four years for all or part of the shares allocated by the board on a free basis, in which case the requirement to hold the shares for a minimum period of two years after the end of the acquisition period shall no longer apply;
8.	authorizes the Board of Directors to proceed, as the case may be, during the acquisition period of the allocated shares, with any adjustment in order to take into account the consequences of any financial transactions carried on the share capital of the company in order to preserve the rights of the beneficiaries but subject to a limitation of 10% of the share capital of the company pursuant to article L.225-197-1, I of the French commercial code;
9.	authorizes the Board of Directors to increase, in one or several occasions, the share capital by incorporating profits, reserves or share premium in order to issue the shares for no consideration under the conditions set forth in this resolution;
10.	acknowledges that this decision includes, as of right, the waiver by the shareholders of their subscription rights over the new shares so issued;
The General Meeting hereby grants full powers to the Board of Directors, with authority to sub-delegate within the limit set forth by law, to implement the present authorization, to decide, in particular, whether the allocated shares will be newly issued shares or existing shares, increase the duration of the acquisition period and of the period during which the beneficiaries shall hold the shares, to increase, as the case may be, the share capital by incorporation of profits, reserves or share premium in order to issue the shares allocated for non consideration, and generally do all that will be necessary in particular carry out any formalities in order to record any capital increase resulting from the allocation of shares for no consideration and amend the by-laws accordingly.
The present authorization cancels and replaces for its non-used portion, the authorization granted to the Board by the General Meeting held on May 11, 2006 in its nineteenth resolution. This authorization is valid for a period of thirty-eight months from the date of this Meeting.
TWENTIETH RESOLUTION
(Authorization and delegation to the Board of Directors in order to reduce the share capital by cancelling shares purchased pursuant to the authorization of purchase of its own shares by the Company)
The General Meeting, with the quorum and majority required for extraordinary general meetings, authorizes the Board of Directors to reduce the share capital, on one or several occasions, in proportion and at time period determined by the Board, by canceling any quantity of treasury shares as it may decide within the limits set forth by law, according to articles L. 225-209 and seq. of the French commercial code.
The maximum number of shares that may be cancelled over a twenty-four-month period is 10% of the shares forming the share capital of the Company, being specified that such limit applies to the amount of the share capital as it may have been adjusted after this general meeting in consideration of transactions carried out on such share capital.

English translation from the French
The General Meeting grants all powers to the Board of Directors, with faculty to sub-delegate, to carry out any and all cancellation of shares and reduction of share capital pursuant to this authorization, modify accordingly the by-laws and carry out all formalities.
The present authorization cancels and replaces for its non-used portion the authorization granted to the Board by the General Meeting held on May 10, 2007, in its twenty-fifth resolution. This authorization is valid for a period of twenty-six months from the date of this Meeting.
TWENTY-FIRST RESOLUTION
(Five-for-one stock split, the par value of the Company’s shares being reduced from € 2 to € 0.40)
After reviewing the report of the Board of Directors, the General Meeting, with the quorum and majority required for extraordinary general meetings, resolves to split the par value of the shares making up the share capital by five, the amount of the share capital itself remaining unchanged.
Consequently, the General Meeting resolves that:
•	the par value of the Company’s shares be reduced from 2 euros to 0.40 euros ;

•	the number of shares in circulation be increased fivefold so that the share capital remains unchanged;

•	each share with a par value of 2 euros making up the share capital at the time of the stock split will be automatically replaced without any formalities being required by 5 shares with a par value of 0.40 euros which, subject only to this change, will carry the same rights as the old shares ;

•	the number of shares that may be obtained by the beneficiaries of stock-options under the plans authorized by the General Meetings dated May 17, 2000, May 15, 2002, May 15, 2003, May 11, 2006, May 10, 2007 be multiplied by 5, while the unit prices for the subscription of or purchase of shares under the options in force prior to the stock split, be divided by 5;

•	the number of shares that may be obtained by the beneficiaries of performance shares pursuant to the authorization granted by the General Meeting dated May 11, 2006, be multiplied by 5.
The General Meeting hereby grants full powers to the Board of Directors, with the possibility of delegation within the limits provided for by law, to set the effective date of this five-for-one stock split, to make any adjustments made necessary by this stock split and the adjustments referred above and to carry all acts and complete all formalities and declarations that may required as a result of this decision, and to determine in particular the number of new shares of 0.40 euros to be issued depending on the number of shares of 2 euros existing at such date, exchange the new shares for the old shares, complete all formalities and, more generally, directly take all the appropriate or necessary steps in order to implement this decision or have such appropriate or necessary steps taken by an authorized representative, and amend article 6 of the Company’s by-laws relating to the par value of shares and the number of shares making up the capital accordingly.
TWENTY-SECOND RESOLUTION
(Delegation of authority to issue securities giving rights to receive debt securities)
The General Meeting, with the quorum and majority required for extraordinary general meetings, and pursuant to articles L. 225-129-2 and L. 228-92 of the French commercial code,

English translation from the French
1.	Delegates to the Board of Directors the authority to issue, on one or several occasions, in France or abroad, in euros, foreign currencies or any other monetary units determined by reference to foreign currencies, securities entitling their holders to receive debt securities, in particular bonds with a warrant for a bond’s subscription or warrants to subscribe bonds,
2.	Resolves moreover that the amount of debt securities that may be issued in the scope of this delegation shall not exceed six hundred (600) million euros or its equivalent in foreign currencies, or monetary units, such amount being included on the six hundred (600) million euros aggregate ceiling set forth in the eleventh resolution in relation to debt securities. The Board of Directors shall notably determine the issue price, the interest rate, variable or fixed, of the debt securities, the payment dates, the conditions under which such securities will be redeemed, with or without premium and the conditions of their early redemption according to market conditions.
3.	Such delegation shall be valid over a twenty-six-month period as from the date of this meeting. This authorization cancels and replaces the authorization granted to the Board by the General Meeting held on May 10, 2007, in its twenty-second resolution.
TWENTY-THIRD RESOLUTION
(Amendment of article 8-4 of the by-laws)
After reviewing the report of the Board of Directors, the General Meeting, with the quorum and majority required for extraordinary general meetings, resolves to reduce from 6 to 4 years the term of directors. Consequently, the first paragraph of article 8-4 of the by-laws of the Company is amended and shall read as follows:
Previous wording:
“The directors are appointed for a six-year term.”
New wording:
“As of the general meeting to be held to approve the 2007 financial statements, the directors are appointed for a four-year term. However, the terms of directors that are currently in force will remain until expiration of their term as initially set.”
TWENTY-FOURTH RESOLUTION
(Amendment of article 14-6 of the by-laws)
After reviewing the report of the Board of Directors, the General Meeting, with the quorum and majority required for extraordinary general meetings, decides to amend article 14-6 of the by-laws of the Company in order to accept voting forms up to one day prior to the General Meeting and to introduce postal voting via electronic methods.
Consequently, the eleventh paragraph of article 14-6 of the by-laws of the Company is amended and shall read as follows:
Previous wording:
“Any shareholder can vote by mail, using a form prepared and sent to the Company as provided by law.”
New wording:
“Any shareholder can vote by mail, as provided by law, either by using a paper form prepared and sent to the Company, or, by decision of the Board of Directors published in the notice of meeting by tele-transmission.”
The twelfth paragraph is amended and shall read as follows:

English translation from the French
Previous wording:
“Any voting forms received by the Company less than three days before the day of a Shareholders’ meeting shall not be taken into consideration.”
New wording:
“Any voting forms shall be received by the Company on the day preceding the Shareholders’ meeting. Electronic voting forms shall be received before 3:00 p.m (Paris time) on the day preceding the General Meeting.”
After the twelfth paragraph, the following two new paragraphs are added:
“If the Board of Directors so decides when the General Meeting is called, the entry of data and the electronic signature of the form may be made directly of the website set up by the Company by any process adopted by the Board of Directors that meets the conditions set forth in the first sentence of the second paragraph of the article 1316-4 of the French civil code, which may consist, in particular of an identification code and a password, or any other system which complies with the specifications of the first sentence of the second paragraph of the article 1316-4 of the French civil code.
The proxy form and the vote cast in this manner prior to the Meeting by this electronic means, and the acknowledgement of receipt given, shall be considered as irrevocable written evidence that is enforceable with regard to all the parties involved, being specified that in the event of a sale of shares that take place before the third working day prior to the Meeting at zero hour (Paris time), the Company shall invalidate or amend accordingly the proxy form or vote cast expressed prior to such date and time through the electronic system set up by the Board of Directors.”
twenty-fifth resolution
The General Meeting grants full powers to bearers of a copy or an extract of these minutes to fulfil all legal registration or publicity formalities.

English translation from the French
ANNEX 2
ANNUAL FINANCIAL REPORTING RECORD DRAWN UP PURSUANT TO ARTICLE 222-7 OF THE
GENERAL REGULATION OF THE AUTORITé DES MARCHéS FINANCIERS
Pursuant to article 222-7 of the General Regulation of the Autorité des Marchés Financiers, the following table shows a list of all information published by Compagnie Générale de Géophysique-Veritas since January 1, 2007 to meet the legislative or regulatory requirements concerning financial instruments, issuers of financial instruments and markets in financial instruments.

Information	Where published	Date
Monthly disclosure of the total number of voting rights and shares comprising the share capital	Websites of the Company and the Autorité des Marchés Financiers	Jan. 2, 2007

Capital increase of December 31, 2006, update of by-laws	Legal gazette	Jan. 16, 2007

One-day extension for the choice of consideration to paid to Veritas shareholders	Websites of the Company, the Autorité des Marchés Financiers and the Securities and Exchange Commission (Form 6-K)	Jan. 5, 2007

Half-yearly report on the liquidity contract	Websites of the Company and the Autorité des Marchés Financiers	Jan. 8, 2007

Approval of the merger by the shareholders of CGG and Veritas DGC Inc.	Websites of the Company, the Autorité des Marchés Financiers and the Securities and Exchange Commission (Form 6-K)	Jan. 9, 2007

Notice of Effectiveness Form F-6	Securities and Exchange Commission’s website	Jan. 11, 2007

CGG and Veritas DGC Inc. announce their provisional decisions as regards consideration for the merger	Websites of the Company, the Autorité des Marchés Financiers and the Securities and Exchange Commission (Form 6-K)	Jan. 12, 2007

Finalization of the merger	Websites of the Company, the Autorité des Marchés Financiers and the Securities and Exchange Commission (Form 6-K)	Jan. 12, 2007

Deposit Agreement American Depositary Shares	Filed with the Securities and Exchange Commission	Jan. 12, 2007

Creation of the Company	Websites of the Company, the Autorité des Marchés Financiers and the Securities and Exchange Commission (Form 6-K)	Jan. 15, 2007

The Company announces the final allocation of the merger consideration paid to Veritas DGC Inc.	Websites of the Company, the Autorité des Marchés Financiers and the Securities and Exchange Commission (Form 6-K)	Jan. 18, 2007

Indication of the number of voting rights existing at the shareholders’ meeting of January 9, 2007	BALO	Jan. 22, 2007

English translation from the French

Information	Where published	Date
Capital increases of 10 and 11 January, and January 18, 2007, update of by-laws	Legal gazette	Jan. 25, 2007

Resignation of Gérard Fries and John MacWilliams as directors	Legal gazette	Jan. 25, 2007

Approval at the combined ordinary and extraordinary shareholders’ meeting of January 9, 2007 of the election of four directors, the appointment of the alternate statutory auditors and amendment of the by-laws
	Legal gazette	Jan. 25, 2007

Preliminary Prospectus for $300,000,000 Senior Notes due 2015 and $300,000,000 Senior Notes due 2017) (Form F-3 and S-3)	Filed with the Securities and Exchange Commission	Jan. 29, 2007

The Company issues $600 million of Senior Notes	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Jan. 29, 2007

Transfer of headquarters	Legal gazette	Jan. 30, 2007

Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Prospectus dated January 29, 2007 (Credit Suisse)	Filed with the Securities and Exchange Commission	Feb. 2, 2007

Form of Underwriting Agreement (Exhibits) in connection with the offering of senior notes ($200,000,000 senior notes due 2015 and $400,000,000 senior notes due 2017)	Filed with the Securities and Exchange Commission	Feb. 2, 2007

Prospectus for $600,000,000 senior notes ($200,000,000 senior notes due 2015 and $400,000,000 senior notes due 2017)	Filed with the Securities and Exchange Commission	Feb. 5, 2007

Successful placement of $600 million of senior notes	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Feb. 12, 2007

Post-effective Amendment No. 1 to Form F-4 (Deregistration of securities)	Filed with the Securities and Exchange Commission	Feb. 13, 2007

Notice of Effectiveness	Securities and Exchange Commission’s website	Feb. 14, 2007

Capital increase of January 26, 2006, update of by-laws	Legal gazette	Feb. 14, 2007

Final quarter revenue	BALO	Feb. 14, 2007

English translation from the French

Information	Where published	Date
CGG’s revenue up 54% to $1.67 billion	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Feb. 15, 2007

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	Feb. 16, 2007

2006 consolidated results: Thursday, March 8, 2007	Company’s website	Feb. 23, 2007

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	March 8, 2007

2006 results before the merger	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	March 8, 2007

Capital increase of January 27, 2007, update of by-laws	Legal gazette	March 13, 2007

Notice of shareholders’ meeting to be held on May 10, 2007	BALO	April 4, 2007

Notice of proposed spin-off subject to the rules governing demergers	BALO and legal gazette	April 4, 2007

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	April 4, 2007

Capital increase of March 31, 2007, update of by-laws	Legal gazette	April 13, 2007

Final notice of annual shareholders’ meeting to be held on May 10, 2007	Legal gazette	April 23, 2007

Provisional annual financial statements	BALO	April 23, 2007

Information document: allocation of performance shares to employees and officers of the company and its subsidiaries	Echos Wire, an approved news wire service	April 25, 2007

Annual shareholders’ meeting and first quarter results — Thursday. May 10, 2007	Company’s website	May 7, 2007

Registration Document	Filed with the Autorité des Marchés Financiers	May 7, 2007

2006 Form 20-F annual report	Filed with the Securities and Exchange Commission and published on Company’s website	May 9, 2007

English translation from the French

Information	Where published	Date
News release announcing availability of 2006 Registration Document and 2006 20-F annual report	Echos Wire, an approved news wire service	May 9, 2007

The Company announces its first quarter 2007 results	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	May 10, 2007

First quarter management report	Websites of the Company and the Securities and Exchange Commission (Form 6-K)	May 10, 2007

First quarter revenue	BALO	May 11, 2007

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	May 23, 2007

2006 separate and consolidated financial statements	Filed at the Paris Commercial Court registry	June 4, 2007
Management report and Statutory Auditors’ report on the separate and consolidated financial statements
Appropriation of net earnings Inventory of transferable securities Report of the Chairman on preparation and organization of the Board of Directors’ work and on internal control, and Statutory Auditors’ report on the Chairman’s report

Approval of the separate and consolidated financial statements at the annual shareholders’ meeting of May 10, 2007 and statutory auditors’ certificate	BALO	June 6, 2007

Notice relating to stock options	BALO	June 11, 2007

Two new generation seismic vessels for the Company in 2010	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Jul. 2, 2007

Capital increase of June 30, 2007, update of by-laws	Legal gazette	Jul. 4, 2007

News release constituting the half-yearly report on the liquidity contract	Company’s website and Echos Wire, an approved news wire service	Jul. 4, 2007

News release on the implementation of a liquidity contract	Company’s website and Echos Wire, an approved news wire service	Jul. 6, 2007

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	Jul. 9, 2007

English translation from the French

Information	Where published	Date
News release on the termination of a liquidity contract	Company’s website and Echos Wire, an approved news wire service	Jul. 11, 2007

The Company and OHM enter into a strategic alliance	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Jul. 18, 2007

Second quarter 2007 results — Thursday, August 2, 2007	Company’s website	Jul. 24, 2007

The Company announces second quarter 2007 results	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Aug. 2, 2007

Half-yearly financial report	Company’s website and Echos Wire, an approved news wire service	Aug. 2, 2007

Second quarter management report	Websites of the Company and the Securities and Exchange Commission (Form 6-K)	Aug. 2, 2007

Second quarter revenue	BALO	Aug. 3, 2007

The Company acquires a 15% interest in OHM	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Aug. 21, 2007

The Company wins contracts worth $250 million	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Aug. 29, 2007

Capital reduction of August 1, 2007, update of by-laws	Legal gazette	Sept. 5, 2007

Half-yearly financial report	BALO	Sept. 19, 2007

Capital increase of September 30, 2007, update of by-laws	Legal gazette	Oct. 11, 2007

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	Oct. 22, 2007

Third quarter results — Thursday, November 15, 2007	Company’s website	Oct. 24, 2007

The Company takes a minority stake in Eastern Echo	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Nov. 12, 2007

The Company announces its third quarter 2007 results	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Nov. 15, 2007

English translation from the French

Information	Where published	Date
Third quarter management report	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Nov. 15, 2007

Third quarter revenue	BALO	Nov. 16, 2007

The Company sells its stake in Eastern Echo	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Nov. 23, 2007

Restructuring of geophysical services business	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Dec. 11, 2007

Resignation of the President of Geophysical Services	Legal gazette	Dec. 24, 2007

Half-yearly report on the liquidity contract	Company’s website and Echos Wire, an approved news wire service	Jan. 9, 2008

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	Jan. 30, 2008

Capital increase of December 31, 2007, update of by-laws	Legal gazette	Jan. 14, 2008

The Company announces its final quarter 2007 revenue and consolidated results — Thursday, February 28, 2008	Company’s website	Feb. 12, 2008

The Company announces final quarter 2007 revenue of €604 million ($876 million)	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Feb. 14, 2008

Final quarter revenue	BALO	Feb. 15, 2008

Final quarter and full year 2007 results	Websites of the Company and the Securities and Exchange Commission (Form 6-K) plus Echos Wire, an approved news wire service	Feb. 28, 2008

Notice of annual shareholders’ meeting on April 29, 2008	BALO	March 24, 2008

Monthly disclosure of the total number of voting rights and shares comprising the share capital	Company’s website and Echos Wire, an approved news wire service	Apr. 7, 2008

News release announcing availability of documents related to the shareholders’ meeting	Company’s website and Echos Wire, an approved news wire service	Apr. 8, 2008

English translation from the French

Information	Where published	Date
Final notice of annual shareholders’ meeting on April 29, 2008	Legal gazette	Apr. 10, 2008

Draft 2007 separate and consolidated financial statements	BALO	Apr. 14, 2008

Information document: allocation of performance shares to employees and officers of the Company and its subsidiaries		Apr. 14, 2008

Notice of correction (4th and 5th resolutions submitted to the annual shareholders’ meeting of April 29, 2008)	BALO	Apr. 14, 2008

Capital increase of March 31, 2008, update of by-laws	Legal gazette	Apr. 16, 2008

English translation from the French
ANNEX 3
TRANSACTIONS CARRIED OUT ON THE COMPANY’S SHARES BY EXECUTIVES
AND THEIR CLOSE RELATIVES IN 2007

				Amount of the
Name	Type of transaction	Date	Unit price	transaction
Robert Brunck	Subscription to shares	May 31, 2007	€65.39	€1,438,580
Chairman and Chief	Transfer of shares	May 31, 2007	€165.30	€3,636,600
Executive Officer	Subscription to shares	June 14, 2007	€14.53	€87,180
	Subscription to shares	June 18, 2007	€14.53	€17,436
	Subscription to shares	September 11, 2007	€65.39	€653,900
	Transfer of shares	September 11, 2007	€197.43	€1,974,300

Gérard Chambovet	Subscription to shares	June 4, 2007	€45.83	€91,660
Senior Executive Vice	Transfer of shares	June 4, 2007	€167.09	€334,180
President	Subscription to shares	June 5, 2007	€45.83	€91,660
	Transfer of shares	June 5, 2007	€168.12	€336,240
	Subscription to shares	June 18, 2007	€45.83	€91,660
	Transfer of shares	June 18, 2007	€179.79	€359,580
	Subscription to shares	June 21, 2007	€45.83	€91,660
	Transfer of shares	June 21, 2007	€177.98	€355,960
	Subscription to shares	August 31, 2007	€45.83	€183,320
	Transfer of shares	August 31, 2007	€186.64	€746,560

English translation from the French

				Amount of the
Name	Type of transaction	Date	Unit price	transaction
	Subscription to shares	September 17, 2007	€45.83	€198,535.56
	Transfer of shares	September 17, 2007	€207.09	€897,113.88

Thierry Le Roux	Subscription to shares	February, 5 2007	€39.92	€269,499.92
Group President, Chief	Transfer of shares	February 5, 2007	€154.41	€1,042,421.91
Operating Officer	Subscription to shares	May 23, 2007	€39.92	€78,243.20
	Transfer of shares	May 23, 2007	€166.30	€325,948
	Subscription to shares	May 31, 2007	€14.53	€58,120
	Transfer of shares	May 31, 2007	€164.09	€656,360
	Subscription to shares	June 1, 2007	€14.53	€71,022.64
	Transfer of shares	June 1, 2007	€166.76	€815,122.88
	Transfer of shares	November 30, 2007	€204.14	€612,430.50

Stéphane-Paul Frydman	Subscription to shares	May 16, 2007	€14.53	€55,373.83
Chief Financial Officer	Transfer of shares	May 23, 2007	€166	€137,946
	Transfer of shares	May 23, 2007	€166.19	€99,049.24
	(operations completed	May 23, 2007	€166.30	€99,114.80

English translation from the French

				Amount of the
Name	Type of transaction	Date	Unit price	transaction
	for and on behalf of his	May 23, 2007	€166.36	€99,150.56
	5 children)	May 23, 2007	€166.36	€99,150.56
		May 23, 2007	€166.38	€99,162.48

Christophe Pettenati-Auzière President Geophysical Services	Subscription to shares Transfer of shares	January 15, 2007	€65.39	€867,463.74
	Subscription to shares	January 15, 2007	€155.22	€2,059,179.16
	Transfer of shares	May 29, 2007	€39.92	€65,149.44
	Subscription to shares	May 29, 2007	€165.58	€270,226.56
	Transfer of shares	May 29, 2007	€14.53	€28,217.26
	Subscription to shares	May 29, 2007	€165.13	€320, 682.46
	Transfer of shares	June 18, 2007	€14.53	€43, 590
		June 18, 2007	€179.70	€539,100

Luc Benoit-Cattin	Subscription to shares	May 16, 2007	€14.53	€26,880.50
President of Eastern	Subscription to shares	May 16, 2007	€14.53	€44,316.50

English translation from the French

				Amount of the
Name	Type of transaction	Date	Unit price	transaction
Hemisphere, Geophysical	Transfer of shares	May 16, 2007	€162.52	€495,686
Services	Transfer of shares	May 30, 2007	€166.36	€100,629.76
	Transfer of shares	May 30, 2007	€163	€100,408
	Transfer of shares	May 30, 2007	€163.60	€100,777.60

Pascal Rouiller	Subscription to shares	May 23, 2007	€39.92	€34,730.40
Chief Executive Officer of	Transfer of shares	May 23, 2007	€165.70	€144,159
Sercel	Subscription to shares	May 23, 2007	€14.53	€29,060
	Transfer of shares	May 23, 2007	€166.36	€332,720
	Subscription to shares	May 25, 2007	€14.53	€29,060
	Transfer of shares	May 25, 2007	€161.25	€322,500
	Subscription to shares	June 13, 2007	€14.53	€20,981.31
	Transfer of shares	June 13, 2007	€166.74	€240,772.56

Timothy Wells	Transfer of ADS	January 30, 2007	$38,48	$99,663.20
President of Western	Transfer of ADS	January 30, 2007	$38,747686	$114,352.03
Hemisphere, Geophysical Services

Loren Carroll	Subscription to ADS	March 9, 2007	$39.12	$19,560
Director

Thierry Pilenko	Transfer of ADS	April 5, 2007	$42.01	$909,600.52
Director

English translation from the French

				Amount of the
Name	Type of transaction	Date	Unit price	transaction
David Work	Subscription to ADS	February 6, 2007	$39.84	$19,920
Director

Terence Young	Subscription to ADS	January 26, 2007	$38.95	$3,895
Director			$38.97	$15,588

Olivier Appert	Subscription to shares	August 21, 2007	€170.67	€1,706.70
Director

Daniel Valot	Subscription to shares	August 22, 2007	€174.13	€49,975.31
Director

English translation from the French
ANNEX 4
TABLE OF CORRESPONDENCE
The table below shows the main headings required under European Regulation no. 809/2004 implementing the “Prospectus” Directive and the equivalent sections of this Registration Document5. Sections not applicable to CGG Veritas are indicated as “N/A”.

European legislation(1)		Registration Document section no.
1	Persons responsible	1 Persons responsible
	1.1 Persons responsible for information	1.1 Person responsible
	1.2 Statement by persons responsible	1.2 Statement
2	Statutory Auditors	2 Statutory Auditors
	2.1 Name and address	2 Statutory Auditors
	2.2 Resignation/not reappointed	N/A
3	Selected financial information	3 Selected financial information
9 Financial position and earnings
b) Year ended December 31, 2007 compared with year ended December 31, 2006
	3.1 Presentation of financial data for each fiscal year covered	9 Financial position and earnings
b) Year ended December 31, 2007 compared with year ended December 31, 2006
	3.2 Interim financial information	N/A
4	Risk factors	4.1 Risks related to the business of CGG Veritas and its subsidiaries
4.2 Risks related to industry
4.3 Risks related to CGG Veritas indebtedness
4.4 Exchange-rate risk at December 31, 2007
4.5 Risks related to equity securities
4.6 Environmental risks
4.7 Insurance
4.8 Subcontracting
5	Information about the issuer	5 Information about the Company
9 Financial position and earnings
c) Comments on the financial situation of the Company and the Group
	5.1 History and development of the Issuer	5.1 History and development of the Company
	5.1.1 Legal and commercial name of the Issuer	5.1.1 Legal name and trade name of the Company
	5.1.2 Registration	5.1.2 Place of registration and registration number of the Company
	5.1.3 Incorporation	5.1.3 Date of incorporation and terms of the Company (Article 5 of the by-laws)
	5.1.4 Domicile /legal form	5.1.4 Registered office — legal form of the Company — governing law — country of origin — address telephone number of the registered office
	5.1.5 Important events	5.1.5 History and major events in the development of the Company’s business
5.1.6 The new CGG Veritas group formed by the merger of CGG and Veritas
	5.2 Investments	5.2 Investments
	5.2.1 A description, (including the amount) of the issuer’s principal investments for each financial year for the period covered by the historical financial information up to the date of the registration document	5.2 Investments
	5.2.2 A description of the issuer’s principal investments that are in progress, including the geographic distribution of these investments (home and abroad) and the method of financing	5.2 Investments 9 Financial position and earnings c) Comments on the financial situation of the Company and

[5]	European legislation comprises Directive 2003/71/EC of November 4, 2003 of the European Parliament and of the Council as regards information contained in prospectuses and Commission Regulation no. 809/2004 of April 29, 2004 implementing the Directive.

English translation from the French

European legislation(1)		Registration Document section no.
	(internal or external)	the Group
	5.2.3 Information concerning the issuer’s principal future investments on which its management bodies have already made firm commitments	5.2 Investments
6	Business overview	6 Principal activities
	6.1 Principal activities	6 Principal activities
6.1 Geophysical services
6.2 Equipment
	6.1.1 Description of operations and principal activities	6.1 Geophysical services
a) Land seismic acquisition
b) Marine seismic acquisition
c) Processing & Imaging
6.2 Equipment
	6.1.2 New products	6.1 Geophysical services
6.2 Equipment
	6.2 Main markets	6.1 Geophysical services
6.2 Equipment
6.3 Exceptional factors
	6.4 Extent to which issuer is dependent on patents, licences or contracts	4.2.1 The volume of CGG Veritas business depends on the level of capital expenditures by the oil and gas industry
	6.5 Competitive position	6.1 Geophysical services
6.2 Equipment
7	Organizational structure	7 Group structure — intra-group relations
	7.1 Description of the group and issuer’s position within it	7.1 Organizational structure
	7.2 List of significant subsidiaries	7.1 Organizational structure
8	Property, plant and equipment	8 Principal properties — Environment
	8.1 Material tangible fixed assets	8.1 List of the principal properties of CGG Veritas group
	8.2 Environmental issues	4.6 Environmental risks
8.2 Environment
9	Operating and financial review	9 Financial position and earnings
	9.1 Financial condition	3 Selected financial information
9 Financial position and earnings
b) Year ended December 31, 2007 compared with year ended December 31, 2006
c) Comments on the financial situation of the Company and the Group 10.1 Consolidated financial statements 2006-2007
	9.2 Operating results	3 Selected financial information
9 Financial position and earnings
b) Year ended December 31, 2007 compared with year ended December 31, 2006
10.1 Consolidated financial statements 2006-2007
	9.2.1 Information regarding significant factors, including unusual or infrequent events or new developments, materially affecting the issuer’s income from operations, indicating the extent to which income was so affected	N/A
	9.2.2 Where the financial statements disclose material changes in net sales or revenues, provide a narrative discussion of the reasons for such changes	Items IX and X
	9.2.3 Information regarding any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations	N/A

10	Capital resources	3 Selected financial information
10.1 Consolidated financial statements 2006-2007
	10.1 Information concerning the issuer’s capital resources (both short and long term)	10.1 Consolidated financial statements 2006-2007 9 Financial position and earnings
b) Year ended December 31, 2007 compared with year ended December 31, 2006

English translation from the French

European legislation(1)		Registration Document section no.
	10.2 An explanation of the sources and amounts of and a narrative description of the issuer’s cash flows	3 Selected financial information 10.1 Consolidated financial statements 2006-2007
9 Financial position and earnings
c) Comments on the financial situation of the Company and the Group
	10.3 Information on the borrowing requirements and funding structure of the issuer	9 Financial position and earnings b) Year ended December 31, 2007 compared with year ended December 31, 2006
c) Comments on the financial situation of the Company and the Group
4.3 Risks related to CGGVeritas indebtedness
	10.4 Restrictions on the use of capital resources	4.3 Risks related to CGGVeritas indebtedness
	10.5 Anticipated sources of funds needed to fulfill investment commitments	N/A
11	Research and development	5.2 Investments
Note 20 to the financial statements — Research and development expenses
12	Trend information	6.3 Recent developments
11 Outlook
	12.1 Significant recent trends	6.3 Recent developments
11 Outlook
	12.2 Information on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the issuer’s prospects for at least the current financial year	6.3 Recent developments 11 Outlook
13	Profit forecasts or estimates	N/A
	13.1 A statement setting out the principal assumptions upon which the issuer has based its forecast, or estimate	N/A
	13.2 A report prepared by independent accountants or auditors	N/A

	13.3 The profit forecast or estimate must be prepared on a basis comparable with the historical financial information	N/A
	13.4 If a profit forecast in a prospectus has been published which is still outstanding, then provide a statement setting out whether or not that forecast is still correct as at the time of the registration document, and an explanation of why such forecast is no longer valid if that is the case	N/A
14	Administrative, management, and supervisory bodies and senior management	12 Administrative and management bodies
	14.1 Information about the administrative bodies	12.1 Members of the Board of Directors
12.2 Presidents
	14.2 Administrative, Management, and Supervisory bodies and Senior Management conflicts of interests	12.3 Conflicts of interest
15	Remuneration and benefits	13 Compensation and benefits
Note 26 to the financial statements — Directors’ and executive committee members’ remuneration
	15.1 Amount of remuneration and benefits paid	13.1 Compensation of the Board of Directors members
13.2 Compensation of Executive Committee members
13.3 Compensation of the Chairman and Chief Executive Officer and the Presidents
13.4 Supplementary pension plan
13.5 Stock options — Executive Committee members
Note 26 to the financial statements — Directors’ and executive committee members’ remuneration
	15.2 Amounts set aside	13.1 Compensation of the Board of Directors members
13.2 Compensation of Executive Committee members
13.3 Compensation of the Chairman and Chief Executive Officer and the Presidents
13.4 Supplementary pension plan
13.5 Stock options — Executive Committee members

English translation from the French

European legislation(1)		Registration Document section no.
Note 10 to the financial statements — Provisions
16	Board practices	14 Board practices — Board committees
	16.1 Date of expiration of the current term of office	12.1 Members of the Board of Directors
	16.2 Information about members of the administrative, management or supervisory bodies’ service contracts	12.1 Members of the Board of Directors 13.6 Transactions between the Company and its senior managers and/or a shareholder owning more than 10% of voting rights
	16.3 Information about the issuer’s audit committee and remuneration committee	14.2 Board Committees
	16.4 A statement as to whether or not the issuer complies with its country’s of incorporation corporate governance regime(s)	14.3 Report of the Chairman on preparation and organization of the Board of Directors’ work and on internal control
14.4 Statutory auditors’ report (article L.225-235 of the French commercial code)
17	Employees	15 Employees
Note 25 to the financial statements — Personnel
	17.1 Number of employees and a breakdown of persons employed	8.1 List of the principal properties of CGG Veritas group
	by main category of activity and geographic location	15.1 Consequences of the Company’s business on labor
15.1.1 Employment
	17.2 Shareholdings and stock options	13 Compensation and benefits
13.5 Stock options — Executive Committee members
	17.3 Description of any arrangements for involving the employees in the capital of the issuer	15.2 Employee savings mechanisms
15.2.1 Employee savings mechanisms: statutory profit sharing agreements (Participation) and voluntary profit sharing agreements (Intéressement)
15.2.2 Stock options
15.2.3 Allocation of performance shares to employees and officers of the Group
18	Major shareholders	16. Major shareholders
16.1 Current ownership of share capital and voting rights
	18.1 Disclosure of interests	16.1.1 Ownership of the Company at March 31, 2008
16.1.2 Changes in ownership structure over the last three years
	18.2 Different voting rights	16.1.1 Ownership of the Company at March 31, 2008
	18.3 Control	16.1.1 Ownership of the Company at March 31, 2008
	18.4 Arrangements relating to a change of control	16.1 Current ownership of share capital and voting rights 16.1.1 Ownership of the Company at March 31, 2008
19	Related-party transactions	13.6 Transactions between the Company and its senior managers and/or a shareholder owning more than 10% of voting rights
17 Related-party transactions Reference to note 27 to the financial statements — Related party transactions
20	Financial information concerning the assets and liabilities, financial position and results of the Company	10 Financial information relating to the assets, financial situation and financial statements of the Company
	20.1 Historical financial information	3 Selected financial information
10.1 Consolidated financial statements 2006-2007
	20.2 Pro forma financial information	Item IX
	20.3 Financial statements	3 Selected financial information
10.1 Consolidated financial statements 2006-2007
	20.4 Auditing of historical annual financial information	10.1 Consolidated financial statements 2006-2007
10.2 Statutory auditors’ report on the consolidated financial statements for the year ended December 31, 2007
	20.4.1 A statement that the historical financial information has been audited	2 Statutory Auditors 10.1 Consolidated financial statements 2006-2007
	20.4.2 Indication of other information in the registration document which has been audited by the auditors	2 Statutory Auditors 10.1 Consolidated financial statements 2006-2007
10.2 Statutory auditors’ report on the consolidated financial statements for the year ended December 31, 2007
10.6 Statutory Auditors’ special report on related party agreements
	20.4.3 Where financial data in the registration document is not	2 Statutory Auditors

English translation from the French

European legislation(1)		Registration Document section no.
extracted from the issuer’s audited financial statements state the source of the data and state that the data is unaudited
	20.5 Age of latest financial information	10.1 Consolidated financial statements 2006-2007
20.5.1 The last year of audited financial information may not be older than one of the following: (a) 18 months from the date of the registration document if the issuer includes audited interim financial statements in the registration document; (b) 15 months from the date of the registration document if the issuer includes unaudited interim financial statements in the registration document
	20.6 Interim and other financial information	10.1 Consolidated financial statements 2006-2007
20.6.1 If the issuer has published quarterly or half yearly financial information since the date of its last audited financial statements, these must be included in the registration document. If the quarterly or half yearly financial information has been reviewed or audited, the audit or review report must also be included. If the quarterly or half yearly financial information is unaudited or has not been reviewed state that fact
20.6.2 If the registration document is dated more than nine months after the end of the last audited financial year, it must contain interim financial information, which may be unaudited (in which case that fact must be stated) covering at least the first six months of the financial year. The interim financial information must include comparative statements for the same period in the prior financial year, except that the requirement for comparative balance sheet information may be satisfied by presenting the year end balance sheet
	20.7 Dividend policy	18.5 Dividends
20.7.1 The amount of the dividend per share for each financial year for the period covered by the historical financial information adjusted, where the number of shares in the issuer has changed, to make it comparable
	20.8 Legal and arbitration proceedings	10.8 Legal proceedings
	20.9 Significant change in the issuer’s financial or trading position	6.3 Recent developments 9 Financial position and earnings
11 Outlook
21	Additional information	18 Additional information
18.1 General information about the share capital
	21.1 Share capital	18.1 General information about the share capital 18.1.2 Share capital
	21.1.1 Amount of issued capital	18.1.2 Share capital
Note 8 to the financial statements — Common stock and stock options plans
	21.1.2 If there are shares not representing capital, state the number and main characteristics of such shares	18.1.5 Securities not representing share capital
	21.1.3 The number, book value and face value of shares in the issuer held by or on behalf of the issuer itself or by subsidiaries of the issuer	16.1.1 Ownership of the Company at March 31, 2008 16.1.2 Changes in ownership structure over the last three years
	21.1.4 The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription	18.1.5 Securities not representing share capital
	21.1.5 Information about and terms of any acquisition rights and or obligations over authorized but unissued capital or an undertaking to increase the capital	18.1.4 Authorized unissued capital
	21.1.6 Information about any capital of any member of the group which is under option or agreed conditionally or unconditionally to be put under option and details of such options including those persons to whom such options relate	N/A
	21.1.7 A history of share capital, highlighting information about any changes, for the period covered by the historical financial	16.1.2 Changes in ownership structure over the last three years

English translation from the French

European legislation(1)		Registration Document section no.
	information	18.1.2 Share capital
	21.2 Memorandum and Articles of Association	18.2 Corporate purpose (Article 2 of the by-laws)
	21.2.1 A description of the issuer’s objects and purposes and where they can be found in the memorandum and articles of association	18.2 Corporate purpose (Article 2 of the by-laws)
	21.2.2 Provisions of the issuer’s articles of association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies	14.1 Organization and preparation of Board meetings
	21.2.3 Rights, preferences and restrictions attaching to each class of the existing shares	16.1.1 Ownership of the Company at March 31, 2008
	21.2.4 Action necessary to change the rights of holders of the shares, indicating where the conditions are more significant than is required by law	18.1.1 Alterations to the share capital and voting rights
	21.2.5 Conditions governing the manner in which annual general meetings and extraordinary general meetings of shareholders are called including the conditions of admission.	18.6 Shareholders’ meetings
	21.2.6 A brief description of any provision of the issuer’s articles of association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the issuer	16.1.1 Ownership of the Company at March 31, 2008
	21.2.7 An indication of the articles of association, statutes, charter or bylaw provisions, if any, governing the ownership threshold above which shareholder ownership must be disclosed	16.1.1 Ownership of the Company at March 31, 2008
	21.2.8 A description of the conditions imposed by the memorandum and articles of association, statutes, charter or bylaw governing changes in the capital, where such conditions are more stringent than is required by law	16.1.1 Ownership of the Company at March 31, 2008
22	Material contracts	19 Material contracts Note 18 to the financial statements — Contractual obligations: commitments and contingencies
23	Third-party information and statement by experts and declarations of any interests	N/A
	23.1 Where a statement or report attributed to a person as an expert is included in the Registration Document, provide such person’s name, business address, qualifications and material interest if any in the issuer. If the report has been produced at the issuer’s request a statement to the effect that such statement or report is included, in the form and context in which it is included, with the consent of the person who has authorized the contents of that part of the Registration Document	N/A
	23.2 Where information has been sourced from a third party, provide a confirmation that this information has been accurately reproduced and that as far as the issuer is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. In addition, identify the source(s) of the information	N/A
24	Documents on display	20 Documents on display
25	Information on holdings	6.1 a) Land seismic acquisition: shareholders’ pact relating to Argas Ltd.
6.2 Shareholders’ pact relating to JunFeng Geophysical Equipment
7 Group structure — intra-group relations

English translation from the French
Compagnie Générale de Géophysique — Veritas
Société anonyme incorporated in France with a share capital of €54,935,280
Registered office: Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris, France
969 202 241 RCS Paris
France
www.cggveritas.com
This Registration Document has been drawn up pursuant to article 212-13 of the General Regulation of the Autorité des Marchés Financiers,
and constitutes the 2007 annual report of Compagnie Générale de Géophysique-Veritas.
It may only be used in support of a financial transaction if supplemented by a share securities note approved by the Autorité des Marchés Financiers.

English translation from the French
COMPAGNIE GENERALE DE GEOPHYSIQUE-VERITAS
Société anonyme (public limited company) with a share capital of €55,071,162
Registered office: Tour Maine Montparnasse, 33, avenue du Maine,
75015 Paris, France
969 202 241 RCS Paris
UPDATE OF THE 2007 REGISTRATION DOCUMENT
This update was filed with the Autorité des Marchés Financiers on November 24, 2008, in accordance with article 212-13 4° of the General Regulation of the Autorité des Marchés Financiers. It supplements the registration document (document de référence) filed with the Autorité des Marchés Financiers on April 23, 2008 under number D.08-279 (hereinafter the “Registration Document”). The Registration Document and this update may not be used in support of a financial transaction unless supplemented by a share securities note bearing a visa issued by the Autorité des Marchés Financiers.

English translation from the French

ITEM I PERSONS RESPONSIBLE FOR THE DOCUMENT	4
1.1. Persons responsible	4
1.2. Statement	4
ITEM II STATUTORY AUDITORS	5
ITEM III SELECTED FINANCIAL DATA	6
ITEM IV RISK FACTORS	9
4.3. Risks related to CGG Veritas indebtedness	9
4.3.1. CGG Veritas substantial debt could adversely affect its financial health and prevent it from fulfilling its obligations	9
4.3.4. CGG Veritas and its subsidiaries may incur substantially more debt	9
4.3.7. Interest-rate risks at September 30, 2008	9
4.4. Exchange-rate risk at September 30, 2008	10
4.5. Risks related to equity securities	10
4.6. Risk relating to the possibility of goodwill write-downs	11
4.7. Risk relating to the current financial crisis	11
ITEM VII GROUP STRUCTURE — INTRA-GROUP RELATIONS	12
7.1. Organizational structure at November 10, 2008	12
9.1. Interim financial report for the six months ended June 30, 2008	13
9.2. Activities report on September 30, 2008	47
ITEM X FINANCIAL INFORMATION RELATING TO THE ASSETS, FINANCIAL SITUATION AND FINANCIAL STATEMENTS OF THE COMPANY	60
10.1. Consolidated financial statements as of September 30, 2008	60
10.8. Legal and arbitration proceedings	77
ITEM XI OUTLOOK	78
11.1. Recall of the Group’s objectives for 2008 (described in page 171 of the Registration Document)	78
11.2. Statutory Auditors report on the profit forecasts	78
11.3. Recent press releases	79
ITEM XII ADMINISTRATIVE AND MANAGEMENT BODIES	95
12.3. Conflicts of interest	95
ITEM XIII COMPENSATION AND BENEFITS	96
13.1. Compensation of the members of the Board of Directors	96
13.3. Compensation of corporate officers	97
13.3.1. Compensation	97
13.3.2. Stock options and performance shares awarded to corporate officers — position at September 30, 2008	97
13.5. Stock options — Executive Committee members	98
13.6. Transactions between the Company and its management and/or a shareholder owning more than 10%	99
13.6.1. Regulated agreements entered into by the Company with companies or subsidiaries with which it has common directors or corporate officers between April 9 and November 10, 2008	99
ITEM XIV BOARD PRACTICES — BOARD COMMITTEES	101
14.1. Organization and preparation of Board meetings	101
14.1.2. Board meetings	101
14.2. Board Committees	101
ITEM XV EMPLOYEES	102
15.2. Profit sharing	102
15.2.2. Stock options	102
ITEM XVI MAJOR SHAREHOLDERS	103
16.1. Current ownership of share capital and voting rights	103
16.1.1. Ownership of the Company at September 30, 2008	103
ITEM XVIII ADDITIONAL INFORMATION	104
18.1. General information about the share capital	104

2

English translation from the French

18.1.1. Alterations to the share capital and voting rights	104
18.1.2. Share capital	104
18.1.3. Share buyback programm to be approved by the general meeting of the shareholders on April 29, 2008:	104
ITEM XIX MATERIAL CONTRACTS	105
ANNEX TABLE OF CORRESPONDENCE	106

3

English translation from the French
ITEM I
PERSONS RESPONSIBLE FOR THE DOCUMENT
1.1. Persons responsible
Robert Brunck, Chairman and Chief Executive Officer.
Stéphane-Paul Frydman, Chief Financial Officer.
1.2. Statement
“We hereby declare that, to our knowledge and having taken all reasonable measures in such respect, the information in this update is correct and that there are no omissions likely to alter the scope of this information.
We confirm that, to our knowledge, the condensed financial statements for the first half of 2008 have been prepared in accordance with applicable accounting standards and give a true and fair view of the assets, financial position and earnings of the company and all companies included in the scope of consolidation, and that the interim activity report in item IX of this update states in a true and fair manner the important events that took place in the first six months of the year, their impact on the financial statements, the main transactions between related parties and a description of the main risks and the main uncertainties for the remaining six months of the year.
We have obtained from the statutory auditors, upon completion of their work, a letter in which they indicate that they have verified the information concerning the financial situation and accounts presented in this update and read the whole of the update.
The forecasted financial statements presented in this update have been subject to a statutory auditors’ report presented in Item XI including no observations or reserves.”

Robert Brunck Chairman and Chief Executive Officer	Stéphane-Paul Frydman Chief Financial Officer

4

English translation from the French
ITEM II
STATUTORY AUDITORS
Primary statutory auditors
Ernst & Young & Autres
Member of the Versailles national association of statutory auditors
41 rue Ybry
92576 Neuilly-sur-Seine
represented by Philippe Diu and Nicolas Pfeuty
Date first appointed: June 22, 1955
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.
Mazars & Guérard
Member of the Versailles national association of statutory auditors
61, rue Henri Regnault
92400 Courbevoie
represented by Xavier Charton and Olivier Thireau
Date first appointed: May 15, 2003
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.
Alternate statutory auditors
Société Auditex,
Tour Ernst & Young
Faubourg de l’Arche
92037 La Défense Cedex
Date first appointed: January 9, 2007
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.
Patrick de Cambourg
1 rue André Colledeboeuf
75016 Paris
Date first appointed: May 15, 2003
Appointment last renewed: May 10, 2007
Term of appointment: mandate expiring in the ordinary shareholders’ meeting convened to vote on the financial statements for the year ending December 31, 2012.

5

English translation from the French
ITEM III
SELECTED FINANCIAL DATA
The selected financial data included below for the period from January 1, 2008 to September 30, 2008 and for each of the years in the three-year period ended December 31, 2007, have been derived from CGG Veritas audited consolidated financial statements prepared in accordance with IFRS. The table also includes pro forma financial information for 2006. The selected financial data included below should be read in conjunction with, and are qualified in their entirety by reference to, CGG Veritas consolidated financial statements for 2006 and 2005 as included in the Registration Document.

6

English translation from the French

	September 30,				September 30,		Pro forma
	2008		December 31,		2007		December 31,	December 31,		December 31,
	(9 months)		2007		(9 months)		2006	2006		2005
(In millions of euros except for number of shares)
Statement of operations data:
Operating revenues	1,835.6		2,374.1		1,770.5		1,990.2	1,329.6		869.9
Other revenues from ordinary activities	0.7		1.2		0.3		1.9	1.8		1.9
Cost of operations	(1,233.3)		(1,622.3)		(1,213.9)		(1,389.2)	(890.0)		(670.0)
Gross profit	603.0		753.0		556.9		602.9	441.4		201.8
Research and development expenses, net	(35.5)		(51.3)		(42.9)		(57.0)	(37.7)		(31.1)
Selling, general and administrative expenses	(182.5)		(231.0)		(167.7)		(195.7)	(126.4)		(91.2)
Other revenues (expenses)	9.2		18.4		12.4		4.2	11.7		(4.4)
Operating income	392.2		489.1		358.7		354.4	289.0		75.1
Cost of financial debt, net	(59.8)		(109.1)		(85.1)		(137.7)	(25.4)		(42.3)
Variance on derivative on convertible bonds	—		—		—		(23.0)	(23.0)		(11.5)
Other financial income (loss)	2.9		(5.2)		(2.5)		(10.2)	(8.8)		(14.5)
Income taxes	(116.5)		(129.4)		(91.3)		(96.5)	(83.2)		(26.6)
Equity in income of affiliates	2.4		4.2		2.5		10.1	10.1		13.0
Net income (loss)	221.2		249.6		182.3		116.2	158.7		(6.8)
Attributable to minority interests	7.7		4.1		2.7		1.6	1.6		1.0
Attributable to shareholders	213.5		245.5		179.6		114.6	157.1		(7.8)
Net income (loss) per share:
Basic(1)	1.55		1.82		1.34		0.85	1.81		(0.13)
Diluted(2)	1.54		1.80		1.33		0.84	1.77		(0.13)
Balance sheet data:
Cash and cash equivalents	317.5		254.3		246.2		NA	251.8		112.4
Working capital(3)	476.7		367.1		332.9		NA	210.4		154.1
Property, plant & equipment, net	644.6		660.0		682.5		NA	455.2		480.1
Multi-client surveys	542.4		435.4		452.6		NA	71.8		93.6
Goodwill	2,001.0		1,928.0		1,973.5		NA	267.4		252.9
Total assets	5,013.6		4,647.0		4,770.4		NA	1,782.1		1,565.1
Gross financial debt(4)	1,416.5		1,361.0		1,431.0		NA	405.6		409.6
Shareholders’ equity	2,645.9		2,401.6		2,424.2		NA	877.0		698.5
Other financial historical data and other ratios:
EBITDAS(5)	751.2		997.3		739.3		NA	483.0		221.4
Capital expenditures (Property, plant & equipment)(6)	118.8		230.5		187.4		NA	149.3		125.1
Capital expenditures for multi-client surveys	283.4		371.4		278.4		NA	61.5		32.0
Net financial debt(7)	1,099.0		1,106.7		1,184.8		NA	153.8		297.2
Gross financial debt(4)/EBITDAS(5)	1.9	x	1.3	x	1.9	x	NA	0.8	x	1.9	x
Net financial debt(7)/EBITDAS(5)	1.5	x	1.1	x	1.6	x	NA	0.3	x	1.3	x
EBITDAS(5)/Net financial expenses	12.6	x	9.1	x	8.7	x	NA	19.0	x	5.2	x

NA: Not Available

7

English translation from the French

(1)	Basic per share amounts have been calculated on the basis of 137,687,693 issued and outstanding shares in 2008. The number of shares for 2007, 2006 and 2005 has been adjusted to reflect the 5-for-1 stock split, resulting in 134,567,140 shares at December 31, 2007, 86,859,635 shares at December 31, 2006 and 60,479,625 shares in 2005.

(2)	Diluted per share amounts have been calculated on the basis of 138,932,815 issued and outstanding shares in 2008. The number of shares for 2007, 2006 and 2005 has been adjusted to reflect the 5-for-1 stock split, resulting in 136,078,995 shares at December 31, 2007, 88,656,930 shares at December 31, 2006 and 60,479,625 shares in 2005.

(3)	Consists of net trade accounts and notes receivable, net inventories and work-in-progress, tax assets, other current assets and assets held for sale less trade accounts and notes payable, accrued payroll costs, income tax payable, advance billings to customers, deferred income, current provisions and other current liabilities.

(4)	“Gross financial debt” means financial debt, including current maturities, capital leases, bank overdrafts and accrued interest.

(5)	EBITDAS is defined as earnings before interest, tax, depreciation, amortization and share-based compensation cost. Share-based compensation includes both stock options and shares issued under our three share allocation plans. EBITDAS is presented as additional information because we understand that it is one measure used by certain investors to determine our operating cash flow and historical ability to meet debt service and capital expenditure requirements. However, other companies may present EBITDAS differently than we do. EBITDAS is not a measure of financial performance under IFRS and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with IFRS. See “Item 5: Operating and Financial Review and Prospects — Liquidity and Capital Resources — EBITDAS” for a reconciliation of EBITDAS to net cash provided by operating activities.

(6)	“Capital expenditures” is defined as purchases of property, plant and equipment plus equipment acquired under capital lease and suppliers of fixed assets.

(7)	“Net financial debt” means bank overdrafts and financial debt including current portion (including capital lease debt) net of cash and cash equivalents.

8

English translation from the French
ITEM IV
RISK FACTORS
Information on this item is provided in the Registration Document.
At the date of this document, the information provided remains correct and is updated as follows:
4.3. Risks related to CGG Veritas indebtedness
4.3.1.	CGG Veritas substantial debt could adversely affect its financial health and prevent it from fulfilling its obligations.
CGG Veritas has a significant amount of debt. As at September 30, 2008, CGG Veritas net financial debt, total assets and shareholders’ equity were €1,099.0 million, €5,014.0 million and €2,646.0 million, respectively (IFRS). CGG Veritas cannot assure that it will be able to generate sufficient cash to service its debt or sufficient earnings to cover fixed charges in future years.
CGG Veritas substantial debt could have important consequences. In particular, it could:
• increase its vulnerability to general adverse economic and industry conditions;
• require it to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund capital expenditures and other general corporate purposes;
• limit its flexibility in planning for, or reacting to, changes in its businesses and the industries in which it operates;
• place it at a competitive disadvantage compared to its competitors that have less debt; and
• limit, along with the financial and other restrictive covenants of its indebtedness, among other things, its ability to borrow additional funds.
4.3.4. CGG Veritas and its subsidiaries may incur substantially more debt.
CGG Veritas and its subsidiaries may incur substantial additional debt (including secured debt) in the future. The terms of the indentures governing its Senior Notes and its other existing senior indebtedness limit, but do not prohibit, its subsidiaries and CGG Veritas from doing so. At September 30, 2008, CGG Veritas had drawn €35 million on its revolving credit facilities. On this date, the Group had, approximatively €196.5 million of confirmed and unused long term facility.
If new debt is added to CGG Veritas current debt levels, the related risks for CGG Veritas could intensify.
4.3.7. Interest-rate risks at September 30, 2008.
CGG Veritas may arrange part of its borrowings with financial institutions at variable and index-linked interest rates and with terms of 1 to 60 months. As a result, interest expenses may vary in line with movements in short-term interest rates. In particular, the Term Loan B is subject to interest based on U.S. dollar LIBOR. Each 50 basis point increase in the U.S. dollar LIBOR would increase our pro forma interest expense by approximately U.S.$5 million per year. However, this risk is mitigated by the fact that a large proportion of the Group’s debt consists of fixed-rate bonds, along with some fixed-rate finance leases and fixed-rate medium-term bank credit facilities with variable terms.

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English translation from the French

	Overnight to		More than 5
	1 year	1-5 years	years
	€ million
Financial liabilities*	71.0	711.0	650.2
Financial assets**	245.5
Net position before hedging***	174.4	(711.0)	(650.2)
Off-balance sheet position
Net position after hedging***	174.4	(711.0)	(650.2)

*	Excluding bank overdrafts and accrued interest but including employee profit-sharing

**	Invested cash and equivalents

***	Net assets/(liabilities)
     At September 30, 2008, the Group’s variable-rate assets (net of liabilities) due in less than one year totaled €142.0 million.
4.4. Exchange-rate risk at September 30, 2008

USD million

Net assets	1,607.9
Liabilities	(1,405.3)
Net position before hedging	202.7
Off-balance sheet positions	(129.4)
Net position after hedging	73.3
The net foreign-exchange position mainly concerns the US dollar and currencies pegged to the dollar. Other positions are negligible. CGG Veritas’ foreign-exchange position is becoming more balanced through its policy of forward sales of future receivables as soon as they enter the order book and through its taking out dollar-denominated loans supported by long-term assets. While CGG Veritas attempts to reduce the risks associated with such exchange rate fluctuations, the Group cannot assure that fluctuations in the values of the currencies in which it operates will not materially adversely affect its future results of operations. As of the date of this update, any unfavorable variation of U.S.$0.10 in the exchange rate between the U.S. dollar and the euro would impact negatively its operating income by approximately U.S.$40 million.
4.5. Risks related to equity securities
The Company’s investment policy does not authorize investments in the shares of other companies. Any transactions involving the Company’s shares are decided by the Management Board in accordance with the applicable regulations.
At September 30, 2008, the Company owned 642,678 of its own shares, worth €15.4 million. A 10% fall in the price of these treasury shares would therefore drag down shareholders’ equity by €1.5 million, but would have no impact on earnings.

	Shares in
	other companies
	and equity mutual fund	Own
	units	shares
	(€ million)
On-balance sheet	—	15.4
Off-balance sheet	—	—
Net overall position	—	15.4

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English translation from the French
The Group also owns a 15% stake in Offshore Hydrocarbon Mapping (OHM), which is listed on the Alternative Investment Market (part of the London Stock Exchange). OHM’s share price closed at 23p on September 30, 2008. The reduction in the fair value of this stake was not considered a definitive impairment loss, and was recognized through a negative fair value adjustment of €14.5 million in shareholders’ equity at September 30, 2008.
4.6. Risk relating to the possibility of goodwill write-downs
The CGG Veritas group has been involved in a number of business combinations in the past, leading to the recognition of large amounts of goodwill on the balance sheet. Goodwill totaled €2 billion at September 30, 2008. Goodwill has been allocated to cash generating units (CGUs — see note 11 to the consolidated financial statements at December 31, 2007). The recoverable amount of CGUs is estimated at each accounts closing date. A CGU’s recoverable amount is generally determined on the basis of a Group estimate of future cash flows expected from the CGU in question. The estimate takes into account any possibility of significant underperformance in terms of cash generation relative to previously expected results arising, for example, from the underperformance of assets under review or underperformance caused by a change in the industry and/or economic environment. On this basis, at each accounts closing date, if it is expected that a CGU will suffer substantial underperformance such that its recoverable amount will fall below the amount of goodwill on the balance sheet, the Group may write down that goodwill in part or in whole. Such a write-down would not in itself have an impact on cash flow, but could have a substantial negative impact on the Group’s operating income and net income, and therefore on the Group’s shareholders’ equity and its net debt/equity ratio.
4.7. Risk relating to the current financial crisis
The current situation in the credit and capital markets is likely to have a significant adverse impact on industrial and commercial performance and on company solvency in general, and affecting some of CGG Veritas’ customers and suppliers. As a result, it is possible that this situation could have an indirect adverse impact on CGG Veritas’ business, in the form of customers canceling orders, delaying payment or even defaulting on payment, and suppliers failing to provide agreed services.
To help it deal with these risks as effectively as possible,
-	the Group strictly limits its customer risk by taking a selective approach to customers in the Service business, including looking at their solvency, and by systematically using letters of credit at Sercel,

-	the Group has adopted a highly selective policy regarding suppliers, and particularly at Sercel, aimed at keeping the Group’s exposure to any one supplier within prudent limits.

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English translation from the French
ITEM VII
GROUP STRUCTURE — INTRA-GROUP RELATIONS
Information on this item is provided in the Registration Document.
At the date of this document, the information provided remains correct and is updated as follows:
7.1. Organizational structure at November 10, 2008

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English translation from the French
ITEM IX
FINANCIAL POSITION AND EARNINGS
Information on this item is provided in the Registration Document.
At the date of this document, the information provided remains correct and is updated as follows:
9.1. Interim financial report for the six months ended June 30, 2008
STATEMENT BY PERSONS RESPONSIBLE FOR THE INTERIM FINANCIAL REPORT
We confirm that, to our knowledge, the condensed financial statements for the first half of 2008 have been prepared in accordance with applicable accounting standards and give a true and fair view of the assets, financial position and earnings of the company and all companies included in the scope of consolidation, and that the interim activity report on pages 24-36 states in a true and fair manner the important events that took place in the first six months of the year, their impact on the financial statements, the main transactions between related parties and a description of the main risks and the main uncertainties for the remaining six months of the year.
July 31, 2008

Robert Brunck	Stéphane-Paul Frydman
Chairman and Chief Executive Officer	Chief Financial Officer

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English translation from the French
Statutory auditors’ report on financial reporting for the first half of 2008
Period from January 1 to June 30, 2008
In compliance with the assignment entrusted to us by your Shareholders’ Meeting and with articles L.232-7 of the French commercial code and L.451-1-2 III of the French monetary and financial code, we have:
-	carried out a limited review of Compagnie Générale de Géophysique - Veritas’ summary consolidated financial statements for the six-month period from January 1 to June 30, 2008, as enclosed with this report;

-	examined information provided in the interim activity report.
The Board of Directors was responsible for the preparation of these summary first-half consolidated financial statements. Our responsibility is to express our conclusion on them based on our limited review.
1. Conclusion on the financial statements
We conducted our limited review in accordance with the prevailing standards of the profession in France. A limited review consists mainly of holding discussions with senior managers in charge of accounting and finance, and carrying out analysis work. This work is less extensive than that required by an audit according to the prevailing standards of the profession in France. As a result, a limited review provides a moderate level of assurance, i.e. a lower level of assurance than that provided by an audit, that the financial statements as a whole are free of material misstatement.
On the basis of our limited review, we have not seen any material misstatements that would make the summary interim consolidated financial statements non-compliant with IAS 34 (Interim financial reporting) as adopted by the European Union.
2. Specific verification
We also examined comments contained in the interim activity report on the summary interim consolidated financial statements on which we carried out our limited review. We are satisfied that the information is fairly stated and agrees with the summary first-half consolidated financial statements.
Courbevoie and Neuilly-sur-Seine, July 30, 2008

The Statutory Auditors

ERNST & YOUNG and Others	PHILIPPE DIU

NICOLAS PFEUTY
MAZARS & GUéRARD	XAVIER CHARTON
OLIVIER THIREAU

14

English translation from the French
FORWARD-LOOKING STATEMENTS
This document includes forward-looking statements. We have based these forward-looking statements on our current views and assumptions about future events.
These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:
-	developments affecting our international operations;

-	difficulties and delays in achieving synergies and cost savings;

-	our substantial indebtedness;

-	changes in international economic and political conditions and, in particular, in oil and gas prices;

-	exposure to credit risk of customers;

-	exposure to the interest rate risk;

-	exposure to the foreign exchange rate risk;

-	exposure to credit risk and counter-party risk;

-	our ability to finance our operations on acceptable terms;

-	the timely development and acceptance of our new products and services;

-	the complexity of products sold;

-	changes in demand for seismic products and services;

-	the effects of competition;

-	the social, political and economic risks of our global operations;

-	the costs and risks associated with pension and post-retirement benefits obligations;

-	changes to existing regulations or technical standards;

-	existing or future litigation;

-	difficulties and costs in protecting intellectual property rights and exposure to infringement claims by others;

-	the costs of compliance with environmental, health and safety laws;

-	the timing and extent of changes in currency exchange rates and interest rates;

-	the accuracy of our assessment of risks related to acquisitions, projects and contracts and whether these risks materialize;

-	our ability to integrate successfully the businesses or assets we acquire, including Veritas;

-	our ability to monitor existing and targeted partnerships;

-	our ability to sell our seismic data library;

-	our ability to access the debt and equity markets during the periods covered by the forward-looking statements which will depend on general market conditions and on our credit ratings for our debt obligations; and

-	our success at managing the risks of the foregoing.
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.
Certain of these risks can be found in our Registration Document for the year ended December 31, 2007 that we filed with the Autorité des Marchés Financiers on April 23, 2008. This document is available on our website at www.cggveritas.com. You may request a copy of this document, which includes our complete audited financial statements, at no charge, by calling our investor relations department at + 33 1 64 47 38 31, sending an electronic

15

English translation from the French
message to invrelparis@cggveritas.com or invrelhouston@cggveritas.com or writing to CGG Veritas – Investor Relations Department, Tour Maine Montparnasse – 33, avenue du Maine – 75015 Paris, France.
PART 1: CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,	December 31,	December 31,
	2008	2008	2007	2007
	(unaudited)	(unaudited)
amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)
ASSETS
Cash and cash equivalents	209.9	330.9	254.3	374.4
Trade accounts and notes receivable, net	588.3	927.2	601.9	886.1
Inventories and work-in-progress, net	263.4	415.0	240.2	353.6
Income tax assets	51.7	81.4	34.6	50.9
Other current assets, net	104.4	164.6	89.6	131.9
Assets held for sale	11.1	17.5	—	—
Total current assets	1,228.8	1,936.6	1,220.6	1,796.9
Deferred tax assets	85.7	135.1	81.4	119.8
Investments and other financial assets, net	28.1	44.3	32.0	47.1
Investments in companies under equity method	44.4	70.0	44.5	65.5
Property, plant and equipment, net	604.2	952.4	660.0	971.6
Intangible assets, net	709.5	1,118.4	680.5	1,001.8
Goodwill	1,822.8	2,873.5	1,928.0	2,838.2
Total non-current assets	3,294.7	5,193.7	3,426.4	5,044.0
TOTAL ASSETS	4,523.5	7,130.3	4,647.0	6,840.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Bank overdrafts	8.3	13.1	17.5	25.8

Current portion of financial debt	37.6	59.2	44.7	65.8
Trade accounts and notes payable	278.8	439.4	256.4	377.4
Accrued payroll costs	109.0	171.8	113.2	166.4
Income taxes liability	60.2	94.8	59.1	87.1
Advance billings to customers	44.4	70.0	51.9	76.4
Provisions – current portion	9.4	14.8	9.6	14.2
Other current liabilities	108.5	171.0	109.0	160.5
Total current liabilities	656.2	1,034.1	661.4	973.6
Deferred tax liabilities	165.7	261.2	157.7	232.2
Provisions – non-current portion	77.5	122.2	76.5	112.7
Financial debt	1,202.1	1,895.0	1,298.8	1,912.0
Other non-current liabilities	25.7	40.5	27.0	39.7
Total non-current liabilities	1,471.0	2,318.9	1,560.0	2,296.6
Common stock: 275,558,130 shares authorized 137,685,250 shares with a €0.40 nominal value issued and outstanding at June 30, 2008; 137,253,790 at December 31, 2007 (3)	55.1	86.8	54.9	80.8

16

English translation from the French

	June 30,	June 30,	December 31,	December 31,
	2008	2008	2007	2007
	(unaudited)	(unaudited)
amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)
Additional paid-in capital	1,822.3	2,872.6	1,820.0	2,679.2
Retained earnings	796.4	1,255.5	538.6	792.9
Treasury shares	(10.8)	(17.0)	(3.9)	(5.7)
Net income (loss) for the period – Attributable to the Group	111.5	175.6	245.5	360.8
Income and expense recognized directly in equity	(15.5)	(24.4)	(5.1)	(7.5)
Cumulative translation adjustment	(393.5)	(620.3)	(248.4)	(365.1)
Total shareholders’ equity	2,365.5	3,728.8	2,401.6	3,535.4
Minority interests	30.8	48.5	24.0	35.3
Total shareholders’ equity and minority interests	2,396.3	3,777.3	2,425.6	3,570.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,523.5	7,130.3	4,647.0	6,840.9

(1)	Dollars amounts represent euro amounts converted at the exchange rate of U.S.$1.576 per € on the balance sheet date

(2)	Dollars amounts represent euro amounts converted at the exchange rate of U.S.$1.472 per € on the balance sheet date

(3)	Number of shares at December 31, 2007 have been restated to reflect the five-for-one stock split (see note 4)
See notes to the unaudited consolidated financial statements below

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English translation from the French
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,
	2008	2008	2007	2007
except per share data, amounts in millions of	€	U.S.$ (1)	€	U.S.$ (1)

Operating revenues	559.0	874.1	571.1	768.7
Other income from ordinary activities	0.1	0.2	0.2	0.3
Total income from ordinary activities	559.1	874.3	571.3	769.0
Cost of operations	(403.3)	(629.3)	(396.3)	(533.1)
Gross profit	155.8	245.0	174.9	235.9
Research and development expenses, net	(7.7)	(12.4)	(15.9)	(21.4)
Selling, general and administrative expenses	(60.2)	(94.1)	(64.3)	(86.3)
Other revenues (expenses), net	8.2	12.6	5.8	7.7
Operating income	96.1	151.1	100.5	135.9
Expenses related to financial debt	(20.4)	(32.0)	(29.9)	(40.3)
Income provided by cash and cash equivalents	2.0	3.2	3.7	5.0
Cost of financial debt, net	(18.4)	(28.8)	(26.2)	(35.3)
Other financial income (loss)	0.1	0.2	0.6	0.7
Income of consolidated companies before income taxes	77.8	122.5	74.9	101.3
Deferred taxes on currency translation	(1.6)	(2.4)	2.2	2.9
Other income taxes	(24.6)	(39.0)	(33.2)	(44.8)
Total income taxes	(26.2)	(41.4)	(31.0)	(41.9)
Net income from consolidated companies	51.6	81.1	43.9	59.4
Equity in income of investees	0.2	0.4	0.7	1.0
Net income	51.8	81.5	44.6	60.4
Attributable to :
Shareholders	48.8	76.8	42.5	57.6
Minority interests	3.0	4.7	2.1	2.8

Weighted average number of shares outstanding	137,511,725	137,511,725	136,608,920	136,608,920
Dilutive potential shares from stock-options	607,380	607,380	1,074,884	1,074,884
Dilutive potential shares from performance shares	619,188	619,188	554,063	554,063
Adjusted weighted average number of shares and assumed option exercises when dilutive	138,738,293	138,738,293	138,237,867	138,237,867
Net earning per share attributable to shareholders
Basic	0.35	0.56	0.31	0.42
Diluted	0.34	0.55	0.30	0.41

(1)	Corresponding to the half-year in US dollars less the first quarter in US dollars
See notes to the unaudited consolidated financial statements below

18

English translation from the French
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
Financial data for the six months ended June 30, 2007 include Veritas results beginning January 12, 2007, the date of the merger between CGG and Veritas.

	Six months ended June 30,
	2008	2008	2007	2007
except per share data, amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)

Operating revenues	1,144.0	1,746.9	1,163.3	1,546.0
Other income from ordinary activities	0.4	0.7	0.4	0.6
Total income from ordinary activities	1,144.4	1,747.6	1,163.7	1,546.6
Cost of operations	(788.2)	(1,203.6)	(782.4)	(1 039.8)
Gross profit	356.2	544.0	381.3	506.8
Research and development expenses, net	(24.2)	(36.9)	(30.7)	(40.8)
Selling, general and administrative expenses	(123.0)	(187.9)	(116.1)	(154.3)
Other revenues (expenses), net	10.5	16.0	9.4	12.5
Operating income	219.5	335.2	244.0	324.3
Expenses related to financial debt	(45.3)	(69.2)	(68.1)	(90.5)
Income provided by cash and cash equivalents	4.1	6.2	8.1	10.8
Cost of financial debt, net	(41.2)	(63.0)	(60.0)	(79.7)
Other financial income (loss)	(1.1)	(1.7)	0.3	0.4
Income of consolidated companies before income taxes	177.2	270.5	184.3	245.0
Deferred taxes on currency translation	—	—	2.8	3.8
Other income taxes	(64.3)	(98.2)	(74.8)	(99.5)
Total income taxes	(64.3)	(98.2)	(72.0)	(95.7)
Net income from consolidated companies	112.9	172.3	112.4	149.3
Equity in income of investees	3.0	4.6	1.2	1.7
Net income	115.9	176.9	113.6	151.0
Attributable to :
Shareholders	111.5	170.2	110.0	146.2
Minority interests	4.4	6.7	3.6	4.8

Weighted average number of shares outstanding	137,490,623	137,490,623	132,041,260	132,041,260
Dilutive potential shares from stock-options	777,378	777,378	1,036,827	1,036,827
Dilutive potential shares from performance shares	619,188	619,188	554,063	554,063
Adjusted weighted average number of shares and assumed option exercises when dilutive	138,887,189	138,887,189	133,632,150	133,632,150
Net earning per share attributable to shareholders
Basic	0.81	1.24	0,83	1,11
Diluted	0.80	1.22	0,82	1,09

(1)	Dollars amounts represent euro amounts converted at the average exchange rate for the period of U.S.$ 1.527 per €

(2)	Dollars amounts represent euro amounts converted at the average exchange rate for the period of U.S.$ 1.329 per €
See notes to the unaudited consolidated financial statements below

19

English translation from the French
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
Financial data for the six months ended June 30, 2007 include Veritas results beginning January 12, 2007, the date of the merger between CGG and Veritas.

	Six months ended June 30,
	2008	2008	2007	2007
amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)

OPERATING
Net income (loss)	115.9	176.9	113.6	151.0
Depreciation and amortization	103.1	157.5	86.7	115.2
Multi-client surveys amortization	112.3	171.5	128.6	170.9
Variance on provisions	1.1	1.7	(0.6)	(0.8)
Expense & income calculated on stock-option	11.9	18.2	8.9	11.8
Net gain on disposal of fixed assets	(1.6)	(2.4)	0.1	0.1
Equity in income of affiliates	(3.0)	(4.6)	(1.2)	(1.6)
Dividends received from affiliates	1.1	1.7	5.2	6.9
Other non-cash items	3.0	4.5	(4.3)	(5.7)
Net cash including net cost of financial debt and income taxes	343.8	525.0	336.9	447.7
Less net cost of financial debt	41.2	62.9	60.0	79.7
Less income taxes expenses	64.3	98.2	72.0	95.7
Net cash excluding net cost of financial debt and income taxes	449.3	686.1	468.9	623.2
Income taxes paid	(73.3)	(111.9)	(82.1)	(109.1)
Net cash before changes in working capital	376.0	574.2	386.8	514.1
- change in trade accounts and notes receivables	(10.0)	(15.3)	(84.7)	(112.6)
- change in inventories and work-in-progress	(27.6)	(42.1)	(20.5)	(27.2)
- change in other currents assets	(1.8)	(2.7)	(3.4)	(4.5)
- change in trade accounts and notes payable	12.8	19.5	(28.8)	(38.3)
- change in other current liabilities	(4.2)	(6.4)	(1.6)	(2.1)
Impact of changes in exchange rate	(10.6)	(16.2)	0.2	0.3
Net cash provided by operating activity	334.6	511.0	247.6	329.1
INVESTING
Total purchases of tangible and intangible assets (included variation of fixed assets suppliers)	(85.1)	(129.9)	(119.2)	(158.4)
Increase in multi-client surveys	(188.5)	(287.8)	(144.4)	(191.9)
Proceeds from disposals tangible and intangible	0.6	0.9	25.0	33.2
Proceeds from disposals of investments	8.8	13.4	—	—
Acquisition of investments, net of cash & cash equivalents acquired (3)	(21.4)	(32.7)	(1,049.0)	(1,394.1)
Variation in loans granted	(5.5)	(8.4)	(0.6)	(0.8)
Variation in subsidies for capital expenditures	(0.1)	(0.2)	(0.2)	(0.3)
Variation in other financial assets	(2.9)	(4.4)	5.3	7.0
Net cash from investing activities	(294.1)	(449.1)	(1,283.1)	(1,705.3)
FINANCING
Repayment of long-term debts	(13.6)	(20.8)	(641.8)	(852.9)

20

English translation from the French

	Six months ended June 30,
	2008	2008	2007	2007
amounts in millions of	€	U.S.$ (1)	€	U.S.$ (2)

Total issuance of long-term debts	—	—	1,760.5	2,339.7
Reimbursement on leasing	(3.8)	(5.8)	(5.8)	(7.7)
Change in short-term loans	(8.6)	(13.1)	24.3	32.3
Financial interest paid	(40.9)	(62.5)	(79.0)	(105.0)
Net proceeds from capital increase
- from shareholders (3)	2.3	3.5	6,1	8,1
- from minority interest of integrated companies	—	—
Dividends paid and share capital reimbursements
- from shareholders	—	—
- from minority interest of integrated companies	(1.4)	(2.1)	(0.8)	(1.1)
Buying & sales of own shares	(6.9)	(10.5)	0.6	0.8
Net cash provided by financial activities	(72.9)	(111.3)	1,064.1	1,414.2
Effects of exchange rate changes on cash	(12.0)	5.9	(6.6)	0.1
Net increase (decrease) in cash and cash equivalents	(44.4)	(43.5)	22.0	38.1
Cash and cash equivalents at beginning of year	254.3	374.4	251.8	331.6
Cash and cash equivalents at end of period	209.9	330.9	273.8	369.8

(1)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.527 per € (except cash and cash equivalents balances converted at the closing exchange rate of U.S.$1.576 per € at June 30, 2008 and of U.S.$1.472 per € at December 31, 2007).

(2)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.329 per € (except cash and cash equivalents balances converted at the closing exchange rate of U.S.$1.351 per € at June 30, 2007 and of U.S.$1.317 per € at December 31, 2006).

(3)	At June 30, 2007, the capital increase related to the acquisition of Veritas has been reclassified from “Net proceeds from capital increase” to “Total net acquisition of Investments” to harmonize the presentation of the cash flow statement with our annual report Form 20-F for the year ended December 31, 2007.
     See notes to the unaudited consolidated financial statements below
     Statement of income and expenses attributable to shareholders

	June 30,
	2008	2007
	(amounts in
	millions of euros)

Net income (loss) attributable to shareholders	111.5	110.0
— Change in actuarial gains and losses on pension plan	0.4	(0.4)
— Change in fair value of available-for-sale investments	(11.3)	—
— Change in fair value of hedging instruments	0.9	(3.5)
— Change in foreign currency translation adjustment	(145.1)	(37.8)

Income and expenses recognized directly in equity for the period	(43.6)	68.3

See notes to the unaudited consolidated financial statements below

21

English translation from the French
NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Compagnie Générale de Géophysique Veritas, S.A. (“the Company”) and its subsidiaries (together, the “Group”) is a global participant in the geophysical seismic industry, as a manufacturer of geophysical equipment and providing a wide range of services (seismic data acquisition and related processing and interpretation software) principally to clients in the oil and gas exploration and production business. It is also a worldwide manufacturer of geophysical equipments.
Given that the Company is listed on the Eurolist of Euronext Paris and pursuant to European regulation n°1606/2002 dated July 19, 2002, the accompanying interim consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its interpretations as issued by the International Accounting Standards Board (“IASB”). These interim consolidated financial statements are also in accordance with IFRS adopted by the European Union at June 30, 2008 and are available on the following web site http://ec.europa.eu/internal_market/accounting/ias_en.htm#adopted-commission.
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that impact the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities that have been measured at fair value.
Critical accounting policies
The interim condensed consolidated financial statements for the six months ended June 30, 2008 have been prepared in accordance with IAS 34 — Interim Financial Reporting. The interim condensed consolidated financial statements do not include all the information required in accordance with IFRS, and should be read in conjunction with the Group’s annual financial statements as at and for the year ended December 31, 2007, filed with the Autorité des Marchés Financiers on April 23, 2008.
The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended December 31, 2007, except for the following adoption of new standards and interpretations: IFRIC11.
These principles do not differ from IFRS issued by the IASB as long as the adoption of the interpretations listed below, effective since January 1, 2008 but not yet adopted by the European Union, has no significant impact on the Group interim condensed consolidated financial statements:
-	IFRIC 12 — Service concession arrangements

-	IFRIC 14 — The limit on a defined benefit asset, minimum funding requirements and their interaction
At the date of issuance of these financial statements, the following standards and interpretations were issued but not yet effective:
-	IAS 1 revised — Presentation of Financial Statements

-	IAS 23 revised — Borrowing costs

-	IFRS 8 — Operating segments

-	IFRIC 13 — Customer Loyalty Programs

-	IFRS 3 revised — Business Combinations

-	IAS 27 amended — Cost of an investment in a subsidiary, jointly controlled entity or associate

-	IFRS 2 amended — Vesting conditions and cancellations

-	IAS 32 amended — Puttable Financial Instruments and Obligations arising on liquidation
The Group is currently reviewing the standards and interpretations to measure the potential impact on its condensed consolidated financial statements. At this stage, the Group does not anticipate any significant impact.

22

English translation from the French
Operating revenues
Operating revenues are recognized when they can be measured reliably, and when it is likely that the economic benefits associated with the transaction will flow to the entity, which is at the point that such revenues have been realized or are considered realizable. For contracts where the percentage of completion method of accounting is being applied, revenues are only recognized when the costs incurred for the transaction and the cost to complete the transaction can be measured reliably and such revenues are considered earned and realizable.
• Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multiclient surveys. The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
Revenues related to multi-client surveys result from (i) pre-commitments and (ii) licenses after completion of the surveys (“after-sales”).
     Pre-commitments — Generally, we obtain commitments from a limited number of customers before a seismic project is completed. These pre-commitments cover part or all of the survey area blocks. In return for the commitment, the customer typically gains the right to direct or influence the project specifications, advance access to data as it is being acquired, and favorable pricing. The Company recognizes pre-commitments as revenue when production is begun based on the physical progress of the project. The Company records payments that it receives during periods of mobilization as advance billing in the balance sheet in the line item “Advance billings to customers”.
     After sales — Generally, we grant a license entitling non-exclusive access to a complete and ready-for-use, specifically defined portion of our multi-client data library in exchange for a fixed and determinable payment. We recognize after sales revenue upon the client executing a valid license agreement and having been granted access to the data. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
     After sales volume agreements—We enter into a customer arrangement in which we agree to grant licenses to the customer for access to a specified number of blocks of the multi-client library. These arrangements typically enable the customer to select and access the specific blocks for a limited period of time. We recognize revenue when the blocks are selected and the client has been granted access to the data and if the corresponding revenue can be reliably estimated. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
• Exclusive surveys
In exclusive surveys, we perform seismic services (acquisition and processing) for a specific customer. We recognize proprietary/contract revenues as the services are rendered. We evaluate the progress to date, in a manner generally consistent with the physical progress of the project, and recognize revenues based on the ratio of the project cost incurred during that period to the total estimated project cost. We believe this ratio to be generally consistent with the physical progress of the project.
The billings and the costs related to the transit of seismic vessels at the beginning of the survey are deferred and recognized over the duration of the contract by reference to the technical stage of completion. In some exclusive survey contracts and a limited number of multi-client survey contracts, the Company is required to meet certain milestones. The Company defers recognition of revenue on such contracts until all milestones that provide the customer a right of cancellation or refund of amounts paid have been met.

23

English translation from the French
• Other geophysical services
Revenues from our other geophysical services are recognized as the services are performed and, when related to long-term contracts, using the proportional performance method of recognizing revenues.
• Equipment sales
We recognize revenues on equipment sales upon delivery to the customer. Any advance billings to customers are recorded in current liabilities.
• Software and hardware sales
We recognize revenues from the sale of software and hardware products following acceptance of the product by the customer at which time we have no further significant vendor obligations remaining. Any advance billings to customers are recorded in current liabilities.
If an arrangement to deliver software, either alone or together with other products or services, requires significant production, modification, or customization of software, the entire arrangement is accounted for as a production-type contract, i.e. using the percentage of completion method.
If the software arrangement provides for multiple deliverables (e.g. upgrades or enhancements, post-contract customer support such as maintenance, or services), the revenue is allocated to the various elements based on specific objective evidence of fair value, regardless of any separate allocations stated within the contract for each element. Each element is appropriately accounted for under the applicable accounting standard.
Maintenance revenues consist primarily of post contract “customer support” agreements and are recorded as “advance billings to customers” and recognized as revenue on a straight-line basis over the contract period.
Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys (including transit costs when applicable). The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
We amortize the multi-client surveys over the period during which the data is expected to be marketed using a pro-rata method based on recognized revenues as a percentage of total estimated sales.
In this respect, we use four amortization rates: 50%, 75%, 80% or 83.3% of revenues depending on the category of the surveys.
Multi-client surveys are classified into a same category when they are located in the same area with the same estimated sales ratio, such estimates generally relying on the historical pattern. For all categories of surveys and starting from data delivery, a minimum straight-line depreciation scheme is applied over a five-year period, if total accumulated depreciation from the applicable amortization rate is below this minimum level.
Multi-client surveys acquired as part of the business combination with Veritas and which have been valued for purchase price allocation purposes are amortized based on 65% of revenues and an impairment loss is recognized on a survey-by-survey basis in case of any indication of impairment.
From January 12, 2007 to October 1, 2007, we applied an amortization rate of 66.6% of revenues instead of 50% for a certain category of surveys. The impact of this change of estimates applied from October 1, 2007 was a reduction in depreciation expenses of €3.1 million for the year ended December 31, 2007.
Development costs
Expenditures on research activities undertaken with the prospect of gaining new scientific or technological knowledge and understanding are recognized in the income statement as expenses as incurred and are presented as “Research and development expenses, net”.

24

English translation from the French
Expenditures on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if:
—	the project is clearly defined, and costs are separately identified and reliably measured,

—	the product or process is technically and commercially feasible,

—	we have sufficient resources to complete development, and

—	the intangible asset is likely to generate future economic benefits, either because it is useful to us or through an existing market for the intangible asset itself or for its products.
The expenditures capitalized include the cost of materials, direct labor and an appropriate proportion of overhead. Other development expenditures are recognized in the income statement as expenses as incurred and are presented as “Research and development expenses, net”.
Capitalized development expenditures are stated at cost less accumulated amortization and impairment losses.
We amortize capitalized developments costs over 5 years.
Research & development expenses in our income statement represent the net cost of development costs that are not capitalized, of research costs, offset by government grants acquired for research and development.
Note 2—Acquisitions and divestitures
On May 26, 2008, Sercel acquired Metrolog, a privately held company, for €25.7 million paid in cash (including advisory and legal fees). Metrolog is a leading provider of high pressure, high temperature gauges and other downhole instruments to the oil and gas industry. The acquisition is expected to be accretive to Sercel and to CGG Veritas earnings per share (EPS) in 2008. The purchase price allocation resulted in a preliminary goodwill of €14.3 million.
On June 25, 2008, in conjunction with the Oman business transfer from Veritas DGC Ltd to Ardiseis FZCO, CGG Veritas SA subscribed to the increase of 805 shares in the capital of its subsidiary Ardiseis FZCO, and sold 407 Ardiseis FZCO shares to Industrialization & Energy Services Company (TAQA) for a total consideration of U.S.$11.8 million. At the end of this transaction the Group’s percentage interest in Ardiseis remains unchanged at 51%.
On June 16, 2008, a new subsidiary, CGG Veritas Technology Services (Beijing) Co. Ltd., fully owned by the Group, was created in China. This high profile technology centre will mainly encompass the three following activities: research & development, the sale of hardware and software support services and data processing services.
Note 3— Financial debt
There has been no significant movement in our net financial debt during the six months ended June 30, 2008. Our net financial debt amounted to €1,038.1 million at June 30, 2008 compared to €1,106.7 at December 31, 2007.
At June 30, 2008 the Group had €11.0 million available in unused short-term credit lines and overdraft facilities and €210.0 million in unused long-term credit lines with a maturity date less than one year away.
Note 4— Common stock and stock option plans
As of June 30, 2008, the Company’s share capital consisted of 137,685,250 shares, each with a nominal value of €0.40.

25

English translation from the French
Five-for-one stock split
On June 3, 2008 at the opening of the Paris stock exchange, CGG Veritas implemented a five-for-one stock split. As a consequence:
-	the market price of CGG Veritas shares listed on Euronext Paris was divided by 5;

-	the number of outstanding shares was multiplied by 5;

-	the par value of each share decreased from €2.00 to €0.40 each; and

-	an ADS listed on the NYSE has one-to-one parity with an ordinary share listed on Euronext Paris.
This transaction did not require any specific formalities from CGG Veritas shareholders and did not induce additional costs.
Statement of changes in equity

										Total
						Income and				share-
						expense		Total		holders’
	Number of		Additional			recognized	Cumulative	share-		equity and
	shares	Share	paid-in	Retained	Treasury	directly in	translation	holders’	Minority	minority
(Unaudited)	issued (b)	capital	capital	earnings	shares	equity	adjustment	equity	interest	interest
	(amounts in million of euros, except share data)

Balance at January 1, 2007	87,989,440	35.2	394.9	477.7	3.0	4.8	(38.6)	877.0	22.9	899.9

Capital increase	49,264,350	19.7	1,425.1	44.1				1,488.9		1,488.9

Net income				245.5				245.5	4.1	249.6

Cost of share-based payment				20.6				20.6		20.6

Operations on treasury shares					(6.9)			(6.9)		(6.9)

Actuarial gains and losses of pension plans (1) (a)				(3.8)				(3.8)		(3.8)
Financial instruments: change in fair value and transfer to income statement(2) (a)						(9.9)		(9.9)		(9.9)
Foreign currency translation: change in fair value and transfer to income statement(3)							(209.8)	(209.8)	(2.5)	(212.3)

Income and expense recognized directly in equity (1) + (2) + (3)				(3.8)		(9.9)	(209.8)	(223.5)	(2.5)	(226.0)
Changes in consolidation scope									(0.5)	(0.5)
Balance at December 31, 2007	137,253,790	54.9	1,820.0	784.1	(3.9)	(5.1)	(248.4)	2,401.6	24.0	2,425.6
Capital increase	431,460	0.2	2.3					2.5		2.5

Net income				111.5				111.5	4.4	115.9

Cost of share-based payment				11.9				11.9	(1.4)	10.5

Operations on treasury shares					(6.9)			(6.9)		(6.9)

Actuarial gains and losses of pension plans (1) (a)				0.4				0.4		0.4
Financial instruments: change in fair value and transfer to income statement(2) (a)						(10.4)		(10.4)		(10.4)
Foreign currency translation: change in fair value and transfer to income statement(3) (a)							(145.1)	(145.1)	(1.4)	(146.5)

Income and expense recognized directly in equity (1) + (2) + (3)				0.4	—	(10.4)	(145.1)	(155.1)	(1.4)	(156.5)
Others									5.2	5.2

Balance at June 30, 2008	137,685,250	55.1	1,822.3	907.9	(10.8)	(15.5)	(393.5)	2,365.5	30.8	2,396.3

26

English translation from the French

(a)	Net of deferred tax

(b)	Number of shares as at January 1, 2007 and December 31, 2007 has been restated to reflect the five-for-one stock split
Stock options
In addition to the existing stock-options plans, on March 14, 2008, the Board of directors decided to allocate 1,188,500 stock-options to senior executives and other employees of the Group. The subscription price was set at €32.57. These options have an eight-year duration. They are vested by one-third each year over a three-year period and can be exercised at any time. However, French tax residents must keep the shares they receive as a result of the options exercised in registered form from the exercise date until March 14, 2012. Except in limited circumstances set forth in the plan regulations, employees leaving the Group will lose their vested unexercised options if they are not exercised before the end of the notice period.
Information relating to options outstanding at June 30, 2008 is summarized below:

		Options		Fair value
		outstanding	Exercise	per share at
Date of Board of	Options	at June 30,	price per	the grant
Directors’ Resolution	granted	2008	share	date		Expiration date

March 14, 2001	1,280,000	268,450	€13.08		(a)	March 13, 2009
May 15, 2002	690,500	251,085	€7.99		(a)	May 14, 2010
May 15, 2003	849,500	355,615	€2.91	€2.23	(b)	May 14, 2011
May 11, 2006	1,012,500	955,835	€26.26	€14.97	(c)	May 10, 2014
March 23, 2007	1,308,750	1,239,750	€30.40	€12.65	(d)	March 22, 2015
March 14, 2008	1,188,500	1,183,500	€32.57	€12.06	(e)	March 14, 2016

Total	6,329,750	4,254,235

(a)	Application of IFRS2 is prospective for options granted from November 7, 2002.

(b)	Based on a volatility of 57% and a risk-free rate of 3.9%.

(c)	Based on a volatility of 35% and a risk-free rate of 3.8%.

(d)	Based on a volatility of 36% and a risk-free rate of 3.95%.

(e)	Based on a volatility of 39% and a risk-free rate of 3.47%.
The exercise price for each option is the average fair market value of the common stock during the 20 trading days ending on the trading day next preceding the date the option is granted.
According to IFRS 2, fair value of stock-options plans granted since November 7, 2002 (in the May 2003, May 2006, March 2007 and March 2008 plans) was recognized as an expense over the life of the plan, which represented a €5.8 million expense for the six month period ended June 30, 2007 (of which €3.0 million was for the executive managers of the Group), and a €6.9 million expense for the six months ended June 30, 2008 (of which €3.8 million was for the executive managers of the Group).
A summary of the Company’s stock option transactions and related information follows:

	June 30, 2008		June 30, 2007
		Weighted		Weighted
		average		average
	Number of	exercise price	Number of	exercise price
	options	in €	options	in €

Outstanding-beginning of period	3,306,000	21.84	3,253,985	16.59
Granted	1,188,500	32.57	1,308,750	30.40
Exercised	(193,960)	11.93	(834,305)	7.32
Forfeited	(46,305)	15.60	(13,405)	15.43

Outstanding-end of period	4,254,235	25.36	3,715,025	20.91

27

English translation from the French
Performance shares
In addition to our 2006 and 2007 performance share allocation plans, on March 14, 2008, the Board of Directors decided to allocate a maximum amount of 459,250 performance shares to senior executives and certain other employees of the Group. These shares will be allocated at the end of a two-year allocation period expiring on the later of March 14, 2010 or the date of the shareholders’ meeting convened to approve the 2009 financial statements. Such allocation will be final provided (i) the Board resolves that the performance conditions provided for by the plan regulations, i.e. the achievement in fiscal years 2008 and 2009 of a minimum average consolidated net earning per share and an average operating income of either the Group, the Services segment or the Equipment segment, depending upon the segment to which each beneficiary belongs, and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-period as from the allocation date before they can be sold.
The Board of Directors meeting held on April 29, 2008 resolved that the performance conditions set forth by the general regulations of the plan dated May 11, 2006 had been fulfilled and, as a result, finally allocated the performance shares to those beneficiaries that were employees or officers of the company or one of its subsidiaries at the time of the final allocation, i.e. May 12, 2008. 47,500 shares were thus allocated.
According to IFRS 2, the fair value of the performance share allocation plan (in the May 2006, March 2007 and March 2008 plans) was recognized as an expense over the life of the plan, which represented a €3.1 million expense for the six months ended June 30, 2007 (of which €0.7 million was for the executive managers of the Group) and a €5.0 million expense for the six months ended June 30, 2008 (of which €0.8 million was for the executive managers of the Group).
NOTE 5— ANALYSIS BY OPERATING SEGMENT AND GEOGRAPHIC AREA
Financial information by operating segment is reported in accordance with the internal reporting system and shows internal segment information that is used to manage and measure the performance of CGG Veritas.
CGG Veritas divides its business into two operating segments, geophysical services and geophysical equipment.
Our geophysical services segment comprises:
-	“Land” contracts: seismic data acquisition for land, transition zones and shallow water undertaken by us on behalf of a specific client;

-	“Marine” contracts: seismic data acquisition offshore undertaken by us on behalf of a specific client;

-	“Multi-client” contracts: seismic data acquisition undertaken by us and licensed to a number of clients on a non-exclusive basis; and

-	“Processing & Imaging”: processing and imaging and interpretation of geophysical data, data management and reservoir studies for third parties (non-exclusive) or dedicated for clients.
Our Geophysical Equipment segment, which we conduct through Sercel Holding S.A. and its subsidiaries, is our manufacturing and sales activities for seismic equipment used for data acquisition, both on Land and Marine.
Inter-company sales between the two segments are made at prices approximating market prices and relate primarily to equipment sales made by the equipment segment to the services segment. These inter-segment sales, the related operating income recognized by the equipment segment, and the related impact on capital expenditures and depreciation expense of the services segment are eliminated in consolidation and presented in the column “Eliminations and Adjustments” in the tables that follow.
Operating income represents operating revenues and other operating income less expenses of the operating segment. It includes non-recurring and unusual items, which are disclosed in the operating segment if material. General corporate expenses, which include Group management, financing, and legal activities, have been included in the column “Eliminations and Adjustments” in the tables that follow. The Group does not disclose financial expenses or revenues by operating segment because these items are not monitored by the operating management, financing and investing being mainly managed at the corporate level.

28

English translation from the French
Identifiable assets are those used in the operations of each industry segment. Unallocated and corporate assets consist primarily of financial assets, including cash and cash equivalents.
Due to the constant changes in work locations, the Group does not track its assets based on country of origin or ownership.
Analysis by operating segment

	Three months ended June 30, 2008					Three months ended June 30, 2007
			Eliminations					Eliminations
			and		Consolidated			and		Consolidated
(in millions of euros)	Services	Equipment	Adjustments		Total	Services	Equipment	Adjustments		Total

Revenues from unaffiliated customers	391.6	167.4	—		559.0	389.9	181.2	—		571.1

Inter-segment revenues	—	12.5	(12.5)		—	0.2	15.0	(15.2)		—

Operating revenues	391.6	179.9	(12.5)		559.0	390.1	196.2	(15.2)		571.1

Other income from ordinary activities	(0.1)	0.2	—		0.1	0.2	—	—		0.2

Total income from ordinary activities	391.5	180.1	(12.5)		559.1	390.3	196.2	(15.2)		571.3

Operating income (loss)	52.7	53.9	(10.5	) (a)	96.1	45.5	67.3	(12.3	) (a)	100.5

Equity income (loss) of investees	(0.1)	0.3			0.2	0.7	—	—		0.7

Capital expenditures (b)	128.9	5.5	(4.6)		129.8	135.6	3.3	(8.2)		130.7

Depreciation and amortization (c)	116.8	5.5	(7.6)		114.7	101.6	4.8	(2.7)		103.7

Investments in companies under equity method	—	—	—		—	1.0	—	—		1.0

(a)	Includes corporate expenses of €10.1 million for the three months ended June 30, 2008 and of €15.3 million for the three months ended June 30, 2007.

(b)	Includes (i) investments in multi-client surveys of €91.2 million for the three months ended June 30, 2008 and €82.6 million for the three months ended June 30, 2007, (ii) development costs capitalized in the Services segment of €2.4 million for the three months ended June 30, 2008 and of €1.8 million for the three months ended June 30, 2007, and (iii) development costs capitalized in the Equipment segment of €0.7 million for the three months ended June 30, 2008 and of €0.7 million for the three months ended June 30, 2007

(c)	Includes multi-client amortization of €46.3 million for the three months ended June 30, 2008 and of €59.7 million for the three months ended June 30, 2007.

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English translation from the French

	Three months ended June 30, 2008					Three months ended June 30, 2007
			Eliminations					Eliminations
			and		Consolidated			and		Consolidated
(in millions of U.S.$)	Services	Equipment	Adjustments		Total	Services	Equipment	Adjustments		Total

Revenues from unaffiliated customers	613.2	260.9	—		874.1	525.1	243.6	—		768.7
Inter-segment revenues	(0.1)	20.4	(20.3)		—	0.3	20.4	(20.7)		—

Operating revenues	613.1	281.3	(20.3)		874.1	525.4	263.5	(20.7)		768.7
Other income from ordinary activities	(0.2)	0.4			0.2	0.3	—	—		0.3

Total income from ordinary activities	612.9	281.7	(20.3)		874.3	525.7	263.5	(20.2)		769.0
Operating income (loss)	83.6	84.5	(17.0)		151.1	62.0	90.5	(16.6)		135.9

	Six months ended June 30, 2008					Six months ended June 30, 2007
			Eliminations					Eliminations
			and		Consolidated			and		Consolidated
(in millions of euros)	Services	Equipment	Adjustments		Total	Services	Equipment	Adjustments		Total

Revenues from unaffiliated customers	824.9	319.1	—		1,144.0	815.5	347.8	—		1,163.3
Inter-segment revenues	—	49.6	(49.6)		—	0.2	52.8	(53.0)		—

Operating revenues	824.9	368.7	(49.6)		1,144.0	815.7	400.6	(53.0)		1,163.3

Other income from ordinary activities	(0.2)	0.6	—		0.4	0.4	—	—		0.4

Total income from ordinary activities	824.7	369.3	(49.6)		1,144.4	816.1	400.6	(53.0)		1,163.7

Operating income (loss)	141.8	114.0	(36.3	) (a)	219.5	146.7	136.3	(39.0	) (a)	244.0

Equity income (loss) of investees	2.7	0.3	—		3.0	1.2	—	—		1.2
Capital expenditures (b)	291.6	8.7	(22.0)		278.3	281.4	6.6	(22.2)		265.8

Depreciation and amortization (c)	215.6	10.9	(11.1)		215.4	(210.7)	(9.6)	4.9		(215.2)
Investments in companies under equity method	—		—		—	1.0	—	—		1.0

Identifiable assets	3,804.2	635.0	(180.0)		4,259.2	4,075.8	597.9	(177.5)		4,496.2

Unallocated and corporate assets					264.3					315.9

Total assets					4,523.5					4,812.1

(a)	Includes corporate expenses of €22.9 million for the six months ended June 30, 2008 and of €26.7 million for the six months ended June 30, 2007.

(b)	Includes (i) investments in multi-client surveys of €188.5 million for the six months ended June 30, 2008 and €144.4 million for the six months ended June 30, 2007, (ii) capitalized development costs in the Services segment of €3.6 million for the six months ended June 30, 2008 and €3.2 million for the six months ended June 30, 2007, and (iii) capitalized development costs in the Equipment segment of €1.2 million for the six months ended June 30, 2008 and €1.7 million for the six months ended June 30, 2007.

(c)	Includes multi-client amortization of €112.3 million for the six months ended June 30, 2008 and €128.6 million for six months ended June 30, 2007.

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English translation from the French

	Six months ended June 30, 2008				Six months ended June 30, 2007
			Eliminations				Eliminations
			and	Consolidated			and	Consolidated
(in millions of U.S.$)	Services	Equipment	Adjustments	Total	Services	Equipment	Adjustments	Total

Revenues from unaffiliated customers	1,259.6	487.3	—	1,746.9	1,083.9	462.1	—	1,546.0
Inter-segment revenues	—	75.7	(75.7)	—	0.3	70.1	(70.4)	—
Operating revenues	1,259.6	563.0	(75.7)	1,746.9	1,084.2	532.2	(70.4)	1,546.0
Other income from ordinary activities	(0.4)	1.1	—	0.7	0.6	—	—	0.6
Total income from ordinary activities	1,259.2	564.1	(75.7)	1,747.6	1,084.7	532.2	(70.4)	1,546.6
Operating income (loss).	216.5	174.1	(55.4)	335.2	195.0	181.1	(51.8)	324.3
Revenues by location of customers
The following table sets forth our consolidated operating revenues by location of customers, and the percentage of total consolidated operating revenues represented thereby:

	Three months ended June 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (1)		€		U.S.$ (1)

North America	174.3	31%	272.7	31%	167.4	29%	225.9	29%
Central and South Americas	36.2	6%	56.6	6%	51.8	9%	69.8	9%
Europe, Africa and Middle East	183.4	33%	287.6	33%	224.0	39%	300.1	39%
Asia Pacific	165.0	30%	257.3	30%	127.9	23%	173.1	23%

Total	559.0	100%	874.1	100%	571.1	100%	768.7	100%

(1)	Corresponding to the half-year in US dollars less the first quarter in US dollars.

	Six months ended June 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (1)		€		U.S.$ (1)

North America	359.4	31%	548.8	31%	379.2	33%	504.0	33%
Central and South Americas	71.0	6%	108.4	6%	105.9	9%	140.7	9%
Europe, Africa and Middle East	397.3	35%	606.7	35%	369.8	32%	491.4	32%
Asia Pacific	316.3	28%	483.0	28%	308.4	27%	409.9	27%

Total	1,144.0	100%	1,746.9	100%	1,163.3	100%	1546.0	100%

(1)	Dollars amounts represent euros amounts converted at the average exchange rate of U.S.$1.527 per € in 2008, and of U.S.$1.329 per € in 2007.

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English translation from the French
Note 6— Other revenues (expenses)
Other revenues amounted to €10.5 million for the six months ended June 30, 2008 compared to €9.4 million for the six months ended June 30, 2007.
Other revenues in 2008 included primarily a €8.7 million gain on foreign exchange hedging activities and a €3.6 million gain resulted from the sale of 407 Ardiseis shares to TAQA. The costs incurred as well as the assets scrapped due to the loss of propulsion incident on the Symphony in late April, 2008 were totally offset by an insurance indemnity of €12 million, of which €10.8 million has been paid.
Other revenues in 2007 included primarily a €9.5 million gain on foreign exchange hedging activities.
Note 7 –commitments and contingencies
Capital expenditures commitments, other commitments and contingencies
On March 14, 2008, CGG Veritas and Eidesvik Offshore amended their agreement for Eidesvik to supply to CGG Veritas two large seismic vessels to be newly built, for a total contract value of approximately U.S.$420 million (U.S.$377 million, previously). The two vessels will be delivered in 2010 under 12-year time charter agreements.
On June 13, 2008, CGG Veritas Services SA entered into a lease agreement with Genefim and Finamur for the financing of the construction of the new Services head office building in Massy.  The construction contract has been executed between Bouygues Immobilier and Genefim and Finamur who own the building.
The amount of the lease agreement is approximately €80 million and has a term of 12 years from delivery of the new building. However, CGG Veritas Services SA has a purchase option which can be exercised as from the end of the 6th year of the lease until termination of the agreement.
On June 17, 2008, we entered into an undertaking agreement with Hertel Investissement to sell our existing land and buildings in Massy for a total amount of €27.3 million with a lease agreement attached, to be executed between CGG Veritas Services and Hertel Investissement at the end of 2008. We will stay in our current premises until the delivery of the new building by Bouygues Immobilier in 2010. The carrying value (€11.1 million) of those assets has been classified as “assets held for sale” in the balance sheet at June 30, 2008.
Litigation and other risks
On July 7, 2008, CGG Veritas sent a writ of summons to Arrow Seismic ASA claiming damages of approximately U.S.$70 million. CGG Veritas claims that Arrow Seismic ASA discontinued the negotiations for a mid-term charter for a new-build 3D vessel as a consequence of PGS’s purchase of Arrow, although we considered a binding agreement had been entered into between the parties due to the advanced stage of negotiations.
The Group has several ongoing and recently notified tax audits which are not expected to be material.
Note 8— Related party transactions
Operating transactions
Louis Dreyfus Armateurs (“LDA”) provides ship management services for a portion of our fleet. Charter party contracts associated with these services are concluded at arm’s length. Accounts payable to LDA were €1.9 million at June 30, 2008. Total net charges paid during the six months ended June 30, 2008 for the provision of ship management services amounted to €6.6 million, and the future commitments for such services to LDA were €49.1 million.
LDA is the owner, together with the Group, of Geomar, owner of the seismic vessel Alizé. Geomar is a company consolidated by full consolidation. Geomar provides vessel charter services to LDA. Charter party contracts

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associated with these services are concluded at arm’s length. Total net revenues received during the six months ended June 30, 2008 for the provision of vessel charter services amounted to €5.3 million.
For the six months ended June 30, 2008 the sales of geophysical equipment from Sercel to Argas, which is 49% owned by the Group, amounted to €13.1 million, representing approximately 1.1% of Group revenues.
For the six months ended June 30, 2008 the sales of geophysical equipment from Sercel to JV Xian Peic/Sercel Limited, which is 40% owned by the Group, amounted to €3.0 million, representing less than 0.5% of Group revenues.
For the six months ended June 30, 2008, the sales of geophysical equipment from Tronic’s, which is 16% owned by the Group, to Sercel amounted to €4.6 million.
Financing
No credit facility or loan was granted to the Company by Group shareholders during the six months ended June 30, 2008 and June 30, 2007.
Note 9— Subsequent events
No significant subsequent event occurred since June 30, 2008.

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English translation from the French
ACTIVITIES REPORT FOR THE SIX MONTHS ENDED JUNE 30, 2008
Part 2: PRESENTATION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Factors affecting results of operations
Group organization
We report financial information by operating segment in accordance with our internal reporting system and the internal segment information that is used to manage and measure our performance.
We divide our business into two operating segments, geophysical services and geophysical equipment.
Our geophysical services segment comprises:
-	“Land” contracts: seismic data acquisition for land, transition zones and shallow water undertaken by us on behalf of a specific client;

-	“Marine” contracts: seismic data acquisition offshore undertaken by us on behalf of a specific client;

-	“Multi-client” contracts: seismic data acquisition undertaken by us and licensed to a number of clients on a non-exclusive basis; and

-	“Processing & Imaging”: processing and imaging and interpretation of geophysical data, data management and reservoir studies for third parties (non-exclusive) or dedicated (for one client).
Our Geophysical Equipment segment, which we conduct through Sercel Holding S.A. and its subsidiaries, is our manufacturing and sales activities for seismic equipment used for data acquisition, both on Land and Marine.
Geophysical Market environment
Overall demand for geophysical services and equipment is dependent upon spending by oil and gas companies for exploration development and production and field management activities. We believe the level of spending of such companies depends on their assessment of their ability to efficiently supply the oil and gas market in the future and the current balance of hydrocarbon supply and demand.
The geophysical market has historically been cyclical, with notably a trough in 1999 following a sharp drop in the price of oil to U.S.$10 per barrel. We believe many factors contribute to the volatility of this market, such as the geopolitical uncertainties that can harm the confidence and visibility that are essential to our clients’ long-term decision-making processes and the expected balance in the mid to long term between supply and demand for hydrocarbons.
For the last three years the geophysical market has enjoyed sustained growth, recovering from a previous period of under-investment. We believe this growth is based on the following solid fundamentals:
-	Oil and gas companies (including both the international oil companies and the national oil companies) and the large oil and gas consuming nations have perceived a growing and potentially lasting imbalance between reserves and future demand for hydrocarbons. A rapid rise in world consumption requirements, particularly in China and India, has resulted in demand for hydrocarbons growing more rapidly than anticipated. At the same time, excess production capacity of the OPEC has appeared to reach historical lows, increasing the focus on existing production capacities and reserves replacement.

-	The recognition of an imbalance between hydrocarbon supply and demand, combined with low reserve replacement rates, has led the oil and gas industry to significantly increase capital expenditure in exploration and production. The seismic services market generally benefits from this spending since seismic services are an important element in the search for new reserves and optimization of existing reservoirs.

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English translation from the French
With the oil industry continuing to move into increasingly deeper-water areas in its exploration efforts, we believe that offshore seismic – particularly better-resolution 3D seismic and above all wide-azimuth seismic in the Gulf of Mexico – will be a main driver of seismic demand growth.
In addition, because of the unfavorable oil price environment prevailing at the time, less than 10% of the geographical blocks auctioned in 1995-2000 have been explored. We expect numerous exploration leases to expire in potentially promising hydrocarbon basins through the end of the decade. The next auction of acreage in the Gulf of Mexico area is due in August 2008 and March 2009 for the West Texas part, and the Central Texas part, respectively, after the latest one held in July 2008.
The rising cost of seismic acquisition has driven a strong rebound in multi-client activity, as it provides oil companies with a relatively low-cost data alternative. This is particularly true in the Gulf of Mexico where recent large oil and gas discoveries have renewed considerable interest in the relevant governments’ auctions of available blocks.
The strong technological developments in seismic services over the last decade have prompted an important step-change for the sector. The development of 4D and wide-azimuth techniques, providing time lapse views and enhanced illumination of the reservoir as well as improved image resolution, now allows operators to better locate and monitor reservoir performance, broadening the use of seismic techniques from pure exploration (early cycle) into a tool for reservoir development, management and production (late cycle). Importantly, these techniques require more vessel time than traditional data acquisition. For example, three to six times more vessel time is required to shoot wide–azimuth data than traditional 3D.
Seismic imaging has also improved significantly over the past decade as computer processing has enabled the analysis of ever more sophisticated data sets. Yet 3D seismic still only supplies one form of information, namely geological interpretation. Seismic uses an acoustic wave to indicate whether a possible hydrocarbon trap exists within the earth but it is limited in its ability to determine what kind of fluid is in that trap. As the cost of drilling has increased significantly, any technique that can improve drilling success rates is of interest to oil companies.
The electromagnetic (EM) surveying potentially offers a technique for the detection of hydrocarbons that is complementary to traditional seismic. EM uses a low frequency electromagnetic wave and measures resistivity changes within the earth, giving it the potential to provide important information regarding fluid types. EM is well established in the academic geophysical world but its commercial application is still in its infancy. Oil companies are in the early adoption phase, largely as a risk reduction measure to determine whether EM can assist in determining whether drilling should go ahead.
We believe that combining different types of information is the key to extracting the greatest value from geophysical data sets. Studies have shown it is possible to predict reservoir properties across the lateral extent of a field by combining EM and seismic measurements, calibrated with well-log data.
Our strong belief that the industry needed to consolidate and our goal of giving our business the critical mass to become an efficient global force in the full service seismic market led us to merge with Veritas Inc. on January 12, 2007 as described in our Registration Document for the year ended December 31, 2007.
Foreign Exchange Fluctuations
As a company that derives a substantial amount of its revenue from sales internationally, our results of operations are affected by fluctuations in currency exchange rates.
In order to present trends in our business that may be obscured by currency fluctuations, we have translated certain euro amounts in this Presentation and Analysis of Financial Conditions and Results of Operations into U.S. dollars. For further information, see “Trend Information—Currency Fluctuations”.
Acquisitions and divestitures
On May 27, 2008, Sercel acquired Metrolog, a privately held company, for an amount of €25.7 million paid in

35

English translation from the French
cash (including advisory and legal fess). Metrolog is a leading provider of high pressure, high temperature gauges and other downhole instruments to the oil and gas industry. The acquisition is expected to be accretive to Sercel and to CGG Veritas earnings per share (EPS) in 2008.
The purchase price allocation resulted in a preliminary goodwill of €14.3 million.
On June 25, 2008, in conjunction with the Oman business transfer from Veritas DGC Ltd to Ardiseis FZCO, CGG Veritas SA subscribed to the increase of 805 shares in the capital of its subsidiary Ardiseis FZCO, and sold 407 Ardiseis FZCO shares to Industrialization & Energy Services Company (TAQA) for a total consideration of U.S.$11.8 million. At the end of this transaction the Group’s percentage of interest in Ardiseis remains unchanged at 51%.
On June 16, 2008, a new subsidiary, “CGG Veritas Technology Services (Beijing) Co. Ltd.”, fully owned by the Group, was created in China. This high profile technology centre will mainly encompass the three following activities: research & development, the sale of hardware and software support services and data processing services.
New stock-option plan and performance shares allocation plan
On March 14, 2008, the board of directors decided to allocate 1,188,500 stock-options to senior executives and other employees of the Group. The subscription price was set at €32.57. These options have an eight-year duration. They are vested by one-third each year over a three-year period and can be exercised at any time. However, French tax residents must keep the shares they receive as a result of the options exercised in registered form from the exercise date until March 14, 2012. Except in limited circumstances set forth in the plan regulations, employees leaving the Group will lose their vested unexercised options if they are not exercised before the end of the notice period.
On March 14, 2008, the board of directors also decided to allocate a maximum amount of 459,250 performance shares to senior executives and certain other employees of the Group appointed by it. These shares will be allocated at the end of a two-year allocation period expiring on the later of March 14, 2010 or the date of the shareholders’ meeting convened to approve the 2009 financial statements. Such allocation will be final provided (i) the board resolves that the performance conditions provided for by the plan regulations, i.e. the achievement in fiscal years 2008 and 2009 of a minimum average consolidated net earning per share and an average operating income of either the Group, the Services segment or the Equipment segment depending upon the segment to which each beneficiary belongs and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-year period as from the allocation date before they can be sold.
Subsequent events
No significant subsequent event occurred since June 30, 2008.
Backlog
Our backlog at July 1, 2008 was €1.1 billion (U.S.$1.7 billion).
Three months ended June 30, 2008 compared with three months ended June 30, 2007
The comments relating to the activity set forth below are made on the basis of the consolidated results for the three months ended June 30, 2008 and the consolidated results for the three months ended June 30, 2007.
Operating revenues
The following table sets forth our consolidated operating revenues by business line, and the percentage of total consolidated operating revenues represented thereby:

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English translation from the French

	Three months ended June 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (2)		€		U.S.$ (2)

Land	97.6	17%	153.6	17%	91.9	16%	124.0	16%
Marine	232.2	42%	362.9	42%	230.9	40%	310.8	40%
Processing & Imaging	61.8	11%	96.6	11%	66.9	12%	90.0	12%
Merger adjustment (1)	—	—	—	—	0.2	0%	0.3	0%

Total Services	391.6	70%	613.1	70%	389.9	68%	525.1	68%
Equipment	167.4	30%	261.0	30%	181.2	32%	243.6	32%

Total	559.0	100%	874.1	100%	571.1	100%	768.7	100%

(1)	Elimination of January 1 to January 12, 2007 operating revenues since the merger with Veritas was effective on January 12, 2007

(2)	Corresponding to the half-year in U.S.$ less the first quarter in U.S.$
Our consolidated operating revenues for the three months ended June 30, 2008 decreased 2% to €559.0 million from €571.1 million for the comparable period of 2007 due principally to the negative impact of the €/U.S.$ exchange rate. Expressed in U.S dollars, our consolidated operating revenues increased 14% to U.S.$874.1 million in the three months ended June 30, 2008 from U.S.$768.7 million for the comparable period of 2007. This increase was primarily attributable to our Services segment.
Services
Operating revenues for our Services segment (excluding internal sales) were stable at €391.6 million for the three months ended June 30, 2008 compared to €389.9 million for the period ended June 30, 2007. In U.S. dollar terms, operating revenues increased 17% to U.S.$613.1 million for the three months ended June 30, 2008 from U.S.$525.1 million for the comparable period of 2007. This increase was primarily supported by increasing multi-client sales and continued growth in the exclusive contract market, partially offset as anticipated by a lower vessel availability and production rate of 86% and 80%, respectively.
Marine
Operating revenues from our Marine business line for the three months ended June 30, 2008 were stable at €232.2 million compared to €230.9 million for the period ended June 30, 2007 (and increased 17% in U.S. dollar terms).
Contract revenues increased 2% to €136.5 million for the three months ended June 30, 2008 from €133.6 million for the comparable period 2007 (and increased 19% in U.S. dollar terms) in an undersupplied market. We operated 75% of our high-end 3D fleet on contract, mainly in the Eastern Hemisphere. During the quarter, we experienced docks and a loss of propulsion incident on the Symphony. All vessels including the Symphony were in operation in June. Contract revenues accounted for 59% of marine revenues for the three months ended June 30, 2008 compared to 58% for the comparable period of 2007.
Multi-client data library revenues decreased 2% to €95.8 million for the three months ended June 30, 2008 from €97.3 million for the comparable period of 2007 (and increased 14% in U.S. dollar terms). Prefunding was €62.8 million in the three months ended June 30, 2008 compared to €58.2 million for the three months ended June 30, 2007, with a prefunding rate of 87% compared to 74%, driven by stronger sales for our leading wide-azimuth programs. The Vision and the Vanquish continued work on the Garden Banks high resolution wide-azimuth survey in the Gulf of Mexico. After-sales decreased 8% to €33.0 million for the three months ended June 30, 2008 from €38.6 million for the comparable period of 2007 (and decreased 3% in U.S. dollar terms).
Land
Operating revenues from our Land business line increased 6% to €97.6 million for the three months ended June 30, 2008, from €91.9 million for the comparable period of 2007 (and increased 24% in U.S. dollar terms).

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English translation from the French
Contract revenues decreased 3% to €69.8 million for the three months ended June 30, 2008 from €71.8 million for the comparable period 2007 (and increased 14% in U.S. dollar terms) due to growing demand for higher resolution data and increased take-up for advanced technology. Contracts revenues accounted for 72% of Land revenues for the three months ended June 30, 2008 compared to 78% for the comparable period of 2007. We operated on average sixteen crews in selected locations with eleven crews in the Eastern Hemisphere and five crews in the Western Hemisphere.
Multi-client data library revenues increased 38% to €27.8 million for the three months ended June 30, 2008 from €20.1 million for the comparable period of 2007 (and increased 58% in U.S. dollar terms). The prefunding rate was 47% as new programs were launched in Canada. After-sales revenue increased 45% to €18.5 million for the three months ended June 30, 2008 compared to €12.8 million for the three months ended June 30, 2007.
Processing & Imaging
Operating revenues from our Processing & Imaging business line decreased to €61.8 million for the three months ended June 30, 2008 from €66.9 million for the comparable period of 2007. In U.S. dollar terms, operating revenues increased 7% based on the strengthened position and take-up of our new high-end imaging and depth migration technologies.
Equipment
Operating revenues for our Equipment segment decreased 8% to €179.9 million for the three months ended June 30, 2008 from €196.2 million for the comparable period of 2007. In U.S. dollar terms, revenues increased 7% from U.S.$264 million for the three months ended June 30, 2007 to U.S.$281.4 million for the comparable period of 2008. Sales of land and marine equipment benefited equally from the increase, with continuing acceptance of Sercel’s leading new generation products, 428XL and Sentinel.
Operating revenues (excluding intra-group sales) decreased 7% to €167.4 million compared to €181.2 million for the comparable period in 2007 and increased 7% in U.S. dollar terms.
Operating expenses
Cost of operations, including depreciation and amortization, increased slightly to €403.3 million for the three months ended June 30, 2008 from €396.3 million for the comparable period of 2007. As a percentage of operating revenues, cost of operations increased to 72% for the three months ended June 30, 2008 from 69% for the comparable period of 2007, principally due to the negative impact of the €/U.S.$ exchange rate because a significant part of our costs of operations are denominated in euros while operating revenues are denominated in U.S. dollars. As a result, gross profit decreased by 11% to €155.8 million for the three months ended June 30, 2008 from €174.9 million for the comparable period of 2007, representing 28% and 31% of operating revenues, respectively.
Research and development expenditures decreased 52% to €7.7 million for the three months ended June 30, 2008, from €15.9 million for the comparable period of 2007, representing 1% and 3% of operating revenues, respectively.
Selling, general and administrative expenses decreased 6% to €60.2 million for the three months ended June 30, 2008 from €64.3 million for the comparable period of 2007. As a percentage of operating revenues, selling, general and administrative costs were stable at 11%.
Operating income
Other revenues increased to €8.2 million for the three months ended June 30, 2008 from €5.8 million for the comparable period of 2007. Other revenues in 2008 included primarily a €5.2 million gain on foreign exchange hedging activities and a €3.6 million gain resulting from the sale of 407 Ardiseis shares to TAQA. The costs incurred as well as the assets scrapped due to the loss of propulsion incident on the Symphony were totally offset by an insurance indemnity of €12 million, of which €10.8 million has been paid.

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English translation from the French
Other revenues in 2007 included primarily a €5.4 million gain on foreign exchange hedging activities.
Our operating income decreased 4% to €96.1 million for the three months ended June 30, 2008 from €100.5 million for the comparable period of 2007.
Operating income for our Services segment increased 16% to €52.7 million for the three months ended June 30, 2008 from €45.5 million for the comparable period of 2007 (and increased 35% in U.S. dollar terms).
Operating income from our Equipment segment decreased 20% to €53.9 million for the three months ended June 30, 2008 from €67.3 million for the comparable period of 2007 (and decreased 7% in U.S. dollar terms).
Financial income and expenses
Cost of net financial debt decreased 30% to €18.4 million for the three months ended June 30, 2008 from €26.2 million for the comparable period of 2007 (and decreased 18% in U.S. dollar terms). This decrease was mainly due to the favorable impact of the €/U.S.$ exchange rate on our cost of financial debt and a lower level of debt due to the early repayment of U.S.$100 million of our Term Loan B senior facility on June 29, 2007.
Other financial income was a gain of €0.1 million for the three months ended June 30, 2008 compared to a gain of €0.6 million for period ended June 30, 2007.
Income taxes
Income tax expenses decreased to €26.2 million for the three months ended June 30, 2008 from €31.0 million for the comparable period of 2007.
The effective tax rate for the second quarter of 2008 was 34% compared to 41% for the same period of 2007 due to tax planning effects.
Before currency translation effects on income taxes and permanent difference related to share-based compensation cost, the effective tax rate was 29% for the second quarter of 2008 compared to 41% for the same period of 2007.
Equity in income (losses) of affiliates
Income from investments accounted for under the equity method decreased to €0.2 million for the three months ended June 30, 2008 from €0.7 million for the comparable period of 2007. This item corresponds essentially to our share in the income of Argas, our joint venture in Saudi Arabia.
Net income
Net income increased to €51.8 million for the three months ended June 30, 2008 from €44.6 million for the comparable period of 2007 as a result of the factors discussed above.
Six months ended June 30, 2008 compared with six months ended June 30, 2007
The comments relating to the activity set forth below are made on the basis of the consolidated results for the six months ended June 30, 2008 and the consolidated results for the six months ended June 30, 2007 (excluding the results of Veritas for the period from January 1, 2007 to January 11, 2007, since the merger was effective on January 12, 2007).
Operating revenues
The following table sets forth our consolidated operating revenues by business line, and the percentage of total consolidated operating revenues represented thereby:

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English translation from the French

	Six months ended June 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (2)		€		U.S.$ (2)
Land	227.4	20%	347.3	20%	216.8	19%	288.2	19%
Marine	470.4	41%	718.4	41%	480.5	40%	638.5	40%
Processing & Imaging	127.1	11%	193.9	11%	135.3	12%	179.8	12%
Merger adjustment (1)	—	—	—	—	(17.0)	-1%	(22.6)	-1%

Total Services	824.9	72%	1,259.6	72%	815.6	70%	1,083.9	70%
Equipment	319.1	28%	487.3	28%	347.7	30%	462.1	30%

Total	1,144.0	100%	1,746.9	100%	1,163.3	100, %	1,546.0	100, %

(1)	Elimination of January 1 to January 12, 2007 operating revenues since the merger with Veritas was effective on January 12, 2007

(2)	Dollar amounts represent euros amounts converted at the average exchange rate of U.S.$1.527 per € in 2008, and of U.S.$1.329 per € in 2007.
Our consolidated operating revenues for the six months ended June 30, 2008 decreased 2% to €1,144.0 million from €1,163.3 million for the comparable period of 2007 (and increased 13% in U.S. dollar terms) due principally to the negative impact of the €/U.S.$ exchange rate. Expressed in U.S dollars, our consolidated operating revenues increased 13% to U.S.$1,746.9 million for the six months ended June 30, 2008 from U.S.$1,546.0 million for the comparable period of 2007. This growth was driven by sustained sales of Sercel equipment and a high level of land and marine contract activity in our Services segment. The euro and dollar figures for the six months ended June 30, 2007 are after elimination of a U.S.$22.6 million in 2007 Veritas revenues between January 1 and January 12, 2007, the effective date of the merger of CGG and Veritas.
Services
Operating revenues for our Services segment (excluding internal sales) increased 1% to €824.9 million for the six months ended June 30, 2008 from €815.6 million for the comparable period of 2007, not including €16.5 million of Veritas’ operating revenues for the first twelve days of 2007 prior to the merger, and increased 16% in U.S. dollar terms.
Marine
Operating revenues from our marine business line for the six months ended June 30, 2008 decreased 2% to €470.4 million from €480.5 million for the comparable period of 2007 (and increased 13% in U.S. dollar terms).
Contract revenues increased 10% to €295.6 million in the six months ended June 30, 2008 from €269.4 million for the comparable period 2007 in an undersupplied market (and increased 26% in U.S. dollar terms). Contract revenues accounted for 63% of marine revenues for the six months ended June 30, 2008 compared to 56% for the comparable period of 2007.
Multi-client data library revenues decreased 17% to €174.8 million for the six months ended June 30, 2008 from €211.1 million (and decreased 5% in U.S. dollar terms) for the comparable period of 2007. Prefunding was stable at €115.3 million. The Vision and the Vanquish pursued work on the Garden Banks wide-azimuth survey in the Gulf of Mexico while the Viking completed the acquisition phase of the Walker Ridge. After-sales decreased to €59.5 million for the six months ended June 30, 2008 from €92.9 million for the comparable period of 2007 due to quarterly fluctuations that negatively impacted the first three months of 2008.
Land
Operating revenues from our Land business line increased 5% to €227.4 million for the six months ended June 30, 2008 from €216.8 million for the comparable period of 2007 (and increased 21% in U.S. dollar terms) due to a growing a demand in for higher resolution data.

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English translation from the French
Contract revenues increased 11% to €173.3 million from €155.6 million for the comparable period of 2007 (and increased 28% in U.S. dollar terms). Contract revenues accounted for 76% of Land revenues for the six months ended June 30, 2008 compared to 72% for the comparable period of 2007.
Multi-client data library revenues decreased 11% to €54.2 million for the six months ended June 30, 2008 from €61.2 million for the comparable period of 2007 (and increased 2% in U.S. dollar terms). Prefunding was €18.7 million for the six months ended June 30, 2008 compared to €26.8 million for the six months ended June 30, 2007. After-sales revenue increased 3% to €35.4 million for the six months ended June 30, 2008 from €34.4 million for the six months ended June 30, 2007 (and increased 18% in U.S. dollar terms) despite quarterly fluctuations in the first three months of 2008
Processing & Imaging
Operating revenues from our Processing & Imaging business line decreased 6% to €127.1 million for the six months ended June 30, 2008 from €135.3 million for the comparable period of 2007, and increased 8% in U.S. dollar terms based on increased data volumes and our strengthened position in high-end imaging technologies.
Equipment
Operating revenues for our Equipment segment decreased 8% to €368.7 million for the six months ended June 30, 2008 from €400.6 million for the comparable period of 2007. In U.S. dollar terms, revenues increased 6% to U.S.$563 million for the six months ended June 30, 2008 from U.S.$532 million for the comparable period of 2007. Excluding intra-group sales, operating revenues decreased 8% to €319.1 million compared to €347.8 million for the comparable period in 2007, but increased 6% in U.S. dollar terms. Sales during the period increased primarily for marine equipment, while sales of land equipment recovered after a temporary decline during the first three months of the period.
Operating expenses
Cost of operations, including depreciation and amortization, increased 1% to €788.2 million for the six months ended June 30, 2008 from €782.4 million for the comparable period of 2007. As a percentage of operating revenues, cost of operations increased to 69% for the six months ended June 30, 2008 from 67% for the comparable period of 2007. Gross profit decreased 7% to €356.2 million for the six months ended June 30, 2008 from €381.3 million for the comparable period of 2007, representing 31% and 33% of operating revenues, respectively.
Research and development expenditures decreased 21% to €24.2 million for the six months ended June 30, 2008, from €30.7 million for the comparable period of 2007, representing 2% and 3% of operating revenues, respectively.
Selling, general and administrative expenses increased 6% to €123.0 million for the six months ended June 30, 2008 from €116.1 million for the comparable period of 2007. Share-based compensation expense increased to €11.9 million for the six months ended June 30, 2008 from €8.9 million for the comparable period of 2007 due to a higher number of beneficiaries. Selling, general and administrative expenses have represented 11% of the operating revenues for the six months period ending June 30, 2008 from 10% for the comparable period of 2007.
Operating income (loss)
Other revenues increased to €10.5 million for the six months ended June 30, 2008 from €9.4 million for the comparable period of 2007. Other revenues in 2008 included primarily a €8.7 million gain on foreign exchange hedging activities and a €3.6 million gain resulting from the sale of 407 Ardiseis shares to TAQA. The costs incurred as well as the assets scrapped due to the loss of propulsion incident on the Symphony were totally offset by an insurance indemnity of €12 million, of which €10.8 million has been paid. Other revenues in 2007 included primarily a €9.5 million gain on foreign exchange hedging activities.

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English translation from the French
Our operating income decreased 10% to €219.5 million for the six months ended June 30, 2008 from €244.0 million for the comparable period of 2007.
Operating income for our Services segment decreased 3% to €141.8 million for the six months ended June 30, 2008 from €146.7 million for the comparable period of 2007.
Operating income for our Equipment segment decreased 16% to €114.0 million for the six months ended June 30, 2008 from €136.3 million for the comparable period of 2007.
Financial income and expenses
Cost of net financial debt decreased 31% to €41.2 million for the six months ended June 30, 2008 compared with €60.0 million for the same period of 2007 (and decreased 21% in U.S. dollar terms). This decrease was mainly due to the favorable impact of the €/U.S.$ exchange rate on our cost of financial debt and to a U.S.$10.2 million amortization expense of issuing fees recorded in 2007 for our U.S.$1.6 billion bridge loan facility entered into to finance the cash portion of the Veritas acquisition consideration.
Income taxes
Income tax expenses decreased 11% to €64.3 million for the six months ended June 30, 2008 from €72.0 million for the comparable period of 2007.
The effective tax rate decreased to 36% for the six months ended June 30, 2008 from 39% for the comparable period of 2007 due to tax planning effects.
Before currency translation effects on income taxes and permanent difference related to share-based compensation cost, the effective tax rate was 34% for the first six months of 2008 compared to 39% for the same period of 2007.
Equity in income (losses) of affiliates
Income from investments accounted for under the equity method increased to €3.0 million for the six months ended June 30, 2008 from €1.2 million for the comparable period of 2007. This item corresponds essentially to our share in the income of Argas, our joint venture in Saudi Arabia.
Net income
Net income increased to €115.9 million for the six months ended June 30, 2008 from €113.6 million for the comparable period of 2007 as a result of the factors discussed above.
Liquidity and Capital Resources
Our principal needs for capital are the funding of ongoing operations, capital expenditures, investments in our multi-client data library and acquisitions (such as, most recently, Veritas). We have financed our capital needs with cash flow from operations, borrowings under our US and French revolving facilities, term loan facilities and offerings of senior notes.
We believe that net cash provided by operating activities, the available borrowings under our facilities will be sufficient to meet our liquidity needs for the foreseeable future.
Operations
Net cash provided by operating activities was €334.6 million for the six months ended June 30, 2008 compared to €247.6 million for the comparable period of 2007. Before changes in working capital, net cash provided by operating activities for the six months ended June 30, 2008 was €376.0 million compared to €386.8 million for the comparable period of 2007. Changes in working capital had a negative impact on cash from operating activities of €41.4 million in the first six months ended June 30, 2008 compared to a negative impact of €138.8 million for the comparable period of 2007.

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English translation from the French
Investing activities
Net cash used in investing activities was €294.1 million for the six months ended June 30, 2008 compared to €1,283.1 million for the six months ended June 30, 2007.
We incurred purchases of tangible and intangible assets of €85.1 million for the six months ended June 30, 2008, mainly due to the upgrade of the seismic vessel Alizé with a 14 Sentinel solid streamer configuration and Land recording systems.
In the six months ended June 30, 2008, we also invested €188.5 million in our multi-client library, mainly in the Gulf of Mexico and Brazil. As of June 30, 2008, the net book value of our multi-client data library was €481.2 million compared to €435.4 million as of December 31, 2007.
We acquired Metrolog in the six months ended June 30, 2008 for €21.4 million, net of cash acquired. In the comparable period of 2007, the cash paid for the acquisition of Veritas amounted to €1,049.0 million.
Financing activities
Net cash used in financing activities during the six month period ended June 30, 2008 was €72.9 million compared to €1,064.1 million for the six months ended June 30, 2007.
The total cash requirements related to the acquisition of Veritas on January 12, 2007 were financed by U.S.$700 million drawn under our bridge loan facility (which was repaid with the proceeds of our U.S.$600 million offering of senior notes on February 9, 2007, plus cash on hand) and U.S.$1.0 billion drawn under our Term Loan B facility, of which U.S.$100 million was repaid early on June 29, 2007.
Net debt as of June 30, 2008 was €1,038.1 million (U.S.$1,636.1 million), compared to €1,106.7 million (U.S.$1,629.1) at December 31, 2007. The ratio of net debt to equity decreased to 44% as of June 30, 2008 from 46% at December 31, 2007.
“Net debt” is the amount of bank overdrafts, plus current portion of financial debt, plus financial debt, less cash and cash equivalents. Net debt is presented as additional information because we understand that certain investors believe that netting cash against debt provides a clearer picture of the financial liability exposure. However, other companies may present net debt differently than we do. Net debt is not a measure of financial performance under IFRS and should not be considered as an alternative to any other measures of performance derived in accordance with IFRS.
The following table presents a reconciliation of net debt to financing items of the balance sheet at June 30, 2008 and December 31, 2007:

	June 30,	December 31,
(in millions of euros)	2008	2007

Bank overdrafts	8.3	17.5
Current portion of long-term debt	37.6	44.7
Long-term debt	1,202.1	1,298.8
Less: cash and cash equivalents	(209.9)	(254.3)

Net debt	1,038.1	1,106.7

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English translation from the French
EBITDAS
EBITDAS for the six months ended June 30, 2008 was €446.8 million compared to €468.1 million for the comparable period of 2007. EBITDAS for the six months ended June 30, 2008 included €12.0 million of insurance indemnity related to the loss of propulsion incident on the Symphony.
We define EBITDAS as earnings before interest, tax, depreciation, amortization and share-based compensation cost. Share-based compensation includes both stock options and shares issued under our performance share allocation plans.
EBITDAS is presented as additional information because we understand that it is a measure used by certain investors to determine our operating cash flow and historical ability to meet debt service and capital expenditure requirements. However, other companies may present EBITDAS and related measures differently than we do. EBITDAS is not a measure of financial performance under IFRS or U.S. GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with IFRS or U.S. GAAP.
The following table presents a reconciliation of EBITDAS to net cash provided by operating activity, according to the cash-flow statement, for the periods indicated:

	Six months ended
	June 30,
(in millions of euros)	2008	2007

EBITDAS	446.8	468.1
Other financial income (loss)	(1.1)	0.3
Variance on Provisions	1.1	(0,6)
Net gain on disposal of fixed assets	(1.6)	0,1
Dividends received from affiliates	1.1	5,2
Other non-cash items	3.0	(4,3)
Income taxes paid	(73.3)	(82,1)
Change in trade accounts receivables	(10.0)	(89,9)
Change in inventories	(27.6)	(20,5)
Change in other current assets	(1.8)	11,3
Change in trade accounts payables	12.8	(23,6)
Change on other current liabilities	(4.2)	(16,3)
Impact of changes in exchange rate	(10.6)	(0,2)

Net cash provided by operating activity	334.6	247,6

Contractual obligations
The following table sets forth our future cash obligations at June 30, 2008:

	Payments Due by Period
	Less than 1 year	2-3 years	4-5 years	After 5 years	Total
	(in millions of euros)

Financial Debt	26.2	49.5	18.9	1,100.3	1,194.9
Capital Lease Obligations (not discounted)	5.6	33.5	—	—	39.1
Operating Leases	101.9	136.1	83.4	147.1	468.5
Other Long-Term Obligations (bond interest)	45.0	90.0	90.0	129.5	354.5

Total Contractual Cash Obligations	178.7	309.1	192.3	1,376.9	2,057.0

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English translation from the French
Reconciliation to U.S. GAAP
Summary of differences between IFRS and U.S. GAAP
The consolidated financial statements have been prepared in accordance with the “International Financial Reporting Standards” (IFRS), which differ on certain material issues from the accounting principles generally admitted in the United States (U.S. GAAP). The principal differences between IFRS and U.S. GAAP and necessary adjustments are summarized below.
Pension plan
Pursuant to an exemption provided by IFRS 1 “First-time adoption of IFRS”, CGG Veritas has elected to record unrecognized actuarial gains and losses as of January 1, 2004 to retained earnings. Under U.S. GAAP, this exemption is not applicable, which generates a difference resulting from the amortization of actuarial gains and losses recognized in statement of income.
Under IFRS, in accordance with IAS 19 – Revised, actuarial gains or losses are recognized in the statement of recognized income and expense (SORIE) attributable to shareholders.
Under US GAAP, the Group applies Statement 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plan, an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, effective for fiscal years ending after December 15, 2006.
Gains or losses are amortized over the remaining service period of employees expected to receive benefits under the plan, and therefore recognized in the income statement.
Development costs
Under IFRS, expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if:
-	the project is clearly defined, and costs are separately identified and reliably measured,

-	the product or process is technically and commercially feasible, and

-	the Group has sufficient resources to complete development.
Under U.S. GAAP, all expenditures related to research and development are recognized as an expense in the income statement.
Derivative instruments and hedging activity
Under IFRS, long-term contracts in foreign currencies (primarily U.S. dollar) are not considered to include embedded derivatives when such contracts are routinely denominated in this currency (primarily U.S. dollar) in the industry.
Under U.S. GAAP, such an exemption does not exist and embedded derivatives in long-term contracts in foreign currencies (primarily U.S. dollar) are recorded in the balance sheet at fair value and revenues and expenses with a non-U.S. client or supplier are recognized at the forward exchange rate negotiated at the beginning of the contract. The variation of fair market value of the embedded derivative foreign exchange contracts is recognized in the income statement in the line item “Other financial income (loss)”.

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English translation from the French
Reconciliation of EBITDAS to U.S. GAAP

	June 30,
	2008	2007
in millions of euros	(unaudited)	(unaudited)

EBITDAS as reported	446.8	468.1
Reclassification of other income on ordinary activities	—	(0.4)
Actuarial gains (losses) on pension plan	(0.4)	(0.4)
Capitalization of development costs	(4.9)	(4.9)
Derivative instruments	2.9	16.2

EBITDAS according to U.S. GAAP	444.4	478.6

Trend information
Currency fluctuations
Certain changes in operating revenues set forth in U.S. dollars have been derived by converting revenues recorded in euros at the average rate for the relevant period. Such information is presented in light of the fact that most of our revenues are denominated in U.S. dollars while our consolidated financial statements are presented in euros, as the Company is French. Converted figures are presented only to assist in an understanding of our operating revenues but are not part of our reported financial statements and may not be indicative of changes in our actual or anticipated operating revenues.
Our business faces foreign exchange risks because a large percentage of our revenues and cash receipts are denominated in foreign currencies. In the years ended December 31, 2007, 2006 and 2005, more than 80% of our operating revenues and approximately two-thirds of our operating expenses were denominated in currencies other than the euro. These included the U.S. dollar and, to a significantly lesser extent, other non-Euro Western European currencies, principally the British pound and Norwegian kroner. In addition, a significant portion of our revenues that were invoiced in euros related to contracts that were effectively priced in U.S. dollars, as the U.S. dollar often serves as the reference currency when bidding for contracts to provide geophysical services to the oil and gas industry.
Fluctuations in the exchange rate of the euro against such other currencies, particularly the U.S. dollar, have had in the past and can be expected in future periods to have a significant effect upon our results of operations. For financial reporting purposes, such depreciation of the U.S. dollar against the euro negatively affects our reported results of operations since U.S. dollar-denominated earnings that are converted to euros are stated at a reduced value. Since we participate in competitive bids for data acquisition contracts that are denominated in U.S. dollars, such depreciation reduces our competitive position against that of other companies whose costs and expenses are denominated in U.S. dollars. An appreciation of the U.S. dollar against the euro has the opposite effect. As a result, our sales and operating income are exposed to the effects of fluctuations in the value of the euro versus the U.S. dollar. In addition, our exposure to fluctuations in the euro/U.S. dollar exchange rate has considerably increased over the last few years due to increased sales outside Europe. Based upon the level of operations reached in year 2007, and given the portfolio of currencies, a 10 cents variance of the U.S. dollar against the euro would impact by approximately 40 million dollars our dollar equivalent-value results of operations.
We attempt to match foreign currency revenues and expenses in order to balance our net position of receivables and payables denominated in foreign currencies. For example, charter costs for our vessels, as well as our most important computer hardware leases, are denominated in U.S. dollars. Nevertheless, during the past five years such dollar-denominated expenses have not equaled dollar-denominated revenues principally due to personnel costs payable in euros.
In addition, to be protected against the reduction in value of future foreign currency cash flows, we follow a policy of selling U.S. dollars forward at average contract maturity dates that we attempt to match with future net U.S. dollar

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English translation from the French
cash flows (revenues less costs in U.S. dollars) expected from firm contract commitments, generally over the ensuing six months. Our average forward U.S.$/€ exchange rate was 1.475 in the six months ended June 30, 2008 compared to 1.288 in the six months ended June 30, 2007.
We do not enter into forward foreign currency exchange contracts for trading purposes.
Main risk factors that may affect the Group in the six months ending June 30, 2008
The main risk factors to which the Group is subject are detailed in Chapter IV of the Registration Document filed with the Autorité des Marchés Financiers (AMF) on April 23, 2008 and item 3 of the annual report on Form 20-F filed with the Securities and Exchange Commission (SEC) on April 23, 2008. We expect that these risks factors will remain applicable to the Group for the second half of the 2008 financial year.
The annual report on Form-20-F and the Registration Document are available on the website of the Company or on the website maintained by the SEC at www.sec.gov. and the AMF at www.amf-france.org, respectively.
PART 3: CONTROLS AND PROCEDURES
There has been no change in our internal control over financial reporting during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
9.2. Activities report on September 30, 2008
a) Factors affecting results of operations
Group organization
We report financial information by operating segment in accordance with our internal reporting system and the internal segment information that is used to manage and measure our performance.
CGG Veritas divides its business into two operating segments, geophysical services and geophysical equipment.
Our geophysical services segment comprises:
-	“Land” contracts: seismic data acquisition for land, transition zones and shallow water undertaken by us on behalf of a specific client;

-	“Marine” contracts: seismic data acquisition offshore undertaken by us on behalf of a specific client;

-	“Multi-client” contracts: seismic data acquisition undertaken by us and licensed to a number of clients on a non-exclusive basis; and

-	“Processing & Imaging”: processing and imaging and interpretation of geophysical data, data management and reservoir studies for third parties (non-exclusive) or dedicated (for one client).
Our Geophysical Equipment segment, which we conduct through Sercel Holding S.A. and its subsidiaries, is our manufacturing and sales activities for seismic equipment used for data acquisition, both on Land and Marine.
Geophysical Market environment
Overall demand for geophysical services and equipment is dependent upon spending by oil and gas companies for exploration development and production and field management activities. We believe the level of spending of such companies depends on their assessment of their ability to efficiently supply the oil and gas market in the future and the current balance of hydrocarbon supply and demand.

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English translation from the French
The geophysical market has historically been cyclical, with notably a trough in 1999 following a sharp drop in the price of oil to U.S.$10 per barrel. We believe many factors contribute to the volatility of this market, such as the geopolitical uncertainties that can harm the confidence and visibility that are essential to our clients’ long-term decision-making processes and the expected balance in the mid to long term between supply and demand for hydrocarbons.
For the last three years the geophysical market has enjoyed sustained growth, recovering from a previous period of under-investment. We believe this growth is based on the following solid fundamentals:
- Oil and gas companies (including both the international oil companies and the national oil companies) and the large oil and gas consuming nations have perceived a growing and potentially lasting imbalance between reserves and future demand for hydrocarbons. A rapid rise in world consumption requirements, particularly in China and India, has resulted in demand for hydrocarbons growing more rapidly than anticipated. At the same time, excess production capacity of the OPEC has appeared to reach historical lows, increasing the focus on existing production capacities and reserves replacement.
- The recognition of an imbalance between hydrocarbon supply and demand, combined with low reserve replacement rates, has led the oil and gas industry to significantly increase capital expenditure in exploration and production. The seismic services market generally benefits from this spending since seismic services are an important element in the search for new reserves and optimization of existing reservoirs from pure exploration (early cycle) to reservoir development, management and production (late cycle).
The strong technological developments in seismic equipment and services over the last decade have advanced the use of seismic in reservoir development and production, broadening the use of seismic techniques over the overall lifecycle of reservoirs.
Every year, three to four million barrels of new oil have to be found in deeper and more complex basins to offset declining reserve rates. These fundamental trends continue to drive increased demand for high-end seismic equipment and services.
Foreign Exchange Fluctuations
As a company that derives a substantial amount of its revenue from sales internationally, our results of operations are affected by fluctuations in currency exchange rates.
In order to present trends in our business that may be obscured by currency fluctuations, we have translated certain euro amounts in this Presentation and Analysis of Financial Conditions and Results of Operations into U.S. dollars. For further information, see “Trend Information—Currency Fluctuations”.
Acquisitions and divestitures
On May 26, 2008, Sercel acquired Metrolog, a privately held company, for an amount of €25.7 million paid in cash (including advisory and legal fess). Metrolog is a leading provider of high pressure, high temperature gauges and other downhole instruments to the oil and gas industry. The acquisition is expected to be accretive to Sercel and to CGG Veritas earnings per share (EPS) in 2008.
The purchase price allocation resulted in a preliminary goodwill of €14.3 million.
On June 16, 2008, a new subsidiary, “CGG Veritas Technology Services (Beijing) Co. Ltd.”, fully owned by the Group, was created in China. This high profile technology centre will mainly encompass the three following activities: research & development, the sale of hardware and software support services and data processing services.
On June 25, 2008, in conjunction with the transfer of our Oman business from Veritas DGC Ltd to our subsidiary Ardiseis FZCO, CGG Veritas SA subscribed to the increase of 805 shares in the capital of Ardiseis, and sold 407 Ardiseis shares to Industrialization & Energy Services Company (TAQA) for a total consideration of U.S.$11.8 million. At the end of this transaction the Group’s percentage interest in Ardiseis remained unchanged at 51%.

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English translation from the French
New stock-option plan and performance shares allocation plan
On March 14, 2008, the Board of Directors decided to allocate 1,188,500 stock-options to senior executives and other employees of the Group. The subscription price was set at €32.57. These options have an eight-year duration. They are vested by one-third each year over a three-year period and can be exercised at any time. However, French tax residents must keep the shares they receive as a result of the options exercised in registered form from the exercise date until March 14, 2012. Except in limited circumstances set forth in the plan regulations, employees leaving the Group will lose their vested unexercised options if they are not exercised before the end of the notice period.
On March 14, 2008, the board of directors also decided to allocate a maximum amount of 459,250 performance shares to senior executives and certain other employees of the Group. These shares will be allocated at the end of a two-year allocation period expiring on the later of March 14, 2010 or the date of the shareholders’ meeting convened to approve the 2009 financial statements. Such allocation will be final provided (i) the board resolves that the performance conditions provided for by the plan regulations, i.e. the achievement in fiscal years 2008 and 2009 of a minimum average consolidated net earning per share and an average operating income of either the Group, the Services segment or the Equipment segment depending upon the segment to which each beneficiary belongs and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-year period as from the allocation date before they can be sold.
The board of directors meeting held on April 29, 2008 resolved that the performance conditions set forth by the general regulations of the plan dated May 11, 2006 had been fulfilled and, as a result, finally allocated the performance shares to those beneficiaries that were employees or officers of the company or one of its subsidiaries at the time of the final allocation, i.e. May 12, 2008. 47,500 shares were thus allocated.
Subsequent events
No significant subsequent event occurred since September 30, 2008.
Backlog
Our backlog at October 1, 2008 was €1.3 billion (U.S.$1.9 billion).
b) Three months ended September 30, 2008 compared with three months ended September 30, 2007
The comments relating to the activity set forth below are made on the basis of the consolidated results for the three months ended September 30, 2008 and the consolidated results for the three months ended September 30, 2007.
Operating revenues
The following table sets forth our consolidated operating revenues by business line, and the percentage of total consolidated operating revenues represented thereby, during each of the periods stated.

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	Three months ended September 30,
	2008				2007
Except percentages, in millions of	€		U.S.$(1)		€		U.S.$(1)
Land	113.4	16%	174.3	16%	132.8	22%	180.8	22%
Marine	318.0	46%	488.3	46%	239.4	39%	326.7	39%
Processing & Imaging	64.6	9%	99.2	9%	64.6	11%	88.3	11%

Total Services	496.0	72%	761.8	72%	436.8	72%	595.8	72%
Equipment	195.6	28%	300.4	28%	170.4	28%	232.8	28%

Total	691.6	100%	1,062.2	100%	607.2	100%	828.6	100%

(1)	Calculated as the nine months ended September 30, in U.S.$ less the six months ended June 30, in U.S.$.
Our consolidated operating revenues for the three months ended September 30, 2008 increased 14% to €691.6 million from €607.2 million for the comparable period of 2007. This increase was attributable to both the Services and Equipment segments despite the negative impact of the U.S.$/€ exchange rate. Expressed in U.S. dollars, our consolidated operating revenues increased 28% to U.S.$1,062.2 million for the three months ended September 30, 2008 from U.S.$828.6 million for the comparable period of 2007.
Services
Operating revenues for our Services segment (excluding internal sales) increased 14% to €496.0 million for the three months ended September 30, 2008 from €436.8 million for the comparable period of 2007 (and increased 28% in U.S. dollar terms), mainly supported by strong growth in marine contract activity.
Marine
Operating revenues from our Marine business line for the three months ended September 30, 2008 increased 33% to €318.0 million from €239.4 million for the comparable period of 2007 (and increased 49% in U.S. dollar terms). Strengthening multi-client sales, especially for our Wide Azimuth projects, and high vessel availability rate of 95% and vessel production rate of 90% were the main drivers.
Contract revenues increased 66% to €208.3 million in the three months ended September 30, 2008 from €125.5 million for the comparable period of 2007 (and increased 86% in U.S. dollar terms). Contract revenues accounted for 65% of marine revenues for the three months ended September 30, 2008 compared to 52% for the comparable period 2007. We operated 65% of our high-end 3D fleet on contract, mainly in Asia Pacific, the North Sea and the east cost of Canada. All the vessels have realized good performances in the three months ended September 30, 2008.
Multi-client data library revenues decreased 4% to €109.7 million for the three months ended September 30, 2008 from €113.8 million for the comparable period of 2007 (and increased 9% in U.S. dollar terms). Four vessels were acquiring seismic data for our library in the Gulf of Mexico, Brazil and the North Sea in our core geophysical areas. Prefunding was €81.4 million for the three months ended September 30, 2008 compared to €64.1 million the three months ended September 30, 2007, with a prefunding rate of 106% driven by sales of our leading Wide Azimuth programs. After-sales decreased 44% to €27.4 million in the three months ended September 30, 2008.
Land
Operating revenues from our Land business line decreased 15% to €113.4 million for the three months ended September 30, 2008, from €132.8 million for the comparable period of 2007 (and decreased 4% in U.S. dollar terms) due to a decrease of our multi-client library revenues.
Contract revenues decreased 8% to €85.0 million for the three months ended September 30, 2008 from €92.9 million for the comparable period of 2007 (and increased 3% in U.S. dollar terms). We operated on average 19 crews in select locations with 10 crews in the Eastern Hemisphere and 9 crews in the Western Hemisphere. Contract

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revenues accounted for 75% of land revenues for the three months ended September 30, 2008 compared to 70% for the comparable period of 2007.
Multi-client land data library revenues decreased 29% to €28.4 million for the three months ended September 30, 2008 from €39.9 million for the comparable period of 2007 (and decreased 20% in U.S. dollar terms). Prefunding was €15.8 million in the three months ended September 30, 2008 compared to €23.1 million the three months ended September 30, 2007, with a prefunding rate of 88%. After sales were €12.5 million for the three months ended September 30, 2008 compared to €16.8 million for the comparable period of 2007.
Processing & Imaging
Operating revenues from our Processing & Imaging business line were stable at €64.6 million for the three months ended September 30, 2008 and the third quarter ended September 30, 2007 (and increased 13% in U.S.$ terms) based on our strengthened market position, direct award, renewal of three dedicated centers and take-up of our new high-end imaging and depth migration technologies.
Equipment
Operating revenues for our Equipment segment decreased 4% to €204.1 million for the three months ended September 30, 2008 from €213.1 million for the comparable period of 2007. In U.S. dollar terms, revenues increased 8% from U.S.$290.7 million for the three months ended September 30, 2007 to U.S.$313.5 million for the comparable period of 2008. Sales of land equipment, sustained by strong demand, increased to a near- record level, while sales of marine equipment declined somewhat due to the low level of intra-group sales.
Operating revenues, excluding intra-group sales, increased 15% to €195.6 million for the three months ended September 30, 2008 compared to €170.4 million for the comparable period in 2007 and increased 29% in U.S. dollar terms.
Operating expenses
Cost of operations, including depreciation and amortization, increased 3% to €445.1 million for the three months ended September 30, 2008 from €431.5 million for the comparable period of 2007 due to increased activity. As a percentage of operating revenues, cost of operations decreased to 64% for the three months ended September 30, 2008 from 71% for the comparable period of 2007. Gross profit increased 40% to €246.9 million for the three months ended September 30, 2008 from €175.5 million for the comparable period of 2007, representing 36% and 29% of operating revenues, respectively.
Research and development expenditures decreased 7% to €11.3 million for the three months ended September 30, 2008, from €12.2 million for the comparable period of 2007, representing 2% of operating revenues for both periods.
Selling, general and administrative expenses increased 17% to €53.8 million for the three months ended September 30, 2008 from €46.0 million for the comparable period of 2007, representing 8% of operating revenues for the three months ended September 30, 2008 and for the comparable period of 2007. Share-based compensation expenses were stable at €5.7 for the three months ended September 30, 2007 and for the comparable period of 2007.
Other expenses amounted to €1.3 million for the three months ended September 30, 2008 compared to a profit of €3.0 million for the comparable period of 2007.
Goodwill was reduced by €2.0 million as a result of the use of Veritas foreign carry forward losses existing prior to the merger and not recognized as an asset. This reduction of goodwill offsets the symmetrical tax credit recorded in the line item “Other income taxes”.
Operating income
Our operating income increased 51% to €172.8 million for the three months ended September 30, 2008 from €114.7 million for the comparable period of 2007.

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Operating income for our Services segment increased 57% to €112.7 million for the three months ended September 30, 2008 from €71.8 million for the comparable period of 2007 (and increased 76% in U.S. dollar terms).
Operating income from our Equipment segment decreased 8% to €66.7 million for the three months ended September 30, 2008 from €72.4 million for the comparable period of 2007 (and increased 4% in U.S. dollar terms).
Financial income and expenses
Cost of net financial debt decreased 26% to €18.7 million for the three months ended September 30, 2008 from €25.1 million for the comparable period of 2007. This decrease was primarily due to the favorable impact of the U.S.$/€ exchange rate and to a lesser extent to income provided by cash and cash equivalent, offsetting an increase in the interest rate of our floating rate debt.
Other financial income amounted to €4.0 million for the three months ended September 30, 2008 compared to a loss of €2.9 million for the comparable period of 2007 due foreign exchange gains.
Income taxes
Income tax expenses increased to €52.1 million for the three months ended September 30, 2008 from €19.3 million for the comparable period of 2007. The effective tax rate for the third quarter of 2008 was 33% compared to 22% for the same period of 2007.
Before currency translation effects on income taxes and the effects of non-deductibility of our share-based compensation cost, the effective tax rate was 29% for the third quarter of 2008 compared to 28% for the same period of 2007.
Equity in income (losses) of affiliates
Losses from investments accounted for under the equity method were €0.6 million for the three months ended September 30, 2008 compared to income of €1.3 million for the comparable period of 2007. This item corresponds essentially to our share in the income of Argas, our joint venture in Saudi Arabia.
Net income
Net income increased 53% to €105.4 million for the three months ended September 30, 2008 from €68.7 million for the comparable period of 2007 as a result of the factors discussed above.
c) Nine months ended September 30, 2008 compared with nine months ended September 30, 2007
The comments relating to the activity set forth below are made on the basis of the consolidated results for the nine months ended September 30, 2008 and the consolidated results for the nine months ended September 30, 2007 (excluding Veritas results from January 1 to January 11, 2007 since the merger with Veritas was effective on January 12, 2007).
Operating revenues
The following table sets forth our consolidated operating revenues by business line, and the percentage of total consolidated operating revenues represented thereby, during each of the periods stated.

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	Nine months ended September 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (1)		€		U.S.$ (2)

Land	340.8	19%	521.5	19%	349.6	20%	468.9	20%
Marine	788.5	43%	1,206.6	43%	719.7	41%	965.2	41%
Processing & Imaging	191.7	10%	293.2	10%	199.9	11%	268.1	11%
Merger adjustment (1)	—	—	—	—	(16.9)	(1%)	(22.6)	(1%)

Total Services	1,321.0	72%	2,021.5	72%	1,252.4	71%	1,679.6	71%
Equipment	514.6	28%	787.6	28%	518.1	29%	695.0	29%

Total	1,835.6	100%	2,809.1	100%	1,770.5	100%	2,374.6	100%

(1)	Elimination of January 1 to January 12, 2007 operating revenues since the merger with Veritas was effective on January 12, 2007.

(2)	Dollar amounts represent euro amounts converted at the average exchange rate of U.S.$1.53 per € in 2008 and of U.S.$1.341 per € in 2007.
Our consolidated operating revenues for the nine months ended September 30, 2008 increased 4% to €1,835.6 million from €1,770.5 million for the comparable period of 2007. Expressed in U.S. dollars, our consolidated operating revenues increased 18% to U.S.$2,809.1 million for the nine months ended September 30, 2008 from U.S.$2,374.6 million for the comparable period of 2007. This growth was driven by sustained sales of Sercel equipment and a high level of land and marine contract activity in our Services segment. The euro and dollar figures for the nine months ended September 30, 2007 are after elimination of a U.S.$22.6 million in 2007 Veritas revenues between January 1 and January 12, 2007, the effective date of the merger of CGG and Veritas.
Services
Operating revenues for our Services segment (excluding internal sales) increased 5% to €1,321.0 million for the nine months ended September 30, 2008 from €1,252.4 million for the comparable period of 2007 (not including €16.9 million of Veritas’ operating revenues for the first twelve days of 2007 prior to the merger) and increased 20% in U.S. dollar terms due to growth in marine contract activity.
Marine
Operating revenues from our marine business line for the three months ended September 30, 2008 increased 10% to €788.5 million from €719.7 million for the comparable period of 2007 (and increased 25% in U.S. dollar terms) mainly due to a perimeter effect with the launch of the two vessels, the Vision and the Vanquish from mid-2007 and to a lesser extent to the price increase.
Contract revenues increased 28% to €503.9 million for the nine months ended September 30, 2008 from €394.9 million for the comparable period of 2007 (and increased 46% in U.S. dollar terms). Contract revenues accounted for 64% of marine revenues for the nine months ended September 30, 2008 compared to 55% for the comparable period 2007.
Multi-client data library revenues decreased 12% to €284.5 million for the nine months ended September 30, 2008 from €324.8 million for the comparable period of 2007. In U.S. dollar terms, multi-client data library revenues were stable at approximately U.S.$435 million due to a number of highly pre-funded programs in the Gulf of Mexico and Brazil. After-sales decreased 49% to €72.8 million for the nine months ended September 30, 2008 from €141.9 million for the comparable period of 2007 (and decreased 41% in U.S. dollar terms) due to quarterly fluctuations in the first three months of 2008.

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Land
Operating revenues from our Land business line decreased 3% to €340.8 million for the nine months ended September 30, 2008 from €349.6 million for the comparable period of 2007. In U.S. dollar terms, revenues increased 11% for the nine months ended September 30, 2008 from the comparable period of 2007.
Contract revenues increased 4% to €258.3 million for the nine months ended September 30, 2008 from €248.5 million for the comparable period of 2007 (and increased 19% in U.S. dollar terms) due to a growing a demand for higher resolution data. Contract revenues accounted for 76% of Land revenues for the nine months ended September 30, 2008 compared to 71% for the comparable period of 2007.
Multi-client data library revenues decreased 18% to €82.5 million for the nine months ended September 30, 2008 from €101.1 million for the comparable period of 2007 (and decreased 7% in U.S. dollar terms) primarily due to a 21% decrease (in U.S. dollar terms) in prefunding. After-sales decreased 8% to €47.2 million in the nine months ended September 30, 2008 compared to the comparable period of 2007 (and increased 5% in U.S. dollar terms).
Processing & Imaging
Operating revenues from our Processing & Imaging business line decreased 4% to €191.7 million for the nine months ended September 30, 2008 from €199.9 million for the comparable period of 2007. In U.S. dollar terms, revenues increased 9% due to the increased data volume and our strengthened position in high-end imaging technologies.
Equipment
Operating revenues for our Equipment segment decreased 7% to €572.6 million for the nine months ended September 30, 2008 from €613.7 million for the comparable period of 2007. In U.S. dollar terms, revenues increased 6% to U.S.$876.4 million for the nine months ended September 30, 2008 from U.S.$823.1 million for the comparable period of 2007. Operating revenues, excluding intra-group sales, decreased 1% to €514.6 million from €518.1 million for the comparable period in 2007 and increased 13% in U.S. dollar terms. Sales during the period increased primarily for marine equipment, while sales of land equipment were stable over the period due to a slow first quarter.
Operating expenses
Cost of operations, including depreciation and amortization, increased 2% to €1,233.3 million for the nine months ended September 30, 2008 from €1,213.9 million for the comparable period of 2007, due to increased activity. As a percentage of operating revenues, cost of operations decreased to 67% for the nine months ended September 30, 2008 from 68% for the comparable period of 2007. Gross profit increased 8% to €603.0 million for the nine months ended September 30, 2008 from €556.9 million for the comparable period of 2007, representing 33% and 31% of operating revenues, respectively.
Research and development expenditures decreased 17% to €35.5 million for the nine months ended September 30, 2008, from €42.9 million for the comparable period of 2007, representing 2% and 3% of operating revenues, respectively.
Selling, general and administrative expenses increased 8% to €164.8 million for the nine months ended September 30, 2008 from €153.3 million for the comparable period of 2007. As a percentage of operating revenues, selling, general and administrative expenses have represented 9% for the nine months ended September 30, 2008 and 2007. Share-based compensation expenses increased to €17.7 million for the nine months ended September 30, 2008 from €14.4 million for the comparable period of 2007.
Goodwill was reduced by €2 million as a result of the use of Veritas foreign carry-forward losses existing prior to the merger and not recognized as an asset. This reduction of goodwill offsets the symmetrical tax credit recorded in the line item “Income taxes”.

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Operating income (loss)
Other revenues decreased to €9.2 million for the nine months ended September 30, 2008 from €12.4 million for the comparable period of 2007. Other revenues in 2008 included primarily a €8.4 million gain on foreign exchange hedging activities and a €3.6 million gain resulting from the sale of Ardiseis shares to TAQA.
The costs incurred as well as the assets scrapped due to the loss of propulsion incident on the Symphony in April, 2008 were totally offset by an insurance indemnity of €12 million.
Other revenues in 2007 included primarily a €12.4 million gain on foreign exchange hedging activities.
Our operating income increased 9% to €392.2 million for the nine months ended September 30, 2008 from €358.7 million for the comparable period of 2007, despite a weaker U.S. dollar (and increased 25% in U.S. dollar terms).
Operating income for our Services segment increased 16% to €254.4 million for the nine months ended September 30, 2008 from €218.6 million for the comparable period of 2007 (and increased 33% in U.S. dollar terms).
Operating income from our Equipment segment decreased 13% to €180.7 million for the nine months ended September 30, 2008 from €208.7 million for the comparable period of 2007 (and decreased 1% in U.S. dollar terms).
Financial income and expenses
Cost of net financial debt decreased 30% to €59.8 million for the nine months ended September 30, 2008 compared with €85.1 million for the same period of 2007 (and decreased 20% in U.S. dollar terms). This decrease was mainly due to the favorable impact of the U.S.$/€ exchange rate on our cost of financial debt and to a U.S.$10.2 million amortization expense of issuing fees recorded in 2007 for our U.S.$1.6 billion bridge loan facility entered into to finance the cash portion of the Veritas merger consideration.
Other financial income amounted to €2.9 million for the nine months ended September 30, 2008 compared to a loss of €2.5 million for the comparable period of 2007 due to foreign exchange gains.
Income taxes
Income tax expenses increased to €116.5 million for the nine months ended September 30, 2008 from €91.3 million for the comparable period of 2007. The effective tax rate was 35% for the nine months ended September 30, 2008 and 34% for the comparable period of 2007. Before currency translation effects on income taxes and the effects of non-deductibility of our share-based compensation cost, the effective tax rate was 32% for the first nine months of 2008 compared to 35% for the same period of 2007 due to tax planning effects.
Equity in income (losses) of affiliates
Income from investments accounted for under the equity method was stable at €2.4 million for the nine months ended September 30, 2008 and the comparable period of 2007. This item corresponds essentially to our share in the income of Argas, our joint venture in Saudi Arabia.
Net income
Net income increased 21% to €221.2 million for the nine months ended September 30, 2008 from €182.3 million for the comparable period of 2007 as a result of the factors discussed above.
Liquidity and Capital Resources
Our principal needs for capital are the funding of ongoing operations, capital expenditures, investments in our multi-client data library and acquisitions (as Veritas the latest). We have financed our capital needs with cash flow from operations, borrowings under our US and French revolving facilities, term loan B facility and offerings of senior notes.

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We believe that net cash provided by operating activities and the available borrowings under our revolving facilities will be sufficient to meet our liquidity needs for the foreseeable future.
Operating activities
Net cash provided by operating activities was €528.7 million for the nine months ended September 30, 2008 compared to €459.4 million for the comparable period of 2007. Before changes in working capital, net cash provided by operating activities for the nine months ended September 30, 2008 was €652.9 million compared to €636.9 million for the comparable period of 2007. Changes in working capital had a negative impact on cash from operating activities of €124.2 million for the first nine months ended September 30, 2008 compared to a negative impact of €177.5 million for the comparable period of 2007.
Investing activities
Net cash used in investing activities was €421.7 million for the nine months ended September 30, 2008 compared to €1,475.7 million for the nine months ended September 30, 2007.
We incurred purchases of tangible and intangible assets of €118.8 million for the nine months ended September 30, 2008, mainly due to the upgrade of the seismic vessel Alizé with a 14 Sentinel solid streamer configuration and Land recording systems.
In the nine months ended September 30, 2008, we also invested €283.4 million in our multi-client library, mainly in the Gulf of Mexico and Brazil. As of September 30, 2008, the net book value of our multi-client data library was €542.4 million compared to €435.4 million as of December 31, 2007.
We acquired Metrolog in the nine months ended September 30, 2008 for €21.4 million, net of cash acquired. In the comparable period of 2007, the cash paid for the acquisition of Veritas amounted to €1,051.7 million.
Financing activities
Net cash used in financing activities during the nine months ended September 30, 2008 was €51.4 million compared to net cash provided of €1,022.9 million for the nine months ended September 30, 2007.
The total cash requirements related to the acquisition of Veritas on January 12, 2007 were financed by U.S.$700 million drawn under our bridge loan facility (which was repaid with the proceeds of our U.S.$600 million offering of senior notes on February 9, 2007, plus cash on hand) and U.S.$1.0 billion drawn under our term loan B facility with a maturity of 2014, of which U.S.$100 million was repaid early on June 29, 2007.
Net debt as of September 30, 2008 was €1,099.0 million (U.S.$1,571.9 million), compared to €1,106.7 million (U.S.$1,629.1) as of December 31, 2007. The ratio of net debt to equity decreased to 42% as of September 30, 2008 from 46% as of December 31, 2007.
“Net debt” is the amount of bank overdrafts, plus current and non-current portion of financial debt, less cash and cash equivalents. Net debt is presented as additional information because we understand that certain investors believe that netting cash against debt provides a clearer picture of the financial liability exposure. However, other companies may present net debt differently than we do. Net debt is not a measure of financial performance under IFRS and should not be considered as an alternative to any other measures of performance derived in accordance with IFRS.
The following table presents a reconciliation of net debt to financing items of the balance sheet at September 30, 2008 and December 31, 2007:

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	September 30,	December 31,
(in millions of €)	2008	2007

Bank overdrafts	8.0	17.5
Current portion of long-term debt	89.6	44.7
Long-term debt	1,318.9	1,298.8
Less : cash and cash equivalents	(317.5)	(254.3)

Net debt	1,099.0	1,106.7

EBITDAS
EBITDAS for the nine months ended September 30, 2008 was €751.2 million compared to €739.7 million for the comparable period of 2007. EBITDAS for the nine months ended September 30, 2008 included €12.0 million of insurance indemnity related to the loss of propulsion incident on the Symphony vessel.
We define EBITDAS as earnings before interest, tax, depreciation, amortization and share-based compensation cost. Share-based compensation includes both stock options and shares issued under our performance share allocation plans.
EBITDAS is presented as additional information because we understand that it is a measure used by certain investors to determine our operating cash flow and historical ability to meet debt service and capital expenditure requirements. However, other companies may present EBITDAS and related measures differently than we do. EBITDAS is not a measure of financial performance under IFRS or U.S. GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with IFRS or U.S. GAAP.
The following table presents a reconciliation of EBITDAS to Net cash provided by operating activities, according to our cash-flow statement, for the periods indicated:

	Nine months ended September 30,
(in millions of €)	2008	2007

EBITDAS	751.2	739.3
Other financial income	2.9	(2.5)
Variance on Provisions	5.5	4.9
Net gain on disposal of fixed assets	(1.4)	—
Dividends received from affiliates	1.1	5.2
Other non-cash items	(5.5)	(7.8)
Income taxes paid	(100.9)	(102.2)
Change in trade accounts receivables	(118.5)	(128.3)
Change in inventories	(22.4)	(14.1)
Change in other current assets	28.5	6.9
Change in trade accounts payables	(11.4)	(43.5)
Change on other current liabilities	(12.0)	14.7
Impact of changes in exchange rate	11.6	(13.2)

Net cash provided by operating activities	528.7	459.4

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Contractual obligations
The following table sets forth our future cash obligations at September 30, 2008:

	Payments Due by Period
	Less than			After 5
(in millions of €)	1 year	2-3 years	4-5 years	years	Total
	(in millions of €)
Financial Debt	64.3	53.8	21.3	1,204.6	1,344.0
Capital Lease Obligations (not discounted)	4.9	33.2	—	—	38.1
Operating Leases	106.3	132.8	86.3	128.3	453.7
Other Long-Term Obligations (Bonds interests)	47.0	93.9	93.9	137.3	372.1

Total Contractual Cash Obligations	222.5	313.7	201.5	1,470.2	2,207.9

Trend information
Currency fluctuations
Certain changes in operating revenues set forth in U.S. dollars have been derived by converting revenues recorded in euros at the average rate for the relevant period. Such information is presented in light of the fact that most of our revenues are denominated in U.S. dollars while our consolidated financial statements are presented in euros. Converted figures are presented only to assist in an understanding of our operating revenues but are not part of our reported financial statements and may not be indicative of changes in our actual or anticipated operating revenues.
Our business faces foreign exchange risks because a large percentage of our revenues and cash receipts are denominated in foreign currencies. In the years ended December 31, 2007, 2006 and 2005, more than 80% of our operating revenues and approximately two-thirds of our operating expenses were denominated in currencies other than the euro. These included the U.S. dollar and, to a significantly lesser extent, other non-Euro Western European currencies, principally the British pound and Norwegian kroner. In addition, a significant portion of our revenues that were invoiced in euros related to contracts that were effectively priced in U.S. dollars, as the U.S. dollar often serves as the reference currency when bidding for contracts to provide geophysical services to the oil and gas industry.
Fluctuations in the exchange rate of the euro against such other currencies, particularly the U.S. dollar, have had in the past and can be expected in future periods to have a significant effect upon our results of operations. For financial reporting purposes, such depreciation of the U.S. dollar against the euro negatively affects our reported results of operations since U.S. dollar-denominated earnings that are converted to euros are stated at a reduced value. Since we participate in competitive bids for data acquisition contracts that are denominated in U.S. dollars, such depreciation reduces our competitive position against that of other companies whose costs and expenses are denominated in U.S. dollars. An appreciation of the U.S. dollar against the euro has the opposite effect. As a result, our sales and operating income are exposed to the effects of fluctuations in the value of the euro versus the U.S. dollar. In addition, our exposure to fluctuations in the U.S.$/euro exchange rate has considerably increased over the last few years due to increased sales outside Europe. Based upon the level of operations reached in year 2007, and given the portfolio of currencies, a 10-cent variance of the U.S. dollar against the euro would impact our dollar equivalent-value results of operations by approximately U.S.$40 million.
We attempt to match foreign currency revenues and expenses in order to balance our net position of receivables and payables denominated in foreign currencies. For example, charter costs for our vessels, as well as our most important computer hardware leases, are denominated in U.S. dollars. Nevertheless, during the past five years such dollar-denominated expenses have not equaled dollar-denominated revenues principally due to personnel costs payable in euros.
In addition, to be protected against the reduction in value of future foreign currency cash flows, we follow a policy of selling U.S. dollars forward at average contract maturity dates that we attempt to match with future net U.S. dollar

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cash flows (revenues less costs in U.S. dollars) expected from firm contract commitments, generally over the ensuing six months. Our average forward U.S.$/€ exchange rate was 1.49 for the nine months ended September 30, 2008 compared to 1.30 for the nine months ended September 30, 2007.
We do not enter into forward foreign currency exchange contracts for trading purposes.
Main risk factors that may affect us for the nine months ending September 30, 2008
The main risk factors to which the Group is subject are detailed in Chapter IV of the Registration Document filed with the Autorité des Marchés Financiers (AMF) on April 23, 2008 and item 3 of the annual report on Form 20-F filed with the Securities and Exchange Commission (SEC) on April 23, 2008. We expect that these risks factors will remain applicable to the Group for the fourth quarter of the 2008 financial year.
The annual report on Form-20-F and the Registration Document are available on the website of the Company or on the website maintained by the SEC at www.sec.gov. and the AMF at www.amf-france.org, respectively.
d) Controls and procedures
There has been no change in our internal control over financial reporting during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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ITEM X
FINANCIAL INFORMATION RELATING TO THE ASSETS,
FINANCIAL SITUATION AND FINANCIAL STATEMENTS OF THE COMPANY
Information concerning this item is described in the Registration Document.
At the date of the document, the information provided remains correct and is updated as follows:
10.1. Consolidated financial statements as of September 30, 2008
CONSOLIDATED BALANCE SHEETS

	September 30, 2008
	(unaudited)		December 31, 2007
amounts in millions of	€	U.S.$(1)	€	U.S.$(2)

ASSETS
Cash and cash equivalents	317.5	454.1	254.3	374.4
Trade accounts and notes receivable, net	714.6	1,022.1	601.9	886.1
Inventories and work-in-progress, net	266.6	381.3	240.2	353.6
Income tax assets	38.1	54.5	34.6	50.9
Other current assets, net	82.3	117.6	89.6	131.9
Assets held for sale	9.4	13.4	—	—
Total current assets	1,428.5	2,043.0	1,220.6	1,796.9
Deferred tax assets	83.7	119.6	81.4	119.8
Investments and other financial assets, net	24.7	35.3	32.0	47.1
Investments in companies under equity method	46.7	66.8	44.5	65.5
Property, plant and equipment, net	644.6	922.0	660.0	971.6
Intangible assets, net	784.4	1,121.9	680.5	1,001.8
Goodwill	2,001.0	2,862.0	1,928.0	2,838.2
Total non-current assets	3,585.1	5,127.6	3,426.4	5,044.0
TOTAL ASSETS	5,013.6	7,170.6	4,647.0	6,840.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Bank overdrafts	8.0	11.5	17.5	25.8

Current portion of financial debt	89.6	128.2	44.7	65.8
Trade accounts and notes payable	257.1	367.7	256.4	377.4
Accrued payroll costs	116.9	167.2	113.2	166.4
Income taxes liability	78.7	112.6	59.1	87.1
Advance billings to customers	46.8	67.0	51.9	76.4
Provisions — current portion	9.9	14.0	9.6	14.2
Other current liabilities	124.9	178.6	109.0	160.5
Total current liabilities	731.9	1,046.8	661.4	973.6
Deferred tax liabilities	166.4	237.9	157.7	232.2
Provisions — non-current portion	84.7	121.0	76.5	112.7
Financial debt	1,318.9	1,886.4	1,298.8	1,912.0

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	September 30, 2008
	(unaudited)		December 31, 2007
amounts in millions of	€	U.S.$(1)	€	U.S.$(2)

Other non-current liabilities	27.5	39.3	27.0	39.7
Total non-current liabilities	1,597.5	2,284.6	1,560.0	2,296.6
Common stock: 275,605,504 shares authorized 137,690,136 shares with a €0.40 nominal value issued and outstanding at September 30, 2008; 137,253,790 at December 31, 2007 (3)	55.1	78.8	54.9	80.8
Additional paid-in capital	1,822.0	2,606.0	1,820.0	2,679.2
Retained earnings	801.2	1,146.0	538.6	792.9
Treasury shares	(14.9)	(21.3)	(3.9)	(5.7)
Net income (loss) for the period — Attributable to the Group	213.5	305.4	245.5	360.8
Income and expense recognized directly in equity	(29.7)	(42.6)	(5.1)	(7.5)
Cumulative translation adjustment	(201.3)	(287.9)	(248.4)	(365.1)
Total shareholders’ equity	2,645.9	3,784.4	2,401.6	3,535.4
Minority interests	38.3	54.8	24.0	35.3
Total shareholders’ equity and minority interests	2,684.2	3,839.2	2,425.6	3,570.7
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,013.6	7,170.6	4,647.0	6,840.9

(1)	Dollar amounts represent euro amounts converted at the exchange rate of US$1.430 per € on the balance sheet date.

(2)	Dollar amounts represent euro amounts converted at the exchange rate of US$1.472 per € on the balance sheet date.

(3)	Number of shares at December 31, 2007 has been restated to reflect the five-for-one stock split.
See notes to the unaudited consolidated financial statements below

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CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30,
	2008		2007
except per share data, amounts in millions of	€	U.S.$(1)	€	U.S.$(1)

Operating revenues	691.6	1,062.2	607.2	828.6
Other income from ordinary activities	0.4	0.5	(0.2)	(0.2)
Income from ordinary activities	692.0	1,062.7	607.0	828.4
Cost of operations	(445.1)	(683.7)	(431.5)	(588.3)
Gross profit	246.9	379.0	175.5	240.1
Research and development expenses — net	(11.3)	(17.4)	(12.2)	(16.7)
Selling, general and administrative expenses	(59.5)	(91.5)	(51.6)	(70.7)
Other revenues (expenses) — net	(1.3)	(2.0)	3.0	4.1
Operating income before reduction of goodwill	174.8	268.1	114.7	156.8
Reduction of goodwill	(2.0)	(3.0)	—	—
Operating income	172.8	265.1	114.7	156.8
Expenses related to financial debt	(21.8)	(33.4)	(27.3)	(37.4)
Income provided by cash and cash equivalents	3.1	4.8	2.2	3.0
Cost of financial debt, net	(18.7)	(28.6)	(25.1)	(34.4)
Other financial income (loss)	4.0	6.1	(2.9)	(3.8)
Income of consolidated companies before income taxes	158.1	242.6	86.7	118.6
Deferred taxes on currency translation	(4.6)	(7.1)	6.6	8.9
Other income taxes	(47.5)	(72.9)	(25.9)	(35.7)
Income taxes	(52.1)	(80.0)	(19.3)	(26.8)
Net income from consolidated companies	106.0	162.6	67.4	91.8
Equity in income of investees	(0.6)	(0.9)	1.3	1.7
Net income	105.4	161.7	68.7	93.5
Attributable to:
Shareholders	102.1	156.6	69.6	94.7
Minority interest	3.3	5.1	(0.9)	(1.2)

Weighted average number of shares outstanding	137,687,693	137,687,693	137,031,578	137,031,578
Dilutive potential shares from stock-options	596,184	596,184	1,166,243	1,166,243
Dilutive potential shares from free shares	648,938	648,938	554,063	554,063
Adjusted weighted average number of shares and assumed option exercises when dilutive	138,932,815	138,932,815	138,751,884	138,751,884
Net earning per share attributable to shareholders
Basic	0.74	1.14	0.51	0.69
Diluted	0.73	1.13	0.50	0.68

(1)	Corresponding to the nine months ended September 30 in US dollars less the six months ended June 30 in US dollars.
See notes to the unaudited consolidated financial statements below

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CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
Financial data for the nine months ended September 30, 2007 include Veritas results beginning January 12, 2007, the date of the merger between CGG and Veritas.

	Nine months ended September 30,
	2008		2007
except per share data, amounts in millions of	€	U.S.$(1)	€	U.S.$(2)

Operating revenues	1,835.6	2,809.1	1,770.5	2,374.6
Other income from ordinary activities	0.7	1.1	0.3	0.3
Income from ordinary activities	1,836.3	2,810.2	1,770.8	2,374.9
Cost of operations	(1,233.3)	(1,887.3)	(1,213.9)	(1,628.1)
Gross profit	603.0	922.9	556.9	746.8
Research and development expenses — net	(35.5)	(54.3)	(42.9)	(57.5)
Selling, general and administrative expenses	(182.5)	(279.4)	(167.7)	(225.0)
Other revenues (expenses) — net	9.2	14.0	12.4	16.7
Operating income before reduction of goodwill	394.2	603.2	358.7	481.0
Reduction of goodwill	(2.0)	(3.0)
Operating income	392.2	600.2	358.7	481.0
Expenses related to financial debt	(67.1)	(102.7)	(95.4)	(127.9)
Income provided by cash and cash equivalents	7.3	11.0	10.3	13.8
Cost of financial debt, net	(59.8)	(91.7)	(85.1)	(114.1)
Variance on derivative on convertible bonds	—	—	—	—
Other financial income (loss)	2.9	4.5	(2.5)	(3.3)
Income of consolidated companies before income taxes	335.3	513.0	271.1	363.6
Deferred taxes on currency translation	(4.7)	(7.1)	9.4	12.6
Other income taxes	(111.8)	(171.1)	(100.7)	(135.1)
Income taxes	(116.5)	(178.2)	(91.3)	(122.5)
Net income from consolidated companies	218.8	334.8	179.8	241.1
Equity in income of investees	2.4	3.7	2.5	3.4
Net income	221.2	338.5	182.3	244.5
Attributable to:
Shareholders	213.5	326.7	179.6	240.9
Minority interest	7.7	11.8	2.7	3.6

Weighted average number of shares outstanding	137,498,471	137,498,471	133,691,860	133,691,860
Dilutive potential shares from stock-options	692,047	692,047	1,002,475	1,002,475
Dilutive potential shares from free shares	648,938	648,938	554,063	554,063
Adjusted weighted average number of shares and assumed option exercises when dilutive	138,839,456	138,839,456	135,248,398	135,248,398
Net earning per share attributable to shareholders
Basic	1,55	2.38	1.34	1.80
Diluted	1,54	2.35	1.33	1.78

(1)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.530 per €.

(2)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.341 per €.
See notes to the unaudited consolidated financial statements below

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
Financial data for the nine months ended September 30, 2007 include Veritas results beginning January 12, 2007, the date of the merger between CGG and Veritas.

	Nine months ended September 30,
	2008		2007
amounts in millions of	€	U.S.$(1)	€	U.S.$(2)

OPERATING
Net income	221.2	338.5	182.3	244.5
Depreciation and amortization	155.0	237.2	139.0	186.4
Multi-client surveys amortization	186.2	284.9	227.2	304.7
Variance on provisions	5.5	8.4	4.9	6.6
Expense & income calculated on stock-option	17.7	27.1	14.4	19.3
Net gain on disposal of fixed assets	(1.4)	(2.1)	—	—
Equity in income of affiliates	(2.4)	(3.7)	(2.5)	(3.4)
Dividends received from affiliates	1.1	1.7	5.2	7.0
Other non-cash items	(5.5)	(8.4)	(7.8)	(10.4)
Net cash including net cost of financial debt and income taxes	577.4	883.6	562.7	754.7
Less net cost of financial debt	59.9	91.7	85.1	114.1
Less income taxes expenses	116.5	178.3	91.3	122.5
Net cash excluding net cost of financial debt and income taxes	753.8	1,153.6	739.1	991.3
Income taxes paid	(100.9)	(154.5)	(102.2)	(137.1)
Net cash before changes in working capital	652.9	999.1	636.9	854.2
- change in trade accounts and notes receivables	(118.5)	(181.3)	(128.3)	(172.1)
- change in inventories and work-in-progress	(22.4)	(34.3)	(14.1)	(18.9)
- change in other currents assets	28.5	43.6	6.9	9.3
- change in trade accounts and notes payable	(11.4)	(17.4)	(43.5)	(58.3)
- change in other current liabilities	(12.0)	(18.4)	14.7	19.7
Impact of changes in exchange rate	11.6	17.8	(13.2)	(17.8)
Net cash provided by operating activities	528.7	809.1	459.4	616.1
INVESTING
Total purchases of tangible and intangible assets (included variation of fixed assets suppliers))	(118.8)	(181.8)	(187.4)	(251.3)
Increase in multi-client surveys	(283.4)	(433.7)	(278.4)	(373.4)
Proceeds from disposals tangible and intangible	0.7	1.1	25.4	34.1
Proceeds from financial assets	8.8	13.5	—	—
Acquisition of investments, net of cash & cash equivalents acquired (3)	(21.4)	(32.7)	(1,051.7)	(1,410.5)
Variation in loans granted	(5.5)	(8.4)	(0.5)	(0.7)
Variation in subsidies for capital expenditures	(0.1)	(0.2)	(0.1)	(0.1)
Variation in other financial assets	(2.0)	(3.1)	17.0	22.7
Net cash from investing activities	(421.7)	(645.3)	(1,475.7)	(1,979.2)
FINANCING
Repayment of long-term debts	(18.1)	(27.7)	(627.5)	(841.6)

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	Nine months ended September 30,
	2008		2007
amounts in millions of	€	U.S.$(1)	€	U.S.$(2)

Total issuance of long-term debts	37.0	56.6	1,734.9	2,326.8
Reimbursement on leasing	(5.6)	(8.6)	(8.1)	(10.9)
Change in short-term loans	(9.4)	(14.4)	8.2	11.0
Financial interest paid	(45.5)	(69.6)	(87.3)	(117.1)
Net proceeds from capital increase
- from shareholders (3)	2.5	3.8	8.1	10.9
Dividends paid and share capital reimbursements
- from minority interest of integrated companies	(1.4)	(2.1)	(6.1)	(8.1)
Buying & sales of own shares	(10.9)	(16.7)	0.7	0.9
Net cash provided by financial activities	(51.4)	(78.7)	1,022.9	1,371.9
Effects of exchange rate changes on cash	7.6	(5.4)	(12.2)	8.7
Net increase (decrease) in cash and cash equivalents	63.2	79.7	(5.6)	17.5
Cash and cash equivalents at beginning of year	254.3	374.4	251.8	331.6
Cash and cash equivalents at end of period	317.5	454.1	246.2	349.1

(1)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.530 per € (except cash and cash equivalents balances converted at the closing exchange rate of U.S.$1.430 per € at September 30, 2008 and of U.S.$1.472 per € at December 31, 2007).

(2)	Dollar amounts represent euro amounts converted at the average exchange rate for the period of U.S.$1.341 per € (except cash and cash equivalents balances converted at the closing exchange rate of U.S.$1.418 per € at September 30, 2007 and of U.S.$1.317 per € at December 31, 2006).

(3)	At September 30, 2007, the capital increase related to the acquisition of Veritas has been reclassified from “Net proceeds from capital increase” to “Total net acquisition of Investments” to harmonize the presentation of the cash flow statement with our annual report Form 20-F for the year ended December 31, 2007.
See notes to the unaudited consolidated financial statements below
Statement of income and expenses attributable to shareholders

	September 30,
	2008	2007
	(amounts in
	millions of euros)
Net income	213.5	179.6
— Change in actuarial gains and losses on pension plan	(0.6)	(1.1)
— Change in fair value of available-for-sale investments (1)	(14.5)	—
— Change in fair value of hedging instruments	(10.1)	(1.2)
— Change in foreign currency translation adjustment	47.1	(133.1)

Income and expenses recognized directly in equity for the period	235.4	44.2

(1)	The change in fair value of available for sale investments corresponds to the fair value adjustment of our shareholding in Offshore Hydrocarbon Mapping (“OHM”). Because its shares are listed on the Alternative Investment Market (London Stock Exchange), OHM is recognized at the fair value based on closing share price of 0.23 GBP as of September 30, 2008. In light of the current market turmoil, we have considered that the decrease in value of OHM’s share price at September 30, 2008 does not reflect a permanent loss in value.
See notes to the unaudited consolidated financial statements below

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NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Compagnie Générale de Géophysique Veritas, S.A. (the “Company”) and its subsidiaries (together, the “Group”) is a global participant in the geophysical seismic industry, as a manufacturer of geophysical equipment and providing a wide range of services (seismic data acquisition and related processing and interpretation software) principally to clients in the oil and gas exploration and production business. It is also a worldwide manufacturer of geophysical equipments.
Given that the Company is listed on Euronext Paris and pursuant to European regulation n°1606/2002 dated July 19, 2002, the accompanying interim consolidated financial statements have been prepared in accordance with “International Financial Reporting Standards” (“IFRS”) and its interpretations as issued by the “International Accounting Standards Board” (“IASB”). These interim consolidated financial statements are also in accordance with IFRS adopted by the European Union at September 30, 2008 and are available on the following web site http://ec.europa.eu/internal_market/accounting/ias_en.htm#adopted-commission.
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that impact the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
The financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities that have been measured at fair value.
Critical accounting policies
The interim condensed consolidated financial statements for the three months ended September 30, 2008 have been prepared in accordance with IAS 34 — Interim Financial Reporting. The interim condensed consolidated financial statements do not include all the information required in accordance with IFRS, and should be read in conjunction with the Group’s annual financial statements as at and for the year ended December 31, 2007, filed with the Autorité des Marchés Financiers on April 23, 2008.
The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended December 31, 2007, except for the following adoption of new Standards and Interpretations: IFRIC11- Group and Treasury Share Transactions.
These principles do not differ from IFRS issued by the IASB as long as the adoption of the interpretations listed below, effective since January 1, 2008 or July 1, 2008 but not yet adopted by the European Union, has no significant impact on the Group interim condensed consolidated financial statements:

-	IFRIC 12 — Service concession arrangements

-	IFRIC 14 — The limit on a defined benefit asset, minimum funding requirements and their interaction

-	IFRIC 13 — Customer Loyalty Programs (effective from July 1, 2008).
At the date of issuance of these financial statements, the following Standards and Interpretations were issued but not yet effective:

-	IAS 1 revised — Presentation of Financial Statements

-	IAS 23 revised — Borrowing costs

-	IFRS 8 — Operating segments

-	IFRS 3 revised — Business Combinations

-	IAS 27 amended — Cost of an investment in a subsidiary, jointly controlled entity or associate

-	IFRS 2 amended — Vesting conditions and cancellations

-	IAS 32 amended — Puttable Financial Instruments and Obligations arising on liquidation

-	IAS 39 — Eligible Hedged items

-	IFRIC 15 — Agreements for the Construction of Real Estate

-	IFRIC 16 — Hedges of a Net Investment in a Foreign Operation

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The Group is currently reviewing the standards and interpretations to measure the potential impact on its condensed consolidated financial statements. At this stage, the Group does not anticipate any significant impact.
Operating revenues
Operating revenues are recognized when they can be measured reliably, and when it is likely that the economic benefits associated with the transaction will flow to the entity, which is at the point that such revenues have been realized or are considered realizable.
• Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys. The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
Revenues related to multi-client surveys result from pre-commitments and licenses after completion of the surveys (“after-sales”).
     Pre-commitments — Generally, we obtain commitments from a limited number of customers before a seismic project is completed. These pre-commitments cover part or all of the survey area blocks. In return for the commitment, the customer typically gains the right to direct or influence the project specifications, advance access to data as it is being acquired, and favorable pricing. The Company recognizes pre-commitments as revenue when production is begun based on the physical progress of the project. The Company records payments that it receives during periods of mobilization as advance billing in the balance sheet in the line item “Advance billings to customers”.
          After sales — Generally, we grant a license entitling non-exclusive access to a complete and ready-for-use, specifically defined portion of our multi-client data library in exchange for a fixed and determinable payment. We recognize after sales revenue upon the client executing a valid license agreement and having been granted access to the data. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
     After sales volume agreements—We enter into a customer arrangement in which we agree to grant licenses to the customer for access to a specified number of blocks of the multi-client library. These arrangements typically enable the customer to select and access the specific blocks for a limited period of time. We recognize revenue when the blocks are selected and the client has been granted access to the data and if the corresponding revenue can be reliably estimated. Within thirty days of execution and access, the client may exercise our warranty that the medium on which the data is transmitted (a magnetic cartridge) is free from technical defects. If the warranty is exercised, the Company will provide the same data on a new magnetic cartridge. The cost of providing new magnetic cartridges is negligible.
• Exclusive surveys
In exclusive surveys, we perform seismic services (acquisition and processing) for a specific customer. We recognize proprietary/contract revenues as the services are rendered. We evaluate the progress to date, in a manner generally consistent with the physical progress of the project, and recognize revenues based on the ratio of the project cost incurred during that period to the total estimated project cost. We believe this ratio to be generally consistent with the physical progress of the project.
The billings and the costs related to the transit of seismic vessels at the beginning of the survey are deferred and recognized over the duration of the contract by reference to the technical stage of completion.
In some exclusive survey contracts and a limited number of multi-client survey contracts, the Company is required to meet certain milestones. The Company defers recognition of revenue on such contracts until all milestones that provide the customer a right of cancellation or refund of amounts paid have been met.

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• Other geophysical services
Revenues from our other geophysical services are recognized as the services are performed and, when related to long-term contracts, using the proportional performance method of recognizing revenues.
• Equipment sales
We recognize revenues on equipment sales upon delivery to the customer. Any advance billings to customers are recorded in current liabilities.
• Software and hardware sales
We recognize revenues from the sale of software and hardware products following acceptance of the product by the customer at which time we have no further significant vendor obligations remaining. Any advance billings to customers are recorded in current liabilities.
If an arrangement to deliver software, either alone or together with other products or services, requires significant production, modification, or customization of software, the entire arrangement is accounted for as a production-type contract, i.e. using the percentage of completion method.
If the software arrangement provides for multiple deliverables (e.g. upgrades or enhancements, post-contract customer support such as maintenance, or services), the revenue is allocated to the various elements based on specific objective evidence of fair value, regardless of any separate allocations stated within the contract for each element. Each element is appropriately accounted for under the applicable accounting standard.
Maintenance revenues consist primarily of post contract “customer support” agreements and are recorded as “advance billings to customers” and recognized as revenue on a straight-line basis over the contract period.
Multi-client surveys
Multi-client surveys consist of seismic surveys to be licensed to customers on a non-exclusive basis. All costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized into the multi-client surveys (including transit costs when applicable). The value of our multi-client library is stated on our balance sheet at the aggregate of those costs less accumulated amortization or at fair value if lower. We review the library for potential impairment of our independent surveys on an ongoing basis.
We amortize the multi-client surveys over the period during which the data is expected to be marketed using a pro-rata method based on recognized revenues as a percentage of total estimated sales.
In this respect, we use four amortization rates: 50%, 75%, 80% or 83.3% of revenues depending on the category of the surveys.
Multi-client surveys are classified into a same category when they are located in the same area with the same estimated sales ratio, such estimates generally relying on the historical pattern. For all categories of surveys and starting from data delivery, a minimum straight-line depreciation scheme is applied over a five-year period, if total accumulated depreciation from the applicable amortization rate is below this minimum level.
Multi-client surveys acquired as part of the business combination with Veritas and which have been valued for purchase price allocation purposes are amortized based on 65% of revenues and an impairment loss is recognized on a survey-by-survey basis in case of any indication of impairment.
From January 12, 2007 to October 1, 2007, we applied an amortization rate of 66.6% of revenues instead of 50% for a certain category of surveys. The impact of this change of estimates applied from October 1, 2007 was a reduction in depreciation expenses of €3.1 million for the year ended December 31, 2007.
Development costs
Expenditures on research activities undertaken with the prospect of gaining new scientific or technological knowledge and understanding are recognized in the income statement as expenses as incurred and are presented as “Research and development expenses, net”.

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Expenditures on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, are capitalized if:
— the project is clearly defined, and costs are separately identified and reliably measured,
— the product or process is technically and commercially feasible,
— we have sufficient resources to complete development, and
— the intangible asset is likely to generate future economic benefits, either because it is useful to us or through an existing market for the intangible asset itself or for its products.
The expenditures capitalized include the cost of materials, direct labor and an appropriate proportion of overhead. Other development expenditures are recognized in the income statement as expenses as incurred and are presented as “Research and development expenses, net”.
Capitalized development expenditures are stated at cost less accumulated amortization and impairment losses.
We amortize capitalized developments costs over 5 years.
Research & development expenses in our income statement represent the net cost of development costs that are not capitalized, of research costs, offset by government grants acquired for research and development.
Note 2— Acquisitions and divestitures
On May 26, 2008, Sercel acquired Metrolog, a privately held company, for €25.7 million paid in cash (including advisory and legal fees). Metrolog is a leading provider of high pressure, high temperature gauges and other downhole instruments to the oil and gas industry. The acquisition is expected to be accretive to Sercel and to CGG Veritas earnings per share (EPS) in 2008. The purchase price allocation resulted in a preliminary goodwill of €14.3 million.
On June 16, 2008, a new subsidiary, CGG Veritas Technology Services (Beijing) Co. Ltd., fully owned by the Group, was created in China. This high profile technology centre will mainly encompass the three following activities: research & development, the sale of hardware and software support services and data processing services.
On June 25, 2008, in conjunction with the Oman business transfer from Veritas DGC Ltd to Ardiseis FZCO, CGG Veritas SA subscribed to the increase of 805 shares in the capital of its subsidiary Ardiseis FZCO, and sold 407 Ardiseis FZCO shares to Industrialization & Energy Services Company (TAQA) for a total consideration of U.S.$11.8 million. At the end of this transaction the Group’s percentage interest in Ardiseis remained unchanged at 51%.
Note 3— Common Stock and stock Options Plans
As of September 30, 2008, the Company’s share capital consisted of 137,690,136 shares, each with a nominal value of €0.40.
Five-for-one stock split
On June 3, 2008 at the opening of the Paris stock exchange, CGG Veritas implemented a five-for-one stock split. As a consequence:

-	the market price of CGG Veritas shares listed on Euronext Paris was divided by 5;

-	the number of outstanding shares was multiplied by 5;

-	the par value of each share decreased from €2.00 to €0.40 each; and

-	an ADS listed on the NYSE has one-to-one parity with an ordinary share listed on Euronext Paris.

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This transaction did not require any specific formalities from CGG Veritas shareholders and did not involve additional costs.
Stock options
In addition to the existing stock-options plans, on March 14, 2008, the Board of directors decided to allocate 1,188,500 stock-options to senior executives and other employees of the Group. The subscription price was set at €32.57. These options have an eight-year duration. They are vested by one-third each year over a three-year period and can be exercised at any time. However, French tax residents must keep the shares they receive as a result of the options exercised in registered form from the exercise date until March 14, 2012 included. Except in limited circumstances set forth in the plan regulations, employees leaving the Group will lose their vested unexercised options if they are not exercised before the end of the notice period.
Performance shares
In addition to our May 2006 and March 2007 performance share allocation plans, on March 14, 2008, the board of directors decided to allocate a maximum amount of 459,250 performance shares to senior executives and certain other employees of the Group appointed by it. These shares will be allocated at the end of a two-year allocation period expiring on the later of March 14, 2010 or the date of the shareholders’ meeting convened to approve the 2009 financial statements. Such allocation will be final provided (i) the board resolves that the performance conditions provided for by the plan regulations, i.e. the achievement in fiscal years 2008 and 2009 of a minimum average consolidated net earning per share and an average operating income of either the Group, the Services segment or the Equipment segment, depending upon the segment to which each beneficiary belongs, and (ii) the beneficiary is still an employee or officer of the Group upon final allocation of the shares. The allocated shares will have to be kept in registered form for a two-period as from the allocation date before they can be sold.
The board of directors meeting held on April 29, 2008 resolved that the performance conditions set forth by the general regulations of the plan dated May 11, 2006 had been fulfilled and, as a result, finally allocated the performance shares to those beneficiaries that were employees or officers of the company or one of its subsidiaries at the time of the final allocation, i.e. May 12, 2008. 47,500 shares were thus allocated.

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Statement of changes in equity

						Income and				Total
						expense				shareholders’
	Number of		Additional			recognized	Cumulative	Total		equity and
	shares	Share	paid-in	Retained	Treasury	directly in	translation	shareholders’	Minority	minority
(Unaudited)	issued (b)	capital	capital	earnings	shares	equity	adjustment	equity	interest	interest
	(amounts in million of euros, except share data)
Balance at January 1, 2007	87,989,440	35.2	394.9	477.7	3.0	4.8	(38.6)	877.0	22.9	899.9

Capital increase	49,264,350	19.7	1,425.1	44.1				1,488.9		1,488.9

Net income				245.5				245.5	4.1	249.6

Cost of share-based payment				20.6				20.6		20.6

Operations on treasury shares					(6.9)			(6.9)		(6.9)
Actuarial gains and losses of pension plans (1) (a)				(3.8)				(3.8)		(3.8)
Financial instruments: change in fair value and transfer to income statement(2) (a)						(9.9)		(9.9)		(9.9)
Foreign currency translation:
change in fair value and transfer to income statement(3)							(209.8)	(209.8)	(2.5)	(212.3)

Income and expense recognized directly in equity (1) + (2) + (3)				(3.8)		(9.9)	(209.8)	(223.5)	(2.5)	(226.0)
Changes in consolidation scope									(0.5)	(0.5)

Balance at December 31, 2007	137,253,790	54.9	1,820.0	784.1	(3.9)	(5.1)	(248.4)	2,401.6	24.0	2,425.6

Capital increase	436,346	0.2	2.0					2.2		2.2

Net income				213.5				213.5	7.7	221.2

Cost of share-based payment				17.7				17.7	(1.4)	16.3

Operations on treasury shares					(11.0)			(11.0)		(11.0)
Actuarial gains and losses of pension plans (1) (a)				(0.6)				(0.6)		(0.6)
Financial instruments: change in fair value and transfer to income statement(2) (a)						(24.6)		(24.6)		(24.6)
Foreign currency translation:
change in fair value and transfer to income statement(3) (a)							47.1	47.1	2.8	49.9

Income and expense recognized directly in equity (1) + (2) + (3)				(0.6)		(24.6)	47.1	21.9	2.8	24.7
Others									5.2	5.2

Balance at September 30, 2008	137,690,136	55.1	1,822.0	1,014.7	(14.9)	(29.7)	(201.3)	2,645.9	38.3	2,684.2

(a)	Net of deferred tax

(b)	Number of shares as at January 1, 2007 and December 31, 2007 has been restated to reflect the five-for-one stock split
Note 4— Analysis by operating segment and geographic area
Financial information by operating segment is reported in accordance with the internal reporting system and shows internal segment information that is used to manage and measure the performance of CGG Veritas.
CGG Veritas divides its business into two operating segments, geophysical services and geophysical equipment.
Our geophysical services segment comprises:

-	“Land” contracts: seismic data acquisition for land, transition zones and shallow water undertaken by us on behalf of a specific client;

-	“Marine” contracts: seismic data acquisition offshore undertaken by us on behalf of a specific client;

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-	“Multi-client” contracts: seismic data acquisition undertaken by us and licensed to a number of clients on a non-exclusive basis; and

-	“Processing & Imaging”: processing and imaging and interpretation of geophysical data, data management and reservoir studies for third parties (non-exclusive) or dedicated for clients.
Our Geophysical Equipment segment, which we conduct through Sercel Holding S.A. and its subsidiaries, is our manufacturing and sales activities for seismic equipment used for data acquisition, both on Land and Marine.
Inter-company sales between the two segments are made at prices approximating market prices and relate primarily to equipment sales made by the equipment segment to the services segment. These inter-segment sales, the related operating income recognized by the equipment segment, and the related impact on capital expenditures and depreciation expense of the services segment are eliminated in consolidation and presented in the column “Eliminations and Adjustments” in the tables that follow.
Operating income represents operating revenues and other operating income less expenses of the operating segment. It includes non-recurring and unusual items, which are disclosed in the operating segment if material. General corporate expenses, which include Group management, financing, and legal activities, have been included in the column “Eliminations and Adjustments” in the tables that follow. The Group does not disclose financial expenses or revenues by operating segment because these items are not monitored by the operating management, financing and investing being mainly managed at the corporate level.
Identifiable assets are those used in the operations of each industry segment. Unallocated and corporate assets consist primarily of financial assets, including cash and cash equivalents.
The table below presents the revenues, operating revenue and identifiable assets by operating segment, and the revenues by geographic area.

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Analysis by operating segment

	Three months ended September 30,
	2008					2007
			Eliminations					Eliminations
			and		Consolidated			and		Consolidated
(in millions of €)	Services	Equipment	Adjustments		Total	Services	Equipment	Adjustments		Total

Revenues from unaffiliated customers	496.0	195.6	—		691.6	436.8	170.4	—		607.2
Inter-segment revenues	0.6	8.5	(9.1)		—	—	42.7	(42.7)		—

Operating revenues	496.6	204.1	(9.1)		691.6	436.8	213.1	(42.7)		607.2

Other income from ordinary activities	—	0.4	—		0.4	(0.2)	—	—		(0.2)

Total income from ordinary activities	496.6	204.5	(9.1)		692.0	436.6	213.1	(42.7)		607.0

Operating income (loss)	112.7	66.7	(6.6	) (a)	172.8	71.8	72.4	(29.5	) (a)	114.7

Equity income (loss) of investees	(0.2)	(0.4)	—		(0.6)	1.3	—	—		1.3
Capital expenditures (b)	124.1	6.0	(1.8)		128.3	213.6	6.9	(18.6)		201.9
Depreciation and amortization (c)	123.8	5.6	(3.6)		125.8	148.4	5.2	(2.6)		151.0
Investments in companies under equity method	—	—	—		—	—	—	—		—

(a)	Includes corporate expenses of €9.3 million for the three months ended September 30, 2008 and of €13.8 million for the three months ended September 30, 2007.

(b)	Includes (i) investments in multi-client surveys of €94.9 million for the three months ended September 30, 2008 and €134.1 million for the three months ended September 30, 2007, (ii) no equipment acquired under capital leases for the three months ended September 30, 2008 and €0.8 million of equipment acquired under capital leases for the three months ended September 30, 2007, (iii) development costs capitalized in the Services segment of €4.2 million for the three months ended September 30, 2008 and of €0.9 million for the three months ended September 30, 2007, and (iv) development costs capitalized in the Equipment segment of €0.6 million for the three months ended September 30, 2008 and of €0.7 million for the three months ended September 30, 2007.

(c)	Includes multi-client amortization expense of €73.8 million for the three months ended September 30, 2008 and of €98.7 million for the three months ended September 30, 2007.

	Three months ended September 30,
	2008				2007
			Eliminations				Eliminations
			and	Consolidated			and	Consolidated
(in millions of U.S. $)	Services	Equipment	Adjustments	Total	Services	Equipment	Adjustments	Total

Revenues from unaffiliated customers	761.8	300.4	—	1,062.2	595.8	232.8	—	828.6
Inter-segment revenues	0.9	13.1	(14.0)	—	—	58.0	(58.0)	—

Operating revenues	762.7	313.5	(14.0)	1,062.2	595.8	290.8	(58.0)	828.6

Other income from ordinary activities	—	0.7	(0.2)	0.5	(0.2)	—	—	(0.2)

Total income from ordinary activities	762.7	314.2	(14.2)	1,062.7	595.6	290.8	(58.0)	828.4

Operating income (loss)	172.9	102.5	(10.3)	265.1	98.1	98.8	(40.1)	156.8

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	Nine months ended September 30,
	2008					2007
			Eliminations					Eliminations
			and		Consolidated			and	Consolidated
(in millions of €)	Services	Equipment	Adjustments		Total	Services	Equipment	Adjustments	Total

Revenues from unaffiliated customers	1,321.0	514.6	—		1,835.6	1,252.4	518.1	—	1,770.5
Inter-segment revenues	0.6	58.0	(58.6)		—	0.2	95.6	(95.8)	—

Operating revenues	1,321.6	572.6	(58.6)		1,835.6	1,252.6	613.7	(95.8)	1,770.5

Other income from ordinary activities	(0.2)	1.0	(0.1)		0.7	0.3	—	—	0.3

Total income from ordinary activities	1,321.4	573.6	(58.7)		1,836.3	1,252.9	613.7	(95.8)	1,770.8

Operating income (loss)	254.4	180.7	(42.9	) (a)	392.2	218.6	208.7	(68.6) (a)	358.7

Equity income (loss) of investees	2.6	(0.2)	—		2.4	2.5	—	—	2.5
Capital expenditures (b)	415.7	14.7	(23.8)		406.6	494.9	13.5	(40.7)	467.7
Depreciation and amortization (c)	339.4	16.4	(14.6)		341.2	359.1	14.8	(7.7)	366.2
Investments in companies under equity method	—	—	—		—	—	3.7	—	3.7

Identifiable assets	4,140.2	688.6	(186.2)		4,642.7	4,080.6	623.5	(250.9)	4,453.2

Unallocated and corporate assets					370.9				317.2

Total assets					5,013.6				4,770.4

(a)	Includes corporate expenses of €32.2 million for the nine months ended September 30, 2008 and of €40.4 million for the nine months ended September 30, 2007.

(b)	Includes (i) investments in multi-client surveys of €283.4 million for the nine months ended September 30, 2008 and €278.4 million for the nine months ended September 30, 2007, (ii) no equipment acquired under capital leases in nine months ended September 30, 2008 and €0.8 million of equipment acquired under capital leases for the nine months ended September 30, 2007, (iii) capitalized development costs in the Services segment of €7.8 million for the nine months ended September 30, 2008 and €4.1 million for the nine months ended September 30, 2007, and (iv) capitalized development costs in the Equipment segment of €1.8 million for the nine months ended September 30, 2008 and €2.4 million for the nine months ended September 30, 2007.

(c)	Includes multi-client amortization expense of €186.2 million for the nine months ended September 30, 2008 and €227.2 million for the nine months ended September 30, 2007.

	Nine months ended September 30,
	2008				2007
			Eliminations				Eliminations
			and	Consolidated			and	Consolidated
(in millions of U.S. $)	Services	Equipment	Adjustments	Total	Services	Equipment	Adjustments	Total

Revenues from unaffiliated customers.	2,021.5	787.6	—	2,809.1	1,679.7	694.9	—	2,374.6
Inter-segment revenues	1.0	88.8	(89.8)	—	0.2	128.2	(128.4)	—

Operating revenues	2,022.5	876.4	(89.8)	2,809.1	1,679.9	823.1	(128.4)	2,374.6

Other income from ordinary activities	(0.4)	1.7	(0.2)	1.1	0.3	—	—	0.3

Total income from ordinary activities	2,022.1	878.1	(90.0)	2,810.2	1,680.2	823.1	(128.4)	2,374.9

Operating income (loss)	389.3	276.6	(65.7)	600.2	293.2	279.9	(92.1)	481.0

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Revenues by geographic area
The following table sets forth our consolidated operating revenues by location of customers, and the percentage of total consolidated operating revenues represented thereby, during each of the periods stated.

	Three months ended September 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (1)		€		U.S.$ (1)
North America	188.1	27%	289.1	27%	172.2	28%	235.6	28%
Central and South Americas	48.0	7%	73.6	7%	82.0	13%	111.2	13%
Europe, Africa and Middle East	316.3	46%	485.3	46%	182.7	30%	249.5	30%
Asia Pacific	139.2	20%	214.2	20%	170.3	29%	232.3	29%

Total	691.6	100%	1,062.2	100%	607.2	100%	828.6	100%

(1) Corresponding to the nine months ended September 30 in US dollars less the six months ended June 30 in US dollars.

	Nine months ended September 30,
	2008				2007
Except percentages, in millions of	€		U.S.$ (1)		€		U.S.$ (1)
North America	547.6	30%	837.9	30%	551.4	31%	739.6	31%
Central and South Americas	119.0	6%	182.1	6%	187.8	11%	251.8	11%
Europe, Africa and Middle East	713.5	39%	1,092.0	39%	552.5	31%	741.0	31%
Asia Pacific	455.5	25%	697.1	25%	478.8	27%	642.2	27%

Total	1,835.6	100%	2,809.1	100%	1,770.5	100%	2,374.6	100%

(1)	Dollar amounts represent euro amounts converted at the average exchange rate of U.S.$1.5303 per € in the first nine months of 2008, and of U.S.$1.341 per € in the first nine months of 2007.
Note 5— Reduction of goodwill
The reduction of goodwill by an amount of €2 million resulted from the use of Veritas foreign carry-forward losses existing prior to the merger and not recognized as an asset according to IAS 12.68 “Income taxes — Deferred tax arising from a business combination”. This reduction of goodwill offsets the symmetrical tax credit recorded in the line item “Other income taxes”.
Note 6— Commitments and contingencies
Capital expenditures commitments, other commitments and contingencies
On September 23, 2008, CGG Veritas signed a Letter of Intent to charter from Swire Pacific Offshore a newly built seismic vessel “the Fearless”. The contract value amounts to approximately U.S.$83 millions over a period of eight years. At the term of the eight years charter, CGG Veritas has both a purchase option and an option for another eight years charter extension. The seismic vessel should be delivered mid 2010.
CGG Veritas has terminated the undertaking agreement to sell the existing Massy land and buildings of its Services headquarters to Hertel Investissement.
On June 17, 2008, CGG Veritas had entered into an undertaking agreement with Hertel Investissement for a total amount of €27.3 million with a lease agreement attached, to be executed between CGG Veritas Services and Hertel Investissement at the end of 2008.
The carrying value of those assets remains classified as “assets held for sale” in the balance sheet as of September 30, 2008.

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Litigation and other risks
There was no major evolution in CGG Veritas’ claim against Arrow Seismic ASA dated July 7, 2008. CGG Veritas sent a writ of summons to Arrow Seismic ASA claiming damages of approximately U.S.$70 million. CGG Veritas claims that Arrow Seismic ASA discontinued the negotiations for a mid-term charter for a new-build 3D vessel as a consequence of PGS’s purchase of Arrow, although we considered a binding agreement had been entered into between the parties due to the advanced stage of negotiations.
A tax audit of CGG Veritas SA by the French tax authorities started in September 2008 covering the 2005 to 2007 fiscal years. No material impact is expected from this or from other ongoing tax audits.
Note 7— Subsequent events
No significant event occurred since September 30, 2008.

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10.8. Legal and arbitration proceedings
The Company is subject to legal claims and proceedings in the normal course of its business. In the Company’s opinion, there have been no governmental, legal or arbitration proceedings in the last 12 months that could have or have recently had a material adverse effect on the financial position or profitability of the Company or the Group.

—	On October 20, 2006, a complaint was filed against CGG’s subsidiary, Sercel Inc., in the United States District Court for the Eastern District of Texas. The complaint alleges that several of Sercel Inc.’s seismic data acquisition products that include micro electromechanical systems (MEMS) infringe a U.S. patent allegedly owned by the plaintiffs. The plaintiffs have requested a permanent injunction prohibiting Sercel Inc. from making, using, selling, offering for sale or importing the equipment in question into the United States and have sought an unspecified amount of damages. Sercel is confident that the products in question do not infringe any valid claims of the patent in question and intends to contest this claim vigorously. During 2007, the discovery process took place as did the claims construction portion of the patent litigation procedure. We do not believe this litigation will have a material adverse effect on our financial position or results of operations. Accordingly, no provision has been recorded in our consolidated financial statements, except for the fees related to preparing the defense.

There has been no significant development in this dispute since April 23, 2008.

—	On July 7, 2008, CGG Veritas issued a writ against Arrow Seismic ASA in order to obtain compensation for the loss suffered by the Group (approximately USD70 million) following Arrow Seismic ASA’s termination of its talks with the Group concerning the construction contract for a 3D seismic vessel. The talks were terminated after Arrow Seismic ASA was acquired by PGS. Talks between CGG Veritas and Arrow Seismic ASA were at such an advanced stage that, in the Group’s view, the parties were contractually committed.

There has been no significant development in this dispute since July 7, 2008.

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ITEM XI
OUTLOOK
Information on this item is provided in the Registration Document.
At the date of this document, the information provided remains correct and is updated as follows:
11.1.	Recall of the Group’s objectives for 2008 (described in page 171 of the Registration Document)
The objective of the Group is to grow with the market, or more. On the basis of an exchange rate between the U.S. dollar and the euro of 1.45, the objective of the Group is to maintain a net profit ratio1 of more than 30% in Sercel, a net profit ratio of more than 20% in the Services, considering notably the amortization rate of the multi-client surveys which should be approximatively of 50%, and to reach a debt/equity ratio lower than 35% for the end of 2008.
11.2. Statutory Auditors report on the profit forecasts
In our capacity as statutory auditors and in compliance with the EU Regulation 809/2004, we hereby report on the profit estimate for Compagnie Générale de Géophysique — Veritas which is included in section 11.1 of the update A01of its Registration Document dated April 23, 2008.
In accordance with EU Regulation 809/2004 and the relevant CESR guidance, you are responsible for the preparation of forecasts and estimates and their principal underlying assumptions.
It is our responsibility to express a conclusion on the profit estimate, pursuant to Appendix 1, paragraph 13.2 of the EU Regulation 809/2004.
We conducted our work in accordance with French professional standards. Our work consisted in an assessment of the preparation process for the profit estimate, as well as the procedures implemented to ensure that the accounting methods applied are consistent with those used for the preparation of the final financial statements of Compagnie Générale de Géophysique — Veritas at December 31, 2008. We also gathered all the relevant information and explanations that we deemed necessary to obtain reasonable assurance that the profit estimate has been properly compiled on the basis stated.
It should be noted that, as estimations are subject to review in the light of recent events, or events occurring after the issue of the present report, the final financial statements could differ from this estimate and that we express no conclusion on the actual confirmation of this estimate.
We conclude that:
•	the profit estimate has been properly compiled on the basis stated;

•	the accounting methods applied in the preparation of the profit estimate are consistent with the accounting principles adopted by Compagnie Générale de Géophysique — Veritas for the preparation of the financial statements.
This report is issued for the sole purpose of the public offering in France and other European Union countries in which the prospectus, as approved by the French Stock Exchange Regulatory Body (AMF), will be published and may not be used for any other purpose.

[1]	The percentage of net profit ratio corresponds to the difference between the operating income and the operating revenues.

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Courbevoie and Neuilly-sur-Seine, on November 21, 2008,
The Statutory Auditors

Mazars & Guerard	Ernst & Young and Others
11.3. Recent press releases
Paris, May 14, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) today announced its first quarter 2008 unaudited financial results(1). All comparisons are made on a year-on-year basis with first quarter 2007 figures unless otherwise stated.
In the first quarter of 2008:
•	Group revenue was stable in € and up 12% in $ at €585 million ($873 million).

•	Group operating income was down 14% in € but stable in $ at €123 million ($184 million). Services and Sercel delivered robust performance, resulting in a Group operating margin of 21% including a 2% unfavorable currency impact.

•	Sercel delivered revenue of €189 million ($282 million), down 8% in € and up 5% in $, with a 32% operating margin.

•	Services revenue grew 2% in € and 16% in $ to €433 million ($647 million) with a 21% operating margin and a stronger contract vs. multi-client sales mix.

•	Net income of €64 million ($96 million) represented 11% of revenue, corresponding to €2.28 earnings per share (EPS) and $0.68 per ADS.

•	Backlog as of May 1, 2008 stood at $1.7 billion.
CGG Veritas Chairman & CEO, Robert Brunck commented:
“I am pleased to report that CGG Veritas delivered robust results thanks to our unique and balanced portfolio as well as our leading technology. These results were achieved despite a less favorable currency environment as we operate in a dollar-denominated market.
This quarter particularly benefited from the strong performance of Sercel and our Services contract business. I am also pleased to confirm our 2008 objectives with a strong outlook for the second half of the year, supported by a strengthening equipment market, increasing interest in our wide-azimuth programs, and the timing of licensing rounds in the Gulf of Mexico and Brazil.
Our longer term outlook for the seismic market continues to be healthy, driven by strong E&P fundamentals and the growing requirement for advanced seismic technology”.
First Quarter 2008 Overall Performance and Highlights
Group Revenue was €585 million ($873 million), compared to €592 million ($777 million). This 12% growth in $ was driven by sustained sales of Sercel equipment and a high level of land and marine contract activity in Services.
Group Operating Income was €123 million ($184 million), down 14% in € and stable in $, with a 21% operating margin, compared to €144 million ($188 million) and a 24% margin last year. Group operating income includes €26 million ($39 million) of elimination of margin mainly related to Sercel internal sales and corporate general administration expenses. Without the adverse effect of the $/€ exchange rate during the quarter, the operating margin would have been 23%.
Group EBITDAs(1) was €230 million ($343 million) compared to €258 million ($339 million). EBITDAs margin was 39%.

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Net Income was €64 million ($96 million) compared to €69 million ($91 million), resulting in an EPS of €2.28 per ordinary share and $0.68 per ADS.
The Effective Tax Rate not including deferred tax on currency translation and before share based compensation was 37%.
The Group Net Debt was stable over the quarter at €1,028 million ($1,626 million), representing 45% of total shareholders equity of €2,301 million ($3,639 million).
Industrial Capex was €51 million ($77 million) while multi-client Capex reached a peak of €97 million ($145 million) to develop our offshore library, particularly our two concurrent leading wide-azimuth programs in Garden Banks and Walker Ridge in the Gulf of Mexico.
The Net Book Value of the multi-client library closed at €447 million ($707 million) distributed respectively with €325 million ($514 million) for our marine library and €122 million ($193 million) for our land library.
The multi-client amortization rate was 50%.
Comparison with First Quarter 2007

	First quarter (in million		First quarter (in million
Consolidated statement of income	euros)		dollars)
	2008	2007	2008	2007
Exchange rate	1.492	1.313	1.492	1.313
Operating revenue	585.0	592.2	872.8	777.3
Sercel	188.7	204.3	281.6	268.3
Services	433.3	425.7	646.5	558.9
Elimination	-37.0	-37.8	-55.3	-49.9
Gross profit	200.4	206.4	299.0	270.9
Operating income	123.4	143.5	184.0	188.3
- Sercel	60.1	69.0	89.7	90.6
- Services	89.1	101.3	132.9	133.0
- Corporate and Elimination	-25.8	-26.8	-38.6	-35.3
Income from equity investments	2.9	0.5	4.3	0.6
Net income	64.0	69.0	95.5	90.5
Earnings per share (€)	2.28	2.65	N/A	N/A
EBITDAs	229.8	257.8	342.9	338.5
- Sercel	66.1	73.7	98.6	96.8
- Services	190.4	210.2	284.1	276.0
Industrial Capex	51.4	73.3	76.7	96.2
Multi-client Capex	97.3	61.8	145.1	81.1
Net Debt / Equity gearing ratio	45%	—	45%	—

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First Quarter 2008 Business Review
Sercel
Total revenue for Sercel was €189 million ($282 million), down 8% in € and up 5% in $. Internal sales were especially high during the quarter representing 19% of Sercel total sales.
Operating Income was €60 million ($90 million), with a 32% operating margin, compared to €69 million ($91 million) and a 34% margin a year ago. Without the adverse effect of the $/€ exchange rate during the quarter, the operating margin would have been 35%.
EBITDAs was €66 million ($99 million), with a 35% EBITDAs margin, compared to €74 million ($97 million) and a 36% margin last year.
Services
Revenue for Services was €433 million ($646 million), stable in € and up 16% in $ supported by strong contract performance and an 84% fleet utilization rate partially offset by lower multi-client sales.
Operating Income was €89 million ($133 million), with a 21% operating margin, compared to €101 million ($133 million) and a 24% margin a year ago, based on stronger contract sales and lower contributions from the high margin multi-client business. Without the adverse effect of the $/€ exchange rate during the quarter, the operating margin would have been 22%.
EBITDAs was €190 million ($284 million), with a 44% EBITDAs margin compared to €210 million ($276 million) and a 49% margin last year.
•	Marine contract revenue reached €159 million ($238 million) up 17% in € and up 33% in $ in an undersupplied market. We operated 66% of our high-end 3D fleet on contract, mainly in the Eastern Hemisphere. During the quarter, the Alizé was upgraded to a 14 Sercel Sentinel solid streamer configuration.

•	Land contract revenue reached €103 million ($154 million), up 23% in € and up 40% in $ with seasonally high activity in North America and increased demand for high resolution seismic. We operated 25 crews in select locations with 9 crews in the Eastern Hemisphere and 16 crews in the Western Hemisphere, including 2 in Alaska.

•	Processing & Imaging revenue was €65 million ($97 million), down 4% in € and up 9% in $ based on increased data volumes and our strengthening position in high-end imaging technologies.

•	Multi-client revenue was €105 million ($157 million), down 32% in € and 23% in $ from a strong first quarter last year. This trend illustrates the uneven pattern of multi-client revenues which by nature are subject to quarterly fluctuations. The amortization rate for multi-client sales was 50% distributed respectively 48% for marine multi-client and 56% for land multi-client.
o	Multi-client marine revenue was €79 million ($118 million), down 31% in € and 21% in $. Marine multi-client Capex reached €86 million ($129 million) with 61% prefunding as two wide-azimuth projects ran concurrently. The Vision and the Vanquish pursued work on the Garden Banks multi-vessel wide-azimuth survey in the GoM while the Viking completed the acquisition phase of the Walker Ridge survey with promising preliminary results. Prefunding was €53 million ($78 million). After-sales revenue was €27 million ($40 million).

o	Multi-client land revenue was €26 million ($39 million) down 36% in € and down 27% in $. Land multi-client Capex was €11 million ($16 million) with 86% prefunding and 2 crews

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operating in the US. Prefunding was €9 million ($14 million). After-sales revenue was €17 million ($25 million).
2008 Outlook
In Q2 we plan to demobilize our Arctic crews as every year. We also expect a lower marine utilization rate based on various factors. These include planned shipyard maintenance during seasonal transits, a return of vessels for defective maritime equipment and a loss of propulsion incident on the Symphony offshore Australia at the end of April that is still under assessment. At this time, we estimate that the impact of the Symphony incident on operating income could be above $25 million.
We confirm our 2008 objectives based on strengthening activity in the second half of the year. Seismic equipment deliveries will continue to increase throughout 2008, fueled by Sercel’s record backlog. In Services, the marine utilization rate is expected to return to high levels in Q3 and Q4 and we expect library sales to increase particularly in Q4, driven by the timing of licensing rounds.
Looking forward we expect the seismic market for equipment and services to grow along with increasing E&P spending of the oil and gas companies.
Paris, May 27, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) announced today that its manufacturing subsidiary Sercel acquired Metrolog, a privately held company. Headquartered in Toulouse, France, and established in 1987, Metrolog is a leading provider of high pressure, high temperature gauges and other downhole instruments to the oil and gas industry. 2007 revenue for the company was $11 million. The acquisition is expected to be accretive to Sercel and to CGG Veritas earnings per share (EPS) in 2008.
“We are very pleased to continue to expand and strengthen our footprint in downhole measurements with the expertise and technology of Metrolog,” said Pascal Rouiller, President and CEO of Sercel. “Metrolog developed a unique expertise over the past 20 years, through continuous R&D, for high quality, versatile and reliable downhole instrumentation for challenging well conditions.
The global organization and strong reputation of Sercel will accelerate the expansion of Metrolog technology and we look forward to bringing these state-of-the-art downhole tools to a broader set of customers.”
Paris, May 15, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) reports that shareholders voted in favor of all resolutions during the Annual Meeting of shareholders (AGM) that was held April 29, 2008. 54.3% of total share capital outstanding was present or represented at the AGM.
An overview of the voting results per resolution is available on the CGG Veritas website at www.cggveritas.com. .
A five-for-one stock split was approved for the CGG Veritas ordinary shares listed on Euronext Paris. Each shareholder of record at market close on June 2, 2008 will receive five additional shares for every outstanding share held on the record date and trading will begin on a split-adjusted basis on June 3, 2008.
This five-for-one split will not apply to the American Depositary Shares (ADSs) listed on the New York Stock Exchange (NYSE). As a result of the split, starting June 3, 2008, each ADS will represent one share.
Paris, June 2, 2008
The five-for-one split announced on May 15, 2008 of CGG Veritas (ISIN: 0000120164 — NYSE: CGV) ordinary shares listed on Euronext Paris will take effect on Monday, June 2nd 2008 after market close and trading will begin on a split-adjusted basis on Tuesday, June 3, 2008 at the opening of the Paris stock exchange. On June 3:

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•	The market price of the CGG Veritas shares listed on Euronext Paris will be divided by 5.

•	The number of outstanding shares will be multiplied by 5 and will be raised to 137,641,135 shares having a par value of €0.40 each, the total amount of capital remains unchanged.

•	An ADS listed on the NYSE will have one to one parity with an ordinary share listed on Euronext Paris.
This transaction does not require any specific formalities from CGG Veritas shareholders.
Paris, July 10, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) provides its vessel utilization and fleet allocation updates for the second quarter of 2008 and announces the release date for the second quarter financial results.
Vessel utilization update for the second quarter 2008:
Going forward, CGG Veritas will publish on a quarterly basis a vessel utilization update. Two indicators will be disclosed:
- Vessel availability rate, a metric measuring the structural availability of our vessels to meet demand, is related to the entire fleet and corresponds to the total vessel time, reduced by the sum of the shipyard time and the steaming time (the “available time”), all then divided by total vessel time;
- Vessel production rate, a metric measuring the effective utilization of the vessels once available, is related to the entire fleet and corresponds to the available time reduced by operational downtime and then divided by available time.
During the second quarter 2008,
•	The vessel availability rate was 86%; this compares to a 92% vessel availability rate sequentially and 80% in second quarter 2007;

•	The vessel production rate was 80%; this compares to a 90% vessel production rate sequentially and 86% in second quarter 2007.
As communicated during our first quarter 2008 earnings conference call, the sequentially lower second quarter 2008 utilization rates are in line with management estimates and are based on seasonal steaming, return of vessels for defective maritime equipment and the loss of propulsion incident on the Symphony. All impacted vessels including the Symphony returned to operations in June.
Fleet allocation update for the second quarter 2008:

During the second quarter 2008, our 3D vessels were allocated 75% to contract and 25% to multi-client programs.
Paris, July 31, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) today announced its second quarter 2008 unaudited financial results(1). All comparisons are made on a year-on-year basis with second quarter 2007 figures unless otherwise stated.
During the second quarter of 2008:
•	Group revenue was up 14% to $874 million.

•	Group operating income was up 11% to $151 million. Sercel delivered robust performance and Services was in line with expectations resulting in a group operating margin of 17%. With a constant $/€ exchange rate(1), the margin would have been approximately 19%.

•	Sercel revenue grew 7% to $281 million with a 30% operating margin. With a constant exchange rate, the margin would have been approximately 34%.

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•	Services revenue grew 17% to $613 million with a 14% operating margin. During the quarter we saw lower marine availability and production rates as previously communicated and strengthening multi-client sales.

•	Net income of $81 million represented 9% of revenue corresponding to $0.56 per ADS. Net income in euros was €52 million corresponding to €0.35 earnings per share (EPS).

•	Backlog as of July 1, 2008 remains strong at $1.7 billion.
CGG Veritas Chairman & CEO, Robert Brunck commented:
“During the quarter, our revenue grew 14% year-on-year and net income grew 35%. At the operational level, continued robust performance of Sercel, strong contract demand in Services and increasing multi-client sales were offset partially by lower marine utilization rates, low seasonal activity in land and the unfavorable euro/dollar exchange rate.
Sercel further expanded its leadership position as the 428 XL acquisition system and Sentinel solid streamers saw accelerating technology adoption. Services continued to strengthen with further wide-azimuth success and excellent take-up of land’s HPVA and V1 technology as well as processing’s unique advanced imaging capabilities.
We confirm our 2008 objectives based on an expected strong second half of the year. In Services, with our full fleet back in operation, vessel utilization rates will return to high levels and multi-client sales will continue to increase especially in the Gulf of Mexico. In Sercel we will see even further strengthening of seismic equipment sales throughout the year.
Looking forward through 2009, demand outlook continues to remain strong across all segments of our unique business portfolio and I am confident that we are well positioned to further extend our leadership and grow our financial results.”
Second Quarter 2008 Performance and Highlights
Group Revenue was $874 million (€559 million), compared to $769 million (€571 million). Growth of 14% in $ was driven by strong sustained sales of Sercel equipment and increasing levels of multi-client sales in Services.
Group Operating Income was $151 million (€96 million), up 11% in $ and down 4% in €, with a 17% operating margin, compared to $136 million (€101 million) and an 18% margin last year. With a constant exchange rate, the margin would have been approximately 19%.
Group EBITDAs(1) was $339 million (€217 million) up 20% in $ and up 3% in € compared to $284 million (€210 million) last year. EBITDAs margin was 39% this quarter.
Group Net Income was $81 million (€52 million) compared to $60 million (€45 million), resulting in an EPS of €0.35 per ordinary share and $0.56 per ADS.
The Effective Tax Rate, not including deferred tax on currency translation, was 32%. During the quarter, we saw preliminary benefits from our tax planning program.
The Group Net Debt was stable over the quarter at $1.6 billion (€1.0 billion), representing 44% of total shareholders equity of $3.7 billion (€2.4 billion).
Industrial Capex was $61 million (€39 million) while multi-client Capex was $143 million (€91 million) as the acquisition on our Garden Banks wide-azimuth (WAZ) in the Gulf of Mexico (GoM) continued to progress well. Multi-client prefunding was 79%.

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The Net Book Value of the multi-client library closed at $759 million (€481 million) distributed respectively with $554 million (€351 million) for our marine library and $205 million (€130 million) for our land library. The multi-client amortization rate was 48%.
Comparison with Second Quarter 2007

	Second quarter		Second quarter
Consolidated Statement of Income	(in million euros)		(in million dollars)
	2008	2007	2008	2007
Exchange rate	1.562	1.347	1.562	1.347
Operating revenue	559.0	571.1	874.1	768.7
- Sercel	179.9	196.2	281.3	263.5
- Services	391.6	390.1	613.1	525.4
- Elimination	-12.5	-15.2	-20.3	-20.7
Gross profit	155.8	174.9	244.9	235.9
Operating income	96.1	100.5	151.1	135.9
- Sercel	53.9	67.3	84.5	90.5
- Services	52.7	45.5	83.6	62.0
- Corporate and Elimination	-10.5	-12.3	-17.0	-16.6
Cost of financial debt	-18.4	-26.2	-28.8	-35.3
Income tax	-26.2	-31.0	-41.4	-41.9
Income from equity investments	0.2	0.8	0.4	1.0
Net income	51.8	44.6	81.5	60.4
Earnings per share (€)/per ADS ($)	0.35	0.31	0.56	0.42
EBITDAs	217.0	210.2	339.4	283.6
- Sercel	60.1	72.1	94.1	97.0
- Services	172.0	147.1	269.4	199.0
Industrial Capex	38.6	48.1	60.5	65.2
Multi-client Capex	91.2	82.6	142.7	110.7
Net Debt / Equity gearing ratio	44%	50%	44%	50%
Second Quarter 2008 Business Review
Sercel
Revenue for Sercel was $281 million (€180 million), up 7% in $ and down 8% in €. Internal sales were flat accounting for 7% of total sales. Continued increase in demand for high resolution and highly productive solutions further extended Sercel’s technology leadership both onshore and offshore as technology adoption of the 428 XL recording system and the Sentinel solid streamer accelerated.

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Operating Income was $85 million (€54 million), with a 30% operating margin, compared to $91 million (€67 million) and a 34% margin a year ago. With a constant exchange rate, the margin would have been approximately 34%.
EBITDAs was $94 million (€60 million), with a 33% EBITDAs margin, compared to $97 million (€72 million) and a 37% margin last year.
Services
Revenue for Services was $613 million (€392 million), up 17% in $ and stable in € supported by increasing multi-client sales and continued growth in the contract market.
Operating Income was $84 million (€53 million), with a 14% operating margin, compared to $62 million (€46 million) and a 12% margin. Strong prefunding of multi-client surveys in the GoM and growing after-sales in Brazil were partially offset as anticipated by a lower vessel availability rate(2) of 86% and a lower vessel production rate(2) of 80% as well as the seasonal demobilization of our Arctic operations. With a constant exchange rate, the margin would have been approximately 16%.
EBITDAs was $269 million (€172 million), a 44% EBITDAs margin, compared to $199 million (€147 million) and a 38% margin last year.
•	Marine contract revenue reached $214 million (€137 million) up 19% in $ and up 2% in € in an undersupplied market. We operated 75% of our high-end 3D fleet on contract, mainly in the Eastern Hemisphere. All vessels were in operations in June including the Symphony following its loss of propulsion incident.

•	Land contract revenue was $110 million (€70 million) up 14% in $ and down 3% in € based on growing demand for higher resolution data and increased take-up of our advanced HPVA and V1 technology. We operated on average 16 crews in select locations with 11 crews in the Eastern Hemisphere and 5 crews in the Western Hemisphere, as a result of the typical seasonal low activity in the North American Arctic region.

•	Processing & Imaging revenue was $96 million (€62 million) up 7% in $ and down 8% in €, based on the strengthening position and take-up of our new high-end imaging and depth migration technologies.

•	Multi-client revenue was $192 million (€124 million) up 21% in $ and up 5% in €. The amortization rate for multi-client sales was 48% both in marine and land.
o	Multi-client marine revenue was $149 million (€96 million) up 14% in $ and down 2% in €. Marine multi-client Capex reached $112 million (€71 million) with prefunding at 87% driven by stronger sales of our leading WAZ programs. The Garden Banks high resolution WAZ survey in the GoM is progressing well and is showing very promising preliminary results. Prefunding for marine multi-client was $98 million (€63 million). After-sales revenue was $51 million (€33 million).

o	Multi-client land revenue was $43 million (€28 million) up 58% in $ and up 38% in € driven by strong demand for our Canadian data. Capex was $31 million (€20 million) with 47% prefunding as new programs were launched in Canada. Prefunding for land multi-client was $15 million (€9 million). After-sales revenue was $29 million (€19 million).
First Half 2008 Performance and Highlights
Group Revenue was $1,747 million (€1,144 million), compared to $1,546 million (€1,163 million). This 13% growth in $ was driven by sustained sales of Sercel equipment and a high level of land and marine contract activity in Services.
Group Operating Income was $335 million (€219 million), up 3% in $ and down 10% in €, with a 19% operating margin, compared to $324 million (€244 million) and a 21% margin last year. With a constant exchange rate, the margin for the first half 2008 would have been approximately 21%.

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Group EBITDAs(1) was $682 million (€447 million) compared to $622 million (€468 million). EBITDAs margin was 39%.
Group Net Income was $177 million (€116 million) compared to $151 million (€114 million), resulting in an EPS of €0.81 per ordinary share and $1.24 per ADS.
The Effective Tax Rate, not including deferred tax on currency translation, was 35.5%.
Industrial Capex was $137 million (€90 million) while multi-client Capex was $288 million (€189 million) reaching a peak in the first quarter as two large WAZ acquisition programs ran concurrently in the GoM. Multi-client prefunding was 71% and the multi-client amortization rate at the end of June was 49%.
Comparison with First Half 2007

	First half		First half
Consolidated Statement of Income	(in million euros)		(in million dollars)
	2008	2007	2008	2007
Exchange rate	1.527	1.329	1.527	1.329
Operating revenue	1144.0	1163.3	1746.9	1546.0
- Sercel	368.7	400.6	563.0	532.2
- Services	824.9	815.7	1259.6	1084.2
- Elimination	-49.6	-53.0	-75.7	-70.4
Gross profit	356.2	381.3	544.0	506.8
Operating income	219.5	244.0	335.2	324.3
- Sercel	114.0	136.3	174.1	181.1
- Services	141.8	146.7	216.5	195.0
- Corporate and Elimination	-36.3	-39.0	-55.4	-51.8
Cost of financial debt	-41.2	-60.0	-63.0	-79.7
Income tax	-64.3	-72.0	-98.2	-95.7
Income from equity investments	3.0	1.2	4.6	1.7
Net income	115.9	113.6	176.9	151.0
Earnings per share (€)/per ADS ($)	0.81	0.83	1.24	1.11
EBITDAs	446.8	468.1	682.3	622.1
- Sercel	126.1	145.9	192.6	193.9
- Services	362.5	357.4	553.5	475.0
Industrial Capex	89.8	121.4	137.1	161.3
Multi-client Capex	188.5	144.4	287.9	191.9
Net Debt / Equity gearing ratio	44%	50%	44%	50%

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2008 and 2009 Outlook
Looking forward we confirm our 2008 objectives. The second half of the year is expected to be stronger than the first half for both Sercel and Services. In Services, vessel utilization rates should return to high levels and multi-client sales should increase to meet early 2009 Gulf of Mexico lease sales. Sercel should increase even further with seismic equipment sales growing quarter by quarter.
Global seismic demand outlook remains strong through 2009 across all segments of our equipment and services business. In this market, CGG Veritas is well positioned to further extend its leadership and grow its financial results.
Paris, August 26, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) has been awarded an important contract by Qatar Petroleum to undertake a large, ultra high-density high-resolution onshore seismic survey. The expected value of the contract is approximately $140 million dollars. Work on the project will commence around year-end 2008 and is anticipated to have a duration of about thirty months.
The survey will cover the Dukhan field in Qatar that extends under desert plains, coastal salt flats, transition zones and shallow water areas.
To ensure that this complex and industry-first high-resolution survey delivers the best results, CGG Veritas will provide the full range of acquisition and processing services deploying a 40,000-channel seismic crew, 3D VSP (Vertical Seismic Profile) and imaging services.
According to Robert Brunck, Chairman and CEO of CGG Veritas: “This industry-first survey will generate the highest possible resolution seismic image of the reservoir. A survey of this density was made feasible based on the results of our extensive research and development to create unique technologies and methodologies for continued improvement of image quality and increased efficiency of operations. This combination best addresses our customer’s needs for very high-resolution solutions.
Considering its volume, density and technical requirements, this contract also reinforces the position of CGG Veritas and its regional joint venture, Ardiseis, as the worldwide leader in the growing high-end seismic segment”.
Paris, September 30, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) has been awarded a multi-year contract extension by Petroleum Development Oman (PDO) to undertake a high-productivity high-density onshore seismic acquisition project in Oman. In addition to increasing the number of active vibrator fleets, the extension doubles crew capacity to 25,000 channels, making it the largest high-resolution seismic operation in Oman. Work under the new configuration will commence at the beginning of 2009 and is expected to continue through the first quarter of 2011. This step change in crew configuration follows the recent update to 24-hour operations in Oman, another significant advance.
According to Robert Brunck, Chairman and CEO of CGG Veritas: “This multi-year project underlines the confidence PDO has in our expertise and we are very proud to have the opportunity to strengthen our long-term relationship and perform this high-density, high-productivity survey.
The award further extends our leadership position in the high-end segment of the market and confirms the long-term commitment of CGG Veritas and its regional joint venture Ardiseis in Oman and the wider Middle East region.”
Paris, October 7, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) provides its vessel utilization and its fleet allocation updates for the third quarter of 2008.

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Vessel utilization update for the third quarter 2008:
On a quarterly basis, CGG Veritas publishes its vessel utilization updates. Two indicators are disclosed:
•	The vessel availability rate, a metric measuring the structural availability of our vessels to meet demand; this metric is related to the entire fleet, and corresponds to the total vessel time reduced by the sum of the shipyard time and the steaming time (the “available time”), all divided by total vessel time;

•	The vessel production rate, a metric measuring the effective utilization of the vessels once available; this metric is related to the entire fleet, and corresponds to the available time reduced by the operational downtime, all then divided by available time.
As expected, in the third quarter, vessel utilization rates strengthened significantly from the previous quarter:
•	The vessel availability rate was 98%; this compares to an 86% vessel availability rate sequentially and 90% in third quarter 2007.

•	The vessel production rate was 90%; this compares to an 80% vessel production rate sequentially and 85% in third quarter 2007.
Fleet allocation update for the third quarter 2008:
During the third quarter 2008, our 3D vessels were allocated 65% to contract and 35% to multi-client programs.
Paris, November 7, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) today announced its third quarter 2008 unaudited financial results. All comparisons are made on a year-on-year basis with third quarter 2007 figures unless otherwise stated.
During the third quarter of 2008 CGG Veritas delivered its strongest quarter on record:
•	Group revenue was up 28% to $1.062 billion.

•	Group operating income was up 69% to $265 million, a 25% operating margin.

•	Sercel external revenue grew 29% to $300 million as demand for 428 XL land technology continued to strengthen. Operating margin was 33%.

•	Services revenue grew 28% to $762 million driven by high marine availability and production rates and strong multi-client prefunding. Operating margin was 23%.

•	Net income was $162 million representing 15% of revenue. It corresponds to $1.14 per ADS. Net income in Euros was €105 million. It corresponds to €0.74 earnings per share (EPS).

•	Net free cash flow was $65 million and the net debt/equity ratio stood at 42%.

•	Backlog as of October 1, 2008 was a record $1.9 billion.
CGG Veritas Chairman & CEO, Robert Brunck commented:
“I am very pleased to report record operational and financial performance during the quarter confirming our previously communicated strong second half of 2008. Looking forward, based on very high deliveries of land equipment in Sercel and strengthening multi-client sales in the fourth quarter, I confirm our confidence in achieving our 2008 objectives.
Despite the current instability of the global financial markets and uncertainties related to an economic slowdown, oil supply continues to be particularly challenging for our customers as reserve replacement rates remain low and decline rates are increasingly high. For this reason, through lowering the risks associated with finding and producing reserves, high-end differentiated seismic provides enhanced value and productivity to our clients.
With our solid financial position including long term debt maturity, industrial strength and expertise, along with our record backlog of near $2 billion, I am confident in our capacity to deliver robust performance and strength in the market.”

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Third Quarter 2008 Performance and Highlights
Group Revenue was $1,062 million (€692 million), compared to $829 million (€607 million). The 28% growth in $ was driven by Sercel Equipment sales, marine performance, and multi-client sales in Services.
Group Operating Income was $265 million (€173 million), up 69% in $ and up 51% in €, with a 25% operating margin, compared to $157 million (€115 million) and a 19% margin last year.
Group EBITDAs was $467 million (€304 million) up 27% in $ and up 12% in € compared to $369 million (€271 million) last year. EBITDAs margin was 44% this quarter.
Group Net Income was $162 million (€105 million), up 73% in $ and up 53% in € compared to $94 million (€69 million), resulting in earnings of $1.14 per ADS and €0.74 per ordinary share.
The Effective Tax Rate, not including deferred tax on currency translation, was 30%.
Net Free Cash Flow was $65 million (€42 million) and Group Net Debt decreased over the quarter to $1.57 billion (€1.1 billion), corresponding to a 42% net debt / equity gearing ratio.
Industrial Capex was $52 million (€34 million) while multi-client Capex was $146 million (€95 million) as the acquisition of our Garden Banks wide-azimuth (WAZ) in the Gulf of Mexico (GoM) continued to progress well. Multi-client prefunding was 102%.
The Net Book Value of the multi-client library was stable compared to last quarter and closed at $776 million (€542 million) distributed with $579 million (€405 million) for our marine library and $197 million (€138 million) for our land library. The multi-client amortization rate was 54%.
Comparison with Third Quarter 2007

	Third Quarter		Third Quarter
Consolidated Statement of Income	(in million euros)		(in million dollars)
	2008	2007	2008	2007
Exchange rate	1.537	1.365	1.537	1.365
Operating revenue	691.6	607.2	1062.2	828.6
- Sercel	204.1	213.1	313.5	290.8
- Services	496.0	436.8	761.7	595.8
- Elimination	-8.5	-42.7	-13.1	-57.9
Gross profit	246.9	175.5	379.0	240.1
Operating income	172.8	114.7	265.1	156.8
- Sercel	66.7	72.4	102.5	98.8
- Services	112.7	71.8	172.9	98.1
- Corporate and Elimination	-6.5	-29.5	-10.1	-40.1
Cost of financial debt	-18.7	-25.1	-28.6	-34.4
Income tax	-52.1	-19.3	-80.0	-26.8
Income from equity investments	-0.6	1.3	-0.9	1.7

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English translation from the French

	Third Quarter		Third Quarter
Consolidated Statement of Income	(in million euros)		(in million dollars)
	2008	2007	2008	2007
Net income	105.4	68.7	161.7	93.5
Earnings per share (€) /per ADS ($)	0.74	0.51	1.14	0.69
EBITDAs	304.3	271.2	467.2	369.4
- Sercel	72.8	77.6	111.8	105.8
- Services	239.2	220.2	367.3	299.7
Industrial capex & development costs	33.4	67.8	51.5	92.4
Multi-client capex	94.9	134.1	145.8	181.6
Net Debt / Equity gearing ratio	42	46%	42%	46%
Third Quarter 2008 Business Review
Sercel
Total Revenue for Sercel was $314 million (€204 million) and external revenue was $300 million (€196 million), up 29% in $ and 15% in €. Internal sales accounted for 4% of total sales. Growing requirement for high resolution high productivity seismic drove Sercel revenue, particularly in land.
Operating Income was $103 million (€67 million), with a 33% operating margin, compared to $99 million (€72 million) and a 34% margin a year ago.

EBITDAs was $112 million (€73 million), with a 36% EBITDAs margin, compared to $106 million (€78 million) and a 36% margin last year.
Services
Revenue for Services was $762 million (€496 million), up 28% in $ and up 14% in € mainly supported by strong growth in marine contract.

Operating Income was $173 million (€113 million), with a 23% operating margin, compared to $98 million (€72 million) and a 17% margin a year ago. Strengthening multi-client sales, especially our WAZ projects and high vessel utilization rates were the main drivers of third quarter performance.
EBITDAs was $367 million (€239 million), a 48% EBITDAs margin compared to $300 million (€220 million) a 50% margin last year.
•	Marine contract revenue reached $320 million (€208 million) up 86% in $ and up 66% in €. We operated 65% of our high-end 3D fleet on contract, mainly in Asia Pacific, the North Sea and the east coast of Canada.

•	Land contract revenue was $131 million (€85 million) up 3% in $ and down 8% in €. We operated 19 crews in select locations with 10 in the E. Hemisphere and 9 in the W. Hemisphere. During the quarter, we implemented our first V1 patented technology in Egypt.

•	Processing & Imaging revenue was $99 million (€65 million) up 13% in $ and flat in € based on growing interest in our new high-end imaging and depth migration technologies, that led to increased direct awards and the renewal of dedicated centers.

•	Multi-client revenue was $212 million (€138 million) up 3% in $ and down 10% in €. The amortization rate for multi-client sales was 54% and split 50% in marine and 69% in land.
o	Multi-client marine revenue was $169 million (€110 million) up 9% in $ and down 4% in €. Marine multi-client Capex reached $118 million (€77 million) as 4 vessels were shooting in the GoM, Brazil and the North Sea in our core areas. Prefunding for marine multi-client was $125 million (€81 million) with a prefunding rate of 106% driven by sales of our leading WAZ programs. After-sales revenue was $44 million (€28 million).

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o	Multi-client land revenue was $44 million (€28 million) down 20% in $ and 29% in € while our Capex eased as planned to $28 million (€18 million). Prefunding revenue was $24 million (€16 million) with a prefunding rate of 88%. After-sales revenue was $19 million (€13 million).
Cash and Balance Sheet
Cash generated by operations increased 21% sequentially to $298 million (€194 million).
Group net free cash flow for the quarter was $65 million (€42 million) and at the end of September 2008, the net debt decreased to $1,572 million (€1,099 million).
The net debt to equity ratio was 42%.
The gross debt was $2,026 million (€1,416 million). The main components of the debt are as follows:
- Term Loan B: Senior secured facility, Libor +2% — $883M outstanding — maturity 2014
- 7 1/2% Senior Notes: $530M outstanding — maturity 2015
- 7 3/4% Senior Notes: $400M outstanding — maturity 2017
Year to Date 2008 Performance and Highlights for the nine months ended September 2008
Group Revenue was $2,809 million (€1,836 million), up 18% in $ and up 4% in € compared to $2,375 million (€1,771 million) a year ago. Growth was driven by sustained sales of Sercel equipment and a high level of land and marine contract activity in Services.
Group Operating Income was $600 million (€392 million), up 25% in $ and up 10% in €, with a 21% operating margin, compared to $481 million (€359 million) and a 20% margin last year.
Group EBITDAs was $1,150 million (€751 million) compared to $992 million (€739 million). EBITDAs margin was 41%.
Group Net Income was $339 million (€221 million) up 38% compared to $245 million (€182 million) last year, resulting in an EPS of €1.55 per ordinary share and $2.38 per ADS.
The Effective Tax Rate, not including deferred tax on currency translation, was 33%.
Industrial Capex was $189 million (€123 million) while multi-client Capex was $434 million (€283 million). Prefunding rate was 82% and the amortization rate at the end of September was 51%.
Year to Date Comparison with 2007

	Year to Date		Year to Date
Consolidated Statement of Income	(in million euros)		(in million dollars)
	2008	2007	2008	2007
Exchange rate	1.530	1.341	1.530	1.341
Operating revenue	1,835.6	1,770.5	2,809.1	2,374.6
- Sercel	572.7	613.7	876.4	823.1
- Services	1,320.9	1,252.4	2,021.5	1,679.7
- Elimination	-58.0	-95.6	-88.8	-128.2
Gross profit	603.0	556.9	922.9	746.8
Operating income	392.2	358.7	600.2	481.0

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	Year to Date		Year to Date
Consolidated Statement of Income	(in million euros)		(in million dollars)
	2008	2007	2008	2007
- Sercel	180.7	208.7	276.6	279.9
- Services	254.4	218.6	389.3	293.2
- Corporate and Elimination	-42.9	-68.6	-65.7	-92.1
Cost of financial debt	-59.8	-85.1	-91.7	-114.1
Tax	-116.5	-91.3	-178.2	-122.4
Income from equity investments	2.4	2.5	3.7	3.4
Net income	221.2	182.3	338.5	244.5
Earnings per share (€) /per ADS ($)	1.55	1.34	2.38	1.80
EBITDAs	751.1	739.3	1149.5	991.6
- Sercel	199.0	223.4	304.5	299.7
- Services	601.7	577.6	920.7	774.7
Industrial capex & development costs	123.2	189.3	188.6	253.8
Multi-client capex	283.4	278.4	433.7	373.4
Net Debt / Equity gearing ratio	42%	46%	42%	46%
Outlook and objectives for 2008
Looking forward, we expect a stronger second half of the year. This is driven by very high levels of confirmed land deliveries in Sercel and the typical strengthening of multi-client sales ahead of lease rounds. Based on this, we confirm our 2008 objectives including a reduction of our net debt to equity ratio to near 35% compared to 46% at the end of 2007.
Our backlog of near $1.9 billion a 15% increase year over year is at a record level and provides us with good visibility well into 2009.
Within the context of the current oil supply challenges and the global financial market conditions, the Group with its high-end seismic equipment and services and its solid financial position is well positioned for the future.
Paris, November 10, 2008
CGG Veritas (ISIN: 0000120164 — NYSE: CGV) announced today it will make a voluntary exchange tender offer (the “Offer”) for 100% of the shares of Wavefield Inseis ASA (“Wavefield”) (OSE: WAVE).
Wavefield is a Norwegian pure-play seismic company which operates a fleet of 8 vessels and develops geophysical equipment based on fiber optic technology. In the third quarter 2008, Wavefield revenue was $110 million, and operating income was $37 million.
In the context of this offer:
•	CGG Veritas will offer eligible Wavefield shareholders 1 newly issued CGG Veritas share for each 7 Wavefield shares.

•	Aggregate equity value implied by the transaction is approximately $310 million, an implied 31% premium for the Wavefield shareholders when compared to the closing price of November 7, 2008.

•	The transaction is immediately accretive to both EPS and cash flow per share.

•	The net debt coverage ratios remain unchanged post transaction.

•	The Board of Wavefield unanimously welcomes the CGG Veritas Offer.

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The transaction strengthens CGG Veritas’ high-end fleet capability with immediate access to five recently equipped high capacity 3D vessels. The additional complement of three mid 3D and 2D Wavefield vessels increases overall fleet management flexibility.
Wavefield’s subsidiary, Optoplan, seabed fiber optic technology for reservoir monitoring expands the product offering of Sercel and accelerates market entry of next generation technologies.
Wavefield’s backlog of $485 million represents approximately one year of its revenue.
Robert Brunck, Chairman and CEO of CGG Veritas commented: “I am very enthusiastic about the combination of Wavefield and CGG Veritas which will strengthen the technology position of both our Services and Equipment businesses in the high-end market. Based on its unique ability to lower the risks associated with finding and producing oil and gas, high-end seismic is more and more requested by our clients.
With an expanded technology portfolio, a stronger industry position and the combined expertise, we will enhance our position as a preferred partner of our clients.
The combination of the two companies increases our visibility further into 2009, enhances our ability to generate cash flow and provides value to our shareholders.”
Anders Farestveit, Chairman of Wavefield, stated “CGG Veritas is well placed to leverage Wavefield resources and expertise to further develop technology leadership across the full range of geophysical services and equipment. The Offer will create an even stronger global leader within the geophysical industry and provide operational and commercial synergies which will benefit both Wavefield and CGG Veritas shareholders. The global leadership position will also generate new and exciting opportunities for the employees, and allow for a further strengthening of the activity level in Norway.”
The exchange offer for the entirety of the share capital of Wavefield will commence as soon as regulatory and legal conditions permit, which is currently expected to be on or about November 24, 2008. Similarly, the offer will expire as soon as regulatory and legal conditions permit, which is currently expected to be on or about December 12, 2008.
All newly issued CGG Veritas shares will be promptly listed on NYSE Euronext Paris and the New York Stock Exchange and will have equal rights in all respects as the existing CGG Veritas shares.
This information is subject to the disclosure requirements set out in section 5-12 of the Norwegian Securities Trading Act.

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ITEM XII
ADMINISTRATIVE AND MANAGEMENT BODIES
Information on this item is provided in the Registration Document.
At the date of this document, the information provided remains correct and is updated as follows:
12.3.	Conflicts of interest

There are no potential conflicts of interest between the duties owed to the Company by the directors, the Chairman and Chief Executive Officer and the President on the one hand, and their private interests on the other.

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ITEM XIII
COMPENSATION AND BENEFITS
Information on this item is provided in the Registration Document.
At the date of this document, the information provided remains correct and is updated as follows:
13.1.	Compensation of the members of the Board of Directors
The table below summarizes the director attendance fees paid to members of the Board of Directors in the last three financial years:

	Amounts paid to CGG Veritas directors by the Company or one of its subsidiaries for
	fiscal year
Name	2007	2006	2005
Robert BRUNCK (1)	€50,038.81	€43,277.05 €	e39,216.55

Yves LESAGE	€51,753.28	€36,720.87 €	€30,879.70

Olivier APPERT	€48,889.39	€24,765.48 €	€24,249.47

Rémi DORVAL	€52,519.56	€34,156.76 €	€23,235.10

Jean DUNAND	€43,016.40	€39,712.32 €	€35,641.60

Christian MARBACH	€33,639.09	€34,730.04 €	€27,777.03

	€75,831.80 paid by CGG VERITAS as a director	€51,813.63 paid by CGG VERITAS as a director	€40,183.85 paid by CGG VERITAS as a director

Robert SEMMENS	€15,000 paid by Sercel Holding as a member of the Supervisory Board	€15,000 paid by Sercel Holding as a member of the Supervisory Board	€15,000 paid by Sercel Holding as a member of the Supervisory Board

Daniel VALOT	€36,876.95	€21,346.68	€20,586.46

David WORK	€50,958.32	—	—

Terence YOUNG	€50,958.32	—	—

Thierry PILENKO (2)	€28,659.47 USD 70,000 (3)	—	—

Loren CARROLL	€55,728.75	—	—

(1)	R. BRUNCK does not receive any compensation as member of the Supervisory Board of Sercel Holding or as Chairman of the Board of Directors of CGG Americas.

(2)	Appointed January 12, 2007

(3)	Amount paid pursuant to a consulting agreement which came into effect on January 15, 2007 between the Company and Mr. Thierry PILENKO and was terminated on March 27, 2007.

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13.3.	Compensation of corporate officers
13.3.1.	Compensation
Robert BRUNCK

Fiscal year	Fixed element	Bonus	Directors’ fees
2007	€526,860 (incl. benefits in kind of €6,840)	€930,057	€50,038.81
2006	€392,144 (incl. benefits in kind of €6,840)	€610,000	€43,277.05
2005	€384,205 (incl. benefits in kind of €6,840)	€333,000	€39,216.55
Thierry LE ROUX

Fiscal year	Fixed element	Bonus
2007	€400,018	€572,343
2006	€310,780	€350,800
2005	€288,100	€159,500
Thierry Le Roux does not receive any benefits in kind.
13.3.2.	Stock options and performance shares awarded to corporate officers — position at September 30, 2008
The tables below summarize the stock options and performance shares held by each corporate officer at September 30, 2008.
The performance conditions applicable to performance share awards are described in section 15.2.3 of the Registration Document.
Robert Brunck

		Stock options		Options remaining
	Date of Board	exercised since	Strike price	at September 30,
Plan	meeting	January 1, 2008	(€)(*)	2008(*)
2001 plan	March 14, 2001	31,551	13.08	0
2002 plan	May 15, 2002	—	7.99	108,880
2003 plan	May 15, 2003	—	2.91	83,765
2006 plan	May 11, 2006	—	26.26	150,000
2007 plan	March 23, 2007	—	30.40	200,000
2008 plan	March 14, 2008	—	32.57	200,000
TOTAL		31,551		742,645

(*)	taking into account the adjustment following the 5-for-1 stock split

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		Number of
	Date of Board	performance shares
Plan	meeting	awarded(*)
2006 plan	May 11, 2006	12,500
2007 plan	March 23, 2007	20,000
2008 plan	March 14, 2008	27,500
TOTAL		60,000

(*)	taking into account the adjustment following the 5-for-1 stock split
Thierry Le Roux

		Stock options		Options remaining at
	Date of Board	exercised since	Strike price	September 30, 2008
Plan	meeting	January 1, 2008	(€)(*)	(*)
2001 plan	March 14, 2001	—	13.08	0
2002 plan	May 15, 2002	—	7.99	0
2003 plan	May 15, 2003	—	2.91	0
2006 plan	May 11, 2006	2,500	26.26	85,000
2007 plan	March 23, 2007	—	30.40	125,000
2008 plan	March 14, 2008	—	32.57	125,000
TOTAL		2,500		335,000

(*)	taking into account the adjustment following the 5-for-1 stock split

		Number of
	Date of Board	performance shares
Plan	meeting	awarded(*)
2006 plan	May 11, 2006	8,750
2007 plan	March 23, 2007	12,500
2008 plan	March 14, 2008	17,500
TOTAL		38,750

(*)	taking into account the adjustment following the 5-for-1 stock split
Pursuant to article L.225-197-1 of the French commercial code, it is specified that, for the stock-options and performance shares plans implemented on March 23, 2007, and March 14, 2008, the Board of Directors set at 10% of each individual allocation (i) the number of shares resulting from the exercise of stock-options and (ii) the number of performance shares thus attributed which he will have to keep under the registered form until the end of his term.
13.5.	Stock options — Executive Committee members
The table below sets out a summary of stock options awarded to Executive Committee members, excluding corporate officers, at September 30, 2008:

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	2000 plan	2001 plan	2002 plan	2003 plan	2006 plan	2007 plan	2008 plan	Total
Date of Board meeting	18/01/2000	14/03/2001	15/05/2002	15/05/2003	11/05/2006	23/03/2007	14/03/2008	—
Vesting date	18/01/2003	14/03/2004	15/05/2005	15/05/2006	11/05/2007	23/03/2008	14/03/2009	—
Expiry	17/01/2008	13/03/2009	14/05/2010	14/05/2011	10/05/2014	23/03/2015	14/03/2016	—
Strike price (€)	45.83	13.08 (1)	7.99 (1)	2.91 (1)	26.26 (1)	30.4 (1)	32.57 (1)	—
Options exercised by Executive Committee members since January 1, 2008	0	0	0	0	0	0	0
Total number of options owned by Executive Committee members and cancelled since January 1, 2008	0	0	0	0	0	0	—
Total number of options owned by Executive Committee members at September 30, 2008 (1) (2)	0	97,990 (1)	9,795 (1)	54,440 (1)	212,500 (1)	292,500 (1)	260,000 (1)	927,225

(1)	Taking into account the adjustment to the strike price and to the number of shares underlying the options, in accordance with article L.225-181 of the French commercial code, following 5-for-1 stock split on June 3, 2008.

(2)	Taking into account options lapsed through the termination of employment within the Group or the holder’s failure to exercise them before expiry.
13.6.	Transactions between the Company and its management and/or a shareholder owning more than 10% of voting rights
13.6.1.	Regulated agreements entered into by the Company with companies or subsidiaries with which it has common directors or corporate officers between April 9 and November 10, 2008

1.	Transfer of equity stakes held by CGG Veritas SA (the “Company”) to CGG Veritas Services Holding BV
Under the “Deed of issuance of shares and contribution” made under Dutch law between the Company and CGG Veritas Services Holding BV, the Company’s equity stakes in CGG Veritas Services Holding (US) Inc., CGG Americas Inc. and CGG Canada Services Inc. were transferred to CGG Veritas Services Holding BV.
This agreement concerns:
-	Robert Brunck, Chairman and Chief Executive Officer of the Company and member of the Supervisory Board of CGG Veritas Services Holding BV;

-	Thierry Le Roux, President of the Company and member of the Management Board of CGG Veritas Services Holding BV.
2.	Sale of CGG Veritas SA’s stake in OHM to CGG Veritas Services Holding BV and formation of a loan agreement
Under the “Share Purchase Agreement” between CGG Veritas SA and CGG Veritas Services Holding BV, CGG Veritas SA’s 15% stake in Offshore Hydrocarbon Ltd. (OHM) was sold to CGG Veritas Services Holding BV.

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To finance this acquisition, an agreement was formed between CGG Veritas SA and CGG Veritas Services Holding BV concerning a loan note in an amount of €1,111,204.77, equal to the value of the transfer.
This agreement concerns:
-	Robert Brunck, Chairman and Chief Executive Officer of CGG Veritas SA and member of the Supervisory Board of CGG Veritas Services Holding BV;

-	Thierry Le Roux, President of CGG Veritas SA and member of the Management Board of CGG Veritas Services Holding BV.
3.	January 12, 2007 financing agreements: provision of additional guarantees
Pledge of CGG Veritas Services Holding BV shares
This agreement concerns:
-	Robert Brunck, Chairman and Chief Executive Officer of CGG Veritas SA and member of the Supervisory Board of CGG Veritas Services Holding BV;

-	Thierry Le Roux, President of CGG Veritas SA and member of the Management Board of CGG Veritas Services Holding BV.
Designation of CGG Veritas Services Holding BV as guarantor subsidiary
This agreement concerns:
-	Robert Brunck, Chairman and Chief Executive Officer of CGG Veritas SA and member of the Supervisory Board of CGG Veritas Services Holding BV;

-	Thierry Le Roux, President of CGG Veritas SA and member of the Management Board of CGG Veritas Services Holding BV.
4.	Sale of CGG Veritas SA’s equity stakes in Asia-Pacific subsidiaries to CGG Veritas Services Holding BV
Under the “Deed of issuance of shares and contribution” made under Dutch law between the Company and CGG Veritas Services Holding, the stakes owned by CGG Veritas SA (the “Company”) in CGG Australia Services, PT CGG Indonesie, CGG Veritas Services (B) Sdn bhd (Brunei) and CGG Veritas Services India Private Ltd. were sold to CGG Veritas Services Holding BV.
This agreement concerns:
-	Robert Brunck, Chairman and Chief Executive Officer of the Company and member of the Supervisory Board of CGG Veritas Services Holding BV;

-	Thierry Le Roux, President of the Company and member of the Management Board of CGG Veritas Services Holding BV.
5.	Amendment to the loan agreement between CGG Veritas SA and CGG Veritas Services SA dated October 31, 2007
Under this amendment, the interest rate of 1%, due to end on December 31, 2008, is extended for the 2009 financial year.
This agreement concerns: Thierry Le Roux, President and Chief Operating Officer of CGG Veritas SA and Chairman of the Board and director of CGG Veritas Services SA.

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ITEM XIV
BOARD PRACTICES — BOARD COMMITTEES
Information concerning this item is described in the Registration Document.
At the date of the document, the information provided remains correct and is updated as follows:
14.1.	Organization and preparation of Board meetings
14.1.2.	Board meetings
The Board of Directors has met seven times since January 1, 2008.
14.2.	Board Committees
The audit committee has met six times since January 1, 2008, the Technology Committee once, the Strategic Committee seven times and the Appointment-Remuneration Committee six times.

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ITEM XV
EMPLOYEES
Information concerning this item is described in the Registration Document.
At the date of the document, the information provided remains correct and is updated as follows:
15.2.	Profit sharing
15.2.2.	Stock options
The table below provides details of the various stock option plans existing at September 30, 2008, including stock options granted to members of the Executive Committee other than the corporate officers (see section 13.6 “Stock options — Executive Committee members”).

	2000 Plan	2001 Plan	2002 Plan	2003 Plan	2006 plan	2007 plan	2008 plan	Total
Exercise price (€)	45.83	13.08 (1)	7.99 (1)	2.91 (1)	26.26 (1)	30.4 (1)	32.57 (1)	—
Expiration date	Jan. 17, 2008	Mar. 13, 2009	May 14, 2010	May 14, 2011	May 10, 2014	Mar. 23, 2015	Mar. 14, 2016
Initial exercise date	Jan. 18, 2003	Mar. 14, 2004	May 15, 2005	May 15, 2006	May 11, 2006	Mar. 23, 2007	Mar. 14, 2008
Number of optionees	129	144	172	176	171	145	130	—
Options initially granted	231,000	256,000	138,100	169,900	202,500	261,750	237,700	1,496,950
Options granted to the ten employees of CGG Veritas and other group companies who received the highest number of options	95,000	105,000	54,250	62,000	103,000	108,500	435,000 (1)
Options outstanding at January 1, 2008	7,231	74,800	53,310	80,246	195,163	250,450	—	661,200
Options exercised since 1 January 2008	966	60,437	7,885	18,446	2,500	2,000	0	92,234
Options outstanding at September 30, 2008 (1) (2)	0	257,370	251,085	348,000	955,835	1,231,250	1,168,500	4,212,040

(1)	In accordance with article L. 225-181 of the French commercial code, the exercise price and the number of underlying shares have been adjusted following the five-for-one stock split made on June 3, 2008.

(2)	Taking account of options that have lapsed either due to the employee’s departure or their non-exercise before the expiration date.

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ITEM XVI
MAJOR SHAREHOLDERS
Information concerning this item is described in the Registration Document.
At the date of the document, the information provided remains correct and is updated as follows:
16.1.	Current ownership of share capital and voting rights
16.1.1.	Ownership of the Company at September 30, 2008
At September 30, 2008, ownership of the Company’s share capital was as follows:

	September 30, 2008
Shareholders	No. of shares	% of share capital	Voting rights(*)	% of voting rights(*)

Institut Français du Pétrole	6,540,610	4.75%	13,081,220	9.06%
CGG Actionnariat	82,750	0.06%	165,500	0.11%
Others registered shareholders	1,033,316	0.75%	1,170,951	0.81%
Free float	130,033,460	94.44%	130,033,460	90.02%

Number of shares and voting rights outstanding	137,690,136	100.00%	144,451,131	100.00%

(*)	No shares outstanding as of September 30, 2008 had been stripped of their voting rights
On October 31, 2008, the Company held 884,200 of its shares, representing 0.64% of the share capital of the Company, under the liquidity contract described in paragraph 18.1.3. The Company does not hold other of its shares out of this contract.
Notifications of interest required by law or under the by-laws received since April 1, 2008:
•	Natixis Asset Management:

—	notification on July 31, 2008 that its interest had fallen below 1% of the share capital;

•	BNP Paribas Asset Management:

—	notification on August 4, 2008 that its interest had gone above 1% of the share capital;

•	UBS Global Asset Management:

—	notification on August 8, 2008 that its interest had gone above 3% of the share capital and voting rights;

•	DNCA Finance and its Luxembourg subsidiary Leonardo Asset Management:

—	notification on August 25, 2008 that its interest had gone above 4% of the voting rights;

•	Edmond de Rothschild Asset Management:

—	notification on October 2, 2008 that its interest had gone above 3% of the share capital and voting rights.

•	Marsico Capital Management LLC:

—	notification on October 8, 2008 that its interest had gone above 3% of the share capital.

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ITEM XVIII
ADDITIONAL INFORMATION
Information concerning this item is described in the Registration Document.
At the date of the document, the information provided remains correct and is updated as follows:
18.1.	General information about the share capital
18.1.1.	Alterations to the share capital and voting rights
As the by-laws do not contain any specific provisions in this respect, alterations to the share capital or voting rights attached to the shares are subject only to the provisions of the law.
18.1.2.	Share capital

			Number	Amount	Change	Total
			of shares	of share	in	share
Year	Transaction	Par value	issued	premium	share capital	capital
2008	Exercise of stock options on March 31, 2008	€2	16,882	€784,433.36	€33,764	€54,935,280
	Exercise of stock options on April 28, 2008	€2	10,735	€623,176.06	€21,470	€54,956,750
	Five-for-one stock split on June 3, 2008	€0.40
	Exercise of stock options on June 30, 2008	€0.40	44,115	€507,176.15	€17,646	€55,074,100
	Capital reduction on July 30, 2008	€0.40	-13,265	—	- €5,306	€55,068,794
	Exercise of stock options on September 30, 2008	€0.40	18,150	€152,697.45	€7,260	€55,076,054
	Capital decrease on November 6, 2008	€0.40	-12,231	—	€-4,892.40	€55,071,162
On the date of the present update, the share capital of the Company consists of 137,677,905.
On the date of the present update, the only dilutive securities issued are stock options and performance shares, consisting of 4,181,985 stock options and 791,750 performance shares outstanding unissued (see the description in paragraph 15.2.3. of the Registration Document) representing respectively a dilutive percentage of 3.04% and 0.58%.
18.1.3.	Share buyback programm to be approved by the general meeting of the shareholders on April 29, 2008:
At their meeting of April 29, 2008, the shareholders renewed the authorization given to the Board of Directors to buy and sell shares of the Company for a period of eighteen months. Information on this new share buyback plan is provided in the Registration Document.
At September 30, 2008, the Company did not directly hold any treasury shares outside of the liquidity contract.
Under the liquidity contract, Crédit Agricole Cheuvreux bought and sold the following shares of the company:
▪	From April 1, 2008 to May 31, 2008, 139,381 shares bought at an average weighted price of €174.10 and 1,119,534 shares sold at an average weighted price of €175.02;

▪	From June 1, 2008(*) to September 30, 2009, 1,210,951 shares bought at an average weighted price of €27.98 and 814,523 shares sold at an average weighted price of €25.98. (*) After the five-for-one stock split
At September 30, 2008, the Company held a total of 642,678 treasury shares under the liquidity contract with a net book value of €15.4 million.

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ITEM XIX
MATERIAL CONTRACTS
•	Letter of intent to charter the “Fearless”, a seismic vessel currently under construction, from Swire Pacific Offshore
On September 23, 2008, CGG Veritas signed a letter of intent to charter the “Fearless”, a seismic vessel currently under construction, from Swire Pacific Offshore. The amount of the contract is €83 million for a period of eight years. After this period, CGG Veritas has a purchase option as well as an option to extend the charter agreement for a further eight years. The vessel is due to be delivered in mid-2010.
•	Lease agreement with Genefim and Finamur
On June 13, 2008, CGG Veritas Services SA entered into a twelve-year lease agreement with Genefim and Finamur to finance the construction of Services’ new headquarters in Massy. A construction contract has been entered into between the two banks, which own the building, and Bouygues Immobilier.
The total value of the contract is approximately €80 million and it will take effect as of the building’s completion. CGG Veritas Services SA has a purchase option exercisable from the end of the sixth year until the end of the lease agreement.

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ANNEX
TABLE OF CORRESPONDENCE
The table below shows the main headings required under European Regulation no. 809/2004 implementing the “Prospectus” Directive and the equivalent sections of this update. Sections not applicable to CGG Veritas are indicated as “N/A”.

European legislation[2]		Registration Document section no.

1	Persons responsible	1 Persons responsible
	1.1 Persons responsible for information	1.1 Person responsible
	1.2 Statement by persons responsible	1.2 Statement
2	Statutory Auditors	2 Statutory Auditors
	2.1 Name and address	2 Statutory Auditors
	2.2 Resignation/not reappointed	N/A
3 Selected financial information
9 Financial position and earnings
3	Selected financial information	c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
9 Financial position and earnings
	3.1 Presentation of financial data for each fiscal year covered	b) Comparison between the third quarter of 2008 and the third quarter of 2007 c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
	3.2 Interim financial information	N/A
4.3 Risks related to CGG Veritas indebtedness
4	Risk factors	4.4 Exchange-rate risk at 30 September 2008
4.5 Risks related to equity securities
4.6 Risk related to the possibility of goodwill write-downs
4.7 Risk related to the current financial crisis
5	Information about the issuer
5.1 History and development of the Company
5.1.1 Legal and commercial name of the Issuer
5.1.2 Registration
5.1.3 Incorporation
5.1.4 Domicile /legal form
5.1.5 Important events

5.2 Investments
5.2.1 A description, (including the amount) of the issuer’s principal investments for each financial year for the period covered by the historical financial information up to the date of the registration document
5.2.2 A description of the issuer’s principal investments that are in progress, including the geographic distribution of these investments (home and abroad) and the method of financing (internal or external)

[2]	European legislation comprises Directive 2003/71/EC dated November 4, 2003 of the European Parliament and of the Council as regards information contained in prospectuses and Commission Regulation no. 809/2004 of April 29, 2004 implementing the Directive.

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European legislation[2]		Registration Document section no.

5.2.3 Information concerning the issuer’s principal future investments on which its management bodies have already made firm commitments
6	Business overview	6 Principal activities
6.1 Principal activities
6.1.1 Description of operations and principal activities
6.1.2 New products
6.2 Main markets
6.3 Exceptional factors
6.4 Extent to which issuer is dependent on patents, licences or contracts
6.5 Competitive position
7	Organizational structure	7 Group structure — intra-group relations
	7.1 Description of the group and the issuer’s position within it	7.1 Organizational structure
	7.2 List of significant subsidiaries	7.1 Organizational structure
8	Property, plant and equipment
8.1 Material tangible fixed assets
8.2 Environmental issues
9	Operating and financial review	9 Financial position and earnings
3 Selected financial information
9 Financial position and earnings
	9.1 Financial condition	b) Comparison between the third quarter of 2008 and the third quarter of 2007
c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
10.1 Consolidated financial statements for the nine months to September 30, 2008
3 Selected financial information
9 Financial position and earnings
b) Comparison between the third quarter of 2008 and the third quarter of 2007
	9.2 Operating results	c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
10.1 Consolidated financial statements for the nine months to September 30, 2008
	9.2.1 Information regarding significant factors, including unusual or infrequent events or new developments, materially affecting the issuer’s income from operations, indicating the extent to which income was so affected.	N/A
	9.2.2 Where the financial statements disclose material changes in net sales or revenues, provide a narrative discussion of the reasons for such changes	Items IX and X
	9.2.3 Information regarding any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations	N/A
3 Selected financial information
10	Capital resources	10.1 Consolidated financial statements for the nine months to September 30, 2008
	10.1 Information concerning the issuer’s capital	10.1 Consolidated financial statements for the nine

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European legislation[2]		Registration Document section no.

resources (both short and long term)	months to September 30, 2008
9 Financial position and earnings
b) Comparison between the third quarter of 2008 and the third quarter of 2007
c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
3 Selected financial information
10.1 Consolidated financial statements for the nine months to September 30, 2008
10.2 An explanation of the sources and amounts of and a narrative description of the issuer’s cash flows	9 Financial position and earnings
b) Comparison between the third quarter of 2008 and the third quarter of 2007
c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
9 Financial position and earnings
	10.3 Information on the borrowing requirements and funding structure of the issuer	b) Comparison between the third quarter of 2008 and the third quarter of 2007 c) Comparison between the nine months to September 30, 2008 and the nine months to September 30, 2007
4.3 Risks related to CGG Veritas indebtedness
	10.4 Restrictions on the use of capital resources	4.3 Risks related to CGG Veritas indebtedness
	10.5 Anticipated sources of funds needed to fulfill investment commitments	N/A
11	Research and development
12	Trend information	11 Outlook
	12.1 Significant recent trends	11 Outlook
	12.2 Information on any known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the issuer’s prospects for at least the current financial year	11 Outlook
13	Profit forecasts or estimates	N/A
	13.1 A statement setting out the principal assumptions upon which the issuer has based its forecast, or estimate	N/A
	13.2 A report prepared by independent accountants or auditors	N/A
	13.3 The profit forecast or estimate must be prepared on a basis comparable with the historical financial information	N/A
	13.4 If a profit forecast in a prospectus has been published which is still outstanding, then provide a statement setting out whether or not that forecast is still correct as at the time of the registration document, and an explanation of why such forecast is no longer valid if that is the case	N/A
14	Administrative, management, and supervisory bodies and senior management
14.1 Information about the administrative bodies
14.2 Administrative, Management, and Supervisory bodies and Senior Management conflicts of interests
15	Remuneration and benefits	13 Compensation and benefits
13.3.2 Stock options and performance shares awarded to corporate officers - position at September 30, 2008
	15.1 Amount of remuneration and benefits paid	13.5 Stock options — Executive Committee members

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European legislation[2]		Registration Document section no.

	15.2 Amounts set aside	13.3 Compensation of the Chairman and Chief Executive Officer and the Presidents 13.5 Stock options — Executive Committee members
16	Board practices
16.1 Date of expiration of the current term of office
	16.2 Information about members of the administrative, management or supervisory bodies’ service contracts	13.6 Transactions between the Company and its senior managers and/or a shareholder owning more than 10% of voting rights
16.3 Information about the issuer’s audit committee and remuneration committee
16.4 A statement as to whether or not the issuer complies with its country’s of incorporation corporate governance regime(s)
17	Employees
17.1 Number of employees and a breakdown of persons employed by main category of activity and geographic location
	17.2 Shareholdings and stock options	13 Compensation and benefits 13.5 Stock options — Executive Committee members
	17.3 Description of any arrangements for involving the employees in the capital of the issuer	15.2.2 Stock options
16. Major shareholders
18	Major shareholders	16.1 Current ownership of share capital and voting rights
	18.1 Disclosure of interests	16.1.1 Ownership of the Company at September 30, 2008
	18.2 Different voting rights	16.1.1 Ownership of the Company at September 30, 2008
	18.3 Control	16.1.1 Ownership of the Company at September 30, 2008
	18.4 Arrangements relating to a change of control	16.1 Current ownership of share capital and voting rights 16.1.1 Ownership of the Company at September 30, 2008
19	Related-party transactions
20	Financial information concerning the assets and liabilities, financial position and results of the Company	10 Financial information concerning the assets and liabilities, financial position and results of the Company
	20.1 Historical financial information	3 Selected financial information 10.1 Consolidated financial statements for the nine months to September 30, 2008
	20.2 Pro forma financial information	Item IX
3 Selected financial information
	20.3 Financial statements	10.1 Consolidated financial statements for the nine months to September 30, 2008
10.1 Consolidated financial statements for the nine months to September 30, 2008
	20.4 Auditing of historical annual financial information	10.2 Statutory Auditors’ reports on the consolidated financial statements for the nine months ended September 30, 2009
2 Statutory Auditors
	20.4.1 A statement that the historical financial information has been audited	10.1 Consolidated financial statements for the nine months to September 30, 2008
	20.4.2 Indication of other information in the registration document which has been audited by the auditors	2 Statutory Auditors 10.1 Consolidated financial statements for the nine months to September 30, 2008

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European legislation[2]		Registration Document section no.

10.2 Statutory Auditors’ reports on the consolidated financial statements for the nine months ended September 30, 2009
	20.4.3 Where financial data in the registration document is not extracted from the issuer’s audited financial statements state the source of the data and state that the data is unaudited	2 Statutory Auditors
	20.5 Age of latest financial information	10.1 Consolidated financial statements for the nine months to September 30, 2008
20.5.1 The last year of audited financial information may not be older than one of the following: (a) 18 months from the date of the registration document if the issuer includes audited interim financial statements in the registration document; (b) 15 months from the date of the registration document if the issuer includes unaudited interim financial statements in the registration document

	20.6 Interim and other financial information	10.1 Consolidated financial statements for the nine months to September 30, 2008
20.6.1 If the issuer has published quarterly or half yearly financial information since the date of its last audited financial statements, these must be included in the registration document. If the quarterly or half yearly financial information has been reviewed or audited, the audit or review report must also be included. If the quarterly or half yearly financial information is unaudited or has not been reviewed state that fact.
20.6.2 If the registration document is dated more than nine months after the end of the last audited financial year, it must contain interim financial information, which may be unaudited (in which case that fact must be stated) covering at least the first six months of the financial year. The interim financial information must include comparative statements for the same period in the prior financial year, except that the requirement for comparative balance sheet information may be satisfied by presenting the year end balance sheet.
20.7 Dividend policy
20.7.1 The amount of the dividend per share for each financial year for the period covered by the historical financial information adjusted, where the number of shares in the issuer has changed, to make it comparable.
	20.8 Legal and arbitration proceedings	10.8 Legal and arbitration proceedings
	20.9 Significant change in the issuer’s financial or trading position	9 Financial position and earnings 11 Outlook
21	Additional information	18 Additional information 18.1 General information about the share capital
18.1 General information about the share capital
	21.1 Share capital	18.1.2 Share capital
18.1.2 Share capital
	21.1.1 Amount of issued capital	Note 3 to the financial statements for the nine months to September 30, 2008 - Common stock and stock options plans

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European legislation[2]		Registration Document section no.

21.1.2 If there are shares not representing capital, state the number and main characteristics of such shares
	21.1.3 The number, book value and face value of shares in the issuer held by or on behalf of the issuer itself or by subsidiaries of the issuer.	16.1.1 Ownership of the Company at September 30, 2008
21.1.4 The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription.
21.1.5 Information about and terms of any acquisition rights and or obligations over authorized but unissued capital or an undertaking to increase the capital.
	21.1.6 Information about any capital of any member of the group which is under option or agreed conditionally or unconditionally to be put under option and details of such options including those persons to whom such options relate.	N/A
	21.1.7 A history of share capital, highlighting information about any changes, for the period covered by the historical financial information.	18.1.2 Share capital
21.2 Memorandum and Articles of Association
21.2.1 A description of the issuer’s objects and purposes and where they can be found in the memorandum and articles of association.
21.2.2 Provisions of the issuer’s articles of association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies.
	21.2.3 Rights, preferences and restrictions attaching to each class of the existing shares.	16.1.1 Ownership of the Company at September 30, 2008
	21.2.4 Action necessary to change the rights of holders of the shares, indicating where the conditions are more significant than is required by law	18.1.1 Alterations to the share capital and voting rights
21.2.5 Conditions governing the manner in which annual general meetings and extraordinary general meetings of shareholders are called including the conditions of admission.
	21.2.6 A brief description of any provision of the issuer’s articles of association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the issuer	16.1.1 Ownership of the Company at September 30, 2008
	21.2.7 An indication of the articles of association, statutes, charter or bylaw provisions, if any, governing the ownership threshold above which shareholder ownership must be disclosed	16.1.1 Ownership of the Company at September 30, 2008
	21.2.8 A description of the conditions imposed by the memorandum and articles of association statutes, charter or bylaw governing changes in the capital, where such conditions are more stringent than is required by law.	16.1.1 Ownership of the Company at September 30, 2008
19 Material contracts
22	Material contracts	Note 6 to the financial statements for the nine months to September 30, 2008 - Contractual obligations: commitments and contingencies

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European legislation[2]		Registration Document section no.

23	Statement by experts and declarations of any interests	N/A
	23.1 Where a statement or report attributed to a person as an expert is included in the Registration Document, provide such person’s name, business address, qualifications and material interest if any in the issuer. If the report has been produced at the issuer’s request a statement to the effect that such statement or report is included, in the form and context in which it is included, with the consent of the person who has authorized the contents of that part of the Registration Document.	N/A
	23.2 Where information has been sourced from a third party, provide a confirmation that this information has been accurately reproduced and that as far as the issuer is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading. In addition, identify the source(s) of the information.	N/A
24	Documents on display	20 Documents on display
25	Information on holdings

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